UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED
IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. 1)

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Skye Bioscience, Inc.

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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

BUSINESS COMBINATION PROPOSED - YOUR VOTE IS VERY IMPORTANT
[•], 2026
On August 14, 2026, Skye Bioscience, Inc., a Nevada corporation (“Skye,” “we,” “us” or “our”), and Redx Pharma Limited, a private limited company incorporated under the laws of England and Wales with registered number 07368089 (“Redx”), entered into a transaction agreement (the “Transaction Agreement”). The Transaction Agreement provides that, subject to the conditions set forth therein, including the receipt of requisite approvals of Skye stockholders and Redx shareholders and receipt of certain regulatory approvals, Skye will acquire the entire issued and to be issued share capital of Redx pursuant to a scheme of arrangement under Part 26 of the United Kingdom Companies Act 2006 (the “Scheme of Arrangement” and such transaction, the “Transaction”). The Transaction is expected to provide Skye stockholders with an equity interest in a Nasdaq-listed, fibrosis-focused company with a funded Phase 2 program, together with contingent value rights for a percentage of the net proceeds, if any, from monetization of nimacimab within 12 months after the closing, on the terms and subject to the conditions set forth in the accompanying proxy statement. The combined company is expected to be renamed Fibrx Therapeutics, Inc., led by Redx’s current management team and board of directors, and focused on the development of Redx’s fibrosis programs. Redx’s lead program, RXC008, is a gastrointestinal (GI)-restricted pan-Rho-Associated Protein (ROCK) inhibitor for the treatment of fibrostenotic Crohn's disease with an open U.S. IND, FDA Fast Track designation and a planned Phase 2 clinical trial. We are excited about the Transaction and look forward to the opportunities it presents for the combined company. We are sending you this proxy statement to ask you to vote in favor of certain proposals related to the Transaction.
Under the Transaction Agreement, following the effective time of the Scheme of Arrangement (the “Effective Time”) and based on an assumed exchange ratio (which is subject to certain adjustments as described below) (the “Exchange Ratio”) of 0.0892, each Scheme Share (as defined in the accompanying proxy statement) shall be transferred from the holders of the Scheme Shares (as defined in the Transaction Agreement, and each, a “Scheme Shareholder”) to Skye in exchange for approximately 0.0892 shares of validly issued, fully paid and non-assessable shares of common stock of Skye, par value of $0.001 per share (the “Common Stock”) or, if elected for a part or all of the Scheme Shares held by an Eligible Electing Shareholder (as defined in the accompanying proxy statement), shares of non-voting common stock of Skye to be established prior to the Effective Time, which shares will be convertible into shares of Common Stock on a one-for-one basis, subject to the provisions set forth in the accompanying proxy statement (the “Non-Voting Common Stock” and, the shares of Common Stock and/or Non-Voting Common Stock to be issued pursuant to the Transaction Agreement, the “Share Deliverables” and collectively, the “Exchange Shares”). Each share of Common Stock issued and outstanding at the time of the Transaction will remain issued and outstanding and, subject to the proposed reverse stock split described in the accompanying proxy statement, will be unaffected by the Transaction.
Concurrently with entering into the Transaction Agreement, Redx entered into a subscription agreement pursuant to which, on August 27, 2026, Redx issued series A Preferred shares in the capital of Redx (the “Series A Shares”) for an aggregate purchase price of $36.0 million (the “Series A Financing”), which Series A Shares form part of the Scheme Shares. In addition, concurrently with entering into the Transaction Agreement, Skye entered into a securities purchase agreement (the “PIPE Securities Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which, and subject to the terms and conditions therein, Skye agreed to sell, and the Investors agreed to purchase, immediately after the closing of the Transaction (the “Closing”), shares of Common Stock, and, as applicable pursuant to the terms of the PIPE Securities Purchase Agreement, shares of Non-Voting Common Stock, for an aggregate purchase price of $67.9 million, which may increase to up to $72.9 million, subject to certain conditions (the “Concurrent Financing”). The number of shares issuable pursuant to the PIPE Securities

Purchase Agreement will be an amount equal to the aggregate purchase price of the Concurrent Financing divided by the implied price per share of one Exchange Share on the Closing Date, as calculated in accordance with the Transaction Agreement.
Further, on August 21, 2026, Skye entered into a securities purchase agreement (the “ELOC Securities Purchase Agreement”) with a fund affiliated with Redmile Group, LLC (“Buyer”), pursuant to which, and in accordance with the terms and conditions set forth therein, (i) Skye will be required, subject to the limitations and conditions set forth therein, to sell to Buyer, and Buyer will be obligated to purchase, shares of Common Stock, and, as applicable pursuant to the terms of the ELOC Securities Purchase Agreement, shares of Non-Voting Common Stock (collectively, the “ELOC Shares”), with an aggregate purchase price of up to $22.0 million, which amount shall be reduced by the amount, if any, by which the aggregate gross equity proceeds actually funded to Skye in connection with the closing of the issuance and sale of equity securities by Skye or Redx (including pursuant to the PIPE Securities Purchase Agreement and certain additional equity financings occurring or closing concurrently or in connection therewith, including the Series A Financing) exceeds $103.0 million; provided that, if such amount equals or exceeds $125.0 million, Skye shall not be required to sell, and Buyer shall not be required to purchase, any securities pursuant to the ELOC Securities Purchase Agreement; and (ii) Skye has agreed to issue to Buyer on the date of the Closing (the “Closing Date”) a warrant to purchase up to a number of shares of Common Stock and/or Non-Voting Common Stock equal to $5.0 million divided by the price per share of Common Stock paid by the Investors pursuant to the PIPE Securities Purchase Agreement (the “PIPE Price” and such warrant, the “Warrant”), in accordance with the terms set forth therein (the “ELOC Financing”). The number of ELOC Shares issuable pursuant to the ELOC Securities Purchase Agreement will be an amount equal to the aggregate purchase price of the ELOC Shares divided by the lower of (1) the implied price per share of one Exchange Share on the Closing Date, as calculated in accordance with the Transaction Agreement and (2) the Market Price (as defined in the ELOC Securities Purchase Agreement), determined as of the date of receipt of the applicable purchase notice, provided that in no event shall the purchase price per ELOC Share be lower than a price equal to a 10% discount to the implied price per share of one Exchange Share on the Closing Date, as calculated in accordance with the Transaction Agreement.
We refer to the Concurrent Financing and the ELOC Financing collectively as the “Transaction Financings.” The closing of the Transaction Financings is anticipated to occur immediately following the Closing on the Closing Date, subject to the satisfaction of closing conditions.
Upon the Closing, on a pro forma basis and based upon the number of shares expected to be issued in connection with the Transaction and the Transaction Financings, based on an assumed Exchange Ratio of 0.0892, pre-Transaction equityholders of Redx, including investors in the Series A Financing, are expected to own approximately 59.74% of the combined company, pre-Transaction equityholders of Skye are expected to own approximately 5.38% of the combined company and the investors in the Transaction Financings are expected to own approximately 34.88% of the combined company (assuming (x) aggregate gross proceeds from the Concurrent Financing of $89.0 million, consisting of $67.9 million of existing commitments under the PIPE Securities Purchase Agreement and approximately $21.1 million of additional proceeds for which commitments have not been obtained as of the date of this proxy statement, subject to conditions, (y) that no ELOC Shares are issued and (z) the issuance of the Warrant), in each case, calculated on a fully diluted basis, using the treasury stock method, and subject to certain assumptions, including (i) a valuation for Skye of $14.5 million (assuming Skye has $1.0 million of net cash as of the Closing), (ii) a valuation for Redx of $161.0 million (which includes the gross proceeds of the Series A Financing), (iii) the relative capitalization of Skye and Redx as of October 15, 2026 and (iv) assuming that no shares are issued pursuant to the Redx CVRs (as defined in the accompanying proxy statement). The percentage of the combined company that each party’s equityholders will own following the Closing is subject to certain adjustments as described in the Transaction Agreement, including the amount of the final Acquiror Net Cash at Closing. If such additional commitments are not obtained, Skye may sell ELOC Shares, subject to the terms of the ELOC Securities Purchase Agreement, and the expected ownership percentages could differ from those described above.
For purposes of the assumed Exchange Ratio described above, the equity value attributed to Skye is $14.5 million. The actual equity value attributed to Skye at Closing is subject to adjustment based on Acquiror Net Cash (as defined in the Transaction Agreement) at Closing. In addition, the valuation of Skye at Closing is subject to adjustment based on the Specified Adjustment (as defined in the Transaction Agreement). If the Specified Adjustment is not resolved at or prior to the Closing, the valuation of Skye will be automatically reduced to $2.0 million (the “Valuation Floor”) and the expected ownership of the combined company will be recalculated in accordance with the Exchange Ratio. If the Valuation Floor applies, the Exchange Ratio would be 0.6496 and, on that basis, pre-Transaction equityholders of Redx, including investors in the Series A Financing, are expected to own approximately 62.75% of the combined company, pre-Transaction equityholders of Skye are expected to own approximately 0.78% of the combined company and the investors in the Transaction Financings are expected to own approximately 36.47% of the combined company, in each case calculated on a fully diluted basis and subject to the assumptions described above. See the section of the accompanying proxy statement titled “Proposal No. 2—Share Issuance Proposal” for more information regarding the maximum number of shares of Common Stock issuable in connection with the Transaction and the Transaction Financings if the valuation of Skye is reduced to the Valuation Floor. If the Specified Adjustment is resolved at or prior to the Closing, any amounts actually paid or payable by Skye will be reflected as deductions in the calculation of Acquiror Net Cash, and the valuation of Skye will be adjusted pursuant to the Acquiror Net Cash adjustment mechanics set forth in the Transaction Agreement, subject to the Valuation Floor. The adjustments are described in the section of the accompanying proxy statement titled “The Transaction Agreement—Determination of Acquiror Net Cash.”
In connection with the Transaction and the Transaction Financings (x) based on the assumed Exchange Ratio of 0.0892, Skye is expected to issue an aggregate of approximately 109,218,976 shares of Common Stock and (y) if the Valuation Floor applies, then based on the maximum Exchange Ratio of 0.6496, Skye is expected to issue an aggregate of approximately 794,079,692 shares of Common Stock, in each case, including shares of Common Stock issuable upon conversion of shares of Non-Voting Common Stock and upon exercise of the Warrant.
The Exchange Ratios and all other Skye share capital figures described herein and in the accompanying proxy statement do not give effect to the proposed reverse stock split of the Common Stock that we intend to effect before the Effective Time to support compliance with the Nasdaq Capital Market $4.00 minimum bid price initial listing requirement, as described in the section titled “Proposal No. 3—Articles Proposal” in the accompanying proxy statement (the “Reverse Stock Split”). If the Reverse Stock Split is effected, these figures will be proportionately adjusted; the Reverse Stock Split would not change the relative percentage ownership of the combined company.
Shares of Common Stock are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “SKYE.” Skye will file an initial listing application for the combined company with Nasdaq. After completion of the Transaction, the combined company will be renamed “Fibrx Therapeutics, Inc.”, and it is expected that the common stock of the combined company will trade on Nasdaq under the symbol “FBRX.” It is a condition to the consummation of the Transaction that Skye will receive confirmation from Nasdaq that the combined company has been approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that Skye will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Transaction will not be consummated unless the condition is waived. The Nasdaq condition set forth in the Transaction Agreement is not expected to be waived by the applicable parties. However, in the event that the shares of Common Stock to be issued in the Transaction are not approved for listing on Nasdaq, it is possible that Skye and Redx may mutually agree to waive the applicable condition and nonetheless proceed with completion of the Transaction. If such condition is waived, Skye will not recirculate an updated proxy statement, nor will it solicit a new vote of stockholders prior to proceeding with the Transaction. Accordingly, you are advised that Skye’s stockholders will not have certainty regarding the listing of the combined company’s shares at the time you are asked to vote at the Special Meeting described below.
The accompanying document is a proxy statement for Skye to solicit proxies for its Special Meeting of Stockholders (the “Special Meeting”) to approve (1) a proposal to approve the Transaction Agreement and the Transaction (the “Transaction Proposal”), (2) a proposal to approve the maximum issuance of shares of Common Stock, including shares of Common Stock issuable upon conversion of the Non-Voting Common Stock and the Warrant, as applicable, issuable pursuant to the Transaction and the Transaction Financings, for purposes of applicable Nasdaq Listing Rules (the “Share Issuance Proposal”), (3) a proposal to approve the previously amended and restated articles of incorporation of Skye, in the form attached as Annex G to the accompanying proxy statement to, among other things, (i) increase the number of authorized shares of Common Stock from 37,500,000 to

1,500,000,000 and (ii) authorize 350,000,000 shares of Non-Voting Common Stock on the terms set forth therein (the “Articles Proposal”), (4) a non-binding, advisory proposal to approve compensation that will or may be paid or become payable by Skye to its named executive officers that is based on or otherwise relates to the Transaction (the “Compensation Proposal”); and (5) a proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to solicit additional votes if there are not sufficient votes to approve the Transaction Proposal, the Share Issuance Proposal and/or the Articles Proposal at the time of the Special Meeting (the “Adjournment Proposal”). If approved, the securities of Skye to be issued to the Scheme Shareholders in connection with the Transaction, including pursuant to the Redx CVR Agreement (as defined in the accompanying proxy statement) will be issued pursuant to the exemption from registration provided by Section 3(a)(10) under the Securities Act of 1933, as amended (the “Securities Act”) and the securities of Skye to be issued to the Investors and Buyer pursuant to the Transaction Financings will be issued pursuant to the exemption from registration provided by Section 4(2) under the Securities Act.
The Board of Directors of Skye unanimously recommends that you vote (1) “FOR” the Transaction Proposal; (2) “FOR” the Share Issuance Proposal; (3) “FOR” the Articles Proposal; (4) “FOR” the Compensation Proposal and (5) “FOR” the Adjournment Proposal.
Your vote is very important. We cannot complete the Transaction unless the Skye stockholders vote to approve the Transaction Proposal, the Share Issuance Proposal and the Articles Proposal.
We urge you to read the accompanying proxy statement, including the Annexes thereto, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 27 for a discussion of the risks relating to the Transaction and to the combined company following the Transaction.
This proxy statement is not intended to and does not constitute or form part of any offer to sell or subscribe for, or any invitation to purchase or subscribe for, or the solicitation of an offer to purchase or otherwise subscribe for any securities, or the solicitation of any vote or approval in any jurisdiction pursuant to an offer or otherwise nor will there be any sale, issuance or transfer of securities of Skye in any jurisdiction in violation of applicable law.
Neither the SEC nor any state securities regulatory agency has approved or disapproved the transactions described in the accompanying proxy statement or determined whether or not the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated [•], 2026, and, together with the enclosed proxy card, is first being mailed to Skye stockholders on or about [•], 2026.

SKYE BIOSCIENCE, INC.
11250 El Camino Real, Suite 100
San Diego, CA 92130
United States of America
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF SKYE BIOSCIENCE, INC.
TO BE HELD [•], 2026
To the Stockholders of Skye Bioscience, Inc.:
The special meeting of stockholders (together with any adjournments or postponements thereof, the “Special Meeting”) will be held on [•], 2026, at [•] a.m., Pacific Time. The Special Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/SKYE2026SM.
You will be able to attend the meeting online and vote your shares electronically during the Special Meeting.
The following items are to be voted on at the Special Meeting:
1.The proposal to approve the Transaction Agreement, a copy of which is attached as Annex A to the accompanying proxy statement, and the Transaction (the “Transaction Proposal”);
2.The proposal to approve the maximum issuance of shares of Common Stock, including shares of Common Stock issuable upon conversion of shares of Non-Voting Common Stock and shares of Common Stock issuable upon exercise of the Warrant, as applicable, issuable (1) to the Scheme Shareholders pursuant to the terms of the Transaction Agreement and (2) to the Investors and Buyer pursuant to the terms of the PIPE Securities Purchase Agreement and the ELOC Securities Purchase Agreement, respectively, which collectively will (a) represent more than 20% of the shares of Common Stock outstanding immediately prior to the Transaction and the Transaction Financings and (b) result in the change of control of Skye, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively (the “Share Issuance Proposal”);
3.The proposal to approve an amendment and restatement of the previously amended and restated articles of incorporation of Skye, in the form attached as Annex G to the accompanying proxy statement (the “Amended and Restated Articles”) to, among other things, (i) increase the number of authorized shares of Common Stock from 37,500,000 shares to 1,500,000,000 shares and (ii) authorize 350,000,000 shares of Non-Voting Common Stock (the “Articles Proposal”);
4.The non-binding, advisory proposal to approve compensation that will or may be paid or become payable by Skye to its named executive officers that is based on or otherwise relates to the Transaction (the “Compensation Proposal”); and
5.The proposal to approve any motion to adjourn the Special Meeting to another time or place, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Share Issuance Proposal and/or the Articles Proposal (the “Adjournment Proposal”).
You may vote your shares in advance of the meeting via the Internet, by telephone or by mail or by attending and voting online at the Special Meeting via www.virtualshareholdermeeting.com/SKYE2026SM. Please refer to the section “How to Vote Your Shares” in the accompanying proxy statement for detailed voting instructions. Whether or not you expect to attend the Special Meeting, please sign, date and return the enclosed proxy card or vote over the Internet at [•] or by telephone at [•] (toll free) as soon as possible to ensure that your shares are represented at the Special Meeting.
i

Your vote is very important, regardless of the number of shares that you own. You are encouraged to read the accompanying proxy materials carefully and in their entirety and submit your proxy as soon as possible so that your shares can be voted at the Special Meeting in accordance with your instructions.
The Board of Directors of Skye has fixed the close of business on [•], 2026, as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Special Meeting (the “Record Date”). Only holders of record of shares of Common Stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Special Meeting.
You are entitled to cast one vote per share of Common Stock that you hold as of the Record Date at the Special Meeting. The affirmative vote of a majority of the voting power of the shares cast affirmatively or negatively at the Special Meeting will be necessary to approve each of the Transaction Proposal and the Share Issuance Proposal. The affirmative vote of a majority of the voting power of the shares of Common Stock outstanding and entitled to vote at the Special Meeting will be necessary to approve the Articles Proposal.
The Board of Directors of Skye unanimously recommends that you vote (1) “FOR” the Transaction Proposal; (2) “FOR” the Share Issuance Proposal; (3) “FOR” the Articles Proposal; (4) “FOR” the Compensation Proposal; and (5) “FOR” the Adjournment Proposal.
Your vote is very important. Whether or not you plan to attend the Special Meeting, we urge you to submit a proxy to vote by Internet or telephone to ensure that your shares are represented at the Special Meeting. We cannot complete the Transaction unless the Transaction Proposal, the Share Issuance Proposal and the Articles Proposal are approved.

ABOUT THIS PROXY STATEMENT
This document constitutes a proxy statement of Skye under Section 14(a) of the Securities Exchange Act of 1934, as amended. This proxy statement also constitutes notice of meeting with respect to the Special Meeting.
You should rely only on the information contained in this proxy statement. Skye has not authorized anyone to provide you with information that is different from that contained in this proxy statement. This proxy statement is dated [•], 2026, and you should not assume that the information contained in this proxy statement is accurate as of any date other than such date unless otherwise specifically provided herein.
Unless otherwise indicated or as the context otherwise requires, all references in this proxy statement to:
•“1934 Act” means the U.S. Securities Exchange Act of 1934, as amended.
•“Amended and Restated Articles” means the amended and restated articles of incorporation of Skye, in the form attached as Annex G to this proxy statement.
•“Articles Proposal” means the proposal that our stockholders approve the Amended and Restated Articles.
•“Adjournment Proposal” means the proposal to adjourn the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve the Transaction Proposal, the Share Issuance Proposal and the Articles Proposal.
•“Board of Directors” means the Board of Directors of Skye.
•“Bylaws” means the Amended and Restated Bylaws of Skye, as amended.
•“Closing” means the closing of the Transaction.
•“Closing Date” means the date on which the Closing actually occurs.
•“Code” means United States Internal Revenue Code of 1986, as amended.
•“Common Stock” means shares of Common Stock of Skye, par value $0.001 per share.
•“Companies Act” means the United Kingdom Companies Act 2006.
•“Compensation Proposal” means the non-binding, advisory proposal to approve compensation that will or may be paid or become payable by Skye to its named executive officers that is based on or otherwise relates to the Transaction.
•“Court” means the High Court of Justice of England and Wales.
•“Court Order” means the order of the Court sanctioning the Scheme of Arrangement under section 899 of the Companies Act.
•“Court Sanction Hearing” means the Court hearing at which the Court will decide whether to sanction the Scheme of Arrangement.
•“DTC” means The Depository Trust Company.
•“Effective Time” means the time at which the Scheme of Arrangement becomes effective (being the time that the Court Order is delivered to the Registrar of Companies in England and Wales in accordance with section 899(4) of the Companies Act).
•“Eligible Electing Shareholder” means each Scheme Shareholder that would, immediately following the Effective Time, beneficially own Common Stock in excess of 9.99% of the total number of shares of Common Stock outstanding immediately following the Effective Time (calculated in accordance with Rule 13d-3 under the 1934 Act).

•“Exchange Shares” means such number of validly issued, fully paid and non-assessable shares of Common Stock and Non-Voting Common Stock as is equal to the Exchange Ratio (as defined herein) multiplied by the number of Scheme Shares.
•“Fibrx Board of Directors” means the board of directors of the combined company after closing.
•“Forecasts” means the unaudited prospective financial information described in this proxy statement.
•“Nasdaq” means the Nasdaq Capital Market or the Nasdaq Stock Market LLC, as applicable.
•“Non-Voting Common Stock” means shares of non-voting common stock of Skye to be established prior to the Effective Time, which shares will be convertible into shares of Common Stock on a one-for-one basis, subject to the provisions set forth in this proxy statement.
•“Proposals” means the Transaction Proposal, the Share Issuance Proposal, the Articles Proposal, the Compensation Proposal, and the Adjournment Proposal.
•“proxy card” means the proxy card for the Special Meeting.
•“Redx CVRs” means contingent value rights issuable on the day on which the Effective Time occurs to Redx Legacy Shareholders holding Redx Shares as of the close of business on the last business day prior to the day on which the Effective Time occurs.
•“Record Date” means close of business on [•], 2026.
•“Redx” means Redx Pharma Limited, a private limited company incorporated in England and Wales.
•“Redx Articles” means the articles of association of Redx.
•“Redx Board” means the Board of Directors of Redx.
•“Redx shareholders” means holders of Redx Shares.
•“Redx Shares” means ordinary shares, par value £0.01 per share, of Redx.
•“Reverse Stock Split” means the reverse stock split that Skye intends to effect before the Effective Time as described under “Proposal No. 3: Articles Proposal—Reverse Stock Split,”; except as otherwise described, figures presented in this proxy statement do not reflect the Reverse Stock Split.
•“Scheme of Arrangement” or “Scheme” means the Court-sanctioned scheme of arrangement to effect the Transaction under Part 26 of the Companies Act.
•“Scheme Record Time” means [•] p.m. (London time) on the business day immediately prior to the Effective Time.
•“Scheme Shareholders” means the holders of Scheme Shares whose names appear in the register of members of Redx at the Scheme Record Time.
•“SEC” means the U.S. Securities and Exchange Commission.
•“Securities Act” means the Securities Act of 1933, as amended.
•“Share Issuance Proposal” means the proposal that Skye stockholders approve the maximum issuance of Common Stock, including shares of Common Stock issuable upon conversion of shares of Non-Voting Common Stock and shares of Common Stock issuable upon exercise of the Warrant, as applicable, issuable (1) to the Scheme Shareholders pursuant to the terms of the Transaction Agreement and (2) to certain accredited investors pursuant to the terms of the PIPE Securities Purchase Agreement (as defined below) and the ELOC Securities Purchase Agreement (as defined below), which collectively will (a) represent more than 20% of the shares of Common Stock outstanding immediately prior to the Transaction and the Transaction Financings (as defined below) and (b) result in the change of control of Skye, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively.
•“Skye” means Skye Bioscience, Inc., a Nevada corporation.

•“Skye CVRs” means the contingent value rights issuable on the day on which the Effective Time occurs to holders of record of shares of Common Stock as of the close of business on the last business day prior to the day on which the Effective Time occurs.
•“Special Meeting” means the special meeting of Skye stockholders to be held on [•], 2026.
•“Stifel” means Stifel, Nicolaus & Company Incorporated, financial advisor to Skye.
•“stockholders” means holders of Skye’s Common Stock.
•“Transaction” means the acquisition by Skye of the entire issued and to be issued share capital of Redx pursuant to the Transaction Agreement.
•“Transaction Agreement” means the transaction agreement, dated as of August 14, 2026, by and between Redx and Skye, as it may be amended, modified or supplemented from time to time.
•“Transaction Proposal” means the proposal to approve the Transaction Agreement and the Transaction.
•“VAT” means (i) any tax charged or imposed pursuant to Council Directive 2006/112/EC or any national legislation implementing such Directive; and (ii) to the extent not included in (i), any value added tax imposed by the United Kingdom Value Added Tax Act 1994 and any related secondary legislation.
•“$”, “U.S. dollars,” “USD,” and “U.S.$” are references to United States dollars.
•“£”, “British pounds” and “GBP” are references to the lawful currency of the United Kingdom.

v

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE SPECIAL MEETING OF SKYE STOCKHOLDERS
The following questions and answers are intended to briefly address some commonly asked questions regarding the Transaction, the Transaction Agreement, and the Special Meeting. These questions and answers may not address all questions that may be important to you as a Skye stockholder. Please refer to the section entitled “Summary” beginning on page 12 of this proxy statement and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the additional information by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 268 of this proxy statement.
Q:    Why did I receive this proxy statement and proxy card?
A:    You are receiving this document, which is referred to herein as the “proxy statement,” and a proxy card because you were a stockholder of record on the Record Date for the Special Meeting and are accordingly entitled to vote at the Special Meeting. This document serves as a proxy statement used to solicit proxies to obtain the necessary approval from stockholders of the Proposals at the Special Meeting. The enclosed voting materials allow stockholders to vote their shares by proxy without attending the Special Meeting.
Your vote is very important. The Transaction cannot be completed without the necessary approvals from the stockholders.
Q:    What is the Transaction and how will it be implemented?
A:    On August 14, 2026, Skye and Redx entered into the Transaction Agreement, pursuant to which Skye will acquire the entire issued and to be issued share capital of Redx, which is referred to herein as the “Transaction.” The Transaction will be implemented by means of the Scheme of Arrangement, which is a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act. Under the Transaction Agreement, pursuant to the Scheme of Arrangement and following the Effective Time, based on an assumed Exchange Ratio of 0.0892 (which is subject to certain adjustments as described herein), each Scheme Share shall be transferred from the Scheme Shareholders to Skye in exchange for approximately 0.0892 shares of validly issued, fully paid and non-assessable shares of Common Stock or, if elected for a part or all of the Scheme Shares (as defined in the Transaction Agreement) held by an Eligible Electing Shareholder, shares of Non-Voting Common Stock (collectively, the “Share Deliverables”). Each share of Common Stock issued and outstanding at the time of the Transaction will remain issued and outstanding and, subject to the proposed reverse stock split described in the section entitled “Proposal No. 3: Articles Proposal,” will be unaffected by the Transaction.
Pursuant to the Transaction Agreement, the consummation of the Transaction is conditioned on, among other things, the approval of the Skye stockholders of the Transaction Proposal, the Share Issuance Proposal and the Articles Proposal at the Special Meeting. For more information about the Transaction, see the section entitled “The Transaction” of this proxy statement. For more information about the Transaction Proposal, see the section entitled “Proposal No. 1: Transaction Proposal” of this proxy statement. For more information about the Share Issuance Proposal, see the section entitled “Proposal No. 2: Share Issuance Proposal” of this proxy statement. For more information about the Articles Proposal, see the section entitled “Proposal No. 3: Articles Proposal” of this proxy statement.
Q:    What are the Transaction Financings?
A:    We refer to the Concurrent Financing and the ELOC Financing collectively as the “Transaction Financings.” The closing of the Transaction Financings is anticipated to occur immediately following the Closing on the Closing Date, subject to the satisfaction of customary closing conditions.
Concurrently with entering into the Transaction Agreement, Skye entered into a securities purchase agreement (the “PIPE Securities Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which, and subject to the terms and conditions therein, Skye agreed to sell, and the Investors agreed to purchase, immediately after the Closing, shares of Common Stock, and, as applicable pursuant to the terms of the PIPE Securities Purchase Agreement, shares of Non-Voting Common Stock, for an aggregate purchase price of $67.9 million, which may increase to up to $72.9 million, subject to certain conditions (the “Concurrent Financing”). The number of shares issuable pursuant to the PIPE Securities Purchase Agreement will be an amount equal to the aggregate purchase price of the Concurrent Financing divided by the implied price per share of one Exchange Share on the Closing Date, as calculated in accordance with the Transaction Agreement.
Concurrently with entering into the Transaction Agreement, Redx entered into a subscription agreement pursuant to which, on August 27, 2026, Redx issued series A Preferred shares in the capital of Redx (the “Series A Shares”) for an aggregate purchase price of $36.0 million (the “Series A Financing”), which Series A Shares form part of the Scheme Shares.
Further, on August 21, 2026, Skye entered into a securities purchase agreement (the “ELOC Securities Purchase Agreement”) with an accredited investor (“Buyer”), pursuant to which, and in accordance with the terms and conditions set forth therein, (i) Skye will be required, subject to the limitations and conditions set forth therein, to sell to Buyer, and Buyer will be obligated to purchase, shares of Common Stock (the “ELOC Common Shares”), and, as applicable pursuant to the terms of the ELOC Securities Purchase Agreement, shares of Non-Voting Common Stock (the “ELOC Non-Voting Shares” and, together with the ELOC Common Shares, the “ELOC Shares”), with an aggregate purchase price of up to $22.0 million, which amount shall be reduced by the amount, if any, by which the aggregate gross equity proceeds actually funded to Skye in connection with the closing of the issuance and sale of equity securities by Skye or Redx (including pursuant to the PIPE Securities Purchase Agreement and certain additional equity financings occurring or closing concurrently or in connection therewith, including the Series A Financing) (the “Funded Amount”) exceeds $103.0 million; provided that, if the Funded Amount equals or exceeds $125.0 million, Skye shall not be required to sell, and Buyer shall not be required to purchase, any securities pursuant to the ELOC Securities Purchase Agreement; and (ii) Skye agreed to issue to Buyer on the Closing Date a warrant to purchase up to a number of shares of Common Stock and/or Non-Voting Common Stock equal to $5.0 million divided by price per share of Common Stock paid by the Investors pursuant to the PIPE Securities Purchase Agreement (the “Warrant”), in accordance with the terms set forth therein (the “ELOC Financing”). The number of ELOC Shares issuable pursuant to the ELOC Securities Purchase Agreement will be an amount equal to the aggregate purchase price of the ELOC Shares divided by the lower of (1) the implied price per share of one Exchange Share on the Closing Date, as calculated in accordance with the Transaction Agreement and (2) the Market Price (as defined in the ELOC Securities Purchase Agreement), determined as of the date of receipt of the applicable purchase notice, provided that in no event shall the purchase price per ELOC Share be lower than a price equal to a 10% discount to the implied price per share of one Exchange Share on the Closing Date, as calculated in accordance with the Transaction Agreement.
Q:    Why is Skye proposing the Transaction?
A:    Skye believes that combining with Redx will provide Skye stockholders with a continuing equity interest in a Nasdaq-listed, fibrosis-focused company with a funded Phase 2 program, together with the Skye CVRs, which may not result in any payment to Skye stockholders. For a more complete description of the reasons for the Transaction, please see the sections titled “The Transaction—Recommendation of the Board of Directors and Reasons for the Transaction” of this proxy statement.
Q:    Why is Skye seeking stockholder approval of the Share Issuance Proposal?
A:    Skye is subject to the listing requirements of Nasdaq. Under Nasdaq Listing Rule 5635(a)(1), a company listed on Nasdaq is required to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock, if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(a)(1), Skye must obtain the approval of its stockholders for the issuance of shares of Common Stock in the Transaction and the Transaction Financings. Further, under Nasdaq Listing Rule 5635(b), a company listed on Nasdaq is required to obtain stockholder approval prior to an issuance of stock that will result in a “change of control” of the listed company. Nasdaq has determined that the Transaction constitutes a “change of control” of the listed company. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(b), Skye must obtain the approval of its stockholders of the change of control of Skye resulting from the Transaction.
Q:    Why am I being asked to approve, on a non-binding, advisory basis, the compensation payments that will or may be made to Skye’s named executive officers in connection with the Transaction?
A:    The SEC has adopted rules that require Skye to seek a non-binding, advisory vote on the compensation payments that will or may be made to Skye’s named executive officers in connection with the Transaction. Skye urges its stockholders to read the section entitled “The Transaction—Interests of Skye’s Directors and Executive Officers in the Transaction” which describes in more detail how Skye's compensation policies and procedures relating to its named executive officers operate and how they are designed to achieve Skye’s compensation objectives.
Q:    What is the Scheme of Arrangement?
A:    A “scheme of arrangement” is a Court-sanctioned arrangement between a U.K. company (such as Redx) and its shareholders under Part 26 of the Companies Act, which can be used to effect an acquisition of the company. A scheme of arrangement enables another person to acquire the entire issued share capital of the company if the Scheme of Arrangement has been approved by the requisite majorities of the target company’s shareholders and the Scheme of Arrangement has been sanctioned by the Court.
The Transaction will be completed by means of the Scheme of Arrangement. The Scheme of Arrangement will enable Skye to acquire the entire issued and to be issued share capital of Redx. In order to be effected, the Scheme of Arrangement requires the sanction of the U.K. Court.
Q:    What percentage will Redx shareholders hold in Skye following completion of the Transaction?
A:    The number of shares of Common Stock that Skye will issue in the Transaction and the Transaction Financings depends on the Exchange Ratio, which will be calculated as of the Closing in accordance with the Transaction Agreement. The number of shares issuable is greatest if the Specified Adjustment is not resolved at or prior to the Closing, because in that case the valuation of Skye is automatically reduced to the Valuation Floor of $2.0 million. In connection with the Transaction and the Transaction Financings (based on the assumed Exchange Ratio of 0.0892, which is subject to adjustment as described herein), Skye is expected to issue an aggregate of approximately 109,218,976 shares of Common Stock in connection with the Transaction and the Transaction Financings, including shares of Common Stock issuable upon conversion of shares of Non-Voting Common Stock and upon exercise of the Warrant. Upon the Closing, on a pro forma basis and based upon the number of shares expected to be issued in connection with the Transaction and the Transaction Financings, based on an assumed Exchange Ratio of 0.0892, pre-Transaction equityholders of Redx, including investors in the Series A Financing, are expected to own approximately 59.74% of the combined company, pre-Transaction equityholders of Skye are expected to own approximately 5.38% of the combined company and the investors in the Transaction Financings are expected to own approximately 34.88% of the combined company (assuming (x) aggregate gross proceeds from the Concurrent Financing of $89.0 million, consisting of $67.9 million of existing commitments under the PIPE Securities Purchase Agreement and approximately $21.1 million of additional proceeds for which commitments have not been obtained as of the date of this proxy statement, subject to conditions, (y) that no ELOC Shares are issued and (z) the issuance of the Warrant), in each case, calculated on a fully diluted basis, using the treasury stock method, and subject to certain assumptions, including (i) a valuation for Skye of $14.5 million (assuming Skye has $1.0 million of net cash as of the Closing), (ii) a valuation for Redx of $161.0 million (which includes the gross proceeds of the Series A Financing), (iii) the relative capitalization of Skye and Redx as of October 15, 2026 and (iv) assuming that no shares are issued pursuant to the Redx CVRs. If such additional commitments are not obtained, Skye may sell ELOC Shares, subject to the terms of the ELOC Securities Purchase Agreement, and the expected ownership percentages could differ from those described above.

The percentage of the combined company that each party’s equityholders will own following the Closing is subject to certain adjustments as described in the Transaction Agreement, including the amount of the final Acquiror Net Cash at Closing. If the Valuation Floor applies, the Exchange Ratio would be 0.6496, and Skye would issue an aggregate of approximately 794,079,692 shares of Common Stock in connection with the Transaction and the Transaction Financings. On that basis, pre-Transaction equityholders of Redx, including investors in the Series A Financing, are expected to own approximately 62.75% of the combined company, pre-Transaction equityholders of Skye are expected to own approximately 0.78% of the combined company and the investors in the Transaction Financings are expected to own approximately 36.47% of the combined company, in each case calculated on a fully diluted basis and subject to the assumptions described above. The percentage of the combined company that each party’s equityholders will own following the Closing is subject to certain adjustments as described in the Transaction Agreement, including the amount of the final Acquiror Net Cash at Closing.
The assumed Exchange Ratios and expected number of shares of Common Stock Skye is expected to issue in connection with the Transaction described herein do not give effect to the Reverse Stock Split, as described in the section titled “Proposal No. 3—Articles Proposal—Reverse Stock Split.” If the Reverse Stock Split is effected, these figures will be proportionately adjusted; the Reverse Stock Split would not change the relative percentage ownership of the combined company.
Please see the sections titled “Proposal No. 2—Share Issuance Proposal” and “The Transaction Agreement—Determination of Acquiror Net Cash” for more information.
Q:    If the Transaction is completed, will the common stock of the combined company be listed for trading?
A:    Shares of Common Stock are currently listed on Nasdaq under the symbol “SKYE.” Skye will file an initial listing application for the common stock of the combined company with Nasdaq. At the Effective Time, Skye will be renamed “Fibrx Therapeutics, Inc.” and it is expected that the common stock of the combined company will trade on Nasdaq under the symbol “FBRX”; however, the parties may waive the closing condition in the Transaction Agreement that the common stock of the combined company be approved for listing on Nasdaq prior to the Closing. For a description of the effect of a waiver of the Nasdaq listing closing condition, please see the section titled “Risk Factors—Risks Related to the Combined Company” of this proxy statement.
Q:    What will holders of Redx equity compensation awards receive if the Transaction is completed?
A:    At the Effective Time, and in compliance with and subject to the terms and limitations set out in the Transaction Agreement, each option to acquire Redx Shares under Redx’s stock plans (each such option a “Redx Share Option”) that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested, whether in- or out-of-the-money, and whether market or nil priced) (each, an “Assumed Redx Option”) will cease to represent a right to acquire Redx Shares and will be converted into an option to acquire shares of Common Stock issued under the Company’s Amended and Restated Omnibus Incentive Plan (each such option, a “Skye Option”) on the same terms and conditions (including applicable vesting, exercise and expiration provisions, and subject to the severance and retention plan of Redx in connection with the Transaction (“Redx Retention Plan”)) as applied to such Assumed Redx Option immediately prior to the Effective Time; provided that: (i) the number of shares of Common Stock subject to each Skye Option will be determined by multiplying: (A) the number of Redx Shares underlying such Redx Share Option immediately prior to the Effective Time by (B) the Exchange Ratio, and rounding such product down to the nearest whole share; and (ii) the per share exercise price for each Skye Option will be determined by dividing: (A) the per share exercise price of such Assumed Redx Option immediately prior to the Effective Time by (B) the Exchange Ratio, and rounding such quotient up to the nearest whole cent.
Q:    When do you expect the Transaction to be completed?
A:    Subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the closing conditions under the Transaction Agreement, including stockholder approval of the Proposals, and the sanction of the Scheme of Arrangement by the Court, Skye expects that the Transaction will be completed by the fourth quarter of 2026.

However, it is possible that factors outside the control of Skye or Redx could result in the Transaction being completed at a different time or not at all. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Transaction, see the section entitled “The Transaction Agreement—Conditions to Consummate the Transaction” beginning on page 155 of this proxy statement.
Q:    What happens if the Transaction is not completed?
A:    If the stockholders do not approve the Transaction Proposal, the Share Issuance Proposal or the Articles Proposal or if the Transaction is not completed for any other reason, Redx shareholders will not receive any Exchange Shares for their Redx Shares in connection with the Transaction. Instead, Skye and Redx will remain independent companies. In addition, if the Transaction is not completed, Redx shareholders will continue to own their Redx Shares, Skye stockholders will continue to own their Common Stock, the Common Stock will continue to be listed and traded on Nasdaq, and Skye will continue to be registered under the 1934 Act and file periodic reports with the SEC. Under certain circumstances, if the Transaction is not completed, Skye may be obligated to pay Redx a termination payment equal to the Termination Payment Amount (as defined below) or Redx may be obligated to pay Skye a termination payment equal to the Termination Payment Amount. Please see the sections entitled “The Transaction Agreement—Termination of the Transaction Agreement” and “The Transaction Agreement—Termination Payments and Expenses” beginning on pages 158 and 160, respectively, of this proxy statement for further details regarding termination fees.
Q:    What other conditions must be satisfied to complete the Transaction?
A:    In addition to stockholder and required regulatory approvals, Skye’s and Redx’s obligation to complete the Transaction is subject to the sanction of the Scheme of Arrangement by the Court and the satisfaction (or, to the extent permitted by applicable law, waiver) of certain other customary conditions, including (i) performance by the other party in all material respects with such other party’s obligations under the Transaction Agreement; (ii) accuracy of the other party’s representations and warranties, subject to certain materiality standards set forth in the Transaction Agreement; (iii) no Skye Material Adverse Effect or Redx Material Adverse Effect (each, as defined below), as applicable, having occurred with respect to the other party; (iv) the absence of any law or order that enjoins, prevents, prohibits, or makes illegal the consummation of the Transaction; and (v) the Common Stock issuable in the Transaction having been approved for listing on Nasdaq. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Transaction, see the section entitled “The Transaction Agreement—Conditions to Consummate the Transaction” beginning on page 155 of this proxy statement.
Q:    What are the material U.S. federal income tax considerations to Skye stockholders of the Transaction?
A:    Stockholders will not realize gain or loss in connection with the Transaction with respect to their Common Stock.
Q:    What are the material U.S. federal income tax consequences to Skye stockholders of, and any future payments under, the issuance of the Skye CVRs?
A:    Although the U.S. federal income tax treatment of the issuance of, and any future payments under, the Skye CVRs is uncertain and the matter is not free from doubt, Skye intends to treat a holder’s receipt of the Skye CVRs as a distribution of property with respect to the holder’s existing shares of Common Stock for U.S. federal income tax purposes. Please review the information in the section titled “Material U.S. Federal Income Tax Considerations” for a discussion of the material U.S. federal income tax consequences of the Skye CVRs to holders of Common Stock.
Q:    Are Skye stockholders entitled to exercise dissenters’, appraisal, cash exit, or similar rights?
A:    No. Skye stockholders are not entitled to appraisal or dissenters’ rights in connection with the Transaction.

Q:    Whose proxies are being solicited and who is entitled to vote at the Special Meeting?
A:    Only holders of Common Stock are entitled to vote at the Special Meeting. The Record Date for the Special Meeting is [•], 2026. Only holders of record of Common Stock as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. Each holder of Common Stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of Common Stock that such holder owned of record as of the close of business on the Record Date.
Q:    When and where is the Special Meeting?
A:    The Special Meeting will be held online at www.virtualshareholdermeeting.com/SKYE2026SM on [•], 2026 at [•] p.m. (Pacific Time).
Skye stockholders will be able to attend and vote at the Special Meeting remotely via the virtual meeting platform as described in the notices of meeting attached to this proxy statement. Skye stockholders will also have the option to access a Zoom link via the virtual meeting platform which enables Skye stockholders to participate through an audio-visual link during the course of the Special Meeting if they would prefer to do so.
Q:    What are Skye CVRs?
A:    Immediately prior to the Effective Time, Skye and a rights agent are expected to enter into a contingent value rights agreement (the “Skye CVR Agreement”), pursuant to which holders of record of Common Stock as of the close of business on the last business day prior to the day on which the Effective Time occurs will receive one contingent value right (each, a “Skye CVR”) for each outstanding share of Common Stock held as of such date. Pursuant to the Skye CVR Agreement, each Skye CVR holder will be entitled to receive their pro rata share of an aggregate cash payment equal to 90% of the net proceeds, if any, received by the combined company as a result of payments (“Skye CVR Payments”) made to the combined company of any upfront, milestone, royalty and other payments received under any disposition agreement related to certain of Skye’s pre-Transaction assets (the “Legacy Assets”). In the event that no such proceeds are received during the term of the Skye CVR, holders of the Skye CVRs will not receive any payment pursuant to the Skye CVR Agreement. There can be no assurance that any Skye CVR holders will receive any Skye CVR Payments. For more information, please see the section titled “Agreements Related to the Transaction—Skye CVR Agreement.”
Q:    What are Redx CVRs?
A:    Immediately prior to the Effective Time, Redx and a rights agent are expected to enter into a contingent value rights agreement (the “Redx CVR Agreement”), pursuant to which Redx Legacy Shareholders holding Redx Shares as of the close of business on the last business day prior to the day on which the Effective Time occurs will receive one contingent value right (each, a “Redx CVR”) for each outstanding Redx Share held as of such date. Pursuant to the Redx CVR Agreement, each Redx CVR holder will be entitled to receive, at such holder’s election, in the form of shares of Common Stock or Non-Voting Common Stock (“Redx CVR Stock”), their pro rata share of an aggregate cash payment equal to 100% of the net proceeds, if any, received by Skye as a result of payments made to Skye of any upfront, milestone, royalty and other payments received under any disposition agreement related to certain of Redx’s pre-Transaction assets. In the event that no such proceeds are received during the term of the Redx CVR Agreement, holders of the Redx CVRs will not receive any deliveries pursuant to the Redx CVR Agreement. There can be no assurance that any Redx CVR holders will receive any Redx CVR Stock. For more information, please see the section titled “Agreements Related to the Transaction—Redx CVR Agreement.”
Q:    Who can attend and vote at the Special Meeting?
A:    The close of business on [•], 2026 has been fixed as the Record Date for determining those stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the Special Meeting. Each share of Common Stock entitles its holder to one vote at the Special Meeting on all matters properly presented at the meeting. As of the close of business on the Record Date for the Special Meeting, there were [•] shares of Common Stock outstanding as of the Record Date and entitled to vote.
If you hold your shares in the name of a broker, bank or other nominee, you will receive instructions from the stockholder of record that Skye must follow for such stockholder’s shares to be voted. You should follow instructions from your broker, bank or other nominee carefully. Also, please note that if the stockholder of record of a stockholder’s shares is a broker, bank or other nominee and a stockholder wishes to vote online at the Special Meeting, such stockholder must request a legal proxy from the broker, bank or other nominee that holds such stockholder’s shares and present that proxy and proof of identification at the Special Meeting.
Q:    What is the quorum requirement of the Special Meeting?
A:    The holders of a majority of the voting power of Skye’s capital stock issued and outstanding and entitled to vote, present in person (including virtually via the Internet) or represented by proxy, is necessary to constitute a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the Special Meeting.
Q:    What are broker non-votes?
A: A “broker non-vote” occurs when a broker, bank, trust company or other nominee returns a valid proxy but does not vote on a particular proposal because such broker, bank, trust company or other nominee does not have discretionary authority to vote on the matter and has not received specific voting instructions from the beneficial owner of such shares. Skye does not expect any broker non-votes at the Special Meeting because the rules applicable to brokers, banks, trust companies and other nominees only provide them with discretionary authority to vote on proposals that are considered routine, whereas each of the Proposals at the Special Meeting is considered non-routine.
Q:    What proposals will be voted on at the Special Meeting?
A:    The following items are to be voted on at the Special Meeting:
•The proposal to approve the Transaction Agreement, a copy of which is attached as Annex A to this proxy statement, and the Transaction (the “Transaction Proposal”);
•The proposal to approve the issuance of shares of Common Stock, including shares of Common Stock issuable upon conversion of shares of Non-Voting Common Stock and shares of Common Stock issuable upon exercise of the Warrant, as applicable, issuable (1) to the Scheme Shareholders pursuant to the terms of the Transaction Agreement and (2) to the Investors and Buyer pursuant to the terms of the PIPE Securities Purchase Agreement and the ELOC Securities Purchase Agreement, respectively, which collectively will (a) represent more than 20% of the shares of Common Stock outstanding immediately prior to the Transaction and the Transaction Financings and (b) result in the change of control of Skye, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively (the “Share Issuance Proposal”);
•The proposal to approve an amendment and restatement of the previously amended and restated articles of incorporation of Skye, in the form attached as Annex G to this proxy statement (the “Amended and Restated Articles”) to, among other things, (i) increase the number of authorized shares of Common Stock from 37,500,000 shares to 1,500,000,000 shares and (ii) authorize 350,000,000 shares of Non-Voting Common Stock (the “Articles Proposal”);
•The non-binding, advisory proposal to approve compensation that will or may be paid or become payable by the Company to its named executive officers that is based on or otherwise relates to the Transaction (the “Compensation Proposal”); and
•The proposal to approve any motion to adjourn the Special Meeting to another time or place, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Share Issuance Proposal and/or the Articles Proposal (the “Adjournment Proposal”).

Q:    What is the required vote for the Proposals?
A:    Each of the Transaction Proposal, the Share Issuance Proposal and the Adjournment Proposal must be approved by the affirmative vote of a majority of the voting power of the shares of Skye cast affirmatively or negatively with respect thereto at the Special Meeting. Abstentions and broker non-votes, if any, will not be considered as votes cast for or against the Transaction Proposal, the Share Issuance Proposal or the Adjournment Proposal at the Special Meeting and therefore will have no effect on the outcome of the Transaction Proposal, the Share Issuance Proposal or the Adjournment Proposal at the Special Meeting.
The Articles Proposal must be approved by the affirmative vote of a majority of the voting power of the shares of Common Stock outstanding and entitled to vote at the Special Meeting. Because approval is based on the number of outstanding shares entitled to vote, abstentions and broker non-votes will have the same effect as votes “AGAINST” the Articles Proposal.
The Compensation Proposal must be approved by the affirmative vote of a majority of the voting power of the shares of Skye cast affirmatively or negatively with respect thereto at the Special Meeting. Abstentions and broker non-votes, if any, will not be considered as votes cast for or against the Compensation Proposal. The approval of the Compensation Proposal is advisory and non-binding and is not a condition to completion of the Transaction.
Q:    What happens if stockholders do not vote or abstain from voting?
A:    If you are the registered holder of Common Stock and do not vote and do not appoint another person as your proxy to remotely attend and vote on your behalf, your Common Stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting or for calculating the proportion of votes “FOR” and “AGAINST” the Proposals at the Special Meeting.
There is an “ABSTAIN” option to enable you to abstain from voting on one or more of the Proposals at the Special Meeting. Abstentions will be considered for purposes of establishing a quorum at the Special Meeting, but will not be considered as votes cast for or against Transaction Proposal, the Share Issuance Proposal, the Compensation Proposal or the Adjournment Proposal at the Special Meeting and therefore will have no effect on the outcome of the Transaction Proposal, the Share Issuance Proposal, the Compensation Proposal or the Adjournment Proposal at the Special Meeting. The Articles Proposal must be approved by the affirmative vote of a majority of the voting power of the shares of Common Stock outstanding and entitled to vote at the Special Meeting. Because approval is based on the number of outstanding shares entitled to vote, abstentions and broker non-votes will have the same effect as votes “AGAINST” the Articles Proposal.
Q:    What do I need to do now?
A:    Carefully read through this proxy statement. Consider all the consequences that would occur should you vote “FOR” or “AGAINST” or “ABSTAIN” on the proposals at the Special Meeting and the consequences that would occur if you fail to submit a proxy. Confer with any advisors you think necessary to make the best decision. We encourage you to fill out your proxy card(s) and send it back to Skye as soon as possible in accordance with the instructions contained herein and therein.
If you hold Common Stock registered in your own name, you are entitled to attend the Special Meeting. Even if you plan to attend the Special Meeting, after carefully reading and considering the information contained in this proxy statement, we encourage you to submit your proxy promptly to ensure that your shares are represented at the respective meeting(s). If you decide to attend the meeting(s), your vote by ballot will revoke any proxy previously submitted. Your attendance at a meeting will not automatically revoke your proxy. The Special Meeting will be entirely virtual.
If you are a beneficial owner (i.e., you hold Common Stock), please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote virtually at the Special Meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.
Q:    What is the effect of giving a proxy for the Special Meeting?
A:    Proxies are solicited by and on behalf of the Board of Directors. Punit Dhillon, Skye’s Chief Executive Officer, as your proxyholder, will be authorized to vote and otherwise act for you at the Special Meeting in accordance with the instructions on the proxy card. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Special Meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, however, the shares will be voted in accordance with the recommendations of the Board of Directors on the Proposals. If the Special Meeting is postponed or adjourned, then the proxy holders can vote their shares on the new meeting date, unless you have properly revoked your proxy.
Q:    What happens if I sell my Common Stock before the Special Meeting?
A:    The Record Date is earlier than the date of the Special Meeting and the date that the Transaction is expected to be completed. If you are a holder of Common Stock and you transfer your shares after the Record Date but before the Special Meeting, you will, unless the transferee receives a proxy from you, retain your right to vote at the Special Meeting.
Q:    How does the Board of Directors recommend that I vote at the Special Meeting?
A:    The Board of Directors unanimously recommends that you vote “FOR” the Transaction Proposal, “FOR” the Share Issuance Proposal, “FOR” the Articles Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal at the Special Meeting. See the section entitled “The Transaction—Recommendation of the Board of Directors and Reasons for the Transaction” beginning on page 113 of this proxy statement.
Q:    Does my vote matter?
A:    Yes. It is important that eligible stockholders vote at the Special Meeting. The Transaction cannot be completed unless the Transaction Proposal, Share Issuance Proposal and Articles Proposal are approved at the Special Meeting.
Q:    What will happen if shareholders do not approve the Compensation Proposal at the Special Meeting?
A:    Approval of the Compensation Proposal is not a condition to completion of the Transaction. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Skye. If the Transaction Proposal, Share Issuance Proposal and Articles Proposal are approved by our shareholders and the Transaction is completed, the compensation that will or may be paid or become payable to Skye’s named executive officers that is based on or otherwise relates to the Transaction will or may be paid to Skye’s named executive officers pursuant to the terms of the applicable arrangements even if shareholders fail to approve the Compensation Proposal.
Q:    Can I change or revoke my proxy or voting instructions or change my vote after I have delivered my proxy or voting instructions?
A:    Yes. You may revoke your proxy and change your vote prior to the applicable deadlines, as set out in the proxy materials, for the Special Meeting. The most recent proxy card or telephone or Internet proxy received by the inspector of elections is the one that is counted. If your Common Stock is held in an account by a broker, bank, trust company or other nominee and you desire to change your vote, you should contact your broker, bank, trust company or other nominee for instructions on how to do so.

Stockholder of Record: If you are a stockholder of record, you may revoke your proxy or change your vote in any of the following ways:
•you may send a written notice that you are revoking your proxy to Skye’s Secretary at Skye Bioscience, Inc., Attention: Secretary, 11250 El Camino Real, Suite 100, San Diego, CA 92130, United States of America;
•you may send a subsequent properly completed proxy card in accordance with the instructions in this proxy statement;
•you may grant a subsequent proxy by telephone or through the Internet in accordance with the instructions in this proxy statement; or
•you may attend the Special Meeting and either vote or revoke your proxy in writing. Your attendance at the Special Meeting will not automatically revoke your proxy unless you vote again at the Special Meeting or specifically request in writing that your prior proxy be revoked. Virtual attendance by stockholders of record at the Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Special Meeting.
Q:    What should I do if I receive more than one set of voting materials for a particular meeting?
A:    You may receive more than one set of voting materials for the same meeting, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, a holder of Common Stock who holds shares in more than one brokerage account would receive a separate voting instruction card for each brokerage account in which such holder holds shares. Additionally, a holder of record of shares of Common Stock whose shares are registered in more than one name would receive more than one proxy card.
In order to ensure that all of your shares are voted at the Special Meeting, please complete, sign, date and return each proxy card that you receive.
Q:    Are there risks associated with the Transaction that I should consider in deciding how to vote?
A:    Yes. You should carefully read the detailed description of the risks associated with the Transaction and the combined company’s business following the Transaction described in the section entitled “Risk Factors” of this proxy statement.
Q:    Who will count the votes at each meeting?
A:    At the Special Meeting, a representative of Broadridge Financial Solutions, Inc. will serve as inspector of elections and will count the votes.
Q:    Where can I find the voting results of the Special Meeting?
A:    The preliminary voting results of the Special Meeting will be announced at such meeting. In addition, following certification of the final voting results, Skye intends to file the final voting results with the SEC on a Current Report on Form 8-K.
Q: Who will be the directors of the combined company following the Transaction?
A:    The Transaction Agreement provides that the parties will take all necessary action so that immediately after the Effective Time, the Fibrx Board of Directors comprises seven members, with each member designated by Redx; provided, that the total number of directors to comprise the Fibrx Board of Directors immediately after the Effective Time may be changed by Redx at any time prior to the Effective Time by written notice to Skye. Redx currently expects that immediately following the Effective Time, the Fibrx Board of Directors will consist of seven members including certain current directors of Redx. For a more complete discussion of the expected members of the combined company Board of Directors, please see the section titled “The Transaction Agreement—Board of Directors and Management of the Combined Company Following Completion of the Transaction” of this proxy statement.

Q:    Who will be the executive officers of the combined company immediately following the Transaction?
A:    The Transaction Agreement provides that the parties will take all necessary action so that immediately after the Effective Time, the persons designated by Redx are appointed to the positions of officers of the combined company. Redx currently expects that the following individuals will serve as the executive officers of the combined company following the Transaction:

NAME	TITLE
Lisa Anson	Chief Executive Officer
Peter Collum	Chief Financial Officer
Mei-Lun Wang, M.D.	Chief Medical Officer
Caroline Phillips, Ph.D.	Chief Scientific Officer
Clifford Jones, Ph.D.	Chief Technical Officer

For biographies and more information on the combined company’s executive officers following the Transaction, please see the section titled “The Transaction Agreement—Board of Directors and Management of the Combined Company Following Completion of the Transaction” of this proxy statement
Q:    Who is soliciting and paying for this proxy solicitation?
A:    Skye is paying for the cost of (i) filing and printing of this proxy statement and any amendments and supplements hereto and paid to the financial printer or the SEC and (ii) the proxy solicitation firm engaged in connection with the annual meeting. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Common Stock for the forwarding of solicitation materials to the beneficial owners of Common Stock. Skye will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. Skye has retained Alliance Advisors, LLC to assist it in soliciting proxies using the means referred to above. Skye will pay the fees of Alliance Advisors, LLC, which Skye expects to be approximately $15,000, plus reimbursement of reasonable and customary out-of-pocket expenses. In addition to solicitation by mail, the directors, officers, employees and agents of Skye may solicit proxies from its stockholders by personal interview, telephone, email, fax or otherwise.
Q:    Who can help answer my questions?
A:    If you are a stockholder and would like additional copies of this proxy statement without charge or if you have questions about the Transaction or related matters, including the procedures for voting your shares, you should contact our proxy solicitor, Alliance Advisors, LLC, at the following address, telephone number or email address:
Alliance Advisors, LLC
150 Clove Road
Suite 400
Little Falls, NJ 07424
Toll-Free Number: (866) 206-8909
Banks & Brokers: (973) 873-7752
Email: SKYE@allianceadvisors.com

SUMMARY
This summary highlights selected information from this proxy statement and might not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the annexes, for a more complete understanding of the Transaction.
Parties to the Transaction (page 105)
Skye
Skye is a clinical stage biotechnology company developing next-generation molecules that modulate G-protein-coupled receptors to treat obesity, overweight, and related conditions. Skye was incorporated in Nevada on March 16, 2011 under the name Load Guard Transportation, Inc. In 2012, Skye changed its name to Load Guard Logistics, Inc. and subsequently changed its name to Nemus Bioscience, Inc. in 2014 and Emerald Bioscience, Inc. in 2019. Effective January 19, 2021, Skye changed its name to Skye Bioscience, Inc. Skye’s principal executive office is located at 11250 El Camino Real, Suite 100, San Diego, CA 92130. Skye’s telephone number is +1 (858) 410-0266.
Redx
Redx is a clinical-stage biotechnology company focused on discovering and developing novel, small molecule, targeted therapeutics for the treatment of fibrotic diseases. Redx was incorporated under the laws of England and Wales on September 7, 2010. In 2015, Redx listed its ordinary shares on the Alternative Investment Market of the London Stock Exchange (“AIM”). In 2024, Redx de-listed from the AIM and subsequently re-registered as a private limited company. Redx’s principal executive office is located at Block 11 Suite 5F, Mereside, Alderley Park, Macclesfield, SK10 4TG UK. Redx’s telephone number is +44 (0) 1625 469900.
The Transaction (page 106)
On August 14, 2026, Skye and Redx entered into the Transaction Agreement. The Transaction Agreement provides that, subject to the terms and conditions set forth therein, including the requisite approval of Skye stockholders and Redx shareholders, Skye will acquire the entire issued and to be issued share capital of Redx pursuant to a scheme of arrangement under Part 26 of the Companies Act.
The number of shares of Common Stock that Skye will issue in the Transaction and the Transaction Financings depends on the Exchange Ratio, which will be calculated as of the Closing in accordance with the Transaction Agreement. The number of shares issuable is greatest if the Specified Adjustment is not resolved at or prior to the Closing, because in that case the valuation of Skye is automatically reduced to the Valuation Floor of $2.0 million. Upon the Closing, on a pro forma basis and based upon the number of shares expected to be issued in connection with the Transaction and the Transaction Financings, based on an assumed Exchange Ratio of 0.0892, it is anticipated that, based on the number of Redx Shares and Common Stock outstanding as of October 15, 2026, calculated on a fully diluted basis, immediately following completion of the Transaction, pre-Transaction equityholders of Redx, including investors in the Series A Financing, are expected to own approximately 59.74% of the combined company, pre-Transaction equityholders of Skye are expected to own approximately 5.38% of the combined company and the investors in the Transaction Financings are expected to own approximately 34.88% (assuming (x) aggregate gross proceeds from the Concurrent Financing of $89.0 million, consisting of $67.9 million of existing commitments under the PIPE Securities Purchase Agreement and approximately $21.1 million of additional proceeds for which commitments have not been obtained as of the date of this proxy statement, subject to conditions, (y) that no ELOC Shares are issued and (z) the issuance of the Warrant), in each case, calculated on a fully diluted basis, using the treasury stock method, and subject to certain assumptions, including (i) a valuation for Skye of $14.5 million (assuming Skye has $1.0 million of net cash as of the Closing), (ii) a valuation for Redx of $161.0 million, (iii) the relative capitalization of Skye and Redx as of October 15, 2026 and (iv) assuming that no shares are issued pursuant to the Redx CVRs. However, if the Valuation Floor applies, the Exchange Ratio would be 0.6496, and on that basis, pre-Transaction equityholders of Redx, including investors in the Series A Financing, are expected to own approximately 62.75% of the combined company, pre-Transaction equityholders of Skye are expected to own approximately 0.78% of the combined company and the investors in the Transaction Financings are expected to own approximately 36.47% of the combined company, in each case calculated on a fully diluted basis and subject to the assumptions described above. If such additional commitments are not obtained, Skye may sell ELOC Shares, subject to the terms of the ELOC Securities Purchase Agreement, and the expected ownership percentages could differ from those described above.
The percentage of the combined company that each party's equityholders will own following the Closing is subject to certain adjustments to the Exchange Ratio as described in the Transaction Agreement, including the amount of the final Acquiror Net Cash at Closing. In addition, the exact equity stakes that pre-Transaction Skye stockholders and former Redx shareholders will hold in the combined company immediately following the completion of the Transaction will depend on the number of fully-diluted shares of Common Stock and Redx Shares (including any shares underlying equity awards granted following August 14, 2026) issued and outstanding immediately prior to the Effective Time. Please see the sections titled “Proposal No. 2—Share Issuance Proposal” and “The Transaction Agreement—Determination of Acquiror Net Cash” for more information.
The assumed Exchange Ratios and expected number of shares of Common Stock Skye is expected to issue in connection with the Transaction described herein do not give effect to the Reverse Stock Split, as described in the section titled “Proposal No. 3—Articles Proposal—Reverse Stock Split.” If the Reverse Stock Split is effected, these figures will be proportionately adjusted; the Reverse Stock Split would not change the relative percentage ownership of the combined company.
The Transaction Agreement (page 136)
The terms and conditions of the Transaction are contained in the Transaction Agreement, a copy of which is attached as Annex A to this proxy statement. We encourage you to read the Transaction Agreement carefully and in its entirety, as it is the legal document that governs the Transaction.
Closing and Effective Time of the Transaction (page 136)
Unless otherwise agreed between Skye and Redx, the closing of the Transaction will take place as promptly as practicable (and in any event within two business days) following the satisfaction or (to the extent permitted by applicable law), waiver of the conditions to the completion of the Transaction. The Scheme of Arrangement will become effective upon delivery by Redx of the Court Order to the Registrar of Companies in England and Wales, which is referred to herein as the “Effective Time.”
Share Deliverables to Redx Shareholders (page 137)
Under the Transaction Agreement, at the Effective Time, each Scheme Share will be transferred from the Scheme Shareholders to Skye in exchange for the applicable Per Share Consideration (as defined below). The Per Share Consideration consists of (i) the Share Deliverables and (ii) for each Scheme Shareholder that is a Redx Legacy Shareholder holding Redx Shares as of the close of business on the last business day prior to the day on which the Effective Time occurs, one Redx CVR issued in accordance with the Redx CVR Agreement.
Holders of Scheme Shares will not receive any fractional Exchange Shares in connection with the Scheme of Arrangement or otherwise in connection with the Transaction, and no certificates or scrip representing fractional Exchange Shares will be issued.
At the Effective Time, the Scheme Shareholders will cease to have any rights with respect to the Scheme Shares, except their rights, in accordance with the terms of the Scheme of Arrangement, to receive the applicable Per Share Consideration in exchange for each Scheme Share so transferred.
If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding shares of Redx capital stock or Skye capital stock are changed into, or exchanged for, a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including a reverse stock split to the extent not previously taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio will, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Redx capital stock and Skye capital stock with the same economic effect as contemplated by the Transaction Agreement prior to such change. The Reverse Stock Split is expected to be taken into account in calculating the final Exchange Ratio to the extent it is effected prior to the Effective Time.
Treatment of Redx Share Options (page 140)
At the Effective Time, and in compliance with and subject to the terms and limitations set out in the Transaction Agreement, each Redx Share Option that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested, whether in- or out-of-the-money, and whether market or nil priced) shall cease to represent a right to acquire Redx Shares, and be converted into a Skye Option on the same terms and conditions (including applicable vesting, expiration and post-termination exercise provisions) as applied to such Redx Share Option immediately prior to the Effective Time, provided that the number of shares of Common Stock subject to each Skye Option shall be determined by multiplying the number of shares subject to the Redx Share Option by the Exchange Ratio (rounded down to the nearest whole share of Skye’s Common Stock) and provided that the per share exercise price (rounded up to the nearest whole cent) applicable to each Skye Option shall be equal to the exercise price per share of such Redx Share Option immediately prior to the Effective Time divided by the Exchange Ratio.
Exchange of Redx Shares (page 140)
Prior to the closing, Skye will appoint Broadridge Financial Solutions, Inc. as the exchange agent. At or as promptly as practicable following the Effective Time (and in any event no later than the business day following the Effective Time, or if Redx provides evidence of the Effective Time after 9:00 a.m., New York City time, on the effective date, no later than the second business day after such delivery), Skye will procure the deposit with the exchange agent for the benefit of the holders of Redx Shares, of certificates or, at Skye’s option, evidence of Exchange Shares in book-entry form representing the aggregate Share Deliverables pursuant to the Transaction.
No Solicitation; Change in Board Recommendation (page 150)
Skye and Redx have agreed that until the earlier of the Effective Time and the valid termination of the Transaction Agreement, they will not, and will cause their subsidiaries and their subsidiaries’ respective representatives not to, subject to certain exceptions, directly or indirectly:
i.solicit, initiate, participate in, knowingly facilitate, knowingly assist, or knowingly encourage any inquiries regarding, or the making or submission of, any acquisition proposal or any inquiry, indication of interest, proposal, offer, or request that would reasonably be expected to lead to an acquisition proposal;
ii.(A) enter into, continue, or participate in any discussions or negotiations in respect of any acquisition proposal or any such inquiry, indication of interest, proposal, offer, or request, or (B) furnish to any third party any information in connection with any of the foregoing;
iii.enter into or adopt any letter of intent, heads of terms, memorandum of understanding, or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to an acquisition proposal other than an acceptable confidentiality agreement;
iv.recommend, approve, or publicly propose to recommend, adopt or approve any acquisition proposal;
v.withdraw, or qualify, amend, or modify in a manner adverse to the other party (or publicly propose to do any of the foregoing), the recommendation of such party’s board in favor of the approval of their respective shareholder proposals at the required meetings (the “Board Recommendation”), or resolve or agree to take any such action;
vi.fail to include the Board Recommendation in this proxy statement;
vii.take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar anti-takeover laws and regulations inapplicable to any acquisition proposal; or

viii.resolve or agree to do any of the foregoing.
D&O Indemnification (page 153)
Skye has agreed, to the fullest extent permitted under applicable law, that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, existing as of the date of the Transaction Agreement in favor of the current or former directors or officers of Redx and its subsidiaries as provided for in their respective articles of association, organizational documents or in any agreement or deed of indemnity will survive the Transaction and will continue in full force and effect in accordance with their terms and Skye further agreed, for a period of six years after the Effective Time, to the fullest extent permitted under applicable law, to cause Redx and its subsidiaries to maintain in effect, and not permit to amend, repeal or otherwise modify in an adverse manner, any such provisions. Skye has also agreed to indemnify certain current or former directors or officers of Redx to the fullest extent permitted by law, against any losses in connection with any actual or threatened proceeding, arising out of, relating to, or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred at or before the Effective Time.
Employee Matters (page 154)
The Transaction Agreement provides that, for a period of one year immediately following the closing, each employee of Redx and its subsidiaries as of the Effective Time to the extent they remain employed will have (i) an annual base salary or wage rate that is not less than the annual base salary or wage rate provided by Redx and its subsidiaries as of immediately prior to the Effective Time, (ii) a total annual incentive compensation target opportunity (excluding equity or equity-based compensation components) that is not less, in the aggregate, than the total annual incentive compensation target opportunity provided to such employee immediately prior to the Effective Time, (iii) severance benefits that are no less favorable than those provided to such employee immediately prior to the Effective Time, (iv) leave-related benefits that are no less favorable than those provided to such employee immediately prior to the Effective Time as set out in the Redx disclosure schedule, and (v) other employee benefits (including retirement, employee health, AD&D and life insurance benefits and excluding long-term incentive, change in control, transaction and retention bonuses, nonqualified deferred compensation, retiree health and welfare benefits, executive perquisites and defined benefit pension benefits) that are no less favorable in the aggregate to such benefits provided to such employee immediately prior to the Effective Time or as may be required to be provided to such employee pursuant to applicable law.
Skye will (i) use commercially reasonable efforts to cause the waiver of all pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements under health or welfare employee benefit plans, programs and arrangements under which continuing employees may be eligible to participate on or after the Effective Time to the extent satisfied or waived under a comparable Redx benefit plan, program or arrangement, and (ii) cause the recognition of service of continuing employees under employee benefit plans. In addition, Skye will cause to be credited, for purposes of the annual deductible and out-of-pocket limits under its health and welfare plans, the deductible and out-of-pocket expenses paid by continuing employees and their beneficiaries and dependents in the calendar year in which the Effective Time occurs.
Conditions to Consummate the Transaction
The respective obligations of Skye and Redx to consummate the Transaction are subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions: (i) the receipt of the required Redx shareholder approvals; (ii) the sanction of the Scheme of Arrangement by the Court; (iii) the receipt of the required Skye stockholder approvals; (iv) the absence of any order issued by any court or other governmental authority of competent jurisdiction that remains in effect and enjoins, prevents or prohibits the consummation of the Transaction; (v) the absence of any applicable law enacted, entered, promulgated or enforced by any governmental authority that remains in effect and prohibits or makes illegal the consummation of the Transaction; (vi) the PIPE Securities Purchase Agreement being in full force and effect and the required minimum proceeds of the Concurrent Financing being available to Skye at or substantially simultaneously with the Closing; (vii) the final determination of the Acquiror Net Cash in accordance with the Transaction Agreement; (viii) the continued listing of existing Common

Stock on Nasdaq through the Closing and the approval for listing on Nasdaq of the Common Stock to be issued pursuant to the Transaction Agreement; (ix) the receipt, expiration or termination, as applicable, of certain regulatory approvals, waiting periods or governmental consents relating to the Transaction; and (x) the filing of the Amended and Restated Articles and, if applicable, a certificate of change with the Secretary of State of the State of Nevada.
The obligation of Skye to consummate the Transaction is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following additional conditions: (i) Redx having performed, in all material respects, all of its obligations required to be performed by it at or prior to the closing; (ii) the representations and warranties of Redx being true and correct to the extent specified in the Transaction Agreement; (iii) Skye’s receipt of a certificate from an executive officer of Redx confirming, on behalf of Redx, the satisfaction of the conditions set forth in the immediately preceding two clauses; (iv) delivery of the duly executed Redx CVR Agreement; (v) no Redx Material Adverse Effect having occurred since the date of the Transaction Agreement; and (vi) Skye’s receipt of lock-up agreements substantially in the form attached as Annex D to this proxy statement (the “Redx Lock-Up Agreements”).
The obligation of Redx to consummate the Transaction is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following additional conditions: (i) Skye having performed, in all material respects, all of its obligations required to be performed by it at or prior to the closing of the Transaction; (ii) the representations and warranties of Skye being true and correct to the extent specified in the Transaction Agreement, (iii) Redx’s receipt of a certificate from an executive officer of Skye confirming, on behalf of Skye, the satisfaction of the conditions set forth in the immediately preceding two clauses; (iv) delivery of the duly executed Skye CVR Agreement; (v) no Skye Material Adverse Effect having occurred since the date of the Transaction Agreement; (vi) delivery of the required resignations of Skye and subsidiary directors who will not continue following the Effective Time; (vii) receipt of evidence that the Specified Adjustment (as defined in the Transaction Agreement) has been resolved or, alternatively, that the applicable contingent liability insurance policy has been bound; (viii) receipt of a certificate of dissolution or certificate of good standing with respect to Nemus Bioscience, Inc.; (ix) a specified Investor (or its designated affiliate) having executed and delivered the PIPE Securities Purchase Agreement and related documentation with respect to such Investor’s commitment to participate in the Concurrent Investment (as defined in the Transaction Agreement), with such PIPE Securities Purchase Agreement remaining in full force and effect; and (x) Acquiror Net Cash, after giving effect to the adjustments specified in the Transaction Agreement, being at least $1.0 million.
Termination of the Transaction Agreement (page 158)
The Transaction Agreement may be terminated, and the Transaction may be abandoned at any time prior to the Effective Time (notwithstanding the receipt of the required Skye stockholder approval or Redx shareholder approval): (i) by mutual written agreement of Skye and Redx, (ii) by either Skye or Redx upon the occurrence of certain events, including the inability of the parties to consummate the Transaction by August 14, 2027; (iii) by Skye upon the occurrence of certain events including Redx’s adverse recommendation change and certain material uncured breaches by Redx; and (iv) by Redx upon the occurrence of certain events including Skye’s adverse recommendation change and certain material uncured breaches by Skye.
Termination Payments and Expenses (page 160)
Except with respect to the respective Skye and Redx termination payments or as otherwise provided in the Transaction Agreement, the costs and expenses incurred in connection with the Transaction Agreement will be paid by the party incurring such cost or expense. Skye is required to pay Redx a termination payment equal to the Termination Payment Amount upon the occurrence of certain specified circumstances, and Redx is required to pay Skye a termination payment equal to the Termination Payment Amount upon the occurrence of certain specified circumstances, each as described in “The Transaction Agreement – Termination Payments and Expenses.” The Termination Payment Amount is equal to the product of (i) 0.03 and (ii) the valuation of the combined company, including the aggregate purchase price of the Concurrent Financing.

Agreements Relating to the Transaction (page 163)
Redx CVR Agreement (page 163)
Immediately prior to the Effective Time, Redx and a rights agent are expected to enter into the Redx CVR Agreement, pursuant to which Redx Legacy Shareholders holding Redx Shares as of the close of business on the last business day prior to the day on which the Effective Time occurs will receive one Redx CVR for each outstanding Redx Share held as of such date. Pursuant to the Redx CVR Agreement, each Redx CVR holder will be entitled to receive Redx CVR Stock, their pro rata share of an amount equal to 100% of the net proceeds, if any, received by Skye as a result of payments made to Skye of any upfront, milestone, royalty and other payments received under any disposition agreement related to certain of Redx’s pre-Transaction assets. The Redx CVR Stock, if any, will become issuable for subsequent delivery by the rights agent to the Redx CVR holders. In the event that no such proceeds are received during the term of the Redx CVR Agreement, holders of the Redx CVRs will not receive any deliveries pursuant to the Redx CVR Agreement. There can be no assurance that any Redx CVR holders will receive any Redx CVR Stock. The right to the contingent payments contemplated by the Redx CVR Agreement is a contractual right only and is not transferable, except in the limited circumstances specified in the Redx CVR Agreement.
Skye CVR Agreement (page 163)
Immediately prior to the Effective Time, Skye and a rights agent are expected to enter into the Skye CVR Agreement, pursuant to which holders of record of Common Stock as of the close of business on the last business day prior to the day on which the Effective Time occurs will receive one Skye CVR for each outstanding share of Common Stock held as of such date. Pursuant to the Skye CVR Agreement, each Skye CVR holder will be entitled to receive their pro rata share of an aggregate cash payment equal to 90% of the net proceeds, if any, received by the combined company as a result of the Skye CVR Payments. The Skye CVR Payments, if any, will become payable to the rights agent for subsequent distribution to the Skye CVR holders. In the event that no such proceeds are received during the CVR Term (as defined in the Skye CVR Agreement), holders of the Skye CVRs will not receive any payment pursuant to the Skye CVR Agreement. There can be no assurance that any Skye CVR holders will receive any Skye CVR payments. The right to the contingent payments contemplated by the Skye CVR Agreement is a contractual right only and is not transferable, except in the limited circumstances specified in the Skye CVR Agreement.
Redx Voting Agreement (page 164)
Concurrently with the execution of the Transaction Agreement, certain shareholders of Redx who together hold or control, in the aggregate, approximately 83.34% of the total outstanding share capital of Redx, entered into a voting agreement with Skye and Redx (the “Redx Voting Agreement”), pursuant to which each such shareholder agreed to, among other things, and subject to the terms and conditions set forth in the Redx Voting Agreement, vote (or have voted on their behalf) all of their shares in Redx in favor of all resolutions to approve and give effect to the Scheme of Arrangement and certain related matters.
Skye Voting Agreement (page 164)
Concurrently with the execution of the Transaction Agreement, certain shareholders of Skye who together held or controlled, in the aggregate, approximately 1.02% of the voting power of Skye as of October 15, 2026, entered into a voting and support agreement (each, a “Skye Voting Agreement”) with Skye and Redx, pursuant to which each such stockholder agreed to, among other things, and subject to the terms and conditions set forth in the Skye Voting Agreement, vote all of the shares of capital stock of Skye held by such stockholder in favor of the issuance of the Exchange Shares. In addition, the Skye stockholders entering into the Skye Voting Agreement have agreed, among other things, that from the date of the Transaction Agreement and until the earliest of (i) the Effective Time, (ii) such date and time as the Transaction Agreement shall be terminated in accordance with its terms, or (iii) an amendment of the Transaction Agreement, without the prior written consent of the applicable stockholder, in a manner that affects the economics or material terms of the Transaction Agreement in a manner that is adverse to the applicable stockholder, not to sell or otherwise dispose of any shares of capital stock of Skye which are or will be beneficially owned by them, subject to specified exceptions.

Redx Lock-Up Agreements (page 164)
Concurrently with the execution of the Transaction Agreement, certain executive officers, directors and shareholders of Redx holding approximately 83.34% of the outstanding shares of Redx as of August 13, 2026 entered into the Redx Lock-Up Agreements, pursuant to which, subject to specified exceptions, such persons accepted certain restrictions on transfers of the shares of Common Stock beneficially held by such persons or such persons’ family members for the 180-day period following the Effective Time.
PIPE Securities Purchase Agreement (page 165)
Concurrently with entering into the Transaction Agreement, Skye entered into the PIPE Securities Purchase Agreement with the Investors. Pursuant to the PIPE Securities Purchase Agreement, and subject to the terms and conditions therein, Skye agreed to sell, and the Investors agreed to purchase, immediately after the Closing, shares of Common Stock, and, as applicable pursuant to the terms of the PIPE Securities Purchase Agreement, shares of Non-Voting Common Stock, for an aggregate purchase price of $67.9 million, which may increase to up to $72.9 million, subject to certain conditions. The closing of the Concurrent Financing is anticipated to occur immediately following the Closing on the Closing Date, subject to the satisfaction of customary closing conditions.
PIPE Registration Rights Agreement (page 165)
Skye entered into a registration rights agreement (the “PIPE Registration Rights Agreement”) with the Investors at the closing of the Concurrent Financing. Pursuant to the PIPE Registration Rights Agreement, Skye will prepare and file a resale registration statement with the SEC within 45 calendar days following the closing of the Concurrent Financing to register the resale of (x) the shares of Common Stock issued in the Concurrent Financing, (y) the shares of Common Stock issuable upon conversion of any shares of Non-Voting Common Stock issued in the Concurrent Financing and (z) the Exchange Shares issued pursuant to the Transaction Agreement to the Investors. Skye will use its reasonable best efforts to cause such registration statement to become effective as promptly as practicable. Skye has also agreed to, among other things, indemnify the Investors and certain related persons under the registration statement from certain liabilities and pay all fees and expenses (excluding any legal fees of the selling holder(s) and any underwriting discounts and selling commissions) incident to the combined company’s obligations under the PIPE Registration Rights Agreement.
ELOC Securities Purchase Agreement (page 165)
On August 21, 2026, Skye entered into the ELOC Securities Purchase Agreement with Buyer, pursuant to which, and in accordance with the terms and conditions set forth therein, Skye will be required, subject to the limitations and conditions set forth therein, to sell to Buyer, and Buyer will be obligated to purchase the ELOC Shares, with an aggregate purchase price of up to $22.0 million, which amount shall be reduced by the amount, if any, by which the Funded Amount exceeds $103.0 million; provided that, if the Funded Amount equals or exceeds $125.0 million, Skye shall not be required to sell, and Buyer shall not be required to purchase, any ELOC Shares pursuant to the ELOC Securities Purchase Agreement (the “ELOC”).
ELOC Registration Rights Agreement (page 166)
On August 21, 2026, in connection with the ELOC Securities Purchase Agreement, Skye entered into a registration rights agreement (the “ELOC Registration Rights Agreement”) with Buyer, requiring Skye to register the resale of the ELOC Common Shares and the shares of Common Stock issuable upon conversion of the ELOC Non-Voting Shares (the “ELOC Conversion Shares”) issued under the ELOC Securities Purchase Agreement. Pursuant to the ELOC Registration Rights Agreement, Skye will be required to file a registration statement with the SEC within 10 business days of the Closing Date, and to use reasonable best efforts to have such registration statement declared effective within the deadlines set forth in the ELOC Registration Rights Agreement.
ELOC Warrant (page 166)
Pursuant to the ELOC Securities Purchase Agreement, Skye agreed to issue the Warrant to Buyer on the Closing Date to purchase up to a number of shares of Common Stock and/or Non-Voting Common Stock (the

“Warrant Shares”) equal to $5.0 million divided by the price per share of Common Stock paid by the Investors pursuant to the PIPE Securities Purchase Agreement (the “PIPE Price”) in accordance with the terms set forth therein. The Warrant will be exercisable at any time and from time to time on or after January 1, 2027, and on or prior to 5:00 p.m. (New York City time) on January 1, 2030, at an exercise price per share, determined as of each date of exercise, equal to the lesser of (1) the PIPE Price and (2) the Market Price (as defined in the ELOC Securities Purchase Agreement) as of such date of exercise, provided that in no event will the exercise price per share be lower than a price equal to 90% of the PIPE Price. Exercises of the Warrant for shares of Common Stock will be subject to a 9.99% beneficial ownership limitation, above which the Warrant will instead be exercisable for an equal number of shares of Non-Voting Common Stock.
Recommendation of the Board of Directors and Reasons for the Transaction (page 113)
On August 13, 2026, the Board of Directors unanimously, after considering various factors described in the section of this proxy statement captioned “The Transaction—Recommendation of the Board of Directors and Reasons for the Transaction”, (i) resolved that the entry by Skye into the Transaction Agreement and the implementation of the Transaction, including, subject to obtaining approval of the Transaction Proposal, Share Issuance Proposal and the Articles Proposal, the delivery to the Scheme Shareholders of the Share Deliverables in connection therewith, is fair to, advisable and in the best interests of Skye and the Skye stockholders, and declared it advisable to enter into the Transaction Agreement and to consummate the transactions contemplated thereby, including the Transaction; (ii) approved the execution, delivery and performance of the Transaction Agreement and the consummation of the transactions contemplated thereby, including the Transaction and (iii) resolved to recommend that the Skye stockholders approve the Share Issuance Proposal, including the issuance of shares of Common Stock contemplated by the Transaction Agreement and the change of control of Skye resulting from the Transaction, in each case for purposes of applicable rules and regulations of Nasdaq. Our Board of Directors unanimously recommends that our stockholders vote “FOR” the Transaction Proposal, “FOR” the Share Issuance Proposal, “FOR” the Articles Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal at the Special Meeting.
For additional information on the recommendations of the Board of Directors, please see the section titled “The Transaction—Recommendation of the Board of Directors and Reasons for the Transaction.”
Interests of Skye’s Directors and Executive Officers in the Transaction (page 129)
Certain of Skye’s executive officers and directors are parties to arrangements that provide them with interests in the Transaction that are different from, or in addition to, the interests of other Skye stockholders generally, including severance benefits, the acceleration of equity award vesting and continued indemnification. The Board of Directors was aware of and considered these factors, among other matters, in reaching its determination that the terms of the Transaction Agreement and the Transaction are in the best interests of Skye and its stockholders, approving and declaring advisable the Transaction Agreement and the transactions contemplated thereby, including the Transaction and the issuance of Exchange Shares in connection with the Transaction, and recommending that Skye stockholders approve the Share Issuance Proposal and the Articles Proposal.
For additional information on the interests of Skye’s directors and executive officers in the Transaction, please see the section titled “The Transaction—Interests of Skye’s Directors and Executive Officers in the Transaction.”
Board of Directors and Management Following Completion of the Transaction (page 136)
Pursuant to the Transaction Agreement, effective as of the Effective Time, such members of the Board of Directors as Redx determines will resign and Skye will appoint such persons as Redx designates as directors of the combined company. In addition, the members of the Board of Directors immediately prior to the Closing will designate one non-voting observer to the Board of Directors to serve for a period of one year following the Closing. Further, effective as of the Effective Time, such executive officers as Redx shall determine shall be appointed as executive officers of the combined company.

For additional information on the management and board of directors of the combined company following completion of the Transaction, please see the section titled “The Transaction Agreement—Board of Directors and Management of the Combined Company Following Completion of the Transaction.”
Material U.S. Federal Income Tax Considerations (page 185)
Since Skye stockholders will not exchange their Common Stock in the Transaction, Skye stockholders will not realize gain or loss for U.S. federal income tax purposes in connection with the Transaction with respect to their Common Stock.
Although the U.S. federal income tax treatment of the issuance of, and any future payments under, the Skye CVRs is uncertain and the matter is not free from doubt, Skye intends to treat a holder’s receipt of the Skye CVRs as a distribution of property with respect to the holder’s existing shares of Common Stock for U.S. federal income tax purposes.
For additional information on the material U.S. federal income tax considerations relating to the Transaction and the issuance of the Skye CVRs, please see the section titled “Material U.S. Federal Income Tax Considerations.”
Opinion of Stifel (page 118)
Skye has engaged Stifel as Skye’s financial advisor in connection with the Transaction. In connection with this engagement, Stifel rendered its oral opinion on August 12, 2026, subsequently confirmed by its written opinion, dated August 12, 2026, to the Board of Directors as to the fairness, from a financial point of view and as of the date of such opinion, to Skye of the Share Deliverables to be paid by Skye in the Transaction pursuant to the Transaction Agreement. The full text of Stifel’s written opinion, dated August 12, 2026, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached to this proxy statement as Annex H and is incorporated by reference herein in its entirety. The description of Stifel’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Stifel’s opinion. The full text of Stifel’s opinion should be read carefully in its entirety for a description of the procedures followed, the assumptions made, the matters considered, and the qualifications and limitations upon the review undertaken by Stifel in connection with Stifel’s opinion. Stifel’s opinion and advisory services were intended for the benefit and use of the Board of Directors (in its capacity as such) in connection with its evaluation of the Share Deliverables from a financial point of view and did not address any other terms, aspects or implications of the Transaction. Stifel’s opinion did not constitute a recommendation as to the course of action that Skye (or the Board of Directors or any committee thereof) should pursue in connection with the Transaction or otherwise address the merits of the underlying decision by Skye to engage in the Transaction, including in comparison to other strategies or transactions that might be available to Skye or which Skye might engage in or consider. Stifel’s opinion did not constitute advice or a recommendation to the Board of Directors, and does not constitute advice or a recommendation to any securityholder or other person, as to how to vote or act on any matter relating to the Transaction or otherwise.
For additional information on the opinion of Stifel, please see the section titled “The Transaction—Opinion of Stifel.”
Risk Factors (page 27)
In evaluating the Proposals, you should carefully read this proxy statement and give special consideration to the factors discussed in the section titled “Risk Factors.” Both Skye and Redx are subject to various risks associated with their businesses and their industries. In addition, the Transaction, including the possibility that the Transaction may not be completed, poses a number of risks to Skye and its securityholders.
For additional information on the risks associated with the Transaction and the combined company, please see the section titled “Risk Factors.”

Risks Related to the Transaction
•Failure to complete, or delays in completing, the proposed Transaction with Redx could materially and adversely affect our results of operations, business, financial results and/or stock price.
•Some of the conditions to the Transaction and termination rights may be waived by Skye or Redx without resoliciting Skye stockholder approval.
•If the Transaction is not completed, our stock price may decline significantly.
•The number of Exchange Shares that Redx shareholders will receive pursuant to the Transaction is based on the Exchange Ratio, which is subject to adjustment pursuant to the Transaction Agreement. Further, when Skye stockholders vote on the proposals to be considered at the Special Meeting, they will not know the exact market value of the Common Stock, or the aggregate number of Exchange Shares, that will be issued in connection with the Transaction.
•The issuance of Exchange Shares in the Transaction, and the trading of Fibrx shares after completion of the Transaction may cause the market price of Fibrx shares to fall.
•The Transaction may be completed even though a material adverse effect may result from the announcement of the Transaction, industry-wide changes and/or other causes.
•Certain provisions of the Transaction Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the arrangements contemplated by the Transaction Agreement.
•During the pendency of the Transaction, we may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Transaction Agreement, which could adversely affect our business.
•Skye will incur significant transaction and related costs in connection with the Transaction.
•In connection with the Transaction, Skye may be required to take write-downs or write-offs, restructuring and impairment or other charges that could negatively affect the business, assets, liabilities, prospects, outlook, financial condition and results of operations of Skye.
•Our stockholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company following the completion of the Transaction as compared to their current ownership and voting interests in Skye.
•Skye’s business relationships may be subject to disruption due to uncertainty associated with the Transaction.
•Some of our executive officers and directors have interests in the Transaction that are different from our stockholders and that may influence them to support or approve the Transaction without regard to the interests of our stockholders.
•Completion of the Transaction may trigger change-in-control or other provisions in certain agreements that Skye or Redx is party to.
•We are substantially dependent on our remaining employees to facilitate the consummation of the Transaction.
•Our stockholders may not realize a benefit from the Transaction commensurate with the ownership dilution they will experience in connection with the Transaction.
•The Transaction may not be completed on the terms or timeline currently contemplated, or at all.
•Lawsuits may be filed against us and the members of our Board of Directors arising out of the proposed Transaction, which may delay or prevent the proposed Transaction.
•Our stockholders may not receive any payment on the Skye CVRs and the Skye CVRs may otherwise expire valueless.

•The tax treatment of the issuance of, and any future payments under, the Skye CVRs is uncertain.
•If we do not complete the Transaction, we may face substantial competition for attractive counterparties for any proposed strategic transactions.
•If we do not successfully consummate the Transaction or another strategic transaction, our Board of Directors may decide to pursue a dissolution and liquidation of our company. In such an event, the amount of cash available for distribution to our stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities, as to which we can give you no assurance.
•The unaudited pro forma condensed combined financial information included in this proxy statement is presented for illustrative purposes only and may not be an indication of the combined company's financial condition or results of operations following the completion of the Transaction.
Risks Related to Fibrx (the Combined Company)
•If, following the listing of shares of the combined company on Nasdaq, we fail to satisfy Nasdaq’s continued listing requirements, our shares could be delisted, which would adversely affect the liquidity and market price of our shares.
•Fibrx has identified a material weakness in its internal control over financial reporting. If the combined company is unable to remediate this material weakness, or if we identify additional material weaknesses or other deficiencies in the future, our ability to produce accurate and timely financial statements could be impaired, which could adversely affect our business, our ability to satisfy our reporting obligations and investor confidence in our company.
•Failure to establish and maintain effective internal controls could have a material adverse effect on our business and stock price.
•Our rebranding from Skye Bioscience, Inc. to Fibrx Therapeutics, Inc. may not achieve its intended benefits, could result in the loss of brand recognition, and could adversely affect our business.
•Following the Transaction, the combined company may be unable to successfully integrate the businesses of Skye and Redx and realize some or all of the anticipated benefits of the Transaction.
•The combined company will incur costs and demands upon management as a result of complying with the laws, rules and regulations affecting public companies.
Regulatory and Court Approvals Required for the Transaction (page 128)
In the United States, Skye must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with (i) the issuance of shares of Common Stock pursuant to the Transaction Agreement and the Transaction Financings and the change of control resulting from the Transaction and (ii) the filing of this proxy statement with the SEC.
Completion of the Transaction is conditioned on the sanction of the Scheme of Arrangement by the Court, in accordance with the laws of England and Wales, and the Companies Act. Neither Skye nor Redx is required to make any other filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the Transaction. Completion of the Transaction is conditioned on the absence of any order issued by any court or other governmental authority of competent jurisdiction that remains in effect and enjoins, prevents or prohibits the consummation of the Transaction.
For additional information on the regulatory and court approvals required in connection with the Transaction, please see the section titled “The Transaction—Regulatory and Court Approvals Required for the Transaction.”

Nasdaq Listing (page 135)
Pursuant to the Transaction Agreement, Skye has agreed to use commercially reasonable efforts, (a) to maintain its existing listing on Nasdaq until the Closing Date and to obtain approval of the listing of the combined company on Nasdaq; (b) without derogating from the generality of the requirements of the foregoing clause (a) and to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of Common Stock to be issued in connection with the Transaction, and to cause such shares to be approved for listing (subject to official notice of issuance), (c) if necessary, to effect a reverse stock split, and (d) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time.
For additional information on the Nasdaq listing of the combined company, please see the section titled “The Transaction—Nasdaq Listing of Common Stock.”
Anticipated Accounting Treatment (page 134)
The combined company is expected to account for the Transaction as a reverse recapitalization, with Redx treated as the accounting acquirer and Skye treated as the acquired company for financial reporting purposes, in accordance with U.S. generally accepted accounting principles. Because Redx will be the accounting acquirer, Redx's assets and liabilities will be carried forward at their pre-Transaction carrying amounts. Skye's identifiable assets and liabilities will be recognized at their fair values as of the Effective Time. The carrying amounts of Skye's remaining assets and liabilities are assumed to approximate their fair values for pro forma presentation purposes, subject to final evaluation at Closing. For further information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” of this proxy statement.
Appraisal Rights (page 135)
No appraisal rights are available to holders of Common Stock under the Nevada Revised Statutes (the “NRS”) in connection with the Transaction.
For additional information on appraisal rights, please see the section titled “The Transaction—Appraisal Rights.”

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements within the meaning of federal securities laws concerning Skye, the Transaction and other matters that involve material risks, assumptions and uncertainties. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or other matters, based on the current beliefs of the management of Skye as well as assumptions made by, and information currently available to, the management of Skye. Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions, although some forward-looking statements are expressed differently. These statements are subject to various risks and uncertainties, many of which are outside the parties’ control. Factors that could cause actual results to differ materially from those discussed in these forward-looking statements include, but are not limited to, risks and uncertainties detailed in the section entitled “Risk Factors” of this proxy statement, in Skye’s periodic public filings with the SEC, including those discussed in the section entitled “Risk Factors” of Skye’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 10, 2026, factors contained or incorporated by reference into such documents and in subsequent filings by Skye with the SEC, and the following factors:
•global economic conditions;
•the occurrence of any change, effect, event, occurrence, development, matter, state of facts, series of events or circumstances that could give rise to the termination of the Transaction Agreement, including a termination of the Transaction Agreement under circumstances that could require us to pay a termination fee to Redx or to reimburse certain of Redx’s expenses, or require Redx to pay a termination fee to Skye;
•failure to obtain applicable regulatory approvals in a timely manner or at all, or being required to accept conditions that could reduce the anticipated benefits of the Transaction as a condition to obtaining regulatory approvals;
•failure to satisfy other closing conditions to the Transaction, including the required approvals of our stockholders in a timely manner or at all;
•risks associated with tax liabilities, or changes in U.S., UK or other tax laws or interpretations to which the companies are subject;
•risks that the newly combined businesses will not be integrated successfully or that the cost, time and effort required to integrate the newly combined businesses may be greater than anticipated;
•failure to effectively manage the newly combined businesses, or that we will not realize any or all of the estimated cost savings or synergies, or that such benefits may take longer to realize than expected;
•the inability to close the Transaction, the inability to achieve any or all of the anticipated benefits and synergies of our operations following the Transaction or the effects of the Transaction on our financial condition or operating results;
•our inability to meet expectations regarding the timing, completion, or anticipated benefits with respect to the Transaction;
•risks related to our continued listing on the Nasdaq Capital Market until Closing and the ability for the combined company to list on Nasdaq;
•the possibility that Skye CVR holders may never receive any proceeds pursuant to the Skye CVR Agreement;
•the risk that as a result of adjustments to the Exchange Ratio, Skye stockholders could own more or less of the combined company than is currently anticipated;
•risks related to the market price of the Common Stock relative to the value suggested by the Exchange Ratio;

•adverse impacts on the ability to hire and retain personnel relating to the announcement and pendency of the Transaction;
•diversion of the attention of our management from ongoing business concerns;
•limitations placed on our ability to operate our business or raise capital by the Transaction Agreement pending consummation of the Transaction;
•operating costs, customer loss or business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, distributors or suppliers) being greater than expected during the pendency of, or, if consummated, following, the Transaction;
•the outcome of any legal proceedings that may be instituted against us, Redx and/or others relating to the Transaction;
•the potential impact of the announcement or consummation of the Transaction on relationships with third parties, including strategic and commercial partners;
•the ability to attract new customers and retain existing customers in the manner anticipated;
•the impact of acquisitions that the companies have made or may make;
•reliance on and integration of information technology (“IT”) systems;
•changes in legislation or governmental regulations affecting the companies;
•international, national or local economic, regulatory, social or political conditions that could adversely affect us or our respective business partners;
•the market price for our Common Stock potentially being affected following the Transaction by factors that historically have not affected the market price for our Common Stock when we were a standalone company;
•conditions in the capital and credit markets;
•risks associated with assumptions the parties make in connection with critical accounting estimates and legal proceedings;
•the parties’ international operations, which are subject, among other factors, to the risks of currency fluctuations and foreign exchange controls;
•the possibility that we could fail to realize the anticipated benefits and synergies expected from the Transaction, which could adversely affect its business, financial condition and operating results;
•the Forecasts included in this proxy statement reflect estimates and may not prove to be reflective of actual future financial results; and
•the impact of the foregoing on expectations regarding Redx's business, including but not limited to the potential of its products and expected timing of its clinical trials, IND submissions; regulatory filings and approvals.
The foregoing list of factors is not exhaustive and speaks only as of the date hereof. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in this proxy statement. See the section entitled “Where You Can Find More Information” of this proxy statement for more information.
Nothing in this proxy statement is intended, or is to be construed, as a projection of financial results, operation results or profits or to be interpreted to mean that earnings per share of Common Stock for the current or any future financial years or those of Skye will necessarily match or exceed the historical published earnings per share of Common Stock.

Except as otherwise required by applicable securities laws, Skye is under no obligation, and it expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

RISK FACTORS
In addition to the other information included or incorporated by reference in this proxy statement, including the matters addressed in the section entitled “Cautionary Note Concerning Forward-Looking Statements,” you should carefully consider the following risk factors before deciding whether to vote for approval of the Transaction Agreement and the Transaction. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “us,” “our” and other similar terms refer to Redx before the consummation of the Transaction and Fibrx after the consummation of the Transaction. Additional risks and uncertainties not presently known to the parties, or that the parties currently consider immaterial, could also negatively affect the business, financial condition, results of operations, prospects, profits and stock prices of Redx, Skye or Fibrx. If any of the risks described below or incorporated by reference herein actually occur, the business, financial condition, results of operations, prospects, profits and stock prices of Redx, Skye or Fibrx could be materially adversely affected, as could the likelihood and magnitude of any payments being made under the Skye CVRs and/or Redx CVRs. You should also consider the other information in this proxy statement and the other documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” located elsewhere in this proxy statement.
Risks Relating to the Transaction
Failure to complete, or delays in completing, the proposed Transaction with us could materially and adversely affect Skye’s results of operations, business, financial results and/or stock price.
Any failure to satisfy a required condition to Closing may prevent, delay or otherwise materially and adversely affect the completion of the Transaction, which could materially and adversely affect Skye’s results of operations, business, financial results and/or stock price. Skye cannot predict with certainty whether or when any of the required closing conditions will be satisfied or if another uncertainty may arise and cannot assure you that the proposed Transaction will be successfully consummated or that we will be able to successfully consummate the proposed Transaction as currently contemplated under the Transaction Agreement or at all.
The conditions specified in the Transaction Agreement must be satisfied or, to the extent permitted by applicable law, waived to complete the Transaction. Skye cannot assure you that all of the conditions will be satisfied or waived.
Risks related to the failure to consummate, or delay in consummating, the proposed Transaction with us include, but are not limited to, the following:
•Skye would not realize any or all of the potential benefits of the Transaction, which could have a material adverse effect on Skye’s results of operations, business or stock price;
•under certain circumstances, a termination fee may be payable by Skye to us, subject to adjustment as set forth in the Transaction Agreement;
•Skye would remain liable for significant transaction costs, including legal, accounting, financial advisory and other costs relating to the Transaction regardless of whether the Transaction is consummated;
•the trading price of Skye’s common stock may decline to the extent that the current market price for Skye’s common stock reflects a market assumption that the Transaction will be completed;
•the attention of Skye’s management and employees may have been diverted to the Transaction rather than to its historical operations and the pursuit of other opportunities that could have been beneficial to them;
•Skye could be subject to litigation related to any failure to complete the Transaction;
•Skye could potentially lose key personnel during the pendency of the Transaction; and
•under the Transaction Agreement, Skye is subject to certain customary restrictions on the conduct of their business prior to completing the Transaction, which restrictions could adversely affect their ability to conduct their business as they otherwise would have done if they were not subject to these restrictions.

The occurrence of any of these events individually or in combination could materially and adversely affect Skye’s results of operations, business, and our common stock price, and Skye may lose some or all the intended benefits of the Transaction.
Some of the conditions to the Transaction and termination rights may be waived by Skye or us without resoliciting Skye stockholder approval.
Certain conditions to completing the Transaction and termination rights set forth in the Transaction Agreement may be waived, in whole or in part, by Skye or us. If any conditions or termination rights are waived after the approval of Skye stockholders has been obtained, Skye will evaluate whether amendment or supplementation of this proxy statement and resolicitation of proxies would be warranted. Subject to applicable law, if Skye determines that resolicitation of Skye stockholders is not warranted, the parties will have the discretion to complete the Transaction without seeking such additional Skye stockholder approval.
If the Transaction is not completed, Skye’s stock price may decline significantly.
The market price of Skye’s Common Stock is subject to significant fluctuations. During the 12-month period ended June 30, 2026, the closing per share sales price of Skye’s Common Stock on Nasdaq ranged from a high of $4.9902 on October 3, 2025 to a low of $0.5655 on March 30, 2026. Market prices for securities of pharmaceutical, biotechnology and other life science companies have historically been particularly volatile. In addition, the market price of Skye’s Common Stock will likely be volatile based on whether stockholders and other investors believe that we can complete the Transaction or otherwise raise additional capital to support Skye’s operations if the Transaction is not consummated and another strategic transaction cannot be identified, negotiated and consummated in a timely manner, if at all. The volatility of the market price of Skye’s Common Stock is exacerbated by low trading volume.
Additional factors that may cause the market price of Skye’s Common Stock to fluctuate include:
•the entry into, or termination of, key agreements, including commercial partner agreements;
•announcements by commercial partners or competitors of new commercial products, clinical progress or lack thereof, significant contracts, commercial relationships or capital commitments;
•the loss of key employees;
•future sales of Skye common stock;
•general and industry-specific economic conditions that may affect Skye’s research and development expenditures;
•the failure to meet industry analyst expectations; and
•period-to-period fluctuations in financial results.
Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of Skye’s Common Stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against such companies.
The number of Exchange Shares that our shareholders will receive pursuant to the Transaction is based on the Exchange Ratio, which is subject to adjustment pursuant to the Transaction Agreement. Further, when Skye stockholders vote on the proposals to be considered at the Special Meeting, they will not know the exact market value of the Common Stock, or the aggregate number of shares of Common Stock, that will be issued in connection with the Transaction and the Transaction Financings.
Upon completion of the Transaction, our shareholders will be entitled to receive the applicable Share Deliverables for each Scheme Share, calculated in accordance with the Exchange Ratio. The market value of the Common Stock comprising the Share Deliverables that our shareholders will be entitled to receive when the Transaction and Scheme are completed could vary significantly due to a change in the market value of the Common

Stock from the date the Transaction Agreement was entered into, the date of this proxy statement or the date of the Special Meeting. Because the Exchange Ratio will not be adjusted to reflect any changes in the market value of the Common Stock, such market price fluctuations may affect the relative value that our shareholders will receive. Changes in market value may result from a variety of factors, including changes in the business, operations or prospects of Skye or us, market assessments of the likelihood that the Transaction will be completed, market assessments of the value of Skye, the timing of the Transaction, regulatory considerations, governmental actions, general market and economic conditions, legal proceedings and other factors, each of which may be beyond the control of Skye or us.
The issuances of Common Stock in the Transaction and the Transaction Financings, and the trading of Fibrx shares after completion of the Transaction may cause the market price of Fibrx shares to fall.
The issuances of Common Stock in connection with the Transaction and the Transaction Financings could have the effect of decreasing the market price for Fibrx shares, including as a result of market assessments of the business, operations or prospects of Skye, Redx and the combined company, as well as benefits anticipated to be derived from the Transaction. In addition, following completion of the Transaction, Fibrx shares are expected to continue to be publicly traded on Nasdaq, enabling former Redx shareholders that receive Fibrx shares to sell such Fibrx shares, subject to applicable restrictions. Such sales may take place promptly following the Transaction and could have the effect of decreasing the market price for Fibrx shares.
The Transaction may be completed even though a material adverse effect may result from the announcement of the Transaction, industry-wide changes and/or other causes.
In general, either we or Skye can refuse to complete the Transaction if there is a Skye Material Adverse Effect or a Redx Material Adverse Effect, as applicable, between the date of the Transaction Agreement and the Closing. However, certain types of changes do not permit either party to refuse to complete the Transaction, even if such change could be said to have a Skye Material Adverse Effect or a Redx Material Adverse Effect, as applicable, including:
•any changes in general United States or global economic conditions or other general business, financial or market conditions;
•any changes in conditions generally affecting the industry in which Skye or any of its subsidiaries operate;
•fluctuations in the value of any currency;
•regulatory, legislative or political conditions or conditions in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign country;
•any failure, in and of itself, by Skye or any of its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions, revenues, earnings or other financial or operating metrics for any period (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Skye Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Skye Material Adverse Effect);
•the execution and delivery of the Transaction Agreement, the public announcement or the pendency of the Transaction Agreement or the pendency or consummation of the transactions contemplated by the Transaction Agreement (including the Transaction), the taking of any action required by the Transaction Agreement (subject to certain exceptions), or the identity of, or any facts or circumstances relating to, Redx or any of its subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Skye or any of its subsidiaries with governmental authorities, customers, suppliers, partners, officers, employees or other material business relations;
•any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any applicable law of or by any governmental authority or any recommendations, statements or other pronouncements made, published or proposed by professional medical organizations;
•any changes or prospective changes in International Financial Reporting Standards (“IFRS”) (or authoritative interpretations thereof);

•geopolitical conditions, the outbreak or escalation of hostilities, civil or political unrest, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of the foregoing;
•any epidemic, pandemic or other outbreak of illness or public health event, any hurricane, earthquake, flood, calamity or other natural disasters, acts of God or any change resulting from weather conditions (or any worsening of any of the foregoing); or
•any claims, actions, suits or proceedings arising from allegations of a breach of fiduciary duty or violation of securities laws, in each case relating to the Transaction Agreement or the transactions contemplated thereby (including the Transaction).
If a material adverse change occurs with respect to either party or both parties and we and Skye still complete the Transaction, the stock price of the combined company following the Closing may suffer and may reduce the value of the Transaction to our stockholders.
Certain provisions of the Transaction Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the arrangements contemplated by the Transaction Agreement.
The terms of the Transaction Agreement prohibit each of us and Skye from soliciting competing proposals or cooperating with persons making unsolicited Acquisition Proposals (as defined in the Transaction Agreement), except in certain limited circumstances. With respect to Skye, its Board of Directors may respond to an unsolicited Acquisition Proposal if it determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that the unsolicited competing proposal constitutes, or is reasonably likely to result in, a Superior Proposal (as defined in the Transaction Agreement) and, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of our Board of Directors. With respect to us, following receipt of a bona fide acquisition proposal by any person that our Board has determined is reasonably likely to result in a superior competing proposal, we may solicit Acquisition Proposals and furnish information to, and enter into discussions with, any person (including persons not making such proposal) if our Board concludes in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of our Board.
In certain circumstances, and subject to compliance with the Transaction Agreement, our Board of Directors or the Skye Board may change its recommendation to its respective stockholders if it determines such recommendation change is required to avoid a breach of its fiduciary duties. Additionally, subject to compliance with the procedures set forth in the Transaction Agreement, including paying the applicable termination fee, we may terminate the Transaction Agreement in order to enter into an agreement with respect to a Superior Proposal (as defined in the Transaction Agreement).
Upon termination of the Transaction Agreement in certain circumstances, a termination fee may be payable by Skye to us if (i)(a) the Transaction Agreement is terminated because the Transaction has not been consummated by the End Date (as defined below) or we (1) fail to obtain the requisite stockholder approval or (2) breach the Transaction Agreement, (b) an alternative acquisition proposal was announced or disclosed prior to such termination, and (c) within 12 months of the termination of the Transaction Agreement, Skye enters into a definitive agreement with respect to an alternative transaction, (ii) Skye fails to include our board recommendation in the related proxy statement/prospectus, or (iii) Skye’s Board of Directors changes or withdraws its recommendation in favor of the Transaction or approves an alternative transaction, or willfully and intentionally breaches its non-solicitation or certain other obligations under the Transaction Agreement.
Both we and Skye have also each agreed to reimburse the other party for certain third-party expenses, as applicable, if the Transaction Agreement is terminated in certain circumstances.
These termination fees and expense reimbursement provisions may discourage third parties from submitting competing proposals to us or Skye or their respective stockholders and may cause our Board of Directors or the Skye Board, as the case may be, to be less inclined to recommend a competing proposal. See the sections entitled “The Transaction Agreement—No Solicitation; Change in Board Recommendation,” “The Transaction Agreement—

Termination of the Transaction Agreement” and “The Transaction Agreement—Termination Payments and Expenses” of this proxy statement.
During the pendency of the Transaction, Skye may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Transaction Agreement, which could adversely affect Skye’s business.
Covenants in the Transaction Agreement impede Skye’s ability to make acquisitions or complete other mergers, sales of assets or other business combinations pending completion of the Transaction. As a result, if the Transaction is not completed, Skye may be at a disadvantage to its competitors during that period. In addition, while the Transaction Agreement is in effect, Skye is generally prohibited from soliciting, initiating, knowingly encouraging or entering into specified extraordinary transactions, such as a merger, sale of assets or other business combination, with any third party, subject to specified exceptions, even if any such transaction could be favorable to its stockholders. See the section entitled “The Transaction Agreement—Covenants Regarding Conduct of Business Pending the Effective Time—Interim Operating Covenants.”
Skye will incur significant transaction and related costs in connection with the Transaction.
Skye has incurred and expects to incur a number of non-recurring direct and indirect costs associated with the Transaction. These costs and expenses include fees paid to financial, legal and accounting advisors, severance and other potential employment-related costs, including payments that may be made to certain Skye employees, filing fees, printing expenses and other related charges. Some of these costs are payable by Skye regardless of whether the Transaction is completed. There are also processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the Transaction and the integration of the two companies’ businesses. While Skye has assumed that a certain level of expenses would be incurred in connection with the Transaction and the other transactions contemplated by the Transaction Agreement and continue to assess the magnitude of these costs, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.
There may also be additional unanticipated significant costs in connection with the Transaction that Skye may not recoup, including as a result of litigation related to the Transaction. These costs and expenses could reduce the realization of efficiencies and strategic benefits Skye expects to achieve from the Transaction. Although Skye expects that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.
In connection with the Transaction, Skye may be required to take write-downs or write-offs, restructuring and impairment or other charges that could negatively affect the business, assets, liabilities, prospects, outlook, financial condition and results of operations of Skye.
Although Skye has conducted due diligence in connection with the Transaction and related transactions, we cannot assure you that this diligence revealed all material issues that may be present, that it would be possible to uncover all material issues through a customary amount of due diligence or that factors outside of Skye’s control will not later arise. Even if Skye’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Skye’s preliminary risk analysis. Further, as a result of the Transaction, purchase accounting and the proposed operation of the combined company going forward, the combined company may be required to take write-offs or write-downs, restructuring and impairment or other charges. As a result, the combined company may be forced to write-down or write-off assets, restructure its operations or incur impairment or other charges that could negatively affect the business, assets, liabilities, prospects, outlook, financial condition and results of operations of the combined company.
Skye’s stockholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company following the completion of the Transaction as compared to their current ownership and voting interests in Skye. Further, if the Specified Adjustment is not resolved at or prior to Closing, Skye stockholders would experience substantially greater dilution.
After the completion of the Transaction, Skye’s current stockholders are expected to own a smaller percentage of the combined company than they owned of Skye prior to the Transaction. Upon the Closing, on a pro forma basis and based upon the number of shares expected to be issued in connection with the Transaction and the Transaction Financings, based on an assumed Exchange Ratio of 0.0892, it is anticipated that, based on the number of Redx Shares and Common Stock outstanding as of October 15, 2026, calculated on a fully diluted basis, immediately following completion of the Transaction, pre-Transaction equityholders of Redx, including investors in the Series A Financing, are expected to own approximately 59.74% of the combined company, pre-Transaction equityholders of Skye are expected to own approximately 5.38% of the combined company and the investors in the Transaction Financings are expected to own approximately 34.88% (assuming (x) aggregate gross proceeds from the Concurrent Financing of $89.0 million, consisting of $67.9 million of existing commitments under the PIPE Securities Purchase Agreement and approximately $21.1 million of additional proceeds for which commitments have not been obtained as of the date of this proxy statement, subject to conditions, (y) that no ELOC Shares are issued and (z) the issuance of the Warrant), in each case, calculated on a fully diluted basis, using the treasury stock method, and subject to certain assumptions, including (i) a valuation for Skye of $14.5 million (assuming Skye has $1.0 million of net cash as of the Closing), (ii) a valuation for Redx of $161.0 million, (iii) the relative capitalization of Skye and Redx as of October 15, 2026 and (iv) assuming that no shares are issued pursuant to the Redx CVRs. However, if the Valuation Floor applies, the Exchange Ratio would be 0.6496, and on that basis, pre-Transaction equityholders of Redx, including investors in the Series A Financing, are expected to own approximately 62.75% of the combined company, pre-Transaction equityholders of Skye are expected to own approximately 0.78% of the combined company and the investors in the Transaction Financings are expected to own approximately 36.47% of the combined company, in each case calculated on a fully diluted basis and subject to the assumptions described above. The number of shares of Skye Common Stock actually issued at Closing will not be known until the Exchange Ratio is calculated at Closing. We cannot assure you that the Specified Adjustment will be resolved at or prior to the Closing.
Skye’s business relationships may be subject to disruption due to uncertainty associated with the Transaction.
Companies with which Skye does business may experience uncertainty associated with the Transaction, including with respect to current or future business or strategic relationships with Skye. Skye’s business and strategic relationships may be subject to disruption as partners and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Skye. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of Skye, including an adverse effect on Skye’s ability to realize the anticipated benefits of the Transaction. The risk and adverse effect of such disruptions could be exacerbated by a delay in completion of the Transaction.
Some of Skye’s executive officers and directors have interests in the Transaction that are different from Skye’s stockholders and that may influence them to support or approve the Transaction without regard to the interests of Skye’s stockholders.
Certain of Skye’s executive officers and directors are parties to arrangements that provide them with interests in the Transaction that are different from Skye’s stockholders, including severance benefits, the acceleration of equity award vesting and continued indemnification.
Skye’s Board of Directors was aware of and considered these interests, among other matters, in reaching its determination (i) that the terms of the Transaction Agreement and the Transaction are fair to, advisable and in the best interest of us and our stockholders and (ii) to approve and declare advisable the Transaction Agreement, including the Transaction and the issuance of shares of Skye’s common stock to our shareholders pursuant to the Transaction Agreement. These interests, among other factors, may have influenced the directors and executive officers to support or approve the Transaction.
For more information regarding the interests of our executive officers and directors in the Transaction, see the section titled “The Transaction—Interests of Skye’s Directors and Executive Officers in the Transaction.”

Completion of the Transaction may trigger change-in-control or other provisions in certain agreements that Skye or we are party to.
The completion of the Transaction may trigger change-in-control or other provisions in certain agreements to which we or Skye are a party. If we or Skye, as applicable, are unable to negotiate waivers of those provisions, the respective counterparties may exercise their rights and remedies under the applicable agreements, including in some instances potentially terminating the agreements or seeking damages or other remedies. Even if we or Skye, as applicable, are able to negotiate waivers, the respective counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to the combined business.
Skye is substantially dependent on our remaining employees to facilitate the consummation of the Transaction.
Skye’s ability to consummate a strategic transaction depends upon its ability to retain its remaining employees required to consummate such a transaction, the loss of whose services may adversely impact the ability to consummate such transaction. As of the date of this proxy statement, Skye had only two full-time employees. Skye’s ability to successfully complete the Transaction depends in large part on its ability to retain key personnel that are necessary to maintain its operations between now and the Effective Time. Despite efforts to retain these employees, one or more may terminate their employment with Skye on short notice. Skye’s cash conservation activities may yield other unintended consequences, such as reduced employee morale, which may cause remaining employees to seek alternative employment. The loss of the services of certain employees could potentially harm Skye’s ability to consummate the Transaction, to run its day-to-day business operations, as well as to fulfill its reporting obligations as a public company.
Skye’s stockholders may not realize a benefit from the Transaction commensurate with the ownership dilution they will experience in connection with the Transaction.
If we are unable to realize the full strategic and financial benefits currently anticipated from the Transaction, Skye’s stockholders will have experienced substantial dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent we are able to realize only part of the strategic and financial benefits currently anticipated from the Transaction.
The Transaction may not be completed on the terms or timeline currently contemplated, or at all.
The consummation of the Transaction is subject to numerous conditions, and there can be no assurance that the Transaction will be consummated. See the section titled “The Transaction Agreement—Conditions to the Completion of the Transaction.”
If the Transaction is not completed for any reason, the price of the Common Stock may decline to the extent that the market price of the Common Stock reflects or previously reflected positive market assumptions that the Transaction would be completed and the related benefits would be realized. In addition, Skye has expended and will continue to expend significant management time and resources and has incurred and will continue to incur significant expenses due to legal, advisory, printing and financial services fees related to the Transaction. These expenses must be paid regardless of whether the Transaction is consummated.
Lawsuits may be filed against us, Skye and the members of our respective Boards of Directors arising out of the proposed Transaction, which may delay or prevent the proposed Transaction.
Putative stockholder complaints, including stockholder class action complaints, and other complaints may be filed against us, our Board of Directors, Skye, the Skye Board and others in connection with the transactions contemplated by the Transaction Agreement. The outcome of litigation is uncertain, and we may not be successful in defending against any such future claims. Lawsuits that may be filed against us, our Board of Directors, Skye, or the Skye Board could delay or prevent the Transaction, divert the attention of our management and employees from our day-to-day business and otherwise adversely affect our financial condition.

Skye’s stockholders may not receive any payment on the Skye CVRs and the Skye CVRs may otherwise expire valueless.
The right of Skye’s stockholders to receive any future payment for or derive any value from the Skye CVRs will be contingent solely upon the combined company’s ability to monetize all or any part of the Legacy Assets pursuant to one or more disposition agreements entered into within the time period specified in the Skye CVR Agreement, and the timing and amount of the consideration received thereunder. If we are not successful in entering into disposition agreements related to the Legacy Assets or receiving payments thereunder within the time period specified in the Skye CVR Agreement, no payments will be made in respect of the Skye CVRs, and the Skye CVRs will expire valueless and we may need to allocate time and resources to wind down or dispose of such assets. In addition, certain proceeds from such disposition agreements entered into prior to or following the Closing, will be distributed to the holders of the Skye CVRs, pursuant to the Skye CVR Agreement. As a result, our stockholders may receive no or limited benefits from any time or resources allocated to such Legacy Assets and such activities may be a distraction to our management and employees. As a result, our operations and financial condition may be adversely affected.
Furthermore, the Skye CVRs will be our unsecured obligations and all payments under the Skye CVRs and all other obligations under the Skye CVR Agreement and the Skye CVRs and any rights or claims relating thereto will be subordinated in right of payment to the prior payment in full of all our current or future senior obligations.
The tax treatment of the issuance of, and any future payments under, the Skye CVRs is uncertain.
We intend to treat a holder’s receipt of the Skye CVRs as a distribution of property with respect to the holder’s existing shares of our Common Stock for U.S. federal income tax purposes, which could be taxable to our stockholders without the corresponding receipt of cash. However, the U.S. federal income tax treatment of the issuance of, and any future payments under, the Skye CVRs is uncertain. There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of, and payments under, the Skye CVRs. It is possible that the IRS could assert, and a court could sustain, a different treatment, including that the issuance of the Skye CVRs is to be treated as a distribution of equity with respect to Skye capital stock, as an “open transaction,” or as the issuance of a “debt instrument” for U.S. federal income tax purposes. For more information regarding the U.S. federal income tax consequences of the Skye CVRs, see section titled “Material U.S. Federal Income Tax Considerations.”
If Skye does not complete the Transaction, Skye may face substantial competition for attractive counterparties for any proposed strategic transactions.
There can be no assurance that the Transaction will be completed. If the Transaction is not completed, the Board of Directors of Skye may decide to pursue an alternative strategic transaction. Skye may face substantial competition for attractive counterparties for any proposed strategic transactions. For example, there may be many other biotechnology and pharmaceutical companies that halt development of their programs and instead choose to pursue strategic transactions like the ones Skye has been exploring in connection with its strategic review process. These companies may possess greater financial and managerial resources than Skye, and they may have more attractive product candidates, intellectual property or other assets. As a result, these other companies may prove to be more attractive than Skye to counterparties pursuing strategic transactions. There can be no assurance that any future strategic review process will result in Skye pursuing a transaction, or that any transaction, if pursued, will be completed on terms favorable to Skye and its stockholders.
If Skye does not successfully consummate the Transaction or another strategic transaction, the Board of Directors of Skye may decide to pursue a dissolution and liquidation of Skye. In such an event, the amount of cash available for distribution to Skye’s stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities, as to which Skye can give you no assurance.
There can be no assurance that the Transaction will be completed. If the Transaction is not completed, the Board of Directors of Skye may decide to pursue a dissolution and liquidation of Skye. In such an event, the amount of cash available for distribution to Skye’s stockholders will depend heavily on the timing of such decision and, ultimately, such liquidation, since the amount of cash available for distribution continues to decrease as Skye funds its operations while pursuing the Transaction. In addition, if the Board of Directors of Skye were to approve and recommend, and Skye’s stockholders were to approve, a dissolution and liquidation of Skye, Skye would be required under Nevada corporate law to pay its outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to its stockholders. Skye’s commitments and contingent liabilities may include obligations under its employment and related agreements or policies with certain employees that provide for severance and other payments following a termination of employment occurring for various reasons, including a change in control of Skye, litigation against Skye, and other various claims and legal actions arising in the ordinary course of business, and other unexpected and/or contingent liabilities. As a result of this requirement, a portion of Skye’s assets would need to be reserved pending the resolution of such obligations.
In addition, Skye may be subject to litigation or other claims related to a dissolution and liquidation of Skye. If a dissolution and liquidation were to be pursued, the Board of Directors of Skye, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of Skye Common Stock could lose all or a significant portion of their investment in the event of a liquidation, dissolution or winding up of Skye. A liquidation would be a lengthy and uncertain process with no assurance of any value ever being returned to Skye’s stockholders.
The unaudited pro forma condensed combined financial information included in this proxy statement is presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the completion of the Transaction.
The unaudited pro forma condensed combined financial information contained in this proxy statement are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Transaction for several reasons. The unaudited pro forma condensed combined financial information has been derived from the historical financial statements of Skye and Redx as of and for the six months ended June 30, 2026 and for the year ended December 31, 2025 and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Transaction. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the unaudited pro forma condensed combined financial information do not reflect all costs that are expected to be incurred by the combined company in connection with the Transaction. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the unaudited pro forma condensed combined financial information. As a result, the actual financial condition of the combined company following the Transaction may not be consistent with, or evident from, these unaudited pro forma condensed combined financial information. The assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition following the Transaction. For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement.
Risks Relating to Fibrx (the Combined Company)
If, following the listing of our shares on Nasdaq, we fail to satisfy Nasdaq’s continued listing requirements, our shares could be delisted, which would adversely affect the liquidity and market price of our shares.
Following completion of the Transaction, our ability to maintain the listing of our shares on Nasdaq will depend on our ongoing compliance with Nasdaq’s continued listing requirements, including requirements relating to minimum bid price, market value of listed securities or publicly held shares, minimum stockholders’ equity, minimum number of round lot holders, and corporate governance standards.
If we fail to satisfy Nasdaq’s continued listing requirements, our shares could be delisted from Nasdaq. A delisting would reduce the liquidity and market price of our shares, impair our ability to raise additional capital, and reduce the pool of investors willing to hold or acquire our shares, including because many institutional investors will not invest in securities that are not listed on a national securities exchange. Delisting could also result in negative publicity and make it more difficult for us to attract and retain key personnel.
We have identified a material weakness in our internal control over financial reporting. If we are unable to remediate this material weakness, or if we identify additional material weaknesses or other deficiencies in the future, our ability to produce accurate and timely financial statements could be impaired, which could adversely affect our business, our ability to satisfy our reporting obligations and investor confidence in our company.

In connection with the preparation of our financial statements included in this proxy statement, we identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
The material weakness we identified relates to our lack of sufficient accounting and financial reporting personnel with the requisite U.S. generally accepted accounting principles (“U.S. GAAP”) technical accounting knowledge and experience to design and operate sufficiently precise review controls over the financial statement close, including our conversion from IFRS reporting standards to U.S. GAAP, and the accounting for non-routine and complex transactions. In preparing our U.S. GAAP financial statements and related disclosures, we engaged a third-party accounting specialist to assist with the conversion and related technical accounting analyses. However, our review controls did not operate at a sufficient level of precision to demonstrate that we had independently assessed the relevant accounting guidance, significant judgements and completeness of the supporting analyses before completion of the audit.
As a result, adjustments were required in connection with the preparation of our financial statements for the year ended December 31, 2025, and for the period to December 31, 2024, included in this registration statement. While these adjustments were identified and corrected prior to the issuance of our financial statements, and the material weakness did not result in any restatement of previously issued financial statements , we cannot assure you that other errors have not occurred or that material misstatements will not arise in the future as a result of this material weakness.
We have begun implementing a remediation plan to address the material weakness. Our remediation efforts include utilising a transitional service arrangement with technical expertise to support the preparation of our U.S. GAAP financial statements for our first reporting period following completion of the transaction; recruiting additional qualified accounting and financial reporting personnel with relevant U.S. GAAP expertise; designing and implementing additional review procedures and controls over the accounting for non-routine and complex transactions; and enhancing our financial close and reporting processes. We also intend to enhance oversight by senior management and, once constituted, the audit committee over the financial reporting and remediation process. The transitional service arrangement is intended to support our financial reporting while we develop our internal capabilities and does not, by itself, remediate the material weakness. We will not consider the material weakness remediated until the applicable controls have been implemented, have operated for a sufficient period and management has concluded, through testing, that those controls are designed and operating effectively. We cannot assure you that these measures will remediate the material weakness in a timely manner, or at all. Our remediation efforts will require significant time and resources and may require additional measures that we have not yet identified.
We are not currently required to comply with the management assessment requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We will be required to provide management’s assessment of the effectiveness of our internal control over financial reporting beginning with the first annual report on Form 10-K for which such assessment is required under applicable SEC rules. We expect to qualify as a “smaller reporting company,” as defined under the SEC’s rules, and may elect to rely on certain scaled disclosure requirements available to smaller reporting companies. Smaller reporting company status does not, by itself, exempt us from the auditor attestation requirement under Section 404(b). However, for so long as we qualify as a non-accelerated filer, we will not be required to obtain an attestation report from our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. If we subsequently become an accelerated filer or a large accelerated filer and no other exemption applies, we will be required to obtain such an attestation report. If one or more material weaknesses exist when an auditor attestation is required, our independent registered public accounting firm would issue an adverse opinion on the effectiveness of our internal control over financial reporting.
If we are unable to remediate the material weakness, or if we fail to establish and maintain effective internal control over financial reporting, a material misstatement of our financial statements could occur and not be prevented or detected on a timely basis. This could result in a restatement of our financial statements, significant remediation costs, delays in meeting our reporting obligations, sanctions or investigations by the SEC, The Nasdaq Stock Market LLC or other regulatory authorities, a loss of investor confidence in our reported financial information, a decline in the trading price of our ordinary shares and a material adverse effect on our business, results of operations, financial condition and prospects.
Failure to establish and maintain effective internal controls could have a material adverse effect on our business and stock price.
Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to furnish a report by our senior management on our internal control over financial reporting. As a smaller reporting company, Skye is not currently, and we will not initially be, required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act. However, we could become subject to the Section 404(b) auditor attestation requirement if we cease to qualify as a smaller reporting company or a non-accelerated filer. We will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.
Our rebranding from Skye Bioscience, Inc. to Fibrx Therapeutics, Inc. may not achieve its intended benefits, could result in the loss of brand recognition, and could adversely affect our business.
In connection with the Transaction, we intend to be rebranded from Skye Bioscience, Inc. to Fibrx Therapeutics, Inc., reflecting a strategic shift to a fibrosis-focused platform led by our management team from Redx. The rebranding will involve, among other things, the adoption of a new corporate name, ticker symbol, corporate identity, and investor-facing materials. There can be no assurance that the rebranding will be successful or achieve its intended benefits. We may face a number of risks in connection with the rebranding, including:
•existing Skye stockholders, analysts, and institutional investors may be unfamiliar with the Fibrx name and our business, which could reduce investor engagement and trading liquidity during the transition period;
•the loss of any existing brand recognition, goodwill, or market identity associated with our prior names, including among healthcare professionals, collaborators, suppliers, and regulatory agencies;
•the costs associated with implementing the rebranding, including updating corporate filings, regulatory submissions, marketing materials, website and digital presence, contractual references, and intellectual property registrations, which may be significant and may divert management’s time and attention from operational priorities;
•potential confusion among investors, research analysts, business partners, or regulatory authorities arising from the name change, particularly during the period immediately following the closing of the Transaction, which could adversely affect trading volume, analyst coverage, or business relationships;
•the new Fibrx name and brand may not resonate with the investment community, the medical community, or potential collaboration partners, which could impair our ability to raise capital, attract talent, and establish commercial partnerships; and

•any failure to successfully implement the rebranding could create a perception of instability or uncertainty about our strategic direction, which could adversely affect the market price of our shares.
Any difficulties encountered in connection with the rebranding, or any failure of the market, collaborators, or the medical community to embrace the Fibrx brand, could have a material adverse effect on our business, results of operations, financial condition, and the market price of our shares.
Following the Transaction, we may be unable to successfully integrate the businesses of Skye and Redx and realize some or all of the anticipated benefits of the Transaction.
The Transaction involves the combination of two companies which currently operate as independent companies. Following the Transaction, we will be required to devote significant management attention and resources to integrating our business practices and operations. We may fail to realize some or all of the anticipated benefits of the Transaction if the integration process takes longer than expected or is more costly than expected. Potential difficulties we may encounter in the integration process include the following:
•the inability to successfully combine the businesses of Skye and Redx in a manner that permits us to achieve the anticipated benefits from the Transaction, which would result in the anticipated benefits of the Transaction not being realized partly or wholly in the time frame currently anticipated or at all;
•creation of uniform standards, controls, procedures, policies and information systems; and
•potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Transaction.
In addition, Skye and Redx have operated and, until the completion of the Transaction, will continue to operate, independently. It is possible that the integration process also could result in the diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect our ability to maintain our business relationships or our ability to achieve the anticipated benefits of the Transaction, or could otherwise adversely affect our business and financial results.
We will incur costs and demands upon management as a result of complying with the laws, rules and regulations affecting public companies.
We will incur significant legal, accounting and other expenses that Redx did not incur as a private company, including costs associated with public company reporting requirements.
We will also incur costs associated with corporate governance requirements, including requirements under the laws, rules and regulations of the SEC as well as the Nasdaq rules. These laws, rules and regulations are expected to increase our legal and financial compliance costs and to make some activities more time consuming and costly. These laws, rules and regulations also may make it difficult and expensive for us to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers, which may adversely affect investor confidence in us and could cause our business or stock price to suffer.
Risks Related to Our Financial Position and Capital Needs
We have never generated any revenue from product sales.
We are a clinical-stage biotechnology company that has incurred significant operating losses since our formation. We had a net loss of $6.6 million and $17.2 million for the six months ended June 30, 2026 and the year ended December 31, 2025, respectively. As of June 30, 2026, we had accumulated losses of approximately $201.4 million. Our losses have resulted principally from expenses incurred in the research and development of product candidates, and from general and administrative costs incurred while building our business infrastructure. We have never generated any revenue from product sales, and revenue to date has been limited to collaborations, licensing activities and research services. We expect to continue to incur significant operating losses for the foreseeable future as we seek to advance our product candidates through clinical development, obtain regulatory approval, and potentially commercialize our product candidates. We anticipate that our expenses will increase substantially as we:
•advance our existing product candidates through preclinical and clinical development;
•seek regulatory approvals for our product candidates from the U.S. Food and Drug Administration (“FDA”) and the European Commission following an opinion from the European Medicines Agency (“EMA”) and other regulatory authorities;
•potentially establish commercial infrastructure or work with CMOs and strategic partners to scale up manufacturing processes for commercialization of selected product candidates, if approved;
•maintain, expand, and protect our intellectual property portfolio;
•add clinical, scientific, operational, financial, and management personnel, including personnel to support the development of our product candidates and potential future commercialization efforts; and
•incur additional costs associated with operating as a public company in the United States, including maintaining listings on Nasdaq.
Our expenses may also increase substantially if we experience any delays or encounter any issues with any of the above, including failed clinical trials, complex results, safety issues, or unforeseen regulatory challenges.
We have devoted substantially all of our financial resources and efforts to the development of our product candidates, and have not completed the clinical development of any product candidate through regulatory approval. To become and remain profitable, we must succeed in developing and commercializing products that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing clinical trials of our current or any future product candidates, obtaining regulatory approval for those candidates that successfully complete clinical trials, establishing manufacturing supplies and marketing capabilities, and ultimately commercializing or entering into strategic relationships for our current and future product candidates, if approved. We are only in the preliminary stages of many of these activities. We may never succeed in these activities and, even if we do, may never generate revenue that is significant enough to achieve profitability. Because of the numerous risks and uncertainties associated with biopharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. We may be subject to different or contradictory regulatory requirements in different countries, and different regulatory authorities may not be aligned on the clinical trials necessary to support approval of our product candidates. If we are required by the FDA, MHRA, EMA, or other regulatory authorities to perform studies in addition to those we currently anticipate, or if there are any delays in completing our clinical trials or the development of our current product candidates, our expenses could increase and our ability to generate revenue could be further delayed.
Furthermore, adoption by the medical community of our product candidates, if approved, may be limited if third-party payors offer inadequate reimbursement coverage. Cost control initiatives may decrease coverage and payment levels for our products, which in turn would negatively affect the price that we will be able to charge for such products. We are unable to predict the coverage that will be provided by private or government payors for any product candidate we have in development. Any denial of private or government payor coverage, inadequate reimbursement for our products, or delay in receipt of reimbursement payments could harm our business, and even if we were to generate product revenue, we may never achieve or sustain profitability. Our failure to sustain profitability would depress the market price of our shares and could impair our ability to raise capital, expand our business, or continue our operations. A decline in the market price of Redx Shares also could cause stockholders to lose all or a part of their investment.
We have incurred significant losses since inception, and we expect to continue to incur losses over the next several years and may not be able to achieve or sustain profitability in the future.
Our approach to the discovery and development of product candidates based on our scientific approach is unproven, and we do not know whether we will be able to develop or obtain regulatory approval for any products of commercial value. To date, we have devoted substantially all of our resources and efforts to organizing and staffing our company, business planning, executing partnerships, raising capital, discovering, identifying and developing potential product candidates, securing related intellectual property rights and conducting preclinical studies and clinical trials of our product candidates, including the Phase 2 clinical trial of RXC008, our GI-restricted pan-ROCK inhibitor for the treatment of fibrostenotic Crohn’s disease and clinical trial of RXC007. We have not yet demonstrated our ability to successfully obtain marketing approvals, manufacture a commercial-scale product or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization.
We have incurred significant operating losses and expect to continue to incur significant expenses and operating losses for the foreseeable future as we advance the clinical development of our product candidates, seek regulatory approval and expand our infrastructure and facilities to accommodate our growing employee base and ongoing development activities. For the six months ended June 30, 2026, we incurred a net loss of $6.6 million. As of June 30, 2026, we had an accumulated loss of $201.4 million. We do not have any products approved for sale and have not generated any revenue from product sales since our inception. If we are unable to successfully develop and obtain requisite approval for our product candidates, we may never generate any product revenue.
All of our product candidates will require substantial additional development time and resources before we would be able to apply for or receive regulatory approvals and begin generating revenue from product sales. In addition, if we obtain regulatory approval for any of our product candidates and do not enter into a third-party commercialization relationship, we expect to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution. We also expect to incur expenses in connection with the in-license or acquisition of additional product candidates and the potential clinical development of any such product candidates. Furthermore, upon the closing of the Transaction, we expect to incur additional costs associated with operating as a company listed on the Nasdaq, including significant legal, accounting, investor relations, and other expenses that we did not previously incur as a private company.
To become and remain profitable, we must succeed in developing and eventually commercializing products that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing clinical trials and preclinical studies of our product candidates, discovering, acquiring or in-licensing additional product candidates, obtaining regulatory approval for these product candidates, and manufacturing, marketing and selling any products for which we may obtain regulatory approval. We are only in the preliminary stages of most of these activities. We may never succeed in these activities and, even if we do, may never generate product revenue that is significant enough to achieve profitability. In addition, we have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical industry. Because of the numerous risks and uncertainties associated with biopharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable may have an adverse effect on the value of our business and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product candidates or even continue our operations. A decline in the value of our business could cause shareholders to lose all or part of their investment.
We will need additional funding to complete the development of our current product candidates and to commercialize our product candidates, if approved. If we are unable to raise capital when needed, we could be forced to delay, reduce, or eliminate our product development programs or any future commercialization efforts.
Since our inception, we have incurred significant losses due to our substantial research and development expenses. We have financed our activities through successive capital increases, debt, collaboration and license agreements and R&D tax credit receipts. As of June 30, 2026, we had $9.2 million of available cash and cash equivalents. In August 2026, we received commitments for an aggregate of $125 million in gross proceeds through a combination of the Transaction Financings, subject to completion of the Transaction, and the Series A Financing.
The amount and timing of our future funding requirements will depend on many factors, including:

•the progress, costs, results and timing of our ongoing and planned clinical trials;
•our ability to enter into additional collaboration agreements that would generate milestone payments, licensing fees or other sources of income;
•the willingness of the FDA, EMA and European Commission, NMPA and other comparable regulatory authorities to accept the clinical trials and pre-clinical studies and other work from us or our licensees as the basis for review and approval of our product candidates;
•the outcome, costs and timing of seeking and obtaining regulatory approvals from the FDA, European Commission and other comparable regulatory authorities;
•the need for additional or expanded pre-clinical studies and clinical trials beyond those that we envision conducting with respect to our product candidates;
•the success of any future collaborators, and the economic and other terms of any licensing, cooperation or other similar arrangements into which we may enter;
•the timing and costs associated with manufacturing our product candidate for clinical trials and pre-clinical studies and, if approved, for commercial sale;
•the timing and costs associated with establishing sales and marketing capabilities;
•market acceptance of our product candidates, if approved;
•the costs of acquiring, licensing or investing in additional businesses, products, product candidates and technologies;
•the cost to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;
•our need and ability to hire additional management, development and scientific personnel;
•the amount of revenues, if any, we may derive either directly or in the form of royalty payments from future sales of our product candidates, if approved; and
•our need to implement additional internal systems and infrastructure, including financial and reporting systems.
These estimates are based on our current business plan, but exclude any potential milestone payments payable to or by us and any additional expenditures related to our product candidates or resulting from any potential in-licensing or acquisition of additional product candidates or technologies, or any associated development we may pursue. We may have based these estimates on incorrect assumptions, we may amend our business plan in the future and we may have to use our resources sooner than expected. These estimates may be shortened in the event of an increase in expenditure relating to the development programs beyond our expectations, or if our development programs progress more quickly than expected.
Going forward as the combined company, we will need to raise additional funds to support our business and our research and development programs as currently contemplated, including to conduct the RXC008 Phase 2 clinical trial and to pursue regulatory approval, through potential public or private securities offerings or financings and potential strategic transactions, such as business development partnerships and/or other business development arrangements.
Global macroeconomic conditions or disruptions and volatility in the U.S. and global financial markets linked in particular to geopolitical events that continue to impact the markets (including Russia’s invasion of Ukraine, the conflict in the Middle East, and other geopolitical conflicts, and the related risk of a larger conflict as well as tariffs that have been or may in the future be imposed by the United States or other countries) could affect our ability to obtain new financing.

We have entered into an equity line of credit that may result in substantial dilution to existing stockholders and may negatively affect the market price of our shares.
In connection with the Transaction, Skye entered into the ELOC Securities Purchase Agreement pursuant to which we have committed to sell, and Buyer has committed to purchase, subject to certain limitations and conditions, shares of Common Stock and/or Non-Voting Common Stock having an aggregate purchase price of up to $22.0 million (the “ELOC”), which amount shall be reduced by the amount, if any, by which the aggregate gross equity proceeds actually funded to Skye in connection with the closing of the issuance and sale of equity securities by Skye or Redx (including pursuant to the PIPE Securities Purchase Agreement and certain additional equity financings occurring or closing concurrently or in connection therewith, including the Series A Financing) exceeds $103.0 million. The purchase price for shares sold under the ELOC will be equal to the lesser of (1) the PIPE Price and (2) the market price of a share of Common Stock as of the applicable date, but in no event at a price less than 90% of the PIPE Price. In addition, at the closing of the Transaction, we will issue the Warrant to purchase shares of Common Stock and/or Non-Voting Common Stock valued at $5.0 million to Buyer, exercisable from January 1, 2027 through January 1, 2030.
The issuance and sale of shares to Buyer pursuant to the ELOC and the potential exercise of the Warrant will result in dilution to existing stockholders, and such dilution could be substantial depending on the number of shares sold and the prices at which such shares are sold. Furthermore, the sale of a substantial number of shares under the ELOC, or the perception that such sales could occur, could adversely affect the market price of our shares and may make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. Buyer may resell shares purchased under the ELOC or received upon exercise of the Warrant promptly upon their acquisition, and such sales could create significant downward pressure on our stock price, particularly during periods of low trading volume.
Raising additional capital may cause dilution to, or adversely affect the rights of, our security holders, restrict our operations, or require us to relinquish rights to our technologies or product candidates.
Until such time, if ever, as we can generate substantial product revenues, we may finance our cash needs through securities offerings, debt financings, license and collaboration agreements, or other capital-raising transactions. If we raise capital through securities offerings, stockholders’ ownership interest will be diluted, and the terms of the securities we issue in such transactions may include liquidation or other preferences that adversely affect the rights of stockholders. Debt financing, if available, could result in fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, to acquire, sell or license intellectual property rights, to make capital expenditures, to declare dividends, or other operating restrictions. Any refinancing or inability to repay the debt financing could have a material adverse effect on our business, financial condition, and results of operations. If we raise additional funds through collaboration or licensing agreements, we may have to relinquish valuable rights to our technologies, future revenue streams, or product candidates, or grant licenses on terms that may not be favorable to us. Any of these means of raising additional capital could adversely affect our business and the holdings or rights of our security holders, and may cause the market price of our shares to decline. If we are unable to raise additional capital when needed, we may be required to delay, limit, reduce or terminate our clinical development or future commercialization efforts, or grant rights to develop and market product candidates that we would otherwise develop and market ourselves.
Risks Related to Our Securities and Our Status as a Public Company
The trading price of our shares may be volatile.
The trading price of our shares is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. The stock market in general and the market for biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the price paid for the common stock. In addition to the factors discussed elsewhere in this “Risk Factors” section, these factors include:
•the commencement, enrollment or results of clinical trials;
•positive or negative results from, or delays in, testing and clinical trials by us, collaborators or competitors;
•the loss of any key scientific or management personnel;
•regulatory or legal developments in the United States and other countries;
•the success of competitive products or technologies;
•adverse actions taken by regulatory agencies with respect to clinical trials or manufacturers;
•changes or developments in laws or regulations applicable to our product candidates and preclinical program;
•changes in the structure and scope of health care payment systems;
•changes to relationships with collaborators, manufacturers or suppliers;
•concerns regarding the safety of our product candidates;
•announcements concerning competitors or the pharmaceutical industry in general;
•actual or anticipated fluctuations in operating results;
•changes in financial estimates or recommendations by securities analysts;
•potential acquisitions, financing, collaborations or other corporate transactions;
•the results of our efforts to discover, develop, acquire or in-license additional product candidates;
•the trading volume of common stock on Nasdaq;
•sales of common stock by us, members of our senior management and directors or our stockholders or the anticipation that such sales may occur in the future;
•general economic, political, and market conditions and overall fluctuations in the financial markets in the United States;
•stock market price and volume fluctuations of comparable companies and, in particular, those that operate in the biotechnology industry;
•investors’ general perception of us and our business; and
•other events and factors, many of which are beyond our control.
These and other market and industry factors may cause the market price and demand for our shares to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from selling their common stock at or above the price paid for the common stock and may otherwise negatively affect the liquidity of our common stock.
Some companies that have experienced volatility in the trading price of their shares have been the subject of securities class action litigation. From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We also may decide to settle lawsuits on unfavorable terms.
Any such negative outcome could result in payments of substantial damages or fines, damage to our reputation or adverse changes to our business practices. Defending against litigation is costly and time-consuming, and could divert management’s attention and resources. Furthermore, during the course of litigation, there could be negative public announcements of the results of hearings, motions or other interim proceedings or developments, which could have a negative effect on the market price of our shares.
Our business and operations could be negatively affected by any securities litigation or stockholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategies and impact our share price.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of our shares or other securities or other reasons may in the future cause us to become the target of securities litigation or stockholder activism.
Securities litigation and stockholder activism, including proxy contests, could result in substantial costs and divert management’s and the Board’s attention and resources from the business. The potential of a proxy contest or other stockholder activism could interfere with our ability to execute on our strategic plan, give rise to perceived uncertainties as to our future direction, result in the loss of potential business opportunities or make it more difficult to attract and retain qualified personnel, any of which could materially and adversely affect our business and operating results. In addition, our share price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.
Skye is currently subject to lawsuits, and we may be subject to additional lawsuits in the future, that could divert our resources and result in the payment of significant damages and other remedies.
From time to time, we may be subject to litigation claims through the ordinary course of our business operations or otherwise, regarding, among other things, intellectual property rights matters, employment matters and tax matters. Litigation to defend us against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition and results of operations. Given the nature of our business, we are, and may from time to time in the future be, party to various, and at times numerous, legal, administrative and regulatory inquiries, investigations, proceedings and claims that arise in the ordinary course of business, as well as potential class action lawsuits.
For example, Skye is a party to a legal proceeding with a former employee alleging, among other things, wrongful termination, violation of whistleblower protections under the Sarbanes-Oxley Act of 2002, and retaliation under California law against Skye relating to certain actions and events that occurred with Skye's former management during the employee's employment term from March 2018 to July 2019. The case, entitled Wendy Cunning vs Skye Bioscience, Inc., was filed in U.S. District Court (the "District Court") for the Central District of California (the “Cunning Lawsuit”). The outcome of the Cunning Lawsuit remains uncertain, including the final amount of the loss and loss recoveries, if any, and there is a potential for the outcome of the Cunning Lawsuit to require payment of significant monetary damages. Further, to date, the Cunning Lawsuit has diverted the attention of Skye’s management and required significant inputs of management’s time and resources. In addition, in late 2025 and early 2026, Skye and certain of its officers and directors were sued in a putative class action lawsuit and a related stockholder derivative lawsuit based on allegedly false and misleading statements related to nimacimab. We may be the target of additional litigation of this type in the future. Such litigation could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.
Because the outcome of such legal matters is inherently uncertain, if one or more of such legal matters were to be resolved against us for amounts in excess of management's expectations or any applicable insurance coverage or indemnification right, our results of operations and financial condition could be materially adversely affected. Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or in payments of substantial monetary damages or fines, the posting of bonds requiring significant collateral, letters of credit or similar instruments, or we may decide to settle lawsuits on similarly unfavorable terms. Moreover, we cannot be sure that the remedies available to us at law or under contract, will be sufficient in amount, scope or duration to fully or partially offset any such possible liabilities. Any of these factors, individually or in the aggregate, could have a material adverse effect on our business, results of operations, cash flows or liquidity.

A significant portion of our total outstanding shares may be sold into the market, which could cause the market price of our shares to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of our shares in the public market could occur at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our shares in the public market, the market price of our shares could decline significantly.
In addition, Skye has filed registration statements registering the issuance of shares subject to options or other equity awards issued or reserved for future issuance under its equity incentive plans. Shares registered under these registration statements will be available for sale in the public market subject to vesting arrangements and exercise of options and, in the case of our affiliates, the restrictions of Rule 144 under the Securities Act.
Furthermore, certain holders of our shares, or their transferees, have rights, subject to some conditions, to require us to register their shares for resale, which would allow such stockholders to freely sell their shares in the public market. If these shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our shares could decline.
Finally, in connection with the execution of the Transaction Agreement, certain of our directors, officers and stockholders entered into lock-up agreements, pursuant to which, subject to specified exceptions, such persons accepted certain restrictions on transfers of the shares of Common Stock beneficially held by such persons or such persons’ family members for the 180-day period following the Effective Time. Upon expiration of this 180-day lockup period, these shares will become eligible for sale in the public market.
We will be a “smaller reporting company,” and the reduced disclosure requirements applicable to smaller reporting companies may make our securities less attractive to investors.
We will be a “smaller reporting company” as defined in the Exchange Act and may take advantage of the scaled disclosures available to smaller reporting companies for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter or (ii) (a) our annual revenue is less than $100.0 million during the most recently completed fiscal year and (b) the market value of our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.
We will be permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not accelerated smaller reporting companies. These scaled disclosure requirements include the following:
•not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
•reduced disclosure obligations regarding financial information; and
•reduced disclosure obligations regarding executive compensation.
We may choose to take advantage of some, but not all, of the available exemptions. We cannot predict whether investors will find our securities less attractive if we rely on certain or all of these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.
We do not anticipate paying any cash dividends on our shares in the foreseeable future.
We do not intend to pay any cash dividends on our common stock in the foreseeable future and we currently intend to retain our future earnings, if any, to fund the development of our product candidates. Therefore, you should not rely on an investment in our shares to provide dividend income. Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. As a result, capital appreciation, if any, on our shares will be the sole source of gains for the foreseeable future.
Skye has incurred and we expect to continue incurring significantly increased costs as a result of operating as a company whose common stock is publicly traded, and our management will be required to devote substantial time to new compliance initiatives.
As a public company, Skye has incurred significant legal, accounting and other expenses that Skye did not previously, and Redx does not currently, incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations impose various requirements on public companies in the United States, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our senior management and other personnel will need to devote a substantial amount of time to these compliance initiatives.
These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.
Our amended and restated articles of incorporation and amended and restated bylaws, and provisions of Nevada law, may have anti-takeover effects that could discourage, delay or prevent a change of control, which could limit our stockholders’ ability to obtain a premium for their shares and could also affect the price of our shares.
Our amended and restated articles of incorporation, amended and restated bylaws, and certain provisions of Nevada law could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices or inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. However, these provisions could also have the effect of discouraging a transaction that stockholders might otherwise consider to be in their best interests.
Our amended and restated articles of incorporation authorize our board of directors to issue up to 200,000 shares of preferred stock, in one or more series, with such voting powers, designations, preferences, and relative, participating, optional or other special rights as our board of directors may determine, without further stockholder approval. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of us without further action by our stockholders, and may adversely affect the voting and other rights of the holders of common stock.
Our amended and restated bylaws provide that our board of directors has the exclusive authority to fix the number of directors within a range of two to nine. Our amended and restated articles of incorporation also authorize our board of directors to amend our bylaws without stockholder approval, subject to the NRS. These provisions could make it more difficult for a stockholder or group of stockholders to force a change in the composition of our board of directors.
In addition, the Nevada Revised Statutes (“NRS”) contain provisions that may discourage, delay or make more difficult a hostile change of control of us. For example, NRS Chapter 78 contains provisions governing the acquisition of a “controlling interest” in certain Nevada corporations, which may require the approval of the remaining disinterested stockholders before an acquirer can exercise voting rights with respect to shares acquired in excess of certain thresholds. Although our amended and restated articles of incorporation currently opt out of the NRS provisions governing “combinations with interested stockholders” (NRS 78.411 to 78.444), these articles could be amended in the future to opt back in to such provisions, which could further delay or discourage a change of control transaction.
Our amended and restated articles of incorporation and amended and restated bylaws may also contain other provisions that could have the effect of delaying, deferring or preventing a change of control. These provisions, individually or together, may delay or prevent hostile takeovers and changes in control or changes in our board of directors or management.
Our amended and restated articles of incorporation provide that the articles may be amended with the approval of a majority of the voting power of the outstanding capital stock, and our board of directors is expressly authorized to amend our bylaws without stockholder approval. These provisions could be used to delay or prevent a change of control by making it more difficult for stockholders to alter the terms of our governance.
Any of these provisions, individually or together, could delay or prevent hostile takeovers and changes in control or changes in our board of directors or management. Any provision of our amended and restated articles of incorporation, amended and restated bylaws or Nevada law that has the effect of delaying, deferring or preventing a change of control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our shares.
These provisions of our amended and restated articles of incorporation, amended and restated bylaws, and Nevada law may discourage, delay or prevent a transaction involving a change of control of us. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares and could also affect the price of our shares.
Insiders have substantial influence over us and could cause us to take actions that may not be, or refrain from taking actions that may be, in our best interest or in the best interest of our stockholders.
We believe that our directors, executive officers and principal stockholders, together with their affiliates, will own, in the aggregate, a substantial portion of our outstanding shares. As a result, if these or certain of these stockholders were to choose to act together, they may be able to affect the outcome of matters submitted to our stockholders for approval, as well as our management and affairs, such as:
•the composition of our board of directors;
•the adoption of amendments to our articles of incorporation and bylaws;
•the approval of mergers or sales of substantially all of our assets;
•our capital structure and financing; and
•the approval of contracts between us and these stockholders or their affiliates, which could involve conflicts of interest.
This concentration of ownership could harm the market price of our shares by:
•delaying, deferring or preventing a change in control of us and making some transactions more difficult or impossible without the support of these stockholders, even if such transactions are beneficial to other stockholders;
•impeding a merger, consolidation, takeover or other business combination involving us; or
•requiring us to engage in transactions that may not be agreeable to or in our best interest or the best interest of other stockholders.
Risk Factors Related to Taxation
Changes and uncertainties in the tax system in the countries in which we have operations could materially adversely affect our financial condition and results of operations, and reduce net returns to our stockholders.
We will conduct our business in the United States and the United Kingdom and file income tax returns in those jurisdictions. Our consolidated effective income tax rate could be materially adversely affected by several factors, including: changing tax laws, regulations and treaties, or the interpretation thereof; tax policy initiatives and reforms under consideration or being implemented at national or international level (such as those related to the Organization for Economic Co-Operation and Development’s Base Erosion and Profit Shifting Project, the European Commission’s state aid investigations and other initiatives); the practices of tax authorities in jurisdictions in which we operate; the resolution of issues arising from tax audits or examinations and any related interest or penalties. Such changes may include the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid.
We are unable to predict what tax reform may be proposed or enacted in the future or what effect such changes would have on our business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices in jurisdictions in which we operate, could increase the estimated tax liability that Redx and Skye have expensed to date and paid or accrued on its balance sheets, and otherwise affect our financial position, future results of operations, cash flows in a particular period and overall or effective tax rates in the future in countries where we have operations, reduce post-tax returns to our stockholders and increase the complexity, burden and cost of tax compliance.
Tax authorities may disagree with our positions and conclusions regarding certain tax positions, or may apply existing rules in an unforeseen manner, resulting in unanticipated costs, taxes or non-realization of expected benefits.
A tax authority may disagree with tax positions that we (including Redx and Skye) have taken, which could result in increased tax liabilities. For example, the U.S. Internal Revenue Service, His Majesty’s Revenue & Customs, or another tax authority could challenge our allocation of income by tax jurisdiction and the amounts paid between our affiliated companies pursuant to our intercompany arrangements and transfer pricing policies, including amounts paid with respect to our intellectual property development. Similarly, a tax authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions.
A tax authority may take the position that material income tax liabilities, interest and penalties are payable by us, in which case we expect that we might contest such assessment. Contesting such an assessment may be lengthy and costly and if we were unsuccessful in disputing the assessment, the implications could increase our anticipated effective tax rate, where applicable.
We may be unable to use net operating loss and tax credit carryforwards and certain built-in losses to reduce future tax payments, and we may be unable to benefit from favorable U.K. tax legislation.
We are a U.K. incorporated and tax resident entity and as such are subject to U.K. corporate taxation. Due to the nature of our business, we have generated losses since inception and therefore have not paid any U.K. corporation tax. As of December 31, 2025, we had cumulative carryforward tax losses of $160.4 million. Subject to any relevant utilization criteria and restrictions (including those that limit the percentage of profits that can be reduced by carried forward losses and those that can restrict the use of carried forward losses where there is a change of ownership of more than half the ordinary shares of the company (which may include the acquisition of Redx by Skye pursuant to the Transaction Agreement if it is treated as such a change of ownership for these purposes) and a major change in the nature, conduct or scale of the trade), we expect these to be eligible for carry forward and utilization against future operating profits.
Skye is a U.S. incorporated entity and as such is subject to U.S. corporate taxation. Under current law, Skye's U.S. federal net operating losses incurred in taxable years beginning after December 31, 2017 may be carried forward indefinitely, but the ability to utilize such federal net operating loss carryforwards to offset taxable income in a tax year is limited to 80% of the taxable income in such tax year. Further, under Section 382 of the U.S. Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income or taxes may be limited. In general, an “ownership change” occurs if the aggregate stock ownership of one or more stockholders or groups of stockholders that own at least 5% of a corporation’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws, and there may be periods during which the use of state net operating loss carryforwards is suspended or otherwise limited. If Skye or we experience ownership changes as a result of future transactions in our stock, including the Transaction, our ability to use our net operating loss carryforwards and other tax attributes to offset U.S. federal taxable income or taxes may be subject to further limitations, which could potentially result in increased future tax liability to us.
As a group that carries out extensive research and development, or R&D, activities in the United Kingdom, we will seek (as we have done in the past) to benefit from the U.K. R&D tax credit regime. In respect of accounting periods in which we qualify as a Small and Medium-sized Enterprise, or SME, and in which our qualifying R&D expenditure represents 30% or more of the total (meaning it also qualifies as “R&D-intensive” during such accounting period), we may, under this regime, surrender the trading losses that arise from our R&D activities for a cash rebate of up to 26.97% of qualifying R&D expenditure. Accordingly, if we cease to qualify as an R&D-intensive SME in future, we will either cease to be able to claim cash rebates in respect of our R&D activities, or only be able to receive cash payments or other tax relief (under other provisions of the U.K. R&D tax credit regime) at a significantly lower rate than at present. Further, the regime’s rules are complex, and if a tax authority were to challenge or seek to disallow our claims (in whole or in part), for example by asserting that we do not (or the relevant expenditure does not) meet the technical conditions to be granted tax credits (or cash rebates), then such challenge or disallowance, if successful, could have a material impact on our cash-flow and financial performance. In addition, future changes to the U.K. R&D tax credit regime may mean that we no longer qualify for it or have a material impact on the extent to which we can make claims (or benefit from them).
We may benefit in the future from the United Kingdom’s “patent box” regime, which allows certain profits attributable to revenues from patented products (and other qualifying income) to be taxed at an effective rate of 10% by giving an additional tax deduction. We are the exclusive licensee or owner of several patent applications which, if issued, would cover our product candidates, and accordingly, future upfront fees, milestone fees, product revenues and royalties could be eligible for this deduction. When taken in combination with the enhanced relief available on our R&D expenditures, we expect a long-term rate of U.K. corporation tax lower than the statutory rate to apply to us.
If, however, there are unexpected adverse changes to the U.K. R&D tax credit regime or the “patent box” regime, or for any reason we are unable to qualify for such advantageous tax legislation, or we are unable to use net operating loss and tax credit carryforwards and certain built-in losses to reduce future tax payments then our business, results of operations and financial condition may be adversely affected. This may impact our ongoing requirement for investment and the timeframes within which additional investment is required.
Risks Related to the Development of Our Programs, Clinical Testing and Regulatory Approval
If we are unable to successfully develop, obtain regulatory approval and ultimately commercialize any of our current or future product candidates, or experience significant delays in doing so, our business will be materially harmed. Our ability to generate product revenue, which we do not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of our product candidates.
The success of our product candidates will depend on several factors, including the following:
•timely and successful completion of nonclinical studies, including (but not limited to) toxicology studies, carcinogenicity studies, biodistribution studies and minimally efficacious dose studies in animals, where applicable;
•acceptance of investigational new drug applications, or INDs, by the FDA or by the competent authorities of the European Economic Area (the “EEA”) and comparable non-U.S. regulatory authorities for the conduct of clinical trials of our product candidates and our proposed design of future clinical trials;
•successful initiation, enrollment and completion of clinical trials, including under the FDA’s Good Clinical Practices, or GCPs, Good Laboratory Practices, or GLPs, and any additional or comparable regulatory requirements from non-U.S. regulatory authorities;

•results from our clinical trials that support a finding of safety and effectiveness and an acceptable risk-benefit profile in the intended populations to the satisfaction of the applicable regulatory authorities;
•the frequency and severity of adverse events in clinical trials;
•maintaining and establishing relationships with contract research organizations, or CROs, and clinical sites for the clinical development of our product candidates both in the United States, the EEA, the United Kingdom and internationally;
•demonstrating the safety and efficacy of our product candidates to the satisfaction of applicable regulatory authorities;
•receipt of marketing approvals from applicable regulatory authorities, including the FDA, the European Commission and comparable non-U.S. regulatory authorities and maintaining such approvals;
•making arrangements with our third-party manufacturers for, or establishing, commercial manufacturing capabilities;
•establishing sales, marketing and distribution capabilities and launching commercial sales of our products, if and when approved, whether alone or in collaboration with others;
•establishing and maintaining patent and trade secret protection or regulatory exclusivity for our product candidates;
•maintenance of a continued acceptable safety, tolerability and efficacy profile of our product candidates following marketing approval, including acceptable results from any post-approval studies or clinical trials agreed to by us or required by FDA or other comparable regulatory authorities; and
•maintaining and growing an organization of people who can develop and commercialize our products and technology.
Many of these factors are beyond our control, and it is possible that we may never obtain regulatory approval for our product candidates even if we expend substantial time and resources seeking their development and approval. If we are unable to develop, obtain regulatory approval for, or, if approved, successfully commercialize our product candidates, we may not be able to generate sufficient revenue to continue our business.
We have not yet completed any pivotal clinical trials and have no history of commercializing products, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability.
To date, we have not yet demonstrated our ability to successfully complete pivotal clinical trials, obtain regulatory approvals, manufacture a product on a commercial scale, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful commercialization. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history or a history of successfully developing and commercializing products.
We may encounter unforeseen expenses, difficulties, complications, delays and other known or unknown factors in achieving our business objectives. We may also need to transition from a company with a research focus to a company capable of supporting commercial activities. Our inability to adequately address these risks and difficulties or successfully make such a transition could adversely affect our business, financial condition, results of operations and growth prospects.
Results of historical studies, preclinical studies and early-stage clinical trials may not be predictive of results of future trials, and the results of our clinical trials may not satisfy the requirements of the FDA or other comparable non-U.S. regulatory authorities.
The results of historical studies, preclinical studies and early-stage clinical trials of product candidates may not be predictive of the results of later-stage clinical trials. For example, the positive results generated to date in preclinical studies and clinical trials for our product candidates do not ensure that the ongoing clinical trials, or future later-stage clinical trials, will demonstrate similar results. Product candidates in later-stage clinical trials may fail to show the desired safety and efficacy despite having progressed through preclinical studies and initial clinical trials. There is a high failure rate for product candidates proceeding through clinical trials. A number of companies in the pharmaceutical, biopharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier studies, and there can be no certainty that we will not face similar setbacks. There can be no assurance that setbacks in clinical development can be overcome in the future. Even if clinical trials are completed, the results may not be sufficient to obtain regulatory approval for our product candidates.
Regulatory authorities may also limit the scope of later-stage trials until we have demonstrated satisfactory safety or efficacy results in preclinical studies or earlier stage trials. Any limitation on our ability to conduct clinical trials could delay or prevent regulatory approval or limit the size of the patient population to which we may market our product candidates, if approved. In some instances, there can be significant variability in safety and efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in size and type of the patient populations, differences in and adherence to the dose and dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. Patients treated with our product candidates may also be undergoing surgical, radiation and chemotherapy treatments and may be using other approved products or investigational new drugs, which can cause side effects or adverse events that are unrelated to our product candidates. As a result, assessments of efficacy can vary widely for a particular patient, and from patient to patient and site to site within a clinical trial. This subjectivity can increase the uncertainty of, and adversely impact, our clinical trial outcomes. We do not know whether any clinical trials we may conduct will demonstrate consistent or adequate efficacy and safety sufficient to obtain approval to market any of our product candidates.
Even if we succeed in developing and commercializing our product candidates, we may never generate sufficient or sustainable revenue to enable us to be profitable.
Interim, “topline,” and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.
From time to time, we may publicly disclose preliminary or “topline” data from our clinical trials. The results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the topline or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data and preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the topline or preliminary data we previously published. As a result, topline and preliminary data should be viewed with caution until the final data are available.
From time to time, we may also disclose interim data from our clinical trials. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as participant enrollment continues and more participant data become available or as participants from our clinical trials continue other treatments for their disease. Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate and us in general. In addition, the information we choose to publicly disclose regarding a particular preclinical study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure. If the preliminary, topline or interim data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects or financial condition. Further, disclosure of interim data by us or by our competitors could result in volatility in the price of Fibrx shares after the Transaction.

Any difficulties or delays in the commencement or completion, or termination or suspension, of our current or planned clinical trials could result in increased costs to us, delay or limit our ability to generate revenue and adversely affect our commercial prospects.
Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must conduct extensive clinical studies to demonstrate the safety, purity, potency and efficacy of the product candidates in humans. Before we can initiate clinical trials for our preclinical product candidates, we must submit the results of preclinical studies to the FDA, the competent authorities of the EEA countries or comparable non-U.S. regulatory authorities along with other information, including information about product candidate chemistry, manufacturing and controls and our proposed clinical trial protocol, as part of an IND application or similar regulatory submission to non-U.S. regulatory authorities. The FDA, the competent authorities of the EEA countries or comparable non-U.S. regulatory authorities may require us to conduct additional preclinical studies for any product candidate before it allows us to initiate clinical trials under any IND or similar non-U.S. regulatory submission, which may lead to delays and increase the costs of our preclinical development programs. Moreover, even if these trials begin, issues may arise that could cause regulatory authorities to suspend, vary or terminate such clinical trials. Any delays in the commencement or completion of our ongoing and planned clinical trials for our current and any future product candidate could significantly affect our product development timelines and product development costs.
We do not know whether our planned trials will begin on time or be completed on schedule, if at all. The commencement and completion of clinical trials can be delayed for a number of reasons, including delays related to:
•inability to generate sufficient preclinical, toxicology, or other in vivo or in vitro data to support the initiation or continuation of a clinical trial;
•obtaining regulatory authorizations to commence a trial or reaching a consensus with regulatory authorities on trial design;
•the FDA or comparable non-U.S. regulatory authorities such as the EMA, disagreeing as to the design or implementation of our clinical studies;
•any failure or delay in reaching an agreement with CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;
•delays in identifying, recruiting and training suitable clinical investigators;
•obtaining approval from one or more institutional review boards, or IRBs, or positive ethics committees, or ECs, opinions at clinical trial sites;
•delays in opening clinical trial sites or IRBs or ECs refusing to approve or provide a positive opinion, suspending, varying or terminating the trial at an investigational site, precluding enrollment of additional subjects, or withdrawing their approval or positive opinion of the trial;
•changes to the clinical trial protocol;
•clinical sites deviating from the trial protocol or dropping out of a trial;
•failure by us or our CROs to perform in accordance with good clinical practice, or GCP, requirements or applicable regulatory guidelines in the United States and other countries;
•imposition of a clinical hold by regulatory authorities as a result of a serious adverse event or manufacturing concerns or after an inspection of our clinical trial operations or trial sites;
•manufacturing sufficient quantities of product candidate or obtaining sufficient quantities of combination therapies for use in clinical trials;
•subjects failing to enroll or remain in our trials at the rates we expect, or failing to return for post-treatment follow-up;
•patients choosing alternative treatments for the indications for which we are developing our product candidates, or participating in competing clinical trials;

•lack of adequate funding to continue the clinical trials or costs being greater than we anticipate;
•delays or failure in obtaining sufficient clinical materials;
•safety concerns that may be identified through nonclinical testing and animal studies;
•occurrence of serious adverse events associated with a product candidate that are viewed to outweigh its potential benefits;
•occurrence of serious adverse events in trials of the same class of agents conducted by other companies, which are viewed to outweigh its potential benefits, and which may negatively impact the perception of our product candidates due to a similarity in technology or approach;
•selection of clinical endpoints that require prolonged periods of clinical observation or analysis of the resulting data;
•transfer of manufacturing processes to larger-scale facilities operated by a contract manufacturing organization, or CMO, delays or failure by our CMOs or us to make any necessary changes to such manufacturing process, or failure of our CMOs to produce clinical trial materials in accordance with current good manufacturing, or cGMP, regulations or other applicable requirements;
•third parties being unwilling or unable to satisfy their contractual obligations to us in a timely manner;
•changes in the legal or regulatory regimes in the United States and other countries related to patient rights and privacy; or
•lack of adequate funding to continue the trial.
Clinical trials must be conducted in accordance with the FDA and other comparable regulatory authorities’ legal requirements, regulations or guidelines, and are subject to oversight by these governmental agencies and ECs or IRBs at the medical institutions where the clinical trials are conducted. We could also encounter delays if a clinical trial is suspended, varied or terminated by us, by the IRBs or ECs of the institutions in which such trials are being conducted, by a Data Safety Monitoring Board for such trial or by the FDA or comparable non-U.S. regulatory authorities. Such authorities may impose such a suspension, variation or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or comparable non-U.S. regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. In addition, changes in regulatory requirements and policies may occur, and we may need to amend clinical trial protocols to comply with these changes. Amendments may require us to resubmit our clinical trial protocols to competent authorities and to IRBs or ECs for re-examination, which may impact the costs, timing or successful completion of a clinical trial.
Further, our conduct of clinical trials in non-U.S. countries presents additional risks that may delay completion of our clinical trials. These risks include the failure of enrolled patients in non-U.S. countries to adhere to clinical protocol as a result of differences in healthcare services or cultural customs, managing additional administrative burdens associated with non-U.S. regulatory schemes, as well as political and economic risks relevant to such non-U.S. countries.
Moreover, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA or comparable non-U.S. regulatory authorities. The FDA or comparable non-U.S. regulatory authority may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA or comparable non-U.S. regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA or comparable non-U.S. regulatory authority, as the case may be, and may ultimately lead to the denial of marketing approval of one or more of our product candidates.

In addition, many of the factors that cause, or lead to, the termination or suspension of, or a delay in the commencement or completion of, clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate. We may make formulation or manufacturing changes to our product candidates, in which case it may need to conduct additional preclinical studies to bridge our modified product candidates to earlier versions. Any delays to our clinical trials that occur as a result could shorten any period during which we may have the exclusive right to commercialize our product candidates and our competitors may be able to bring products to market before we do, and the commercial viability of our product candidates could be significantly reduced. Any of these occurrences may harm our business, financial condition and prospects significantly.
RXC008, RXC007 or any future product candidates may cause significant adverse events, toxicities or other undesirable side effects or have other properties that could halt their clinical development, prevent their regulatory approval, require expansion of their respective trial sizes, limit their commercial potential, or result in significant negative consequences.
As is the case with pharmaceuticals generally, it is likely that there may be side effects and adverse events associated with the use of our product candidates. Results of our clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or comparable non-U.S. regulatory authorities. The drug-related side effects could affect participant recruitment or the ability of enrolled participants to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.
If our product candidates are associated with undesirable side effects or have unexpected characteristics in nonclinical toxicology or carcinogenicity studies or in clinical trials when used alone or in combination with other approved products or investigational new drugs we may need to interrupt, delay or abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. Treatment-related side effects could also affect participant recruitment or the ability of enrolled subjects to complete the trial, or result in potential product liability claims. Any of these occurrences may prevent us from achieving or maintaining market acceptance of the affected product candidate and may harm our business, financial condition and prospects significantly. In addition, regulatory authorities may draw different conclusions, require additional testing to confirm these determinations, require more restrictive labeling or deny regulatory approval of the product candidate.
Participants in our ongoing and planned clinical trials may in the future suffer significant adverse events or other side effects not observed in our preclinical studies or previous clinical trials. Some of our product candidates may be used as chronic therapies or be used in pediatric populations, for which safety concerns may be particularly scrutinized by regulatory agencies. In addition, if our product candidates are used in combination with other therapies, our product candidates may exacerbate adverse events associated with the therapy. Participants treated with our product candidates may also be undergoing surgical, radiation and chemotherapy treatments, which can cause side effects or adverse events that are unrelated to our product candidate, but may still impact the success of our clinical trials. The inclusion of critically ill patients in our clinical trials may result in deaths or other adverse medical events due to other therapies or medications that such patients may be using or due to the gravity of such patients’ illnesses.
If significant adverse events or other side effects are observed in any of our current or future clinical trials, we may have difficulty recruiting participants to the clinical trials, participants may drop out of our trials, or we may be required to abandon the trials or our development efforts of that product candidate altogether. We, the FDA, the competent authorities of the EEA countries, other comparable regulatory authorities or an IRB or EC may suspend clinical trials of a product candidate at any time for various reasons, including a belief that subjects in such trials are being exposed to unacceptable health risks or adverse side effects. Some potential therapeutics developed in the biotechnology industry that initially showed therapeutic promise in early-stage trials have later been found to cause side effects that prevented their further development. Even if the side effects do not preclude the product candidate from obtaining or maintaining marketing approval, undesirable side effects may inhibit market acceptance due to its tolerability versus other therapies. Any of these developments could materially harm our business, financial condition and prospects.
In addition, if our product candidates receive marketing approval, and we or others later identify undesirable side effects caused by treatment with such drug, a number of potentially significant negative consequences could result, including:
•regulatory authorities may suspend, limit or withdraw approvals of such product, or seek an injunction against its manufacture or distribution;
•we may be required to recall a product or change the way the drug is administered to patients;
•regulatory authorities may require additional warnings in the labeling, such as a contraindication or a boxed warning, or issue safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;
•we may be required to change the way the product is administered or conduct additional clinical trials or post-approval studies;
•we may be required to implement a REMS, or similar strategy or create a medication guide outlining the risks of such side effects for distribution to patients;
•additional restrictions may be imposed on the marketing or promotion of the particular product or the manufacturing processes for the product or any component thereof;
•we may be subject to fines, injunctions or the imposition of criminal penalties;
•we could be sued and held liable for harm caused to patients;
•the drug could become less competitive; and
•our reputation may suffer.
Any of these events could prevent us from achieving or maintaining market acceptance of our product candidates, if approved, and could significantly harm our business, financial condition, results of operations and prospects.
We depend on enrollment of participants in our clinical trials. If we are unable to enroll participants in our clinical trials, or enrollment is slower than anticipated, our research and development efforts could be delayed or otherwise adversely affected.
Participant enrollment is a significant factor in the timing of clinical trials, and the timing of our clinical trials depends, in part, on the speed at which we can recruit participants in our trials, as well as completion of required follow-up periods. We may not be able to initiate or continue clinical trials for our product candidates if we are unable to locate and enroll a sufficient number of eligible participants to participate in these trials to such trial’s conclusion as required by the FDA, the competent authorities of the EEA countries, or other comparable non-U.S. regulatory authorities. Additionally, certain clinical trials for future product candidates may be focused on indications with relatively small patient populations, which may further limit enrollment of eligible participants or may result in slower enrollment than we anticipate. The eligibility criteria of our clinical trials, once established, may further limit the pool of available trial participants.
Participant enrollment may also be affected if our competitors have ongoing clinical trials for product candidates that are under development for the same indications as our product candidates, and patients who would otherwise be eligible for our clinical trials instead enroll in clinical trials of our competitors’ product candidates. Participant enrollment for any of our clinical trials may be affected by other factors, including:
•the targeting of an orphan disease, IPF, for our RXC007 clinical trials, which is characterized by low incidence in the general population and high unmet medical need that has led to increased clinical activity and competition for participants;

•severity of the disease under investigation;
•availability and efficacy of approved drugs for the disease under investigation, including existing treatment options for IPF and FCSD;
•participant eligibility criteria for the trial in question as defined in the protocol and the nature of the trial protocol;
•perceived risks and benefits of the product candidate under study;
•clinicians’ and participants’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new products that may be approved for the indications we are investigating;
•participant referral practices of physicians;
•the ability to monitor participants adequately during and after treatment;
•proximity and availability of clinical trial sites for prospective participants;
•continued enrollment of prospective participants by clinical trial sites; and
•the risk that participants enrolled in clinical trials will drop out of the trials before completion.
Our inability to enroll a sufficient number of participants for our clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for our product candidates and jeopardize our ability to obtain marketing approval for the sale of our product candidates. Furthermore, even if we are able to enroll a sufficient number of participants for our clinical trials, we may have difficulty maintaining enrollment of such participants in our clinical trials. If we have difficulty enrolling or maintaining a sufficient number of participants to conduct our clinical trials, we may need to delay, limit or terminate clinical trials, any of which would harm our business, financial condition, results of operations and prospects.
We are conducting clinical trials for product candidates outside the United States, and the FDA and comparable non-U.S. regulatory authorities may not accept data from such trials.
We conduct our clinical trials both within the United States and in multiple jurisdictions outside of the United States.
The acceptance of data from clinical trials conducted outside the United States by the FDA or by a comparable non-U.S. regulatory authority may be subject to certain conditions or may not be accepted at all. In cases where data from non-U.S. clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will generally not approve the application on the basis of non-U.S. data alone unless (i) the data are applicable to the
U.S. population and medical practice; (ii) the trials were performed by clinical investigators of recognized competence and pursuant to GCP regulations; and (iii) the FDA is able to validate the data from the study through an on-site inspection if necessary. In general, the patient population for any clinical trials conducted outside the United States must be representative of the population for whom we intend to label the product candidate in the United States. Comparable non-U.S. regulatory authorities may impose equivalent obligations in relation to data generated in clinical trials in the United States or other countries.
Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. Many non-U.S. regulatory authorities have similar approval requirements. In addition, such non-U.S. trials would be subject to the applicable local laws of the non-U.S. jurisdictions where the trials are conducted, including evidence of compliance with GCP. There can be no assurance that the FDA or any comparable non-U.S. regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or any comparable non-U.S. regulatory authority does not accept such data, it would result in the need for additional trials, which could be costly and time-consuming, and which may result in product candidates that we may develop not receiving approval for commercialization in the applicable jurisdiction.

The regulatory approval processes of the FDA, European Commission and comparable non-U.S. authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.
We are not permitted to commercialize, market, promote or sell any product candidate in the United States without obtaining marketing approval from the FDA. Non-U.S. regulatory authorities impose similar requirements. The time required to obtain approval by the FDA, European Commission and other comparable non-U.S. regulatory authorities is unpredictable, typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the type, complexity and novelty of the product candidates involved. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or result in a decision not to approve an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other data. Even if we eventually complete clinical testing and receive approval of any regulatory filing for our product candidates, the FDA, European Commission and other comparable non-U.S. regulatory authorities may approve our product candidates for a more limited indication or a narrower patient population than we originally requested. We have not submitted for, or obtained, regulatory approval for any product candidate, and it is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval. Of the large number of drugs in development, only a small percentage successfully complete the FDA, European Commission and other comparable non-U.S. regulatory approval processes and are commercialized. The lengthy approval process as well as the unpredictability of future clinical trial results may result in our failing to obtain regulatory approval to market our product candidates, which would significantly harm our business, results of operations and prospects.
Applications for our product candidates could fail to receive regulatory approval for many reasons, including the following:
•the FDA, EMA or other comparable non-U.S. regulatory authorities may disagree with the design, implementation or results of our clinical trials;
•the FDA, EMA or other comparable non-U.S. regulatory authorities may determine that our product candidates are not safe and effective, only moderately effective or have undesirable or unintended side effects, toxicities or other characteristics that preclude us from obtaining marketing approval or prevent or limit commercial use;
•the population studied in the clinical trial may not be sufficiently broad or representative to assure efficacy and safety in the full population for which we seek approval;
•the FDA, EMA or other comparable non-U.S. regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;
•the data collected from clinical trials of our product candidates may not be sufficient to support the submission of a new drug application, or an NDA, or other submission or to obtain regulatory approval in the United States or elsewhere;
•we may be unable to demonstrate to the FDA, EMA or other comparable non-U.S. regulatory authorities that a product candidate’s risk-benefit ratio for its proposed indication is acceptable;
•the FDA, national competent authorities of EEA countries or other comparable non-U.S. regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and
•the approval policies or regulations of the FDA, national competent authorities of EEA countries, EMA or other comparable non-U.S. regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

This lengthy approval process, as well as the unpredictability of the results of clinical trials, may result in our failing to obtain regulatory approval to market any of our product candidates, which would significantly harm our business, results of operations and prospects.
In addition, even if we obtain approval of our product candidates, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may impose significant limitations in the form of narrow indications, warnings, or a Risk Evaluation and Mitigation Strategy, or REMS, or similar strategy.
Regulatory authorities may not approve the price we intend to charge for products we may develop, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labelling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could seriously harm our business.
Although we have received Fast Track designation for RXC008 for the treatment of fibrostenotic Crohn's disease, we may be unable to obtain or maintain the benefits associated with such designation.
In February 2026, we were granted FDA Fast Track designation for RXC008 for the treatment of fibrostenotic Crohn's disease (“FSCD”). If a drug is intended for the treatment of a serious or life-threatening condition and demonstrates the potential to address unmet medical needs for this condition, the sponsor may apply for FDA Fast Track designation for a particular indication. NDAs submitted for Fast Track designated drugs may qualify for priority review, accelerated approval and rolling submission under the policies and procedures offered by the FDA, but the Fast Track designation does not assure any such qualification or ultimate marketing approval by the FDA. In addition, we may not experience a faster development process, review or approval compared to conventional FDA procedures, and receiving a Fast Track designation does not provide assurance of ultimate FDA approval.
We may not be able to obtain or maintain orphan designations for any of our product candidates, and we may be unable to maintain the benefits associated with orphan drug designation, including the potential for market exclusivity.
We may seek orphan designation for some of our product candidates; however, we may never receive such designations. Under the Orphan Drug Act of 1983, the FDA may designate a product as an orphan product candidate if it is intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals in the United States, or a patient population of greater than 200,000 individuals in the United States, but for which there is no reasonable expectation that the cost of developing the drug or biologic will be recovered from sales in the U.S. Orphan drug designation must be requested before submitting an NDA.
In the European Union, Regulation (EC) No. 141/2000, as implemented by Regulation (EC) No. 847/2000 provides that a medicinal product can be designated as an orphan medicinal product by the European Commission if its sponsor can establish that (1) the product is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; (2) either (a) such condition affects no more than five in ten thousand persons in the European Union, or EU, when the application is made, or (b) the product, without the benefits derived from orphan status, would not generate sufficient return in the EU to justify the necessary investment; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of the condition in question that has been authorized in the EU or, if such method exists, the product will be of significant benefit to those affected by that condition. The EU orphan medicinal product framework is currently under active legislative review. In December 2025, the European Commission, Parliament and Council reached a political agreement on the Pharma Package, which includes proposed changes to the EU orphan medicinal product framework that may modify the length of orphan market exclusivity and change the way in which market exclusivity is awarded to drugs with more than one approved orphan indication. As of the date of this document, Regulation (EC) No. 141/2000 remains in force; however, the applicable legislative framework will change if and when the proposed reform is adopted. In the United States, orphan designation entitles a party to financial incentives such as opportunities for grant funding toward clinical trial costs, tax advantages and user-fee waivers. In addition, if a product candidate that has orphan designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications, including an NDA, to market the same product for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or where the manufacturer is unable to assure sufficient product quantity.
In the EU, orphan medicinal product designation entitles an applicant to incentives such as fee reductions or fee waivers, protocol assistance, and access to the centralized marketing authorization procedure. Upon grant of a marketing authorization, orphan medicinal products are entitled to a ten-year period of market exclusivity for the approved therapeutic indication, which means that the EMA cannot accept another marketing authorization application, or grant a marketing authorization, or accept an application to extend a marketing authorization for a similar product for the same indication for a period of ten years. The period of market exclusivity is extended by two years for orphan medicinal products that have also complied with an agreed Pediatric Investigation Plan, or PIP. Orphan medicinal product designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. The Pharma Package is subject to formal adoption by the European Parliament and Council and, if adopted, could alter the exclusivity protections currently available for our orphan designated products in the EU.
Even if we obtain orphan drug exclusivity for a product, such exclusivity may not effectively protect the product from competition because different drugs and biologics can be approved for the same condition. Even after an orphan drug or biologic is approved, the FDA, European Commission or other comparable non-U.S. regulatory authority can subsequently approve the same drug or biologic for the same condition if such regulatory authority concludes that the later drug or biologic is clinically superior because it is shown to be safer, more effective or makes a major contribution to patient care. Orphan drug exclusivity may also be lost if the FDA, European Commission or other comparable non-U.S. regulatory authority later determines that the initial request for designation was materially defective. In addition, orphan drug exclusivity does not prevent the FDA, European Commission or other comparable non-U.S. regulatory authority from approving competing drugs or biologics for the same or similar indication containing a different active ingredient. In addition, if a subsequent drug or biologic is approved for marketing for the same or a similar indication as any of our product candidates that receive marketing approval, we may face increased competition and lose market share regardless of orphan drug exclusivity. Orphan designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.
Disruptions at the FDA, European Commission, EMA and other government agencies, including comparable non-U.S. regulatory authorities caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved or commercialized in a timely manner or at all, which could negatively impact our business.
The ability of the FDA, European Commission, EMA or comparable non-U.S. regulatory authorities to review and approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory and policy changes, their ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect their ability to perform routine functions. As an example, average review times at the FDA have fluctuated in recent years. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA, European Commission and other comparable non-U.S. regulatory authorities may also slow the time necessary for new drugs and biologics or modifications to approved drugs and biologics to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, including for 43 days beginning on October 1, 2025, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.
Even if we receive regulatory approval of any product candidates, we will be subject to extensive ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates, if approved, could be subject to post-market study requirements, marketing and labeling restrictions, and even recall or market withdrawal if unanticipated safety issues are discovered following approval. In addition, we may be subject to penalties or other enforcement action if we fail to comply with regulatory requirements.
The FDA, European Commission, EMA or comparable non-U.S. regulatory authorities may not approve any of our product candidates. However, if the FDA or a comparable non-U.S. regulatory authority approves any of our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, conformance with applicable product tracking and tracing requirements, establishment registration and listing, as well as continued compliance with cGMPs or similar requirements and GCPs for any clinical trials that we conduct post-approval. Any regulatory approvals that we receive for our product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing studies, and surveillance to monitor the safety and efficacy of the product. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:
•restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;
•restrictions on our ability to conduct clinical trials, including full or partial clinical holds on ongoing or planned trials;
•restrictions on product distribution or use, or requirements to conduct post-marketing studies or clinical trials;
•fines, warning letters or other regulatory enforcement action;
•refusal by the FDA, European Commission, EMA or comparable non-U.S. regulatory authorities to approve pending applications or supplements to approved applications filed by us;
•product seizure or detention, or refusal to permit the import or export of products; and
•injunctions or the imposition of civil or criminal penalties.
The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and generate revenue and could require us to expend significant time and resources in response and could generate negative publicity.
In addition, the FDA’s or comparable non-U.S. regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability. For example, to the extent we seek regulatory approval or reimbursement for any approved products in the European Union, we may be affected by ongoing regulatory reform. In the EU, several recently adopted and pending legislation will impact regulatory procedures for medicinal products. Key developments include:
•On December 11, 2025, the European Commission, the Parliament and the European Council reached a political agreement on a comprehensive overhaul of EU pharmaceutical legislation (the “Pharma Package”). This package - comprised of a new directive and regulation to replace existing legislation – aims to modernize the EU framework. The political agreement is still subject to formal approval by the European Parliament and Council. The reform encompasses a broad range of measures, including changes to regulatory exclusivity, incentives to combat antimicrobial resistance, intellectual property exemptions for generic medicines, orphan products, and marketing authorization procedures. The new framework is expected to enter into force in late 2026 and to be subject to transitional arrangements, with full application not anticipated before 2028.

•Regulation (EU) 2021/2282 on health technology assessment (HTA Regulation) entered into application on January 12, 2025, introducing a single EU-level submission file for joint clinical assessments. The HTA Regulation initially applies to new active substances for oncology products and advanced therapy medicinal products, and will expand to orphan medicinal products in January 2028 and to all centrally authorized medicinal products by 2030.
•Other legislative initiatives include the proposed SPC Regulation revision, the proposed Critical Medicines Act (for which a provisional political agreement was reached in May 2026), and the proposed Biotech Act.
Any product candidate for which we obtain marketing approval will be subject to restrictions, such as the laws and regulations prohibiting the promotion of off-label uses, or may need to be withdrawn from the market, and we may be subject to substantial penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our medicines, when and if any of them are approved.
The FDA and other regulatory agencies closely regulate the marketing and promotion of medicines to ensure that they are marketed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA and other regulatory agencies impose stringent restrictions on manufacturers’ communications regarding off-label use. In particular, a product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. If we receive marketing approval for a product candidate, physicians may nevertheless prescribe it to their patients in a manner that is inconsistent with the approved label. If we are found to have promoted such off-label uses, we may be subject to enforcement action for off-label marketing by the FDA and other federal and state enforcement agencies, including the Department of Justice and comparable non-U.S. agencies. Violation of the Federal Food, Drug, and Cosmetic Act and other statutes, including the False Claims Act, relating to the promotion and advertising of prescription products may also lead to investigations or allegations of violations of federal and state healthcare fraud and abuse laws and state consumer protection laws. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. Comparable restrictions and risks apply in non-U.S. countries. If we cannot successfully manage the promotion of our product candidates, if approved, we could become subject to significant liability, which would materially adversely affect our business and financial condition.
In addition, later discovery of previously unknown problems with our medicines, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including:
•restrictions on such medicines, manufacturers or manufacturing processes;
•restrictions on the labeling or marketing of a medicine;
•restrictions on the distribution or use of a medicine;
•requirements to conduct post-marketing clinical trials;
•receipt of warning or untitled letters;
•withdrawal of the medicines from the market;
•refusal to approve pending applications or supplements to approved applications that we submit;
•recall of medicines;
•fines, restitution or disgorgement of profits or revenue;
•suspension, variation or withdrawal of marketing approvals;
•suspension of any ongoing clinical trials;
•refusal to permit the import or export of our medicines;
•product seizure; and

•injunctions or the imposition of civil or criminal penalties.
Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to commercialize any product candidates we develop and adversely affect our business, financial condition, results of operations and prospects.
Additionally, if any of our product candidates receive marketing approval, the FDA or comparable non-U.S. regulatory authorities could require us to adopt a REMS or similar strategy to ensure that the benefits outweigh its risks, which may include, among other things, a medication guide outlining the risks of the product for distribution to patients and a communication plan to healthcare practitioners. Furthermore, if we or others later identify undesirable side effects caused by our product candidate, several potentially significant negative consequences could result, including:
•regulatory authorities may suspend, vary or withdraw approvals of such product candidate;
•regulatory authorities may require additional warnings on the label;
•we may be required to change the way a product candidate is administered or conduct additional clinical trials;
•we could be sued and held liable for harm caused to patients; and
•our reputation may suffer.
Our employees and independent contractors, including consultants, vendors and collaboration partners, may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.
We are exposed to the risk that our employees and independent contractors, including consultants, vendors and collaboration partners, may engage in fraudulent conduct or other illegal activities. Misconduct by these parties could include intentional, reckless or negligent conduct or unauthorized activities that violate: (i) the laws and regulations of the FDA, rules and regulations of the EU, the national laws of individual EEA countries, and other similar regulatory requirements, including those laws that require the reporting of true, complete and accurate information to such authorities; (ii) manufacturing standards; (iii) federal, state or national data privacy, security, fraud and abuse and other healthcare laws and regulations in the United States and abroad; or (iv) laws that require the reporting of true, complete and accurate financial information and data. Specifically, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws could also involve the improper use or misrepresentation of information obtained in the course of clinical trials, creating fraudulent data in our preclinical studies or clinical trials or illegal misappropriation of drug product, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws or regulations. Additionally, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgements, possible exclusion from participation in Medicare, Medicaid and other U.S. federal healthcare programs or comparable non-U.S. programs, individual imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations.

Risks Related to Healthcare Laws and other Legal Compliance Matters
Enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates and may affect the prices we may set.
In the United States and some non-U.S. jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system, including cost-containment measures that may reduce or limit coverage and reimbursement for newly approved drugs and affect our ability to profitably sell any product candidates for which we obtain marketing approval. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs and improve the quality of healthcare.
For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively the ACA, was enacted in the United States, which substantially changes the way healthcare is financed by both governmental and private insurers.
There have been executive, judicial and Congressional challenges to certain aspects of the ACA. For example, on July 4, 2025, the One Big Beautiful Bill Act, or OBBBA, was signed into law, which narrowed access to ACA marketplace exchange enrollment and declined to extend the ACA enhanced advanced premium tax credits that expired at the end of 2025, which, among other provisions in the law, are anticipated to reduce the number of Americans with health insurance. The OBBBA also is expected to reduce Medicaid spending and enrollment by implementing work requirements for some beneficiaries, capping state-directed payments, reducing federal funding, and limiting provider taxes used to fund the program. Congress is considering proposed legislation intended to further reduce healthcare costs with alternatives to replace the expired ACA subsidies. It is possible that the ACA will be subject to additional challenges in the future. It is unclear how any such challenges and other health reform measures will impact the ACA or our business.
In addition, other legislative changes have been proposed and adopted since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, resulted in reductions to Medicare payments to providers of 2% per fiscal year, which began in 2013 and will remain in effect through 2032 unless additional Congressional action is taken.
The current administration is pursuing policies to reduce regulations and expenditures across government agencies including at the U.S. Department of Health and Human Services, or HHS, the FDA, the Centers for Medicare & Medicaid Services, or CMS, and related agencies. These actions, presently directed by executive orders or memoranda from the Office of Management and Budget, may propose policy changes that create additional uncertainty for our business. For example, the current administration has announced agreements with pharmaceutical companies that require the drug manufacturers to offer, through a direct-to-consumer platform (TrumpRx), U.S. patients and Medicaid programs prescription drug Most-Favored Nation pricing equal to or lower than those paid in other developed nations, with additional mandates for direct-to-patient discounts and repatriation of foreign revenues. Other recent actions, for example, include (1) directing agencies to reduce agency workforce and cut programs; (2) directing HHS and other agencies to lower prescription drug costs through a variety of initiatives; (3) imposing tariffs on certain imported pharmaceutical products; and (4) as part of the Make America Healthy Again Commission’s Strategy Report released in September 2025, working across government agencies to increase enforcement on direct-to-consumer pharmaceutical advertising. Additionally, the current administration recently called on Congress to enact “The Great Healthcare Plan,” to codify and expand Most-Favored Nation pricing, lower government subsidies to private insurance companies, increase healthcare price transparency, expand pharmaceutical drugs available for over-the-counter purchase, and enact restrictions on pharmacy benefit manager payment methodologies, among other things. These actions and policies may significantly reduce U.S. drug prices, potentially impacting manufacturers’ global pricing strategies and profitability, while increasing their operational costs and compliance risks. In June 2024, in Loper Bright Enterprises v. Raimondo, the U.S. Supreme Court greatly reduced judicial deference to regulatory agencies, which could increase successful legal challenges to federal regulations affecting our operations. Congress may introduce and ultimately pass health care related legislation that could impact the drug approval process and make changes to the Medicare Drug Price Negotiation Program.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. For example, on June 15, 2026, the FDA approved Colorado’s Section 804 Importation Program, or SIP, proposal to import certain drugs from Canada for specific state healthcare programs. It is unclear how this and Florida’s similar program, approved by the FDA in 2024, will be implemented and whether they will overcome potential legal, regulatory, or industry challenges in the United States and/or Canada. Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, results of operations, financial condition and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for our product candidates, if approved, or put pressure on our product pricing, which could negatively affect our business, results of operations, financial condition and prospects.
We expect that these new laws and other healthcare reform measures that may be adopted in the United States and non-U.S. countries in the future may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our product candidates, if approved.
Health Technology Assessment requirements in the EU may negatively affect our ability to obtain and maintain favorable reimbursement for our product candidates in EU Member States.
In order to obtain reimbursement for our products in some European countries, including some EEA countries, we may be required to compile additional data comparing the cost-effectiveness of our products to other available therapies. This Health Technology Assessment, or HTA, of medicinal products is becoming an increasingly common part of the pricing and reimbursement procedures in some EEA countries. The outcome of an HTA will often influence the pricing and reimbursement status granted to these medicinal products by the competent authorities of individual EEA countries. The extent to which pricing and reimbursement decisions are influenced by the HTA of the specific medicinal product currently varies between countries.
On January 12, 2025, the HTA Regulation entered into application through a phased implementation and initially applies to new active substances to treat cancer and to all advanced therapy medicinal products, or ATMPs. It will then be expanded to orphan medicinal products in January 2028, and to all centrally authorized medicinal products as of 2030. Select high-risk medical devices also came into scope in 2026. The HTA Regulation is intended to boost cooperation among Member States in assessing health technologies, including new medicinal products. The Regulation establishes a framework for EU level joint clinical assessments, joint scientific consultations, and the early identification of emerging health technologies. It enables EU Member States to use common tools, methodologies, and procedures and requires them to rely on EU level joint clinical assessment reports for the clinical components of their national HTA evaluations. Individual EEA countries will continue to be responsible for assessing non-clinical (e.g., economic, social, ethical) aspects of health technologies, and making decisions on pricing and reimbursement. However, as implementation of the HTA Regulation is phased in and key methodological and procedural guidance continues to evolve, there remains uncertainty regarding the evidence requirements, timing, and impact of joint clinical assessments on national reimbursement processes. The new framework may result in additional or differently structured evidentiary expectations, misalignment between assessment and regulatory timelines, or delays in national decisions. In addition, there is concern that there are insufficient slots available for joint scientific advice during development. If advice is unavailable during development, there is a higher risk of data gaps and therefore delays in access for patients. Any adverse or delayed HTA outcomes, or divergent national reimbursement decisions, could negatively affect our ability to obtain or maintain favorable pricing and reimbursement status for any product candidates, if approved. If we are unable to maintain favorable pricing and reimbursement status in EEA countries for product candidates that we may successfully develop and for which we may obtain regulatory approval, any anticipated revenue from and growth prospects for those products in the EU could be negatively affected.
We and the third parties with whom we work are subject to stringent and changing privacy laws, information security laws, regulations, policies, contractual obligations and industry standards related to data privacy and security. Our (or the third parties with whom we work) actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions; litigation (including class claims) and mass arbitration demands; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse business consequences.
In the ordinary course of business, we collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit, and share (collectively, process) personal data and other sensitive data, including proprietary and confidential business information, trade secrets, data we collect about trial participants in connection with clinical trials, and sensitive third-party data. Our data processing activities subject us to data privacy and security obligations, such as numerous laws, regulations, guidance, industry standards, external and internal privacy and security obligations, contractual obligations, and other obligations relating to privacy and security.
There are numerous U.S. federal and state laws and regulations related to the privacy, security, and processing of personal data, including those that regulate data breach notification, representations to consumers (e.g., Section 5 of the Federal Trade Commission Act), and other similar laws (e.g., wiretapping laws). For example, most healthcare providers, including research institutions from which we obtain participant health information, are subject to privacy and security regulations promulgated under the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH. HIPAA imposes obligations on “covered entities,” including certain healthcare providers, health plans, and healthcare clearinghouses, as well as their respective “business associates” and covered subcontractors that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.
Numerous U.S. states have enacted comprehensive privacy laws that impose certain obligations on covered businesses, including providing specific disclosures in privacy notices and affording residents with certain rights concerning their personal data. As applicable, such rights may include the right to access, correct, or delete certain personal data, and to opt-out of certain data processing activities, such as targeted advertising, profiling, and automated decision-making. The exercise of these rights may impact our business and ability to provide our products and services. Certain states also impose stricter requirements for processing certain personal data, including sensitive information, such as conducting data privacy impact assessments. These state laws allow for statutory fines for noncompliance. For example, the California Consumer Privacy Act of 2018 (“CCPA”) applies to personal data of consumers, business representatives, and employees who are California residents, and requires businesses to provide specific disclosures in privacy notices and honor requests of such individuals to exercise certain privacy rights. The CCPA provides for fines and allows private litigants affected by certain data breaches to recover significant statutory damages. Outside the United States, an increasing number of laws, regulations, and industry standards govern data privacy and security. For example, the General Data Protection Regulation of the European Union (“EU GDPR”), the United Kingdom’s GDPR (“UK GDPR”) (collectively, “GDPR”), impose strict requirements for processing personal data. For example, under the GDPR, companies may face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros under the EU GDPR, 17.5 million pounds sterling under the UK GDPR or, in each case, 4% of annual global revenue, whichever is greater; or private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests. The rapid development of the global privacy and data protection regulatory landscape may further complicate compliance efforts, and increase legal risk and compliance costs for us and the third parties upon whom we rely.  Laws similar to the CCPA have and continue to come into force in other U.S. states, and laws similar to the GDPR have and continue to come into force in other global jurisdictions.

Our employees and personnel can use generative artificial intelligence (“AI”) technologies to perform their work, and the disclosure and use of personal data in generative AI technologies is subject to various privacy laws and other privacy obligations. Governments have passed and are likely to pass additional laws regulating generative AI. Our use of this technology could result in additional compliance costs, regulatory investigations and actions, and lawsuits. If we are unable to use generative AI, it could make our business less efficient and result in competitive disadvantages.
In the ordinary course of business, we transfer personal data from Europe and other jurisdictions to the United States or other countries. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the European Economic Area (EEA) and the United Kingdom (UK) have significantly restricted the transfer of personal data to the United States and other countries whose privacy laws it generally believes are inadequate. Other jurisdictions may adopt or have already adopted similarly stringent data localization and cross-border data transfer laws. Although there are currently various mechanisms that may be used to transfer personal data from the EEA and UK to the United States in compliance with law, such as the EEA standard contractual clauses, the UK’s International Data Transfer Agreement / Addendum, and the EU-U.S. Data Privacy Framework and the UK extension thereto (which allows for transfers to relevant U.S.-based organizations who self-certify compliance and participate in the Framework), these mechanisms are subject to legal challenges, and there is no assurance that we can satisfy or rely on these measures to lawfully transfer personal data to the United States. If there is no lawful manner for us to transfer personal data from the EEA, the UK or other jurisdictions to the United States, or if the requirements for a legally-compliant transfer are too onerous, we could face significant adverse consequences, including the interruption or degradation of our operations, the need to relocate part of or all of our business or data processing activities to other jurisdictions (such as Europe) at significant expense, increased exposure to regulatory actions, substantial fines and penalties, the inability to transfer data and work with partners, vendors and other third parties, and injunctions against our processing or transferring of personal data necessary to operate our business. Additionally, companies that transfer personal data out of the EEA and UK to other jurisdictions, particularly to the United States, are subject to increased scrutiny from regulators, individual litigants, and activist groups. Some European regulators have ordered certain companies to suspend or permanently cease certain transfers out of Europe for allegedly violating the GDPR’s cross-border data transfer limitations.
In addition to data privacy and security laws, we are contractually subject to industry standards adopted by industry groups and we are, and may become in the future, subject to such obligations. We are also bound by contractual obligations related to data privacy and security, and our efforts to comply with such obligations may not be successful. We publish privacy policies, marketing materials, whitepapers, and other statements concerning data privacy and security. Regulators in the United States are increasingly scrutinizing these statements, and if these policies, materials or statements are found to be deficient, lacking in transparency, deceptive, unfair, misleading, or misrepresentative of our practices, we may be subject to investigation, enforcement actions by regulators or other adverse consequences.
Obligations related to data privacy and security (and consumers’ data privacy expectations) are quickly changing, becoming increasingly stringent, and creating uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Preparing for and complying with these obligations requires us to devote significant resources, which may necessitate changes to our services, information technologies, systems, and practices and to those of any third parties that process personal data on our behalf. We may at times fail (or be perceived to have failed) in our efforts to comply with our data privacy and security obligations. Moreover, despite our efforts, our personnel or third parties with whom we work may fail to comply with such obligations, which could negatively impact our business operations. If we or the third parties with whom we work fail, or are perceived to have failed, to address or comply with applicable data privacy and security obligations, we could face significant consequences, including: government enforcement actions (e.g., investigations, fines, penalties, audits, inspections, and similar); litigation (including class-action claims) and mass arbitration demands; additional reporting requirements and/or oversight; bans or restrictions on processing personal data; orders to destroy or not use personal data; and imprisonment of company officials. In particular, plaintiffs have become increasingly more active in bringing privacy-related claims against companies, including class claims and mass arbitration demands. Some of these claims allow for the recovery of statutory damages on a per violation basis, and, if viable, carry the potential for monumental statutory damages, depending on the volume of data and the number of violations. Any of these events could have a material adverse effect on our reputation, business, or financial condition, including: loss of customers; interruptions or stoppages in our business operations (including, as relevant, clinical trials); inability to process personal data or to operate in certain jurisdictions; limited ability to develop or commercialize our products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or substantial changes to our business model or operations.
Our business operations and current and future relationships with investigators, healthcare professionals, consultants, third-party payors and customers will be subject to applicable healthcare regulatory laws, which could expose us to significant penalties.
Our business operations and current and future arrangements with investigators, healthcare professionals and entities, consultants, third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations. These laws regulate the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell, and distribute our product candidates for which we obtain marketing approval. Such laws include, among others: the U.S. federal Anti-Kickback Statute, the U.S. federal false claims laws, including the False Claims Act, HIPAA, as amended, HITECH, and their implementing regulations, the federal Physician Payments Sunshine Act, and analogous state and non-U.S. laws and regulations, such as state antikickback and false claims laws, which may apply to our business practices. For additional information regarding the regulatory regime under which we operate, see “Business—Government Regulation.”
Efforts to ensure that our current and future business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations, agency guidance or case law involving applicable healthcare laws. If our operations are found to be in violation of any of these or any other health regulatory laws that may apply to us, we may be subject to significant penalties, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, individual imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs or similar programs in other countries or jurisdictions, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement and curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. Even the mere issuance of a subpoena or the fact of an investigation alone, regardless of the merit, may result in negative publicity, a drop in our share price and other harm to our business, financial condition and results of operations. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired.
We are subject to environmental, health and safety laws and regulations, and we may become exposed to liability and substantial expenses in connection with environmental compliance or remediation activities.
Our operations, including our research, development, testing and manufacturing activities, are subject to numerous environmental, health and safety laws and regulations. These laws and regulations govern, among other things, the controlled use, handling, release and disposal of and the maintenance of a registry for, hazardous materials and biological materials. If we fail to comply with such laws and regulations, we could be subject to fines or other sanctions. As with other companies engaged in activities similar to ours, we face a risk of environmental liability inherent in our current and historical activities, including liability relating to releases of or exposure to hazardous or biological materials. Environmental, health and safety laws and regulations are becoming more stringent. We may be required to incur substantial expenses in connection with future environmental compliance or remediation activities, in which case, our production and development efforts may be interrupted or delayed.

We are subject to anti-corruption laws, as well as export control laws, customs laws, sanctions laws and other laws governing our operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures and legal expenses.
Our operations are subject to anti-corruption laws, including the UK Bribery Act 2010, or the Bribery Act, the U.S. Foreign Corrupt Practices Act, or the FCPA, and other anti-corruption laws that apply in countries where we may do business in the future. The Bribery Act, FCPA and these other laws generally prohibit us, our officers and our employees and intermediaries from bribing, being bribed or making other prohibited payments to government officials or other persons to obtain or retain business or gain some other business advantage. We may in the future operate in jurisdictions that pose a high risk of potential Bribery Act or FCPA violations, and we may participate in collaborations and relationships with third parties whose actions could potentially subject us to liability under the Bribery Act, FCPA or local anti-corruption laws. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which any of our international operations might be subject or the manner in which existing laws might be administered or interpreted.
We also are subject to other laws and regulations governing any international operations, including regulations administered by the governments of the United Kingdom and the United States, and authorities in the EEA, including applicable export control regulations, economic sanctions on countries and persons, customs requirements and currency exchange regulations, or, collectively, the Trade Control laws.
There is no assurance that we will be completely effective in ensuring our compliance with all applicable anti-corruption laws, including the Bribery Act, FCPA or other legal requirements, including Trade Control laws. If we are not in compliance with the Bribery Act, FCPA and other anticorruption laws or Trade Control laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures and legal expenses. Any investigation of any potential violations of the Bribery Act, FCPA, other anti-corruption laws or Trade Control laws by the United Kingdom, United States, EEA countries, or other authorities, even if it is ultimately determined that we did not violate such laws, could be costly and time-consuming, require significant personnel resources and harm our reputation.
We will seek to build and continuously improve our systems of internal controls and to remedy any weaknesses identified. There can be no assurance, however, that the policies and procedures will be followed at all times or effectively detect and prevent violations of the applicable laws by one or more of our employees, consultants, agents or collaborators and, as a result, we could be subject to fines, penalties or prosecution.
Risks Related to Commercialization
We currently have no marketing and sales organization and have no experience in marketing products. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our product candidates, if approved, we may not be able to generate product revenue.
We currently have no sales, marketing or distribution capabilities and have no experience in marketing products. The development of an in-house marketing organization and sales force would require significant capital expenditures, management resources and time. We would also be required to compete with other pharmaceutical and biotechnology companies in recruiting and retaining marketing and sales personnel.
If we do not establish internal sales, marketing and distribution capabilities, we will pursue arrangements with third-party sales, marketing, and distribution collaborators, assuming that our product candidates are or will be approved for marketing in applicable jurisdictions. However, there can be no assurance that we will be able to establish or maintain such arrangements on favorable terms or at all. If we are able to establish such relationships, there is no assurance that they will provide effective sales forces or marketing and distribution capabilities. Revenue generation would be dependent upon the efforts of such third parties, which may not be successful.
There can be no assurance that we will be able to develop in-house sales and distribution capabilities or establish or maintain relationships with third-party collaborators to commercialize any product, if approved, in the United States, EEA or in other countries.

We face substantial competition, which may result in others developing or commercializing drugs before or more successfully than we do.
We face significant competition and if our competitors develop and market products that are more effective, safer or less expensive than the product candidates we develop, our commercial opportunities will be negatively impacted. The biotechnology industry is highly competitive. We are currently developing product candidates that will compete, if approved, with other products and therapies that currently exist or are being developed. Products we may develop in the future are also likely to face competition from other products and therapies, some of which we may not currently be aware. We have competitors both in the United States and internationally, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, universities and other research institutions. Many of our competitors have significantly greater financial, manufacturing, marketing, product development, technical and human resources than we do. Large pharmaceutical companies, in particular, have extensive experience in clinical testing, obtaining marketing approvals, recruiting participants and manufacturing pharmaceutical products. These companies also have significantly greater research and marketing capabilities than we do and may also have products that have been approved or are in late stages of development, and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. Transactions and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. As a result of all of these factors, our competitors may succeed in obtaining patent protection and/or marketing approval or discovering, developing and commercializing products in our field before we do.
Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe effects, are more convenient, have a broader label, are marketed more effectively, are reimbursed or are less expensive than any products that we may develop. Our competitors also may obtain FDA, EMA or other marketing approval for their products more rapidly than we may obtain approval for our products, which could result in our competitors establishing a strong market position before we are able to enter the market. Even if the product candidates we develop achieve marketing approval, they may be priced at a significant premium over competitive products if any have been approved by then, resulting in reduced competitiveness.
Smaller and other early-stage companies may also prove to be significant competitors. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and participant registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.
The competitive landscape for ROCK inhibitors in fibrotic indications is evolving, with activity spanning both selective ROCK2 inhibitors and broader ROCK-pathway modulators. Competition is differentiated by isoform selectivity, mechanism of action, tissue penetration, route of administration, and the specific fibrotic disease being targeted. Companies are evaluating ROCK inhibition across similar indications as are being targeted with zelasudil, including cGvHD and IPF. There are currently no approved anti-fibrotic therapies for fibrostenotic Crohn’s disease, and patients with this condition are generally limited to surgical intervention. While this absence of approved therapies represents an unmet medical need, it also means that other companies, including major pharmaceutical companies and smaller biotechnology companies, may be pursuing or may in the future pursue product candidates targeting the same or overlapping fibrotic mechanisms for this or related gastrointestinal indications.
The field of fibrostenotic Crohn’s disease is attracting interest as companies seek therapies that may address both the underlying fibrotic process and associated inflammation. Consequently, the competitive landscape is characterized by a mix of emerging clinical-stage programs and earlier-stage approaches, with differentiation likely to depend on multiple factors including anti-fibrotic efficacy, safety and tolerability and pharmacological selectivity.

Technological changes could overtake our candidates being developed.
The pharmaceutical industry is subject to rapid technological change which could affect the success of our product candidates or make them obsolete. Research and discoveries by others may result in medical insights or breakthroughs which render our product candidates less competitive or even obsolete before they generate revenue. We may be unable to successfully establish and protect our intellectual property which is significant to our competitive position. Our success depends in part on our ability to obtain and maintain protection for our inventions and proprietary information, so that we can stop others from making, using or selling our inventions or proprietary rights. We own a portfolio of patent applications and are the authorized licensee of other patents and patent applications.
In most jurisdictions, there is an 18-month statutory delay between the time of filing of a patent application and the time its contents are made public officially, and others may have filed patent applications for subject matter covered by our pending patent applications without us being aware of those applications. Some of these may have been filed before our own patent applications. Consequently, our patent applications may be subject to the earlier rights of others and our pending patent applications may not result in issued patents. Even if we obtain patents, they may not be valid or enforceable against others. Moreover, even if we receive patent protection for some or all of our product candidates, those patents may not give us an advantage over competitors with similar candidates.
To develop and maintain its competitive position, we also rely on unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation, which we protect with security measures we consider to be reasonable, including confidentiality agreements with our collaborators, consultants and employees. We may not have adequate remedies if these agreements are breached. Our competitors may also independently develop any of this proprietary information.
If we fail to obtain adequate access to, or protection for, the intellectual property required to prosecute our strategy, our competitors may be able to take advantage of our research and development efforts. Our success will depend, in large part, on our ability to obtain and maintain patent or other proprietary protection for our technologies in general. Legal standards relating to patents covering pharmaceutical or biotechnological inventions and the scope of claims made under these patents are continuously evolving. The policy regarding the breadth of claims allowed in biotechnology and pharmaceutical patents is subject to changes in the case law as the law evolves. Our patent position is therefore highly uncertain and involves complex legal and factual issues.
Even if approved, our product candidates may not achieve adequate market acceptance among healthcare providers, patients, healthcare payors and others in the medical community necessary for commercial success.
The degree of market acceptance of any of our approved product candidates will depend on a number of factors, including:
•the efficacy and safety profile as demonstrated in clinical trials compared to alternative treatments;
•the timing of market introduction of the product candidate as well as competitive products;
•the clinical indications for which the product candidate is approved;
•restrictions on the use of our product candidates, such as boxed warnings or contraindications in labeling, or a REMS, or similar strategy, if any, which may not be required of alternative treatments and competitor products;
•the potential and perceived advantages of product candidates over alternative treatments;
•the cost of treatment in relation to alternative treatments;
•pricing and the availability of coverage and adequate reimbursement by third-party payors, including government authorities;
•the availability of the approved product candidate for use as a combination therapy;

•relative convenience and ease of administration;
•the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;
•the effectiveness of sales and marketing efforts;
•unfavorable publicity relating to our products or product candidates or similar approved products or product candidates in development by third parties; and
•the approval of other new therapies for the same indications.
If any of our product candidates is approved but does not achieve an adequate level of acceptance by healthcare providers, hospitals, healthcare payors and patients, we may not generate or derive sufficient revenue from that product candidate and our financial results could be negatively impacted.
Any product candidates we develop may become subject to unfavorable third-party coverage and reimbursement practices, as well as pricing regulations.
The availability and extent of coverage and adequate reimbursement by third-party payors, including government health administration authorities, private health coverage insurers, managed care organizations and other third-party payors is essential for most patients to be able to afford expensive treatments. Sales of any of our product candidates that receive marketing approval will depend substantially, both in the United States and internationally, on the extent to which the costs of our product candidates will be covered and reimbursed by third-party payors. If reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize an adequate return on our investment. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If coverage and reimbursement are not available or reimbursement is available only to limited levels, we may not successfully commercialize any product candidate for which we obtain marketing approval.
There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. In the United States, for example, the Centers for Medicare & Medicaid Services, or CMS, an agency within HHS decides whether and to what extent a new product will be covered and reimbursed under Medicare, and private third-party payors often follow CMS’s decisions regarding coverage and reimbursement to a substantial degree. However, one third-party payor’s determination to provide coverage for a product candidate does not assure that other payors will also provide coverage for the product candidate. As a result, the coverage determination process is often time-consuming and costly. This process will require us to provide scientific and clinical support for the use of our products to each third-party payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.
Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Further, such payors are increasingly challenging the price, examining the medical necessity and reviewing the cost effectiveness of medical product candidates. For example, HHS imposes rebates on many Medicare Part B and Medicare Part D products to penalize price increases that outpace inflation. In addition, HHS has been empowered to negotiate the price of certain single-source drugs that have been on the market for at least seven (7) years covered under Medicare as part of the Medicare Drug Price Negotiation Program. Each year up to twenty (20) products will be selected by HHS for the Medicare Drug Price Negotiation Program. Products subject to the Medicare Drug Price Negotiation Program are expected to experience a significant reduction in reimbursement from the Medicare program on a per unit basis. There may be especially significant delays in obtaining coverage and reimbursement for newly approved drugs. Third-party payors may limit coverage to specific product candidates on an approved list, known as a formulary, which might not include all FDA-approved drugs for a particular indication. We may need to conduct expensive pharmaco-economic studies to demonstrate the medical necessity and cost effectiveness of our products. Nonetheless, our product candidates may not be considered medically necessary or cost effective. We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be.
Outside the United States, pricing and reimbursement schemes vary widely from country to country and international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost containment initiatives in the EEA, Canada and other countries has and will continue to put pressure on the pricing and usage of therapeutics such as our product candidates. In many countries, particularly the countries of the EEA, medical product prices are subject to varying price control mechanisms as part of national health systems. For example, some EU Member States may restrict the range of products for which their national health insurance systems provide reimbursement. Other countries may control the prices of medicinal products for human use or allow companies to fix their own prices for products but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. The outcome of this HTA process will often influence the pricing and reimbursement status granted to these medicinal products by the competent authorities of individual EEA countries. Such pricing negotiations with governmental authorities can take considerable time following or in connection with receipt of marketing authorization for a product. Political, economic and regulatory developments may further complicate pricing negotiations. In general, product prices under such systems are substantially lower than in the United States.
Additional non-U.S. price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.
If we are unable to establish or sustain coverage and adequate reimbursement for any future product candidates from third-party payors, the adoption of those products and sales revenue will be adversely affected, which, in turn, could adversely affect the ability to market or sell those product candidates, if approved. Coverage policies and third-party payor reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
Risks Related to Dependence on Third Parties
We rely, and expect to continue to rely, on third parties, including CROs, to conduct our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.
We have relied upon and plan to continue to rely upon third parties, including independent clinical investigators and third-party CROs, to conduct certain aspects of our preclinical studies and clinical trials and to monitor and manage data for our ongoing preclinical and clinical programs. We rely on these parties for execution of our preclinical studies and clinical trials, and control only certain aspects of their activities.
Nevertheless, we are responsible for ensuring that each of our studies and trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on these third parties does not relieve us of our regulatory responsibilities. We and our third-party contractors and CROs are required to comply with GCP requirements, which are regulations and guidelines enforced by the FDA, the competent authorities of EEA countries and comparable non-U.S. regulatory authorities for all of our product candidates in clinical development. Regulatory authorities enforce these GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of these third parties or our CROs fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, EMA or comparable non-U.S. regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP regulations. In addition, our clinical trials must be conducted with product produced under cGMP or similar regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be adversely affected if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.
Further, these investigators and CROs are not our employees and we will not be able to control, other than by contract, the amount of resources, including time, which they devote to our product candidates and clinical trials. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other product development activities, which could affect their performance on our behalf. If independent investigators or CROs fail to devote sufficient resources to the development of our product candidates, or if CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed or precluded entirely.
Our CROs have the right to terminate their agreements with us in the event of an uncured material breach. In addition, some of our CROs have an ability to terminate their respective agreements with us if it can be reasonably demonstrated that the safety of the subjects participating in our clinical trials warrants such termination, if we make a general assignment for the benefit of our creditors or if we are liquidated.
If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Additionally, CROs may lack the capacity to absorb higher workloads or take on additional capacity to support our needs. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.
We rely and continue to expect to rely in the future on the use of manufacturing suites in third-party facilities or on third parties to manufacture our product candidates, and we may rely on third parties to produce and process our products, if approved. Our business could be adversely affected if we are unable to use third-party manufacturing suites or if the third-party manufacturers fail to provide us with sufficient quantities of our product candidates or fail to do so at acceptable quality levels or prices.
We do not currently own any facility that may be used as our clinical-scale manufacturing and processing facility and we anticipate having to rely on CMOs to manufacture our product candidates. We have not yet caused any product candidates to be manufactured on a commercial scale and may not be able to do so for any of our product candidates, if approved. We will need to negotiate and maintain contractual arrangements with these outside vendors for the supply of our product candidates and we may not be able to do so on favorable terms.
The facilities used by our contract manufacturers to manufacture our product candidates will need to be approved by the FDA or other comparable non-U.S. regulatory authorities following inspections that will be conducted after we submit an application to the FDA or other comparable non-U.S. regulatory authorities. We may not control the manufacturing process of, and may be dependent on, our contract manufacturing partners for compliance with cGMP requirements and any other regulatory requirements of the FDA or other regulatory authorities for the manufacture of our product candidates. Beyond periodic audits, we have no control over the ability of our CMOs to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable non-U.S. regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any approval in the future, we may need to find alternative manufacturing facilities, which would require the incurrence of significant additional costs and materially adversely affect our ability to develop, obtain regulatory approval for or market our product candidates, if approved. Similarly, our failure, or the failure of our CMOs, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or drugs, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates or drugs and harm our business and results of operations.
We may compete with third parties for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP or similar regulations and that might be capable of manufacturing for us. Additionally, if supply from one approved manufacturer is interrupted, there could be a significant disruption in supply. An alternative manufacturer would need to be qualified and authorized pursuant to a submission to our approved NDA, or NDA supplement, or similar submissions which could result in further delay. Further, we will also need to verify, such as through comparability or bridging studies, that any new or modified manufacturing processes will produce our product candidates according to the specifications previously submitted to the FDA or another regulatory authority. The delays associated with the verification of a new third-party manufacturer could negatively affect our ability to develop product candidates or commercialize our product candidates in a timely manner or within budget. Furthermore, a third-party manufacturer may possess technology related to the manufacture of our product candidates that such third-party manufacturer owns independently. This would increase our reliance on such third-party manufacturer or require us to obtain a license from such third-party manufacturer in order to have another third-party manufacturer manufacture our product candidates. We may be unsuccessful in demonstrating the comparability of clinical supplies to those previously allowed into clinical development by the FDA or other regulatory authorities which could require the conduct of additional studies or clinical trials
Switching manufacturers may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines. These factors could cause the delay of clinical trials, regulatory submissions, required approvals or commercialization of our product candidates, cause us to incur higher costs and prevent us from commercializing our products successfully. Furthermore, if our suppliers fail to meet contractual requirements, and we are unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, our clinical trials may be delayed or we could lose potential revenue.
Our business could be materially adversely affected by business disruptions to our third-party providers that could materially adversely affect our potential future revenue and financial condition and increase our costs and expenses. Each of these risks could delay or prevent the completion of our clinical trials or the approval of any of our product candidates by the FDA or non-U.S. regulatory authorities, result in higher costs or adversely impact commercialization of our product candidates. In addition, we will rely on third parties to perform certain specification tests on our product candidates prior to delivery to patients. If these tests are not appropriately done and test data are not reliable, patients could be put at risk of serious harm and the FDA or non-U.S. regulatory authorities could place significant restrictions on us until deficiencies are remedied.
We may depend upon future collaboration partners to commit to the research, development, manufacturing and marketing of our partnered product candidates.
We cannot control the timing or quantity of resources that our existing or future collaborators will dedicate to research, preclinical and clinical development, manufacturing or marketing of our products. Our collaborators may not perform their obligations according to our expectations or standards of quality. Our collaborators could terminate our existing agreements for a number of reasons, including that they may have other, higher priority products in development or because our partnered programs may no longer be a priority for them. If any of our collaborations are terminated, we could experience delays in developing our product candidates, lose the opportunity to earn any revenues we expected to generate under such agreements, incur unforeseen costs, and suffer damage to the reputation of our product, product candidates and as a company generally.
In order to optimize the launch and market penetration of certain of our future product candidates, we may enter into distribution and marketing agreements with pharmaceutical industry leaders. For these product candidates, we would not market our products alone once they have obtained marketing authorization. The risks inherent in entry into these contracts include:
•the negotiation and execution of these agreements is a long process that may not result in an agreement being signed or that can delay the development or commercialization of the product candidate concerned;

•these agreements are subject to cancellation or non-renewal by our collaborators, or may not be fully complied with by our collaborators;
•in the case of a license granted by us, we lose control of the development of the product candidate licensed; in such cases we would have only limited control over the means and resources allocated by our partner for the commercialization of our product; and
•collaborators may not properly obtain, maintain, enforce, or defend our intellectual property or proprietary rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our proprietary information or expose us to potential litigation.
Should any of these risks materialize, or should we fail to find suitable collaborators, this could have a material adverse effect on our business, prospects, financial condition and results of operations.
If we decide to establish collaborations in the future, but are not able to establish those collaborations on commercially reasonable terms, it may limit our development and commercialization plans.
Our drug development programs and the potential commercialization of our product candidates will require substantial resources, including additional cash to fund expenses. We may continue to seek to selectively form collaborations to expand our capabilities, potentially accelerate research and development activities and provide for commercialization activities by third parties. Any of these relationships may require us to incur non-recurring and other charges, increase our near and long-term expenditures, issue securities that dilute our existing stockholders, or disrupt our management and business.
We would face significant competition in seeking appropriate collaborators and the negotiation process is time-consuming and complex. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA, European Commission or comparable non-U.S. regulatory authorities, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing drugs, the existence of uncertainty with respect to our ownership of intellectual property and industry and market conditions generally. The potential collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such collaboration could be more attractive than the one with us for our product candidates. Further, we may not be successful in our efforts to establish a collaboration or other alternative arrangements for future product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view them as having the requisite potential to demonstrate safety and efficacy.
In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators. Even if we are successful in entering into a collaboration, the terms and conditions of that collaboration may restrict us from entering into future agreements on certain terms with potential collaborators.
If and when we seek to enter into collaborations, we may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of a product candidate, reduce or delay our development program or one or more of its other development programs, delay potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional expertise and additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

Risks Related to Intellectual Property and Information Technology
We rely on a combination of patents and other intellectual property rights to protect our assets, the enforcement, defense and maintenance of which may be challenging and costly. Failure to enforce or protect these rights adequately could harm our ability to compete and impair our business.
Our success and ability to compete effectively are in large part dependent upon exploitation of proprietary technologies and candidates that we have developed internally, our ability to protect and enforce our intellectual property rights so as to preserve our exclusive rights in respect of our technologies and candidates, and our ability to preserve the confidentiality of our know-how. We rely primarily on patent laws to protect our intellectual property rights.
Obtaining and enforcing patents is expensive and time-consuming, there can be no assurance that our pending or future patent applications will be issued as patents, nor that the lack of any such patents will not have a material adverse effect on our ability to develop and market our proposed candidates, or that, if issued, we would have the resources to protect any such issued patent from infringement. Also, no assurance can be given that we will develop technologies or candidates which are patentable or that patents will be sufficiently broad in their scope to provide protection for our intellectual property rights against third parties. Our competitors may be able to design around our issued patents or develop similar technologies or obtain patents that overlap or conflict with our patent applications and that could dominate our patent position. Nor can there be any assurance as to the ownership, validity or scope of any of our patents which have been, or may in the future be, issued or that claims with respect thereto would not be asserted by other parties. Furthermore, there are some areas of technology that are important for our business which cannot be patented due to the existence of prior disclosures or rights or are not patentable subject matter.
We may not be able to file and prosecute all necessary or desirable patent applications or maintain and/or enforce patents that may issue based on our patent applications, at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development results before it is too late to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, contract research organizations, contract manufacturers, consultants, advisors and other third parties, any of these parties may breach these agreements and disclose such results before a patent application is filed, thereby jeopardizing our ability to seek patent protection.
Composition of matter patents for biological and pharmaceutical product candidates often provide a strong form of intellectual property protection for those types of products, as such patents provide protection without regard to any method of use. While we aim to seek composition of matter patents to protect all of our product candidates, we cannot be certain that the claims in our pending patent applications directed to composition of matter of our product candidates will be considered patentable by the United States Patent and Trademark Office, or USPTO, or by patent offices in non-U.S. countries, or that any claims that issue from our patent applications will be considered valid and enforceable by courts in the United States or non-U.S. countries. Method of use patents protect the use of a product for the specified method. This type of patent does not prevent a competitor from making and marketing a product that is identical to our product for an indication that is outside the scope of the patented method. Moreover, even if competitors do not actively promote their product for our targeted indications, physicians may prescribe these products “off-label.” Although off-label prescriptions may infringe or contribute to the infringement of method of use patents, the practice is common and such infringement is difficult to prevent or prosecute.
Furthermore, the patent application process is subject to numerous risks and uncertainties, and there can be no assurance that we or any of our potential future collaborators will be successful in protecting our product candidates by obtaining and defending patents. For example, we may not be aware of all third-party intellectual property rights potentially relating to our product candidates or their intended uses, and as a result the impact of such third-party intellectual property rights upon the patentability of our own patents and patent applications, as well as the impact of such third-party intellectual property upon our freedom to operate, is highly uncertain. Patent applications in the United States and other jurisdictions are typically not published until 18 months after filing or, in some cases, not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our patents or pending patent applications, or that we were the first to file for patent protection of such inventions. As a result, the issuance, inventorship, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending patent applications may be challenged in patent offices in the United States and abroad.
Even issued patents may later be found invalid or unenforceable or may be modified or revoked in proceedings instituted by third parties before various patent offices or in courts. For example, our pending patent applications may be subject to third-party pre-issuance submissions of prior art to the USPTO or our issued patents may be subject to post-grant review, or PGR, proceedings, oppositions, derivations, reexaminations, or inter partes review, or IPR, proceedings, in the United States or in similar proceedings elsewhere, challenging our patent rights or the patent rights of others. An adverse determination in any such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated, or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products.
In addition, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. Only limited term of protection may be available and may not adequately protect our rights or permit us to gain or keep any competitive advantage. To date, we have also relied on copyright, trademark and trade secret laws, as well as confidentiality procedures, non-compete and/or work for hire invention assignment agreements and licensing arrangements with our employees, consultants, contractors, customers and vendors, to establish and protect our rights to our technology and, to the best extent possible, control the access to and distribution of our technology, software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization.
However, trade secret protection will not protect us from innovations that a competitor develops independently of our proprietary know how. If a competitor independently develops a technology that we protect as a trade secret and files a patent application on that technology, then we may not be able to patent that technology in the future, may require a license from the competitor to use our own know-how, and if the license is not available on commercially-viable terms, then we may not be able to launch our product. Furthermore, the laws of some non-U.S. countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent unauthorized material disclosure of our intellectual property to third parties, we will not be able to establish or maintain a competitive advantage in our market, and this scenario could materially adversely affect our business, financial condition and results of operations.
We cannot ensure that patent rights relating to inventions described and claimed in our pending patent applications will issue or that patents based on our patent applications will not be challenged and rendered invalid and/or unenforceable.
The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that we or any of our potential future collaborators will be successful in protecting our product candidates by obtaining and defending patents. We have pending patent applications in numerous countries throughout the world in our portfolio; however, we cannot predict:
•if and when patents may issue based on our patent applications;
•the scope of protection of any patent issuing based on our patent applications;
•whether the claims of any patent issuing based on our patent applications will provide adequate protection against competitors;
•whether or not third parties will find ways to invalidate or circumvent our patent rights;
•whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications;

•whether we will need to initiate litigation or administrative proceedings to enforce and/or defend our patent rights which will be costly whether we win or lose;
•whether the patent applications that we own will result in issued patents with claims that cover our product candidates or uses thereof in the United States or in other non-U.S. countries; and/or
•whether we may experience patent office interruption or delays to our ability to timely secure patent coverage to our product candidates.
We cannot be certain that the claims in our pending patent applications directed to our product candidates and/or technologies will be considered patentable by the USPTO or by patent offices in non-U.S. countries. There can be no assurance that any such patent applications will issue as granted patents. One aspect of the determination of patentability of our inventions depends on the scope and content of the “prior art,” information that was or is deemed available to a person of skill in the relevant art prior to the priority date of the claimed invention. There may be prior art of which we are not aware that may affect the patentability of our patent claims or, if issued, affect the validity or enforceability of a patent claim. Even if the patents do issue based on our patent applications, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. Furthermore, even if they are unchallenged, patents in our portfolio may not adequately exclude third parties from practicing relevant technology or prevent others from designing around our claims. If the breadth or strength of our intellectual property position with respect to our product candidates is threatened, it could dissuade companies from collaborating with us to develop and could threaten our ability to commercialize our product candidates. In the event of litigation or administrative proceedings, we cannot be certain that the claims in any of our issued patents will be considered valid by courts in the United States or non-U.S. countries.
We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market our product candidates.
We cannot guarantee that any of our patent searches or analyses, including our efforts to identify relevant third-party patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of our future product candidates in any jurisdiction.
The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect. For example, we may incorrectly determine that our products are not covered by a third-party patent or may incorrectly predict whether a third-party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our product candidates.
In addition, because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many non-U.S. jurisdictions are typically not published until 18 months after filing, and publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our pending applications, or that we were the first to invent the technology. Our competitors may have filed, and may file in the future, patent applications covering our products or technology similar to ours. Any such patent application may have priority over our patent applications or patents, which could require us to obtain rights to issued patents covering such technologies.
If we are sued for infringement, misappropriation, or otherwise violating the intellectual property rights of third parties, such litigation could be costly and time consuming and could prevent or delay us from developing or commercializing our product candidates and platform technologies.
Our success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries. If a third party successfully brings a claim against us for infringement, misappropriation, or other violation of their intellectual property rights, we may be required to pay substantial damages, be forced to abandon any affected product, or seek a royalty-bearing license from the patent holder. In addition, any intellectual property claims brought against us, whether or not successful, may cause us to incur significant legal expenses and divert the attention of our management and key personnel from other business concerns. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the market price of Fibrx shares. Further, some of our competitors may be able to sustain the costs of complex litigation more effectively or for a longer time than we can because of their substantially greater resources. As such, uncertainties relating to any patent, pending patent or other intellectual property litigation could have a material adverse effect on our ability to market a product, enter into collaborations in respect of the affected candidates, or raise additional funds.
If we were sued for patent infringement, we would need to demonstrate that our product candidates, products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do this. The coverage and scope of patents is subject to interpretation by the courts, and the interpretation is not always uniform or predictable. Proving invalidity may be difficult. For example, in the United States, proving invalidity in court requires a showing of clear and convincing evidence to overcome the presumption of validity that applies to issued patents, and a court of competent jurisdiction may invalidate the claims of any such U.S. patent.
In addition, if our future product candidates are found to infringe the intellectual property rights of third parties, these third parties may assert infringement claims against our future licensees and other parties with whom we have business relationships and we may be required to indemnify those parties for any damages they suffer as a result of these claims, which may require us to initiate or defend protracted and costly litigation on behalf of such future licensees and other parties regardless of the merits of such claims. If any of these claims succeed, we may be forced to pay damages on behalf of those parties or may be required to obtain licenses for the products they use. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other legal proceedings relating to our intellectual property rights, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation or other proceedings.
We may be involved in lawsuits to protect or enforce patents covering our assets, which could be expensive, time-consuming and unsuccessful, and issued patents could be found invalid or unenforceable if challenged in court. Policing unauthorized use of our patented technologies and candidates is difficult and expensive. There can be no assurance that the steps we take will prevent misappropriation of, or prevent an unauthorized third party from obtaining or using, the technologies and candidates we rely on. In addition, effective protection may be unavailable or limited in some jurisdictions. Any misappropriation of our proprietary technology, candidates and intellectual property could have a negative impact on our business and operating results. Litigation may be necessary in the future to enforce or protect our rights or to determine the validity or scope of the proprietary rights of others.
Litigation could cause us to incur substantial costs and divert resources and management attention away from our daily business and there can be no guarantees as to the outcome of any such litigation.
Competitors may infringe or misappropriate our intellectual property rights. To stop such infringement or misappropriation, we may be required to file claims in court, which can be expensive and time-consuming. In a patent infringement proceeding, a court may decide that a patent we own or license is not valid, is unenforceable and/or is not infringed. If we or any of our future licensors or potential future collaborators were to initiate legal proceedings against a third party to enforce a patent directed at one of our product candidates, the defendant could counterclaim that our patent is invalid and/or unenforceable in whole or in part. In patent litigation, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge include an alleged failure to meet any of several statutory requirements, including lack of novelty or written description, obviousness or non-enablement. Grounds for an unenforceability assertion could include an allegation that someone connected with prosecution of the patent intentionally withheld material information from the U.S. Patent and Trademark Office, or the USPTO, or comparable non-U.S. regulatory authorities or made a misleading statement during prosecution.
Our competitors may also use administrative proceedings for challenging patents, including inter partes review, interference and reexamination proceedings before the USPTO, or oppositions and other comparable proceedings in non-U.S. jurisdictions, to try to invalidate our patents. The implementation of these procedures brings uncertainty to the possibility of challenges to our patents in the future and the outcome of such challenges.
If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on such product candidate. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates. Such a loss of patent protection would have a material adverse impact on our business.
Even if resolved in our favor, litigation or other legal proceedings relating to our intellectual property rights may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. There is also a risk that, even if the validity of our patents is upheld, a court will decide that we do not have the right to stop the other party from using the invention at issue on the grounds that our patent claims do not cover such invention, or decide that the other party’s use of our patented technology falls under the safe harbor to patent infringement under 35 U.S.C. §271(e)(1). Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace.
If we assert trademark infringement claims with respect to our trademarks, a court or administrative body may determine that the marks we have asserted are invalid or unenforceable or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In such a case, we could ultimately be forced to cease use of such marks. In any intellectual property litigation, even if we are successful, any award of monetary damages or other remedy we receive may not be commercially valuable.
Some of our competitors may be able to sustain the costs of complex intellectual property litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise funds and on the market price of Fibrx shares.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other legal proceedings relating to our intellectual property rights, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation or other proceedings.
Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of Fibrx shares to decline.
During the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions, and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our existing products, programs or intellectual property could be diminished. Accordingly, the market price of Fibrx shares may decline. Such announcements could also harm our reputation or the market for our future products, which could have a material adverse effect on our business.

We may not be able to protect our intellectual property rights throughout the world.
Although we have granted and pending patent applications in the United States and many other countries, filing, prosecuting and defending patents in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some non-U.S. countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our in-licensed inventions in all countries outside the United States or from selling or importing products made using our in-licensed inventions in and into the United States or other jurisdictions. Competitors may use our in-licensed technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but enforcement is not as strong as that in the United States. These products may compete with our product candidates, and patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in non-U.S. jurisdictions. The legal systems of many non-U.S. countries do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights. Proceedings to enforce our patent rights in non-U.S. jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected.
Obtaining and maintaining our patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by regulations and governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to the USPTO and various non-U.S. patent offices at various points over the lifetime of our patents and/or applications. We have systems in place to remind us to pay these fees, and we rely on third parties to pay these fees when due. Additionally, the USPTO and various non-U.S. patent offices require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with rules applicable to the particular jurisdiction. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If such an event were to occur, it could have a material adverse effect on our business.
Changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.
As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve a high degree of technological and legal complexity. Therefore, obtaining and enforcing biopharmaceutical patents is costly, time-consuming and inherently uncertain. Changes in either the patent laws or in the interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property and may increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. We cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. In addition, Congress or other non-U.S. legislative bodies may pass patent reform legislation that is unfavorable to us.
For example, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the U.S. federal courts, the USPTO, or similar authorities in non-U.S. jurisdictions, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents we might obtain in the future.
Similarly, there is complexity and uncertainty related to European patent laws. In June 2023, a new unitary patent system was introduced, which will significantly impact European patents, including those granted before the introduction of the system. Under the unitary patent system, after a European patent is granted, the patent proprietor can request unitary effect, thereby getting a European patent with unitary effect (a “Unitary Patent”). The Unitary Patent will make it possible for a patentee to obtain patent protection in numerous European Union member states in a single patent as an alternative to the current, more expensive system of selecting and paying for validation of a patent in each specific European Union state of interest. Each Unitary Patent is subject to the jurisdiction of the Unitary Patent Court (“UPC”). As the UPC is a new court system, there is limited precedent for the court, increasing the uncertainty of any litigation. It is not yet known if the UPC will be more or less favorable to patentees than the national courts for each individual European Union state that have historically heard patent litigations in that corresponding state. Patentees having patents granted before the implementation of the UPC will have the option of opting out of the jurisdiction of the UPC and having their patents remain as national patents in the UPC countries. Patents that remain under the jurisdiction of the UPC may be potentially vulnerable to a single UPC-based revocation challenge that, if successful, could invalidate the patent in all countries that are signatories to the UPC. We cannot predict with certainty the long-term effects of the new unitary patent system. Upon each grant of a European patent, we will have to make the decision as to whether to proceed with national patents or a Unitary Patent based. Since the unitary patent system is continuing to develop and we have limited information, we may make a choice that results in some patents being invalidated. In addition, the European Patent Office (“the EPO”) patent system is relatively stringent in the type of amendments that are allowed during prosecution. These limitations and requirements could adversely affect our ability to obtain new patents in the future that may be important for our business. The EPO also has an opposition procedure in which third parties, such as competitors, can file an opposition against one of our European patents for a period of nine months after grant of the patent. If the opposition is successful, it can result in invalidation of the patent, which could mean that the product covered by that patent is not protected in Europe. Any such loss of patent protection may reduce our ability to exclude competitors from the market and therefore affect our business.
If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
In addition, we rely on the protection of our trade secrets, including unpatented know-how, technology and other proprietary information to maintain our competitive position. Although we have taken steps to protect our trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties, and confidential information and inventions agreements with employees, consultants, licensors and advisors, we cannot provide any assurances that all such agreements have been duly executed, and any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. Further, we may need to share our proprietary information, including trade secrets, with our current and future business partners, collaborators, contractors and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or foreign actors, and those affiliated with or controlled by state actors.

Moreover, third parties may still obtain this information or may come upon this or similar information independently, and we would have no right to prevent them from using that technology or information to compete with us. If any of these events occurs or if we otherwise lose protection for our trade secrets, the value of this information may be greatly reduced and our competitive position would be harmed. If we do not apply for patent protection prior to such publication or if we cannot otherwise maintain the confidentiality of our proprietary technology and other confidential information, then our ability to obtain patent protection or to protect our trade secret information may be jeopardized.
We may be subject to claims that we have wrongfully hired an employee from a competitor or that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.
As is common in the biopharmaceutical industry, in addition to our employees, we engage the services of consultants to assist us in the development of our product candidates. Many of these consultants, and many of our employees, were previously employed at, or may have previously provided or may be currently providing consulting services to, other biopharmaceutical companies including our competitors or potential competitors. We may become subject to claims that we, our employees or a consultant inadvertently or otherwise used or disclosed trade secrets or other information proprietary to their former employers or their former or current clients. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely affect our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to our management team and other employees. In addition, there could be public announcements of the results of legal proceedings or developments, and, if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of Fibrx shares. Moreover, any such litigation or the threat thereof may adversely affect our reputation, our ability to form strategic alliances or sublicense our rights to collaborators, engage with scientific advisors or hire employees or consultants, each of which would have an adverse effect on our business, results of operations and financial condition. This type of litigation or proceeding could substantially increase our operating losses and reduce our resources available for development activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other intellectual property related proceedings could adversely affect our ability to compete in the marketplace.
We may be subject to claims challenging the inventorship or claiming ownership of what we regard as our own intellectual property.
We may be subject to claims that former employees (including former employees of our future licensors, if any), collaborators or other third parties have an interest in our patents rights, trade secrets, or other intellectual property as an inventor or co-inventor or owner or co-owner. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. For example, we may have inventorship disputes arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of non-U.S. laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our product candidates or as a result of questions regarding co-ownership of potential joint inventions. We may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property.
In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property.
Such claims could have a material adverse effect on our business, financial condition, results of operations, and prospects.
Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and distraction to management and other employees.
Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.
In September 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. In particular, under the Leahy-Smith Act, the United States transitioned in March 2013 to a “first inventor to file” system in which, assuming that other requirements of patentability are met, the first inventor to file a patent application will be entitled to the patent regardless of whether a third party was first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013 but before us could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This requires us to be cognizant of the time from invention to filing of a patent application. Furthermore, our ability to obtain and maintain valid and enforceable patents depends on whether the differences between our technology and the prior art allow our technology to be patentable over the prior art. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we were the first to either (1) file any patent application related to our product candidates or (2) invent any of the inventions claimed in our patents or patent applications.
The Leahy-Smith Act also includes a number of significant changes that affect the way patent applications are prosecuted and also affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. An adverse determination in any such submission or proceeding could reduce the scope or enforceability of, or invalidate, our patent rights, which could adversely affect our competitive position.
Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Thus, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our or our licensors’ patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Even if we obtain patent protection covering our product candidates, patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.
Patents have a limited lifespan. In the United States and most other jurisdictions, if all maintenance fees are paid timely, the natural expiration of a patent is generally 20 years from its earliest non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired, we may be open to competition from competitive products, including generics or biosimilars. Given the amount of time required for the development, testing and regulatory review of new product candidates, even considering extensions that may be available to us, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.
Depending upon the timing, duration and specifics of FDA marketing approval of our product candidates, one or more of our U.S. patents may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. A maximum of one patent may be extended per FDA-approved product as compensation for the patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. Patent term extension may also be available in certain non-U.S. countries upon regulatory approval of our product candidates. However, we may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or restoration or the term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially. Further, if this occurs, our competitors may take advantage of our investment in development and trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case.
Further, recent judicial decisions in the U.S. raised questions regarding the award of patent term adjustment (PTA) for patents in families where related patents have issued without PTA. Thus, it cannot be said with certainty how PTA will be viewed in the future and whether patent expiration dates may be impacted.
Our information technology systems could experience serious disruptions that could distract our operations and cause delays in our research and development work.
We depend on the performance, reliability and availability of our plant, equipment and information technology systems. Any damage to, or failure of, our equipment and/or systems could result in disruptions to our operations. Our disaster recovery plans (which are currently in place for financial systems and IT systems) may not adequately address every potential event and our insurance policies may not cover any loss in full or in part (including losses resulting from business interruptions) or damage that we suffer fully or at all, which could have a material adverse effect on our business, financial position or prospects.
If our information systems or those of the third parties with whom we work or our data are or were compromised, we would experience adverse consequences resulting from such compromise, including regulatory investigations or actions; fines and penalties; disruptions of our business operations; damage to our reputation; loss of revenue or profits; and other adverse consequences.
Cyber-attacks, malicious internet-based activity, online and offline fraud, and other similar activities threaten the confidentiality, integrity, and availability of our sensitive information and information technology systems, and those of the third parties with whom we work. Such threats are prevalent and continue to rise, are increasingly difficult to detect, and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel (such as through theft or misuse), sophisticated nation states, and nation-state-supported actors. Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other major conflicts, we and the third parties with whom we work, may be vulnerable to a heightened risk of these attacks, including retaliatory cyber-attacks, that could materially disrupt our systems and operations.
We and the third parties with whom we work are subject to a variety of evolving threats, including social-engineering attacks (including through deep fakes, which may be increasingly more difficult to identify as fake, and phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks, credential stuffing attacks, credential harvesting, personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, telecommunications failures, attacks enhanced or facilitated by AI, and other similar threats. In particular, severe ransomware attacks are becoming increasingly prevalent and can lead to significant interruptions in our operations, ability to provide our products or services, loss of sensitive data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments.
It may be difficult and/or costly to detect, investigate, mitigate, contain, and remediate a security incident. Our efforts to do so may not be successful. Actions taken by us or the third parties with whom we work to detect, investigate, mitigate, contain, and remediate a security incident could result in outages, data losses, and disruptions of our business. Threat actors may also gain access to other networks and systems after a compromise of our networks and systems. Future or past business transactions (such as acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies. Furthermore, we may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be difficult to integrate companies into our information technology environment and security program.
We rely on third parties to operate critical business systems to process sensitive information in a variety of contexts, including, without limitation, cloud-based infrastructure, data center facilities, cybersecurity, data security, encryption and authentication technology, employee email, finance management, content delivery to customers, and other functions. Our ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. If the third parties with whom we work experience a security incident or other interruption, we could experience adverse consequences. For example, in July 2024, we were affected by the global CrowdStrike incident, which was caused by a defective Falcon sensor update and resulted in widespread disruption to Windows systems worldwide. The incident involved a faulty CrowdStrike update that caused approximately 8.5 million Windows devices globally to become unavailable and require remediation. While we were able to identify the issue quickly and remediate all affected systems within a couple of hours, minimising the operational impact on the business, similar supply chain attacks occur frequently and may in the future be more difficult to identify, contain, or remediate. While we may be entitled to damages if the third parties with whom we work fail to satisfy their privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award. In addition, supply-chain attacks have increased in frequency and severity, and we cannot guarantee that third parties’ infrastructure in our supply chain or that of the third parties with whom we work have not been compromised.
While we have implemented security measures designed to protect against security incidents, there can be no assurance that these measures will be effective. We take steps designed to detect, mitigate, and remediate vulnerabilities in our information systems (such as our hardware and/or software, including that, to the extent possible, of third parties with whom we work). We may not, however, detect and remediate all such vulnerabilities including on a timely basis. Further, we may experience delays in developing and deploying remedial measures and patches designed to address identified vulnerabilities. Vulnerabilities could be exploited and result in a security incident. Any of the previously identified or similar threats could cause a security incident or other interruption that could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to our sensitive information or our information technology systems, or those of the third parties with whom we work. For example, in July 2025 we became aware of a cybersecurity incident experienced by one of our suppliers, resulting in unauthorized access to two of our related drug reports held in a server located in China being identified as within the incident scope. A security incident or other interruption could disrupt our operations or those of the third parties with whom we work.
We may expend significant resources or modify our business activities (including our clinical trial activities) to try to protect against security incidents. Certain data privacy and security obligations have required us to implement and maintain specific security measures or industry-standard or reasonable security measures to protect our information technology systems and sensitive information. Applicable data privacy and security obligations may require us, or we may voluntarily choose, to notify relevant stakeholders, including affected individuals, customers, regulators, and investors, of security incidents, or to take other actions, such as providing credit monitoring and identity theft protection services. Such disclosures and related actions can be costly, and the disclosure or the failure to comply with such applicable requirements could lead to adverse consequences. If we (or a third party with whom we work) experience a security incident or are perceived to have experienced a security incident, we may experience material adverse consequences, such as government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive information (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; diversion of management attention; interruptions in our operations (including availability of data); financial loss; and other similar harms. Security incidents and attendant material consequences may negatively impact our ability to grow and operate our business.
Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. We cannot be sure that our insurance coverage will be adequate or sufficient to protect us from or to mitigate liabilities arising out of our privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims. In addition to experiencing a security incident, third parties may gather, collect, or infer sensitive information about us from public sources, data brokers, or other means that reveals competitively sensitive details about our organization and could be used to undermine our competitive advantage or market position. Additionally, sensitive information of ours could be leaked, disclosed, or revealed as a result of or in connection with our employees’, personnel’s, or vendors’ use of generative AI technologies.
If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
Our current or future trademarks or trade names may be unobtainable, challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. During trademark registration proceedings, we may receive rejections of our applications by the USPTO or in other non-U.S. jurisdictions. Although we would be given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many non-U.S. jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. We may license our trademarks and trade names to third parties, such as distributors. Though these license agreements may provide guidelines for how our trademarks and trade names may be used, a breach of these agreements or misuse of our trademarks and trade names by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names. Our efforts to enforce or protect our proprietary rights related to trademarks, trade names, trade secrets, domain names, copyrights, or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our financial condition or results of operations.
Moreover, any name we have proposed to use with our products in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA (or an equivalent administrative body in a non-U.S. jurisdiction) objects to any of our proposed proprietary product names, we may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties, and be acceptable to the FDA. Similar requirements exist in Europe. Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. If we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.
We may not be successful in obtaining or maintaining necessary rights to products or processes for our development pipeline through acquisitions and in-licenses.
Because our program may require the use of additional proprietary rights held by third parties, the growth of our business will likely depend in part on our ability to acquire, in-license or use these proprietary rights. In addition, our product candidates may require specific formulations to work effectively and efficiently and these rights may be held by others. We may be unable to acquire or in-license, on reasonable terms, proprietary rights related to any compositions, formulations, methods of use, processes or other intellectual property rights from third parties that we identify as being necessary for our product candidates. Even if we are able to obtain a license to such proprietary rights, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology.
Where we obtain licenses from or collaborate with third parties, we may not have the right to control the preparation, filing, and prosecution of patent applications, or to maintain the patents, covering technology that we license from third parties, or such activities, if controlled by us, may require the input of such third parties. We may also require the cooperation of our licensors and collaborators to enforce any licensed patent rights, and such cooperation may not be provided. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business, or in compliance with applicable laws and regulations, which may affect the validity and enforceability of such patents or any patents that may issue from such application. Moreover, if we do obtain licenses, we will likely have obligations under those licenses, including making royalty and milestone payments, and any failure to satisfy those obligations could give our licensor the right to terminate the license.
Termination of a necessary license, or expiration of licensed patents or patent applications, could have a material adverse impact on our business. Our business would suffer if any such licenses terminate, if the licensors fail to abide by the terms of the license, if the licensors fail to enforce licensed patents against infringing third parties, if the licensed patents or other rights are found to be invalid or unenforceable, or if we are unable to enter into necessary licenses on acceptable terms. Furthermore, if any licenses terminate, or if the underlying patents fail to provide the intended exclusivity, competitors or other third parties may gain the freedom to seek regulatory approval of, and to market, products identical or similar to ours. Moreover, our licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing or otherwise violating the licensor’s rights. In addition, while we cannot currently determine the amount of the royalty obligations we would be required to pay on sales of future products, if any, the amounts may be significant. The amount of our future royalty obligations will depend on the technology and intellectual property we use in products that we successfully develop and commercialize, if any. Therefore, even if we successfully develop and commercialize products, we may be unable to achieve or maintain profitability.
Moreover, some of our owned and in-licensed patents or patent applications in the future may be co-owned with third parties. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we may need the cooperation of any such co-owners of our patents in order to enforce such patents against third parties, and such cooperation may not be provided to us. Furthermore, our owned and in-licensed patents may be subject to a retained rights by one or more third parties. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.

The licensing and acquisition of third-party proprietary rights is a competitive area, and companies, which may be more established, or have greater resources than we do, may also be pursuing strategies to license or acquire third-party proprietary rights that we may consider necessary or attractive in order to commercialize our product candidates. More established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities.
For example, we may collaborate with U.S. and non-U.S. academic institutions to accelerate our preclinical research or development under written agreements with these institutions. Typically, these institutions provide us with an option to negotiate an exclusive license to any of the institution’s proprietary rights in technology resulting from the collaboration. Regardless of such option to negotiate a license, we may be unable to negotiate a license within the specified time frame or under terms that are acceptable to us. If we are unable to do so, the institution may offer, on an exclusive basis, their proprietary rights to other parties, potentially blocking our ability to pursue our program.
In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us, either on reasonable terms, or at all. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment, or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights on commercially reasonable terms, our ability to commercialize our products, and our business, financial condition, and prospects for growth, could suffer.
Intellectual property rights do not necessarily address all potential threats to our competitive advantage.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business or permit us to maintain our competitive advantage. For example:
•others may be able to develop products that are similar to our product candidates, including RXC008 and RXC007, but that are not covered by the claims of the patents that we own or license;
•we might not have been the first to make the inventions covered by the issued patents or patent application that we own or license;
•we might not have been the first to file patent applications covering certain of our inventions;
•others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;
•issued patents that we own or license may be held invalid or unenforceable, as a result of legal challenges by our competitors;
•our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;
•we may not develop additional proprietary technologies that are patentable; and
•the patents of others may have an adverse effect on our business.
Should any of these events occur, it could significantly harm our business, results of operations and prospects.
Risks Related to Employee Matters, Managing Growth and other General Risks
We are highly dependent on our scientific personnel, and if we are not successful in attracting, hiring and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.
Effective product discovery and development, upon which our success is dependent, is in turn dependent upon attracting, hiring and retaining talented scientific experts. The hallmark of our productivity to date has been our discovery engine, characterized by a core team of experts in medicinal chemistry and translational science who have been able to produce six compounds that have progressed to clinical development. This core scientific team represents a significant asset. We have invested in this team and are reliant on them to continue to identify potential new product candidates to grow our pipeline and for all other potential product innovations.
Although we are not overly dependent upon any particular individual, the loss of the services of a number of members of our scientific team, or a decrease in the team’s productivity resulting from any other factors, may have a material adverse effect on our business and our commercial and financial performance and reduce the value of an investment in Fibrx shares.
The ability to continue to attract, hire and retain employees with the appropriate expertise and skills cannot be guaranteed. Finding and hiring any additional personnel and replacements could be costly and might require that we grant equity awards or other incentive compensation, which could adversely impact our financial results, and there can be no assurance that we will have sufficient financial resources to do so.
Our business may become subject to economic, political, regulatory and other risks associated with international operations.
As a company based in the United Kingdom, our business is subject to risks associated with conducting business internationally. Many of our suppliers and collaborative and clinical trial relationships are located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:
•economic weakness, including inflation, or political instability in particular non-U.S. economies and markets;
•differing and changing regulatory requirements for drug and biologic approvals across the United States, the EEA and other countries;
•differing jurisdictions could present different issues for securing, maintaining or obtaining freedom to operate in such jurisdictions;
•potentially reduced protection for intellectual property rights in certain jurisdictions;
•difficulties in compliance with and regulations in multiple jurisdictions;
•changes in regulations and customs, tariffs and trade barriers imposed by non-U.K. governments;
•changes in currency exchange rates and currency controls, particularly between pound sterling and the U.S. dollar;
•trade protection measures, import or export licensing requirements or other restrictive actions by U.S. or non-U.S. governments;
•changes in a specific country’s or region’s political or economic environment;
•differing reimbursement regimes and price controls in certain markets;
•negative consequences from changes in tax laws;
•compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;
•workforce uncertainty in countries where labor unrest is more common than in the United States;
•difficulties associated with staffing and managing international operations, including differing labor relations;
•product shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and
•business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

We may be unable to secure adequate insurance at an acceptable cost.
Our business exposes us to potential product liability and professional indemnity and other risks which are inherent in the research, development, production and supply of our product candidates. No assurance can be made that product liability or any future necessary insurance cover will be available to us at an acceptable cost, if at all, or that, if there is any claim, the level of the insurance we carry now or in the future will be adequate or that a product liability, professional indemnity or other claim would not materially and adversely affect our business. In addition, it may be necessary for us to secure certain levels of insurance as a condition to the conduct of clinical trials. In the event of any claim, our insurance coverage may not be adequate.

THE SPECIAL MEETING
The Board of Directors is furnishing this proxy statement to its stockholders as part of the solicitation of proxies for use at the Special Meeting to be held at the time and place specified below, and at any adjournment or postponement thereof. This document is first being mailed to stockholders on or about [•], 2026.
Date, Time and Place
The Special Meeting will be held on [•], 2026, starting at [•], Pacific Time in a virtual meeting at www.virtualshareholdermeeting.com/SKYE2026SM. You will be able to attend the meeting online, vote electronically and submit questions by registering at www.virtualshareholdermeeting.com/SKYE2026SM fifteen (15) minutes prior to the meeting start time of [•] Pacific Time.
Attending the Virtual Special Meeting
The Special Meeting will be held entirely online at www.virtualshareholdermeeting.com/SKYE2026SM. A summary of the information you need to attend the Special Meeting online is provided below:
•Instructions on how to attend and participate via the Internet, including how to demonstrate proof of ownership of Common Stock, are posted at www.virtualshareholdermeeting.com/SKYE2026SM.
•Questions regarding how to attend and participate via the Internet will be answered by calling the U.S. and International phone numbers listed on www.virtualshareholdermeeting.com/SKYE2026SM on the day before the Special Meeting and the day of the Special Meeting.
•Please have your 16-digit control number to enter the Special Meeting.
•Stockholders may submit questions while attending the Special Meeting via the Internet.
•The meeting webcast will begin promptly at [•], Pacific Time.
•We encourage you to access the meeting prior to the start time. Online check-in will begin at [•], Pacific Time, and you should allow ample time for the check-in procedures.
Technical Assistance for the Virtual Meeting
Skye encourages stockholders to log into the virtual Special Meeting at least 15 minutes prior to the start of the Special Meeting to test their Internet connectivity. If you encounter any technical difficulties with the virtual meeting platform on the day of the Special Meeting, please call 844-986-0822 (US) or 303-562-9302 (International).
Matters to be Considered
The purpose of the Special Meeting is for Skye stockholders to consider and vote on the following proposals.

Proposal No. 1 Transaction Proposal	The proposal to approve the Transaction Agreement, a copy of which is attached as Annex A to this proxy statement, and the Transaction.
Proposal No. 2 Share Issuance Proposal
The proposal to approve the issuance of shares of Common Stock, including shares of Common Stock issuable upon conversion of shares of Non-Voting Common Stock and shares of Common Stock issuable upon exercise of the Warrant, as applicable, issuable (1) to the Scheme Shareholders pursuant to the terms of the Transaction Agreement and (2) to the Investors and Buyer pursuant to the terms of the PIPE Securities Purchase Agreement and the ELOC Securities Purchase Agreement, respectively, which collectively will (a) represent more than 20% of the shares of Common Stock outstanding immediately prior to the Transaction and the Transaction Financings and (b) result in the change of control of Skye, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively.

Proposal No. 3 Articles Proposal
The proposal to approve an amendment and restatement of the previously amended and restated articles of incorporation of Skye, in the form attached as Annex G to this proxy statement (the “Amended and Restated Articles”) to, among other things, (i) increase the number of authorized shares of Common Stock from 37,500,000 shares to 1,500,000,000 shares and (ii) authorize 350,000,000 shares of Non-Voting Common Stock;

Proposal No. 4 Compensation Proposal	The non-binding, advisory proposal to approve compensation that will or may be paid or become payable by Skye to its named executive officers that is based on or otherwise relates to the Transaction.
Proposal No. 5 Adjournment Proposal
The proposal to approve any motion to adjourn the Special Meeting to another time or place, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Share Issuance Proposal and/or the Articles Proposal.

Record Date; Shares Outstanding and Entitled to Vote
The close of business on [•], 2026 has been fixed as the Record Date for determining those stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the Special Meeting. Each share of Common Stock entitles its holder to one vote at the Special Meeting on all matters properly presented at the meeting. As of the close of business on the Record Date for the Special Meeting, there were [•] shares of Common Stock outstanding as of the Record Date and entitled to vote.
Quorum
The holders of a majority of the voting power of Skye’s capital stock issued and outstanding and entitled to vote, present in person (including virtually via the internet) or represented by proxy, is necessary to constitute a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the Special Meeting.
Vote Required
Approval of each of the Transaction Proposal, the Share Issuance Proposal, the Compensation Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the voting power of the shares of Skye cast affirmatively or negatively at the Special Meeting, whether online or by proxy, provided that a quorum is present. “Abstentions” and “broker non-votes” will not be counted as votes cast on the Transaction Proposal, the Share Issuance Proposal or the Adjournment Proposal and will have no effect on the approval of the Transaction Proposal, the Share Issuance Proposal or the Adjournment Proposal.
Approval of the Articles Proposal requires the affirmative vote of a majority of the voting power of the shares of Common Stock outstanding and entitled to vote at the Special Meeting. Because approval is based on the number of outstanding shares entitled to vote, “abstentions” and “broker non-votes” will have the same effect as votes “Against” the Articles Proposal.
The approval of the Transaction Proposal, the Share Issuance Proposal and the Articles Proposal is required for Skye to issue shares in connection with the Transaction. If the Transaction Proposal, the Share Issuance Proposal and the Articles Proposal are not approved, the Transaction will not be completed. Approval of the Compensation Proposal is advisory and non-binding and is not a condition to the completion of the Transaction.
Common Stock Ownership of Directors and Executive Officers
As of the Record Date, Skye’s directors and executive officers held an aggregate of approximately [•] of the shares of Common Stock entitled to vote at the Special Meeting, which represents an aggregate of [•] votes and approximately [•]% of the voting power necessary to approve the Transaction Proposal, Share Issuance Proposal, Articles Proposal, the Compensation Proposal and the Adjournment Proposal (assuming the vote online or by proxy of all outstanding shares of Common Stock). Skye currently expects that Skye directors and executive officers will vote their shares in favor of the Proposals.
How to Vote Your Shares
Stockholders of record may submit a proxy by telephone, via the Internet or by mail, or they may vote by virtually attending the Special Meeting and voting online.
•Submitting a Proxy by Telephone: You may submit a proxy for your shares by telephone until 11:59 p.m. Pacific Time on the day before the meeting date by calling 1-800-690-6903 on a touch-tone telephone and following the menu instructions provided. There is no charge for this call if made from the United States. You should have the proxy card for reference when initiating the process, as you will be required to enter the unique voter control number imprinted thereon. If you submit a proxy by telephone, you do not need to return your proxy card.
•Submitting a Proxy via the Internet: You may submit a proxy via the Internet until 11:59 p.m. Pacific Time on the day before the meeting date by accessing the website listed on your proxy card and following the instructions you will find on the website. As with telephone proxy submission, you should have the proxy card for reference when initiating the process, as you will be required to enter the unique voter control number imprinted thereon. If you submit a proxy via the Internet, you do not need to return your proxy card.
•Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.
•Virtually attending the Special Meeting: To vote online during the Special Meeting, you must be logged in and registered to virtually attend the Special Meeting and cast your vote before the announcement of the close of voting during the Special Meeting. You are entitled to virtually attend the Special Meeting only if you were a stockholder as of the close of business on the Record Date.
If your shares are held in the name of a broker, bank or other nominee, you will receive instructions from the stockholder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the stockholder of record of your shares is a broker, bank or other nominee and you wish to vote online at the Special Meeting, you must request a legal proxy from the broker, bank or other nominee that holds your shares and present that proxy and proof of identification at the Special Meeting.
How to Change Your Vote
If you are the stockholder of record, you may revoke your proxy or change your vote prior to your shares being voted at the Special Meeting by:
•sending a written notice of revocation or a duly executed proxy card, in either case, dated later than the prior proxy card relating to the same shares, to Skye’s Secretary at Skye Bioscience, Inc., 11250 El Camino Real, Suite 100, San Diego, CA 92130, United States of America, Attention: Secretary;
•submitting a proxy at a later date by telephone or via the Internet, if you have previously voted by telephone or via the Internet in connection with the Special Meeting; or
•attending the Special Meeting and voting online.
If you are the beneficial owner of shares held in the name of a broker, bank or other nominee, you may change your vote by:
•submitting new voting instructions to your broker, bank or other nominee in a timely manner following the voting procedures received from your broker, bank or other nominee; or
•attending the Special Meeting and voting online, if you have obtained a valid proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares.
Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy. See the section entitled “The Special Meeting—How to Vote Your Shares” above for information regarding certain voting deadlines.

Counting Your Vote
All properly executed proxies delivered and not properly revoked will be voted at the Special Meeting as specified in such proxies. If you provide specific voting instructions, your shares of Common Stock will be voted as instructed. If you hold shares in your name and sign and return a proxy card or submit a proxy by telephone or via the Internet without giving specific voting instructions, your shares will be voted “FOR” the Proposals.
Proxies solicited may be voted only at the Special Meeting and any adjournment or postponement of the Special Meeting and will not be used for any other meeting.
Solicitation of Proxies
Directors, officers and other employees may solicit proxies by telephone, facsimile or mail, or by meetings with stockholders or their representatives. Skye will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. Skye has engaged Alliance Advisors, LLC to assist in the solicitation of proxies and provide related advice and informational support in connection with the Special Meeting, for a service fee of $15,000 and the reimbursement of customary disbursements. All such expenses will be borne by Skye.
Adjournment and Postponement
Although it is not currently expected, the Special Meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Transaction Proposal, the Share Issuance Proposal and/or the Articles Proposal. Any signed proxies received by Skye in which no voting instructions are provided on such matter will be voted “FOR” the Adjournment Proposal. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed. The chairperson of the Special Meeting or the Skye stockholders entitled to vote at the meeting, present in person or represented by proxy, at the Special Meeting, have the power to adjourn the Special Meeting until a later date and time, whether or not a quorum is present and whether or not the Adjournment Proposal has been or will be approved. If the date, time, location or means of remote communication of the adjourned meeting is announced at the Special Meeting, no notice of the adjourned meeting need be given assuming no new record date is fixed for the adjourned meeting. At the adjourned Special Meeting, if a quorum is present, Skye may transact any business which might have been transacted at the original Special Meeting.
Recommendation of the Board of Directors
Based on Skye’s reasons for the recommendations discussed below in the sections entitled “The Transaction – Recommendation of the Board of Directors and Reasons for the Transaction,” the Board of Directors has unanimously determined that the Transaction is advisable and in the best interests of Skye and its stockholders and, subject to the approval of Transaction Proposal, the Share Issuance Proposal and the Articles Proposal by the stockholders, authorized and approved the issuance of Common Stock in connection with the Transaction and the Transaction Financings. The Board of Directors therefore unanimously recommends that you vote “FOR” the Transaction Proposal, the Share Issuance Proposal and the Articles Proposal.

PROPOSAL NO. 1: TRANSACTION PROPOSAL
As discussed throughout this proxy statement, Skye is asking its stockholders to adopt the Transaction Agreement. The Transaction Agreement provides that, subject to the conditions set forth therein, including the receipt of requisite approvals of Skye stockholders and Redx shareholders, Skye will acquire the entire issued and to be issued share capital of Redx pursuant to Scheme of Arrangement.
As described in further detail in the sections entitled “Questions and Answers” beginning on page 1 of this proxy statement, “Summary” beginning on page 12 of this proxy statement, “The Transaction” beginning on page 106 of this proxy statement and “Transaction Agreement” beginning on page 136 of this proxy statement, the Board of Directors has adopted a resolution determining that the Transaction Agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of Skye and its stockholders, approving, adopting, and declaring advisable the Transaction Agreement and the transactions contemplated thereby and recommending that Skye’s stockholders adopt the Transaction Agreement. The Transaction is subject to the satisfaction of the conditions set forth in the Transaction Agreement, including the approval of the Share Issuance Proposal and the Articles Proposal by the stockholders of Skye at the Special Meeting. Accordingly, the approval of the Share Issuance Proposal and the Articles Proposal by Skye stockholders is a condition to the obligations of Skye and Redx to complete the Transaction.
Vote Required
The affirmative vote of a majority of the total votes cast by the holders of Common Stock entitled to vote at the Special Meeting, assuming a quorum is present, is required to approve the Transaction Proposal. Abstentions and broker non-votes (if any) will have no effect on the outcome of the vote on the Transaction Proposal.
The Transaction is conditioned upon the approval of the Transaction Proposal. Notwithstanding the approval of the Transaction Proposal, if the Transaction is not consummated for any reason, the actions contemplated by the Transaction Proposal will not be effected. The closing of the Transaction Financings is conditioned upon the satisfaction or waiver of each of the conditions to the Closing as well as certain other conditions. Therefore, the Transaction Financings cannot be consummated without the approval of the Transaction Proposal.
Certain of Skye’s stockholders have agreed to vote any shares of Common Stock owned by them in favor of the contemplated transactions including: (a) the Transaction Proposal, (b) the Share Issuance Proposal, (c) the Articles Proposal, and (d) the other actions contemplated by the Transaction Agreement, against approval of any proposal made in opposition to, or in competition with, the Transaction Agreement or the consummation of the Transaction, and against any alternative acquisition proposals. See “Agreements Related to the Transaction—Voting Agreements” for more information.
Unless otherwise instructed, it is the intention of the person named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Transaction Proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE TRANSACTION PROPOSAL

PROPOSAL NO. 2: SHARE ISSUANCE PROPOSAL
General
At the Special Meeting, our stockholders will be asked to approve the issuance of shares of Common Stock including shares of Common Stock issuable upon conversion of shares of Non-Voting Common Stock and shares of Common Stock issuable upon exercise of the Warrant, as applicable, issuable (1) to the Scheme Shareholders pursuant to the terms of the Transaction Agreement and (2) to the Investors and Buyer pursuant to the terms of the PIPE Securities Purchase Agreement and the ELOC Securities Purchase Agreement, respectively, which collectively will (a) represent more than 20% of the shares of Common Stock outstanding immediately prior to the Transaction and the Transaction Financings and (b) result in the change of control of Skye, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively.
The number of shares of Common Stock that Skye will issue in the Transaction and the Transaction Financings depends on the Exchange Ratio, which will be calculated as of the Closing in accordance with the Transaction Agreement. In connection with the Transaction and the Transaction Financings (based on the assumed Exchange Ratio of 0.0892, which is subject to adjustment as described herein), Skye is expected to issue an aggregate of approximately 109,218,976 shares of Common Stock, including shares of Common Stock issuable upon conversion of shares of Non-Voting Common Stock and upon exercise of the Warrant. Upon the Closing, on a pro forma basis and based upon the number of shares expected to be issued in connection with the Transaction and the Transaction Financings, based on an assumed Exchange Ratio of 0.0892, it is anticipated that, based on the number of Redx Shares and Common Stock outstanding as of October 15, 2026, calculated on a fully diluted basis, immediately following completion of the Transaction, pre-Transaction equityholders of Redx, including investors in the Series A Financing, are expected to own approximately 59.74% of the combined company, pre-Transaction equityholders of Skye are expected to own approximately 5.38% of the combined company and the investors in the Transaction Financings are expected to own approximately 34.88% (assuming (x) aggregate gross proceeds from the Concurrent Financing of $89.0 million, consisting of $67.9 million of existing commitments under the PIPE Securities Purchase Agreement and approximately $21.1 million of additional proceeds for which commitments have not been obtained as of the date of this proxy statement, subject to conditions, (y) that no ELOC Shares are issued and (z) the issuance of the Warrant), in each case, calculated on a fully diluted basis, using the treasury stock method, and subject to certain assumptions, including (i) a valuation for Skye of $14.5 million (assuming Skye has $1.0 million of net cash as of the Closing), (ii) a valuation for Redx of $161.0 million, (iii) the relative capitalization of Skye and Redx as of October 15, 2026 and (iv) assuming that no shares are issued pursuant to the Redx CVRs. If such additional commitments are not obtained, Skye may sell ELOC Shares, subject to the terms of the ELOC Securities Purchase Agreement, and the expected ownership percentages could differ from those described above. The percentage of the combined company that each party’s equityholders will own following the Closing is subject to certain adjustments as described in the Transaction Agreement, including the amount of the final Acquiror Net Cash at Closing. The issuance of such shares would result in significant dilution to Skye’s pre-Transaction stockholders and would afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the combined company.
For purposes of the assumed Exchange Ratio set forth above, the equity value attributed to Skye is $14.5 million, subject to adjustment based on Acquiror Net Cash as described in the Transaction Agreement. In addition, the valuation of Skye is subject to adjustment based on the Specified Adjustment. If the Specified Adjustment is not resolved at or prior to the Closing, the valuation of Skye will be automatically reduced to $2.0 million (the “Valuation Floor”) and the expected ownership of the combined company will be recalculated in accordance with the Exchange Ratio. If the Specified Adjustment is resolved at or prior to the Closing, any amounts actually paid or payable by Skye will be reflected as deductions in the calculation of Acquiror Net Cash, and the valuation of Skye will be adjusted pursuant to the Acquiror Net Cash adjustment mechanics set forth in the Transaction Agreement, subject to the Valuation Floor. The exact equity stakes that pre-Transaction Skye stockholders and former Redx shareholders will hold in Skye immediately following the completion of the Transaction will depend on the number of shares of Common Stock and Redx Shares issued and outstanding immediately prior to the Effective Time, calculated on a fully diluted basis.

The number of shares of Common Stock issuable in the Transaction and the Transaction Financings is greatest if the Specified Adjustment is not resolved at or prior to the Closing, because in that case the valuation of Skye is automatically reduced to the Valuation Floor of $2.0 million. The Share Issuance Proposal asks stockholders to approve the issuance of up to the maximum number of shares of Common Stock (including shares of Common Stock issuable upon conversion of shares of Non-Voting Common Stock and upon exercise of the Warrant) that may be issued pursuant to the Transaction Agreement and the Transaction Financings, calculated on the assumption that the Valuation Floor applies (the “Maximum Issuance”). If the Valuation Floor applies, the Exchange Ratio would be 0.6496, and Skye would issue an aggregate of approximately 794,079,692 shares in the Transaction and the Transaction Financings. On that basis, pre-Transaction equityholders of Redx, including investors in the Series A Financing, are expected to own approximately 62.75% of the combined company, pre-Transaction equityholders of Skye are expected to own approximately 0.78% of the combined company and the investors in the Transaction Financings are expected to own approximately 36.47% of the combined company, in each case calculated on a fully diluted basis and subject to the assumptions described above. The Exchange Ratio will not be known until the Closing.
The number of shares of Common Stock described above, and the Exchange Ratios from which they are derived, do not give effect to the Reverse Stock Split described under “Proposal No. 3: Articles Proposal—Reverse Stock Split.” If the Reverse Stock Split is effected prior to the Effective Time, the number of shares of Common Stock issuable pursuant to the Maximum Issuance, and the Exchange Ratio used to calculate such shares, would be proportionately reduced, although the Maximum Issuance expressed as a percentage of the combined company would not be expected to change. The terms of, reasons for and other aspects of the Transaction Agreement, the Transaction and the issuance of Common Stock in the Transaction are described in detail in the other sections in this proxy statement. A copy of the Transaction Agreement is attached as Annex A to this proxy statement.
Reason for the Proposal
Under Nasdaq Listing Rule 5635(a)(1), a company listed on Nasdaq is required to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock, if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(a)(1), we must obtain the approval of our stockholders for the issuance of these shares of Common Stock in the Transaction and the Transaction Financings.
Under Nasdaq Listing Rule 5635(b), a company listed on Nasdaq is required to obtain stockholder approval prior to an issuance of stock that will result in a “change of control” of the listed company. Nasdaq has determined that the Transaction constitutes a “change of control” of the listed company. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(b), we must obtain the approval of our stockholders of the change of control of Skye resulting from the Transaction.
The Maximum Issuance is the number of shares of Common Stock for which stockholder approval is being sought for purposes of Nasdaq Listing Rules 5635(a)(1) and 5635(b).
Registration Exemption
The issuance of the shares of Common Stock, the shares of Non-Voting Common Stock and the shares of Common Stock issuable upon conversion of such shares of Non-Voting Common Stock, in each case to be issued as consideration under the Transaction will not be registered under the Securities Act and will be issued pursuant to the exemption provided by Section 3(a)(10) under the Securities Act. The issuance of the shares of Common Stock, the shares of Non-Voting Common Stock, the Warrant and the shares of Common Stock issuable upon conversion of such shares of Non-Voting Common Stock and the Warrant, as applicable, in each case to be issued pursuant to the Transaction Financings will not be registered under the Securities Act and will be issued pursuant to the exemption provided by Section 4(a)(2) under the Securities Act.

Vote Required
The affirmative vote of a majority of the total votes cast by the holders of Common Stock entitled to vote at the Special Meeting, assuming a quorum is present, is required to approve the Share Issuance Proposal. Abstentions and broker non-votes (if any) are not considered votes cast and will have no effect on the outcome of the vote on the Share Issuance Proposal.
The Transaction is conditioned upon the approval of the Share Issuance Proposal. Notwithstanding the approval of the Share Issuance Proposal, if the Transaction is not consummated for any reason, the actions contemplated by the Share Issuance Proposal will not be effected. The closing of the Transaction Financings is conditioned upon the satisfaction or waiver of each of the conditions to the Closing as well as certain other conditions. Therefore, the Transaction Financings cannot be consummated without the approval of the Share Issuance Proposal.
Certain of Skye’s stockholders have agreed to vote any shares of Common Stock owned by them in favor of the contemplated transactions including: (a) the Transaction Proposal, (b) the Share Issuance Proposal, (c) the Articles Proposal, and (d) the other actions contemplated by the Transaction Agreement, against approval of any proposal made in opposition to, or in competition with, the Transaction Agreement or the consummation of the Transaction, and against any alternative acquisition proposals. See “Agreements Related to the Transaction—Voting Agreements” for more information.
Unless otherwise instructed, it is the intention of the person named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Share Issuance Proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE SHARE ISSUANCE PROPOSAL

PROPOSAL NO. 3: ARTICLES PROPOSAL
General
At the Special Meeting, our stockholders will be asked to approve an amendment and restatement of our previously amended and restated articles of incorporation as currently in effect (the “Current Articles”) to (i) increase the number of authorized shares of Common Stock from 37,500,000 to 1,500,000,000 shares and (ii) to authorize 350,000,000 shares of a newly created class of the Non-Voting Common Stock, in the form attached as Annex G to this proxy statement. Please see “Description of Skye’s Capital Stock-Non-Voting Common Stock” for a description of the terms of the Non-Voting Common Stock to be authorized pursuant to the Articles Proposal.
Reasons for Amendment
The primary purposes of the Amended and Restated Articles are to (i) authorize sufficient number of shares of Common Stock and Non-Voting Common Stock in order to consummate the Transaction and the Transaction Financings, assuming that the Maximum Issuance occurs, (ii) make available for future issuance by the combined company additional shares of Common Stock and to have a sufficient number of authorized and unissued shares of Common Stock to provide the combined company with additional flexibility for future corporate needs and strategic opportunities and (iii) establish a new class of Non-Voting Common Stock, as required by the terms of the Transaction Agreement, the PIPE Securities Purchase Agreement and the ELOC Securities Purchase Agreement. Pursuant to the terms of the Transaction Agreement, the PIPE Securities Purchase Agreement and the ELOC Securities Purchase Agreement, we agreed to authorize the Non-Voting Common Stock in order to provide the Scheme Shareholders, the Investors and Buyer, respectively, with the flexibility to elect to receive shares of Non-Voting Common Stock in lieu of shares of Common Stock thereunder, in order to maintain certain beneficial ownership limitations of our Common Stock, as elected by such persons. Further, additional authorized shares of Common Stock and Non-Voting Common Stock would allow the combined company to respond more efficiently to future financings, potential acquisitions, stock dividends or distributions, equity compensation arrangements and other proper corporate purposes that the Board of Directors of the combined company may determine are in the best interests of the combined company and its stockholders. We believe that it is in the best interests of Skye and our stockholders to have additional authorized but unissued shares of Common Stock and Non-Voting Common Stock available for issuance to meet business needs as they arise. Our Board of Directors believes that the availability of additional shares will provide the combined company with the flexibility to issue Common Stock for possible future financings, stock dividends or distributions, acquisitions, stock option plans, and other proper corporate purposes, without the possible expense and delay of calling a separate special stockholders’ meeting to approve an increase in authorized shares at that time. In addition, we believe that it is in the best interests of Skye and our stockholders to establish the new class of Non-Voting Common Stock in order to consummate the Transaction and the Transaction Financings.
Other than as set forth above and the Transaction Agreement, there are currently no plans, arrangements, commitments or understandings for the issuance of additional shares of Common Stock.
However, we do not currently have available sufficient shares of Common Stock to consummate the Transaction and the Transaction Financings. In addition, our Board of Directors believes that the currently available unissued shares do not provide sufficient flexibility for corporate action in the future.
Principal Effects on Outstanding Common Stock
The Articles Proposal to increase the authorized Common Stock and to authorize the Non-Voting Common Stock will affect the rights of existing holders of Common Stock to the extent that future issuances of Common Stock or Common Stock issuable upon conversion of Non-Voting Common Stock will reduce each existing stockholder’s proportionate ownership and may dilute earnings per share of the shares outstanding at the time of any such issuance. The Amended and Restated Articles will be effective upon the filing and effectiveness of the Amended and Restated Articles with the Nevada Secretary of State.

Potential Anti-Takeover Aspects and Possible Disadvantages of Stockholder Approval of the Increase
The increase in the authorized number of shares of Common Stock and the future issuance of Non-Voting Common Stock could have possible anti-takeover effects. The availability of additional authorized shares also could, under certain circumstances, discourage or make more difficult a change in control of the combined company by diluting the stock ownership or voting rights of a person seeking to obtain control. Except for the Transaction and the Transaction Financings, our Board of Directors is not aware of any current effort to accumulate our securities or obtain control of Skye.
While the Amended and Restated Articles may have anti-takeover ramifications, our Board of Directors believes that the financial flexibility offered by the Amended and Restated Articles outweighs any potential disadvantages. To the extent that the Amended and Restated Articles may have anti-takeover effects, the Amended and Restated Articles may encourage persons seeking to acquire Skye to negotiate directly with our Board of Directors, enabling our Board of Directors to consider the proposed transaction in a manner that best serves our stockholders’ interests.
Name Change Amendment
Pursuant to the Amended and Restated Articles, effective upon the Closing, the corporate name of the combined company will be changed from “Skye Bioscience, Inc.” to “Fibrx Therapeutics, Inc.” (the “Name Change Amendment”). Under the NRS, stockholder approval is not required for the Name Change Amendment. Following the effectiveness of the Name Change Amendment and resulting change of corporate name, the Common Stock is expected to trade on Nasdaq under the symbol “FBRX.” Stockholders will not experience any change in their rights as a stockholder as a result of the Name Change Amendment. Stockholders will not be required to submit their stock certificates for exchange as a result of the Name Change Amendment. Following the effective date of the Name Change Amendment, all new stock certificates issued by us will use our new name.
Reverse Stock Split
In addition to the 1-for-8 reverse stock split of the Common Stock effected on August 24, 2026, our Board of  Directors has determined that it may be necessary or advisable to effect an additional reverse stock split of the  Common Stock (the “Reverse Stock Split”) prior to or in connection with the consummation of the Transaction, in  order to support compliance with the Nasdaq Capital Market $4.00 minimum bid price initial listing requirement and  other applicable listing requirements following the issuance of the Share Deliverables. The Exchange Ratio of 0.0892 (or, if the Valuation Floor applies, 0.6496) and Skye share capital figures described elsewhere in this proxystatement do not give effect to the Reverse Stock Split. If the Reverse Stock Split is effected prior to the Effective Time, the Exchange Ratio and these Skye share capital figures would be proportionally reduced in accordance with the Transaction Agreement.

Under the NRS, including NRS 78.207 and 78.209, our Board of Directors may approve a reverse stock split of the Common Stock without obtaining stockholder approval if the number of authorized shares of Common Stock is reduced in the same proportion as the number of issued and outstanding shares of Common Stock. To implement any such Reverse Stock Split, we would file a Certificate of Change with the Nevada Secretary of State, which would have the effect of amending our Articles of Incorporation. The Reverse Stock Split would not change the par value of the Common Stock or the number of authorized shares or par value of any other class or series of our capital stock. Accordingly, unlike the increase in authorized shares and the authorization of the Non-Voting Common Stock described above, a proportionate Reverse Stock Split implemented in this manner would not by itself be submitted to our stockholders for approval as part of the Articles Proposal or otherwise, and our Board would retain discretion over whether, when and at what ratio to effect the Reverse Stock Split.

If implemented, the Reverse Stock Split would apply the same ratio to all outstanding shares of Common Stock by combining a whole number of outstanding shares into one share. Except for adjustments resulting from the treatment of fractional shares, the Reverse Stock Split would not alter the relative percentage ownership of the outstanding Common Stock held by our stockholders. No fractional shares would be issued. Instead, stockholders who would otherwise be entitled to a fractional share will receive cash in lieu thereof, as described further below.

If we instead elected to effect a reverse stock split without proportionately reducing the number of authorized shares of Common Stock, stockholder approval would be required under NRS 78.2055.

No Dissenter’s Rights
Under Nevada law, any dissenting stockholders are not entitled to appraisal rights with respect to the Amended and Restated Articles, and we will not independently provide our stockholders with any such right.
Vote Required
The Articles Proposal requires the affirmative vote of a majority of the voting power of the shares of Common Stock outstanding and entitled to vote at the Special Meeting. Because approval is based on the number of outstanding shares entitled to vote, abstentions and broker non-votes will have the same effect as votes “Against” the Articles Proposal. The Articles Proposal is considered a non-routine proposal on which a broker or other nominee does not have discretionary authority to vote.
The Transaction is conditioned upon the approval of Articles Proposal. Notwithstanding the approval of the Articles Proposal, if the Transaction is not consummated for any reason, the actions contemplated by the Articles Proposal will not be effected. The closing of the Transaction Financings is conditioned upon the satisfaction or waiver of each of the conditions to the Closing as well as certain other conditions. Therefore, the Transaction Financings cannot be consummated without the approval of the Articles Proposal.
Certain of our stockholders have agreed to vote any shares of Common Stock owned by them in favor of: (a) the Transaction Proposal, (b) the Share Issuance Proposal, (c) the Articles Proposal, and (d) the other actions contemplated by the Transaction Agreement, against approval of any proposal made in opposition to, or in competition with, the Transaction Agreement or the consummation of the Transaction and against any alternative acquisition proposals. See the section titled “Agreements Related to the Transaction—Voting Agreements” for more information.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Articles Proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ARTICLES PROPOSAL

PROPOSAL NO. 4: COMPENSATION PROPOSAL
Pursuant to Section 14A of the 1934 Act and Rule 14a-21(c) thereunder, Skye is required to submit to a non-binding, advisory stockholder vote certain compensation that will be paid or become payable to Skye’s named executive officers that is based on or otherwise relates to the Transaction as disclosed under “Interests of Skye’s Directors and Executive Officers in the Transaction” (including the disclosure under the section entitled “—Quantification of Payments and Benefits to Skye’s Named Executive Officers” and the related tables and associated narrative discussion and descriptions of the agreements or understandings pursuant to which such compensation may be paid or become payable). The Compensation Proposal gives Skye stockholders the opportunity to express their views on the Transaction-related compensation of Skye’s named executive officers.
Accordingly, Skye is asking Skye stockholders to vote “FOR” the adoption of the following resolution, on a non-binding, advisory basis:
“RESOLVED, that the compensation that will be paid or become payable to Skye’s named executive officers that is based on or otherwise relates to the Transaction, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “Interests of Skye’s Directors and Executive Officers in the Transaction,” including the associated narrative discussion and the agreements, plans, arrangements or understandings pursuant to which such compensation will be paid or become payable, are hereby APPROVED.”
The vote on the Compensation Proposal is a vote separate and apart from the Transaction Proposal. Accordingly, if you are a Skye stockholder, you may vote to approve the Transaction Proposal and vote not to approve the Compensation Proposal, and vice versa. The vote on the Compensation Proposal is advisory and not binding on Skye, or the Board of Directors, Redx, or the Redx Board. Further, the underlying plans and arrangements are contractual in nature and not subject to stockholder approval. As a result, if the Transaction is completed, the Transaction-related compensation will be paid to Skye’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Skye stockholders do not approve the Compensation Proposal.
The affirmative vote of a majority of the total votes cast by the holders of Common Stock entitled to vote at the Special Meeting, assuming a quorum is present, is required to approve the Compensation Proposal. Abstentions and broker non-votes (if any) are not considered votes cast and will have no effect on the outcome of the vote on the Compensation Proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION PROPOSAL

PROPOSAL NO. 5: ADJOURNMENT PROPOSAL
At the Special Meeting, our stockholders (whether voting in person or by proxy) may be asked to vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Transaction Proposal, Share Issuance Proposal or the Articles Proposal. We are asking that you authorize the holder of your proxy to vote in favor of any such Adjournment Proposal. The chairperson of the Special Meeting or our stockholders entitled to vote at the meeting, present in person or represented by proxy, at the Special Meeting, have the power to adjourn the Special Meeting until a later date and time, whether or not a quorum is present and whether or not the Adjournment Proposal has been or will be approved.
Vote Required
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the voting power of our shares of Skye cast affirmatively or negatively at the Special Meeting. Although abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the Special Meeting, they will not be considered as votes cast for or against the Adjournment Proposal and therefore will have no effect on the outcome of this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

THE PARTIES TO THE TRANSACTION
Skye Bioscience, Inc.
Skye is a clinical stage biotechnology company developing next-generation molecules that modulate G-protein-coupled receptors to treat obesity, overweight, and related conditions. Skye was incorporated in Nevada on March 16, 2011 under the name Load Guard Transportation, Inc. In 2012, Skye changed its name to Load Guard Logistics, Inc. and subsequently changed its name to Nemus Bioscience, Inc. in 2014 and Emerald Bioscience, Inc. in 2019. Effective January 19, 2021, Skye changed its name to Skye Bioscience, Inc. Skye’s principal executive office is located at 11250 El Camino Real, Suite 100, San Diego, CA 92130. Skye’s telephone number is +1 (858) 410-0266.
Redx Pharma Limited
Redx is a clinical-stage biotechnology company focused on discovering and developing novel, small molecule, targeted therapeutics for the treatment of fibrotic diseases. Redx was incorporated under the laws of England and Wales on September 7, 2010. In 2015, Redx listed its ordinary shares on the Alternative Investment Market of the London Stock Exchange (“AIM”). In 2024, Redx de-listed from the AIM and subsequently re-registered as a private limited company. Redx’s principal executive office is located at Block 11, Suite 5F, Mereside, Alderley Park, Macclesfield, SK10 4TG UK. Redx’s telephone number is +44 (0) 1625 469900.

THE TRANSACTION
General
On August 14, 2026, Skye and Redx entered into the Transaction Agreement. The Transaction Agreement provides that, subject to the terms and conditions set forth therein, including the requisite approval of Skye stockholders and Redx shareholders, Skye will acquire the entire issued and to be issued share capital of Redx pursuant to a scheme of arrangement under Part 26 of the Companies Act.
Background of the Transaction
The following chronology summarizes the material meetings and events that led to the execution of the Transaction Agreement. It does not purport to catalog every conversation among the Board of Directors, the Transaction Committee of the Board of Directors (the “Transaction Committee”), Skye’s management, Skye’s advisors, Redx or other parties.

Skye is a clinical-stage biopharmaceutical company focused on the development of nimacimab, a peripherally restricted antibody targeting the cannabinoid receptor type 1 (CB1), for the treatment of obesity and overweight. In October 2025, Skye announced topline results from its CBeyond Phase 2a clinical trial of nimacimab. Skye reported that the nimacimab monotherapy arm did not achieve the trial’s primary endpoint of weight loss compared to placebo, and that the arm evaluating nimacimab in combination with semaglutide showed greater weight loss than semaglutide alone. Following that announcement, Skye’s management implemented a cost reduction plan to conserve Skye’s cash runway, and Skye disclosed that additional funding would be required to support further development of nimacimab. Since October 2025, the Board of Directors and Skye’s management have regularly evaluated Skye’s clinical development plans, cash position and capital markets alternatives in light of the cost of continued clinical development of nimacimab and Skye’s then-current cash runway. As of December 31, 2025, Skye had cash, cash equivalents and short-term investments of approximately $25.7 million, and in its Annual Report on Form 10-K for the year ended December 31, 2025, Skye disclosed that substantial doubt existed about its ability to continue as a going concern.

The Board of Directors, together with Skye’s management, regularly reviews Skye’s operating plans, financial condition and strategic alternatives.

In April 2026, as described below, Skye engaged Stifel, Nicolaus & Company, Incorporated (“Stifel”) as its exclusive financial advisor to assist in evaluating strategic alternatives. Before that engagement, on March 11, 2026, representatives of Stifel discussed with Skye’s management potential strategic alternatives, including continuing as a standalone company, monetizing Skye’s assets, a reverse merger, and the acquisition or in-license of a new product candidate together with a financing.

On March 17, 2026, Nasdaq notified Skye that Skye was not in compliance with Nasdaq’s listing rules because the closing bid price of the Common Stock had been below $1.00 per share for 30 consecutive business days. Nasdaq noted that Skye had until September 14, 2026 to cure the deficiency and regain compliance.

On March 17, 2026, a member of the Board of Directors introduced Punit Dhillon, Skye’s President and Chief Executive Officer, to the chief financial officer of Party A, a privately held clinical-stage biopharmaceutical company. On the same day, Paul Grayson, Chairman of the Board of Directors, introduced Mr. Dhillon to the chief executive officer of Party D, a privately held late-stage biopharmaceutical company. Mr. Dhillon held introductory calls with representatives of Party D on March 19, 2026 and with representatives of Party A during the week of March 23, 2026.

On March 24 and March 27, 2026, representatives of Stifel discussed with Skye management potential product candidates that Skye might acquire or in-license and potential counterparties.

On March 26, 2026, a representative of Stifel introduced Mr. Dhillon to the chief executive officer of Party B, a privately held clinical-stage biotechnology company. Skye and Party B entered into a mutual confidentiality agreement dated March 27, 2026, which did not contain a standstill provision, and held an introductory call that day. A representative of Stifel subsequently informed Skye that Stifel represented Party B in connection with a financing but not in connection with a merger or acquisition.

On March 31, 2026, the Board of Directors held a meeting attended by members of management, a representative of Morrison & Foerster LLP (“Morrison Foerster”), Skye’s outside counsel, and a representative of a specified Investor. Among other matters, the Board of Directors established the Transaction Committee consisting of Mr. Grayson, Mr. Schwab and Dr. Karen Smith to take the lead on behalf of the Board of Directors in working with management and Skye’s advisors to evaluate and pursue strategic alternatives. The Transaction Committee was authorized to manage the process, oversee due diligence and negotiate the terms of a potential transaction, but not to approve any transaction or recommend any transaction to stockholders, which authority the Board of Directors retained. Mr. Dhillon also reviewed Skye’s financing strategy with the Board of Directors.

Following the meeting, Skye delivered draft mutual confidentiality agreements to each of Party A and Party D. Skye and Party D executed a mutual confidentiality agreement on April 1, 2026, and Skye and Party A executed a mutual confidentiality agreement on April 3, 2026, each effective as of March 23, 2026. Neither agreement contained a standstill provision.

From March 31, 2026 through late May 2026, Mr. Dhillon provided regular written updates to the members of the Transaction Committee that described three paths under evaluation: a standalone equity financing to continue development of nimacimab, the acquisition of a product candidate together with a financing, and a reverse merger in which, among other things, Skye’s stockholders would retain a contingent value right relating to nimacimab.
On April 7, 2026, the Transaction Committee held a meeting attended by members of management and representatives of Stifel, Morrison Foerster and a specified Investor. A representative of Stifel discussed the range of transactions to be evaluated, including a standalone financing, an asset sale, a reverse merger and an acquisition of a new product candidate, recent precedent transactions, reverse merger mechanics, and a preliminary list of counterparties. The representative of Stifel described a process intended to identify a single counterparty and enter into exclusive negotiations by mid-May 2026.

On April 7 and 8, 2026, Mr. Dhillon, Mr. Grayson and other members of Skye’s management met in person with Party B’s management to discuss Party B’s lead program and a potential combination of the two companies together with a concurrent financing.

On April 8, 2026, Party A’s financial advisor delivered to Skye a draft term sheet for a reverse merger. The draft ascribed a value of $8.0 million to Skye, assumed that Skye would have no net cash at closing and would distribute its cash to its stockholders, stated that Party A’s valuation was to be determined and would be at least $200.0 million, contemplated a $200.0 million concurrent financing, and requested a 30-day exclusivity period.
Beginning on April 9, 2026, at the direction of management, representatives of Stifel contacted 104 parties, consisting of privately held companies, investment funds and financial advisors, on a no-names basis regarding a potential reverse merger with a Nasdaq-listed company. Stifel received 23 inbound expressions of interest and, between April 9 and April 24, 2026, delivered process letters to 18 parties or their advisors requesting written proposals by April 24, 2026. Five of the companies that submitted inbound expressions of interest indicated that they did not want to participate in the process. Of the parties contacted, four executed confidentiality agreements with Skye, none of which contained a standstill provision. The process letter asked bidders to assume that Skye would have approximately $15.0 million of net cash at closing.

On April 17, 2026, management of Party A made a presentation to members of the Transaction Committee and Skye management. Later that day, the Transaction Committee held a meeting attended by members of management and representatives of Morrison Foerster. The Transaction Committee reviewed the terms of Skye’s proposed engagement letter with Stifel, advised Mr. Dhillon to preserve Skye’s ability to engage a different firm to deliver an opinion in light of potential conflicts and pricing, and approved the engagement letter with Stifel. Skye determined to engage Stifel based on, among other things, its qualifications, expertise, reputation and knowledge of Skye’s business and the industry in which Skye operates and formally engaged Stifel on April 19, 2026. The Transaction Committee also discussed the draft proposals received from Party A and Party B and the possibility of a contingent value right, spin-off or split-off of Skye’s legacy assets in connection with a reverse merger.

Also on April 17, 2026, Party B delivered a non-binding letter of intent proposing a transaction in which Party B would become a subsidiary of Skye, with a concurrent financing of $130.0 million. The letter ascribed a value of approximately $35.0 million to Skye, including approximately $20.0 million of net cash, and $283.0 million to Party B, so that Skye’s stockholders would own approximately 11% of the combined company before the concurrent financing, and requested 40 days of exclusivity.

On April 20, 2026, Skye delivered a counterproposal to Party B under which Skye’s stockholders would own 18% of the combined company before the concurrent financing and under which certain senior officer positions of the combined company would be filled by members of Skye’s current management. On April 22, 2026, Party B delivered a revised letter of intent, described as its best and final offer, under which Skye’s stockholders would own 12.4% of the combined company.

On April 20, 2026, Skye delivered a counterproposal to Party A that ascribed a value of $15.0 million to Skye and included a contingent value right, a 90-day exclusivity period and a minimum financing condition of $150.0 million. On April 22, 2026, Party A responded with a value of $10.0 million for Skye, a contingent value right entitling Skye’s stockholders to between 90% and 50% of net proceeds from a disposition of nimacimab depending on timing over 24 months, and a 30-day exclusivity period. Party A did not specify its own valuation.

By April 24, 2026, Stifel had received eleven written proposals for a reverse merger in addition to the proposal from Party B. Excluding Skye’s cash, the proposals that were accompanied by a proposed concurrent financing ascribed values to Skye of between $8.0 million and $15.0 million, and four proposals that did not include a financing ascribed values of $30.0 million to $35.0 million, compared with Skye’s market capitalization at the time of approximately $30.0 million. Among them, Party C, a privately held clinical-stage oncology company, ascribed a value of $8.0 million to Skye’s public listing in addition to Skye’s net cash, implying ownership of approximately 2.8% after a $200.0 million concurrent financing; Party D ascribed a value of $15.0 million to Skye, implying approximately 2.4% after a $100.0 million concurrent financing to be funded by Party D’s existing investors; and Party F ascribed a value of $10.0 million.

On April 24, 2026, following review of Party B’s preclinical and clinical data by Skye management, Mr. Dhillon informed Party B that Skye would not proceed because Skye could not reach sufficient confidence in the clinical effect of Party B’s lead program based on the data available.

On April 28, 2026, the Transaction Committee held a meeting attended by members of management and representatives of Stifel, Morrison Foerster and a specified Investor. Mr. Dhillon reported that the potential for a standalone financing for nimacimab was unlikely due to multiple strategic investors declining to participate in a standalone path. Representatives of Stifel discussed the outreach, the proposals received, each counterparty’s proposed concurrent financing and readiness to operate as a public company, and the discount of each proposal to Skye’s market capitalization. The Transaction Committee identified Party A, Party C, Party D and Party F as the counterparties with which to continue negotiations and diligence, after discussing, among other things, the value each proposal ascribed to Skye, the size and status of each counterparty’s proposed concurrent financing, each counterparty’s readiness to operate as a public company, each counterparty’s product candidates, pipeline and anticipated value inflection points, and the quality of the science underlying each counterparty’s programs, determined to potentially suspend discussions with Party E and one other party pending scientific diligence, discussed Skye’s cash position and the possibility of suspending clinical activity, and authorized management and Stifel to continue negotiations.

On April 29 and May 1, 2026, management of Party C and Party D, respectively, made presentations to members of the Transaction Committee and management. On May 1, 2026, at the direction of the members of the Transaction Committee, representatives of Stifel delivered Skye’s counterproposals to Party C and Party D. The counterproposal to Party C ascribed a value of $25.0 million to Skye. Party C responded that this value was not acceptable. On May 4, 2026, Party D increased its proposed value for Skye from $15.0 million to $17.5 million, implying ownership of approximately 2.8% in the combined company.

On May 6, 2026, the Board of Directors held a meeting attended by members of Skye management and representatives of Stifel, Morrison Foerster and a specified Investor. Mr. Dhillon reported that two counterparties had declined to proceed with respect to a standalone financing or an asset acquisition. Representatives of Stifel discussed the four leading reverse merger candidates, including the terms offered, the status of each concurrent financing, clinical risk and transaction certainty. The Board of Directors authorized management to continue negotiations and diligence with the three leading counterparties with the goal of entering into exclusive negotiations, and reviewed Skye’s remaining 2026 budget and potential cost reductions.

On May 6 and 7, 2026, Skye delivered draft term sheets to Party C, Party A and Party D, ascribing a value to Skye of $12.5 million, $15.0 million and $17.5 million, respectively. Party A did not respond, and representatives of Stifel later reported to the Board of Directors that Party A stated that it had not identified a lead investor for its financing. On May 13, 2026, a representative of Party C informed Mr. Dhillon by telephone that Party C had decided to pursue a different transaction.

Between May 12 and May 15, 2026, Skye and Party D exchanged drafts of a term sheet that ascribed a value of $17.5 million to Skye and provided for a contingent value right for 100% of net proceeds from a monetization of nimacimab. On May 19, 2026, Party D informed Mr. Dhillon that its board of directors had decided not to pursue a reverse merger at that time, citing the enrollment timeline of its ongoing clinical trial. During this period Skye also exchanged draft term sheets with Party E, whose most recent draft ascribed a value of $10.0 million to Skye, and Party F informed representatives of Stifel that it would not increase its proposed value of $10.0 million.
On May 15, 2026, following a conversation with Mr. Dhillon, a financial advisor introduced representatives of Stifel to Peter Collum, Chief Financial Officer of Redx. On May 20, 2026, Mr. Collum informed the representatives of Stifel that Redx was interested in a transaction with Skye and that Redx had received indications of interest for $85.0 million of a planned $125.0 million private financing. Skye and Redx executed a mutual confidentiality agreement on May 21, 2026, and Skye delivered a draft term sheet to Redx that ascribed a value of $12.5 million to Skye and contemplated a concurrent financing of at least $125.0 million.

On May 21, 2026, Mr. Dhillon and Tu Diep, Skye’s Chief Operating Officer, held an introductory call with Redx management. On May 22, 2026, Redx delivered a proposal that ascribed a value of $10.0 million to Skye, subject to reduction for the Specified Adjustment, and $125.0 million to Redx, with a contingent value right for 80% of net proceeds from a monetization of nimacimab. Following a call between Mr. Dhillon and Mr. Collum that day, Redx delivered a revised proposal that ascribed a value of $12.5 million to Skye, provided for a contingent value right for 90% of net proceeds from a monetization of nimacimab, and included reciprocal termination fees of $0.5 million. Mr. Dhillon updated the members of the Board of Directors by telephone and in writing, noting that Party E remained Skye’s preferred counterparty at that time. Mr. Dhillon also discussed the potential transaction with a representative of a principal stockholder of Skye that was subject to a confidentiality agreement.
On May 25 and 26, 2026, Mr. Dhillon provided the Transaction Committee and the other directors with a comparison of the draft term sheets with Redx and Party E, under which Skye’s counterproposal to Party E ascribed a value of $11.25 million to Skye.

On May 28, 2026, Party E’s financial advisor informed Mr. Dhillon that Party E would not proceed with a transaction with Skye, citing the potential for the Specified Adjustment to remain unresolved before closing.
Between May 29 and June 6, 2026, Skye, Redx, Morrison Foerster and Cooley (UK) LLP and Cooley LLP (together, “Cooley”), counsel to Redx, exchanged drafts of the term sheet. On June 2, 2026, representatives of Skye (including Mr. Dhillon), Redx (including Mr. Collum and Lisa Anson, Redx’s Chief Executive Officer), Morrison Foerster and Cooley met in New York, with others by videoconference. The parties determined not to pursue a structure in which the transaction would close at signing without a Skye stockholder vote, and on June 5, 2026 Cooley proposed that Skye acquire Redx by a Court-sanctioned scheme of arrangement under Part 26 of the United Kingdom Companies Act 2006.

On June 5, 2026, the Board of Directors held a meeting attended by representatives of Morrison Foerster; two directors were unable to attend. Mr. Dhillon and a representative of Morrison Foerster reviewed the proposed structure and the principal terms of the draft term sheet, including the valuations, the concurrent financing of at least $125.0 million, the treatment of the Specified Adjustment, the contingent value rights, the termination fee, the closing conditions and post-closing governance. Mr. Dhillon also updated the Board of Directors on other potential transactions for Skye, none of which had progressed as far as the Redx term sheet. The directors present indicated support for the terms, subject to formal approval.

By unanimous written consent dated June 8, 2026, the Board of Directors approved the term sheet, which Skye and Redx executed on June 9, 2026. The term sheet ascribed values of $12.5 million to Skye, assuming no net cash at closing and subject to dollar-for-dollar adjustment, and $125.0 million to Redx, and contemplated financings of at least $125.0 million, such that Skye’s stockholders would own approximately 4.76% of the combined company. The term sheet also provided for warrants, capped at $10.0 million in value, issuable to Redx’s shareholders and the financing investors in the event of an adverse outcome in the Specified Adjustment; a contingent value right entitling Skye’s stockholders to 90% of net proceeds from a disposition of nimacimab within 12 months after closing; a contingent value right for Redx’s legacy shareholders entitling such holders to 100% of net proceeds from the disposition of certain legacy Redx assets; a reciprocal termination fee of 3%; and a binding mutual exclusivity period commencing on execution and terminating no earlier than the thirtieth day thereafter, during which neither party could solicit, encourage or participate in discussions regarding an alternative transaction (other than the Concurrent Financing, a Redx financing or a Redx non-core asset disposition), without a general fiduciary-out or an express carve-out permitting Skye to pursue a resolution of the Specified Adjustment during that period. The term sheet separately provided that the definitive agreement would include a customary fiduciary out permitting either party to terminate in the event of an intervening event or a superior proposal.

On June 8, 2026, Mr. Dhillon introduced representatives of a specified Investor to Redx management and to Redmile Group, LLC, Redx’s largest shareholder, in connection with the specified Investor’s potential participation in the financing. On June 16, 2026, Skye entered into an engagement letter with Leerink Partners LLC and MTS Securities, LLC as placement agents for the Concurrent Financing, on terms negotiated by Redx, and the placement agents began investor meetings on June 18, 2026.

On June 19, 2026, the Board of Directors held a meeting attended by a representative of Morrison Foerster at which it approved a budget for the wind-down of the nimacimab program, vendor settlements, employee severance terms and directors’ and officers’ insurance arrangements. On June 21, 2026, Morrison Foerster delivered a first draft of the Transaction Agreement to Cooley. On June 23 and 24, 2026, the parties and their counsel held reciprocal due diligence calls.

On June 30, 2026, Redx informed Skye that it could not continue work on the transaction documents until it had greater certainty about the Specified Adjustment, which was then scheduled for trial in July 2026. On July 7, 2026, Cooley delivered a revised draft of the Transaction Agreement and stated that Redx’s continued participation was subject to a satisfactory resolution of the Specified Adjustment. The exclusivity period under the term sheet expired on July 8, 2026 and was not extended; Redx informed Skye that the transaction remained its preferred transaction but that it would consider alternatives. During this period Skye sought to resolve the Specified Adjustment.
Between July 7 and July 23, 2026, Mr. Dhillon, and separately representatives of the specified Investor, held discussions with Redx management and Redmile Group, LLC regarding an alternative treatment of the Specified Adjustment. On July 9 and 10, 2026, after consulting with members of the Transaction Committee, Mr. Dhillon proposed to Redx that Skye target a certain agreed amount of net cash at closing and that Skye’s ascribed value be reduced if the Specified Adjustment were not resolved by closing. On July 22, 2026, Mr. Dhillon shared an updated cash model with Redx reflecting this proposal, and the specified Investor proposed to Redx that it would invest a minimum of $5.0 million in the Concurrent Financing and up to an additional agreed amount depending on the outcome of the Specified Adjustment, and on July 23, 2026 Redx confirmed that these terms were acceptable to the board of directors of Redx and that it would proceed with the transaction.

By unanimous written consent dated July 24, 2026, the Board of Directors approved a revised term sheet, which the parties executed on July 24, 2026. In connection with that meeting, Mr. Dhillon reviewed with the Board of

Directors an updated cash model reflecting the proposed terms. The revised term sheet ascribed a value to Skye which would be reduced automatically to a fixed floor of $2.0 million if the Specified Adjustment was not resolved at or before closing, regardless of Skye’s net cash at closing; provided that if the Specified Adjustment was resolved, or Skye bound a contingent liability insurance policy on terms acceptable to Redx (in which case the Specified Adjustment would be treated as resolved), at or before closing, Skye’s ascribed value would instead be adjusted under the ordinary net cash mechanism, subject to the same $2.0 million floor. The revised term sheet also introduced a minimum net cash closing condition, requiring that Skye have at least $1.0 million of net cash at closing. On that basis Skye’s stockholders would own approximately 5.5% of the combined company, or approximately 0.8% if the $2.0 million floor applied. The warrant mechanism described in the original term sheet was eliminated, and the revised term sheet provided that closing would not occur before October 31, 2026 unless the Specified Adjustment had been resolved. The Board of Directors also authorized Skye’s officers to negotiate and enter into a resolution of the Specified Adjustment, subject to a limit on the aggregate consideration payable by Skye without further approval of the Board of Directors, and required that the Board of Directors receive a fairness opinion and a pro forma ownership model before approving a definitive agreement related to the Specified Adjustment.

Between July 24 and August 13, 2026, Morrison Foerster and Cooley exchanged drafts of the Transaction Agreement, the Skye CVR Agreement, the Redx CVR Agreement, the PIPE Securities Purchase Agreement, the Skye Voting Agreement, the Redx Voting Agreement, and a side letter with a specified Investor. On July 27, 2026, representatives of Skye, Redx, Morrison Foerster and Cooley held an organizational meeting to plan the remaining workstreams and timeline for signing. The principal issues negotiated included Skye’s ascribed value, which the parties agreed at $14.5 million on August 2, 2026; a minimum net cash closing condition of $1.0 million; whether insurance for the Specified Adjustment would be a closing condition; the circumstances in which termination fees would be payable; and a proposal by Skye, which Redx did not accept, that Redx’s valuation be adjusted for Redx’s transaction expenses.

By unanimous written consent dated August 7, 2026, the Board of Directors approved an amendment to Stifel’s engagement pursuant to which Stifel’s $2.0 million transaction fee would be paid $1.0 million in cash and $1.0 million in Common Stock, a separate engagement pursuant to which Stifel’s fee for an opinion was reduced to $425,000, amendments to the employment arrangements of Mr. Dhillon and Mr. Diep, including a grant to Mr. Dhillon of restricted stock units in exchange for his agreement to forgo 12 months of cash severance, on which Mr. Dhillon abstained, and a settlement with a contract manufacturer. See the caption below “—Interests of Skye’s Directors and Executive Officers in the Transaction.”

Between August 9 and August 12, 2026, Redx informed Skye that an anticipated investor would not be in a position to commit by signing, that the Series A Financing of Redx would be approximately $36.0 million, and that the amount of the Concurrent Financing at signing would be smaller than previously expected but it was possible that the anticipated investor and further additional investors could participate in the Concurrent Financing before closing.

On August 12, 2026, the Board of Directors held a meeting at which Skye management and representatives of each of Stifel, Morrison Foerster and Fennemore, Nevada counsel to Skye, were present, to review the terms of the Transaction Agreement and determine whether to approve Skye’s entry into the Transaction Agreement. Representatives of Fennemore reviewed with the Board of Directors its fiduciary duties in connection with entry into the Transaction Agreement, and the terms of the Transaction Agreement. Representatives of Stifel confirmed to the Board of Directors that, during the two years preceding the date of its opinion, Stifel had not been engaged by, performed any services for, or received any compensation from, Redx, and that Stifel did not hold any ownership interest in Skye or Redx. Following the presentation by representatives of Fennemore, representatives of Stifel reviewed with the Board of Directors Stifel’s financial analysis of the Share Deliverables to be paid by Skye in the Transaction pursuant to the Transaction Agreement, and Stifel rendered to the Board of Directors its oral opinion, which Stifel subsequently confirmed in a written opinion dated as of August 12, 2026, to the effect that, as of such date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Stifel’s written opinion, the Share Deliverables to be paid by Skye in the Transaction pursuant to the Transaction Agreement were fair, from a financial point of view, to Skye. For a detailed discussion of Stifel’s opinion, please see below under the caption “—Opinion of Stifel.” The Board of Directors then discussed various considerations, including the advantages and disadvantages of the proposed transaction with Redx, as more fully described below under the caption “—Recommendation of the Board of Directors and Reasons for the Transaction,” and a discussion ensued. After considering, among other things, the strategic review process, the proposed terms of the Transaction Agreement, Skye management’s recommendation in favor of the Transaction, and the other matters discussed, the Board of Directors unanimously (i) determined that the Transaction Agreement and the transactions contemplated thereby, including the Transaction, are advisable, fair to and in the best interests of Skye and its stockholders, (ii) adopted, approved and declared advisable the Transaction Agreement and the transactions contemplated thereby in accordance with the NRS, and approved the execution and delivery by Skye of the Transaction Agreement, the performance by Skye of its covenants and agreements contained therein, and the consummation of the Transaction and the other transactions contemplated by the Transaction Agreement, including the Concurrent Financing, upon the terms and subject to the conditions contained therein, (iii) resolved that the Transaction Agreement and the Transaction be effected as soon as practicable, and (iv) resolved, subject to the terms and conditions set forth in the Transaction Agreement, to recommend that Skye stockholders vote to approve the Transaction.

In addition, by unanimous written consent dated August 12, 2026, the Board of Directors approved the ratio of a reverse stock split of the Common Stock at one-for-eight, and on August 12, 2026, Skye then filed a Certificate of Change with the Secretary of State of the State of Nevada to effect the reverse stock split effective at 12:01 a.m., New York Time on August 24, 2026.

On the evening of August 12 and on August 13, 2026, Redx and Redmile Group, LLC proposed that Skye enter into a committed equity line of credit facility of up to $22.0 million with an affiliate of Redmile Group, LLC, together with a warrant valued at $5.0 million, to support total transaction financing of $125.0 million, which Redx stated was necessary to obtain the commitment of another investor. Mr. Dhillon noted his objections to the dilutive effect of the warrant and thereafter agreed to the proposal as in the best interests of Skye and its stockholders.
On August 13, 2026, acting by unanimous written consent, the Board of Directors determined that the Transaction Agreement and the transactions contemplated by it were advisable and in the best interests of Skye and its stockholders, approved the Transaction Agreement, the Concurrent Financing and the term sheet for the equity line of credit facility, and resolved to recommend that Skye’s stockholders approve the proposals described in this proxy statement. The consent acknowledged the interests of certain directors and officers in the transactions. See the caption below “—Interests of Skye’s Directors and Executive Officers in the Transaction.”

On the morning of August 14, 2026, Redx executed a subscription agreement with certain investors with respect to the Series A Financing of $36.0 million, Skye and Redx executed the Transaction Agreement, the investors executed the PIPE Securities Purchase Agreement for a private placement of approximately $67.9 million, and certain shareholders of Redx and certain directors and officers and stockholders of Skye executed the Skye Voting Agreement and the Redx Voting Agreement, respectively. On the basis of the foregoing, upon the Closing, on a pro forma basis and based upon the number of shares expected to be issued in connection with the Transaction and the Transaction Financings, based on an assumed Exchange Ratio of 0.0892, pre-Transaction equityholders of Redx, including investors in the Series A Financing, are expected to own approximately 59.74% of the combined company, pre-Transaction equityholders of Skye are expected to own approximately 5.38% of the combined company and the investors in the Transaction Financings are expected to own approximately 34.88% of the combined company (assuming (x) aggregate gross proceeds from the Concurrent Financing of $89.0 million, consisting of $67.9 million of existing commitments under the PIPE Securities Purchase Agreement and approximately $21.1 million of additional proceeds for which commitments have not been obtained as of the date of this proxy statement, subject to conditions, (y) that no ELOC Shares are issued and (z) the issuance of the Warrant), in each case, calculated on a fully diluted basis, using the treasury stock method, and subject to certain assumptions, including  (i) a valuation for Skye of $14.5 million (assuming Skye has $1.0 million of net cash as of the Closing), (ii) a valuation for Redx of $161.0 million, (iii) the relative capitalization of Skye and Redx as of October 15, 2026 and (iv) assuming that no shares are issued pursuant to the Redx CVRs. If such additional commitments are not obtained, Skye may sell ELOC Shares, subject to the terms of the ELOC Securities Purchase Agreement, and the expected ownership percentages could differ from those described above. The percentage of the combined company that each party’s equityholders will own following the Closing is subject to certain adjustments as described in the Transaction Agreement, including the amount of the final Acquiror Net Cash at Closing. Later that morning, Skye and Redx issued a joint press release announcing the Transaction. On August 21, 2026, Skye and an affiliate of Redx’s largest shareholder, Redmile Group, LLC executed the ELOC Securities Purchase Agreement.

Recommendation of the Board of Directors and Reasons for the Transaction
On August 13, 2026, the Board of Directors unanimously (i) resolved that the entry by Skye into the Transaction Agreement and the implementation of the Transaction, including, subject to obtaining approval of the Share Issuance Proposal and the Articles Proposal, the delivery to the Scheme Shareholders of the Share Deliverables in connection therewith, is in the best interests of Skye and the Skye stockholders, and declared it advisable to enter into the Transaction Agreement and to consummate the transactions contemplated thereby, including the Transaction; (ii) approved the execution, delivery and performance of the Transaction Agreement and the consummation of the transactions contemplated thereby, including the Transaction and (iii) resolved to recommend that the Skye stockholders approve the Share Issuance Proposal for purposes of applicable rules and regulations of Nasdaq and approve the Articles Proposal.
The Board of Directors unanimously recommends that you vote “FOR” the Transaction Proposal, “FOR” the Share Issuance Proposal, “FOR” the Articles Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal at the Special Meeting.
As described in the section entitled “—Background of the Transaction,” in its evaluation of the Transaction Agreement and the transactions contemplated thereby, including the Share Deliverables in connection with the Transaction, the Board of Directors held a number of meetings and consulted with Skye’s executive management and Skye’s outside legal and financial advisors. In reaching its decision to approve the Transaction Agreement and to recommend that Skye stockholders vote in favor of the Transaction Proposal, the Share Issuance Proposal and the Articles Proposal, the Board of Directors considered a number of factors, including, but not limited to the following (which are not necessarily presented in order of their relative importance to the Board of Directors), and concluded that entry by Skye into the Transaction Agreement and the implementation of the Transaction was in the best interests of Skye and the Skye stockholders:
•Expectations regarding the positioning and prospects of Skye following the combination with Redx, including the expectation that the combined company would, on a pro forma basis:
ooperate as Fibrx Therapeutics, Inc., a Nasdaq-listed clinical-stage company focused on fibrosis, led by Redx's current management team and board of directors;
ohave as its lead program RXC008, a GI-restricted pan-ROCK inhibitor for fibrostenotic Crohn's disease with an open U.S. IND and FDA Fast Track designation, for which Redx plans to commence a Phase 2 clinical trial with topline data expected in the second half of 2028, together with Redx’s earlier-stage fibrosis programs;
oreceive the proceeds of Redx’s $36.0 million Series A financing and the approximately $67.9 million Concurrent Financing to be funded at the Closing, and have access to the ELOC of up to $22.0 million, which Redx advised, and the Board of Directors took into account in its evaluation, would be expected to fund the combined company’s operations into 2029; and
ohave a stockholder base that includes the PIPE investors;
•The Board of Directors’ consideration of the alternatives reasonably available to Skye, including continuing to operate on a standalone basis, a further equity financing, a sale or license of nimacimab, the other reverse merger proposals received in the process described in “—Background of the Transaction,” and a dissolution and liquidation, and its assessment, in light of Skye’s cash position, the termination of the CBeyond trial, the absence of a standalone financing on terms available to Skye, and the withdrawal of the other counterparties whose proposals had ascribed value to Skye, that the Transaction, including the Skye CVRs, was the best alternative reasonably available to Skye and its stockholders, offering the opportunity for the combined company to deliver superior stockholder value compared to Skye on a standalone basis or relative to other potential strategic alternatives reasonably available to Skye;
•The complementary nature of Skye’s and Redx’s respective drug candidate pipelines, technology, culture and technical expertise, which the Board of Directors believed would diversify and enhance Skye’s drug-

discovery risk profile and improve Skye’s operational capabilities and efficiencies, offering the opportunity for the combined company to deliver superior stockholder value compared to Skye on a standalone basis or relative to other potential strategic alternatives reasonably available to Skye;
•The fact that, based on the number of Redx Shares and shares of Common Stock outstanding as of October 15, 2026, (a) assuming an Exchange Ratio of 0.0892, calculated on a fully diluted basis, pre-Transaction Skye stockholders would own approximately 5.38% of the combined company immediately following the completion of the Transaction and the Transaction Financings and (b) if the Valuation Floor applies, the Exchange Ratio would be 0.6496 and, on a fully diluted basis, pre-Transaction stockholders would own approximately 0.78% of the combined company immediately following the completion of the Transaction and the Transaction Financings;
•The Board of Directors’ review of historical trading and public market perspectives on Skye, including implied financial metrics based on illustrative pro forma ownership levels, and the Board of Directors’ belief that the Exchange Ratio and Share Deliverables in connection with the Transaction represented appropriate consideration for the combination with Redx;
•The Board of Directors’ belief that the leadership of the combined company would bring together the expertise and capabilities of both Skye and Redx and help achieve the strategic benefits of the combination;
•The belief that management of the combined company will be able to successfully integrate the two companies;
•The Board of Directors’ understanding of Skye’s standalone positioning and prospects;
•The oral opinion of Stifel rendered to the Board of Directors on August 12, 2026 and subsequently confirmed in writing, as to the fairness, from a financial point of view and as of such date, to Skye of the Share Deliverables to be paid by Skye in the Transaction pursuant to the Transaction Agreement, which opinion was based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth in such opinion and is more fully described below in the section entitled “—Opinion of Stifel;”
•The review by the Board of Directors with its advisors of the terms of the Transaction Agreement, including the Exchange Ratio, the parties’ representations, warranties and covenants, the obligations of the parties to complete the Transaction and the conditions thereto and the rights of the parties to terminate the Transaction Agreement, as well as the likelihood of the completion of the Transaction and the evaluation by the Board of Directors of the likely time period necessary to complete the Transaction. The Board of Directors also considered the following specific aspects of the Transaction Agreement:
othe fact that the Exchange Ratio is determined pursuant to the formula set forth in the Transaction Agreement and is subject to adjustment as described therein (as more fully described in the section entitled “The Transaction Agreement—Share Deliverables to Redx Shareholders”);
othe nature of the conditions to the obligation of Redx to complete the Transaction, as well as the probability that those conditions would be satisfied prior to the End Date (as more fully described in the section entitled “The Transaction Agreement—Conditions to Consummate the Transaction”);
othe representations and warranties made by Redx (as more fully described in the section entitled “The Transaction Agreement—Representations and Warranties”), as well as the covenants in the Transaction Agreement relating to the conduct of Redx’s business during the period from the date of the Transaction Agreement through the Effective Time (as more fully described in the section entitled “The Transaction Agreement—Covenants Regarding Conduct of Business Pending the Effective Time”); and
othe fact that the Transaction Agreement includes restrictions on the ability of Redx to solicit, initiate, participate in, knowingly facilitate, knowingly assist, or knowingly encourage the making or submission of any acquisition proposal for Redx (as more fully described in the section entitled “The Transaction Agreement—No Solicitation; Change in Board Recommendation”);
•The fact that certain Redx shareholders who together hold or control, in the aggregate, a substantial portion of the total outstanding share capital of Redx as of the date of the Transaction Agreement entered into agreements agreeing to vote all of the Redx Shares they hold in favor of the Transaction; and

•The fact that completion of the Transaction requires the approval of Skye stockholders.
The Board of Directors also considered uncertainties and risks and other potentially negative factors related to the Transaction, including, but not limited to the following (which are not necessarily presented in order of their relative importance):
•The risk that Redx’s prospects and financial performance, including the results of Redx’s drug candidate pipeline and related strategic relationships, may not meet Skye’s expectations;
•The risk that the anticipated strategic and other benefits to Skye stockholders following completion of the Transaction, including the expected benefits described above, will not be realized or will take longer to realize than expected;
•The possibility that the Transaction may not be completed or that completion may be unduly delayed for reasons beyond the control of Skye or Redx;
•The possible disruption to Skye’s and Redx’s respective operations that may result from the Transaction, including the potential for diversion of management and employee attention from other strategic opportunities or operational matters during the period prior to completion of the Transaction, and the potential effect of the combination on Skye’s and Redx’s respective businesses and relations with business partners;
•The adverse impact that business uncertainty pending completion of the Transaction could have on Skye’s and Redx’s respective ability to attract, retain and motivate key personnel, and could have on Skye’s and Redx’s respective relationships with existing and prospective business partners;
•The difficulties and challenges inherent in completing the Transaction and integrating the businesses, operations and workforce of Redx with those of Skye, and the possibility of encountering difficulties in achieving expected cost synergies and other strategic benefits;
•The risk that required approval from Skye stockholders is not obtained;
•Certain terms and conditions of the Transaction Agreement, including:
othe restrictions on the ability of Skye to solicit, initiate, participate in, knowingly facilitate, knowingly assist, or knowingly encourage the making or submission of any acquisition proposal for Skye (as more fully described in the section entitled “The Transaction Agreement—No Solicitation; Change in Board Recommendation”);
othe restrictions on the right of the Board of Directors to make an adverse recommendation change, subject to certain conditions (as more fully described in the section entitled “The Transaction Agreement—No Solicitation; Change in Board Recommendation”) or the requirement that Skye pay Redx a termination payment equal to Termination Payment Amount in certain related circumstances, which could have the effect of discouraging acquisition proposals for Skye from being made or pursued; and
othe restrictions on the conduct of Skye’s business and capital raising activities during the period from the date of the Transaction Agreement through the Effective Time, which may adversely affect Skye’s ability to execute certain business strategies;
•The fact that Skye’s current stockholders will have reduced ownership and voting interests after the completion of the Transaction (compared to their current ownership and voting interests in Skye), in particular if the Valuation Floor applies, and will exercise less influence over the Board of Directors and management and policies of Skye (compared to their current influence over the Board of Directors and management and policies of Skye);
•The substantial costs to be incurred in connection with the Transaction, including those incurred regardless of whether the Transaction is completed;
•That the market price of the Common Stock could be affected by many factors, including if the Transaction Agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting Skye; and

•Various other risks associated with the combination and the business of Skye described in the sections entitled “Risk Factors” and “Cautionary Note Concerning Forward-Looking Statements,” respectively.
The factors set forth above are not intended to be exhaustive, but include many of the material factors considered by the Board of Directors in approving the Transaction Agreement and recommending that Skye stockholders vote in favor of the Share Issuance Proposal and the Articles Proposal. After considering these and other factors, the Board of Directors concluded that the potential benefits of entering into the Transaction Agreement outweighed the uncertainties and risks. In light of the variety of factors considered by the Board of Directors and the complexity of these factors, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights, ranks or values to the factors that it considered in reaching its determination and recommendations. Moreover, each member of the Board of Directors applied his or her own personal business judgment to the process and may have assigned different relative weights, ranks or values to the different factors. The Board of Directors approved the Transaction Agreement and recommended that Skye stockholders vote in favor of the Share Issuance Proposal and the Articles Proposal based upon the totality of the information presented to, and considered by, the Board of Directors. The Board of Directors carefully considered all of the factors described above as a whole.
It should be noted that this explanation of the reasoning of the Board of Directors and certain information presented in this section are forward-looking in nature and should be read in light of the factors set forth in “Cautionary Note Concerning Forward-Looking Statements.”
Redx’s Reasons for the Transaction
The following discussion sets forth material factors considered by the Redx Board in reaching its determination to approve the terms and authorize the execution of the Transaction Agreement for the purpose of implementing the Transaction and to approve the Transaction Financings; however, it may not include all of the factors considered by the Redx Board. In light of the number and wide variety of factors considered in connection with its evaluation of the Transaction Agreement and the Transaction Financings, the Redx Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Redx Board viewed its position and determinations as being based on all of the information available at the relevant time and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

In the course of reaching its decision to approve the Transaction and the Transaction Financings, the Redx Board held meetings and conducted discussions, consulted with Redx’s senior management, legal counsel and financial advisors, and considered a wide variety of factors in connection with its evaluation of the Transaction Agreement and the Transaction Financings. Ultimately, the Redx Board concluded that the Transaction, together with the Transaction Financings, was the best option to access the liquidity and capital-raising opportunities of the public markets and obtain capital to support the advancement of Redx’s pipeline and the operations of the combined company.

Additional factors the Redx Board considered included, among others, the following (which factors are not necessarily presented in any order of relative importance):

•the historical and current information concerning Redx’s business, including its financial performance and condition, operations, management, competitive position and clinical data;

•Redx’s prospects if it were to remain an independent privately held company, including its need to obtain additional financing and the terms on which it would be able to obtain such financing, if at all;

•the Transaction Financings will generate substantial capital resources expected to fund the combined company into 2029;

•the potential benefits from increased public awareness of Redx and its pipeline;

•the Redx Board’s belief that, after reviewing various financing options to enhance shareholder value, the Transaction and the Transaction Financings represented the most favorable alternative reasonably available to Redx;

•the cash resources of the combined company expected to be available upon the closing of the Transaction Financings and consummation of the Transaction (including the ability to support Redx’s current and planned clinical trials and operations into 2029);

•the access, as a public company, to a broader range of investors to support the development of Redx’s product candidates than if Redx continued to operate as a privately held company;

•the potential to provide its current shareholders with greater liquidity by owning stock in a publicly traded company;

•the expectation that the Transaction, together with the funding committed in the Transaction Financings, would be of a higher probability and more timely means to access capital than other potential options considered, including an IPO;

•the expectation that substantially all of Redx’s employees, including its management, will serve in similar roles at the combined company;

•the Redx Board’s fiduciary duties to Redx shareholders;

•the terms and conditions of the Transaction Agreement, including, without limitation, the following:

•the determination that the expected relative percentage ownership of Skye equity holders and Redx equity holders in the combined company was appropriate, based on Redx’s Board’s judgment and assessment of the approximate valuations of Skye (assuming Skye has Acquiror Net Cash (as defined in the Transaction Agreement) of at least $2.0 million as of the Closing) and Redx;

•the expectation that the Transaction will be treated as a reorganization for U.S. federal income tax purposes, with the result that the Redx shareholders will generally not recognize a taxable gain or loss for U.S. federal income tax purposes with respect to the Transaction;

•the rights of the Redx Board under the Transaction Agreement to consider certain bona fide unsolicited acquisition proposals, and, subject to specified conditions, to change its recommendation to approve the Transaction and enter into a permitted alternative acquisition transaction, under certain circumstances, should the Redx Board determine such acquisition proposal constitutes, or is reasonably likely to result in, a superior offer;

•the limited number and nature of the conditions of Skye’s obligation to consummate the Transaction;

•the condition to Redx’s obligation to consummate the Transaction that Acquiror Net Cash (as defined in the Transaction Agreement and after giving effect to all adjustments contemplated thereby) must be at least greater than an amount equal to $1.0 million;

•the condition to Redx’s obligation to consummate the Transaction that Skye shall have either (i) resolved the Specified Adjustment or (ii) bound a contingent liability insurance policy in respect of the Specified Adjustment on terms reasonably acceptable to Redx.

•the conclusion of the Redx Board that the potential termination payment amounts payable by each of Skye or Redx to the other party (which the Redx Board evaluated together with the other deal protection provisions in the Transaction Agreement), and the specific circumstances when such amounts may be payable, were appropriate in light of the circumstances of the transaction, including the Redx Board’s continued ability, subject to specified conditions, to consider and respond to alternative acquisition proposals and enter into a permitted alternative acquisition transaction; and

•the belief that the other terms of the Transaction Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were reasonable in light of the entire transaction;

•the fact that shares of Skye Common Stock issued to Redx shareholders will become freely tradable for Redx shareholders who are not affiliates of Redx and who are not parties to the Redx Lock-Up Agreements;

•the support agreements, pursuant to which certain directors, officers, stockholders and shareholders of Skye and Redx, respectively, have agreed, solely in their capacity as stockholders and shareholders of Skye and Redx, respectively, to vote all of their shares of Skye Common Stock or Redx Shares, respectively, in favor of the adoption and approval of the Transaction Agreement;

•the anticipated Nasdaq listing of the combined company’s common stock and the adoption of the name “Fibrx Therapeutics, Inc.” for the combined company; and

•the likelihood that the Transaction will be consummated on a timely basis.
Opinion of Stifel
In connection with the Transaction, Skye retained Stifel to provide it with financial advisory services. As part of that engagement, the Board of Directors requested Stifel’s opinion, as investment bankers, as to the fairness, from a financial point of view, to Skye of the Share Deliverables to be paid by Skye. At a meeting of the Board of Directors held on August 12, 2026, Stifel delivered to the Board of Directors (in its capacity as such) its oral opinion, subsequently confirmed in writing by delivery of a written opinion dated August 12, 2026, as to the fairness, as of that date and based upon and subject to the various limitations, matters, qualifications and assumptions set forth therein, from a financial point of view, to Skye of the Share Deliverables to be paid by Skye in the Transaction pursuant to the Transaction Agreement.
In selecting Stifel, the Board of Directors considered, among other things, the fact that Stifel is a nationally recognized investment banking firm with substantial experience advising companies in the healthcare sector, in transactions similar to the Transaction, and in providing strategic advisory services in general. Stifel, as part of its investment banking business, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales, and distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.
The full text of the opinion that Stifel delivered to the Board of Directors is attached to this proxy statement as Annex H and is incorporated into this proxy statement by reference. The summary of Stifel’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Stifel’s opinion. Stockholders of Skye are urged to read Stifel’s opinion carefully and in its entirety for a discussion of the assumptions made, procedures followed, matters considered, and limits of the review undertaken by Stifel in connection with Stifel’s opinion.
Stifel’s opinion was for the information of, and directed to, the Board of Directors (in its capacity as such) for its information and assistance in connection with its consideration of the financial terms of the Transaction. Stifel’s opinion did not constitute a recommendation to the Board of Directors as to how it should vote or otherwise act regarding the Transaction or any other matter or to any stockholder of Skye as to how any such stockholder should act with respect to the Transaction or any other matter, including, without limitation, how to vote at any stockholders’ meeting at which the Transaction or any other matter is considered, or whether or not to enter into a voting, stockholders’, or affiliates’ agreement with respect to the Transaction, or exercise any dissenters’ or appraisal rights that may be available to such a stockholder. In addition, Stifel’s opinion did not compare the relative merits of the Transaction with any other alternative transactions or business strategies that may have been available to Skye and did not address the underlying business decision of the Board of Directors or Skye to proceed with or effect the Transaction.
For purposes of Stifel’s opinion and its financial analyses underlying Stifel’s opinion, Stifel relied upon and assumed, at the direction of management of Skye and with the Board of Director’s consent, without independent verification, that (a) Skye then-currently had approximately 50.3 million shares of common stock issued and outstanding on a fully-diluted basis; (b) Redx then-currently had approximately 773.1 million shares of common stock issued and outstanding on a fully-diluted basis; (c) the implied value of Skye was $14.5 million, but after giving effect to its net cash being $1.3 million ($0.7 million less than its target of $2.0 million), the implied value of Skye would be $13.8 million; (d) the implied value of Redx was $161 million; (e) Skye shall not have any liability, expense, accrual or reserve arising out of or relating to the legal contingencies and related expenses in Wendy Cunning v. Skye Biosciences, and thus the outcome of this case shall not have any impact on the net cash of Skye; (f) upon consummation of the Scheme of Arrangement, after giving effect to the Concurrent Financings, the then-current shareholders of Skye would own 4.64% of the combined company (giving effect to Skye’s net cash being $1.3 million); (g) an assumed exchange ratio is 0.7217 but after giving effect to the $0.7 million reduction in the implied value of Skye at closing of the Transaction, would be 0.7611 shares of Skye for each share of Redx (the “Exchange Ratio”) and any adjustments to the Exchange Ratio pursuant to the Transaction Agreement will not be material to Stifel’s opinion or its financial analyses underlying Stifel’s opinion; and (h) neither the Redx CVR to be received by the then-current equity holders of Redx nor Skye Legacy CVR to be received by the then-current stockholders of Skye shall entitle either of such holders to any additional consideration, nor shall there be any costs associated with either the Redx CVR or Skye Legacy CVR, in each case, in order to provide Stifel’s opinion and conduct the analyses in support of Stifel’s opinion.
In connection with Stifel’s opinion, Stifel, among other things:
•discussed the Transaction and related matters with representatives of Morrison & Foerster LLP and reviewed a draft dated August 9, 2026 of the Transaction Agreement;
•reviewed (1) a draft of the unaudited consolidated financial statements of Redx for the six-month period ended June 30, 2026, (2) the unaudited consolidated financial statements of Redx for the three-month period ended March 31, 2026, inclusive of unaudited numbers for the fifteen-month period ended December 31, 2025, and (3) the unaudited balance sheet of Redx as of April 30, 2026;
•reviewed and discussed with Skye’s management certain other publicly available information concerning Skye and Redx;
•reviewed certain non-publicly available information concerning Redx, including internal financial analyses and forecasts prepared by its management, as adjusted by management of Acquiror (the “Projections”), and held discussion with Skye’s senior management regarding recent developments;
•reviewed and analyzed certain publicly available information concerning the financial terms of selected initial public offerings that Stifel considered relevant to its analysis;
•reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Stifel deemed relevant to its analysis;
•participated in certain discussions and negotiations between representatives of Skye and Redx;
•considered the results of its efforts, at the direction of Skye, to solicit indications of interest from selected third parties with respect to a merger or other transaction with Skye;
•conducted such other financial studies, analyses and investigations and considered such other information as Stifel deemed necessary or appropriate for purposes of its opinion; and
•took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its general knowledge of the industry in which Skye operates.

Stifel was advised by Skye that there were no audited financial statements for Redx and, accordingly, Stifel relied upon and assumed, without independent verification, that there would be no information contained in any such financial statements, if available, not otherwise discussed with or reviewed by Stifel that would have been material to its analyses or its opinion. In conducting its review and rendering Stifel’s opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of Skye or Redx, or that was otherwise reviewed by Stifel, including the forecast by management of Skye of an impending liquidity crisis, and did not assume any responsibility for independently verifying any of such information. With respect to the financial forecasts and projections supplied to Stifel by Redx (including, without limitation, the Projections), Stifel assumed, at the direction of Skye, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of each of Skye and Redx as to the future operating and financial performance of Redx, and that they provided a reasonable basis upon which Stifel could form its opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such forecasted and projected financial information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasted or projected financial information. Stifel relied on this forecasted or projected information without independent verification or analyses and did not and does not, in any respect, assume any responsibility for the accuracy or completeness thereof. Stifel expressed no opinion as to the Projections or any other estimates, forecasts or projections, or the assumptions on which they were made. Management of Skye informed Stifel that if the Transaction was not consummated, Skye would likely have to file for bankruptcy or liquidate, and in such event, Skye’s Common Stock would likely receive no value.
Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business, or prospects of Redx since the date of the last financial statements made available to Stifel. Stifel did not make or obtain any independent evaluation, appraisal or physical inspection of either Skye’s or Redx’s assets or liabilities, nor was Stifel furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumed and assumes no responsibility for their accuracy.
Stifel assumed, with Skye’s consent, that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval and that all conditions to the Transaction will be satisfied and not waived. In addition, Stifel assumed that the definitive Transaction Agreement would not differ materially from the draft Stifel reviewed. Stifel also assumed that the Transaction would be consummated substantially on the terms and conditions described in the Transaction Agreement, without any waiver of material terms or conditions by Skye or any other party and without any anti-dilution or other adjustment to the Share Deliverables, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Transaction would not have an adverse effect on Skye, Redx, or the Transaction. Stifel assumed that the Transaction would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules, and regulations. Stifel further assumed that Skye relied upon the advice of its counsel, independent accountants, and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting, and regulatory matters with respect to Redx, the Transaction, and the Transaction Agreement.
Stifel’s opinion is limited to whether, as of the date of Stifel’s opinion, the Share Deliverables to be paid by Skye was fair to Skye, from a financial point of view, and does not address, and Stifel expressed no view or opinion as to, any other terms, aspects, or implications of the Transaction, including, without limitation, the form or structure of the Transaction, any consequences of the Transaction for Skye, its stockholders, creditors, or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements, or understandings contemplated or entered into in connection with the Transaction or otherwise. The Opinion also does not consider, address, or include, and Stifel expressed no view or opinion as to: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Board of Directors or Skye; (ii) the legal, financial reporting, tax, or accounting consequences of the Transaction on Skye or the holders of Skye’s Common Stock including, without limitation, whether or not the Transaction will qualify as tax-free exchange pursuant to Section

351 of the Internal Revenue Code or a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code; (iii) the fairness of the amount or nature of any compensation to any of Skye’s officers, directors, or employees, or class of such persons, relative to the compensation to the holders of Skye’s securities; (iv) the effect of the Transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Skye, or any class of securities of any other party to any transaction contemplated by the Transaction Agreement; or (v) any advice or opinions provided by Leerink Partners LLC or any other advisor to Skye. Furthermore, Stifel did not express any opinion as to the prices, trading range, or volume at which Skye’s securities would trade following public announcement or consummation of the Transaction.
Stifel’s opinion is necessarily based on economic, market, financial, and other conditions as they existed on, and on the information made available to Stifel by or on behalf of Skye or its advisors, or information otherwise reviewed by Stifel, as of the date of Stifel’s opinion. There was then-currently significant volatility in the stock and other financial markets arising from global tensions and political division, economic uncertainty, recently announced actual or threatened imposition of tariff increases, inflation, and prolonged higher interest rates. It is understood that subsequent developments may affect the conclusion reached in Stifel’s opinion and that Stifel does not have any obligation to update, revise or reaffirm Stifel’s opinion. Stifel expressed no opinion or view as to any potential effects of volatility in the credit, financial, or stock markets on Skye or the Transaction. Stifel’s opinion was for the information of, and directed to, the Board of Directors (in its capacity as such) for its information and assistance in connection with its consideration of the financial terms of the Transaction and may not be used for any other purpose without the prior written consent of Stifel. Stifel’s opinion does not constitute a recommendation to the Board of Directors as to how the Board of Directors should vote on the Transaction or any other matter or to any shareholder of Skye as to how any such shareholder should vote at any shareholders’ meeting at which the Transaction or any other matter is considered, or whether or not any shareholder of Skye or Redx should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Transaction, or exercise any dissenters’ or appraisal rights that may be available to such a shareholder. In addition, Stifel’s opinion does not compare the relative merits of the Transaction with any other alternative transactions or business strategies which may have been available to Skye and does not address the underlying business decision of the Board of Directors or Skye to proceed with or effect the Transaction.
Stifel is not a legal, tax, regulatory or bankruptcy advisor. Stifel did not consider any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the various federal banking agencies, the SEC, or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies. Stifel’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Skye or any other person.
Stifel’s opinion was provided to the Board of Directors in connection with its evaluation of the Transaction and was only one of many factors considered by the Board of Directors in evaluating the Transaction. Neither Stifel’s opinion nor its analyses were determinative of the Share Deliverables or of the views of the Board of Directors or Skye management with respect to the Transaction. The Share Deliverables was determined through negotiation between Skye and Redx, and the decision for Skye to enter into the Transaction was solely that of the Board of Directors.
Summary of Material Financial Analyses
The following is a brief summary of the material financial analyses performed by Stifel in connection with Stifel’s opinion and presented by Stifel to the Board of Directors. This summary of financial analyses alone does not constitute a complete description of the financial analyses Stifel employed in reaching its conclusions. None of the analyses performed by Stifel were assigned a greater significance by Stifel than any other, nor does the order of analyses described represent the relative importance or weight given to those analyses by Stifel. Some of the summaries of the financial analyses performed by Stifel include information presented in tabular format. In order to understand the financial analyses performed by Stifel more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Stifel’s financial analyses, including the methodologies and assumptions underlying the analysis, and if viewed in isolation could create a misleading or incomplete view of the financial analysis performed by Stifel. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Stifel with respect to the analyses performed by it in connection with Stifel’s opinion. Rather, Stifel made its determination as to the fairness, from a financial point of view, to Skye of the Share Deliverables to be paid by Skye in the Transaction pursuant to the Transaction Agreement on the basis of its experience and professional judgment after considering the results of all of the analyses performed.
Except as otherwise noted, the information utilized by Stifel in its analyses, to the extent of market data, was based on market data as it existed on or before August 11, 2026, and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions, and other factors that influence the price of securities.
Selected Publicly Traded Companies Analysis
Stifel reviewed certain publicly available financial information for nine U.S.-listed publicly-traded companies whose most advanced value generating asset has an immunology & inflammation (“I&I”) focus, is in Phase 1, is Phase 2 ready, or has Phase 2a data but has not yet received Phase 2b or final Phase 2 data for its lead I&I indication(s), and where such company has only one I&I indication in Phase 2 that Stifel believed to be relevant for Redx. The selected publicly-traded companies used in Stifel’s analysis of Redx were:
•Jade Biosciences, Inc.
•First Tracks Biotherapeutics Inc.
•Shattuck Labs, Inc.
•Cullinan Therapeutics, Inc.
•Climb Bio, Inc.
•Odyssey Therapeutics, Inc.
•Attovia Therapeutics, Inc.
•AgomAb Therapeutics NV
•Palisade Bio, Inc.
For each of the selected publicly traded companies, Stifel calculated an enterprise value (calculated as fully-diluted equity value using the treasury stock method and based on the selected publicly-traded company’s closing stock price on August 11, 2026, plus total debt less cash, as obtained from publicly available sources). Stifel reviewed the third quartile, mean, median, and first quartile implied enterprise values of the selected publicly-traded companies. The results of this analysis of selected publicly-traded companies is summarized below:

Implied Enterprise Value ($ in millions)
Third Quartile	$1,103.4
Mean	$825.9
Median	$605.5
First Quartile	$469.9
Using a selected range of implied enterprise values reflecting the median and mean implied enterprise values of the selected publicly-traded companies, this analysis yielded a range of implied enterprise values for Redx of approximately $605.5 million to approximately $825.9 million from which Stifel calculated a range of implied equity values for Redx using cash and debt data for Redx as of August 11, 2026, provided by the management of

Redx, as adjusted by management of Skye. This analysis indicated an implied equity value reference range for Redx of approximately $627.6 million to approximately $848.0 million.
Based on the implied equity value reference range for Redx indicated in the above analysis of selected publicly-traded companies and the estimated closing net cash position of Skye provided by Skye, Stifel calculated a range of implied ownership percentages of the combined company for Skye using (i) the estimated closing net cash position of Skye as a percentage of the sum of the estimated closing net cash position of Skye plus the low value of the implied equity value reference range for Redx, and (ii) the estimated closing net cash position of Skye as a percentage of the sum of the estimated closing net cash position of Skye plus the high value of the implied equity value reference range for Redx. The assumed Public Company Allocation Percentage for purposes of the Transaction Agreement of 4.64% implies an equity value reference range for Skye of approximately $33.3 million to approximately $43.5 million based on this analysis.
No company utilized in the selected publicly-traded companies analysis is directly comparable to Redx. Stifel chose the selected publicly-traded companies on the basis of various factors, including the size of the companies, the similarity of the lines of business, and the similarity of the financial profiles, although no company is identical to Redx. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the selected companies and other factors.
Selected Precedent Initial Public Offerings Analysis
Stifel reviewed certain publicly available information for seven selected precedent initial public offerings (“IPO”) since 2020 where such company’s lead asset at time of the IPO was targeting one or more I&I indication(s) and was in a Phase 1 trial, was Phase 2 ready or had Phase 2a data but had not yet received Phase 2b or final Phase 2 data for its lead I&I indication(s), and where such company had only one I&I indication in Phase 2 at the time of the IPO, involving companies that Stifel believed to be relevant for Redx. The selected precedent IPOs are set forth in the table below:

IPO Date	Issuer Name
08/04/26	Attovia Therapeutics, Inc.
05/07/26	Odyssey Therapeutics, Inc.
02/05/26	AgomAb Therapeutics NV
09/14/22	Third Harmonic Bio, Inc.
10/20/21	Ventyx Biosciences, Inc.
07/16/20	Pandion Therapeutics, Inc.
06/04/20	Applied Molecular Transport, Inc.

For each of the selected precedent IPOs, Stifel calculated, among other things, the implied pre-IPO fully-diluted enterprise value by calculating the equity value using the treasury stock method based on the IPO price plus total debt less cash. Stifel reviewed the third quartile, mean, median, and first quartile implied pre-IPO fully-diluted enterprise value of the issuers of the selected IPOs. The results for the selected precedent IPO transactions implied by this analysis are set forth in the following table:

Implied Pre-IPO Fully-Diluted Enterprise Value ($ in millions)
Third Quartile	$484.0
Mean	$405.8
Median	$383.2
First Quartile	$332.8

Stifel then used a selected range of implied pre-IPO fully-diluted enterprise values reflecting the mean and median implied pre-IPO fully-diluted enterprise values of the issuers of the selected IPOs to derive a range of implied enterprise values for Redx. This analysis indicated an implied enterprise value reference range for Redx of approximately $383.2 million to approximately $405.8 million.
Based on the implied enterprise value reference range for Redx indicated in the above selected precedent IPO analysis and the estimated closing net cash position of Skye provided by Skye, Stifel calculated a range of implied ownership percentages of the combined company for Skye using (i) the estimated closing net cash position of Skye as a percentage of the sum of the estimated closing net cash position of Skye plus the low value of the implied enterprise value reference range for Redx, and (ii) the estimated closing net cash position of Skye as a percentage of the sum of the estimated closing net cash position of Skye plus the high value of the implied enterprise value reference range for Redx. The assumed Public Company Allocation Percentage for purposes of the Transaction Agreement of 4.64% implies an equity value reference range for Skye of approximately $23.0 million to approximately $24.0 million based on this analysis.
No IPO used in the selected precedent IPOs analysis is identical to the Transaction and no issuer is identical to Redx. Stifel chose the selected precedent IPOs based on various factors. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies involved in the selected precedent IPOs and other factors.
Discounted Cash Flow Analysis
Stifel used the Projections for the fourth quarter of 2026E through calendar year 2051E to perform a discounted cash flow analysis of Redx. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the present value of estimated future unlevered cash flows of the asset or set of assets.
Stifel calculated the terminal value of Redx’s projected unlevered free cash flow by applying a range of perpetuity growth rates of (70.0%) to (80.0%), as provided by and instructed by Skye management, to Redx’s projected calendar year 2051E unlevered free cash flow. Stifel then discounted the projected cash flows and terminal value to present values using discount rates ranging from 13.5% to 15.5%, based on a weighted average cost of capital analysis for Redx. This analysis yielded a range of implied enterprise values for Redx from which Stifel calculated a range of implied equity values based on Redx’s diluted share count as of August 11, 2026, as provided by Skye management. This analysis resulted in an implied equity value range for Redx of approximately $497.2 million to approximately $666.0 million.
Based on the implied equity value reference range for Redx indicated in the above discounted cash flow analysis and the estimated closing net cash position of Skye provided by Skye, Stifel calculated a range of implied ownership percentages of the combined company for Skye using (i) the estimated closing net cash position of Skye as a percentage of the sum of the estimated closing net cash position of Skye plus the low value of the implied equity value reference range for Redx, and (ii) the estimated closing net cash position of Skye as a percentage of the sum of the estimated closing net cash position of Skye plus the high value of the implied equity value reference range for Redx. The assumed Public Company Allocation Percentage for purposes of the Transaction Agreement of 4.64% implies an equity value reference range for Skye of approximately $27.2 million to approximately $35.1 million based on this analysis.
Miscellaneous
The preparation of an opinion regarding fairness from a financial point of view is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at Stifel’s opinion, Stifel considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Stifel believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Stifel’s analyses and Stifel’s opinion; therefore, the ranges of valuations and relative valuations resulting from any particular analysis described above should not be taken to be Stifel’s view of the actual valuation of Redx or its relative valuation.

Stifel is acting as financial advisor to Skye in connection with the Transaction. Skye agreed to pay Stifel a fee for its services of $2.425 million, $425,000 of which became payable upon the delivery of Stifel’s opinion, and the remaining portion of which is contingent upon the closing of the Transaction and which is payable $1 million in cash and $1 million in Skye’s Common Stock. Skye has also agreed to reimburse Stifel for its expenses incurred in connection with Stifel’s engagement and to indemnify Stifel and its affiliates and their respective officers, directors, employees and agents, and any persons controlling Stifel or any of its affiliates, against specified liabilities. In the ordinary course of business, Stifel and its clients may transact in the equity securities of Skye or Redx or their affiliates and may, at any time, hold a long or short position in such securities. Stifel may seek to provide investment banking or financial advisory services to Skye or Redx or their affiliates in the future, for which Stifel would seek customary compensation. In Stifel’s opinion, Stifel also confirmed to the Board of Directors that there were no other material relationships that existed during the two years prior to the date of Stifel’s opinion or that were mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the Transaction.
Certain Unaudited Financial Forecasts
Redx does not, as a matter of policy, publicly disclose forecasts of its future financial performance, revenues, earnings, or other results, due to, among other things, the inherent uncertainty of the underlying assumptions and estimates of such forecasted information. However, in connection with the Transaction, Redx management prepared (1) certain non-public, unaudited prospective financial information regarding Redx assuming that all of Redx's existing product candidates are successfully developed and commercialized without any adjustment for the risks and probability of success associated with such development and commercialization (the “Non-Risk-Adjusted Projections”), and (2) certain non-public, unaudited prospective financial information regarding Redx reflecting risk and probability adjustments by Skye management to account for the likelihood of successful development, regulatory approval, and commercialization of Redx's product candidates (the “Risk-Adjusted Projections” and, together with the Non-Risk-Adjusted Projections, the “Projections”).
The Non-Risk Adjusted Projections were prepared by Redx management for purposes of preparing the Risk Adjusted Projections, and were also provided by Redx to Skye for purposes of Skye’s due diligence review of Redx.
The Risk-Adjusted Projections were provided to Stifel, Skye’s financial advisor, for its use and reliance in connection with its financial analyses and opinion described above under “—Opinion of Stifel,” and were also reviewed by the Board of Directors and Skye management in connection with their evaluation of the Transaction.
Skye has determined to include the Projections in this proxy statement not to influence a stockholder’s decision whether to vote for the Share Issuance Proposal or any other proposal, but because the Projections were made available to Stifel in connection with the rendering of its opinion and performance of its related financial analyses, as described above under “—Opinion of Stifel.” The inclusion of the Projections in this proxy statement should not be regarded as an indication that any of Redx, Skye, Stifel, or their respective affiliates, officers, directors, advisors, or other representatives considered, or now considers, the Projections to be necessarily predictive of actual future results, and the Projections should not be relied upon as such.
The Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or U.S. generally accepted accounting principles (“GAAP”) or International Financial Reporting Standards (“IFRS”). Neither Redx’s nor Skye’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Projections, nor have they expressed any opinion or given any other form of assurance on the Projections or their achievability, and they assume no responsibility for, and disclaim any association with, the Projections. As noted elsewhere in this proxy statement, there were no audited financial statements for Redx available to Skye management or Stifel in connection with the Transaction.
Certain of the financial measures included in the Projections could be considered non-IFRS or non-GAAP financial measures; these are financial performance measures that are not calculated in accordance with IFRS or GAAP. Non-IFRS and non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS or GAAP, and non-IFRS and non-GAAP financial measures as used by Redx may not be comparable to similarly titled measures used by other companies. The financial measures included in the Projections are not subject to SEC rules regarding disclosures of non-IFRS or non-GAAP financial measures, which would otherwise require a reconciliation of a non-IFRS or non-GAAP financial measure to an IFRS or GAAP financial measure. Reconciliations of non-IFRS or non-GAAP financial measures were not provided to or relied upon or used by the Skye Board, Skye management or Stifel in connection with the Transaction.
The Projections, while presented with numerical specificity, were based on numerous variables and assumptions that are inherently uncertain and difficult to predict, including, among others, assumptions relating to Redx’s research and development programs, clinical trial timing and outcomes, regulatory approvals, licensing or partnering opportunities, capital expenditures, financing needs, and general industry, business, economic, regulatory, market, and financial conditions, many of which are beyond the control of Redx and Skye. The Projections also reflect assumptions as to certain business decisions that are subject to change. Because the Projections cover multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The assumptions underlying the Projections may not prove to be accurate, and the Projections may not be achieved or may be materially different from actual future results. The Projections also do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the Transaction, and Redx and Skye have not updated and do not intend to update, or otherwise revise, the Projections to reflect circumstances existing since their preparation or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error.
NONE OF REDX, SKYE, OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS, OR OTHER REPRESENTATIVES, INCLUDING STIFEL, HAS MADE, MAKES, OR IS DEEMED TO MAKE ANY REPRESENTATION TO ANY STOCKHOLDER OF SKYE OR ANY OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF REDX, SKYE, OR THE COMBINED COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS, AND NONE OF THEM INTENDS TO, AND EACH OF THEM UNDERTAKES NO OBLIGATION TO, UPDATE, REVISE, OR CORRECT THE PROJECTIONS IF THEY BECOME INACCURATE, EVEN IN THE SHORT TERM. THE PROJECTIONS ARE NOT FACT AND SHOULD NOT BE RELIED UPON AS BEING NECESSARILY INDICATIVE OF FUTURE RESULTS, AND READERS OF THIS PROXY STATEMENT ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTIONS.
The summaries of the Projections are not included in this proxy statement to induce any stockholder to vote in favor of the Share Issuance Proposal or any other proposal, or for any purpose other than to provide Skye stockholders access to certain non-public information that was furnished to Stifel in connection with the Transaction, as described above. The Projections are not included in this proxy statement in order to comply with Item 10 of Regulation S-K promulgated by the SEC regarding forward-looking statements or Rule 175 under the Securities Act of 1933, as amended (the “Securities Act”), or Rule 3b-6 under the Securities Exchange Act of 1934, as amended, or to the extent that such provisions are applicable.
The summaries of the Projections should be read together with the historical financial statements of Redx and Skye included in or incorporated by reference into this proxy statement and in conjunction with the risk factors described in the section entitled “Risk Factors,” and are each qualified in their entirety by reference to such information.

The following tables present a summary of the Risk-Adjusted Projections:
Risk-Adjusted Projections
($ in millions)

	Q4:2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Total Net Sales	—	—	—	—	—	—	$0	$1	$44
Less: COGS	—	—	—	—	—	—	$0	$0	($2)
Gross Profit	—	—	—	—	—	—	$0	$1	$42
Total Operating Expenses	($8)	($31)	($32)	($33)	($34)	($43)	($11)	($12)	($12)
EBIT	($8)	($31)	($32)	($33)	($34)	($43)	($11)	($11)	$30
Net Income (Loss)	($8)	($31)	($32)	($33)	($34)	($43)	($11)	($11)	$23
Unlevered Free Cash Flow	($8)	($31)	($32)	($33)	($34)	($43)	($11)	($11)	$12

	2035E	2036E	2037E	2038E	2039E	2040E	2041E	2042E	2043E
Total Net Sales	$355	$543	$582	$600	$619	$638	$657	$678	$698
Less: COGS	($18)	($27)	($29)	($30)	($31)	($32)	($33)	($34)	($35)
Gross Profit	$337	$516	$553	$570	$588	$606	$624	$644	$663
Total Operating Expenses	($72)	($110)	($118)	($122)	($125)	($129)	($133)	($137)	($141)
EBIT	$265	$406	$435	$449	$463	$477	$491	$507	$522
Net Income (Loss)	$198	$305	$326	$337	$347	$358	$369	$380	$392
Unlevered Free Cash Flow	$121	$257	$317	$332	$342	$353	$364	$375	$386

	2044E	2045E	2046E	2047E	2048E	2049E	2050E	2051E
Total Net Sales	$720	$742	$765	$788	$813	$536	$291	$165
Less: COGS	($36)	($37)	($38)	($39)	($41)	($27)	($15)	($8)
Gross Profit	$684	$705	$727	$749	$772	$509	$277	$156
Total Operating Expenses	($146)	($150)	($155)	($158)	($163)	($107)	($58)	($33)
EBIT	$538	$555	$572	$591	$610	$402	$218	$123
Net Income (Loss)	$404	$416	$429	$443	$457	$301	$164	$93
Unlevered Free Cash Flow	$398	$411	$423	$438	$451	$371	$225	$124

The following table presents a summary of the Non-Risk Adjusted Projections shared by Redx with Skye. Redx management prepared the Non-Risk Adjusted Projections assuming that all of Redx’s existing drug product candidates as well as future pipeline programs are successfully developed and commercialized. As is customary in the biotechnology industry, Skye management prepared the Risk Adjusted Projections by applying risk weightings and other adjustments to the Non-Risk Adjusted Projections to account for the estimated likelihood of successfully developing and commercializing Redx’s drug product candidates and to reflect other assumptions described above. The Non-Risk Adjusted Projections were not relied upon or used by Stifel in connection with rendering its opinion to the Skye Board and performing the related financial analyses as described in the section entitled “—Opinion of

Stifel” above. The Non-Risk Adjusted Projections are included solely for the purpose of giving stockholders information regarding the bases on which the Risk Adjusted Projections were prepared:
Non-Risk-Adjusted Projections
($ in millions)

	Q4:2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Total Net Sales	—	—	—	—	—	—	$0	$4	$214
Less: COGS	—	—	—	—	—	—	$0	$0	($11)
Gross Profit	—	—	—	—	—	—	$0	$4	$204
Total Operating Expenses	($8)	($31)	($32)	($94)	($96)	($146)	($55)	($56)	($58)
EBIT	($8)	($31)	($32)	($94)	($96)	($146)	($55)	($52)	$146
Net Income (Loss)	($8)	($31)	($32)	($94)	($96)	($146)	($55)	($52)	$110

	2035E	2036E	2037E	2038E	2039E	2040E	2041E	2042E	2043E
Total Net Sales	$1,717	$2,632	$2,818	$2,907	$2,996	$3,088	$3,183	$3,281	$3,382
Less: COGS	($86)	($132)	($141)	($145)	($150)	($154)	($159)	($164)	($169)
Gross Profit	$1,631	$2,500	$2,677	$2,761	$2,846	$2,934	$3,024	$3,117	$3,213
Total Operating Expenses	($350)	($533)	($570)	($588)	($606)	($625)	($644)	($664)	($684)
EBIT	$1,281	$1,967	$2,107	$2,173	$2,240	$2,309	$2,380	$2,453	$2,529
Net Income (Loss)	$961	$1,475	$1,580	$1,630	$1,680	$1,732	$1,785	$1,840	$1,896

	2044E	2045E	2046E	2047E	2048E	2049E	2050E	2051E
Total Net Sales	$3,486	$3,593	$3,704	$3,818	$3,936	$2,593	$1,409	$797
Less: COGS	($174)	($180)	($185)	($191)	($197)	($130)	($70)	($40)
Gross Profit	$3,312	$3,414	$3,519	$3,627	$3,739	$2,464	$1,339	$757
Total Operating Expenses	($705)	($727)	($749)	($764)	($787)	($519)	($282)	($159)
EBIT	$2,606	$2,687	$2,769	$2,863	$2,952	$1,945	$1,057	$598
Net Income (Loss)	$1,955	$2,015	$2,077	$2,148	$2,214	$1,459	$793	$448

The Projections set forth above constitute forward-looking statements and are subject to the cautionary statements and limitations described in the section entitled “Cautionary Note Concerning Forward-Looking Statements” elsewhere in this proxy statement. By including a summary of the Projections in this proxy statement, none of Redx, Skye, or their respective representatives has made or makes any representation to any person regarding the information contained in the Projections or the ultimate performance of Redx, Skye, or the combined company relative to the Projections, and none of them undertakes any obligation to publicly update or revise the Projections to reflect circumstances existing after the date the Projections were prepared or to reflect the occurrence of future events, even if any or all of the assumptions underlying the Projections are no longer appropriate, except as required by applicable securities laws.
Regulatory and Court Approvals Required for the Transaction
In the United States, Skye must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with (i) the issuance of shares of Common Stock pursuant to the Transaction Agreement and the Transaction Financings and the change of control resulting from the Transaction and (ii) the filing of this proxy statement with the SEC.
Completion of the Transaction is conditioned on the sanction of the Scheme of Arrangement by the Court, in accordance with the laws of England and Wales, and the Companies Act. Neither Skye nor Redx is required to make any other filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the Transaction. Completion of the Transaction is conditioned on the absence of any order issued by any court or other governmental authority of competent jurisdiction that remains in effect and enjoins, prevents or prohibits the consummation of the Transaction.
Interests of Skye’s Directors and Executive Officers in the Transaction
In considering the recommendation of the Board of Directors with respect to the Share Issuance Proposal and other matters to be acted upon by the stockholders at the Special Meeting, the stockholders should be aware that Skye’s directors and executive officers have interests in the Transaction that are different from, or in addition to, the interests of stockholders generally. These interests are described in more detail below and, with respect to Skye’s named executive officers, are quantified under “—Quantification of Payments and Benefits to Skye’s Named Executive Officers,” of this proxy statement. The Board of Directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Transaction Agreement and the Transaction, and to recommend that the stockholders approve the proposals to be presented for consideration at the Special Meeting as contemplated by this proxy statement.
Executive Officers
For purposes of this disclosure, Skye’s executive officers are:
•Punit Dhillon (Chief Executive Officer); and
•Tuan Diep (Chief Operating Officer);
•Kaitlyn Arsenault (former Chief Financial Officer);
•John P. Sharp (former Chief Financial Officer); and
•Chris Twitty (former Chief Scientific Officer).
Messrs. Dhillon and Diep and Ms. Arsenault are also Skye’s “named executive officers” for purposes of this disclosure. Skye’s non-employee directors since the beginning of Skye’s prior fiscal year are Paul Grayson, Deborah Charych, Annalisa Jenkins, Karen Smith, and Andrew J. Schwab.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•the effective time is October 14, 2026, which is the assumed date of the closing of the Transaction solely for purposes of the disclosure in this section (the “Assumed Closing Date”);
•the relevant price per share of Common Stock is $2.62, which is the average closing market price per share of Common Stock over the five business day period following the first public announcement of the Transaction on August 14, 2026;
•each executive officer of Skye experiences a qualifying termination of employment (i.e., a termination of employment by Skye without “Cause,” as such term is defined in the relevant agreements) on or immediately following the Assumed Closing Date;
•executive officers’ salary and total eligible target cash bonus levels are as in effect as of the Assumed Closing Date; and
•amounts included herein do not attempt to forecast any additional equity grants or other awards or forfeitures that may occur following the Assumed Closing Date.

As the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.
Treatment of Shares of Common Stock and Skye Equity Awards
Each share of Common Stock, including shares of Common Stock held by Skye’s directors and executive officers, that are issued and outstanding at the time of the Transaction will remain issued and outstanding, and holders thereof will receive one Skye CVR for each outstanding share of Common Stock held by such holder on such date (as described in more detail in the section titled “Agreements Relating to the Transaction—Skye CVR Agreement”). For more information regarding the beneficial ownership of Common Stock by Skye’s directors and executive officers, see the section titled “Security Ownership of Principal Stockholders of Skye” of this proxy statement.
In addition, in connection with the Transaction, all compensatory stock options, restricted stock awards, restricted stock unit awards or other equity or equity-based awards relating to shares of Common Stock (“Skye Equity Awards”) that are outstanding immediately prior to the Effective Time, including those held by Skye’s executive officers and directors, shall remain outstanding and subject to the applicable plan and award agreement governing such awards, including with respect to the applicable vesting and post-termination exercise schedules. As of the Assumed Closing Date, the executive officers and directors of Skye held the following Skye Equity Awards:

	Outstanding Skye Stock Options (#)	Outstanding Skye Stock Options ($)(1)	Outstanding Skye Restricted Stock Units (#)	Outstanding Skye Restricted Stock Units ($)
Executive Officers
Punit Dhillon	$173,087.00	$—	$157,355.00	$412,270.00
Tuan Diep	$65,155.00	$—	$5,399.00	$14,145.00
Kaitlyn Arsenault	$66,934.00	$—	$8,802.00	$23,061.00
John P. Sharp	$—	$—	$—	$—
Chris Twitty	$76,382.00	$—	$4,880.00	$12,786.00
Non-Employee Directors
Paul Grayson	$34,375.00	$—	$20,194.00	$52,908.00
Deborah Charych	$24,499.00	$—	$—	$—
Annalisa Jenkins	$22,500.00	$—	$—	$—
Karen Smith	$22,500.00	$—	$—	$—
Andrew J. Schwab	$24,374.00	$—	$—	$—

(1) All stock options have an exercise price that is greater than the average closing market price per share of Common Stock over the five business day period following the first public announcement of the Transaction on August 14, 2026, which is $2.62. Accordingly, there is no value attributable to such stock options.
Executive Agreements
Mr. Dhillon’s Separation Agreement
Mr. Dhillon has entered into a previously disclosed executive employment agreement dated August 10, 2020 (the “Dhillon Employment Agreement”) with Skye. In connection with the Transaction, on August 14, 2026, Skye entered into a separation agreement with Mr. Dhillon (the “Dhillon Separation Agreement”), pursuant to which Mr. Dhillon’s last day of employment with Skye will be August 31, 2027, unless he resigns or is terminated prior to such date (the “Dhillon Transition Period”). Effective immediately following the Dhillon Transition Period, Mr. Dhillon shall continue to provide services to Skye as an advisor to Skye, as further discussed below.

During the Dhillon Transition Period, Mr. Dhillon will continue to receive his full-time base salary and remain eligible for employee benefits, and his existing equity awards will continue to vest in accordance with their terms except that such equity awards (other than the Dhillon RSUs (as defined below)) will accelerate and vest in full in the event that a Change in Control (as defined in the applicable equity plan) occurs during the Dhillon Transition Period and, in such case, the post-termination exercise period applicable to Mr. Dhillon’s stock options shall not be less than the later of twelve (12) months after the date of any such Change in Control, or ninety (90) days after the expiration or termination of the Advisor Agreement.
If Mr. Dhillon’s employment is terminated without Cause (as defined in the Dhillon Separation Agreement) prior to August 31, 2027, and Mr. Dhillon satisfies certain preconditions (execution of a release of claims in favor of Skye, satisfactorily performing his duties through the date of his separation, and his continued compliance with all obligations under agreements, including restrictive covenant agreements, between him and Skye), Skye will pay Mr. Dhillon, as severance, an amount equivalent to the base salary he would have earned plus the amount of any health insurance benefit premiums that Skye would have paid on his behalf between the separation date and August 31, 2027, plus an amount equivalent to the prior twelve months of health insurance premiums paid on his behalf by Skye. Such amounts will be paid in installments following the separation date. If Mr. Dhillon’s employment terminates on August 31, 2027 and he meets the applicable preconditions, Skye will pay him severance in an amount equivalent to the prior twelve months of health insurance premiums paid on his behalf by Skye, payable as a single lump sum within 10 business days after his execution of a release of claims. Such severance entitlements supersede any severance entitlements in the Dhillon Employment Agreement.
In addition, the Board approved a grant of 1,090,000 restricted stock units, which converted to 136,250 restricted stock units following the 1-for-8 reverse stock split effective August 24, 2026 (the “Dhillon RSUs”) to Mr. Dhillon under Skye’s Amended and Restated Omnibus Equity Incentive Plan. The Dhillon RSUs will vest upon the earlier of Mr. Dhillon’s continued employment through August 31, 2027, or the termination of his employment by Skye without Cause, in each case, subject to Mr. Dhillon’s execution of a release of claims in favor of Skye.
Mr. Diep’s Separation Agreement
Tuan Diep has entered into a previously disclosed executive employment agreement dated October 5, 2020 (the “Diep Employment Agreement”) with Skye. In connection with the Transaction, on August 14, 2026, Skye entered into a separation agreement with Mr. Diep (the “Diep Separation Agreement”, and with the Dhillon Separation Agreement, the “Separation Agreements”), pursuant to which Mr. Diep’s last day of employment with Skye will be January 31, 2027, unless he resigns or is terminated prior to such date (the “Diep Transition Period” and with the Dhillon Transition Period, the “Transition Periods”). Effective immediately following the Diep Transition Period, Mr. Diep shall continue to provide services to Skye as an advisor to Skye, as further discussed below.
During the Diep Transition Period, Mr. Diep will continue to receive his full-time base salary and remain eligible for employee benefits, and his existing equity awards will continue to vest in accordance with their terms, except that such equity awards will accelerate and vest in full in the event that a Change in Control (as defined in the applicable equity plan) occurs during the Diep Transition Period, and, in such case, the post-termination exercise period applicable to Mr. Diep’s stock options not be less than the later of twelve (12) months after the date of any such Change in Control, or ninety (90) days after the expiration or termination of the Advisor Agreement.
If Mr. Diep’s employment is terminated without Cause (as defined in the Diep Separation Agreement) prior to January 31, 2027, and Mr. Diep satisfies certain preconditions (execution of a release of claims in favor of Skye, satisfactorily performing his duties through the date of his separation, and his continued compliance with all obligations under agreements, including restrictive covenant agreements, between him and Skye), Skye will pay Mr. Diep, as severance, an amount equivalent to the base salary he would have earned plus the amount of any health insurance benefit premiums that Skye would have otherwise paid on his behalf between the separation date and January 31, 2027. Such amounts will be paid in installments following the separation date. Such severance entitlements supersede any severance entitlements in the Diep Employment Agreement.
In addition, if Mr. Diep remains employed by Skye through October 31, 2026 and satisfactorily performs his job duties through that date, he will earn a transition bonus in the amount of $20,000, less applicable payroll deductions and tax withholding (the “Transition Bonus”). The Transition Bonus will be paid in a single lump sum by no later than the second regular pay date that occurs after the bonus is earned.
Advisor Agreements
In connection with the Transaction, on August 14, 2026, each of Messrs. Dhillon and Diep agreed to enter into an Advisor Agreement with Skye (the “Advisor Agreements”), to be effective the day following their respective Transition Periods, pursuant to which they will provide, as requested by Skye, certain transition-related services to support the Skye CVR Agreement at a rate of $350 per hour until the expiry of the Skye CVR Agreement. The equity awards held by each of Messrs. Dhillon and Diep will continue to vest during the term of the applicable Advisor Agreement in accordance with its terms except that all such equity awards (other than the Dhillon RSUs) will become fully vested and exercisable immediately prior to the consummation of any Change in Control occurring during the term of the Advisor Agreement.
Agreements with Former Executives
Ms. Arsenault and Messrs. Sharp and Twitty each resigned from their positions with Skye in February 2026, September 2026, and July 2026, respectively. Mr. Sharp did not enter into any agreements with Skye in connection with his departure and is not entitled to any payments or benefits in connection with the Transaction. Ms. Arsenault and Mr. Twitty each entered into separation agreements and advisor agreements with Skye in connection with such resignations. The arrangements entered into with Ms. Arsenault and Mr. Twitty in connection with their respective separations from Skye are described below.
Ms. Arsenault’s Separation and Advisor Agreements
In connection with Ms. Arsenault’s termination of employment from Skye, Skye entered into a separation and release agreement with Ms. Arsenault (the “Arsenault Separation Agreement”), pursuant to which Ms. Arsenault terminated employment on February 20, 2026. Under the Arsenault Separation Agreement, Ms. Arsenault was entitled to a lump sum cash payment as severance, payable shortly following her last day of employment with Skye, in addition to reimbursement of documented legal fees.
Skye and Ms. Arsenault simultaneously entered into an Advisor Agreement effective February 20, 2026 (the “Arsenault Advisor Agreement”), pursuant to which Ms. Arsenault provided transition-related and finance support services at a rate of $475 per hour, for up to 20 hours per month absent Skye’s advance written consent to more, through August 21, 2026. Under the Arsenault Separation Agreement, Ms. Arsenault’s outstanding equity awards continued to vest so long as she provided services under the Arsenault Advisor Agreement. Further, if Skye undergoes a change in control on or before February 20, 2027, all of Ms. Arsenault’s outstanding equity awards will become fully vested and exercisable immediately prior to the consummation of such Change in Control. In addition, the post-termination exercise period applicable to Ms. Arsenault’s vested stock options will run through the later of February 20, 2027 or ninety days after the expiration or termination of the Arsenault Advisor Agreement.
Mr. Twitty’s Separation and Advisor Agreements
In connection with his separation from Skye, Skye entered into a separation agreement with Mr. Twitty (the “Twitty Separation Agreement”), pursuant to which Mr. Twitty’s last day of employment with Skye was July 6, 2026. Under the Twitty Separation Agreement, Mr. Twitty was entitled to a lump sum cash payment as severance, payable shortly following his last day of employment with Skye.
Skye and Mr. Twitty entered into an Advisor Agreement effective July 4, 2026 (the “Twitty Advisor Agreement”), pursuant to which Mr. Twitty provides, as requested by Skye, advisory services related to the transition of his prior role at a rate of $350 per hour, for up to 10 hours per month absent Skye’s advance written consent to more. The Twitty Advisor Agreement has a term continuing until July 4, 2027, unless earlier terminated by Mr. Twitty, who may terminate the agreement immediately and in his sole discretion at any time.
Mr. Twitty’s outstanding equity awards continue to vest in accordance with their existing terms during the time he continues to provide services under the Twitty Advisor Agreement. If a change in control of Skye occurs during the term of the Twitty Advisor Agreement, all of Mr. Twitty’s outstanding equity awards will become fully vested and exercisable immediately prior to the consummation of such Change in Control. In addition, the post-termination exercise period applicable to Mr. Twitty’s vested stock options will run through the later of twelve months after the date of Skye’s change in control or ninety days after the expiration or termination of the Twitty Advisor Agreement.
Director and Officer Insurance
Under the Transaction Agreement, Skye may, prior to the Effective Time, purchase a six-year prepaid “tail policy” providing insurance coverage, benefits and terms no less favorable to the directors and officers than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time; provided that in no event shall the cost of such policy exceed annual premiums in excess of 200% of the last annual premium paid by Skye prior to the date of the Transaction Agreement in respect of the coverages (the “Maximum Amount”) (it being understood and agreed that Skye shall, where the quoted premium for the “tail policy” exceeds the Maximum Amount, purchase as much coverage as reasonably practicable for the Maximum Amount).
Quantification of Payments and Benefits to Skye’s Named Executive Officers
In accordance with Item 402(t) of Regulation S-K, the following information, table and the related footnotes present information about the compensation payable to Skye’s named executive officers in connection with the Transaction. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Transaction-related compensation payable to the named executive officers of Skye.
Golden Parachute Compensation
The narrative and tables that follow are estimates based on multiple assumptions described above that may or may not actually occur. They describe potential payments and benefits to the named executive officers under their existing plans and agreements, including payments and benefits that would be due to them in connection with the occurrence of a change of control, assuming the Closing Date occurred on the Assumed Closing Date and that each named executive officer experienced a qualifying termination of employment on the Assumed Closing Date. The equity award values reflected in the table are calculated based on the average closing market price of Common Stock over the five business-day period following the first public announcement of the Transaction, which was $2.62. The actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below.

	Cash	Equity	Perquisites/ Benefits	Other	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)
Punit Dhillon	$537,750.00	$412,270.00	$74,859.00	0	$1,024,879.00
Tuan Diep	$128,333.00	$14,145.00	$18,715.00	$20,000.00	$181,193.00
Kaitlyn Arsenault	0	$23,061.00	0	0	$23,061.00

(1)     Cash. Represents the cash severance payment that Messrs. Dhillon and Diep are eligible to receive pursuant to the Separation Agreements, based on their current base salary. These amounts are considered “double trigger” payments, which means that the amounts will become payable only upon a qualifying termination of employment during the Dhillon Transition Period or the Diep Transition Period, as applicable. For further details regarding the cash amounts that may become payable to Skye’s named executive officers, see “—Interests of Skye’s Directors and Executive Officers in the Transaction—Executive Agreements.”
(2)    Equity. Represents the value of accelerated vesting of outstanding Skye Equity Awards (based on the assumptions described below). As described above, all Skye Equity Awards shall remain outstanding and subject to the applicable plan and award agreement governing such awards, subject to acceleration in certain circumstances pursuant to the Separation Agreements. The values in the table below and in the equity column of the table above reflect the accelerated vesting terms and the following assumptions:
•Mr. Dhillon’s employment is terminated by Skye without Cause (as defined in the Dhillon Separation Agreement), such that the outstanding and unvested Dhillon RSUs will vest in full, which is a “double-trigger” benefit, meaning that these awards will vest and become payable only upon a qualifying termination of employment within the Dhillon Transition Period;
•The Transaction constitutes a Change in Control (as defined in the applicable equity plan), such that the named executive officer’s outstanding and unvested Skye Equity Awards (other than the Dhillon RSUs) will vest in full as set forth in the Separation Agreements and the Arsenault Separation Agreement, which is a “single-trigger” benefit, meaning that such Skye Equity Awards will vest and become payable upon a Change in Control regardless of whether a qualifying termination occurs; and
•The values are calculated based on a price per share value of $2.62, which was the average closing market price of Common Stock over the five business-day period following the first public announcement of the Transaction. All stock options have a per share exercise price that is greater than this amount, and accordingly, there is no value attributable to such stock options.
For further details regarding the treatment of the Skye Equity Awards held by the named executive officers, see “—Interests of Skye’s Directors and Executive Officers in the Transaction—Treatment of Shares of Common Stock and Skye Equity Awards” and “—Interests of Skye’s Directors and Executive Officers in the Transaction—Executive Agreements.”

	Value of Skye Stock Options	Value of Skye RSUs	Total
Name	($)	($)	($)
Punit Dhillon	0	$412,270.00	$412,270.00
Tuan Diep	0	$14,145.00	$14,145.00
Kaitlyn Arsenault	0	$23,061.00	$23,061.00

(3)     Perquisites/Benefits. Represents the cash payment that Messrs. Dhillon and Diep are eligible to receive pursuant to the Separation Agreements, equal to the health insurance premiums that Skye would have paid on behalf of each such named executive officer during the applicable Transition Period, based on the current monthly health care premium cost for each such named executive officer. Such cash payments are considered “double trigger” payments, which means that the amounts will become payable only upon a qualifying termination of employment during the Dhillon Transition Period or the Diep Transition Period, as applicable.
(4)     Other. Represents the Transition Bonus that Mr. Diep will be eligible to receive if Mr. Diep remains employed by Skye through October 31, 2026 and satisfactorily performs his job duties through that date, as described above under “—Interests of Skye’s Directors and Executive Officers in the Transaction—Executive Agreements.”
Anticipated Accounting Treatment
The combined company is expected to account for the Transaction as a reverse recapitalization of Skye by Redx pursuant to Accounting Standards Codification 805. Because Redx will be the accounting acquirer, Redx's assets and liabilities will be carried forward at their pre-Transaction carrying amounts. Skye's identifiable assets and liabilities will be recognized at their fair values as of the Effective Time. The carrying amounts of Skye's remaining assets and liabilities are assumed to approximate their fair values for pro forma presentation purposes, subject to final evaluation at Closing. For further information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” of this proxy statement.

Nasdaq Listing of Common Stock
Pursuant to the Transaction Agreement, Skye has agreed to use commercially reasonable efforts to (a) maintain its existing listing on Nasdaq until the Closing Date and to obtain approval of the listing of the combined company on Nasdaq; (b) without derogating from the generality of the requirements of the foregoing clause (a) and to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of Common Stock to be issued in connection with the Transaction, and to cause such shares to be approved for listing (subject to official notice of issuance), (c) if necessary, to effect a reverse stock split, and (d) to the extent required by Nasdaq Marketplace Rule 5110, to file the Nasdaq Listing Application and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time.
Appraisal Rights
Under the NRS, holders of Common Stock are not entitled to dissenters’ rights or to receive payment of the fair value of their shares in connection with the Transaction or any proposal to be voted on at the Special Meeting. Skye is the acquiring corporation, and the Transaction does not involve a merger, conversion, or exchange in which shares of Skye are being acquired or converted within the meaning of NRS 92A.380(1)(a)-(c).

THE TRANSACTION AGREEMENT
Explanatory Note Regarding the Transaction Agreement
The following is a summary of certain material terms of the Transaction Agreement and is qualified in its entirety by reference to the complete text of the Transaction Agreement, which is included as Annex A to this proxy statement and is incorporated herein by reference in its entirety. This summary is not intended to provide you with any other factual information about Skye or Redx. You are urged to read the Transaction Agreement carefully and in its entirety as well as this proxy statement before making any decisions regarding the Transaction.
The Transaction Agreement contains representations and warranties by each of the parties to the Transaction Agreement. These representations and warranties have been made solely for the benefit of the parties to the Transaction Agreement; have been made only for purposes of the Transaction Agreement; have been qualified by certain documents filed with, or furnished to, the SEC by Skye; have been qualified by confidential disclosures made to Skye or Redx, as applicable, in connection with the Transaction Agreement; are subject to materiality qualifications contained in the Transaction Agreement that may differ from what may be viewed as material by investors; were made only as of the date of the Transaction Agreement, or such other date as is specified in the Transaction Agreement; and have been included in the Transaction Agreement for the purpose of allocating risk between Redx, on the one hand, and Skye, on the other hand, rather than establishing matters as facts.
You should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of Skye or Redx or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Transaction Agreement which subsequent information may or may not be fully reflected in Skye’s public disclosures. Accordingly, the representations and warranties and other provisions of the Transaction Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement. See “Where You Can Find More Information” beginning on page 268 of this proxy statement.
Structure of the Transaction
The Transaction Agreement provides that, at the Effective Time, upon the terms and subject to the satisfaction or, to the extent legally permissible, waiver of the conditions to the completion of the Transaction, Skye will acquire the entire issued and to be issued share capital of Redx pursuant to the Scheme of Arrangement under Part 26 of the Companies Act and in accordance with the laws of England and Wales and the Companies Act. The Scheme Shares will be acquired fully paid, free from all liens (other than transfer restrictions arising under applicable securities laws) and together with all rights at the Effective Time, including voting rights and the right to receive and retain all dividends and other distributions (if any) and any other return of capital.
Closing and Effective Time of the Transaction
Unless otherwise agreed between Skye and Redx, the closing of the Transaction will take place as promptly as practicable (and in any event within two business days) following the satisfaction or (to the extent permitted by applicable law), waiver of the conditions to the completion of the Transaction (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions). The date on which the closing actually occurs is referred to as the “Closing Date”.
The Scheme of Arrangement will become effective upon delivery by Redx of the Court Order to the Registrar of Companies in England and Wales.
Board of Directors and Management of the Combined Company Following Completion of the Transaction
The Transaction Agreement provides that (i) Redx will designate the directors to serve on the board of directors of the combined company, in each case subject to the terms of the Transaction Agreement, (ii) the members of the board of directors of the Company as of immediately prior to the Closing will designate one non-voting observer to the board of directors of the combined company for a period of one year following the Closing and (iii) in connection with the Closing, each of the current members of the board of directors and the current executive officers of the Company are expected to tender their resignations. Following the Closing, it is expected that the following current members of the Redx management team will serve in the following roles in the combined company:
Lisa Anson has served as Chief Executive Officer of Redx since June 2018. Previously, Ms. Anson held various senior commercial leadership roles at AstraZeneca plc, a publicly traded pharmaceutical company, from 2000 to 2018. Prior to this, Ms. Anson worked as a Consultant at KPMG, including a long-term secondment to a California based health care company. Ms. Anson has served on the Board of Directors of Porvair plc, a publicly traded specialist filtration, laboratory and environmental technology company, since October 2025. Ms. Anson holds both a B.A. and an M.A. in Natural Sciences from the University of Cambridge, and an M.B.A. from INSEAD.

Peter Collum has served as Chief Financial Officer of Redx since April 2021. Prior to joining Redx, Mr. Collum held the roles of Chief Financial Officer and Chief Business Officer at Pharnext SA, a publicly traded biotechnology company, from 2019 to 2021. Mr. Collum also worked in healthcare investment banking at MTS Health Partners from 2009 to 2019 and Bank of America from 2003 to 2009. Mr. Collum also worked at Roche from 1996 to 2000 in the Technical Operations group at the Nutley, NJ site. Mr. Collum holds a B.S. in Engineering from Rutgers University and an M.B.A. in Finance and Business Management from the University of Chicago Booth School of Business.

Caroline Phillips, Ph.D., has served as Chief Scientific Officer of Redx since May 2024. Dr. Phillips previously held other leadership roles at Redx, including as Senior Vice President, Biology from 2022 to 2024 and Head of Oncology from 2015 to 2022. Previously, Dr. Phillips worked in drug discovery and early clinical development at AstraZeneca and Pfizer. Dr. Phillips holds a B.Sc. in Pharmacology from the University of Glasgow and a Ph.D. in Pharmacology from the University of Cambridge.

Clifford Jones, Ph.D., has served as Chief Technical Officer of Redx since April 2025. Prior to his current role, Dr. Jones held various senior leadership positions, including Chief Innovation Officer and Head of Chemistry at Redx from 2015 until his appointment as Chief Technical Officer. Previously, Dr. Jones also led teams working against a wide range of oncology targets at AstraZeneca. Dr. Jones holds a B.Sc. in Chemistry and a Ph.D. in Organic Chemistry from the University of Nottingham.

Mei-Lun Wang, M.D., has served as Chief Medical Officer of Redx since May 2026. Prior to joining Redx, Dr. Wang served as Senior Vice President, Clinical Development at Sonoma Biotherapeutics, a biotechnology company developing engineered regulatory T cell therapies, from 2024 to 2026. Prior to that, Dr. Wang was Vice President, Clinical Development of Alladapt Immunotherapeutics, a food allergy-focused biotechnology company, from 2021 to 2024. She has also led clinical development programs in small molecules, biologics, and peptides at GSK from 2014 to 2018, and Janssen from 2018 to 2021. Dr. Wang holds a B.A. in Interdisciplinary Studies from Cornell University and an M.D. from the Perelman School of Medicine at the University of Pennsylvania. Dr. Wang is board certified in Pediatric Gastroenterology and General Pediatrics by the American Academy of Pediatrics. Dr. Wang completed her pediatric residency and chief residency at Seattle Children’s hospital, followed by a fellowship in Pediatric Gastroenterology, Hepatology, and Nutrition at the Children’s Hospital of Philadelphia where she was a physician-scientist for 14 years prior to joining Industry.

Share Deliverables to Redx Shareholders
Subject to the terms and conditions of the Transaction Agreement, at the Effective Time, each Scheme Share will be transferred from the Scheme Shareholders to Skye in exchange for (the following, the “Per Share Consideration”): (i) such number of validly issued, fully paid and non-assessable shares of Common Stock (and/or Non-Voting Common Stock) as is equal to the Exchange Ratio (collectively, the “Exchange Shares” and such consideration, collectively, the “Share Deliverables”) and (ii) if such Scheme Shareholder is a holder of record of Redx Shares as of the close of business on the last business day prior to the day on which the Effective Time occurs (a “Redx Legacy Shareholder”), one (1) Redx CVR.

No fractional Exchange Shares will be delivered to Scheme Shareholders in connection with the Scheme of Arrangement or otherwise in connection with the Transaction, and no certificates or scrip representing fractional Exchange Shares will be issued.
Each Eligible Electing Shareholder may elect, by delivering a duly completed notice to Skye and the exchange agent no later than the date that is five (5) business days prior to the anticipated Effective Time, as notified by Skye to Redx and the Scheme Shareholders in accordance with the Scheme of Arrangement, or such other date as Skye and Redx may mutually agree in writing, to receive a portion (up to the full amount) of the shares of Common Stock that such Eligible Electing Shareholder would otherwise be entitled to receive pursuant to clause (a) above in the form of an equal number of shares of Non-Voting Common Stock in lieu thereof (such election, a “Non-Voting Election”). Any Non-Voting Election shall be irrevocable once made, except with the prior written consent of Skye.
If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding shares of Redx capital stock or Skye capital stock are changed into, or exchanged for, a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including a reverse stock split to the extent not previously taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio will, to the extent necessary, be equitably adjusted to reflect such change and provide the holders of Redx capital stock and Skye capital stock with the same economic effect as contemplated by the Transaction Agreement prior to such change. If the Reverse Stock Split described under “Proposal No. 3: Articles Proposal—Reverse Stock Split” is effected prior to the Effective Time, the Exchange Ratio will be adjusted to reflect such change such that, by way of example, if the Reverse Stock Split is effected, the Exchange Ratio of 0.0890 would be multiplied by the applicable split ratio (expressed as a fraction), resulting in an adjusted Exchange Ratio. Should the Skye Board approve a different reverse stock split ratio, the Exchange Ratio will be proportionally adjusted as described in the Transaction Agreement.
Exchange Ratio
The Exchange Ratio formula set forth below is derived based on (i) a fixed Redx valuation of $161.0 million and (ii) an initial Skye equity value of $14.5 million, subject to certain adjustments based on Acquiror Net Cash (as defined in the Transaction Agreement and summarized below) at Closing.
The Skye valuation used to determine the Exchange Ratio will be increased or decreased on a dollar-for-dollar basis to reflect the amount by which Acquiror Net Cash at Closing is greater than or less than $2.0 million, provided that the Skye valuation, after giving effect to all such adjustments, will not be reduced below the Valuation Floor (as defined below).
In addition, the valuation of Skye is subject to adjustment based on the Specified Adjustment (as defined in the Transaction Agreement). If the Specified Adjustment is not resolved at or prior to the Closing, the valuation of Skye will be automatically reduced to the Valuation Floor and the expected ownership of the combined company will be recalculated in accordance with the Exchange Ratio. If the Specified Adjustment is resolved at or prior to the Closing, any amounts actually paid or payable by Skye will be reflected as deductions in the calculation of Acquiror Net Cash, and the valuation of Skye will be adjusted pursuant to the Acquiror Net Cash adjustment mechanics set forth in the Transaction Agreement, subject to the Valuation Floor.
The “Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Redx Merger Shares by (b) the Redx Outstanding Shares, in which:
“Skye Allocation Percentage” means the Skye Valuation divided by the Aggregate Valuation, rounded to two decimal places.
“Skye Equity Value” means $14.5 million.
“Skye Outstanding Shares” means, subject to the provisions addressing the possible reverse stock split contemplated by the Transaction Agreement, the total number of shares of Common Stock outstanding immediately prior to the Effective Time, expressed on a fully diluted basis, but assuming, without limitation or duplication, the issuance of shares of Common Stock in respect of all Skye Equity Awards and other outstanding options, warrants or rights to receive such shares (assuming cashless exercise), whether conditional or unconditional, including any triggered by or associated with the consummation of the Transaction, but excluding any shares of Common Stock reserved for issuance other than with respect to outstanding Skye Equity Awards, and excluding any shares of Common Stock issued in the Concurrent Financing and any unallocated shares reserved under Skye’s equity plan.
“Skye Target Net Cash” means $2.0 million.
“Skye Valuation” means, subject to the Skye Valuation Adjustment (as defined below), Skye Equity Value less the dollar-for-dollar difference between Skye Target Net Cash and Acquiror Net Cash, if any, provided that the Skye Valuation will not, after giving effect to all adjustments, be less than the Valuation Floor.
“Aggregate Valuation” means the sum of (a) Redx Valuation, plus (b) Skye Valuation, plus (c) the total amount of the Concurrent Investment, minus (d) the aggregate purchase price of the Series A Financing.
“Redx Allocation Percentage” means Redx Valuation divided by Aggregate Valuation, rounded to two decimal places.
“Redx Merger Shares” means the product of (a) the quotient of (i) Skye Outstanding Shares divided by (ii) the Skye Allocation Percentage, multiplied by (b) the Redx Allocation Percentage, rounded to the nearest whole number.
“Redx Valuation” means $161.0 million.
“Redx Outstanding Shares” means the total number of Redx Shares outstanding immediately prior to the Effective Time, expressed on a fully diluted and as-converted-to-Redx-Shares basis, but assuming, without limitation or duplication, (i) the exercise of all Redx Share Options outstanding immediately prior to the Effective Time, and (ii) the issuance of Redx Shares in respect of all other outstanding options, restricted stock awards, restricted stock units, warrants or rights to receive such shares, whether conditional or unconditional, including any triggered by or associated with the consummation of the Transaction, but excluding any Redx Shares reserved for issuance other than with respect to outstanding Redx Share Options as of immediately prior to the Effective Time.
“Concurrent Investment” means, collectively, (i) the Concurrent Financing, (ii) the Series A Financing, and (iii) any further equity commitments which may be executed in connection with the Transaction, including the ELOC Financing pursuant to the ELOC Securities Purchase Agreement between Skye and Buyer (including the Warrant).
“Initial Concurrent Investment Amount” means $125.0 million.
Determination of Acquiror Net Cash
“Acquiror Net Cash” means, as of the applicable date of determination and subject to the terms of the Transaction Agreement, an amount (which may be positive, zero or negative) equal to: (i) the unrestricted free cash, cash equivalents and investments of Skye and its subsidiaries on a consolidated basis, minus (ii) the aggregate amount of all short-term and long-term non-contingent liabilities of Skye and its Subsidiaries outstanding as of such date, including, without limitation: (A) all fees and expenses incurred by Skye in connection with the Transaction, including attorneys’ fees and investment banking fees; (B) the cost of a directors’ and officers’ insurance “tail” policy; (C) lease termination costs (if any); (D) any other expenses associated with the wind-down of the legacy operations of Skye; and (E) to the extent not already deducted, legal expenses for the Specified Adjustment to be incurred post-Closing that are not contingent on the outcome of the Specified Adjustment; (F) the aggregate cost of all change in control payments (including associated payroll taxes) that are to be paid by Skye in connection with, or at the time of, the Closing, including in connection with the termination of any employees of Skye (if any), plus (iii) to the extent deducted in clause (ii) and not already borne otherwise by the Company pursuant to the Transaction Agreement, costs incurred by Skye related to the Required Financial Statement (as defined in the Transaction Agreement, and including, without limitation, any audit incurred by Skye in preparation of such statements), out-of-pocket costs Skye incurs in connection with the preparation, negotiation and consummation of the Concurrent Financing, and costs Skye incurs to transition to the business and operations of Skye post-Closing; plus (iv) the aggregate amount of all amounts payable to Skye’s subsidiary, Emerald Health Therapeutics, Inc., a corporation incorporated under the Business Corporations Act (British Columbia) (“EHT”), including all installment payments of principal and all accrued and unpaid interest thereon, in each case whether or not then due and payable, pursuant to that certain Share Purchase Agreement, dated November 8, 2022, by and among EHT, C3 Souvenir Holding Inc., a corporation incorporated under the Canada Business Corporations Act (the “CBCA”), C3 Innovative Solutions, Inc., a corporation incorporated under the CBCA, and 9482237 Canada Inc., a corporation incorporated under the CBCA, in each case as such agreement has been amended, restated, supplemented or otherwise modified from time to time (the “EHT SPA”, and such aggregate amount, the “EHT SPA Receivable”), in each case to the extent not already included in clause (i) above; provided, that: (x) other than as provided in Section 2.06(f) of the Transaction Agreement, any liability, accrual, reserve, or other amount (whether accrued, contingent, reserved, or otherwise reflected on Skye’s balance sheet) arising out of or relating to the Specified Adjustment (other than the non-contingent legal expenses for the Specified Adjustment referred to in clause (ii)(E) above) shall be excluded from the calculation of Acquiror Net Cash; (y) Transfer Taxes (as defined in the Transaction Agreement) as a result of the Transaction or the transfer of the Scheme Shares shall not reduce Acquiror Net Cash. Fees and expenses owed by Skye or its Subsidiaries in connection with the Concurrent Financing shall be excluded from the calculation of Acquiror Net Cash; provided, further, that the EHT SPA Receivable shall be included in the calculation of Acquiror Net Cash at its full face amount in accordance with clause (iv) above, without any reserve, allowance for doubtful accounts, discount to present value, or other reduction on account of collectability, timing of payment or the creditworthiness of any obligor thereunder, and no liability, accrual or reserve of Skye or any of its Subsidiaries arising out of or relating to the EHT SPA or the EHT SPA Receivable shall reduce Acquiror Net Cash.

The final determination of Acquiror Net Cash at Closing is subject to numerous factors, many of which are outside of Skye’s control. If Skye and Redx cannot agree on the amount of Acquiror Net Cash, following the parties’ attempt in good faith to resolve any disputed items and negotiate an agreed-upon determination of Acquiror Net Cash, the amount of Acquiror Net Cash will be determined by an independent auditor of recognized national standing jointly selected by Skye and Redx as set forth in the Transaction Agreement.
Skye Valuation Adjustment
The Skye Valuation will be subject to adjustment on account of the Specified Adjustment, under the terms and conditions of the Transaction Agreement (the “Skye Valuation Adjustment”). If the Specified Adjustment is not resolved at or prior to the Closing, the Skye Valuation is automatically reduced to the Valuation Floor regardless of Acquiror Net Cash, and the Exchange Ratio is recalculated.

Treatment of Redx Share Options
At the Effective Time, and in compliance with and subject to the terms and limitations set out in the Transaction Agreement, each Redx Share Option that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested, whether in- or out-of-the-money, and whether market or nil priced) shall cease to represent a right to acquire Redx Shares, and be converted into a Skye Option on the same terms and conditions (including applicable vesting, expiration and post-termination exercise provisions) as applied to such Redx Share Option immediately prior to the Effective Time, provided that the number of shares of Common Stock subject to each Skye Option shall be determined by multiplying the number of shares subject to the Redx Share Option by the Exchange Ratio (rounded down to the nearest whole share of the Common Stock) and provided that the per share exercise price (rounded up to the nearest whole cent) applicable to each Skye Option shall be equal to the exercise price per share of such Redx Share Option immediately prior to the Effective Time divided by the Exchange Ratio.
Exchange of Redx Shares
Prior to the closing, Skye will appoint Broadridge Financial Solutions, Inc. as the exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent that is reasonably acceptable to Redx. At or as promptly as practicable following the Effective Time (and in any event no later than the business day following the Effective Time, if Redx provides, by 9:00 a.m., New York City time, on the effective date, evidence that the Effective Time has occurred, or if Redx provides evidence of the Effective Time after 9:00

a.m., New York City time, on the effective date, no later than the second business day after such delivery), Skye will procure the deposit with the Exchange Agent for the benefit of the Scheme Shareholders, of certificates or, at Skye’s option, evidence of Exchange Shares in book-entry form representing the aggregate Share Deliverables. This deposit will include not only the Share Deliverables but also any additional securities or cash payable in respect of or deriving from the Exchange Shares.
Representations and Warranties
The Transaction Agreement contains representations and warranties by each of Skye and Redx. These representations and warranties have been made solely for the benefit of the parties to the Transaction Agreement; have been made only for purposes of the Transaction Agreement; have been qualified by certain documents filed with, or furnished to, the SEC by Skye; have been qualified by confidential disclosures made to Skye or Redx, as applicable, in connection with the Transaction Agreement; are subject to materiality qualifications contained in the Transaction Agreement that may differ from what may be viewed as material by investors; were made only as of the date of the Transaction Agreement or such other date as is specified in the Transaction Agreement; and have been included in the Transaction Agreement for the purpose of allocating risk between Skye, on the one hand, and Redx, on the other hand, rather than establishing matters as facts.
The Transaction Agreement contains representations and warranties of Skye, on one hand, and Redx, on the other hand, regarding, among other things:
•corporate existence and power;
•authority relative to the execution, delivery and performance of the Transaction Agreement, and the enforceability of the Transaction Agreement;
•actions, consents, or filings with governmental authorities;
•absence of conflicts with, or violations of, organizational documents, any applicable law and other agreements or obligations in connection with the execution, delivery and performance of the Transaction Agreement and the consummation of the Transaction;
•capital structure;
•subsidiaries;
•SEC filings and the Sarbanes-Oxley Act with respect to Skye and UK company filings with respect to Redx, including with respect to accuracy of information supplied for use in this proxy statement;
•financial statements and financial matters;
•absence of certain changes and events that would have had, or would reasonably be expected to have, individually or in the aggregate, a Redx Material Adverse Effect (as defined below) from the Redx balance sheet date (June 30, 2026) or a Skye Material Adverse Effect from the Skye balance sheet date (March 31, 2026);
•absence of undisclosed liabilities and off-balance-sheet arrangements;
•the absence of certain material litigation, claims and actions;
•permits necessary for the operation of their respective businesses;
•compliance with applicable laws;
•certain regulatory matters relating to Skye’s and Redx’s respective activities, products, and operations;
•export control laws, Committee on Foreign Investment in the United States, data security programs and certain outbound investment matters;
•material contracts;

•tax matters;
•labor, employee compensation and benefits matters;
•intellectual property, data privacy and information security matters;
•real property matters;
•environmental matters;
•compliance with anti-bribery, anti-corruption and sanctions laws;
•insurance policies;
•absence of certain affiliate transactions;
•the opinion of Stifel; and
•broker’s, finder’s, financial advisor’s or similar fees payable by Redx in connection with the Transaction.
In addition, Redx has further made representations and warranties regarding, among other things:
•the inapplicability of anti-takeover laws and regulations to the Transaction.
A “Redx Material Adverse Effect” with respect to Redx and its subsidiaries is defined in the Transaction Agreement to mean any effect that, considered together with all other effects has a material adverse effect on the business, operations or financial condition of Redx and its subsidiaries, taken as a whole, excluding any such event, change, effect, circumstance, fact, development or occurrence to the extent resulting from, arising out of or relating to any of the following:
i.any changes in general U.S. or global economic conditions or other general business, financial or market conditions,
ii.any changes in conditions generally affecting the industry in which Redx or any of its subsidiaries operate,
iii.fluctuations in the value of any currency,
iv.regulatory, legislative or political conditions or conditions in securities, credit, financial, debt or other capital markets, in each case in the U.S. or any foreign country,
v.any failure, in and of itself, by Redx or any of its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions, revenues, earnings or other financial or operating metrics for any period (except that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Redx Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, a Redx Material Adverse Effect),
vi.the execution and delivery of the Transaction Agreement, the public announcement or the pendency of the Transaction Agreement or the pendency or consummation of the transactions contemplated by the Transaction Agreement (including the Transaction), the taking of any action required by the Transaction Agreement (other than, to the extent not excluded by another clause of the definition of “Redx Material Adverse Effect”, Redx’s compliance with its covenants regarding its conduct of business prior to the Effective Time, except to the extent that Skye has unreasonably withheld consent sought by Redx under such covenant), or the identity of, or any facts or circumstances relating to, Skye or any of its subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Redx or any of its subsidiaries with governmental authorities, customers, suppliers, partners, officers, employees or other material business relations (except that such factors may be taken into account with respect to any representation or warranty that addresses the consequences of the execution, delivery or performance of the Transaction Agreement or the consummation of the Transaction),

vii.any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any applicable law of or by any governmental authority or any recommendations, statements or other pronouncements made, published or proposed by professional medical organizations,
viii.any changes or prospective changes in IFRS (or authoritative interpretations thereof),
ix.geopolitical conditions, the outbreak or escalation of hostilities, civil or political unrest, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of the foregoing,
x.any epidemic, pandemic, or other outbreak of illness or public health event, any hurricane, earthquake, flood, calamity or other natural disasters, acts of God or any change resulting from weather conditions (or any worsening of any of the foregoing), and
xi.any claims, actions, suits or proceedings arising from allegations of a breach of fiduciary duty or violation of securities laws, in each case relating to the Transaction Agreement or the Transaction.
However, the matters referred to in clauses (i), (ii), (iii), (iv), (vii), (viii), (ix) or (x) may be taken into account (to the extent not excluded by another clause of the definition of “Redx Material Adverse Effect”) to the extent that the impact of any such event, change, effect, circumstance, fact, development or occurrence on Redx and its subsidiaries, taken as a whole, is disproportionately adverse relative to the impact of such event, change, effect, circumstance, fact, development or occurrence on companies operating in the industry in which Redx and its subsidiaries operate, and then solely to the extent of such disproportionality.
A “Skye Material Adverse Effect” with respect to Skye and its subsidiaries is defined in the Transaction Agreement to mean any effect that, considered together with all other effects has had or would reasonably be expected to have a material adverse effect on the business, operations or financial condition of Skye and its subsidiaries, taken as a whole, excluding any such event, change, effect, circumstance, fact, development or occurrence to the extent resulting from, arising out of or relating to any of the following:
i.any changes in general U.S. or global economic conditions or other general business, financial or market conditions,
ii.any changes in conditions generally affecting the industry in which Skye or any of its subsidiaries operate,
iii.fluctuations in the value of any currency,
iv.any decline, in and of itself, in the market price or trading value of shares of Common Stock (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Skye Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Skye Material Adverse Effect),
v.regulatory, legislative or political conditions or conditions in securities, credit, financial, debt or other capital markets, in each case in the U.S. or any foreign country,
vi.any failure, in and of itself, by Skye or any of its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions, revenues, earnings or other financial or operating metrics for any period (except that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Skye Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, a Skye Material Adverse Effect),
vii.the execution and delivery of the Transaction Agreement, the public announcement or the pendency of the Transaction Agreement or the pendency or consummation of the transactions contemplated by the Transaction Agreement (including the Transaction), the taking of any action required by the Transaction Agreement (other than, to the extent not excluded by another clause of the definition of “Skye Material

Adverse Effect”, Skye’s compliance with its covenants regarding its conduct of business prior to the Effective Time, except to the extent that Redx has unreasonably withheld consent sought by Skye under such covenant), or the identity of, or any facts or circumstances relating to, Redx or any of its subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Skye or any of its subsidiaries with governmental authorities, customers, suppliers, partners, officers, employees or other material business relations (except that such factors may be taken into account with respect to any representation or warranty that addresses the consequences of the execution, delivery or performance of the Transaction Agreement or the consummation of the Transaction),
viii.any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any applicable law of or by any governmental authority or any recommendations, statements or other pronouncements made, published or proposed by professional medical organizations,
ix.any changes or prospective changes in GAAP (or authoritative interpretations thereof),
x.geopolitical conditions, the outbreak or escalation of hostilities, civil or political unrest, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of the foregoing; and
xi.any epidemic, pandemic, or other outbreak of illness or public health event, any hurricane, earthquake, flood, calamity or other natural disasters, acts of God or any change resulting from weather conditions (or any worsening of any of the foregoing).
However, the matters referred to in clauses (i), (ii), (iii), (v), (viii), (ix) or (x) may be taken into account (to the extent not excluded by another clause of the definition of “Skye Material Adverse Effect”) to the extent that the impact of any such event, change, effect, circumstance, fact, development or occurrence on Skye and its subsidiaries, taken as a whole, is disproportionately adverse relative to the impact of such event, change, effect, circumstance, fact, development or occurrence on companies operating in the industry in which Skye and its subsidiaries operate, and then solely to the extent of such disproportionality.
Covenants Regarding Conduct of Business Pending the Effective Time
Interim operating covenants
As described more specifically in the next two paragraphs, Redx has agreed to certain restrictions on the conduct of its business between the date of the Transaction Agreement and the earlier of the Effective Time and the valid termination of the Transaction Agreement. However, these restrictions do not apply to conduct Skye consents to in writing (which consent may not be unreasonably withheld, conditioned or delayed), conduct required by applicable law or required or expressly contemplated by the Transaction Agreement or to conduct set forth in the confidential disclosures made by Redx to Skye.
Redx agreed to, and will cause its subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business in all material respects and to preserve intact its business organization, keep available the services of its and their present officers and key employees and maintain its existing relations and goodwill with material customers, members, suppliers, licensors, licensees and other third parties with whom it has material business relations.
Redx agreed that it will not, and will cause its subsidiaries not to, subject to certain exceptions, among other things, do the following:
•adopt or propose any change to its organizational document;
•acquire (including by merger, consolidation, takeover offer, scheme of arrangement or acquisition of securities or assets or by any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any securities of or other equity interest in or assets comprising a business or division of any person, or otherwise engage in any consolidations or business combinations, except in the ordinary course of business or for transactions solely between Redx and a wholly owned subsidiary of Redx or solely between wholly owned subsidiaries of Redx;

•authorize, declare, set aside, make or pay any dividends or distribution with respect to its shares or other equity securities (other than dividends or distributions made by any wholly owned subsidiary of Redx to Redx or to any wholly owned subsidiary of Redx) or enter into any agreement or arrangement with respect to voting;
•split, combine, consolidate, subdivide, reduce, reclassify or redesignate any of its share capital or other equity securities in any manner that would have an adverse impact on the value of the Exchange Shares, or redeem, purchase, cancel or otherwise acquire or offer to acquire any of its share capital or other equity securities, or issue or authorize the issuance of any of its share capital or other equity securities in respect of, in lieu of or in substitution for, shares of its share capital or other equity securities in Redx or any subsidiary of Redx, except for (i) the acceptance of Redx Shares as payment of the exercise price of Redx Share Options or for withholding taxes in respect of Redx Share Options, or (ii) certain intercompany transactions;
•issue, deliver, grant, sell, pledge, dispose of, charge, mortgage or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition, charging, mortgaging or encumbrance of, any shares, voting securities or other equity securities in Redx or any subsidiary of Redx or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity securities, other than (i) issuances of Redx Shares upon the valid exercise of Redx Share Options in accordance with their terms, (ii) grants of Redx Share Options or restricted stock unit awards to employees and service providers in the ordinary course of business consistent with past practice, subject to the terms of the Transaction Agreement, (iii) sales of Redx Shares pursuant to the exercise or settlement of Redx Share Options to satisfy tax withholding obligations, (iv) actions necessary to implement the treatment of Redx equity awards contemplated by the Transaction Agreement, (v) actions necessary to implement further equity commitments included in the Concurrent Investment and (vi) certain intercompany transactions;
•except as required by any Redx employee plan as in existence as of or established after the date of the Transaction Agreement not in contravention of the Transaction Agreement, (i) establish, adopt, enter into, materially amend or terminate any collective bargaining or similar agreement, or recognize any labor organization or other employee representative body, (ii) amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Redx employee plan, (iii) provide any funding for any rabbi trust or similar arrangement, (iv) other than to renew or continue an existing relationship, enter into a contract or relationship with a professional employer organization, or (v) form or establish an employing entity in a country in which Redx does not currently have an employing entity, unless necessary to continue and maintain Redx’s day-to-day business operations;
•liquidate (completely or partially), wind up, dissolve, place into administration or receivership or adopt any plan or resolution, or take any other action providing for any of the foregoing other than the winding up and dissolution of dormant subsidiaries of Redx;
•sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any lien (other than permitted liens), any of its material properties, rights or assets (including shares in the capital of Redx or its subsidiaries), except (i) in the ordinary course of business, (ii) dispositions of obsolete or worthless equipment, supplies, inventory, merchandise, products or other assets in the ordinary course of business consistent with past practice, (iii) licenses required under any material contract of Redx in accordance with the terms of that Redx material contract in effect as of the date of the Transaction Agreement and non-exclusive licenses of intellectual property of Redx to service providers, consultants, contractors or vendors entered into for the provision of services to or for the benefit of Redx or any of its subsidiaries, in the ordinary course of business or (iv) pursuant to certain intercompany transactions;
•enter into or become bound by, or amend, modify, terminate or waive any contract related to the acquisition or disposition or grant of any license with respect to material intellectual property rights, other than amendments, modifications, terminations or waivers in the ordinary course of business consistent with past practice, or otherwise encumber any material intellectual property of Redx (including by the granting of any covenants, including any covenant not to sue or covenant not to assert), other than licenses required under any Redx material contract in effect as of the date of the Transaction Agreement in accordance with the terms of that Redx material contract and non-exclusive licenses of intellectual property of Redx (other than patents on a stand-alone basis) to service providers, consultants, contractors or vendors entered into for the provision of services to or for the benefit of Redx or any of its subsidiaries in the ordinary course of business;
•lend money to any person (other than the advancement of reasonable and customary expenses to employees, directors and consultants in the ordinary course of business), incur or guarantee indebtedness for borrowed money, guarantee any debt securities of others, make any capital expenditure in excess of $1.0 million (other than expenses incurred in connection with the Transaction Agreement), or forgive any loans to any person, including Redx’s employees, officers, directors or affiliates;
•make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by IFRS or applicable law;
•make, change or revoke any material tax election, adopt or change any tax accounting period or method of tax accounting, amend any tax return, settle or compromise any material liability for taxes or any tax proceeding relating to material taxes, enter into any advance pricing agreement or “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to material taxes, request any ruling from any taxing authority, assume any liability for taxes of any other person by contract (other than ordinary course commercial agreements that are not primarily related to taxes), change its jurisdiction of tax residence or request or otherwise agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes;
•incur, assume, guarantee, endorse or otherwise become liable for or modify in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) intercompany debt, (ii) currency derivatives in the ordinary course of business consistent with past practice and not for speculative purposes and (iii) the incurrence of indebtedness in the ordinary course of business or (iv) indebtedness entered into in connection with the Transaction;
•adopt or otherwise implement any shareholder rights plan, “poison-pill” or other comparable agreement with respect to Redx or any of its subsidiaries; or
•agree or authorize, in writing or otherwise, to take any of the foregoing actions.
As described more specifically below, Skye also agreed to certain restrictions on the conduct of its businesses between the date of the Transaction Agreement and the earlier of the Effective Time and the termination of the Transaction Agreement. However, these restrictions do not apply to conduct Redx consents to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), conduct required by applicable law or required or expressly contemplated by the Transaction Agreement or to conduct set forth in the confidential disclosures made by Skye to Redx.
Skye will not, and will cause its subsidiaries not to, subject to certain exceptions, take the following actions:
•adopt or propose any change to Skye’s organizational documents;
•acquire (including by merger, consolidation, takeover offer, scheme of arrangement or acquisition of securities or assets or by any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any securities of or other equity interest in or assets comprising a business or division of any person, or otherwise engage in any consolidations or business combinations, except (i) for transactions solely between Skye and a wholly owned subsidiary of Skye or solely between wholly owned subsidiaries of Skye;
•authorize, declare, set aside, make or pay any dividends or distribution with respect to its shares or other equity securities (whether in cash, assets, shares or other securities of Skye or any of its subsidiaries) (other than dividends or distributions made by any wholly owned subsidiary of Skye to Skye or to any wholly owned subsidiary of Skye) or enter into any agreement or arrangement with respect to voting;
•split, combine, consolidate, subdivide, reduce, reclassify or redesignate any of its share capital or other equity securities in any manner that would have an adverse impact on the value of the Exchange Shares, or redeem, purchase, cancel or otherwise acquire or offer to acquire any of its share capital or other equity securities, or issue or authorize the issuance of any of its share capital or other equity securities or any other securities in respect of, in lieu of or in substitution for, shares of its share capital or other equity securities in Skye or any subsidiary of Skye, except for (i) the acceptance of shares of Common Stock as payment of the exercise price of Skye Options or for withholding taxes in respect of Skye Options, or (ii) any such transaction involving Skye and its wholly owned subsidiary or only wholly owned subsidiaries of Skye;

•issue, deliver, grant, sell, pledge, dispose of, charge, mortgage or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition, charging, mortgaging or encumbrance of, any shares, voting securities or other equity securities in Skye or any subsidiary of Skye or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity securities, other than (i) issuances of Common Stock upon the valid exercise of Skye Options in accordance with their terms, (ii) sales of Common Stock pursuant to the exercise of Skye Options to effectuate an optionee direction or satisfy tax withholding obligations and (iii) certain intercompany transactions;
•except as required by any Skye employee plan as in existence as of or established after the date of the Transaction Agreement not in contravention of the Transaction Agreement, (i) increase the compensation or benefits payable or to become payable to any of its directors, executive officers, employees or other service providers or grant or pay, or commit to grant or pay, any bonuses, incentive compensation, retention awards, severance or termination pay; (ii) establish, adopt, enter into, materially amend or terminate any collective bargaining or similar agreement, or recognize any labor organization or other employee representative body, (iii) amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Skye employee plan, (iv) provide any funding for any rabbi trust or similar arrangement, (v) other than to renew or continue an existing relationship, enter into a contract or relationship with a professional employer organization; (vi) form or establish an employing entity in a country in which Skye does not currently have an employing entity, unless necessary to continue and maintain Skye’s day-to-day business operations; or (vii) adopt any plan, agreement, program, policy, trust, fund or other arrangement that would be a material Skye Employee Plan if it were in existence as of the date hereof;
•liquidate (completely or partially), wind up, dissolve, place into administration or receivership or adopt any plan or resolution, in each case, with respect to Skye, or take any other action providing for any of the foregoing other than the winding up and dissolution of dormant subsidiaries of Skye;
•sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to a lien, any material properties, rights or assets of Skye or its subsidiaries, subject to specified exceptions for obsolete or worthless assets, certain licenses and intercompany transactions;
•enter into, amend, modify, terminate or waive certain contracts relating to the acquisition, disposition or licensing of material intellectual property rights, or otherwise encumber material intellectual property of Skye, subject to specified exceptions;
•enter into, materially amend or terminate any Skye material contract or any contract that would constitute a Skye material contract if entered into prior to the date of the Transaction Agreement;
•lend money to any person (other than the advancement of reasonable and customary expenses in the ordinary course of business), incur or guarantee indebtedness for borrowed money, guarantee debt securities of others, make expenditures in excess of $10,000 other than as expressly provided for in the Net Cash Schedule (as defined in the Transaction Agreement) or forgive loans to any person, including Skye’s employees, officers, directors or affiliates;
•settle, offer to settle, waive its right to appeal or take any other action with respect to any proceeding without Redx’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed;
•make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by U.S. GAAP or applicable law;
•make, change or revoke any material tax election adopt or change any tax accounting period or method of tax accounting, amend any tax return, settle or compromise any material liability for taxes or any tax proceeding relating to material taxes, enter into any advance pricing agreement or “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to material taxes, request any ruling from any taxing authority, assume any liability for taxes of any other person by contract (other than ordinary course commercial agreements that are not primarily related to taxes), change its jurisdiction of tax residence or request or otherwise agree to an extension or waiver of the statute of limitations with respect to material taxes;
•incur, assume, guarantee, endorse or otherwise become liable for or modify in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) the incurrence of any indebtedness solely among Skye and its wholly owned subsidiaries or solely among wholly owned subsidiaries of Skye, (ii) currency derivatives in the ordinary course of business consistent with past practice and not for speculative purposes, (iii) certain indebtedness incurred in the ordinary course of business or (iv) the incurrence of indebtedness in an amount at any time outstanding not to exceed $10,000 in the aggregate;
•adopt or otherwise implement any shareholder rights plan, “poison-pill” or other comparable agreement with respect to Skye or its subsidiaries;
•form any subsidiary, acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;
•bind, enter into, commit to or otherwise become obligated in respect of any contingent liability insurance policy relating to the Specified Adjustment, other than in accordance with the consent procedures set forth in the Transaction Agreement; or
•agree or authorize, in writing or otherwise, to take any of the foregoing actions.
Restrictions on certain strategic transactions
Until the earlier of the termination of the Transaction Agreement and closing, Skye and Redx each will not, and will cause their respective affiliates not to, acquire, purchase, lease or license or otherwise enter into a transaction with any business that would reasonably be expected to (i) impose any material delay in the satisfaction of, or increase materially the risk of not satisfying the antitrust law-related closing conditions, (ii) materially increase the risk of any governmental authority entering an order prohibiting or enjoining the consummation of the Transaction or (iii) otherwise prevent or materially delay or impair the consummation of the Transaction.
Efforts to Consummate the Transaction
Skye and Redx have each agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable law to consummate the Transaction as promptly as reasonably practicable, including (i) preparing and filing all documentation to effect all filings as are necessary to consummate the Transaction, (ii) obtaining and maintaining all consents from any governmental authority or other third party that are necessary, proper or advisable to consummate the Transaction and comply with the terms and conditions of each such consent (including by supplying as promptly as reasonably practicable any additional information or documentary material that may be requested pursuant to applicable antitrust laws or foreign investment laws), (iii) cooperating with each other in their efforts to comply with their obligations under the Transaction Agreement, (iv) defending any legal proceeding brought by any governmental authority or third party challenging the Transaction Agreement or seeking to enjoin, restrain, prevent, prohibit or make illegal the consummation of the Transaction and (v) contesting any order that enjoins, restrains, prevents, prohibits or makes illegal the consummation of the Transaction. These obligations do not apply to the filings with or the consents of the Court to implement the Scheme of Arrangement.
In furtherance of the above obligations, Skye has agreed to take any and all actions necessary, proper or advisable to obtain clearance or cause the expiration or termination of any waiting periods under any antitrust law or foreign investment law applicable to the Transaction, and the receipt of all consents under applicable antitrust laws or foreign investment law in respect of the Transaction, and to eliminate each and every impediment under any antitrust law or foreign investment law that is asserted by any governmental authority and permit and cause the satisfaction of the closing conditions relating to antitrust laws (and other applicable law and orders from governmental authorities that would prevent or prohibit the completion of the Transaction) as promptly as reasonably practicable and in any event by the End Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (i) the sale, license, assignment, transfer, divestiture, holding separate or other disposition of any assets, business or portion of business of Redx, Skye or any of their subsidiaries or (ii) any conduct of business restrictions on Redx, Skye or any of their subsidiaries.
Notwithstanding the above, neither Skye nor any of its respective affiliates will be required to, and Redx will not, and will cause its subsidiaries not to, without the prior written consent of Skye, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order (i) relating to Skye or any of its subsidiaries or any of their respective assets or businesses that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Skye and its subsidiaries, taken as a whole, or (ii) relating to Redx or any of its subsidiaries or any of their respective assets or businesses that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Redx and its subsidiaries, taken as a whole; provided, that, if requested by Skye, Redx or its subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order. In no event will Skye, Redx or any of their respective subsidiaries be required to effect any such requirement, condition, limitation, understanding, agreement or order that is not conditioned upon the consummation of the Transaction.
Efforts to Implement the Scheme of Arrangement
Skye and Redx have agreed to cooperate in the implementation of the Scheme of Arrangement. This cooperation includes, among other responsibilities, the preparation and filing of proxy materials with the SEC for the Special Meeting, including the approval of the Share Issuance Proposal, including the issuance of Common Stock and Non-Voting Common Stock and the change of control of Skye resulting from the Transaction, and, if necessary, certain amendments to Skye’s articles of incorporation and such other approvals as may be required to effect the Transaction.
Skye and Redx will cooperate in preparing any documents to be submitted to the Court in connection with the Scheme of Arrangement. This may involve shared legal counsel, where Redx may engage a barrister that serves as counsel to the British crown (“King’s Counsel”) to oversee the implementation of the Scheme, and Skye may engage its own counsel. Both parties will provide input on legal strategies and documents, with Redx informing Skye of any differing advice from its counsel and discussing any proposed deviations in good faith.
Both parties will make all necessary applications to the Court as promptly as reasonably practicable to facilitate the Scheme of Arrangement.
Skye and Redx will each use their respective reasonable best efforts to cooperate fully and in good faith. They will ensure their subsidiaries and representatives do the same, particularly in:
•preparing documentation for the meeting of Scheme Shareholders convened with the permission of the Court to consider and, if thought fit, approve the Scheme of Arrangement (the “Scheme Meeting”) and Court hearings,
•convening and holding these meetings,
•obtaining the Court’s sanction of the Scheme.
These responsibilities are reciprocal between Skye and Redx.
Skye has agreed to establish a record date and convene and hold its stockholder meeting promptly following the date of the Transaction Agreement, as Skye reasonably determines is necessary after the SEC confirms that it has no further comments on the proxy statement (or Skye otherwise determines in good faith that the proxy statement will not be reviewed by the SEC), and in any event no later than 40 calendar days after the date on which the proxy statement is filed in definitive form, subject to applicable SEC timing requirements. Unless the Board of Directors of Skye has effected an adverse recommendation change, Skye will use its reasonable best efforts to obtain the necessary stockholder approvals.
Notwithstanding the above obligations, and except as required by applicable law, Skye may adjourn or postpone its meeting under the following conditions:
•if requested by the Skye stockholders (on a poll) to do so, provided that the adjournment resolution was not proposed, procured, or instigated by or on behalf of either Skye or its representatives;

•if necessary to ensure that any required or advisable supplement or amendment to the proxy statement is provided to the Skye stockholders, or to permit dissemination of material information, with such postponement or adjournment to extend for no longer than the period that the board determines in good faith is reasonably necessary or advisable for evaluation (except that no such postponement or adjournment may be to a date that is after the 5th business day after the date of such disclosure or dissemination unless required by applicable law);
•to solicit additional proxies for the purpose of obtaining the required shareholder or stockholder approvals, but only until a meeting can be held at which there are sufficient votes to obtain the relevant approval.
No postponement or adjournment pursuant to the last bullet above may be for a period of more than 10 business days on any single occasion or, on any occasion, to a date after the earlier of 30 business days after the date on which the meetings were originally scheduled and 15 business days before the End Date.
If the required Skye stockholder approval is not obtained at the Special Meeting or at any adjournment or postponement thereof, Skye has agreed to hold an additional stockholder meeting every 90 days thereafter for the purpose of obtaining such approval until the approval is obtained or the Transaction Agreement is terminated.
The parties have agreed that any amendment to the Scheme of Arrangement requires prior written consent from the other party. In the event of procedural defects, the parties may agree to implement a new, revised, or renewed Scheme of Arrangement with technical revisions necessary to address the issues, provided these changes do not materially adversely affect the parties or their shareholders.
Skye’s and Redx’s responsibilities in relation to the Scheme of Arrangement continue even after an adverse recommendation change, unless the Transaction Agreement is terminated.
No Solicitation; Change in Board Recommendation
Skye and Redx have agreed that until the earlier of the Effective Time and the valid termination of the Transaction Agreement, they will not, and will cause their subsidiaries and their subsidiaries’ respective representatives not to, subject to certain exceptions, directly or indirectly:
i.solicit, initiate, participate in, knowingly facilitate, knowingly assist, or knowingly encourage any inquiries regarding, or the making or submission of, any acquisition proposal (as defined below) or any inquiry, indication of interest, proposal, offer, or request that would reasonably be expected to lead to an acquisition proposal;
ii.(A) enter into, continue, or participate in any discussions or negotiations in respect of any acquisition proposal or any such inquiry, indication of interest, proposal, offer, or request, or (B) furnish to any third party any information in connection with any acquisition proposal or any such inquiry, indication of interest, proposal offer or request;
iii.enter into or adopt any letter of intent, heads of terms, memorandum of understanding, or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to an acquisition proposal other than an acceptable confidentiality agreement;
iv.recommend, approve, or publicly propose to recommend, adopt or approve any acquisition proposal;
v.withdraw, or qualify, amend, or modify in a manner adverse to the other party (or publicly propose to do any of the foregoing), the recommendation of the Board of Directors or the Redx Board in favor of the approval of the Board Recommendation, or resolve or agree to take any such action;
vi.fail to include the Board Recommendation in this proxy statement;
vii.take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar anti-takeover laws and regulations inapplicable to any acquisition proposal; or

viii.resolve or agree to do any of the foregoing (any of the foregoing clauses (iv)-(vi) or clause (viii) (to the extent relating to clauses (iv)-(vi)), an “adverse recommendation change”).
An “acquisition proposal” means any indication of interest, proposal, or offer, whether written or oral, from any person or group, other than the other party to the Transaction Agreement or any of its subsidiaries, relating to any:
•merger, consolidation, share exchange, scheme of arrangement, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or other similar transaction: (i) in which the relevant party is a constituent entity; (ii) in which a person or group directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the relevant party or any of its subsidiaries; or (iii) in which the relevant party or any of its subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries; or
•sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of the relevant party and its subsidiaries, taken as a whole.
The foregoing notwithstanding, if at any time prior to the receipt of the required shareholder approvals, the Board of Directors or the Redx Board receives a bona fide written acquisition proposal made after the date of the Transaction Agreement, that has not resulted from a material breach of the relevant obligations in the Transaction Agreement (the “non-solicitation covenant”), the relevant Board of Directors may, if it determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal is or would reasonably be expected to lead to a superior proposal (as defined below), and after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law:
•engage in negotiations or discussions with such third party and its representatives and financing sources; and
•furnish to such third party and its representatives and financing sources information relating to the relevant party or any of its subsidiaries pursuant to an acceptable confidentiality agreement, a copy of which will be provided to the other party promptly after its execution, so long as all such non-public information is provided or made available to the other party substantially concurrently with the time it is provided or made available to such third party.
•The foregoing notwithstanding, Redx and its representatives may contact any person that has made an unsolicited inquiry, indication of interest, proposal, offer or request solely to clarify the terms and conditions thereof and the identity, financial capability and seriousness of the person making such inquiry, indication of interest, proposal, offer or request, so that the Redx Board may determine whether such inquiry, indication of interest, proposal, offer or request constitutes, or would reasonably be expected to lead to, a superior proposal.
A “superior proposal” means any bona fide, written acquisition proposal made after the date of the Transaction Agreement, by any person or group (with all references to “20%” in the definition of acquisition proposal being deemed to be references to “50%”) on terms that the relevant Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the acquisition proposal that such Board of Directors considers to be appropriate (including the identity of the person or group making the acquisition proposal and the expected timing and likelihood of consummation, conditions to consummation, and availability of necessary financing (including, if a cash transaction (in whole or in part), the availability of such funds and the nature, terms, and conditionality of any committed financing), is more favorable from a financial point of view to the relevant shareholders than the Transaction, and is reasonably capable of being completed on the terms proposed.
The Transaction Agreement requires that Skye and Redx notify each other as promptly as practicable (but in no event later than 24 hours) after receipt by either party or any of its subsidiaries, or to their knowledge, their representatives, of any acquisition proposal, any inquiry, indication of interest, proposal, or offer that would reasonably be expected to lead to any acquisition proposal, or any request for information relating to the relevant party or its subsidiaries in connection with any of the foregoing. Such notice will be provided in writing and will identify the person(s) making, and the material terms and conditions of, any such acquisition proposal, inquiry, indication of interest, proposal, offer, or request. Skye and Redx will thereafter (i) keep each other reasonably informed, on a reasonably current basis, of any material developments (including material oral communications relating to the terms and conditions of any acquisition proposal) or changes in the status and details of any such acquisition proposal, inquiry, indication of interest, proposal, offer, or request, and (ii) as promptly as practicable (but in no event later than 24 hours after receipt) provide to the other party unredacted copies of any written materials relating to the financial terms or other material terms and conditions of such acquisition proposal, inquiry, indication of interest, proposal, offer, or request exchanged between the relevant party or any of its subsidiaries or representatives and the person(s) making such acquisition proposal or any of its affiliates or its or their representatives.
At any time prior to the receipt of the required shareholder approvals, if the Board of Directors or Redx Board receives a bona fide written acquisition proposal made after the date of the Transaction Agreement, that has not resulted from a material breach of the non-solicitation covenant and the relevant Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes a superior proposal and, after consultation with its outside legal counsel, that the failure to take such action in response to such superior proposal would be inconsistent with its fiduciary duties under applicable law, the relevant Board of Directors may, subject to compliance with its obligations under the non-solicitation covenant, (i) make an adverse recommendation change or (ii) terminate the Transaction Agreement in order to enter into a definitive agreement providing for such superior proposal as described in “- Termination of the Transaction Agreement” below, except that (A) the relevant party will first notify the other party in writing at least four business days before taking such action that it intends to take such action, which notice will include an unredacted copy of such proposal and a copy of any financing commitments relating thereto (and, to the extent not in writing, the material terms and conditions thereof and the identity of the person(s) making any such acquisition proposal), (B) the relevant party and its representatives will negotiate in good faith with the other party and its representatives during such four business day notice period, if the other party wishes to negotiate and makes itself reasonably available to do so, to enable the other party to propose revisions to the terms of the Transaction Agreement, (C) upon the end of such notice period, the relevant Board of Directors will have considered in good faith any revisions to the terms of the Transaction Agreement committed to in a binding written proposal by the other party, and will have determined in good faith, after consultation with its financial advisors and outside legal counsel, that such superior proposal would nevertheless continue to constitute a superior proposal if such revisions proposed by the other party were to be given effect and, after consultation with its outside legal counsel, that the failure to take such action in response to such superior proposal would continue to be inconsistent with its fiduciary duties under applicable law, and (D) in the event of any change, from time to time, to any of the financial terms or any other material terms of such superior proposal, the relevant party will, in each case, deliver to the other party an additional notice, and a new notice period consistent with the foregoing will commence each time.
Notwithstanding the foregoing restrictions, at any time prior to the receipt of the required stockholder and shareholder approvals, the Board of Directors or the Redx Board may make an adverse recommendation change of the type described in clauses (v), (vi) or (viii) (to the extent relating to the foregoing clauses (v) or (vi)) noted above in response to an intervening event (as defined below) if the relevant Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to make such adverse recommendation change would be inconsistent with its fiduciary duties under applicable law.
Prior to making an adverse recommendation change in response to an intervening event, Skye or Redx will:
•first notify the other party in writing at least four business days before taking such action that it intends to take such action, which notice will include a reasonably detailed description of such intervening event;
•together with its representatives, negotiate in good faith with the other party and its representatives during such four business day period, if the other party wishes to negotiate and makes itself reasonably available to do so, to enable the other party to propose revisions to the terms of the Transaction Agreement;
•together with its representatives, provide to the other party and its representatives all applicable information with respect to such intervening event reasonably requested by the other party to permit it to propose revisions to the terms of the Transaction Agreement; and

•at the end of the notice period, have the relevant Board of Directors consider in good faith any such revisions to the terms of the Transaction Agreement committed to in a binding written proposal by the other party and determine in good faith, after consultation with its outside legal counsel, that the failure to make such adverse recommendation change in response to such intervening event would continue to be inconsistent with its fiduciary duties under applicable law.
An “intervening event” means any event, change, development, or occurrence that is material to Skye or Redx and their respective subsidiaries (taken as a whole) that (i) was not known to or reasonably foreseeable by the relevant Board of Directors as of or prior to the date of the Transaction Agreement (or, if known, the magnitude or material consequence of which was not known by the relevant Board of Directors as of the date of the Transaction Agreement), and (ii) does not relate to or involve (A) any acquisition proposal or any inquiry, offer or communications relating thereto or any matter relating thereto or consequence thereof, (B) any event, change, development, or occurrence relating to or concerning the other party or any of its affiliates, or (C) any change, in and of itself, in the market price or trading volume of shares of Common Stock or Redx Shares (provided that any events, changes, effects, circumstances, facts, developments, or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of intervening event may be taken into account in determining whether there has been, or would reasonably be expected to be, an intervening event).
D&O Indemnification
Skye has agreed, to the fullest extent permitted under applicable law, that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, existing as of the date of the Transaction Agreement, in favor of the current or former directors or officers of Redx and its subsidiaries as provided for in their respective articles of association, organizational documents or in any agreement or deed of indemnity will survive the Transaction and will continue in full force and effect in accordance with their terms and Skye further agreed, for a period of six years after the Effective Time, to the fullest extent permitted under applicable law, to cause Redx and its subsidiaries to maintain in effect, and not permit to amend, repeal or otherwise modify any exculpation, indemnification and advancement of expenses provisions of the organizational documents of Redx and its subsidiaries in effect as of the date of the Transaction Agreement or in any indemnification agreements of Redx or its subsidiaries with any of their respective current or former directors or officers in effect as of the date of the Transaction Agreement in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors or officers of Redx or any of its subsidiaries.
Skye has agreed to indemnify each current or former director or officer of Redx or any of its subsidiaries or each person who has served as a manager, director, officer, member, trustee or fiduciary of another entity if such service was at the request or for the benefit of Redx or any of its subsidiaries, in each case, to the fullest extent permitted by law, against any losses in connection with any actual or threatened proceeding, arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred at or before the Effective Time.
For a period of six years after the Effective Time, Skye will cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date of the Transaction Agreement by Redx and its subsidiaries with respect to matters existing or arising at or before the Effective Time or substitute such policies with a carrier with reasonably comparable ratings to the existing carrier of at least the same coverage and amounts and containing terms and conditions that Skye reasonably considers are no less favorable to the insureds; provided that Skye will not be required to pay annual premiums in excess of 200% of the last annual premium paid by Redx prior to the date of the Transaction Agreement in respect of these coverages (the “maximum amount”) and if the quoted premium exceeds the maximum amount Skye will be required to purchase as much coverage as reasonably practicable for the maximum amount. Alternatively, if Skye or Redx elects, then Skye or Redx, as applicable, may, prior to the Effective Time, purchase a six-year prepaid “tail policy” providing insurance coverage, benefits and terms no less favorable to the indemnified parties than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time; provided that in no event will the cost of such policy exceed the maximum amount and if the quoted premium for the “tail policy” exceeds the maximum amount Skye or Redx, as applicable, will be required to purchase as much coverage as reasonably practicable for the maximum amount.
Employee Matters
From the Closing Date of the Transaction until the 12-month anniversary of the Closing Date (the “Benefits Continuation Period”), Skye will, and will cause its Subsidiaries to, provide to each individual who is employed by Redx and its subsidiaries (including those indirectly employed through a professional employer organization or employer of record) immediately prior to the Effective Time and who continues to be employed by Skye, Redx, or any of their respective subsidiaries immediately following the Effective Time (collectively, the “Continuing Employees”), during the Benefits Continuation Period: (i) an annual base salary or wage rate that is not less than the annual base salary or wage rate provided to such Continuing Employee immediately prior to the Effective Time, (ii) a total annual incentive compensation target opportunity (excluding equity or equity-based compensation components) that is no less, in the aggregate, than the total annual incentive compensation target opportunity provided to such Continuing Employee immediately prior to the Effective Time, (iii) severance benefits that are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time, (iv) leave-related benefits that are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time as set out in the Redx disclosure schedule, and (v) other employee benefits (including retirement, employee health, AD&D, and life insurance benefits and excluding long-term incentive, change in control, transaction and retention bonuses, nonqualified deferred compensation, retiree health and welfare benefits, executive perquisites and defined benefit pension benefits) that are no less favorable in the aggregate to such benefits as provided to such Continuing Employee immediately prior to the Effective Time or as may be required to be provided to such Continuing Employee pursuant to applicable law.
In addition, with respect to any employee benefit plan in which any Continuing Employee first becomes eligible to participate on or after the Effective Time (the “New Redx Plans”), Skye will (i) use commercially reasonable efforts to cause the waiver of all pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements under any New Redx Plan that is a health or welfare plan in which such Continuing Employee may be eligible to participate after the Effective Time to the extent satisfied or waived under a comparable Redx employee plan, (ii) cause the recognition of service accrued by Continuing Employees prior to the Effective Time for all purposes under any New Redx Plan, except for benefit accrual purposes under any defined benefit pension plan, provided that no credit will be given to the extent it would result in the duplication of benefits, and (iii) cause to be credited, in any New Redx Plan that is a health or welfare plan in which Continuing Employees participate, any deductibles or out-of-pocket expenses incurred by such Continuing Employee and such Continuing Employee’s beneficiaries and dependents during the portion of the calendar year prior to their participation in the New Redx Plan, with the objective that there be no double counting during the first year of eligibility of such deductibles or out-of-pocket expenses.
The Transaction Agreement provides that Skye will also cooperate with Redx regarding any analysis related to Section 280G of the Code and provide the necessary information to assess the impact of Section 280G in connection with the “change in ownership or control” (as such term is defined in Section 280G of the Code and the Treasury Regulations and related guidance) that occurs as a result of the Transaction. This includes providing Redx with a reasonable, good faith estimate of the maximum amount that could be paid to each “disqualified individual” under the Code as a result of the Transaction and related events, along with the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each disqualified individual, calculated as of the date of the Transaction Agreement. Skye will provide Redx with its final Section 280G analysis for review and comment no later than five business days prior to the Effective Time.
The Transaction Agreement provides that, at least five Business Days prior to the Effective Time, Skye shall submit to the eligible equity holders for approval (in a form and manner reasonably satisfactory to Redx), by such number of eligible equity holders as is required by the terms of Section 280G(b)(5)(B) of the Code, all payments and benefits that may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), which determination shall be made by Skye and shall be subject to review and approval by Redx, such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code. Prior to the Effective Time, Skye shall deliver to Redx evidence reasonably satisfactory to Redx that (a) a vote of eligible equity holders was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite approval was obtained with respect to any payments or benefits that were subject to the equity holder vote (the “280G Approval”) or (b) that the 280G Approval was not obtained, and as a consequence, because each person who otherwise might receive any payments or benefits in connection with the transactions contemplated hereby that constitute “parachute payments” within the meaning of Section 280G of the Code entered into a 280G waiver, each in form and substance reasonably satisfactory to Redx (each, a “280G Waiver”), such “parachute payments” shall not be made or provided. The form of the 280G Waiver, the disclosure statement, the calculations and supporting documents, and any other materials to be submitted to the equity holders in connection with the 280G Approval and the calculations related to the foregoing shall be subject to advance review and approval by Redx and shall be delivered to Redx no later than ten Business Days prior to the Effective Time. The parties currently anticipate that Redx will waive compliance with the foregoing requirements prior to the Effective Time.
Prior to the Closing, Skye will terminate the employment and engagement of certain individuals identified in the Skye disclosure schedule, effective no later than the business day immediately preceding the Closing Date. Certain other employees identified in the Skye disclosure schedule will remain employed or engaged for specified transitional periods following the Closing and will be terminated no later than the expiration of the applicable transitional period. Skye will effect such terminations in accordance with applicable law and applicable employment or consulting agreements, including by providing required notice or payment in lieu thereof and paying accrued and unpaid compensation through the applicable termination date. Skye will also enter into separation and release agreements with such individuals containing general releases of claims, confidentiality and non-disparagement provisions and acknowledgments of receipt of all compensation, benefits and other amounts to which such individuals are entitled through the applicable termination date.
Additional Agreements
The Transaction Agreement contains certain other additional agreements between Skye and Redx relating to, among other things:
•access by Skye and its representatives to certain information about Redx during the period prior to the Effective Time or the termination of the Transaction Agreement;
•cooperation between Skye and Redx in connection with the defense or settlement of any shareholder litigation relating to the Transaction;
•prior consultation between Skye and Redx in connection with certain public announcements relating to the Transaction;
•cooperation between Skye and Redx in connection with tax matters in respect of the Transaction, including in connection with any tax clearances or consents that either party considers necessary or desirable;
•Skye using commercially reasonable efforts to maintain its existing listing on Nasdaq until the closing and to obtain approval of the listing of the combined company on Nasdaq and, to the extent required, file an initial listing application and cause such application to be conditionally approved prior to the Effective Time; and
•Skye taking all actions required or otherwise necessary to cause the Exchange Shares to be issued in reliance on the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) of the Securities Act and in reliance on exemptions from registration under state “blue sky” or securities laws.
Conditions to Consummate the Transaction
The obligations of each party to consummate the Transaction are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of Redx and Skye of the following conditions:

•Redx shareholders must have approved (i) the Scheme of Arrangement by a majority in number of the Scheme Shareholders present and voting at the Scheme Meeting, either in person or by proxy, representing not less than three-fourths (75%) in value of Scheme Shares held by those Scheme Shareholders and (ii) the shareholder resolutions set out in the notice of the Scheme Meeting by the requisite majorities present and voting either in person or by proxy at the Scheme Meeting;

•the Scheme of Arrangement must have been sanctioned by the Court;

•the Skye stockholders must have approved at the Special Meeting, (i) the Share Issuance Proposal and (ii) the Articles Proposal, if submitted to the Skye stockholders (iii) the increase of the number of authorized shares of Common Stock in order to effect the issuance of shares of Common Stock pursuant to the Transaction Agreement, if submitted to the Skye stockholders, and (iv) if stockholder approval of a reverse stock split is required under applicable law or Skye’s organizational documents, such reverse stock split;

•there must not have been any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any governmental authority (in each case, whether temporary, preliminary or permanent) issued by any court or other governmental authority of competent jurisdiction and that remains in effect and enjoins, prevents or prohibits the consummation of the Transaction, and no law may have been enacted, entered, promulgated or enforced by any governmental authority that remains in effect and prohibits or makes the consummation of the Transaction illegal;

•the PIPE Securities Purchase Agreement must have been in full force and effect and cash proceeds of not less than $125 million must have been made available to Skye, or must be made available to Skye substantially simultaneously with the Closing, in each case in connection with the consummation of the transactions contemplated by, as applicable, the PIPE Securities Purchase Agreement or the definitive documentation evidencing any other equity commitments entered into as part of the Transaction Financings, Series A Financing and any further equity commitments which may be executed in connection with the Transaction;

•Acquiror Net Cash must have been finally determined in accordance with the Transaction Agreement;

•the existing shares of Common Stock must have been continually listed on Nasdaq as of and from the date of the Transaction Agreement through the Closing Date and the shares of Common Stock to be issued pursuant to the Transaction Agreement must have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing;

•any agreement with a governmental authority not to consummate the Transaction must have expired or been terminated and all applicable waiting periods or other consent of any governmental authority set forth on a schedule to the Transaction Agreement relating to the Transaction must have expired, been terminated or been obtained, as applicable; and

•the Amended and Restated Articles and, if applicable, a certificate of change must have been duly filed with the Secretary of State of the State of Nevada.

In addition, the obligation of Skye to consummate the Transaction is further subject to the satisfaction or waiver of the following conditions:

•Redx must have performed, in all material respects, all of its obligations under the Transaction Agreement required to be performed by Redx at or prior to the Closing;

•the representations and warranties of Redx contained in the Transaction Agreement under Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.05 (Capitalization) (other than with respect to Section 4.05(a)), Section 4.06 (Subsidiaries), Section 4.27 (Antitakeover Statutes and United Kingdom Takeover Code), and Section 4.29 (Finders’ Fees) must have been true and correct in all material respects (except in the case of any such representations and warranties that are qualified by materiality or a Redx Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) as of the date of the Transaction Agreement and as of the Closing as if made at and as of the Closing (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties must have been true and correct in all material respects as of such date);

•the representations and warranties of Redx contained in the Transaction Agreement under Section 4.09(b) (Absence of Certain Changes) must be true and correct in all respects at and as of the Closing as if made at and as of the Closing;

•the representations and warranties of Redx contained in the Transaction Agreement under Section 4.05(a) (Capitalization) must be true and correct at and as of the Closing as if made at and as of the Closing (or if such representations and warranties are given as of another specific date, at and as of such date), except for any de minimis inaccuracies;

•all other representations and warranties of Redx set forth in the Transaction Agreement must have been true and correct at and as of the Closing as if made at and as of the Closing, except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Redx Material Adverse Effect or (b) for those representations and warranties which address matters only as of a particular date (such representations must have been true and correct, subject to the qualifications set forth in the preceding clause (a), as of such particular date);

•the Rights Agent must have delivered the duly executed Redx CVR Agreement;

•since the date of the Transaction Agreement, there must not have occurred and be continuing any effect that, considered together with all other effects, constitutes a Redx Material Adverse Effect;

•Skye must have received (i) a certificate from an executive officer of Redx confirming that certain conditions of the Transaction Agreement have been duly satisfied and (ii) the Redx Lock-Up Agreements from each of the Redx signatories, each of which must be in full force and effect as of immediately following the Closing.

In addition, the obligation of Redx to consummate the Transaction is further subject to the satisfaction or waiver of the following conditions:

•Skye must have performed, in all material respects, all of its obligations under the Transaction Agreement required to be performed by Skye at or prior to the Closing;

•the representations and warranties of Skye contained in the Transaction Agreement under Section 5.01 (Corporate Existence and Power), Section 5.02 (Corporate Authorization), Section 5.05 (Capitalization) (other than with respect to Section 5.05(a)), and Section 5.30 (Opinion of Financial Advisor) must have been true and correct in all material respects (except in the case of any such representations and warranties that are qualified by materiality or a Skye Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) as of the date of the Transaction Agreement and as of the Closing as if made at and as of the Closing (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties must have been true and correct in all material respects as of such date);

•the representations and warranties of Skye contained in the Transaction Agreement under Section 5.09(b) (Absence of Certain Changes) must be true and correct in all respects at and as of the Closing as if made at and as of the Closing;

•the representations and warranties of Skye contained in the Transaction Agreement under Section 5.05(a) (Capitalization) must be true and correct at and as of the Closing as if made at and as of the Closing (or if such representations and warranties are given as of another specific date, at and as of such date), except for any de minimis inaccuracies;

•all other representations and warranties of Skye set forth in the Transaction Agreement must have been true and correct at and as of the Closing as if made at and as of the Closing (disregarding all qualifications and exceptions contained therein relating to materiality or a Skye Material Adverse Effect), except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Skye Material Adverse Effect or (b) for those representations and warranties which address matters only as of a particular date (such representations must have been true and correct, subject to the qualifications set forth in the preceding clause (a), as of such particular date);

•Skye and the Rights Agent must have delivered to Redx the duly executed Skye CVR Agreement;

•since the date of the Transaction Agreement, there must not have occurred and be continuing any effect that, considered together with all other effects, constitutes a Skye Material Adverse Effect;

•Redx must have received (i) a certificate from an executive officer of Skye confirming that certain conditions of the Transaction Agreement have been duly satisfied, (ii) a written resignation, in a form reasonably satisfactory to Redx, dated as of the Closing Date and effective as of the Effective Time, executed by each of the directors of Skye or any of its subsidiaries who are not to continue as directors of Skye or any of its subsidiaries after the Closing pursuant to the Transaction Agreement, and (iii) either (x) a certificate from an executive officer of Skye confirming that, with respect to the Specified Adjustment, there has been (A) the entry of a final judgment or order by a court of competent jurisdiction disposing of all claims asserted in respect of the Specified Adjustment (including a judgment, verdict or order disposing of all such claims in favor of Skye); (B) the execution of a written settlement agreement by all parties to the Specified Adjustment (it being understood that the execution of any settlement, compromise, other resolution of the Specified Adjustment shall require the prior written consent of Redx); or (C) the voluntary dismissal with prejudice of all claims asserted in respect of the Specified Adjustment or (y) a copy of the bound CLI Policy (as defined in the Transaction Agreement) along with a written description of the identity of the insurer(s), coverage limits, exclusions, the amount of the retained layer, and copies of all material policy documents, binders and side letters in final form);

•Redx must have received either (x) a certificate of dissolution or (y) a certificate of good standing with respect to Nemus Bioscience, Inc., a corporation incorporated in the State of California with entity number 3489815;

•a specified Investor (or its designated affiliate) must have executed and delivered the PIPE Securities Purchase Agreement and any related documentation providing for such Investor’s commitment to participate in the Concurrent Investment, with such PIPE Securities Purchase Agreement in full force and effect as of the date of the Transaction Agreement; and

•the Acquiror Net Cash (after giving effect to all adjustments contemplated by the Transaction Agreement) shall be equal to or greater than $1 million.

Termination of the Transaction Agreement
The Transaction Agreement may be terminated, and the Transaction may be abandoned at any time prior to the Effective Time (notwithstanding the receipt of the required Skye stockholder approval or Redx shareholder approval):
•by mutual written agreement of Skye and Redx;

•by either Skye or Redx if:
othe Transaction has not been consummated on or before 11:59 p.m. Eastern time on August 14, 2027 (the “End Date”); provided, that if the condition related to the Court sanctioning the Scheme of Arrangement is satisfied less than four business days before a date that would otherwise be the End Date, the End Date will automatically extend to four business days following such scheduled End Date; provided further, that the right to terminate the Transaction Agreement will not be available to any party whose breach of the Transaction Agreement has been the proximate cause of the failure of the Transaction to be consummated by the End Date;
oa court or other governmental authority of competent jurisdiction issues an order that permanently enjoins, prevents, or prohibits the consummation of the Transaction and such order becomes final and non-appealable, provided that the right to terminate the Transaction Agreement will not be available to any party whose breach of the Transaction Agreement has been the proximate cause of such order;
othe Scheme Meeting or the Company GM (including any postponements or adjournments) has been completed and the required Redx shareholder approval has not been obtained;
othe Court declines or refuses to sanction the Scheme of Arrangement, provided that (i) if an appeal has been submitted by either Skye or Redx regarding such decline or refusal, the right to terminate the Transaction Agreement may not be exercised until such appeal has been denied in a final determination, and (ii) no termination will be permitted if (A) until such time as Skye and Redx resolve that any technical defect in the Scheme is not capable of being remedied or rectified or (B) Skye is pursuing an alternative approach to implement the transaction by means of a takeover offer if the Scheme is not sanctioned by the Court; or
othe Skye stockholder meeting (including any postponements or adjournments thereof) has been completed and the Skye stockholder approval has not been obtained; or
•by Skye if:
oRedx’s adverse recommendation change has occurred;
ofollowing the commencement of a tender or exchange offer in respect of an acquisition proposal relating to Redx Shares by a third party, or the public disclosure of any other acquisition proposal, the Redx Board recommends such acquisition proposal, expresses no opinion, or is unable to take a position with respect to such acquisition proposal, or fails to publicly affirm the recommendation of the Redx Board and recommend that the holders of Redx Shares reject such acquisition proposal within ten business days after the commencement of such tender or exchange offer pursuant to Rule 14d-9 under the 1934 Act (or, if earlier, five business days prior to the Scheme Meeting or the Company GM);
oa material breach by Redx of the provisions of the Transaction Agreement relating to the non-solicitation covenant;
oa breach of any representation or warranty or failure to perform any covenant or agreement on the part of Redx set forth in the Transaction Agreement that would cause any condition to closing not to be satisfied has occurred, and such breach or failure to perform (i) is incapable of being cured by the End Date or (ii) has not been cured by Redx within the earlier of (A) 30 days following written notice from Skye of such breach or failure and (B) the End Date; provided, that the Transaction Agreement may not be terminated pursuant to this termination right if Skye is then in breach of any of its representations, warranties, covenants, or agreements, which would similarly prevent the satisfaction of any condition to closing; or
oprior to the Skye stockholder approval, (i) the Board of Directors has authorized the termination of the Transaction Agreement in accordance with the terms related to the no solicitation and superior proposal provisions set forth in the Transaction Agreement to enter into a definitive agreement for a Skye superior proposal and (ii) substantially concurrently with such termination, Skye enters into such definitive agreement; provided, that, at or prior to, and as a condition to the effectiveness of, such termination, Skye pays Redx (or its designee) the Skye termination payment as required by the Transaction Agreement.

•by Redx if:
oprior to the Skye stockholder approval, a Skye adverse recommendation change has occurred;
oprior to the Skye stockholder approval, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Skye has occurred that would cause conditions to the obligations of Redx to consummate the Transaction not to be satisfied, and such breach or failure to perform (i) is incapable of being cured by the End Date or (ii) has not been cured by Skye (as applicable) within the earlier of (A) 30 days following written notice from Redx of such breach or failure to perform and (B) the End Date, except that the Transaction Agreement may not be terminated pursuant to this termination right if Redx is then in breach of any of its representations, warranties, covenants or agreements, which breach by Redx would cause any condition to the obligations of Skye to consummate the Transaction not to be satisfied; or
oprior to the Skye stockholder approval, a material breach by Skye of its non-solicit obligations;
oprior to the receipt of the required Redx shareholder approvals, (i) the Redx Board has authorized the termination of the Transaction Agreement in accordance with the terms of the non-solicitation covenant in order to enter into a definitive agreement providing for a superior proposal and (ii) substantially concurrently with such termination, Redx enters into such definitive agreement, so long as, at or prior to, and as a condition to the effectiveness of, such termination, Redx pays Skye the Redx termination payment.
oIf Skye proposes to terminate the Transaction Agreement by mutual written agreement of Redx and Skye, then such termination shall only be effective if, in the event that completion of the Series A Financing has occurred, the holders of a majority of the Series A Shares then in issue have also consented to such termination.
Termination Payments and Expenses
Skye is required to pay Redx a termination payment equal to the product of (i) 0.03 and (ii) the valuation of the combined company, including the aggregate purchase price of the Concurrent Financing (the “Termination Payment Amount”) if:
•the Transaction Agreement is terminated by Skye under provisions allowing Skye to terminate the Transaction Agreement to enter into a definitive agreement for a Skye superior proposal;
•the Transaction Agreement is terminated by Redx upon Skye’s adverse recommendation change or Skye’s failure to reject a Skye acquisition proposal under certain circumstances, or due to a material breach by Skye of its non-solicitation covenant; or
•the Transaction Agreement is terminated by either Skye or Redx due to the failure to obtain the Skye stockholder approval, provided that (i) a Skye acquisition proposal was publicly announced or made publicly known after the date of the Transaction Agreement and was not withdrawn at least four business days prior to the Skye stockholder meeting, and (ii) within 12 months of such termination, (a) Skye enters into a definitive agreement for a Skye acquisition proposal and the transaction contemplated by such acquisition proposal is consummated or (b) a Skye acquisition proposal is consummated (with references to 20% in the definition of acquisition proposal being deemed to be references to 50% for this purpose).
Redx is required to pay Skye a termination payment equal to the Termination Payment Amount if:
•the Transaction Agreement is terminated by Redx under provisions allowing Redx to terminate the Transaction Agreement to enter into a definitive agreement for a Redx superior proposal;
•the Transaction Agreement is terminated by either Skye or Redx as a result of the Court declining or refusing to sanction the Scheme of Arrangement, and Redx has communicated to the Court that the Redx Board no longer supports the consummation of the Transaction, or does not wish the Court to sanction the Scheme, or favors or approves of any acquisition proposal, or has made any other statement or communication to the Court to this effect; or
•the Transaction Agreement is terminated by either Skye or Redx as a result of the Court declining or refusing to sanction the Scheme of Arrangement or if the Scheme Meeting has been completed and any required Redx shareholder approval voted on at such meeting has not been obtained, provided that, in each case, (i) an acquisition proposal was publicly announced or made publicly known after the date of the Transaction Agreement and was not publicly withdrawn without qualification at least four business days prior to the Scheme Meeting and the Special Meeting, and (ii) within 12 months of the date on which the Transaction Agreement is so terminated, (a) Redx enters into a definitive agreement providing for an acquisition proposal and the transaction contemplated by such acquisition proposal is consummated or (b) an acquisition proposal is consummated (with references to 20% in the definition of acquisition proposal being deemed to be references to 50% for this purpose).
The parties intend that any payment of any termination payment will not be treated (in whole or in part) as consideration for a supply for the purposes of VAT.
Except with respect to the respective Skye and Redx termination payments or as otherwise provided in the Transaction Agreement, all costs and expenses incurred in connection with the Transaction Agreement will be paid by the party incurring such cost or expense, except that (i) all United Kingdom stamp duty and stamp duty reserve tax and any other similar taxes incurred in connection with the transfer of Redx Shares acquired under the Scheme of Arrangement pursuant to the Transaction Agreement (“transfer taxes”) will be paid by Skye and Skye will, at its own expense, file all necessary documentation with respect to all such transfer taxes, and (ii) in the event closing has not occurred because of the condition regarding the absence of any order issued by any court or other governmental authority of competent jurisdiction that remains in effect and enjoins, prevents or prohibits the consummation of the Transaction (solely in respect of the antitrust laws) has not been satisfied, Skye will reimburse Redx for the reasonable and documented out-of-pocket fees, costs and expenses incurred by Redx or any of its subsidiaries in connection with Redx’s defense of any enforcement action brought by a governmental authority under the antitrust laws relating to the Transaction.
Withholding Rights
Skye, any of Skye’s subsidiaries and any of their respective affiliates, the exchange agent and any other person will be entitled to deduct and withhold from any amount payable pursuant to the Transaction Agreement or the Scheme of Arrangement (including the Share Deliverables) such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, or any other applicable law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts: (i) will be remitted to the applicable governmental entity, if required by applicable law; and (ii) will be treated for all purposes of the Transaction Agreement and the Scheme of Arrangement as having been paid to the person in respect of which such deduction and withholding was made.
Amendments and Waivers
The Transaction Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party or, in the case of a waiver, by each party against whom the waiver is to be effective, except that after a party’s required shareholder approvals have been obtained, there will be no amendment or waiver that would require the further approval of such party’s shareholders under applicable law without such approval having first been obtained. Further, there shall be no amendment of any material term of the Transaction Agreement, nor any waiver of the condition to the obligation of each party related to the Initial Concurrent Investment Amount, without the consent of the holders of a majority of the Series A Shares then in issue having first been obtained.
Governing Law
The Transaction Agreement is governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or principles that would result in the application of the law of any other state or jurisdiction, except that the Scheme of Arrangement and the interpretation of the duties of directors of Redx will in each case be governed by, and construed in accordance with, the laws of England and Wales. Matters concerning the corporate power, authorization, approval, internal affairs, fiduciary duties, capital stock, distributions, indemnification, exculpation or organizational documents of Skye shall be governed by, and construed in accordance with, the laws of the State of Nevada.

Specific Performance
The parties agreed that irreparable harm would occur from any breach of the Transaction Agreement and, accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Transaction Agreement and to specifically enforce the terms and provisions of the Transaction Agreement (this being in addition to any other remedy to which they are entitled under the Transaction Agreement or under applicable law), without proof of actual damages, and each party further agreed to waive any requirement for the securing or posting of any bond in connection with such remedy.

AGREEMENTS RELATING TO THE TRANSACTION
Skye CVR Agreement
Prior to the Effective Time, Skye, the designated holder representative, Punit Dhillon in his capacity as a consultant to Skye, and Broadridge Corporate Issuer Solutions, LLC as the designated rights agent, are expected to enter into the Skye CVR Agreement, pursuant to which, after the Closing Date, holders of Common Stock as of the close of business on the last business day prior to the day on which the Effective Time occurs will receive one Skye CVR for each outstanding share of Common Stock held as of such date.
Each Skye CVR holder will be entitled to receive their pro rata share of an aggregate cash payment equal to 90% of the net proceeds, if any, received by Skye as a result of payments made to Skye of any upfront, milestone, royalty and other payments received under any disposition agreement related to the Legacy Assets (as defined below) (the “CVR Payments”).
“Legacy Assets” means nimacimab, Skye’s nimacimab program, or any related patent rights, or clinical or preclinical data that were in existence immediately prior to the execution of the Transaction Agreement and were used or generated prior to such execution in one or more of Skye’s research and development programs. For clarity, the Legacy Assets shall not include any asset, data, technology or intellectual property owned or controlled by Skye or its subsidiaries prior to, at, or after Closing other than the foregoing.
Pursuant to the Skye CVR Agreement, each Skye CVR holder will be entitled to receive a cash payment equal to such holder's pro rata share of CVR Payments actually received by Skye or its subsidiaries during the “CVR Term,” which begins on the Closing and ends on the first anniversary of the Closing. Such proceeds are subject to certain permitted deductions, including applicable tax payments, costs and expenses incurred by Skye in maintaining, enforcing, defending, and filing patents covering the Legacy Assets, certain expenses incurred in connection with the negotiation, entry into, and closing of any disposition agreement, losses incurred or reasonably expected to be incurred by Skye or its affiliates due to claims, demands, actions, or other proceedings relating to or in connection with any disposition or any contract related to Legacy Assets and any amounts payable to the designated rights agent in connection with the distribution of any CVR Payment.
In addition, prior to any CVR Payment to holders, Skye is required to pay Celonic AG, which holds a first-priority right under a separate settlement agreement, an amount of up to EUR 651,000 (converted to U.S. dollars) out of the net proceeds; the amount available to Skye CVR holders will be reduced dollar-for-dollar by any amount paid or payable to Celonic AG.
The Skye CVR Payments, if any, will become payable to the designated rights agent for subsequent distribution to the CVR holders. In the event that no such proceeds are received during the CVR Term, holders of the Skye CVRs will not receive any payment pursuant to the Skye CVR Agreement. There can be no assurance that any Skye CVR holders will receive any CVR Payments.
The right to the contingent payments contemplated by the Skye CVR Agreement is a contractual right only and is not transferable, except in the limited circumstances specified in the Skye CVR Agreement. The Skye CVRs are not evidenced by a certificate or any other instrument and are not registered with the SEC. The Skye CVRs do not have any voting or dividend rights and do not represent any equity or ownership interest in Skye or any of its respective affiliates. No interest will accrue on any amounts payable in respect of the Skye CVRs.
Redx CVR Agreement
Prior to the Effective Time, Redx, the designated holder representative, and the designated rights agent are expected to enter into the Redx CVR Agreement, pursuant to which Redx Legacy Shareholders holding Redx ordinary shares as of the close of business on the last business day prior to the day on which the Effective Time occurs will receive one Redx CVR for each outstanding Redx ordinary share held as of such date.
Each Redx CVR holder will be entitled to receive, at such holder's election, in the form of shares of Common Stock or Non-Voting Common Stock, their pro rata share of a payment equal to 100% of the net proceeds, if any, received by Skye as a result of payments made to Skye of any upfront, milestone, royalty and other payments received under any disposition agreement related to certain Redx Legacy Assets (as defined below) (the “Redx CVR Stock”).
“Redx Legacy Assets” means RXC004, RXC006, Pan-RAF and KRAS or any related intellectual property (including patent rights), clinical or preclinical data owned or controlled by Redx that were in existence immediately prior to the execution of the Transaction Agreement and were used or generated prior to such execution in one or more research and development programs. For clarity, the Redx Legacy Assets shall not include any asset, data, technology or intellectual property owned or controlled by Skye or its subsidiaries prior to, at, or after Closing other than the foregoing.
Pursuant to the Redx CVR Agreement, each Redx CVR holder will be entitled to receive a number of Redx CVR Stock equal to such holder's pro rata share of 100% of the net proceeds actually received by Skye or its affiliates during an annual period (or portion thereof) beginning on the effective date of the Redx CVR Agreement and ending on the 15th anniversary of the Closing. Such proceeds are subject to certain permitted deductions, including applicable tax payments, certain expenses incurred by Skye or its affiliates, losses incurred or reasonably expected to be incurred by Skye or its affiliates due to third-party claims, demands, actions, or other proceedings relating to or in connection with any disposition, any liabilities borne by Skye or any of its affiliates pursuant to contracts related to the Redx Legacy Assets, and any amounts payable to the designated rights agent.
The Redx CVR Stock, if any, will become issuable for subsequent delivery by the rights agent to the Redx CVR holders. In the event that no such proceeds are received during the term of the Redx CVR Agreement, holders of the Redx CVRs will not receive any deliveries pursuant to the Redx CVR Agreement. There can be no assurance that any Redx CVR holders will receive any Redx CVR Stock.
The right to the contingent payments contemplated by the Redx CVR Agreement is a contractual right only and is not transferable, except in the limited circumstances specified in the Redx CVR Agreement. The Redx CVRs are not evidenced by a certificate or any other instrument and are not registered with the SEC. The Redx CVRs do not have any voting or dividend rights and do not represent any equity or ownership interest in Skye or any of its respective affiliates. No interest will accrue on any amounts payable in respect of the Redx CVRs.
Voting Agreements
Concurrent with the execution of the Transaction Agreement, (i) certain stockholders of Skye who together hold or control, in the aggregate, approximately 1.02% of the voting power of Skye as of October 15, 2026, entered into a voting and support agreement (each, a “Skye Voting Agreement”) with Skye and Redx pursuant to which each such stockholder agreed to, among other things, and subject to the terms and conditions set forth in the Skye Voting Agreement, vote all of the shares of capital stock of Skye held by such stockholder in favor of the issuance of the Exchange Shares; and (ii) certain shareholders of Redx who together hold or control, in the aggregate, approximately 83.34% of the total outstanding share capital of Redx, entered into a voting and support agreement (each a “Redx Voting Agreement”) with Skye and Redx pursuant to which each such shareholder agreed to, among other things, and subject to the terms and conditions set forth in the Redx Voting Agreement, vote (or have voted on their behalf) all of their shares in Redx in favor of all resolutions to approve and give effect to the Scheme of Arrangement and certain related matters. In addition, the Skye stockholders entering into a Skye Voting Agreement have agreed, among other things, that from the date of the Transaction Agreement and until the earliest of (i) the Effective Time, (ii) such date and time as the Transaction Agreement shall be terminated in accordance with its terms, or (iii) an amendment of the Transaction Agreement, without the prior written consent of the applicable stockholder, in a manner that affects the economics or material terms of the Transaction Agreement in a manner that is adverse to the applicable stockholder, not to sell or otherwise dispose of any shares of capital stock of Skye which are or will be beneficially owned by them, subject to specified exceptions.
Redx Lock-Up Agreements
Concurrently with the execution of the Transaction Agreement, certain executive officers, directors and shareholders of Redx holding approximately 83.34% of the outstanding shares of Redx as of August 13, 2026 entered into the Redx Lock-Up Agreements, pursuant to which, subject to specified exceptions. such persons accepted certain restrictions on transfers of the shares of Common Stock beneficially held by such persons or such persons’ family members for the 180-day period following the Effective Time.
PIPE Securities Purchase Agreement
Concurrently with entering into the Transaction Agreement, Skye entered into the PIPE Securities Purchase Agreement with the Investors. Pursuant to the PIPE Securities Purchase Agreement, and subject to the terms and conditions therein, Skye agreed to sell, and the Investors agreed to purchase, immediately after the Closing, shares of Common Stock, and, as applicable pursuant to the terms of the PIPE Securities Purchase Agreement, shares of Non-Voting Common Stock, for an aggregate purchase price of $67.9 million, which may increase to up to $72.9 million, subject to certain conditions set forth in a side letter between Skye and an existing investor pursuant to which such investor has agreed to invest up to an additional $5.0 million in the Concurrent Financing, subject to the satisfaction of certain conditions in the side letter. The number of shares issuable pursuant to the PIPE Securities Purchase Agreement will be an amount equal to the aggregate purchase price of the Concurrent Financing divided by the implied price per share of one Exchange Share on the Closing Date, as calculated in accordance with the Transaction Agreement. The closing of the Concurrent Financing is anticipated to occur immediately following the Closing on the Closing Date, subject to the satisfaction of customary closing conditions.
PIPE Registration Rights Agreement
Skye entered into the PIPE Registration Rights Agreement with the Investors at the closing of the Concurrent Financing. Pursuant to the PIPE Registration Rights Agreement, Skye will prepare and file a resale registration statement with the SEC within 45 calendar days following the closing of the Concurrent Financing to register the resale of (x) the shares of Common Stock issued in the Concurrent Financing, (y) the shares of Common Stock issuable upon conversion of any shares of Non-Voting Common Stock issued in the Concurrent Financing and (z) the Exchange Shares issued pursuant to the Transaction Agreement to the Investors. Skye will use its reasonable best efforts to cause such registration statement to become effective as promptly as practicable.
Skye has also agreed to, among other things, indemnify the investors, their members, shareholders, directors, officers, partners, employees, members, managers, agents, representatives and advisors under the registration statement from certain liabilities and pay all fees and expenses (excluding any legal fees of the selling holder(s), and any underwriting discounts and selling commissions) incident to the combined company’s obligations under the PIPE Registration Rights Agreement.
ELOC Securities Purchase Agreement
On August 21, 2026, Skye entered into the ELOC Securities Purchase Agreement with Buyer, pursuant to which, and in accordance with the terms and conditions set forth therein, Skye will be required, subject to the limitations and conditions set forth therein, to sell to Buyer, and Buyer will be obligated to purchase the ELOC Shares, with an aggregate purchase price of up to $22.0 million, which amount shall be reduced by the amount, if any, by which the Funded Amount exceeds $103.0 million; provided that, if the Funded Amount equals or exceeds $125.0 million, Skye shall not be required to sell, and Buyer shall not be required to purchase, any ELOC Shares pursuant to the ELOC Securities Purchase Agreement.
The sale of the ELOC Shares by Skye to Buyer under the ELOC Securities Purchase Agreement will occur from time to time over the period commencing, subject to satisfaction of certain conditions, on the Commencement Date (as defined in the ELOC Securities Purchase Agreement) and terminating on the third anniversary of the Closing Date. During such time, Skye will be required, commencing with the first full calendar month following the Commencement Date, to direct Buyer to purchase in each calendar month the maximum amount of the ELOC that remains available to be called upon in such calendar month, subject to a limit of $2.0 million of ELOC Shares in any calendar month and the other limitations and conditions set forth in the ELOC Securities Purchase Agreement (including the Exchange Cap (as defined in the ELOC Securities Purchase Agreement) and the beneficial ownership limitation described below), pursuant to purchase notices delivered to Buyer under the ELOC Securities Purchase Agreement at a purchase price per ELOC Share equal to the lesser of (1) the PIPE Price and (2) the Market Price (as defined in the ELOC Securities Purchase Agreement), determined as of the date of receipt of the applicable purchase notice, provided that in no event shall the purchase price per ELOC Share be lower than a price equal to a 10% discount to the PIPE Price (the “ELOC Price”).
The ELOC Securities Purchase Agreement contains representations and warranties of Skye and Buyer that are typical for transactions of this type. The ELOC Securities Purchase Agreement also contains covenants on the part of Skye that are typical for transactions of this type. Under the ELOC Securities Purchase Agreement, the aggregate number of ELOC Common Shares and shares of Common Stock issuable upon conversion of the ELOC Non-Voting Shares (together with any shares of Common Stock required to be aggregated therewith under applicable Nasdaq rules) may not exceed 19.99% of Skye’s outstanding shares of Common Stock as of the date of the ELOC Securities Purchase Agreement, unless stockholder approval is obtained, and Skye has agreed to seek and obtain any approval of its stockholders required under Nasdaq rules for the issuance of shares in excess of such cap. In addition, Buyer may not purchase, and Skye may not issue, shares of Common Stock under the ELOC Securities Purchase Agreement to the extent that, after giving effect to such purchase or issuance, Buyer, together with its affiliates, would beneficially own in excess of 9.99% of the outstanding shares of Common Stock; in lieu of any such shares, Skye will issue and sell, and Buyer will purchase, an equal number of ELOC Non-Voting Shares. The ELOC Securities Purchase Agreement will terminate automatically upon the earliest of the entire ELOC amount having been purchased, the closing of one or more equity or equity-linked financings by Skye following the Concurrent Financing in which Skye receives aggregate gross proceeds at least equal to the ELOC amount then remaining available, the completion of certain change of control transactions, any valid termination of the Transaction Agreement in accordance with its terms and the expiration of the three-year term described above.
ELOC Registration Rights Agreement
On August 21, 2026, in connection with the ELOC Securities Purchase Agreement, Skye entered into the ELOC Registration Rights Agreement with Buyer, requiring Skye to register the resale of the ELOC Common Shares and the ELOC Conversion Shares issued under the ELOC Securities Purchase Agreement. Pursuant to the ELOC Registration Rights Agreement, Skye will be required to file a registration statement with the SEC within 10 business days of the Closing Date, and to use reasonable best efforts to have such registration statement declared effective within the deadlines set forth in the ELOC Registration Rights Agreement.
ELOC Warrant
Pursuant to the ELOC Securities Purchase Agreement, Skye agreed to issue the Warrant to Buyer on the Closing Date to purchase up to a number of Warrant Shares equal to $5.0 million divided by the PIPE Price in accordance with the terms set forth therein. The Warrant will be exercisable at any time and from time to time on or after January 1, 2027, and on or prior to 5:00 p.m. (New York City time) on January 1, 2030, at an exercise price per share, determined as of each date of exercise, equal to the lesser of (1) the PIPE Price and (2) the Market Price (as defined in the ELOC Securities Purchase Agreement) as of such date of exercise, provided that in no event will the exercise price per share be lower than a price equal to 90% of the PIPE Price. Exercises of the Warrant for shares of Common Stock will be subject to a 9.99% beneficial ownership limitation, above which the Warrant will instead be exercisable for an equal number of shares of Non-Voting Common Stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Capitalized terms used but not defined below have the same meaning as terms defined and included elsewhere in this proxy statement.
On August 14, 2026, Redx Pharma Limited (“Redx”), a private, UK-incorporated clinical-stage pharmaceutical company, entered into a transaction agreement (the “Transaction Agreement”) with Skye Bioscience, Inc. (“Skye”), a Nevada corporation listed on the Nasdaq Capital Market under the symbol “SKYE.” Pursuant to the Transaction Agreement, and subject to the terms and conditions set forth therein, Skye will acquire the entire issued and to-be-issued share capital of Redx pursuant to a scheme of arrangement under Part 26 of the United Kingdom Companies Act 2006 (the “Scheme of Arrangement” and, together with the related transactions, the “Transaction”).

At the effective time of the Transaction (the “Effective Time”), each Scheme Share (as defined in the Scheme of Arrangement) will be transferred to Skye in exchange for a number of validly issued, fully paid and nonassessable shares of Skye common stock, par value $0.001 per share (“Common Stock”), determined in accordance with the exchange ratio set forth in the Transaction Agreement (the “Exchange Ratio”). The Scheme Shares comprise Redx’s ordinary shares (including ordinary shares issued upon the conversion of: (i) Redx’s existing Series A1 ordinary shares on August 27, 2026; and (ii) certain Redx convertible notes on August 27, 2026) and Redx’s Series A Preferred Shares (including Series A Preferred Shares issued on conversion of certain Redx convertible notes on August 27, 2026)), and the same Exchange Ratio applies to each Scheme Share on an as-converted-to-ordinary-share basis. Eligible electing shareholders may elect to receive, for some or all of their Scheme Shares, shares of Non-Voting Common Stock to be established by Skye before the Effective Time. Such Non-Voting Common Stock will be convertible into Common Stock on a one-for-one basis. The shares of Common Stock and Non-Voting Common Stock issued in the Transaction are collectively referred to as the “Share Deliverables.”

Pursuant to the Transaction Agreement, at the Effective Time, each outstanding and unexercised (whether vested or unvested) Redx share option, will be converted into an option to acquire Common Stock (each, an “Acquiror Option”). The number of shares underlying each converted option will equal the number of Redx shares subject to the original option multiplied by the Exchange Ratio, while the exercise price per share will be divided by the Exchange Ratio. All other terms and conditions, including vesting, expiration, and post-termination exercise provisions, will remain unchanged, and no accelerated vesting will occur as a result of the Transaction. Outstanding Skye equity awards will remain outstanding under their existing terms pursuant to the Transaction Agreement.

In addition, each eligible holder of Redx ordinary shares immediately prior to the Effective Time will receive, upon Closing, one contingent value right (a “Redx CVR”) for each eligible Redx ordinary share held immediately prior to the Effective Time, subject to the terms of the Redx CVR Agreement. Investors who participated in the Redx Series A Preferred Share financing will not receive Redx CVRs in respect of their Series A Preferred Shares. The Redx CVRs entitle holders to receive contingent payments in the form of Common Stock or Non-Voting Common Stock based on 100% of the Net Proceeds (as defined in the Redx CVR Agreement), if any, generated from the monetization of specified legacy Redx assets during the 15-year term of the Redx CVRs, in accordance with the Redx CVR Agreement.

On August 14, 2026, concurrently with the execution of the Transaction Agreement, Redx entered into a subscription agreement pursuant to which, on August 27, 2026, Redx issued Series A Preferred Shares for an aggregate purchase price of $36.0 million, consisting of approximately $24.0 million of cash proceeds and the conversion of approximately $12.0 million of outstanding bridge loans (the “Series A Financing”). The Series A Preferred Shares will constitute Scheme Shares. In connection with the Series A Financing: (i) certain Redx convertible loan notes were converted into: (a) 110,288,889 Redx ordinary shares; and (b) 175,695,437 Series A Preferred Shares; and (ii) 32,258,065 A1 ordinary shares were converted into an equivalent number of Redx ordinary shares.

Concurrently with execution of the Transaction Agreement, Skye and certain institutional investors (the “Investors”) entered into a Securities Purchase Agreement (the “PIPE SPA”). Pursuant to the PIPE SPA, the Investors agreed to purchase shares of Common Stock and, at each Investor’s election, shares of Non-Voting

Common Stock (the “PIPE Shares”). For purposes of the accompanying unaudited pro forma condensed combined financial information, the financing pursuant to the PIPE SPA is expected to generate aggregate gross proceeds of approximately $89.0 million (the “PIPE Financing”) with $67.9 million currently under commitment. Under the PIPE SPA, each Investor agreed to purchase a number of PIPE Shares determined by dividing its committed investment amount by the share price, which equals the implied price per Exchange Share on the Closing Date, calculated in accordance with the Transaction Agreement (the “PIPE Price”). Upon closing of the PIPE Financing, Skye expects to issue approximately 38,115,441 PIPE Shares. The PIPE Financing is expected to close immediately following the closing of the Transaction.

On August 21, 2026, Skye entered into a Securities Purchase Agreement (the “ELOC SPA”) with an affiliate of Redmile Group, LLC (“Buyer”), providing for an equity line of credit (the “ELOC”) of up to $22.0 million, subject to certain conditions and limitations. The available ELOC amount will be reduced to the extent aggregate proceeds from the PIPE Financing exceed $103.0 million and eliminated entirely if such proceeds reach $125.0 million. For purposes of the accompanying unaudited pro forma condensed combined financial information, $89.0 million is assumed to be raised under the PIPE Financing, of which $67.9 million is currently committed and $21.1 million remains uncommitted, and $36.0 million has been raised through Redx’s Series A Financing, representing aggregate financing of approximately $125.0 million. Management expects to obtain commitments for the remaining $21.1 million from additional investors before the Closing and, on that basis, does not currently expect to sell shares under the ELOC in connection with the Transaction. There can be no assurance that such commitments will be obtained. If they are not obtained, Skye may sell shares under the ELOC, subject to its terms and conditions, and the amounts presented herein could differ. No proceeds from the ELOC have been assumed and accordingly the ELOC has been assumed to have a nil value within the unaudited pro forma financial statements. In connection with the ELOC, Skye agreed to issue a warrant to Buyer to purchase up to $5.0 million of Common Stock and/or Non-Voting Common Stock upon closing of the Transaction (the “Warrant”). The number of shares underlying the Warrant will be determined by dividing $5.0 million by the PIPE Price. The Warrant will be issued regardless of whether any shares are purchased under the ELOC.

The Transaction will be accounted for as a reverse recapitalization, with Redx considered the accounting acquirer and Skye the accounting acquiree for financial reporting purposes. Refer to Note 3, “Accounting for the Transaction,” for additional information. Upon consummation of the Transaction, the combined company is expected to operate under the name Fibrx Therapeutics, Inc. and be led by Redx’s management team. Certain existing Skye directors are expected to resign, and Redx will designate the directors and executive officers of the combined company in accordance with the Transaction Agreement. The Transaction Agreement was unanimously approved by Skye’s board of directors and remains subject to customary closing conditions, including required shareholder approvals of Redx and Skye.

Based on the Exchange Ratio formula, the preliminary estimated Exchange Ratio set forth below in Note 1, and the assumptions described in Note 1, including a $161.0 million valuation for Redx, a $14.5 million equity value attributed to Skye and at least $1.0 million of Skye net cash at Closing, existing Skye stockholders, Redx stockholders including investors in the Series A Financing, and the Investors participating in the PIPE Financing are expected to own approximately 5.38%, 59.74% and 34.88%, respectively, of the combined company upon consummation of the Transaction (assuming gross proceeds from the PIPE Financing of $89.0 million and the issuance of the Warrant on the Closing Date), in each case, calculated on a fully diluted basis, using the treasury stock method, and subject to certain assumptions, including (i) a valuation for Skye of $14.5 million (assuming Skye has $1.0 million of net cash as of the Closing), (ii) a valuation for Redx of $161.0 million (which includes the gross proceeds of the Series A Financing), (iii) the relative capitalization of Skye and Redx as of October 15, 2026 and (iv) that no shares are issued pursuant to the Redx CVRs. These ownership percentages are preliminary and subject to adjustment pursuant to the Transaction Agreement. See Note 1 for more details.

The accompanying unaudited pro forma condensed combined financial information gives effect to the Transaction between Skye and Redx and the related Series A Financing and PIPE Financing (collectively, the “Financing Transactions”). The unaudited pro forma condensed combined balance sheet as of June 30, 2026 gives effect to these transactions as if they had occurred on June 30, 2026. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 and the year ended December 31, 2025 give effect to the Transaction as if it had occurred on January 1, 2025. The unaudited pro forma condensed combined financial information illustrates the estimated effects of these transactions on the historical financial information of Skye and Redx, based on the assumptions and adjustments described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the historical audited consolidated financial statements and related notes and the historical unaudited condensed consolidated financial statements and related notes of Skye and Redx, their respective Management’s Discussion and Analysis of Financial Condition and Results of Operations, and other information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized had the Transaction occurred on the dates indicated. Furthermore, it may not reflect the actual financial position or operating results of the combined company following the Transaction and should not be relied upon as an indication of its future financial performance. As such, the unaudited pro forma condensed combined financial information does not reflect any income tax effects related to the pro forma adjustments, as the underlying adjustments remain preliminary and the related tax impacts will be determined upon finalization of such adjustments.

The pro forma adjustments are preliminary and based on currently available information and assumptions. These adjustments may be revised as additional information becomes available and further analyses are completed, and the final amounts may differ materially from those presented.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, or operating efficiencies that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations in the future periods or the result that actually would have been realized had Redx and Skye been a combined organization during the specified period. The actual results reported in periods following the Transaction may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET AS OF JUNE 30, 2026
(In thousands)

	Historical
	As of June 30, 2026						As of June 30,

					Transaction
	4(A)	4(B)	Financing		Accounting		Pro Forma
	Skye Bioscience	Redx Pharma	Transactions	Notes	Adjustments	Notes	Balance Sheet
Assets
Current Assets:
Cash and cash equivalents	$8,068	$9,152	$89,000	4(a)	1,996	4(c)	$115,795
			(6,937)	4(b)	(691)	4(j)
			24,000	4(c)	(3,897)	4(p)
			(3,430)	4(d)	(1,000)	4(m)
					(466)	4(n)
Prepaid expenses and other current assets	895	6,286					7,181
Short-term investments	1,996	—			(1,996)		—
Total current assets	10,959	15,438	102,633		(6,054)		122,976
Property and equipment, net	33	106			(33)	4(f)	106
Operating lease right-of-use asset	34	65			(34)	4(g)	65
Deferred tax assets	—	40					40
Other assets	8	—					8
Total assets	$11,034	$15,649	$102,633		$(6,121)		$123,195

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$4,278	$1,393					$5,671
Accrued expenses and other current liabilities	1,657	1,010			(691)	4(j)	2,589
					467	4(h)
					146	4(i)
Convertible loan notes - current	—	34,311	(12,000)	4(c)	(22,311)	4(q)	—
Operating lease liabilities - current	36	—			(36)	4(g)	—
Estimate for accrued legal contingencies and related expenses	5,417	—					5,417
Insurance premium loan payable	143	—					143
Total current liabilities	11,531	36,714	(12,000)		(22,425)		13,820
Contingent value right liability	—	—	—		11,256	4(t)	11,256
Total liabilities	11,531	36,714	(12,000)		(11,169)	4(t)	25,076

Skye - common stock	35	—			—	4(l)	—
					(35)	4(o)
Redx - ordinary shares	—	5,145			1,469	4(q)	—
					415	4(r)
					2,340	4(s)
					(9,369)	4(u)
Redx - Series A1		415	2,340	4(c)	(415)	4(r)	—
					(2,340)	4(s)
Accounting acquiror common stock, par value	—		38	4(a)	68	4(v)	106
Additional paid-in capital	209,638	175,017	88,962	4(a)	20,842	4(q)	299,655
					(11,256)	4(t)
			(6,937)	4(b)	(210,936)	4(u)
			33,660	4(c)	1,000	4(l)
			(3,430)	4(d)	(210,638)	4(o)
					(2,607)	4(o)
					(3,897)	4(o)

				220,305	4(u)
				(68)	4(v)
Foreign currency translation adjustment	—	(287)				(287)

Accumulated deficit	(210,170)	(201,355)		(467)	4(h)	(201,355)
				(146)	4(i)
				(33)	4(f)
				2	4(g)
				(1,000)	4(l)
				213,280	4(o)
				(1,000)	4(m)
				(466)	4(n)

Total stockholders' equity (deficit)	(497)	(21,065)	114,633	5,048		98,119
Total liabilities and stockholders' equity (deficit)	$11,034	$15,649	$102,633	$(6,121)		$123,195
See accompanying notes to the unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2026
(In thousands, except share and per share amounts)

	Historical
	For the period ended June 30, 2026

					Transaction
	5(A)	5(B)	Financing		Accounting		Pro Forma
	Skye Bioscience	Redx Pharma	Transactions	Notes	Adjustments	Notes	Combined	Notes
Operating expenses:
Research and development	$11,878	$4,510	$—		$—		$16,388
General and administrative	8,608	2,973	—		—		11,581
Change in estimate for legal contingency	—	—	—		—		—
Total operating expenses	20,486	7,483	—		—		27,969
Loss from operations	(20,486)	(7,483)	—		—		(27,969)

Other income (expense), net
Change in estimate for legal contingency	(3,250)	—	—		—		(3,250)
Interest expense	(6)	—	—		—		(6)
Interest income	273	92	—		—		365
Other income	—	90	—		—		90
Gains from asset sales	178	87	—		—		265
Other expense	(2)	—	—		—		(3)
Research and development tax incentives	—	569	—		—		569
Foreign currency transaction (loss)/gain, net	—	10	—		—		10
Net loss from continuing operations	(23,293)	(6,636)	—		—		(29,929)
Income tax (expense) benefit	(3)	4	—		—		1
Net loss	$(23,296)	$(6,632)	$—		$—		$(29,928)
Foreign currency transaction adjustments, net of tax	—	331	—		—		331
Total comprehensive loss	$(23,296)	$(6,301)	$—		$—		$(29,597)

Net loss per share attributable to Common Stockholders - basic and diluted	$(4.70)	$(0.02)					$(0.28)	5(h)
Weighted average outstanding common shares - basic and diluted	4,960,927	421,243,981					105,854,728	5(h)
See accompanying notes to the unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2025
(In thousands, except share and per share amounts)

	Historical
	For the period ended December 31, 2025

					Transaction
	5(C)	5(D)	Financing		Accounting		Pro Forma
	Skye Bioscience	Redx Pharma	Transactions	Notes	Adjustments	Notes	Combined	Notes
Revenue	$—	$631					$631
Operating expenses:
Research and development	42,362	13,737	—		—		56,099
General and administrative	15,802	6,026	—		467	5(a)	24,938
					146	5(b)
					33	5(c)
					(2)	5(d)
					1,000	5(e)
					1,000	5(f)
					466	5(g)
Total operating expenses	58,164	19,763	—		3,110		81,037
Loss from operations	(58,164)	(19,132)	—		(3,110)		(80,406)

Other income (expense), net
Interest income	1,885	314	—		—		2,199
Gains from asset sales	361	181	—		—		542
Research and development tax incentives	—	1,705	—		—		1,705
Foreign currency transaction (loss)/gain, net	—	(294)	—		—		(294)
Other expense	(1)	(7)	—		—		(8)
Net loss from continuing operations	(55,919)	(17,233)	—		(3,110)		(76,262)
Income tax expense	(5)	(6)	—		—		(11)
Net loss	$(55,924)	$(17,239)	$—		$(3,110)		$(76,273)
Foreign currency transaction adjustments, net of tax	—	(266)	—		—		(266)
Total comprehensive loss	$(55,924)	$(17,505)	$—		$(3,110)		$(76,539)

Net loss per share attributable to Common Stockholders - basic and diluted	$(11.28)	$(0.04)					$(0.72)	5(h)
Weighted average outstanding common shares - basic and diluted	4,957,833	421,243,981					105,854,728	5(h)

See accompanying notes to the unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.Description of the Transaction
Pursuant to the Transaction Agreement, Skye will acquire the entire issued and to-be-issued share capital of Redx through a scheme of arrangement under Part 26 of the UK Companies Act 2006.
At the Effective Time, each Scheme Share, including outstanding Redx ordinary shares and Series A preferred shares issued in connection with the Series A Financing, will be exchanged for shares of Skye Common Stock (and/or, at an Eligible Electing Shareholder’s election, shares of Skye Non-Voting Common Stock) based on the Exchange Ratio. For purposes of the accompanying unaudited pro forma condensed combined financial information, the preliminary estimated Exchange Ratio is 0.0892, as determined in accordance with the formula set forth in the Transaction Agreement and as set forth below. In addition, each holder of Redx ordinary shares immediately before the Effective Time will receive one contingent value right (a “Redx CVR”) for each Redx ordinary share held. The Redx CVRs will entitle former Redx shareholders to receive contingent payments, if any, derived from future proceeds generated by specified legacy Redx drug-development assets in accordance with the Redx CVR Agreement. Redx CVRs represent contingent consideration that had a fair value of $11.3 million as of June 30, 2026. The fair value was estimated using a risk-adjusted discounted cash flow methodology based on projected milestone payments and royalty revenues. Significant assumptions included the expected timing and amount of future cash flows, probabilities of achieving development and regulatory milestones, a 15% discount rate, and a 20% tax rate. Separately, each holder of Skye Common Stock immediately before the Effective Time will receive one contingent value right (a “Skye CVR”) for each share of Skye Common Stock held. The Skye CVRs entitle legacy Skye shareholders to receive contingent payments, if any, derived from future proceeds generated by specified legacy Skye assets in accordance with the Skye CVR Agreement. Skye CVRs represent contingent consideration that had a fair value zero as of June 30, 2026. Management concluded that the estimated fair value of the Skye CVRs was de minimis, as there are currently no active market participants for Skye’s legacy intellectual property or other pre-closing assets, and the probability of monetizing these assets within one year of Closing is considered remote. Each outstanding Redx share option will be converted into an option to acquire shares of Skye Common Stock based on the applicable Exchange Ratio.
On August 14, 2026, concurrently with the execution of the Transaction Agreement, Redx executed an agreement pursuant to which it completed, on August 27, 2026, a private Series A financing for an aggregate purchase price of $36.0 million, consisting of approximately $24.0 million of cash proceeds and the conversion of approximately $12.0 million of outstanding bridge loans, including the conversion of legacy convertible notes and Series A-1 ordinary shares into ordinary shares and the issuance of new Series A preferred shares to new and existing investors. Pursuant to the Series A Financing, Redx issued approximately 175,695,437 Series A preferred shares, which will constitute Scheme Shares in the Transaction. Concurrently with execution of the Transaction Agreement, Skye entered into the PIPE SPA with certain institutional investors. For purposes of the accompanying unaudited pro forma condensed combined financial information $89.0 million is assumed to be raised under the PIPE Financing upon closing of the Transaction, with $67.9 million currently under commitment. Pursuant to the PIPE Financing and the assumption set forth above, Skye expects to issue approximately 38,115,441 PIPE Shares, consisting of shares of Skye Common Stock and Non-Voting Common Stock, at the election of the applicable investors.
Pursuant to the Transaction Agreement, the Exchange Ratio is calculated by dividing the Company Merger Shares by the Company Outstanding Shares, as defined in the Transaction Agreements. The Company Merger Shares are determined based on the relative allocation percentages of Skye and Redx, calculated using their respective valuations and the Aggregate Valuation, as defined in the Transaction Agreement. For purposes of the accompanying unaudited pro forma condensed combined financial information, the preliminary estimated Exchange Ratio assumes a valuation of $161.0 million for Redx and $14.5 million for Skye, which assumes Acquiror Net Cash of $1.0 million at the Closing. The Aggregate Valuation of $264.5 million reflects these valuations and the concurrent financing transactions in accordance with the Transaction Agreement. Based on these assumptions, Skye's allocation percentage is approximately 5.48% and Redx's allocation percentage is approximately 60.87%.
Based on the preliminary estimated Exchange Ratio set forth above and assuming completion of the financing transactions described above, pre-Transaction Skye shareholders are expected to own approximately 5.38% of the combined company, pre-Transaction Redx shareholders, including investors in the Series A Financing are expected to own approximately 59.74% of the combined company, and investors participating in the PIPE Financing are expected to own approximately 34.88% of the combined company on a fully diluted basis (assuming gross proceeds from the PIPE Financing of $89.0 million and the issuance of the Warrant on the Closing Date), in each case, calculated on a fully diluted basis, using the treasury stock method, and subject to certain assumptions, including (i) a valuation for Skye of $14.5 million (assuming Skye has $1.0 million of net cash as of the Closing), (ii) a valuation for Redx of $161.0 million (which includes the gross proceeds of the Series A Financing), (iii) the relative capitalization of Skye and Redx as of October 15, 2026 and (iv) that no shares are issued pursuant to the Redx CVRs.

	Pro Forma
	(Assuming Skye's Net Cash
	at Closing of $1.0 million)
Equity Capitalization Summary (fully diluted basis)	Number of Shares
Upon Consummation of the Merger	Owned	% Ownership
Skye stockholders	6,209,820	5.38%
Redx stockholders	68,962,218	59.74%
Investors participating in the Subscription Agreement	40,256,758	34.88%
Total common stock of the combined company	115,428,796	100%

Upon completion of the Transaction, the combined company is expected to operate under the name Fibrx Therapeutics, Inc., remain listed on Nasdaq under the symbol “FBRX” and be led by Redx’s existing management team. The Skye directors identified by Redx are expected to resign, and Redx will designate the directors and executive officers of the combined company in accordance with the Transaction Agreement.

2.Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X under the Securities Exchange Act of 1934, as amended. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 and the year ended December 31, 2025 give effect to the Transaction as if it had occurred on January 1, 2025. The unaudited pro forma condensed combined balance sheet as of June 30, 2026 gives effect to the Transaction as if it had occurred on June 30, 2026. The unaudited pro forma condensed combined financial information does not reflect anticipated synergies, operating efficiencies, tax savings or cost savings that may result from the Transaction.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments described in the accompanying notes. The final accounting conclusions and amounts may differ materially from these preliminary estimates as a result of, among other matters, changes in the assumptions used to identify the accounting acquirer and apply the related accounting, changes in Skye’s net cash at closing and changes in Skye’s assets and liabilities through the closing date. Redx and Skye believe that the assumptions and methodologies used provide a reasonable basis for presenting the significant effects of the Transaction and related financing transactions based on information currently available, and that the pro forma adjustments appropriately reflect those assumptions.

No material differences between Redx’s and Skye’s accounting policies were identified in preparing the accompanying unaudited pro forma condensed combined financial information. Following consummation of the Transaction, Redx will perform a more detailed review of Skye’s accounting policies. That review may identify differences that, if conformed, could have a material effect on the unaudited pro forma condensed combined financial information.

By unanimous written consent dated August 12, 2026, the Board of Directors of Skye approved a reverse stock split of Skye's authorized, issued and outstanding shares of Common Stock at a ratio of 1-for-8, which became effective on August 24, 2026 (the “August 2026 Reverse Stock Split”). The unaudited pro forma condensed combined financial statements have been prepared on a reverse stock split-adjusted basis. Accordingly, all share and per-share amounts, including the weighted-average shares outstanding and basic and diluted net loss per share presented in the unaudited pro forma condensed combined statements of operations, have been retrospectively adjusted to reflect the August 2026 Reverse Stock Split for all periods presented.

For purposes of preparing the unaudited pro forma condensed combined financial statements, Redx’s historical financial statements were translated from British pounds sterling to U.S. dollars using an exchange rate of £1.00 to $1.332.

For purposes of these unaudited pro forma condensed combined financial statements, the preliminary total estimated purchase price is summarized as follows (in thousands, except share and per share amounts):

Estimated number of shares of Skye Common Stock held by legacy Skye stockholders (1)	4,423,469
Multiplied by the assumed price per share of Skye Common Stock (2)	$5.544
Total	$24,524
Estimated fair value of Skye CVRs(3)	—
Total estimated purchase price	$24,524

(1)Reflects the estimated number of shares of Skye Common Stock held by legacy Skye stockholders immediately prior to the Transaction, based on the preliminary capitalization table and adjusted for the 1-for-8 reverse stock split. The amount excludes shares issuable to the Company's financial advisor in connection with the Transaction.
(2)Reflects the price per share of Skye Common Stock of $5.544 as of June 30, 2026, adjusted for the 1-for-8 reverse stock split.
(3)Reflects the estimated fair value of the Skye CVRs, which management determined to be de minimis due to the absence of active market participants for Skye's legacy assets and the remote probability of monetizing those assets within one year following Closing.

The actual purchase price consideration will vary based on, among other things, the number of shares of Skye Common Stock outstanding immediately prior to Closing, the market price of Skye Common Stock, and the final determination of any consideration attributable to outstanding Skye equity awards. Accordingly, the estimated purchase price consideration reflected in these unaudited pro forma condensed combined financial statements is preliminary and may differ materially from the amount determined upon completion of the Transaction.

3.Accounting for the Transaction
The unaudited pro forma condensed combined financial information gives effect to the Transaction as a reverse recapitalization in accordance with U.S. generally accepted accounting principles.
Redx is the accounting acquirer, and the Transaction is, in substance, an issuance of equity by Redx for Skye’s net assets and public-company listing. This conclusion is based principally on the following factors:
• Redx is not a variable interest entity and has sufficient equity at risk to fund its next development milestones;
• Former Redx shareholders are expected to hold a substantial majority of the voting rights held by the pre-Transaction shareholder groups in the combined company;
• Redx will designate the post-closing board of directors;
• Redx’s executive management team will lead the combined company; and
• The combined company is expected to operate under the name “Fibrx Therapeutics, Inc.”

Because Redx is the accounting acquirer, Redx’s assets and liabilities are carried forward at their pre-Transaction carrying amounts. Skye’s identifiable assets and liabilities are recognized at their fair values as of the Effective Time. The carrying amounts of Skye’s remaining assets and liabilities are assumed to approximate their fair values for pro forma presentation purposes, subject to final evaluation at Closing. Through the closing of the Transaction, the combined company will continue to evaluate observable and unobservable inputs used in estimating fair value. The fair value of consideration deemed transferred was determined based on the fair value of the equity interests issued in the transaction. Any difference between the deemed consideration and the fair value of Skye’s net assets is recorded as an adjustment to additional paid-in capital. For periods before the closing, Redx’s historical financial statements become the historical financial statements of the combined company.

There are no management’s adjustments reflected in the accompanying unaudited pro forma condensed combined financial information, as management has not identified any such adjustments.

4.Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2026
The pro forma notes and adjustments, which are based on preliminary estimates and could change materially as additional information becomes available, are as follows:

Pro forma notes:
4(A)Derived from the unaudited condensed consolidated balance sheet of Skye as of June 30, 2026.
4(B)Derived from the unaudited condensed consolidated balance sheet of Redx as of June 30, 2026.

Pro Forma Adjustments for Financing Transactions:
(4a)To reflect the issuance of 38,115,441 shares of Skye Common Stock and/or Non-Voting Common Stock pursuant to the PIPE Financing for aggregate gross proceeds of approximately $89.0 million with $67.9 million currently under commitment. The shares are recorded at par value of $0.001 per share, with the excess proceeds recorded in additional paid-in capital.
(4b)To reflect estimated transaction costs of $6.9 million related to the PIPE Financing, incurred by Redx in connection with the Transaction, as a reduction in cash and additional paid-in capital in the unaudited pro forma condensed combined balance sheet.
(4c)To reflect Redx’s Series A preferred share financing totaling $36.0 million, of which $24.0 million represents of cash proceeds and $12.0 million represents the conversion of the outstanding bridge loan into Series A Preferred Shares. The pro forma adjustment is reflected as an increase of $24.0 million in cash, a decrease of $12.0 million in convertible notes payable, and an increase of $36.0 million in additional paid-in capital in the unaudited pro forma condensed combined balance sheet.
(4d)To reflect estimated transaction costs of $3.4 million related to the Series A Financing, incurred by Redx, as a reduction in cash and additional paid-in capital in the unaudited pro forma condensed combined balance sheet. Transaction costs were allocated based on the nature of the services provided and the financing transaction to which they are directly attributable. The Series A Financing costs consist of approximately $1.4 million in placement agent commissions, $0.6 million in investor legal and due diligence fees, $1.2 million in legal fees, and $0.2 million in financial consulting fees.

Pro Forma Transaction Accounting Adjustments:
(4e)To reflect the conversion of Skye’s $2.0 million of short-term investments into cash. The pro forma adjustment is reflected as a $2.0 million increase in cash and a $2.0 million decrease in short-term investments.
(4f)To reflect the derecognition of Skye’s property, plant and equipment of less than $0.1 million.
(4g)To reflect the derecognition of Skye’s operating lease right-of-use asset and current operating lease liability, each of which is less than $0.1 million.
(4h)To reflect a $0.5 million severance payment to Skye’s Chief Executive Officer arising from a pre-existing employment agreement. The pro forma adjustment is reflected as a $0.5 million increase in accrued expenses and other current liabilities and accumulated deficit in the unaudited pro forma condensed combined balance sheet.
(4i)To reflect a $0.1 million severance payment to Skye’s Chief Operating Officer arising from a pre-existing employment agreement. The pro forma adjustment is reflected as a $0.1 million increase in accrued expenses and other current liabilities and accumulated deficit in the unaudited pro forma condensed combined balance sheet.
(4j)To reflect payment of $0.7 million of accrued payroll related to Skye employees whose employment will be terminated in connection with the Transaction. Pursuant to the Transaction Agreement, Skye is required to terminate certain employees and settle their accrued and unpaid compensation prior to Closing. Assuming the Transaction occurred on June 30, 2026, the pro forma adjustment reflects a $0.7 million decrease in cash and accrued payroll liabilities.
(4k)To reflect the issuance of a warrant to purchase an aggregate of 2,141,317 shares of Common Stock and/or Non-Voting Common Stock in connection with the ELOC upon closing of the Transaction. The number of shares underlying the Warrant is calculated by dividing $5.0 million by the PIPE Price. The Warrant is determined to be equity-classified, resulting in offsetting increases and decreases to additional paid-in capital. Accordingly, there is no net pro forma impact.
(4l)To reflect the issuance of 231,053 shares of Skye Common Stock to the Company’s financial advisor as consideration for financial advisory services provided in connection with the Transaction. The financial advisor is acting as the exclusive financial advisor to Skye on the Transaction, and the services are compensated through the issuance of shares of Common Stock. The adjustment results in a $1.0 million increase in additional paid-in capital and a $1.0 million increase in accumulated deficit.
(4m)To reflect the $1.0 million cash payment by Skye to the Company’s financial advisor for financial advisory services provided in connection with the Transaction. The financial advisor is acting as the exclusive financial advisor to Skye on the Transaction. The adjustment results in a $1.0 million decrease in cash and a corresponding $1.0 million increase in accumulated deficit.
(4n)To reflect the $0.5 million cash fee paid to Stifel for its fairness opinion obtained in connection with the Transaction, which was paid by Skye in September 2026. The adjustment results in a $0.5 million decrease in cash and a corresponding $0.5 million increase in accumulated deficit.

(4o)To reflect the derecognition of Skye’s historical net equity. The adjustment is calculated as follows (in thousands):

The derecognition of Skye's accumulated deficit is determined as follows (in thousands):

Historical accumulated deficit of Skye as of June 30, 2026	$210,170
Severance payments to the former Skye CEO	467
Severance payments to the former Skye COO	146
Derecognition of Skye's PP&E	33
Derecognition of Skye's Operating Lease	(2)
Skye common shares issued to the Company's exclusive financial advisory firm in connection with the Transaction.	1,000
Skye's cash payment to the Company's exclusive financial advisory firm in connection with the Transaction.	1,000
Skye cash payment to an advisory firm for Fairness Opinion	466
Total adjustment to derecognize Skye's accumulated deficit	$213,280

Derecognition of Skye's equity balances is determined as follows (in thousands):

Skye's common stock balance immediately before the Transaction	(35)
Skye's additional paid-in capital immediately before the Transaction	(210,638)
Skye's accumulated deficit, including transaction-related adjustments	213,280
Total adjustment to additional paid-in capital of the combined company	2,607

(4p)To reflect Redx’s estimated transaction costs of $3.9 million, not yet reflected in its historical financial statements, incurred in connection with the Transaction. The adjustment is reflected as a $3.9 million reduction in cash and additional paid-in-capital in the unaudited pro forma condensed combined balance sheet. Transaction costs were allocated based on the nature of the services provided and the transaction to which they are directly attributable. The Transaction-related costs consist of approximately $2.6 million in financial advisory and consulting fees and $1.3 million in legal fees.
(4q)To reflect the conversion of legacy Redx convertible notes into 110,288,889 Redx ordinary shares. The pro forma adjustment is reflected as a $22.3 million decrease in convertible loan notes - current and a $1.5 million increase in Redx ordinary share capital, representing the par value of the shares issued, and a $20.8 million increase in additional paid-in capital.
(4r)To reflect the conversion of Redx’s 32,258,065 Series A-1 ordinary shares into an equivalent number of Redx ordinary shares in connection with the Series A Financing. The conversion represents a reclassification within shareholders’ equity and has no impact on total shareholders’ equity.
(4s)To reflect the conversion of Redx’s 175,695,437 Series A Preferred Shares into an equivalent number of Redx ordinary shares upon the completion of the Transaction. The conversion represents a reclassification within shareholders’ equity and has no impact on total shareholders’ equity.
(4t)To reflect the issuance of one Redx CVR for each eligible Redx ordinary share. The pro forma adjustment is reflected as an $11.3 million increase in the Redx CVR liability and an $11.3 million decrease in Redx’s additional paid-in capital.
(4u)To reflect the conversion of Redx’s historical equity into the combined company’s equity structure, with Redx’s historical equity balances carried forward for accounting purposes. The pro forma adjustment is reflected as a $9.4 million decrease in Redx ordinary share capital, a $214.8 million decrease in Redx additional paid-in capital and a corresponding $224.2 million increase in the combined company’s additional paid-in capital. Redx’s outstanding shares are converted into shares of the combined company based on the preliminary estimated Exchange Ratio described in Note 1. The resulting shares, together with Skye’s existing shares and shares issued in connection with the financing transactions, are included in the total common shares of the combined company presented in Note 4(v) below.

(4v)To reflect the recapitalization of Redx and Skye’s equity into Skye’s legal capital structure. The pro forma adjustment is reflected as an increase of less than $0.1 million in common stock and a corresponding decrease of less than $0.1 million in additional paid-in capital. Following the recapitalization, the common stock balance represents the aggregate par value of the combined entity’s 105,854,726 issued and outstanding shares of Common Stock.
The reconciliation of additional paid-in capital to the unaudited pro forma condensed combined balance sheet as of June 30, 2026 is as follows (in thousands):

		Note
Historical additional paid-in capital of Skye as of June 30, 2026	$209,638
Historical additional paid-in capital of Redx as of June 30, 2026	175,017
Increase to reflect proceeds from the PIPE Financing.	88,962	4(a)
Decrease to reflect issuance costs associated with the PIPE Financing.	(6,937)	4(b)
Increase to reflect the issuance of Series A Preferred Shares.	33,660	4(c)
Decrease to reflect issuance costs associated with the Series A Financing.	(3,430)	4(d)
Increase to reflect the conversion of Redx's legacy convertible notes into ordinary shares	20,842	4(q)
Decrease to reflect the recognition of the Redx CVR liability	(11,256)	4(t)
Increase to reflect shares issued to Skye's financial advisor for its services in connection with the Transaction	1,000	4(l)
Decrease to reflect the transaction costs incurred by Redx	(3,897)	4(p)
Decrease to eliminate Skye's historical additional paid-in capital upon the Transaction	(210,638)	4(o)
Decrease to eliminate Skye's remaining historical equity balances upon the Transaction	(2,607)	4(o)
Increase to reflect the conversion of Redx's historical equity into Pubco equity.	220,305	4(u)
Decrease to reflect the conversion of Redx's historical equity into Pubco equity.	(210,936)	4(u)
Decrease to reflect the reclassification of additional paid-in capital to Pubco common stock at par value.	(68)	4(v)
Total additional paid-in capital of Pubco as of June 30, 2026	$299,656

5.Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss
The pro forma notes and adjustments, which are based on preliminary estimates and could change materially as additional information becomes available, are as follows:
Pro forma notes:

5(A)Derived from the unaudited condensed consolidated statements of operations and comprehensive loss of Skye for the six months ended June 30, 2026.
5(B)Derived from the unaudited condensed consolidated statement of operations and comprehensive loss of Redx for the six months ended June 30, 2026.

5(C)Derived from the audited consolidated statements of operations and comprehensive loss of Skye for the year ended December 31, 2025.
5(D)Derived from the audited consolidated statement of operations and comprehensive loss of Redx for the year ended December 31, 2025.
Pro Forma Transaction Accounting Adjustments:

(5a)To reflect a $0.5 million severance payment to Skye’s Chief Executive Officer arising from a pre-existing employment agreement. The pro forma adjustment is reflected as a $0.5 million increase in general and administrative expense in the unaudited pro forma condensed combined statement of operations.
(5b)To reflect a $0.1 million severance payment to Skye’s Chief Operating Officer arising from a pre-existing employment agreement. The pro forma adjustment is reflected as a $0.1 million increase in general and administrative expense in the unaudited pro forma condensed combined statement of operations.
(5c)To reflect the derecognition of Skye’s property, plant and equipment. The pro forma adjustment is reflected as an increase of less than $0.1 million in general and administrative expense in the unaudited pro forma condensed combined statement of operations.
(5d)To reflect the derecognition of Skye’s operating lease. The pro forma adjustment is reflected as a decrease of less than $0.1 million in general and administrative expense in the unaudited pro forma condensed combined statement of operations.
(5e)To reflect fees incurred for financial advisory services provided by the Company’s exclusive financial advisor in connection with the Transaction. The services are compensated through the issuance of 231,053 shares of Skye Common Stock rather than cash, resulting in a $1.0 million increase in general and administrative expense in the unaudited pro forma condensed combined statement of operations.
(5f)To reflect fees incurred for financial advisory services provided by the Company’s exclusive financial advisor in connection with the Transaction. The adjustment results in a $1.0 million increase in general and administrative expense in the unaudited pro forma condensed combined statement of operations.
(5g)To reflect fees incurred for the fairness opinion obtained in connection with the Transaction. The adjustment results in a $0.5 million increase in general and administrative expense in the unaudited pro forma condensed combined statement of operations.
(5h)The pro forma combined basic and diluted net loss per share has been adjusted to reflect the pro forma net loss for the six months ended June 30, 2026 and the year ended December 31, 2025. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the total number of shares of common stock of the combined company for the respective periods. Net loss is allocated to Common Stock based on its proportional ownership on an as-converted basis. Net loss is not allocated to participating securities as they do not have an obligation to fund losses.

	Six Months Ended	Year Ended
	June 30, 2026	December 31, 2025	Note
			5(h)
Numerator:
Pro forma net loss	$(29,928)	$(76,273)
Denominator:
Assume conversion of Skye common stock into Acquiror Common Stock effective January 1, 2025 as a result of assuming closing of the Merger on January 1, 2025	4,654,522	4,654,522
Assume conversion of Redx ordinary shares into Acquiror Common Stock effective January 1, 2025 as a result of assuming closing of the Merger on January 1, 2025	63,084,765	63,084,765
Assume January 1, 2025 issuance of Acquiror Common Stock in connection with the PIPE Investment	38,115,441	38,115,441
Pro forma weighted-average shares outstanding - basic and diluted	105,854,728	105,854,728
Pro forma net loss per share - basic and diluted	$(0.28)	$(0.72)

The following securities were excluded from the computation of pro forma diluted net loss per share for the period ended June 30, 2026 and for the year ended December 31, 2025 because including them would have had an anti-dilutive effect:

	Six Months Ended	Year Ended
	June 30, 2026	December 31, 2025
Exchanged Options(1)	6,368,817	6,368,817
Common Stock Warrants(2)	3,008,623	3,008,623
RSUs/Restricted Shares(3)	196,630	196,630
Total anti-dilutive Acquiror Common Stock	9,574,070	9,574,070

(1) Represents options to purchase Common Stock underlying the conversion rights under the Transaction Agreement.

(2) Represents warrants to purchase Common Stock underlying the conversion rights under the Transaction Agreement.

(3) Represents RSUs and restricted shares to purchase Common Stock underlying the conversion rights under the Transaction Agreement.

6.Conforming Accounting Policies and Reclassification Adjustments
During the preparation of this unaudited pro forma condensed combined financial information, Redx performed a preliminary analysis of Skye’s financial information to identify differences in financial statement presentation as compared to the presentation of Redx. Certain reclassification adjustments have been made to conform the historical financial statement presentation. Following the completion of the Transaction, or as more information becomes available, Redx will finalize the review of financial statement presentation, which could differ from the presentation set forth in the unaudited pro forma condensed combined financial information presented herein.

The following items represent certain reclassification adjustments to conform the historical consolidated statements of operations and comprehensive loss for the period ended June 30, 2026, which have no impact net loss for the period ended June 30, 2026, and are summarized below:

	For the period ended June 30, 2026
	Skye			Skye	Redx			Redx
	Bioscience			Bioscience	Pharma			Pharma
(in USD thousands, except share and per share amounts)	(Historical)	Reclassification	Notes	Reclassified	(Historical)	Reclassification	Notes	Reclassified
Revenue
Operating expenses:
Research and development	$11,878			$11,878	$4,510			$4,510
General and administrative	8,608			8,608	2,973			2,973
Change in estimate for legal contingency	3,250	(3,250)	6(a)	—	—			—
Total operating expenses	23,736			20,486	7,483			7,483
Loss from operations	(23,736)			(20,486)	(7,483)			(7,483)
Other income (expense), net
Change in estimate for legal contingency	—	(3,250)	6(a)	(3,250)	—			—
Interest expense	(6)			(6)	—			—
Interest and other income, net	273			273	—			—
Gains from asset sales	178			178	—	87	6(b)	87
Other expense	(2)			(2)	—			—
Interest income	—			—	92			92
Other income	—			—	176	(87)	6(b)	89
Research and development tax incentives	—			—	569			569
Foreign currency transactions (loss)/gain, net	—			—	10			10
Total other income (expense), net	443			(2,807)	847			847
Loss before income taxes	(23,293)			(23,293)	(6,636)			(6,636)
Income tax (expense) benefit	(3)			(3)	4			4
Net Loss	$(23,296)			$(23,296)	$(6,632)			$(6,632)

Other comprehensive income/(loss) - Foreign currency transaction adjustments, net of tax	—			—	331			331
Total comprehensive loss	$(23,296)			$(23,296)	$(6,301)			$(6,301)
(6a)To reclassify Skye’s $3.3 million of litigation costs from operating expenses to non-operating expense, to conform Skye’s presentation to Redx’s accounting policy and financial statement presentation. The pro forma adjustment is reflected as a $3.3 million decrease in operating expenses and a corresponding $3.3 million increase in other expense, net, in the unaudited pro forma condensed combined statement of operations. The reclassification has no effect on pro forma net loss.
(6b)To reclassify Redx’s historical gain on the sale of property and equipment from Other income to Gains from asset sales, presented as a separate line item.
The following items represent certain reclassification adjustments to conform the historical consolidated statements of operations and comprehensive loss for the year ended December 31, 2025, which have no impact net loss for the year ended December 31, 2025, and are summarized below:
(6c)To reclassify Redx’s historical gain on the sale of property and equipment from Other income to Gains from asset sales, presented as a separate line item. Following the adjustment, the remaining $(7) in Other income will be presented under Other expense.

	For the year ended December 31, 2025
	Skye	Redx			Redx
	Bioscience	Pharma			Pharma
(in USD thousands, except share and per share amounts)	(Historical)	(Historical)	Reclassification	Notes	Reclassified
Revenue	$—	$631			$631
Operating expenses:
Research and development	42,362	13,737			13,737
General and administrative	15,802	6,026			6,026
Total operating expenses	58,164	19,763			19,763
Loss from operations	(58,164)	(19,132)			(19,132)
Other income (expense), net
Gains from asset sales	361	—	181	6(c)	181
Other expense	(1)	—			—
Interest income	1,885	314			314
Other income	—	174	(181)	6(c)	(7)
Research and development tax incentives	—	1,705			1,705
Foreign currency transactions (loss)/gain, net	—	(294)			(294)
Total other income (expense), net	2,245	1,899			1,899
Loss before income taxes	(55,919)	(17,233)			(17,233)
Income tax (expense) benefit	(5)	(6)			(6)
Net Loss	$(55,924)	$(17,239)			$(17,239)

Other comprehensive income/(loss) - Foreign currency transaction adjustments, net of tax	—	(266)			(266)
Total comprehensive loss	$(55,924)	$(17,505)			$(17,505)

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of material U.S. federal income tax considerations relating to the Transaction and the receipt of the Skye CVRs by Skye stockholders pursuant to the Skye CVR Agreement. This section applies only to persons that hold their shares of Skye Common Stock as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:
•brokers, dealers or traders in securities, banks, insurance companies, other financial institutions or mutual funds;
•real estate investment trusts; regulated investment companies; tax-exempt organizations or governmental organizations;
•controlled foreign corporations, passive foreign investment companies, pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein);
•persons that hold their shares as part of a hedge, wash sale, synthetic security, conversion transaction or other integrated transaction;
•U.S. persons that have a functional currency other than the U.S. dollar;
•persons that actually or constructively own five percent or more of Skye voting shares or five percent or more of the total value of all classes of shares of Skye;
•taxpayers that are subject to the mark-to-market accounting rules;
•persons who hold shares of Skye Common Stock that constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;
•persons subject to special tax accounting rules as a result of any item of gross income with respect to Skye Common Stock being taken into account in an “applicable financial statement” (as defined in the Code);
•persons that hold securities in Skye as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;
•persons who acquired their shares of Skye Common Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments; and
•expatriates or former citizens or long-term residents of the United States.
This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, any alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.
The Skye CVRs generally may not be transferred or assigned except for certain permitted transfers; accordingly, this discussion assumes the Skye CVRs are not transferable or assignable and does not address any considerations of transferring, assigning or otherwise disposing of the Skye CVRs or any interest therein. Furthermore, the following discussion does not address any tax considerations of transactions effectuated before, after or at the same time as the Transaction or the distribution of the Skye CVRs, whether or not they are in connection with the Transaction or the distribution of the Skye CVRs.

No ruling from the IRS has been or will be requested in connection with the Transaction or the distribution of the Skye CVRs. Skye stockholders should be aware that the IRS could adopt a position contrary to that set forth in this discussion, which contrary position could be sustained by a court.
STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSIDERATIONS OF THE TRANSACTION AND THE RECEIPT OF, AND ANY FUTURE PAYMENT UNDER, THE SKYE CVRS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
As used herein, a “U.S. Holder” is a beneficial owner of Skye Common Stock that is for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia or otherwise treated as a U.S. tax resident for U.S. federal income tax purposes;
•an estate whose income is subject to U.S. federal income tax regardless of its source; or
•a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.
•If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Skye Common Stock, the tax treatment of a partner in such partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, entities or arrangements classified as partnerships that Skye Common Stock, and the partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax considerations to them of the Transaction, the receipt of the Skye CVRs and future payments under the Skye CVRs.
INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSIDERATIONS OF THE TRANSACTION OR THE RECEIPT OF, OR ANY PAYMENT UNDER, THE SKYE CVRS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Treatment of the Transaction
The Transaction is not expected to result in any U.S. federal income tax consequences to Skye stockholders with respect to their shares of Skye Common Stock. Because Skye stockholders will not be exchanging their shares of Skye Common Stock in connection with the Transaction — and will instead continue to hold their existing shares of Skye Common Stock following the consummation of the Transaction — Skye expects that Skye stockholders generally should not recognize any gain or loss, and should not be required to include any amount in income, solely as a result of the consummation of the Transaction. Stockholders are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations that may be relevant to them in light of their particular circumstances.

Tax Treatment of Receipt of Skye CVRs by Skye U.S. Holders
Although the matter is not free from doubt, Skye intends to treat the issuance of the Skye CVRs (and any future payments on the Skye CVRs) and any other transaction occurring in connection with the Transaction as separate transactions for U.S. federal income tax purposes, and the following discussion assumes this treatment will be respected. The IRS could challenge this position, however. Skye urges you to consult your tax advisor with respect to whether the issuance of the Skye CVRs (and any future payments on the Skye CVRs), on the one hand, and any other transaction that has occurred or will occur in connection with the Transaction, on the other, constitute separate transactions.
As discussed more fully below, based on the specific characteristics of the Skye CVRs, and unless required by a change in law or a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code after the date of the Skye CVR Agreement, Skye intends to report the issuance of the Skye CVRs as a closed transaction that is a distribution of property with respect to its stock. However, there is no authority directly on point addressing whether the issuance of contingent value rights with characteristics similar to the Skye CVRs should be treated for U.S. federal income tax purposes as a distribution of property with respect to its stock, an “open transaction,” or in some other manner, and such questions are inherently factual in nature. Accordingly, holders are urged to consult with their tax advisors regarding this issue.
Under Treasury Regulations addressing contingent payment obligations analogous in some respects to the Skye CVRs, if the fair market value of the contingent value rights is reasonably ascertainable, a U.S. Holder should treat the transaction as a “closed transaction,” in which case such U.S. Holder would treat receipt of the Skye CVRs as a distribution equal to the fair market value of the Skye CVRs issued to such U.S. Holder on the date the Skye CVRs are distributed. On the other hand, if the fair market value of the Skye CVRs cannot be reasonably ascertained, a U.S. Holder may take the position that the transaction is an open transaction, in which case such U.S. Holder would not treat receipt of the Skye CVRs as a distribution and instead would account for payments pursuant to the Skye CVRs, if any, when such payments were made. These Treasury Regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. As noted above, there is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under the Skye CVRs should be treated as “open transactions” or “closed transactions,” and such question is inherently factual in nature. Each U.S. Holder is urged to consult its tax advisor with respect to the proper characterization of the receipt of, and payments made with respect to, the CVRs.

The following sections discuss the U.S. federal income tax considerations of the receipt of Skye CVRs if the relevant exchange is treated as a closed transaction or, alternatively, as an open transaction. The discussion then turns to additional considerations in connection with the receipt of Skye CVRs. Stockholders are urged to consult their tax advisors with respect to the proper characterization of the receipt of, and payments made with respect to, the Skye CVRs.
Treatment as a Closed Transaction or Open Transaction
If the receipt of Skye CVRs is treated as part of a closed transaction, a U.S. Holder would be treated as receiving a distribution equal to the fair market value of the Skye CVRs issued to such U.S. Holder on the date the Skye CVRs are distributed. The amount of this distribution generally would be treated first as a taxable dividend to the extent of the U.S. Holder’s pro rata share of Skye’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a non-taxable return of capital to the extent of the U.S. Holder’s basis in its Skye Common Stock, and finally as capital gain from the sale or exchange of Skye Common Stock. A U.S. holder’s tax basis in the Skye CVRs received would equal the fair market value of the Skye CVRs on the date the Skye CVRs are distributed and the holding period of the Skye CVRs received would begin on the day following such date.
Although not free from doubt, if the receipt of Skye CVRs is treated as part of a closed transaction, a future cash payment under a Skye CVR likely would be treated as a non-taxable return of a U.S. Holder’s adjusted tax basis in the Skye CVR to the extent thereof, although the timing of the recovery of a U.S. Holder’s tax basis is unclear. A payment in excess of such amount may be treated as ordinary income, a payment under a separate contract right, or a payment with respect to a deemed or actual sale or exchange of a capital asset. Additionally, as discussed below, it is possible that a portion of future cash payments would constitute imputed interest and taxed as such. A U.S. Holder might recognize loss, which might be a capital loss and could be a long-term capital loss, upon the expiration of the Skye CVR to the extent cash payments ultimately received pursuant to such CVR were less than the U.S. Holder’s adjusted tax basis in the Skye CVRs, but whether and when such a loss would be recognized is unclear. The deductibility of capital losses is subject to limitations.

If, on the other hand, the receipt of Skye CVRs were treated as a contingent promise to make future distributions or as an “open transaction” for U.S. federal income tax purposes, each Skye U.S. Holder should not immediately take the Skye CVRs into account in determining whether such holder must recognize income, if any, on the receipt of the Skye CVRs, and such holder would take no tax basis in the Skye CVRs. Rather, the Skye U.S. Holder’s U.S. federal income tax consequences would be determined at the time future payments, if any, with respect to the Skye CVRs are received or deemed received, in accordance with the Skye U.S. Holder’s regular method of accounting, based on whether the payments, if any, are treated as a distribution when made, and on whether the Skye CVRs are treated as a distribution of property with no reasonably ascertainable value or of equity.

Based on the specific characteristics of the Skye CVRs, and unless required by a change in law or a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code after the date of the Skye CVR Agreement, Skye intends to report the issuance of the Skye CVRs as a closed transaction that is a distribution of property with respect to its stock. As a result of this treatment, Skye intends to treat the distribution first as a taxable dividend to the extent of the Skye U.S. Holder’s pro rata share of Skye’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a non-taxable return of capital to the extent of the Skye U.S. Holder’s basis in its Skye capital stock, and finally as capital gain from the sale or exchange of Skye capital stock with respect to any remaining value. Skye U.S. Holders will receive a Form 1099-DIV notifying them of the portion of the Skye CVR value that is treated as a dividend for U.S. federal income tax purposes. Although Skye will estimate the value of the Skye CVRs for purposes of reporting on Form 1099-DIV to Skye U.S. Holders, the value of the Skye CVRs is uncertain and the IRS or a court could determine that the value of the Skye CVRs at the time of issuance was higher. In such case, the Skye U.S. Holders could be treated as having additional income or gain upon receipt of the Skye CVRs as described above. A Skye U.S. Holder’s initial tax basis in such holder’s Skye CVR should equal the fair market value of such Skye CVR on the date of their issuance. Further, Skye intends to treat any future payments received by a Skye U.S. Holder on a Skye CVR as a non-taxable return of such Skye U.S. Holder’s adjusted tax basis in the Skye CVR to the extent thereof, and payments in excess of such amount as ordinary income.
Alternative Characterization of the Skye CVRs – Debt or Equity
Alternative characterizations of the Skye CVRs are possible, which characterizations could affect the amount, timing, and character of any gain, income, or loss with respect to the CVRs. Skye U.S. Holders are urged to consult their tax advisors regarding the tax consequences to them of the receipt of Skye CVRs.

Imputed Interest

Under certain characterizations of the Skye CVRs, a portion of any payments pursuant to the Skye CVRs may be treated as imputed interest, which would be ordinary income to a U.S. Holder of the Skye CVR. For example, if the principles of Section 483 of the Code applied, the portion of any payment made with respect to a Skye CVR treated as imputed interest could equal the excess of: (i) the amount of the payment in respect of the Skye CVRs; over (ii) the present value of such amount as of the closing of the Effective Time, calculated using the applicable federal rate as the discount rate. Each U.S. Holder is urged to consult its tax advisor with respect to the proper characterization of the Skye CVRs and the tax consequences thereof (including any future payments made under the Skye CVRs and the possibility of imputed interest).

Receipt of Skye CVRs by Skye Non-U.S. Holders
For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of Skye capital stock that is neither a U.S. Holder nor a partnership (or other pass-through entity) for U.S. federal income tax purposes.
As described above, there is substantial uncertainty as to the tax treatment of Skye CVRs and payments made thereunder. Skye intends to report the issuance of the Skye CVRs to Skye Non-U.S. Holders as a distribution of property with respect to its stock. Each Skye Non-U.S. Holder will be treated as receiving a distribution in an amount equal to the fair market value of the Skye CVR issued to such Skye Non-U.S. Holder on the date of the issuance. This distribution generally should be treated first as a taxable dividend to the extent of the Skye Non-U.S. Holder's pro rata share of Skye's current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a non-taxable return of capital to the extent of the Skye Non-U.S. Holder's basis in its Skye capital stock, and finally as capital gain from the sale or exchange of Skye capital stock with respect to any remaining value.
Generally, if any portion of the distribution of Skye CVRs made to Non-U.S. Holders is treated as a dividend for U.S. federal income tax purposes (as described above), such dividend will be subject to withholding at a rate of 30% (or at a lower rate under an applicable income tax treaty). Under the terms of the Skye CVR Agreement, Skye and the rights agent are permitted to deduct all applicable withholding taxes from the distribution of a Skye CVR to a Non-U.S. Holder and from any future payments under the Skye CVR to a Non-U.S. Holder. Non-U.S. Holders should be aware that the U.S. federal income tax treatment of payments on the Skye CVR is unclear, as described in more detail above, but Skye intends to take the position that such payments will be treated as U.S. source income subject to U.S. withholding tax at a 30% rate, or at a lesser treaty rate. To the extent that any payments made to a Non-U.S. Holder on a Skye CVR are treated as imputed interest (subject to certain exemptions for amounts treated as “portfolio interest” under the Code), such amounts will also be subject to U.S. federal withholding tax at a 30% rate, or at a lesser treaty rate.

Subject to the discussions below regarding backup withholding, if the issuance of the Skye CVRs is effectively connected with a Skye Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Skye Non-U.S. Holder maintains a permanent establishment in the United States to which the distribution of the Skye CVRs is attributable), the Skye Non-U.S. Holder will be exempt from U.S. federal withholding tax and the distribution of the Skye CVRs generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such Skye Non-U.S. Holder were a U.S. Holder. To claim the exemption from withholding tax, the Skye Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the distribution is effectively connected with the Skye Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States maintained by the Skye Non-U.S. Holder). A Skye Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of all or a portion of its effectively connected earnings and profits for the taxable year.
To the extent that any portion of the issuance of the Skye CVRs is treated as capital gain from the sale or exchange of Skye capital stock according to the rules described above, such gain generally will not be subject to U.S. federal income tax unless (i) such gain is effectively connected with the conduct by a Skye Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is generally attributable to a U.S. permanent establishment maintained by such Skye Non-U.S. Holder), (ii) in the case of gain realized by a Skye Non-U.S. Holder that is an individual, such Skye Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met or (iii) Skye is or has been a U.S. Real Property Holding Corporation (or USRPHC) for U.S. federal income tax purposes and, if the shares are “regularly traded on an established securities market,” such Skye Non-U.S. Holder owned, directly or indirectly, at any time during the five-year period ending on the date of the distribution, more than 5% of the shares of Skye capital stock and such Skye Non-U.S. Holder is not eligible for any treaty exemption. The shares will be considered "regularly traded" if they are traded on an established securities market located in the United States and are regularly quoted by brokers or dealers making a market in the shares, although there can be no assurance that the Skye common shares are or will continue to be regularly traded for this purpose. Skye believes it is not, and has not been, a USRPHC for U.S. federal income tax purposes.
This description does not discuss all of the tax considerations that may be applicable to a Non-U.S. Holder of Skye CVRs. Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and non-U.S. income and other tax considerations that may be relevant to them in light of their particular circumstances.
PLEASE CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE PROPER CHARACTERIZATION OF THE RECEIPT OF THE SKYE CVRS.

Backup Withholding
The receipt of Skye CVRs may, under certain circumstances, be subject to information reporting and backup withholding. To avoid backup withholding, each holder of Skye Common Stock that does not otherwise establish an exemption should furnish its taxpayer identification number and comply with the applicable certification procedures. Backup withholding is not an additional tax. Any amounts withheld will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Holders of Skye Common Stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS OF SKYE
The following table sets forth certain information regarding the ownership of Common Stock as of October 15, 2026, by:
•each named executive officer;
•each of Skye’s directors;
•Skye’s current directors and executive officers as a group; and
•each person or entity known by Skye to own beneficially more than 5% of Skye’s capital stock.
Skye has determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to Skye’s securities. Unless otherwise indicated below, to Skye’s knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the 1934 Act.
Skye has based its calculation of the percentage of beneficial ownership on 4,427,574 shares of Common Stock outstanding as of October 15, 2026. Skye has deemed shares of Common Stock subject to stock options that are currently exercisable or exercisable within 60 days of October 15, 2026, to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of each person or entity.
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Skye Bioscience, Inc., 11250 El Camino Real, Suite 100, San Diego, CA 92130, United States of America.

Name and Address of Beneficial Owner	Number of Shares	Percent of Shares
	Beneficially Owned	Beneficially Owned
More than 5% Beneficial Owners
Entities affiliated with 5AM Ventures VII, L.P.(1)	1,194,443	25.7%
Entities affiliated with Versant Venture Capital III, L.P.(2)	316,367	7.0%
Entities affiliated with Tang Capital Management, LLC(3)	263,560	6.0%
Named Executive Officers and Directors
Punit Dhillon, Director, Chief Executive Officer(4)	104,907	2.3%
Kaitlyn Arsenault, Former Chief Financial Officer(5)	40,170	*%
Tuan Diep, Chief Operating Officer(6)	36,324	*%
Dr. Deborah Charych, Director(7)	23,769	*%
Paul Grayson, Director(8)	45,909	*%
Dr. Annalisa Jenkins, Director(9)	21,770	*%
Andrew J. Schwab, Director(1)(10)	23,644	*%
Dr. Karen Smith, Director(11)	21,770	*%
All current executive officers and directors as a group (7 persons)	278,093	6.0%

*Denotes beneficial ownership of less than 1% of our outstanding shares of common stock.
1. Based on a Schedule 13D/A filed with the SEC on September 24, 2026. Consists of: (i) 981,269 shares of common stock held by 5AM Ventures VII, L.P. (“Ventures VII”) and (ii) 213,174 shares of common stock issuable upon exercise of warrants issued pursuant to that certain Securities Purchase Agreement, dated as of August 15, 2023, by and between us and the institutional investors identified therein (the “2023 Warrants”) held by Ventures VII that are currently exercisable. 5AM Partners VII, LLC

(“Partners VII”) serves as sole general partner of Ventures VII. Andrew J. Schwab and Dr. Kush Parmar are managing members of Partners VII. Each of Partners VII, Andrew J. Schwab and Dr. Kush Parmar shares voting and dispositive power over the securities held by Ventures VII. Andrew J. Schwab, one of our directors, is an affiliate of Ventures VII. Each of Partners VII, Andrew J. Schwab and Dr. Kush Parmar disclaim beneficial ownership of such shares except to the extent of its or their pecuniary interest therein. The address of all entities affiliated with Ventures VII is c/o 5AM Ventures, 4 Embarcadero Center, Suite 3110, San Francisco, CA 94111. Gives effect to the 1-for-8 reverse stock split effected on August 24, 2026.
2. This information was obtained from the stockholder in connection with our filing of the Post-Effective Amendment to the Registration Statement on Form S-1 (Registration Statement No. 333-278286) on April 24, 2024 and reflects beneficial ownership as of March 20, 2024, adjusted to reflect the 1-for-8 reverse stock split effective August 24, 2026. Consists of (i) 249,489 shares of common stock held by Versant Venture Capital III, L.P. (“Versant III”), (ii) approximately 65,021 shares of common stock issuable upon exercise of 2023 Warrants held by Versant III that are currently exercisable, (iii) 1,473 shares of common stock held by Versant Side Fund III, L.P. (“Side Fund III”) and (iv) approximately 384 shares of common stock issuable upon exercise of 2023 Warrants held by Side Fund III that are currently exercisable. Versant Ventures III, LLC (“Versant Ventures III”) is the sole general partner of Versant III and Side Fund III. The Managing Directors of Versant Ventures III, Brian Atwood, Bradley Bolzon, Samuel Colella, William Link, Barbara Lubash, Ross Jaffe, Robin Praeger, Rebecca Robertson, Charles Warden and Don Milder, have voting and investment control over the securities held by Versant III and Side Fund III and as a result may be deemed to have beneficial ownership over such securities. The address of all entities affiliated with Ventures III is c/o Versant Ventures, One Sansome Street, Suite 1650, San Francisco, CA 94104.
3. Based on a Schedule 13G filed with the SEC on October 14, 2026, reporting ownership as of October 7, 2026. Consists of (i) 60,000 shares of Common Stock held by Tang Capital Partners, LP (“TCP”), (ii) 83,556 shares held by Tang Capital Partners International, LP (“TCPI”), (iii) 60,002 shares held by Tang Capital Partners III, Inc. (“TCP III”) and (iv) 60,002 shares held by Tang Capital Partners IV, Inc. (“TCP IV”). Kevin Tang, Tang Capital Management, LLC (“TCM”) TCPI, TCPI, TCP III, and TCP IV share voting and dispositive power over such shares. The address of TCM, Kevin Tang, TCP and TCPI is 4747 Executive Drive, Suite 210, San Diego, CA 92121. The address of TCP III and TCP IV is 400 S. 4th Street, 3rd Floor, Las Vegas, NV 89101.
4. Includes (i) 1,167 shares of common stock held by a family trust of which Mr. Dhillon is the trustee, (ii) 20,468 shares of common stock held directly by Mr. Dhillon, (iii) and 83,272 shares of common stock underlying options that are exercisable as of October 15, 2026 or that will become exercisable within 60 days after such date.
5. Ms. Arsenault ceased serving as Chief Financial Officer as of February 20, 2026. Includes (i) 12,339 shares of stock held directly by Ms. Arsenault as of February 20, 2026 and (ii) 27,831 shares of common stock underlying options that are exercisable as of October 15, 2026 or that will become exercisable within 60 days after such date.
6. Includes (i) 5,229 shares of stock held directly by Mr. Diep and (ii) 31,095 shares of common stock underlying options that are exercisable as of October 15, 2026 or that will become exercisable within 60 days after such date.
7. Includes 23,769 shares of common stock underlying options that are exercisable as of October 15, 2026 or that will become exercisable within 60 days after such date.
8. Includes (i) 12,264 shares of stock held directly by Mr. Grayson and (ii) 33,645 shares of common stock underlying options that are exercisable as of October 15, 2026 or will become exercisable within 60 days after such date.
9. Includes 21,770 shares of common stock underlying options that are exercisable as of October 15, 2026 or will become exercisable within 60 days after such date.
10. Includes 23,644 shares of common stock underlying options that may be exercised as of October 15, 2026 or will become exercisable within 60 days after such date.
11. Includes 21,770 shares of common stock underlying options that may be exercised as of October 15, 2026 or will become exercisable within 60 days after such date.

DESCRIPTION OF SKYE’S CAPITAL STOCK
The following is a summary of the material features of the capital stock of Skye. The following summary gives effect to the approval of the Articles Proposal and reflects the Amended and Restated Articles. The following summary does not purport to be complete and is subject to and qualified in its entirety by the NRS and other applicable law, as well as the provisions of the Amended and Restated Articles, which are attached as Annex G to this proxy statement, and the Bylaws, as amended and as currently in effect, which are filed as Exhibit 3.2 to Skye’s Annual Report on Form 10-K filed with the SEC on March 10, 2026. Skye’s stockholders are urged to read the Amended and Restated Articles and Bylaws carefully and in their entirety.
Pursuant to the Amended and Restated Articles, the total number of shares of all classes of stock that we have authority to issue is 1,850,200,000, consisting of 1,500,000,000 shares of Common Stock, 350,000,000 shares of Non-Voting Common Stock and 200,000 shares of preferred stock, in each case par value $0.001 per share.
Common Stock
General
The holders of Common Stock are not entitled to pre-emptive or other similar subscription rights to purchase any of our securities. Our Common Stock is neither convertible nor redeemable. Unless the Board of Directors determines otherwise, Skye will issue all of its capital stock in uncertificated form.
Voting Rights
The holders of shares of our Common Stock are entitled to one non-cumulative vote per share.
Dividends and Distributions
Subject to preferences that may apply to any shares of Skye’s preferred stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of funds legally available at the times and in the amounts that the Board of Directors may determine.
Liquidation Rights
Upon Skye’s liquidation, dissolution or winding-up, the assets legally available for distribution to Skye’s stockholders would be distributable ratably among the holders of Common Stock after payment of liquidation preferences on any preferred stock outstanding at that time and any creditors.
The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that Skye may designate and issue in the future.
Redemption Rights
Skye will not have any rights to repurchase shares of its Common Stock.
Preemptive or Similar Rights
The Common Stock is not entitled to preemptive rights and is not subject to redemption.
Non-Voting Common Stock
General
The holders of Non-Voting Common Stock are not entitled to pre-emptive or other similar subscription rights to purchase any of our securities. Our Non-Voting Common Stock is not redeemable. Unless the Board of Directors determines otherwise, Skye will issue all of its capital stock in uncertificated form.

Conversion Rights
Each share of Non-Voting Common Stock is convertible, at the option of the holder, at any time and from time to time, without the payment of additional consideration, into one (1) fully paid and non-assessable share of Common Stock, subject to the Maximum Percentage set forth below and satisfaction of the conversion procedures set forth in the Amended and Restated Articles. In addition, each share of Non-Voting Common Stock will convert automatically, without the payment of additional consideration and without any further action on the part of Skye or the holder thereof, into one (1) fully paid and non-assessable share of Common Stock immediately upon any transfer of such share to any person that is not an affiliate of the original holder of such share.
Maximum Percentage
Prior to the receipt of any shares of Non-Voting Common Stock, each holder shall have provided notice to Skye of such holder’s respective “Maximum Percentage”; provided that such Maximum Percentage shall initially be (x) 4.99%, (y) 9.99% or (z) 19.99%. Skye shall not effect any conversion of the Non-Voting Common Stock, and a holder shall not have the right to convert any portion of the Non-Voting Common Stock, and any such conversion shall be null and void and treated as if never made, to the extent that, after giving effect to such conversion, such holder together with such holder’s Attribution Parties (as defined in the Amended and Restated Articles) collectively would beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing, beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. Upon delivery of a written notice to Skye, a holder of Non-Voting Common Stock may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 19.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to Skye and (ii) any such increase or decrease will apply only to such holder and such holder’s Attribution Parties and not to any other holder of Non-Voting Common Stock that is not an Attribution Party of such holder.
Voting Rights
Except as required by the NRS or the Amended and Restated Articles, holders of shares of our Non-Voting Common Stock are not entitled to voting rights.
Dividends and Distributions
Subject to preferences that may apply to any shares of Skye’s preferred stock outstanding at the time, the holders of outstanding shares of Non-Voting Common Stock are entitled to receive dividends out of funds legally available at the times and in the amounts that the Board of Directors may determine. The holders of Common Stock shares and Non-Voting Common Stock shares will participate equally on a per-share basis in any such dividend subject to the rights of the holders of preferred stock.
Liquidation Rights
Upon Skye’s liquidation, dissolution or winding-up, the assets legally available for distribution to Skye’s stockholders would be distributable ratably among the holders of Non-Voting Common Stock after payment of liquidation preferences on any preferred stock outstanding at that time and any creditors.
The rights, preferences and privileges of holders of Non-Voting Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that Skye may designate and issue in the future.
Redemption Rights
Holders of the Non-Voting Common Stock will have no redemption rights.

Preemptive or Similar Rights
The Non-Voting Common Stock is not entitled to preemptive rights and is not subject to redemption.
Preferred Stock
The Board of Directors has authority to issue shares of preferred stock in one or more series, to fix for each such series such voting powers (full or limited, or no voting powers), designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the NRS and any other applicable law. The issuance of Skye’s preferred stock could have the effect of decreasing the trading price of the shares of Common Stock, restricting dividends on Skye’s capital stock, diluting the voting power of the Common Stock, impairing the liquidation rights of Skye’s capital stock, or delaying or preventing a change in control of Skye.
The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and is also subject to our amended and restated articles of incorporation. The certificate of designations will be filed with the SEC in connection with an offering of preferred stock. All shares of preferred stock offered will be fully paid and non-assessable. Any shares of preferred stock that are issued will have priority over the Common Stock with respect to dividend or liquidation rights or both.
Anti-Takeover Provisions
The provisions of our Amended and Restated Articles and Bylaws and of the NRS summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in the stockholder’s best interest, including an attempt that might result in the stockholder’s receipt of a premium over the market price for the stockholder’s shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which could result in an improvement of their terms. The Amended and Restated Articles do, however, expressly opt out of Nevada’s default statutory provisions creating special approval requirements for acquisitions of controlling interests and combinations with interested stockholders.
Blank Check Preferred Stock
Our Amended and Restated Articles authorize the issuance of up to 200,000 shares of preferred stock in one or more series with such voting powers, designations, preferences, qualifications, limitations, restrictions and relative, participating, optional or other special rights, as are determined by our Board of Directors in accordance with Nevada law.
Board of Directors
Our Amended and Restated Articles and Bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors.
Removal of Directors; Vacancies
Under NRS 78.335, one or more of the incumbent directors may be removed from office by the vote of stockholders representing two-thirds or more of the voting power of the issued and outstanding stock entitled to vote. Our Amended and Restated Articles provide that subject to the rights of any one or more series of preferred stock then outstanding, any newly created position on the Board of Directors that results from an increase in the total number of directors and any vacancies on the Board of Directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director, or by the stockholders entitled to vote thereon.

No Cumulative Voting
The NRS does not permit stockholders to cumulate their votes other than in the election of directors, and then only if expressly authorized by the corporation’s articles of incorporation. Our Amended and Restated Articles do not permit cumulative voting.
Special Stockholder Meetings
Our Amended and Restated Articles provide that except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, special meetings of our stockholders may be called at any time only by or at the direction of (i) the Board of Directors, (ii) the chairman of the Board of Directors or (iii) two or more of the members of our Board of Directors. Our Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.
Requirements for Advance Notification of Director Nominations and Stockholder Proposals
Our Bylaws established advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. In order for any matter to be properly brought before a meeting of our stockholders, the stockholder submitting the proposal or nomination will have to comply with advance notice requirements and provide us with certain information.
Exclusive Forum
Our Amended and Restated Articles provide that to the fullest extent permitted by law, and unless Skye consents in writing to the selection of an alternative forum that the Eighth Judicial District Court of Clark County, Nevada shall be the sole and exclusive forum for any (i) derivative action or proceeding brought in the name or right of the corporation or on its behalf, (ii) action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees, consultants or agents to the corporation or any of our stockholders, (iii) any action arising or asserting a claim arising pursuant to the NRS or any provision of our Amended and Restated Articles or Bylaws or (iv) any action to interpret, apply, enforce or determine the validity of the Amended and Restated Articles or Bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Broadridge Corporate Issuer Solutions, Inc. Its address is 1717 Arch Street, Suite 1300, Philadelphia, PA 19103. Our shares of Common Stock were issued in uncertificated form only, subject to limited circumstances.
Nasdaq Capital Market
Our Common Stock is traded on the Nasdaq Capital Market under the symbol “SKYE.”

REDX’S BUSINESS
Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “us,” “our” and other similar terms refer to Redx.
Overview
Redx Pharma Limited is a clinical-stage biotechnology company focused on discovering and developing novel, small molecule, targeted therapeutics for the treatment of fibrotic diseases. Our portfolio reflects our expertise in targeting the Rho-Associated Protein Kinase (ROCK) pathway and consists of two clinical-stage product candidates. Our lead product candidate, RXC008, is a wholly-owned, gastrointestinal (GI)-restricted pan-ROCK inhibitor that we are developing as a treatment targeting fibrostenotic Crohn’s disease (FSCD). FSCD is a condition with currently no approved therapeutic treatment options to address the underlying fibrotic aspects of this disease, with surgical intervention often required. RXC008 has an open U.S. Investigational New Drug (IND) application and was granted FDA Fast Track designation in February 2026. RXC008 is supported by compelling preclinical and Phase 1 data validating the mechanism and strong clinician and key opinion leader backing. We expect to commence a Phase 2 clinical trial in the fourth quarter of 2026, with topline data expected in the second half of 2028. Our second ROCK inhibitor program is zelasudil (RXC007), a next-generation selective ROCK2 inhibitor with potential across a number of fibrotic indications which has completed a Phase 2a clinical trial in Idiopathic Pulmonary Fibrosis (IPF). We are reviewing available options to optimize the development of zelasudil, including potential partnering. Our pipeline also includes a preclinical Discoidin Domain Receptor (DDR) program, a novel target against fibrosis with potential utility across a variety of organs and diseases of high unmet need. We expect to submit an IND for the DDR program in 2028.
Figure 1: The Redx Pharma Pipeline
RXC008
Our lead product candidate, RXC008, is a highly potent, selective, oral, GI-restricted small-molecule pan-ROCK inhibitor, which we are developing as a treatment for patients with FSCD. Crohn’s disease affects 1.7 million people globally and over 70,000 new cases are diagnosed each year. More than 50% of patients with Crohn’s disease can develop structuring or penetrating complications within ten years following diagnosis. This fibrosis associated with Crohn’s disease is known as FSCD. Current management of fibrotic strictures of the gastrointestinal tract is primarily surgical as no drugs are specifically approved for fibrosis, which often progresses despite intervention with current standard of care anti-inflammatories. Once a patient is suffering from FSCD, healthcare costs can increase by more than an additional $80k per patient per year due to additional hospitalizations and treatment compared to non-fibrotic Crohn’s disease, creating a health economic burden in this area of high unmet need.
We believe ROCK is an attractive anti-fibrotic target that sits at a key junction that regulates various cell signaling pathways central to fibrosis, providing a pleiotropic effect, and ROCK inhibitors have been evaluated in patients with fibrotic or fibrosis-associated conditions, with varying results. The ROCK signaling pathway is upregulated in Crohn’s disease, and expression of both ROCK1 and ROCK2 isoforms have been demonstrated in the fibrotic strictures of Crohn’s patients. We believe that inhibiting both ROCK1 and ROCK2 (pan-ROCK inhibition) has the greatest anti-fibrotic potential.
Systemic pan-ROCK inhibition is limited by known associated cardiovascular side effects, including hypotension, which we believe is why to date, the mechanism has not been developed for GI fibrosis. RXC008 was designed to be GI-restricted through high efflux and low permeability. RXC008 is also rapidly metabolized by paraoxonase enzymes in the plasma and by the liver, which results in virtually no systemic exposure, and this was demonstrated in our Phase 1 trial in humans which showed therapeutic tissue concentrations and no hypotension at any dose tested.
We conducted a preclinical program for RXC008, which showed anti-fibrotic effects in multiple murine models of intestinal fibrosis which helped form the basis of our Phase 2 dose selection.
RXC008 has also been evaluated in a Phase 1 clinical trial in healthy volunteers but has not yet been administered to patients with FSCD. The Phase 1 clinical trial in healthy volunteers consisted of single ascending dose (SAD) cohorts followed by multiple ascending dose (MAD) cohorts. In the SAD, 6 cohorts were randomized 2:1 to single oral doses of RXC008 between 10 and 1000mg or placebo. In the MAD, 3 cohorts were randomized approximately 3:1 to RXC008 or placebo, for dose cohorts at 30, 100 and 300mg oral daily, for 14 days. Safety, tolerability and systemic exposure were assessed along with 24-hour blood pressure monitoring and telemetry, in the SAD cohorts and the first MAD cohort, which were used to evaluate potential hypotensive effects. MAD participants underwent a day 14 ileocolonoscopy to assess tissue drug concentrations in biopsies from the ileum and colon.
The Phase 1 clinical trial data showed that RXC008 had a favorable safety and tolerability profile with no safety signals at any tested dose (up to 1000mg as a single oral dose and up to 300mg dosed daily over 14 days). There were no treatment-emergent adverse events (TEAEs) reported in the SAD study. In the MAD study, all adverse events (AEs) were mild or moderate with no trends observed. There were no serious adverse events (SAE) and no AEs leading to treatment discontinuation. Importantly, no hypotension or tachycardia (known liabilities of systemic pan-ROCK inhibition) were observed in any participant. In addition, robust data was generated during the trial that confirmed the drug is GI-restricted. Plasma PK data from the MAD cohort demonstrated negligible systemic concentrations of RXC008, with an approximately 750-fold safety margin from the ROCK IC50. In contrast, based on tissue concentrations that resulted in anti-fibrotic activity in preclinical in vivo models, predicted efficacious concentrations of RXC008 were detected at all three dose levels in tissue samples obtained from healthy participants ileum and colon via ileocolonoscopy at day 14 during the MAD section of the trial. The trial also identified a potential target engagement marker that we intend to take forward into Phase 2.
We subsequently completed the nonclinical program required to support a Phase 2 trial of RXC008 in participants with FSCD, including toxicology, chemistry manufacturing and controls (CMC), formulation and regulatory activities. A U.S Investigational New Drug IND application was opened in January 2026 and RXC008 was granted FDA Fast Track designation in February 2026. We expect to commence the Phase 2 trial in the fourth quarter of 2026, with topline data expected in the second half of 2028.
Zelasudil (RXC007)
Our second clinical stage product candidate, zelasudil (RXC007), is a highly selective and orally available ROCK2 inhibitor that we are developing for the treatment of fibrotic diseases. Zelasudil has an open IND that supports up to 52-week dosing in Idiopathic Pulmonary Fibrosis (IPF) and completed an initial Phase 2a signal-searching trial in participants with IPF. We have a broad preclinical dataset that highlights the potential of this next-generation selective ROCK2 inhibitor for systemic use in a range of fibrotic diseases.
ROCK2 is a clinically validated target in chronic graft versus host disease, an immune-mediated condition for which the ROCK2 inhibitor belumosudil is approved, and is a target that sits at a key junction that regulates various cell signaling pathways central to fibrosis, providing a pleiotropic effect. We have observed anti-fibrotic effects in a range of in vivo preclinical fibrotic models including fibrotic interstitial lung diseases (ILD), liver, kidney, skin, chronic Graft versus Host Disease and cancer associated fibrosis. As a selective ROCK2 inhibitor, zelasudil is highly selective for ROCK2 over ROCK1 and is designed to avoid the hypotension associated with molecules that inhibit both ROCK1 and ROCK2 systemically.
We evaluated zelasudil in a Phase 1 clinical trial in healthy volunteers to assess safety and pharmacokinetics. Zelasudil has a half-life potentially suitable for once-daily (QD) or twice-daily (BID) dosing regimens. No AEs were observed in the SAD phase, and no SAEs were observed in the MAD phase, with only transient, reversible, mild AEs. The pharmacokinetics were as predicted from preclinical data, with linear exposure, and biologically relevant exposures achieved based on preclinical efficacy models. No significant effect on systemic exposure was seen when dosed with food.
Given the strong evidence of the upregulation of ROCK2 in IPF, along with supportive preclinical data in various lung fibrosis models, we selected IPF as the initial patient population for a signal searching trial. IPF is a disease of high unmet need with very poor survival and a prognosis, similar to many severe cancers, with median survival of three to five years following diagnosis. By 2029, according to a report by Global Data, the growing IPF market is projected to reach $3.6 billion in the United States, EU5 and Japan, with approximately 170,000 patients.
We reported results from a Phase 2a double-blind trial of zelasudil in September 2025. The Phase 2a trial was designed to assess safety, tolerability, pharmacokinetic and initial efficacy in participants with IPF. Key secondary endpoints included changes in forced vital capacity (FVC), circulating biomarkers such as Pro C3 and pharmacokinetic profiling. In total, 48 participants were included in the trial with baseline demographics and disease characteristics balanced across treatment groups, and in line with historical IPF studies. Participants were randomized in a 3:1 ratio to receive zelasudil or placebo twice daily, for 12-weeks at doses of 20mg BID and 50mg BID. In each cohort, participants were split between either no background therapy or on stable doses of pirfenidone or nintedanib. Upon completing the 12-week double-blind treatment period, 35 of the 48 participants continued into a 12-week open-label extension (OLE) in which placebo participants were able to cross over to zelasudil. The trial demonstrated that zelasudil has a favorable tolerability profile at both doses with, or without, background antifibrotic therapy. There were no treatment related SAEs observed. The most common treatment-related AE reported was asymptomatic alanine transaminase (ALT) / aspartate transaminase (AST) increases. All events resolved with treatment interruption, and there were no associated bilirubin increases, Hy’s law or potential Hy’s law cases. There was also no evidence of hypotension and no GI-related signal in the trial. Zelasudil was shown to numerically reduce FVC decline when compared to placebo at 12-weeks with a 47% reduction in FVC decline (58ml) for participants dosed at 20mg BID and a corresponding 13% reduction in FVC decline (16ml) at 50mg BID. In the OLE, participants who remained on zelasudil continued to benefit from treatment for the entire 24-week treatment period, while stabilization in lung function was also noted in placebo participants who switched to zelasudil. Circulating biomarker data, were supportive of an anti-fibrotic effect, with reductions observed in CA19-9 (carbohydrate antigen 19-9), CA125 (cancer antigen 125), PRO-C3 (N-terminal propeptide of type III collagen) and CHI3L1 (chitinase-3-like protein 1). Pharmacokinetic data matched predictions from Phase 1 healthy volunteer trials with both doses tested being within the predicted efficacious range. Zelasudil was administered in combination with nintedanib or pirfenidone without a significant impact on the exposure of either agent, and no clinically relevant drug–drug interactions were identified.
Following the Phase 2a trial results and preclinical data in other fibrotic indications, we are now reviewing available options to optimize the development of zelasudil, which may include partnership to support the next stages of clinical development.
DDR Inhibitor Program
The third asset in our portfolio is the DDR inhibitor program. DDR is a novel target against fibrosis with potential utility for chronic kidney disease (CKD), including kidney fibrosis associated with CKD, as seen in Alport Syndrome. DDRs are tyrosine kinase collagen receptors. Increased expression and activation of this pathway is demonstrated across multiple fibrotic diseases, including kidney, lung, and liver fibrosis. DDRs have the potential to treat multiple fibrotic conditions, however to date, no selective small molecule inhibitors of DDRs have entered the clinic. We have developed novel, orally available, selective and potent small molecule DDR inhibitors with drug-like properties. We have a portfolio of DDR inhibitor scaffolds across five distinct chemical series and multiple patents and we are currently assessing which candidates to progress into IND-enabling studies with the expectation to submit an IND from the DDR program in 2028.
Strategy
Our strategy is to pioneer the next generation of targeted anti-fibrotic medicines. Our core strengths in medicinal chemistry and translational science have enabled us to discover and develop potentially differentiated, novel compounds against biologically or clinically validated targets where there is an opportunity to create best- or first-in-class treatments for diseases of unmet medical need. We believe we have a strong track record of drug discovery, and we have successfully completed a number of partnering deals with global pharma partners for non-core assets in recent years, which have provided approximately $100 million in achieved milestones. Notably, our team discovered pirtobrutinib, the first FDA-approved non-covalent (reversible) Bruton’s tyrosine kinase (BTK), inhibitor, which we sold in 2017 and is now marketed by Eli Lilly as Jaypirca®.
•Advance the development of our lead product candidate, RXC008, a GI-restricted pan-ROCK inhibitor for the treatment of fibrostenotic Crohn’s disease through a Phase 2 clinical trial. The ROCK signaling pathway is upregulated in Crohn’s disease, and expression of both ROCK1 and ROCK2 isoforms has been demonstrated in Crohn’s strictures. We believe that inhibiting both ROCK1 and ROCK2 (pan-ROCK inhibition) has the greatest anti-fibrotic potential. RXC008 has an open IND and has been granted FDA Fast Track designation. We intend to initiate a Phase 2 trial in the fourth quarter of 2026, with topline data expected in the second half of 2028.
•Optimize the clinical development plan for zelasudil, a selective ROCK2 inhibitor, with potential in multiple fibrotic indications. We believe zelasudil has the potential to treat several fibrotic diseases, including interstitial lung disease and cancer-associated fibrosis. Zelasudil was initially progressed in the orphan disease, IPF. Zelasudil has an open IND and we are now reviewing available options to optimize the development of zelasudil, which may include partnership.
•Advance the development of the DDR inhibitor program to IND submission in 2028. DDRs have the potential to treat multiple fibrotic conditions; however, to date, no selective small molecule inhibitors of DDRs have entered the clinic. We have developed a portfolio of DDR inhibitor scaffolds across five distinct chemical series and multiple patents and we are currently assessing the optimal candidates to progress into IND-enabling studies, with submission expected in 2028.

Our Product Candidates
Background on Fibrotic Disease
Fibrosis is a complex process that can occur in nearly all organs and tissues where there is excessive deposition of collagen and extracellular matrix tissue in response to a repeated injury, irritation or inflammation. The origin and progression of fibrosis is not fully understood, although some elements are common to all fibrotic diseases:
•recruitment of fibroblasts to injured or diseased tissue and their conversion to active myofibroblasts that express alpha Smooth Muscle Actin (α-SMA), and various extra-cellular matrix proteins including collagen that form stiff and non-functional scar tissue; and
•Epithelial Mesenchymal Transition (EMT), where physiologically normal epithelial cells are converted to a phenotype more akin to myofibroblasts with an associated increase in α-SMA expression and elevated release of pro-fibrotic molecules such as Connective Tissue Growth Factor (CTGF), and Fibroblast Growth Factor (FGF).
It has been estimated that nearly 35% of all deaths in the developed world can be attributed to fibrosis, showing that unmet need is high and new therapies are needed. The interplay between tissue damage, inflammation and fibrosis is poorly understood, making drug development in fibrosis challenging. We believe combinations of drugs, or drugs with a safe pleotropic mode of action, are likely to provide the most effective therapeutic benefit, with ROCK inhibitors and DDR inhibitors potentially providing such therapeutic options.

RXC008, an Oral, GI-restricted pan-ROCK Inhibitor for the Treatment of FSCD
RXC008 is a novel small molecule inhibitor of both ROCK isoforms, ROCK1 and ROCK2 (pan-ROCK), and has been designed to have high efflux and low permeability to limit systemic absorption of the compound following oral dosing. In addition, RXC008 has been designed to be unstable in the presence of paraoxonase enzymes in plasma, and to be rapidly metabolized by the liver to significantly less active metabolites, therefore reducing the potential for hypotension that could result from systemic breakthrough. RXC008 is currently in clinical development, with a Phase 1 trial in healthy volunteers completed. The trial met its objectives, demonstrating favorable tolerability and safety, with no SAEs and no treatment discontinuations. No hypotension or tachycardia, known liabilities of systemic pan-ROCK inhibition, were observed. Tissue biopsies showed that RXC008 concentrations were at predicted efficacious levels in ileum and colon tissue at all doses tested while maintaining minimal systemic exposure, supporting the GI-restricted design of RXC008. A Phase 2 trial in participants with strictures due to Crohn’s disease is planned, with an anticipated start in the fourth quarter of 2026 and topline data expected in the second half of 2028.
Rho-associated coiled-coil containing protein kinase (ROCK)
ROCK is a member of the cyclic adenosine monophosphate dependent, cyclic guanosine monophosphate dependent, and protein kinase C family of serine/threonine kinases that are involved in many aspects of cellular signaling and are highly conserved in mammalian species with two isoforms, ROCK1 and ROCK2.
The Role of ROCK in Fibrosis and Disease
The ROCK pathway sits at a nodal position in the cell, downstream of many profibrotic signaling pathways. Targeting ROCK with RXC008 can therefore elicit a pleiotropic effect as it sits downstream of multiple other key profibrotic signaling pathways including the non-canonical TGF-ß pathway. Both isoforms of ROCK, ROCK1 and ROCK2, are involved in numerous pro-fibrotic processes with pan-ROCK inhibitors like RXC008, able to suppress transforming growth factor beta stimulated myofibroblast activation, chemokine driven fibroblast migration and EMT in response to pro-fibrotic mediators such as lysophosphatidic acid and endothelin.
Figure 2: The ROCK Pathway Sits in a Nodal Position in the Cell

Integrin
TGFβ
LPA, S1P,
Thrombin
CTGF/FGF/
VEGF
Canonical
Non-canonical
ALK5
P
GPCRs
RTK
Smad2
Smad3
RhoA
Smad2
Smad3
ROCK1&2
Smad4
MYPT1
Smad2
Smad4
Smad3
F-actin
MRTF- A/B
Cytosolic
Sequestration of MRTF
MRTF- A/B
Gene transcription essential to driving fibrotic lesion and stricture formation

The specific role of each ROCK isoform in disease is largely unknown, although both independent and redundant roles have been suggested. ROCK inhibitors have been in development to target a wide range of indications (e.g., cerebral vasospasm, glaucoma, psoriasis, idiopathic pulmonary fibrosis, and non-alcoholic steatohepatitis). ROCK pathway activity is increased in biopsies from FSCD patients and there is significant expression of both ROCK1 and ROCK2 isoforms in FSCD.
Figure 3: Expression of ROCK1 and ROCK2 in FSCD
Representative chromogenic immunohistochemical staining for ROCK1 and ROCK2 in intestinal tissue from patients with fibrostenotic Crohn's disease. Positive staining is visualized by DAB (brown) with hematoxylin counterstaining (blue)
There are three pan-ROCK inhibitors already approved, fasudil in Japan and China for the treatment of cerebral vasospasm and glaucoma, ripasudil in Japan for glaucoma and ocular hypertension, and netarsudil in the US and EU for the treatment of glaucoma and ocular hypertension. When administered systemically, pan-ROCK inhibitors induce vasodilation, hyperemia, and hypotension; therefore, the therapeutic window for systemic pan-ROCK inhibitors is narrow due to effects on reducing blood pressure. RXC008 has been developed to be GI-restricted, i.e. to only have local effects in the GI-tract with negligible systemic exposure, to avoid these adverse effects.
RXC008 is designed to be GI-restricted via three distinct mechanisms: RXC008 is restricted to the GI-tract by a combination of high efflux and low permeability, in addition RXC008 is designed to be rapidly metabolized by paraoxonase enzymes in plasma should any absorption into bloodstream occur and finally RXC008 is also rapidly metabolized by the liver.
Figure 4: RXC008 is GI-restricted via Three Distinct Mechanisms

Dose
Absorption
Portal vein
Liver
Paraoxonase metabolism in plasma
Low permeability / high efflux
Bioavailability
Limited systemic exposure
Biologically inactive metabolites
To Faeces

Crohn’s Disease
Crohn’s disease (CD) is a chronic idiopathic inflammatory bowel disease (IBD), where any part of the Gastrointestinal (GI) tract can become inflamed. The development of fibrotic strictures in patients with CD is common. More than 50% of patients can develop structuring or penetrating complications within ten years following diagnosis with CD. Strictures in the intestines lead to symptoms of abdominal distension, cramping, dietary restrictions, nausea, vomiting, abdominal pain, and postprandial abdominal pain. There is also evidence that strictures may contribute to internal penetrating disease with fistula formation. Therefore, fibrostenosis due to CD has a large impact on quality of life, and a key goal for treatment is to reduce fibrosis to minimize the formation of strictures.
Current treatment options for fibrostenosis due to CD are limited, as all approved therapies for CD target inflammation. Surgical resection and endoscopic balloon dilation are frequently used to remove or dilate strictures but have major limitations in terms of loss of intestinal length and need for repeat procedures, respectively. There are currently no approved therapeutics to target fibrosis in CD.
ROCK has been shown to play an important role in fibrotic strictures in both murine models of fibrotic colitis and isolated primary human cells from patient strictures, where inhibition of ROCK1 and ROCK2 attenuated fibrosis or its markers.
Given the substantial impact of fibrostenotic strictures on patient quality of life and the limitations of existing treatments, there is a critical need for therapies that effectively address fibrosis in CD.
RXC008 Phase 2 Trial - ROCKETEER
We intend to commence ROCKETEER, a Phase 2 clinical trial of RXC008, in the fourth quarter of 2026. ROCKETEER is a randomized, double-blind, placebo-controlled trial designed to evaluate the efficacy, safety, tolerability, pharmacokinetics and pharmacodynamics of once-daily oral RXC008 compared with placebo over a treatment period of up to 48 weeks. We expect to enroll approximately 180 participants at sites in North America, Europe and the United Kingdom. Eligible participants must have no more than two small bowel strictures due to Crohn's disease, whether naïve, native or anastomotic, confirmed by centrally read magnetic resonance enterography (MRE), with the primary stricture being the most distal and reachable by ileocolonoscopy. Participants must be receiving stable background anti-inflammatory therapy. Participants will be randomized 1:1:1 to a 300mg dose of RXC008, a 30mg dose of RXC008 or matching placebo.
The primary endpoint is absolute change from baseline in primary stricture length as measured by MRE at week 24, with a comparable MRE performed at week 48. Key secondary endpoints include change from baseline in stricture passability as assessed by ileocolonoscopy, radiographic stenosis response (defined as a 25% or greater improvement in primary stricture length or a 50% or greater improvement in pre-stenotic dilation as assessed by MRE), and change from baseline in Stenosis-Patient-Reported Outcome version 2 (S-PRO2) score, each at weeks 24 and 48. Blood sampling will be conducted throughout the trial to characterize systemic exposure and safety.

Figure 5: ROCKETEER: Phase 2 Randomized, Double-blind, Placebo-controlled, Parallel Design Study Schematic
There are currently no approved therapies, no indication-specific regulatory precedent, and only one known completed Phase 2a trial, the STENOVA trial (Agomab Therapeutics), where similar endpoints to assess stricture severity and morphology have been assessed, to inform the selection of clinical and imaging efficacy endpoints in FSCD. Based on our interactions with FDA and our discussions with key opinion leaders, we will explore a number of clinically relevant objective assessments and patient reported outcomes in our development program to aid in the final selection of primary and secondary efficacy endpoints in our planned pivotal trials.
A key objective outcome in our clinical program will be stricture morphology, as assessed by magnetic resonance enterography (MRE), and our primary endpoint is change in stricture length at week 24. MRE is commonly used in clinical practice for the assessment of disease location and assessment of intestinal strictures. MRE quantifies stricture length, the presence and diameter of an associated pre-stenotic dilation, and bowel wall thickness. In addition, CINE MRE, an advanced, non-invasive imaging sequence that creates real-time "moving pictures" of the intestines to evaluate bowel motility and functionality, will be used in the Phase 2 trial. Compared to static images, CINE MRE captures real-time bowel movement, enabling greater precision in stricture measurements by differentiating between temporary bowel wall spasms and fixed stenotic regions of the bowel.
We are also exploring Clinical Outcome Assessment (COA), instruments evaluating the clinical benefit to patients, such as a Patient Reported Outcome (PRO). To this end, we have been working alongside the Stenosis Therapy and Anti-Fibrotic Research (STAR) Consortium, a consortium founded by leading gastroenterologists whose aim is to build a clinical and regulatory pathway to test and develop anti-fibrotic medications for patients with Crohn's disease. STAR is an international, multi-institutional network which functions as a collaborative bridge, consolidating and sharing data across leading academic research centers alongside industry and regulatory partners. STAR has developed a specific PRO instrument, the Stenosis-Patient Reported Outcome (S-PRO), which is undergoing validation in a prospective observational trial in FSCD patients, and is being used in placebo-controlled clinical trials in FSCD patients. In contrast to other PRO instruments used to assess inflammatory symptoms in IBD trials, the S-PRO instrument has been developed to more specifically capture obstructive symptoms in Crohn’s disease such as post-prandial abdominal pain, cramping, bloating and vomiting. Food avoidance, and food processing methods such as mashing or blending food are also evaluated. The S-PRO instrument has since been updated to S-PRO2 through collaboration with the FDA, incorporating refinements intended to improve the measurement of patient-reported outcomes relevant to the symptoms and clinical impact of FCSD.

RXC008 received Fast Track designation for the treatment of FSCD from the FDA in February 2026, which allows more frequent interactions with the FDA, and to actively work with the agency to receive ongoing guidance about the clinical trial design, including evaluation of clinical and radiological responses. Fast Track designation does not change the standards for approval, may not result in a faster development process, review or approval, and may be withdrawn by the FDA if it believes the designation is no longer supported by data from the clinical development program.
Phase 1 Trial
We previously conducted and completed a Phase 1 trial in healthy volunteers with RXC008, which included 2 parts:
•Part A Single ascending dose (SAD) included 6 cohorts (RXC008 10, 30, 100, 300, 600, 1000mg) who received 1 dose of RXC008 (or placebo) in a fasted state. Each cohort included 6 participants (4 receiving RXC008 and 2 receiving placebo).
•Part B Multiple ascending dose (MAD) included 3 cohorts (RXC008 100, 300, 30mg) who received RXC008 (or placebo) QD for 14 consecutive days in a fasted state. In the 300 and 30mg cohorts, 6 participants received RXC008 and 2 received placebo. In the 100mg cohort, 5 participants received RXC008 and 2 received placebo. An ileocolonoscopy was performed between Day -7 to -3 and also on Day 14 to take biopsies to assess tissue concentrations of RXC008.
Figure 6: RXC008 Phase 1 Single and Multiple Ascending Dose Escalation Trial in Healthy Volunteers
The GI restricted nature of RXC008 meant that breakthrough into the systemic circulation was not expected and therefore plasma exposure could not be used to support dose escalation decisions. A cardiovascular study in dogs dosing RXC008 intravenously (IV) demonstrated that systemic levels of RXC008 above the ROCK1/ROCK2 IC50 (corrected for plasma protein binding) resulted in a drop in blood pressure with a corresponding increase in heart rate after dosing. Therefore, participants were monitored with telemetry and ambulatory blood pressure monitoring for the first 24 hours after dosing, and clinically significant decreases in blood pressure, with or without increased heart rate, were used as part of the stopping criteria for dose-escalation. A systemic exposure stopping criteria was also incorporated, based on if an individual participant’s systemic exposure of RXC008 exceeded or was anticipated to exceed Cmax or AUC0-24 limits from a repeat dose IV toxicology study in dogs.
In plasma, most samples analyzed were below the initial limit of quantification (LoQ) in the SAD and MAD. In the MAD, RXC008 was only detected in 3 participants after repeated administration of RXC008 300mg.

Lowering of the LOQ 10-fold (to 0.02 ng/mL), allowed the measurement of RXC008 plasma concentrations at all Phase 1 dose levels. All MAD dose levels resulted in a large margin to the cellular ROCK IC50 (corrected for plasma protein binding), which is the systemic drug concentration above which inhibition of ROCK1 and ROCK2 could result in hypotension.
Figure 7: Plasma Exposure Profiles of RXC008 (RXC008/0001, MAD)
In the MAD part of the trial, an exploratory analysis of GI-tissue concentrations of RXC008 was performed for the terminal ileum, ascending colon and descending colon.
Pharmacologically relevant RXC008 tissue concentrations were within the range that resulted in efficacy in preclinical models (shaded box), in clinically relevant tissues (terminal ileum, ascending and descending colon), 2-6 hours post-dose.
Figure 8: Tissue Concentrations in Healthy Participants (RXC008/0001, MAD)
Safety Results
The safety profile of RXC008 following single doses of 10, 30, 100, 300, 600, and 1000mg (Part A), and multiple QD doses of 30, 100 and 300mg for 14 days (Part B), was considered favorable.

There were no TEAEs reported during Part A. TEAEs were reported in 10/23 (43.5%) participants in Part B (summarized in tables below). The incidence of individual preferred terms was low, with 0 or 1 participants reporting any particular event within a treatment group. All were mild or moderate in severity and there were no dose-related trends. Only 1 TEAE was considered related to trial drug (decreased appetite: mild, occurring approximately 15 hours post first dose of RXC008 30mg and lasting approximately 5 days). There were no serious TEAEs, or events leading to death or withdrawal.
There were no other clinically significant safety findings. There was no evidence of hypotension which supports the hypothesis of benefits of GI-restriction of the compound. There were no safety signals in any parameter at any dose tested in this trial, in which 17 healthy volunteers received multiple doses of RXC008 for up to 14 days.
Figure 9: Overall Summary of TEAEs in Part B (MAD) (RXC008-/0001)

Number (%) of participants	Placebo (N=6)	RXC008 30mg (N=6)	RXC008 100mg (N=5)	RXC008 300mg (N=6)	RXC008 Overall (N=17)	Overall (N=23)
Reporting at least one:
TEAE	3 (50.0)	4 (66.7)	2 (40.0)	1 (16.7)	7 (41.2)	10 (43.5)
Study procedure-related TEAE	1 (16.7)	2 (33.3)	2 (40.0)	1 (16.7)	5 (29.4)	6 (26.1)
Serious TEAE	0	0	0	0	0	0
TEAE leading to withdrawal	0	0	0	0	0	0
TEAE leading to death	0	0	0	0	0	0
With TEAE by severity:
Mild	2 (33.3)	2 (33.3)	1 (20.0)	1 (16.7)	4 (23.5)	6 (26.1)
Moderate	1 (16.7)	2 (33.3)	1 (20.0)	0	3 (17.6)	4 (17.4)
Severe	0	0	0	0	0	0
With TEAE by relationship to study drug:
Definitely related	0	0	0	0	0	0
Probably related	0	0	0	0	0	0
Possibly related	0	1 (16.7)	0	0	1 (5.9)	1 (4.3)
Unlikely related	0	0	0	0	0	0
Not related	3 (50.0)	3 (50.0)	2 (40.0)	1 (16.7)	6 (35.3)	9 (39.1)

Figure 10: TEAEs By Preferred Term in Part B (MAD) (RXC008/0001)

Preferred term	Number of events/number (%) of participants
	Placebo (N=6)	RXC008 30mg (N=6)	RXC008 100mg (N=5)	RXC008 300mg (N=6)	RXC008 Overall (N=17)	Overall (N=23)
Number of TEAEs	4	10	4	1	15	19
Rectal hemorrhage	1/1 (16.7)	0	1/1 (20.0)	0	1/1 (5.9)	2/2 (8.7)
Abdominal pain upper	0	1/1 (16.7)	0	0	1/1 (5.9)	1/1 (4.3)
ALT increased	0	1/1 (16.7)	0	0	1/1 (5.9)	1/1 (4.3)
Decreased appetite	0	1/1 (16.7)	0	0	1/1 (5.9)	1/1 (4.3)
Dizziness	0	0	1/1 (20.0)	0	1/1 (5.9)	1/1 (4.3)
Dry skin	1/1 (16.7)	0	0	0	0	1/1 (4.3)
Foot fracture	0	1/1 (16.7)	0	0	1/1 (5.9)	1/1 (4.3)
Gingival ulceration	0	1/1 (16.7)	0	0	1/1 (5.9)	1/1 (4.3)
Headache	1/1 (16.7)	0	0	0	0	1/1 (4.3)
Medical device site rash	0	0	0	1/1 (16.7)	1/1 (5.9)	1/1 (4.3)
Nasal congestion	1/1 (16.7)	0	0	0	0	1/1 (4.3)
Nausea	0	0	1/1 (20.0)	0	1/1 (5.9)	1/1 (4.3)
Non-cardiac chest pain	0	1/1 (16.7)	0	0	1/1 (5.9)	1/1 (4.3)
Oropharyngeal pain	0	2/1 (16.7)	0	0	2/1 (5.9)	2/1 (4.3)
Presyncope	0	1/1 (16.7)	0	0	1/1 (5.9)	1/1 (4.3)
Rash	0	0	1/1 (20.0)	0	1/1 (5.9)	1/1 (4.3)
Skin fissures	0	1/1 (16.7)	0	0	1/1 (5.9)	1/1 (4.3)

Preclinical development of RXC008
Preclinical studies of a GI-restricted pan-ROCK inhibitor from the same chemical series as RXC008 demonstrated activity in murine models of intestinal fibrosis. In a chronic DSS model with established fibrosis, therapeutic treatment with a related compound from the same chemical series as RXC008 was associated with reductions in fibrosis-related histological endpoints relative to untreated controls. These findings supported the evaluation of RXC008 in preclinical models relevant to FCSD. Animal models of intestinal fibrosis, including the models described below, are predominantly colonic and inflammation-driven and may not be predictive of results in patients with FSCD.

We undertook a number of preclinical studies with RXC008 which are summarized in the table below.
Figure 11: Summary of Preclinical Studies for RXC008

Preclinical Study	Key Observation
Relevant Cell Models	◦ RXC008 inhibited ROCK pathway signaling and reduced myofibroblast differentiation in human intestinal fibroblast models.
Preclinical Pharmacokinetics	◦ RXC008 demonstrated high GI-tissue exposure and low systemic exposure across preclinical species.
Murine DSS Mouse Model	◦ RXC008 reduced fibrosis-related endpoints without a significant effect on inflammatory endpoints.
Murine Adoptive T-cell Transfer Model (ADPT)	◦ RXC008 reduced fibrosis-related endpoints as monotherapy and in combination with anti-TNFα treatment and demonstrated target engagement.
GLP Toxicology Studies	◦ No treatment-related hypotension was observed in rodents or non-rodents.

In Vivo Studies
RXC008 Attenuated Fibrosis in a Chronic Murine DSS Model of Colitis
RXC008 was evaluated prophylactically in the chronic DSS murine model of intestinal fibrosis and was administered orally once daily throughout the 61-day study. Treatment at 10mg/kg was associated with attenuation of disease activity and prevention of fibrosis progression in the distal colon. These findings were supported by histopathological assessment, MRI measurements of tissue remodelling and modulation of fibrosis-associated and inflammation tissue repair-associated gene expression. Collectively, prophylactic RXC008 treatment prevented increases in fibrosis-associated endpoints as assessed by histopathology, MRI and gene expression analyses.
Figure 12: RXC008 Treatment Prevented Increases in Fibrosis as Measured by Histopathology Scoring and MRI Analysis in the Murine DSS Model of Crohn’s

RXC008 Attenuated Fibrosis in a Murine Adoptive Transfer Model of Colitis
RXC008 was evaluated in multiple studies of the adoptive T-cell transfer murine model of inflammatory bowel disease, a preclinical model characterized by inflammation, tissue injury, tissue remodelling and intestinal fibrosis that shares certain features with human Crohn's disease. Histological assessments of inflammation and fibrosis were performed at study termination.
RXC008 was administered orally at 10mg/kg once daily from Day 14 through Day 45 following disease induction. Treatment was associated with attenuation of body weight loss and reductions in disease activity measures relative to vehicle-treated controls. RXC008 demonstrated significant reductions in fibrosis-associated histological endpoints. In the same studies, treatment with an anti-p40 antibody was associated with reductions in inflammatory endpoints but did not significantly affect fibrosis-associated measures. RXC008 had limited effects on histological measures of inflammation while demonstrating activity on fibrosis-associated endpoints, supporting its potential as an anti-fibrotic therapeutic approach.
Figure 13: Therapeutic RXC008 Treatment Decreased Fibrosis but not Inflammation in the Murine ADPT Model of Crohn’s

To further characterize the anti-fibrotic effects of RXC008, digital pathology analyses were performed to assess individual components of the composite fibrosis score. Consistent with observations in human FSCD, DSS treatment was associated with increased muscularis propria thickness. RXC008 treatment was associated with a reduction in muscularis propria thickening to levels comparable to those observed in healthy control animals, indicating activity within the deeper muscular layers of the GI-tract that are affected by fibrotic remodelling. Assessment of collagen deposition by Masson's trichrome staining also demonstrated significant reductions in collagen accumulation in RXC008-treated animals relative to DSS vehicle-treated controls.

Figure 14: Digital Pathology Demonstrates RXC008 Effect on Collagen Deposition and Muscularis Propria Thickening
The anti-fibrotic activity of RXC008 was further assessed in a dose-response study in the adoptive T-cell transfer murine model. RXC008 was administered once daily at dose levels of 3, 30 and 100mg/kg following disease establishment. Dose-dependent reductions in fibrosis score were observed, with statistically significant decreases achieved at the 30 and 100mg/kg dose levels compared with vehicle-treated controls.
Figure 15: Therapeutic RXC008 Treatment Dose Dependently Decreased Fibrosis in the Murine ADPT Model of Crohn’s

Target engagement was assessed by measuring phosphorylated myosin phosphatase target subunit 1 (pMYPT1), a downstream biomarker of ROCK pathway activity. pMYPT1 levels were evaluated by immunohistochemistry and quantified using an H-score methodology. Statistically significant reductions in pMYPT1 H-score within the lamina propria were observed at the 30 and 100mg/kg dose levels at 4 hours post-dose, with a significant reduction maintained at 24-hours post-dose at the 100mg/kg dose level. These findings provide evidence of target engagement and sustained ROCK pathway inhibition in colonic tissue.

Figure 16: RXC008 Treatment Significantly Reduced Phosphorylation of MYPT1 the Murine ADPT Model of Crohn’s
RXC008 was further evaluated in the adoptive T-cell transfer murine model in combination with an anti-tumor necrosis factor (anti-TNF) antibody. RXC008 was administered once daily at dose levels of 3, 10 and 30mg/kg, while anti-TNF was administered at 10mg/kg three times weekly. Treatment with RXC008 in combination with anti-TNF was associated with significant reductions in fibrosis-associated histological endpoints, whereas anti-TNF alone did not significantly affect fibrosis-associated measures. We believe these findings suggest that the anti-fibrotic activity of RXC008 was maintained in the presence of concomitant anti-TNF therapy and support the evaluation of RXC008 as a potential adjunctive treatment to anti-inflammatory therapies commonly used in the management of inflammatory bowel disease.
Figure 17: Therapeutic RXC008 Treatment Decreased Fibrosis in Combination with anti-TNFα in the Murine ADPT Model of Crohn’s
Zelasudil (RXC007), an Oral, Selective ROCK2 Inhibitor for the Treatment of Fibrotic Diseases
Overview
We are developing zelasudil as an orally available, highly selective small molecule inhibitor to target ROCK2, which sits at a key signaling junction that regulates various cell signaling pathways central to fibrosis. We believe zelasudil has the potential to treat several fibrotic diseases, including the orphan disease IPF, a severe and life-

threatening chronic lung condition with very poor prognosis and limited treatment options, and other systemic fibrotic conditions. Zelasudil has shown anti-fibrotic effects in a range of in vivo preclinical models in therapeutic and prophylactic settings and after completion of preclinical studies, zelasudil entered a Phase 1 clinical trial in healthy volunteers in the UK, and a subsequent signal searching Phase 2a trial in participants with IPF was completed in the UK and Europe.
IPF as a Signal Searching Target
The archetypal fibrotic disease is IPF, where progressive scarring of the lung leads to an increasing reduction of normal alveolar tissue and replacement with stiff inflexible scar tissue. Disease progression can be rapid, and median survival is in the range of three to five years, making the prognosis worse than many cancers. IPF is a relatively rare disease with a patient population of around 170,000 in the US, EU5 and Japan. In the last decade two drugs, nintedanib (marketed as Ofev® by Boehringer-Ingelheim) and pirfenidone (marketed as Esbriet® by Genentech/Roche), have been launched and still represent current standard of care. Both drugs are able to slow disease progression but do not improve its ultimately fatal prognosis. Furthermore, not all patients can tolerate the associated side effects, which key opinion leaders (KOLs) have noted leads to a high proportion of patients stopping their use, meaning safer and more effective therapy is required. Nerandomilast (marketed as Jascayd® by Boehringer-Ingelheim) is a PDE4B (phosphodiesterase 4B) inhibitor approved by the FDA in October 2025 that also slows the rate of lung function decline in IPF patients. In clinical trials, treatment with nerandomilast led to GI-associated side effects that appeared to be exacerbated in combination with nintedanib. The combination with pirfenidone could result in a drug-drug interaction with nerandomilast potentially resulting in a reduction in nerandomilast efficacy. In summary, there is still an unmet medical need for new IPF therapies that deliver both improved efficacy and the potential to combine safely with existing IPF drugs.
Our Selective ROCK2 Inhibitor: Zelasudil
Zelasudil is our oral, small molecule ROCK2 selective inhibitor product candidate. Zelasudil was initially progressed in the orphan disease, IPF, completing a Phase 2a signal searching trial. We believe the following properties of zelasudil observed thus far demonstrate its potential to be an attractive agent for the treatment of a number of fibrotic indications, including ILD, metabolic dysfunction-associated steatohepatitis (MASH) and cancer-associated fibrosis
•Highly selective for ROCK2. Based on in vitro preclinical studies, zelasudil is >300-fold more selective for ROCK2 over ROCK1, potentially avoiding the hypotension associated with systemic inhibition of ROCK1 and ROCK2.
•Anti-fibrotic activity. Zelasudil is efficacious in bleomycin-induced lung fibrosis rodent models in both prophylactic and therapeutic settings.
•PK characteristics. In preclinical studies and clinical trials, oral dosing of zelasudil has shown that systemic zelasudil concentrations corresponding to efficacious exposures in preclinical models are clinically achievable.
•Acceptable tolerability profile. No treatment related AEs were reported in our Phase 1 clinical trial. In the Phase 2a trial, zelasudil was well tolerated at both doses with or without background antifibrotic therapy, with no treatment related SAEs observed. The most common treatment-related AE reported was asymptomatic ALT / AST increases that resolved on treatment interruption. There were no associated bilirubin increases or Hy’s law cases and no evidence of hypotension or GI-related signals.
•Convenience of administration. Zelasudil is designed to be suitable for oral administration. If approved, we believe this would provide patient convenience.
Clinical Trials of Zelasudil
In September 2025, we reported data from our Phase 2a trial in participants with IPF aimed at assessing safety, tolerability, pharmacokinetic and initial efficacy in participants with IPF. Key endpoints included changes in FVC, circulating biomarkers such as PRO-C3 and pharmacokinetic profiling. A schematic of the trial design is presented in the figure below.

Figure 18: Schematic Overview of Zelasudil Phase 2a Trial Design
In total, 48 participants were evaluated in the trial with baseline demographics and disease characteristics balanced across treatment groups, and in line with historical IPF studies. Participants were randomized in a 3:1 ratio to receive zelasudil or placebo twice daily, for 12-weeks in a double-blind phase at doses of 20 and 50mg BID. In each cohort, randomization was stratified based on background therapy (either no background therapy or on stable doses of pirfenidone or nintedanib). Upon completing the 12-week double blind treatment period, 35 of the 48 participants enrolled continued into a 12-week open label extension (OLE) in which placebo participants were able to cross over to zelasudil.
The trial demonstrated that zelasudil was consistently well tolerated at both doses either as a monotherapy or with a background antifibrotic therapy (nintedanib or pirfenidone). During the 12-week double-blind period, there were no major differences between the zelasudil 20 and 50mg groups in terms of frequency or type of TEAEs. In the zelasudil treatment groups 6/36 (16.7%) participants had TEAEs leading to treatment discontinuation and 1/36 (2.8%) participants had a serious TEAE (considered unrelated to treatment) compared with no participants in the placebo group. There were no treatment related SAEs observed and there were no fatal TEAEs in the trial.
The table below provides an overview of the TEAEs reported during the trial.
Figure 19: Overview of Treatment-Emergent Adverse Events During the 12-Week Double-Blind Period

All participants: Main study, N=48	Overall zelasudil 12 weeks N = 36 n (%) E	Overall Placebo 12 weeks N=12 n (%) E
Any TEAE	30 (83.3) 122	7 (58.3) 50
Any TREAE	13 (36.1) 28	5 (41.7) 20
Any SAE	1 (2.8) 2	0
Any treatment related SAE	0	0
Any TEAE leading to discontinuation	6 (16.7) 10	0
Any TREAE leading to discontinuation	5 (13.9) 9	0
Any TEAE leading to interruption	5 (13.9) 10	1 (8.3) 2
Any TREAE leading to interruption	5 (13.9) 7	1 (8.3) 2

The most frequently-reported TEAEs in zelasudil-treated participants were headache (16.7% of participants), diarrhea, ALT increased, AST increased and upper respiratory tract infection (all 13.9% of participants). Most TEAEs were either mild or moderate in severity. The most frequent treatment-related EAEs (TREAE) were ALT increased and AST increased (both in 5/36 (13.9%) participants in the overall zelasudil group and no participants in the placebo group) which were asymptomatic and resolved upon treatment interruption. In addition to these 5 participants, a further participant in the zelasudil 20mg group had a treatment-related EAE reported as hepatic enzyme increased, not isolated to AST/ALT. These events had no associated bilirubin increases and did not meet Hy’s law or potential Hy’s law criteria. Most other treatment-related EAEs were low in frequency, only occurring in a single participant in either the overall zelasudil group or placebo group. There were no other clinically significant lab abnormalities or trends in any other lab parameter, no evidence of hypotension and no GI-related signals in the trial.
Longer-term (up to 24-weeks) safety data for the 24 participants who received zelasudil in the 12-week double-blind period and continued zelasudil in the OLE show zelasudil to be well-tolerated over this longer treatment period.
Serious TEAEs of viral pneumonia and dyspnea were reported for 1 participant in the zelasudil 50mg group in the 12-week double-blind period, which were unrelated to study treatment. Two further serious TEAEs were reported during the OLE, both of which were considered unrelated to treatment (transient ischaemic attack in a participant receiving zelasudil 20mg and hyponatremia in a participant who received placebo in the 12-week double-blind period and switched to zelasudil 20mg during the OLE).
TEAEs leading to study drug discontinuation were reported for 6/36 (16.7%) participants treated with zelasudil in the 12-week-double-blind period compared with no participants treated with placebo. Four participants had ALT/AST elevations, and 1 participant had gamma glutamyl transferase (GGT) increased; these were all considered to be related to study treatment. The participant with GGT increased also had increases in hepatic enzymes and C-reactive protein, with the GGT increase being attributed to discontinuation. One participant in the zelasudil 50mg group had an event of dyspnea (the serious TEAE above). In the OLE period, a further participant (on placebo in the 12-week double-blind period and switched to zelasudil 50mg during the OLE) had a TEAE leading to treatment discontinuation (reported ALT increased and AST increased, both considered related to study treatment).
No participants in the trial had acute exacerbations of IPF. In general, there were no clinically significant haematology, clinical chemistry or urinalysis results during the trial, with dose related trends/changes evident. There were some findings related to elevated ALT/AST, but this was shown to be reversible following study treatment discontinuation. There were no Hy’s Law or potential Hy’s Law cases, no clinically significant changes in any vital signs, in electrocardiogram parameters, or in oxygen saturation.
At Week 12, zelasudil was associated with a numerical attenuation of FVC decline compared with placebo. Relative reductions in FVC decline of 47% (58 mL) and 13% (16 mL) were observed in participants receiving 20 and 50mg BID, respectively (Figure 20).

Figure 20: Comparison of Changes in Lung Function (FVC decline) in Participants Treated with Zelasudil at Doses of 20mg or 50mg BID for 12-weeks to Placebo

In the OLE, participants who continued treatment with zelasudil maintained benefit through the full 24-week treatment period. In addition, stabilization of lung function was observed in participants who transitioned from placebo to zelasudil.

Figure 21: Changes in Lung Function (FVC decline) After 24-weeks in Participants Treated with zelasudil at Doses of 20mg or 50mg BID (A) or Placebo (B) for 12-weeks Followed by an Open Label Treatment with 20mg or 50mg BID zelasudil
*Participants that entered open label extension only, participants were randomized 1:1 in 20mg BID and 50mg BID
Circulating biomarker data provided supportive evidence for the anti-fibrotic activity of zelasudil. Treatment was associated with reductions in circulating levels of CA19-9, CA125, PRO-C3, and CHI3L1, biomarkers that have been associated with disease progression in IPF.
Pharmacokinetic data matched predictions from the Phase 1 healthy volunteer trial with both doses tested within the predicted efficacious range. No clinically significant drug–drug interactions were observed with standard of care nintedanib or pirfenidone.

Figure 22: Changes in Circulating Biomarkers of Anti-fibrotic Change Following 12-weeks Treatment with zelasudil at Doses of 20mg or 50mg BID
Phase 1 Healthy Volunteer Clinical Trial
Zelasudil was evaluated in a Phase 1 clinical trial in healthy volunteers with the objective of assessing safety, tolerability and pharmacokinetics.
Figure 23: Schematic Overview of Zelasudil Phase 1 Trial in Healthy Participants

The Phase 1 clinical trial was designed in three parts:
•Part A, SAD enrolled nine cohorts to evaluate the safety, tolerability and concentrations of zelasudil in the blood when given as a once daily (QD) or twice daily (BID) dose. In addition, one group investigated the effect of food on the safety, tolerability and concentration of zelasudil.
•Part B, MAD enrolled two cohorts to evaluate the safety, tolerability and concentration of zelasudil in the blood when dosed daily for a period of up to 14 days at 50 and 70mg BID dose strengths.
•Part C, DDI study consisted of two groups to evaluate the potential for a drug-drug interaction between zelasudil and rosuvastatin and the potential for a drug-drug interaction between zelasudil and metformin.
Final data from the Phase 1 clinical trial was reported in August 2023.
Key Outcomes from the Phase 1 clinical trial
•No SAEs observed
•No trends in AEs and all AEs mild/moderate and transient
•No safety signals detected
•Minimal food effect
•Minimal effect of zelasudil on metformin and rosuvastatin when administered at 50mg BID
Safety Profile:
•No SAEs reported in SAD and MAD cohorts
•Safe and well tolerated with few TEAEs reported
•All AEs transient, mild and reversible with no dose changes required
•No evidence of hypotension, validating rationale for selective ROCK2 inhibition
Drug-like Pharmacokinetic Profile:
•Pharmacokinetics as predicted from preclinical data
•Mean half-life potentially suitable for QD or BID dosing regimens
•Essentially linear exposure in SAD from 2mg QD to 70mg BID
Pharmacokinetic profiles of zelasudil at the doses used in the Phase 1 SAD trial demonstrated a linear increase in exposure from 2mg QD to 70mg BID and no evidence of a difference in exposure between fed and fasted states.

Figure 24: Plasma Exposure Profiles of zelasudil (RXC007/0001, SAD)
Both doses in the zelasudil Phase 1 MAD trial resulted in unbound drug concentrations of zelasudil in the efficacious range based on preclinical bleomycin models of IPF.

Figure 25: Plasma Exposure Profiles of zelasudil (RXC007/0001, MAD)
Preclinical Results
Zelasudil has demonstrated in vivo antifibrotic efficacy across a number of rodent fibrosis models as summarized below (Figure 26).
Figure 26: Summary of Preclinical Studies and Findings for zelasudil

Preclinical Study	Key Observations
Activity in relevant cell models
◦ Zelasudil demonstrated selective inhibition of phosphorylated MYPT1 (pMYPT1), a downstream biomarker of ROCK pathway activity, in cell-based assays with sub-micromolar potency.
 ◦ Zelasudil reduced release of fibrosis-associated mediators, including MCP-1, PDGF and TIMP-1, in ELISA-based assays using murine kidney mesangial cells.

Preclinical Study	Key Observations
Preclinical Pharmacokinetics and Absorption, Distribution, Metabolism and Excretion (ADME)
◦ In vitro ADME studies predictive of low-to-moderate metabolic clearance, consistent with rodent and non-rodent species.
◦ Zelasudil demonstrated rapid absorption following oral administration and oral bioavailability across multiple preclinical species.
◦ ADME characteristics were evaluated using a range of radiolabelled and non-radiolabelled nonclinical studies.

Lung Fibrosis Gene Expression Analysis of Human IPF Lung Tissue	◦ Treatment with zelasudil or nintedanib was associated with modulation of gene expression pathways related to immune and tissue remodeling processes.
Lung Fibrosis Therapeutic Murine Bleomycin-induced IPF Model
◦ Therapeutic treatment with zelasudil was associated with reductions in fibrosis-associated endpoints, including Ashcroft score, Masson's trichrome staining, Picrosirius Red staining and soluble collagen in bronchoalveolar lavage fluid.
◦ Zelasudil was associated with reduced expression of multiple fibrosis-associated genes implicated in IPF, including Ctgf, Fn1, Pai-1, Pdgf-bb and Col1a1.

Lung Fibrosis Prophylactic and Therapeutic Rat Bleomycin-induced IPF Model	◦ Zelasudil was associated with reductions in fibrosis-associated endpoints in both prophylactic and therapeutic dosing paradigms as determined by Ashcroft score and collagen deposition.
cGvHD Sclerodermatous chronic Graft versus Host Disease Model of Systemic Sclerosis	◦ Treatment with zelasudil following establishment of disease was associated with reductions in skin thickness and lung fibrosis as measured by Ashcroft score and hydroxyproline content.
Liver Fibrosis Carbon Tetrachloride (CCl4)-Induced Liver Fibrosis Model	◦ Therapeutic treatment with zelasudil was associated with reductions in fibrosis-associated endpoints, including hydroxyproline content, Sirius Red staining and Ishak fibrosis score.
Liver Fibrosis Therapeutic Murine DIO-NASH model
◦ In the diet-induced obese non-alcoholic steatohepatitis (DIO-NASH) model, treatment with zelasudil was associated with improvements in NAFLD activity score, primarily driven by reductions in hepatic lobular inflammation.
◦ No reductions in body weight or food intake were observed with zelasudil.
◦ Zelasudil treatment was associated with reductions in fibrosis-associated molecular markers, including α-SMA and collagen I.

Preclinical Study	Key Observations
Pancreatic Cancer & Cancer Associated Fibrosis In vivo Pancreatic Cancer Associated Fibrosis Murine Models
◦ Zelasudil in combination with chemotherapy was associated with improved survival relative to chemotherapy alone in chemo-responsive and chemo-resistant patient-derived xenograft models.
◦ In a separate patient-derived xenograft model, zelasudil delayed tumor regrowth following withdrawal of gemcitabine and nab-paclitaxel treatment.
◦ In the KPC syngeneic model, treatment with zelasudil in combination with anti-PD1 was associated with improved survival relative to treatment with either as monotherapy.
◦ Zelasudil treatment was associated with reductions in collagen deposition and cancer-associated fibroblast populations, together with changes in immune cell composition within the tumor microenvironment.

Toxicology Studies
◦ No toxicity in mouse GLP toxicology studies of zelasudil up to limit doses in chronic studies.
◦ Acceptable tolerability profile in non-rodent species in chronic studies.
◦ All toxicity findings were observed to be either fully or partially reversible following treatment withdrawal, with the exception of one finding.
◦ This finding appears to be due to species-specific physiology, a monitorable circulating clinical biomarker has been identified, and no similar findings or biomarker changes have been observed in any clinical study up to 6 months of dose administration

Our Discoidin Domain Receptor (DDR) Inhibitor Program
Biology, Rationale & Application in Fibrotic Disease
Discoidin domain receptors (DDR), DDR1 and DDR2, are collagen-activated receptor tyrosine kinases that regulate cellular responses to extracellular matrix remodeling. DDR1 is expressed predominantly in epithelial-derived cell populations, while DDR2 is expressed primarily in fibroblasts and other mesenchymal cell types. DDR signaling has been implicated in pathways associated with inflammation, tissue remodeling and fibrosis, and altered DDR activity has been reported in multiple fibrotic diseases and experimental models.

Figure 27: DDRs are Differentially Expressed and Both Drive Fibrotic and Immunomodulatory Pathways

Fibrosis is a common pathological process that contributes to progressive organ dysfunction across a range of chronic diseases. Excessive extracellular matrix deposition and persistent tissue remodeling are associated with irreversible structural damage in affected organs, including the kidney, lung, liver and gastrointestinal tract. Genetic deletion of DDR1 or DDR2 has been reported to attenuate fibrosis and inflammatory responses in preclinical models, and pharmacological inhibition of DDR signaling has demonstrated anti-fibrotic activity across multiple experimental settings. We believe DDR inhibition may provide a novel therapeutic approach to addressing fibrotic diseases characterized by aberrant extracellular matrix remodeling.
We are initially focused on chronic kidney disease (CKD), and Alport syndrome. Progressive renal fibrosis is recognized as a key driver of CKD progression and contributes to declining kidney function and eventual kidney failure. Alport syndrome is an inherited kidney disease caused by mutations affecting type IV collagen that result in progressive deterioration of glomerular structure and renal function. Current therapeutic approaches are primarily intended to slow disease progression, and there are limited approved therapies specifically developed to directly target fibrotic pathways associated with disease progression.
DDR1 signaling has been implicated in renal inflammation and fibrosis. Increased DDR1 expression has been reported in injured renal tissue, and genetic deletion or pharmacological inhibition of DDR1 has been associated with reductions in fibrosis and disease progression in multiple experimental models, including models of Alport syndrome. These findings provide a scientific rationale for evaluating DDR1 inhibition as a potential therapeutic approach for fibrotic kidney diseases.
Our DDR Portfolio
We are developing a portfolio of orally bioavailable small-molecule DDR inhibitors for the treatment of fibrotic diseases, with the potential to be a novel treatment option. Our portfolio comprises multiple proprietary chemotypes and is supported by an intellectual property estate covering different chemotypes across five distinct chemical series and multiple patents.
We have identified multiple compounds across these chemotypes with low nanomolar cellular potency against DDR1 and DDR2 and kinase selectivity profiles evaluated across a broad panel of kinases. Compounds from multiple chemotypes have demonstrated activity in preclinical kidney and lung fibrosis models in both prophylactic and therapeutic settings and have been associated with reductions in fibrosis-associated and inflammation-associated endpoints. Modulation of phosphorylated DDR1 (p-DDR1) in diseased tissue has provided evidence of target engagement in preclinical studies.

Our DDR inhibitor series have demonstrated pharmacokinetic and absorption, distribution, metabolism and excretion (ADME) characteristics supportive of chronic oral administration. Preclinical pharmacokinetic analyses support the potential for once-daily oral dosing, and drug-drug interaction assessments conducted, to date, support continued evaluation of these compounds for potential use in combination treatment approaches.
Our DDR program is currently in candidate selection, with ongoing activities focused on identifying development candidates for potential advancement into IND-enabling studies, with an IND submission expected in 2028.
Preclinical Activity Results
REDX Cmp1 is a proprietary small-molecule DDR inhibitor with low nanomolar cellular potency against DDR1 and DDR2. REDX Cmp1 has demonstrated pharmacokinetic and ADME characteristics supportive of in vivo pharmacology studies and has been utilized to evaluate the effects of DDR inhibition in preclinical models of kidney and lung fibrosis.
REDX Cmp1 was evaluated in the 10-day murine unilateral ureteral obstruction (UUO) model, a well-established model of renal fibrosis characterized by collagen deposition, inflammation and tubular injury. REDX Cmp1 was administered at two dose levels twice daily from Day 5 to Day 10 following UUO surgery. Treatment was associated with reductions in fibrosis, inflammation and kidney injury, as assessed by histological biomarkers, Picrosirius Red staining for collagen deposition, F4/80-positive macrophage infiltration and kidney injury molecule-1 (KIM-1) expression.
Figure 28: REDX Cmp1 Reduced Fibrosis, Inflammation and Kidney Injury in a 10-day Murine Unilateral Ureteral Obstruction (UUO) Kidney Model
Target engagement was assessed by measuring phosphorylated DDR1 (p-DDR1) levels in kidney tissue collected from UUO mice two hours following the final dose. p-DDR1 was quantified using a proprietary immunoprecipitation-based assay we developed that measures DDR1 phosphorylation following enrichment of total DDR1 from tissue lysates. Phosphorylation of DDR1 occurs following receptor activation and provides a direct pharmacodynamic marker of DDR1 pathway activity. Treatment with REDX Cmp1 was associated with a significant reduction in p-DDR1 levels at both dose levels evaluated, consistent with inhibition of DDR1 signaling in diseased tissue.
Figure 29: REDX Cmp1 Reduced p-DDR1 Levels in a 10-day Murine Unilateral Ureteral Obstruction (UUO) Kidney Model
REDX Cmp1 was evaluated in the 21-day bleomycin-induced murine lung fibrosis model, a widely used preclinical model characterized by epithelial injury, inflammation, collagen deposition and fibroblast activation. REDX Cmp1 was administered at 10mg/kg twice daily from Day 7 through Day 21 following bleomycin treatment, with nintedanib included as a positive control. Treatment was associated with reductions in histological measures of fibrosis, including Ashcroft score and collagen deposition assessed by Masson's trichrome staining. REDX Cmp1 treatment was also associated with reduced α-smooth muscle actin (α-SMA) expression, consistent with reduced myofibroblast activation. In addition, treatment was associated with reduced expression of fibrosis and inflammation associated genes, including Col1a1, Fn1, Timp1 and Il6.
Figure 30: REDX Cmp1 Reduced Fibrosis and Fibroblast Transformation in a 21-day Bleomycin-Induced Murine Lung Fibrosis Model

Figure 31: REDX Cmp1 Reduced Gene Expression Markers of Fibrosis and Inflammation in a 21-day Bleomycin-Induced Murine Lung Fibrosis Model
Manufacturing
We rely and expect to continue to rely for the foreseeable future, on third-party contract manufacturing organizations (CMOs) to produce our product candidates for preclinical and clinical testing, as well as for commercial manufacturing if our product candidates receive marketing approval. We require that our CMOs produce bulk drug substances and finished drug products in accordance with current Good Manufacturing Practices (cGMPs), and all other applicable laws and regulations. We maintain agreements with our manufacturers that include confidentiality and intellectual property provisions to protect our proprietary rights related to our product candidates.
For each of our product candidates, we intend to identify and qualify additional manufacturers to provide the active pharmaceutical ingredient and fill-and-finish services prior to seeking regulatory approval.
Competition
The biotechnology and pharmaceutical industries are characterized by rapid technological advancement, significant competition and an emphasis on intellectual property. We face potential competition from many different sources, including major and specialty pharmaceutical and biotechnology companies, academic research institutions, governmental agencies and public and private research institutions. Any product candidates that we successfully develop and commercialize will compete with current standard of care treatments and new therapies that may become available in the future.
Many of the major companies against which we may compete have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.
Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize medicines that are safer, more effective, have fewer or less severe side effects, are more convenient or less expensive than any medicines we may develop. Our competitors also may obtain FDA, European Commission or other regulatory approval for their product candidates more rapidly than we may obtain approval for ours, which could result in competitors establishing a strong market position before we are able to enter the market. We believe that the key competitive factors affecting the success of any of our product candidates, if approved, will include efficacy, combinability, safety profile, convenience, cost, level of differentiation, level of promotional activity devoted to them and intellectual property protection.
If the product candidates for our lead programs are approved for the indications we are currently targeting, they will compete with the drugs discussed below. Furthermore, it is possible that other companies are also engaged in discovery or preclinical development of product candidates for the same indications. In addition, our product candidates, if approved, will compete with multiple approved drugs or drugs that may be approved for future indications for which we develop such product candidate. Many companies are developing new drugs and therapies, and we cannot predict what the standard of care will be as our product candidates progress through clinical development.
RXC008
RXC008 is a GI-restricted pan-ROCK inhibitor targeting FSCD. There are three approved pan-ROCK inhibitors, fasudil in Japan and China for the treatment of cerebral vasospasm and glaucoma, ripasudil in Japan for glaucoma and ocular hypertension, and netarsudil in the US and EU for the treatment of glaucoma and ocular hypertension. As FSCD is a subset of Crohn’s disease we will be competing with the standard-of-care for Crohn’s patients which include corticosteroids (e.g. budesonide, prednisone) and immunomodulators (e.g. azathioprine, 6-MP, methotrexate). We will also be competing with antibody and small molecule therapeutics (e.g. anti-TNF, anti-IL12/23 & IL23, anti-integrins, JAK inhibitors). We will also be competing with other companies currently developing product candidates for FSCD, these include Agomab NV, Palisade Bio and Enveda. Agomab’s ontunisertib, an oral, GI-restricted ALK5 inhibitor, completed STENOVA, a randomized, placebo-controlled Phase 2a trial in 103 patients with FSCD. In addition, we will compete with companies developing product candidates in Crohn’s disease and ulcerative colitis with a potential anti-fibrotic effect, including Merck & Co., Teva Pharma Ltd. & Sanofi S.A., Roche Holding AG, Pfizer Inc., AbbVie Inc., Abivax SA., Spyre Therapeutics Inc., Caldera Therapeutics Inc., Bionyra Pharma and Xencor Inc. Finally, we will compete with companies developing product candidates in inflammatory bowel disease with gastrointestinal-restricted characteristics including Eli Lilly, AstraZeneca PLC, Ensho Therapeutics Inc. and Spyre Therapeutics Inc.
Zelasudil
Zelasudil is a clinical stage, highly selective and orally available ROCK2 inhibitor that we are developing as a treatment of fibrotic diseases. If approved, zelasudil will compete with currently approved IPF drugs, including OFEV® (nintedanib), marketed by Boehringer Ingelheim in the United States since 2014 and in the European Economic Area (EEA) since 2015, Esbriet® (pirfenidone), marketed by Genentech and approved in the United States since 2014 and in the EEA since 2011 and Jascayd® (nerandomilast, marketed by Boehringer-Ingelheim) and approved in the United States in October 2025 and in the EEA in July 2026.
Zelasudil will also compete with several other ROCK2 inhibitors currently approved or in development, including REZUROCK™ (belumosudil), developed by Kadmon Pharmaceuticals (acquired by Sanofi), which was approved in the United States in 2021 for the treatment of patients with chronic Graft-Versus-Host-Disease (cGVHD); and TDI01 (GV101), originated by Beijing Tide and subsequently licensed to Graviton Biosciences in 2021, which is in clinical development.

Intellectual Property
We strive to protect the proprietary technology, inventions and improvements that are commercially important to our business, including seeking, maintaining, and defending patent rights, whether developed internally or licensed from third parties. We also rely on trade secrets and know-how relating to our proprietary technology and product candidates and continuing innovation to develop, strengthen and maintain our proprietary position. We also plan to rely on data exclusivity, market exclusivity and patent term extensions when available. Our commercial success will depend in part on our ability to obtain and maintain patent and other proprietary protection for our technology, inventions and improvements; to defend and enforce our proprietary rights, including any patents that we may own in the future; and to operate without infringing the valid and enforceable patents and other proprietary rights of third parties. Intellectual property rights may not address all potential threats to our competitive advantage. With respect to our product candidates and processes we intend to develop and commercialize in the normal course of business, we intend to pursue patent protection covering, when possible, compositions, methods of use, dosing and formulations. We also may pursue patent protection with respect to manufacturing and drug development processes and technologies. Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies. We may not be able to obtain patent protections for our compositions, methods of use, dosing and formulations, manufacturing and drug development processes and technologies throughout the world. Issued patents can provide protection for varying periods of time, depending upon the date of filing of the patent application, the date of patent issuance and the legal term of patents in the countries in which they are obtained. In general, patents issued for applications filed in the United States can provide exclusionary rights for 20 years from the earliest effective filing date. In addition, in certain instances, the term of an issued U.S. patent that is directed to or claims an FDA-approved product can be extended to recapture a portion of the term effectively lost as a result of the FDA regulatory approval procedure, which is called “patent term extension.” The patent term extension cannot be longer than five years and the total patent term, including the extension, must not exceed 14 years following FDA approval. The term of patents outside of the United States varies in accordance with the laws of the foreign jurisdiction, but typically is also 20 years from the earliest effective filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country-to-country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country, and the validity and enforceability of the patent. The patent term may be inadequate to protect our competitive position on our products for an adequate amount of time.
The patent positions of companies like ours are generally uncertain and involve complex legal and factual questions. No consistent policy regarding the scope of claims allowable in patents in the field of biopharmaceuticals has emerged in the United States. The relevant patent laws and their interpretation outside of the United States are also uncertain.
Changes in either the patent laws or their interpretation in the United States and other countries may diminish our ability to protect our technology or product candidates and could affect the value of such intellectual property. In particular, our ability to stop third parties from making, using, selling, offering to sell or importing products that infringe our intellectual property will depend in part on our success in obtaining and enforcing patent claims that cover our technology, inventions and improvements. We cannot guarantee that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications we may file in the future, nor can we be sure that any patents that may be granted to us in the future will be commercially useful in protecting our products, the methods of use or manufacture of those products. Moreover, even our issued licensed-in patents do not guarantee us the right to practice our technology in relation to the commercialization of our products. Patent and other intellectual property rights in the pharmaceutical and biotechnology space are evolving and involve many risks and uncertainties. For example, third parties may have blocking patents that could be used to prevent us from commercializing our product candidates and practicing our proprietary technology, and our issued licensed-in patents may be challenged, invalidated, deemed unenforceable or circumvented, which could limit our ability to stop competitors from marketing-related products or could limit the term of patent protection that otherwise may exist for our product candidates. In addition, the scope of the rights granted under any issued in-licensed patents may not provide us with protection or competitive advantages against competitors with similar technology. Furthermore, our competitors may independently develop similar technologies that are outside the scope of the rights granted under any issued patents. For these reasons, we may face competition with respect to our product candidates. Moreover, because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any particular product candidate can be commercialized, any patent directed to such product may expire or remain in force for only a short period following commercialization, thereby reducing the commercial advantage the patent provides.
The product candidates RXC008, zelasudil and the DDR program are protected by multiple patents and applications. As of September 28, 2026, we have six granted United States patents, and 153 granted foreign patents in Australia, various countries in Eurasia, various countries in Europe, China, Hong Kong, Indonesia, Israel, Japan, Mexico, Philippines, Russia, Singapore, Canada, India, New Zealand, South Africa, and South Korea, and seven pending United States patent applications and 88 pending foreign patent applications in Brazil, Canada, Philippines, South Africa, Australia, China, Europe, Hong Kong, India, Indonesia, Israel, Japan, Mexico, New Zealand, Singapore, and South Korea; and one pending Patent Cooperation Treaty (PCT) application. The patent protection for each product is summarized below.
RXC008
We have four patent families relating to our RXC008 product candidate. The first patent family includes 59 granted patents, including a granted US patent & US continuation patent, and granted patents in Europe, China, Australia, Brazil, Canada, Eurasia, India, Israel, Singapore, South Africa, South Korea, Hong Kong, Mexico and New Zealand. The patents have an anticipated expiry of January 2034, not including any patent term adjustments and extensions that may be available. The second patent family includes claims directed to composition of matter, salts and polymorphic forms of RXC008. This patent family includes a pending U.S. non-provisional patent application, a granted patent in Europe, a European divisional patent with notice of allowance, and 17 pending ex-US patent applications in Australia, Brazil, Canada, China, Hong Kong, Hong Kong divisional, Indonesia, India, Israel, Japan, Japan divisional, Mexico, Philippines, Singapore, South Africa, South Korea and New Zealand. The patents and pending patents, if issued, have an anticipated expiry of September 2043, not including any patent term adjustments and extensions that may be available. The third patent family includes a pending U.S. non-provisional patent application and 11 pending ex-US patent applications in Australia, Brazil, Canada, China, Europe, India, Israel, Japan, Mexico, Singapore and South Korea with claims directed to RXC008 process chemistry. The patents and pending patents, if issued, are anticipated to expire in March 2045, not including any patent term adjustments and extensions that may be available. The fourth patent family includes a patent application under the PCT with claims directed to RXC008 process chemistry. Any national or regional stage applications which may be filed based on this PCT application, if filed and granted, are anticipated to expire in September 2046, not including any patent term adjustments and extensions that may be available.
Zelasudil/ RXC007
We own patents and patent applications with claims covering the zelasudil product candidate, including three granted US patents and one pending continuation patent in the US, and granted patents in Europe, Mexico, Eurasia, India, Israel, South Africa, Australia, China, Hong Kong, Philippines, Japan, South Korea, Brazil and Singapore. There are four pending ex-US patent applications, a pending European divisional patent and pending patent applications in Canada, Indonesia and New Zealand. The patents and pending patents, if issued, have an anticipated expiry of January 2039, not including any patent term adjustments and extensions that may be available.
DDR Program
We have five patent families relating to our DDR program which each includes composition of matter claims and method of treatment claims. The first patent family includes a granted U.S. patent, granted patents in Europe and Japan, and nine pending patent applications in Australia, Brazil, Canada, China, Israel, India, Mexico, Singapore and South Korea. The patents and pending patents, if issued, have an anticipated expiry of August 2042, not including any patent term adjustments and extensions that may be available. The second patent family includes a pending U.S. non-provisional patent application, granted patents in Europe and Hong Kong, and ten pending patent applications in Australia, Brazil, Canada, China, Israel, India, Japan, Mexico, Singapore and South Korea. The patents and pending patents, if issued, have an anticipated expiry of November 2042, not including any patent term adjustments and extensions that may be available. The third patent family includes a pending U.S. non-provisional patent application, and twelve pending patent applications in Australia, Brazil, Canada, China, Europe, Hong Kong, Israel, India, Japan, Mexico, Singapore and South Korea. The patents and pending patents, if issued, have an anticipated expiry of August 2043, not including any patent term adjustments and extensions that may be available. The fourth patent family includes a pending U.S. non-provisional patent application, and twelve pending patent applications in Australia, Brazil, Canada, China, Europe, Hong Kong, Israel, India, Japan, Mexico, Singapore and South Korea. The patents and pending patents, if issued, have an anticipated expiry of February 2044, not including any patent term adjustments and extensions that may be available. The fifth patent family includes a pending U.S. non-provisional patent application, and twelve pending patent applications in Australia, Brazil, Canada, China, Europe, Hong Kong, Israel, India, Japan, Mexico, Singapore and South Korea. The patents and pending patents, if issued, have an anticipated expiry of February 2044, not including any patent term adjustments and extensions that may be available.
We may seek additional patent protection covering formulations, polymorphs, methods of use, methods of synthesis, among other patentable aspects relating to each molecular entity for our product candidates.
In addition, we have a number of granted patents covering our legacy product candidates that are part of the Redx CVR.
Trademarks
As of September 30, 2026, our trademark portfolio consists of registrations for the mark ‘Redx’ in the United Kingdom, European Union and Japan.
Furthermore, we rely upon know-how, continuing technological innovation and potential in-licensing opportunities to develop and maintain our competitive position. We seek to protect our proprietary information, in part, using confidentiality and invention assignment agreements with our commercial partners, collaborators, employees, and consultants. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with an employee or a third party. These agreements may be breached, and we may not have adequate remedies for any such breach. To the extent that our commercial partners, collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.
Government Regulation and Product Approval
Government authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labelling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing and export and import of products such as those we are developing. A new drug must be approved by the FDA through the NDA process before it may be legally marketed in the United States.
U.S. Drug Development Process
In the United States, the FDA regulates drugs under the federal Food, Drug, and Cosmetic Act (FDCA), and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

The process required by the FDA before a drug may be marketed in the United States generally involves the following:
•completion of preclinical laboratory tests, animal studies and formulation studies in accordance with FDA’s good laboratory practice requirements and other applicable regulations;
•submission to the FDA of an IND, which must become effective before human clinical trials may begin;
•approval by an independent IRB ethics committee at each clinical site before each trial may be initiated;
•performance of adequate and well-controlled human clinical trials in accordance with GCP requirements to establish the safety and efficacy of the proposed drug for its intended use;
•submission to the FDA of an NDA after completion of all pivotal trials;
•satisfactory completion of an FDA advisory committee review, if applicable;
•satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity, and of selected clinical investigation sites to assess compliance with GCPs; and
•FDA review and approval of the NDA to permit commercial marketing of the product for particular indications for use in the United States.
Prior to beginning the first clinical trial with a product candidate in the United States, we must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes results of animal and in vitro studies assessing the toxicology, PK, pharmacology, and PD characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.
Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site and must monitor the trial until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some trials also include oversight by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board, which provides authorization for whether or not a trial may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for participants or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical trials and clinical trial results to public registries.
Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:
•Phase 1: The product candidate is initially introduced into healthy human subjects or participants with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.
•Phase 2: The product candidate is administered to a limited participant population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.
•Phase 3: The product candidate is administered to an expanded participant population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.
Post-approval trials, sometimes referred to as Phase 4 studies, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA.
The FDA or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the research participants are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to participants. In addition, some clinical trials are overseen by an independent group of qualified experts organized by the sponsor, known as a data safety monitoring board or committee. Depending on its charter, this group may determine whether a trial may move forward at designated check points based on access to certain data from the trial.
During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase 2, and before an NDA is submitted.
Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and the FDA to reach agreement on the next phase of development. Sponsors typically use the meetings at the end of the Phase 2 trial to discuss Phase 2 clinical results and present plans for the pivotal Phase 3 clinical trials that they believe will support approval of the new drug.
Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug. In addition, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.
While the IND is active and before approval, progress reports summarizing the results of the clinical trials and nonclinical studies performed since the last progress report must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and investigators for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs, findings from animal or in vitro testing suggesting a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure.

U.S. Review and Approval Process
Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, preclinical and other non-clinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of substantial user fees; a waiver of such fees may be obtained under certain limited circumstances. Additionally, no user fees are assessed on NDAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.
The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant to assure and preserve the product’s identity, strength, quality and purity. Under the Prescription Drug User Fee Act (PDUFA), guidelines that are currently in effect, the FDA has a goal of ten months from the date of “filing” of a standard NDA for a new molecular entity to review and act on the submission. This review typically takes twelve months from the date the NDA is submitted to FDA because the FDA has approximately two months to make a “filing” decision after the application is submitted. The FDA conducts a preliminary review of all NDAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.
The FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.
Before approving an NDA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP and adequate to ensure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCPs. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.
After the FDA evaluates an NDA, it will issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A Complete Response Letter usually describes the specific deficiencies in the NDA identified by the FDA and may require additional clinical data, such as an additional pivotal Phase 3 trial or other significant and time-consuming requirements related to clinical trials, nonclinical studies or manufacturing. If a Complete Response Letter is issued, the sponsor must resubmit the NDA addressing all of the deficiencies identified in the letter or withdraw the application. Even if such data and information are submitted, the FDA may decide that the NDA does not satisfy the criteria for approval.
If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the NDA with a Risk Evaluation and Mitigation Strategy (REMS) to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a medicine and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries, and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may also require one or more Phase 4 post-marketing studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies. In addition, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could impact the timeline for regulatory approval or otherwise impact ongoing development programs.
In addition, the Pediatric Research Equity Act (PREA), requires a sponsor to conduct pediatric clinical trials for most drugs, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, original NDAs and supplements must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must evaluate the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The sponsor or FDA may request a deferral of pediatric clinical trials for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug is ready for approval for use in adults before pediatric clinical trials are complete or that additional safety or effectiveness data needs to be collected before the pediatric clinical trials begin. The FDA must send a non-compliance letter to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation.
Orphan Drugs
Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making the product available in the United States for this type of disease or condition will be recovered from sales of the product.
Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.
If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity by means of greater effectiveness, greater safety or providing a major contribution to patient care or in instances of drug supply issues. However, competitors may receive approval of either a different product for the same indication or the same product for a different indication but that could be used off-label in the orphan indication. Orphan drug exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval before we do for the same product, as defined by the FDA, for the same indication for which we are seeking approval, or if a product candidate is determined to be contained within the scope of the competitor’s product for the same indication. If one of our products designated as an orphan drug receives marketing approval for an indication broader than that which is designated, it may not be entitled to orphan drug exclusivity. Orphan drug status in the European Union has similar, but not identical, requirements and benefits.
Expedited Development and Review Programs
The FDA has a fast track designation program that is intended to expedite or facilitate the process for reviewing new drug products that meet certain criteria. Specifically, new drugs are eligible for Fast Track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. With regard to a fast track product, the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA.
Any product submitted to the FDA for approval, including a product with a fast track designation, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. A product is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug designated for priority review in an effort to facilitate the review. The FDA endeavors to review applications with priority review designations within six months of the filing date as compared to ten months for review of new molecular entity NDAs under its current PDUFA review goals.
In addition, a product may be eligible for accelerated approval. Drug products intended to treat serious or life-threatening diseases or conditions may be eligible for accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. In addition, the FDA currently requires pre-approval of promotional materials as a condition for accelerated approval, which could adversely impact the timing of the commercial launch of the product.
The Food and Drug Administration Safety and Innovation Act established a category of drugs referred to as “breakthrough therapies” that may be eligible to receive breakthrough therapy designation. A sponsor may seek FDA designation of a product candidate as a “breakthrough therapy” if the product is intended, alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance. The breakthrough therapy designation is a distinct status from both accelerated approval and priority review, which can also be granted to the same drug if relevant criteria are met. If a product is designated as breakthrough therapy, the FDA will work to expedite the development and review of such drug.
Standards for approval may expedite the development or approval process. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. We may explore some of these opportunities for our product candidates as appropriate.
Post-approval Requirements
Any products manufactured or distributed by us pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual program fees for any marketed products. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:
•restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;
•fines, warning letters, or untitled letters;
•clinical holds on clinical studies;
•refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;
•product seizure or detention, or refusal to permit the import or export of products;
•consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;
•mandated modification of promotional materials and labeling and the issuance of corrective information;
•the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or
•injunctions or the imposition of civil or criminal penalties.
The FDA closely regulates the marketing, labeling, advertising and promotion of drug products. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe, in their independent professional medical judgment, legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined companies from engaging in off-label promotion. The FDA and other regulatory agencies have also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA-approved labelling.
Marketing Exclusivity
Market exclusivity provisions authorized under the FDCA can delay the submission or the approval of certain marketing applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to obtain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not approve or even accept for review an abbreviated new drug application (ANDA), or an NDA submitted under Section 505(b)(2), or 505(b)(2) NDA, submitted by another company for another drug based on the same active moiety, regardless of whether the drug is intended for the same indication as the original innovative drug or for another indication, where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder.

The FDCA alternatively provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the modification for which the drug received approval on the basis of the new clinical investigations and does not prohibit the FDA from approving ANDAs or 505(b)(2) NDAs for drugs containing the active agent for the original indication or condition of use. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to any preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.
Pediatric exclusivity is another type of marketing exclusivity available in the United States. Pediatric exclusivity provides for an additional six months of marketing exclusivity attached to another period of exclusivity if a sponsor conducts clinical trials in children in response to a written request from the FDA. The issuance of a written request does not require the sponsor to undertake the described clinical trials. In addition, orphan drug exclusivity, as described above, may offer a seven-year period of marketing exclusivity, except in certain circumstances.
Regulation and Procedures Governing Approval of Medicinal Products in the EU
In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our product candidates to the extent we choose to sell any of our product candidates outside of the United States. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by equivalent competent authorities in foreign jurisdictions before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country. As in the United States, post-approval regulatory requirements, such as those regarding product manufacture, marketing, or distribution would apply to any product that is approved outside the United States.
The process governing the marketing authorization (MA), of medicinal products in the European Union entails satisfactory completion of preclinical studies and adequate and well-controlled clinical trials to establish the safety, quality and efficacy of the medicinal product for each proposed therapeutic indication. It also requires submission to the relevant competent authorities of a Marketing Authorization Application (MAA) and granting of an MA by these authorities before the product can be marketed and sold in the European Union.
The aforementioned EU rules are generally applicable in the European Economic Area (EEA) which consists of the 27 EU member states plus Norway, Liechtenstein and Iceland. Failure to comply with EEA and member state laws that apply to the conduct of clinical trials, manufacturing approval, MA of medicinal products and marketing of such products, both before and after grant of the MA, or with other applicable regulatory requirements may result in administrative, civil or criminal penalties. These penalties could include delays or refusal to authorize the conduct of clinical trials, or to grant MA, product withdrawals and recalls, product seizures, suspension, withdrawal or variation of the MA, total or partial suspension of production, distribution, manufacturing or clinical trials, operating restrictions, injunctions, suspension of licenses, fines and criminal penalties.
Non-clinical Studies and Clinical Trials
Similar to the United States, the various phases of non-clinical research in the European Union are subject to significant regulatory controls. Non-clinical studies are performed to demonstrate the health or environmental safety of new chemical or biological substances. Non-clinical studies must be conducted in compliance with the principles of good laboratory practice (GLP), as set forth in Directive 2004/10/EC. In particular, non-clinical studies, both in vitro and in vivo, must be planned, performed, monitored, recorded, reported and archived in accordance with the GLP principles, which define a set of rules and criteria for a quality system for the organizational process and the conditions for non-clinical studies. These GLP standards reflect the Organization for Economic Co-operation and Development requirements.

In the EU, clinical trials are governed by the Clinical Trials Regulation (EU) No 536/2014 (CTR), which entered into application on January 31, 2022 repealing and replacing the former Clinical Trials Directive 2001/20 (CTD). The CTR foresaw a three-year transition period that ended on January 31, 2025. Since this date, all new or ongoing trials are subject to the provisions of the CTR.
The CTR is intended to harmonize and streamline clinical trial authorizations, simplify adverse-event reporting procedures, improve the supervision of clinical trials and increase transparency. Specifically, the Regulation, which is directly applicable in all Member States, introduces a streamlined application procedure through a single-entry point, the “EU portal”, the Clinical Trials Information System (CTIS); a single set of documents to be prepared and submitted for the application; as well as simplified reporting procedures for clinical trial sponsors. A harmonized procedure for the assessment of applications for clinical trials has been introduced and is divided into two parts. Part I assessment is led by the competent authorities of a reference Member State selected by the trial sponsor and relates to clinical trial aspects that are considered to be scientifically harmonized across Member States. This assessment is then submitted to the competent authorities of all concerned Member States in which the trial is to be conducted for their review. Part II is assessed separately by the competent authorities and Ethics Committees in each concerned Member State. Individual Member States retain the power to authorize the conduct of clinical trials on their territory.
In all cases, clinical trials must be conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki. Medicines used in clinical trials, must be manufactured in accordance with the guidelines on GMP and in a GMP licensed facility, which can be subject to GMP inspections. In addition, if the sponsor of the clinical trial is not established within the EU, it must appoint an EU entity to act as its legal representative. The sponsor must take out a clinical trial insurance policy, and in most EEA, the sponsor is liable to provide “no fault” compensation to any study subject injured or suffering loss in the clinical trial irrespective of which party the trial is responsible for such injury or loss.
Marketing Authorizations
In the EU, medicinal products can only be commercialized after a related marketing authorization (MA), has been granted. To obtain an MA for a product in the European Union, an applicant must submit an MAA either under a centralized procedure administered by the EMA or one of the procedures administered by competent authorities in the EU member states (decentralized procedure, national procedure or mutual recognition procedure). An MA may be granted only to an applicant established in the EU.
The centralized procedure provides for the grant of a single MA by the European Commission that is valid throughout the EEA (which is comprised of the 27 EU Member States plus Iceland, Liechtenstein and Norway). Pursuant to Regulation (EC) No. 726/2004, the centralized procedure is compulsory for specific products, including for (i) medicinal products derived from biotechnological processes, (ii) products designated as orphan medicinal products, (iii) advanced therapy medicinal products (ATMPs), and (iv) products with a new active substance indicated for the treatment of HIV/AIDS, cancer, neurodegenerative diseases, diabetes, auto-immune and other immune dysfunctions and viral diseases. For products with a new active substance indicated for the treatment of other diseases and products that are highly innovative or for which a centralized process is in the interest of patients, the centralized procedure may be optional.
Under the centralized procedure, the EMA’s Committee for Medicinal Products for Human Use (CHMP), is responsible for conducting the initial assessment of a product. The CHMP is also responsible for several post-authorization and maintenance activities, such as the assessment of modifications or extensions to an existing MA.
Under the centralized procedure in the EU, the maximum timeframe for the evaluation of an MAA is 210 days, excluding clock stops when additional information or written or oral explanation is to be provided by the applicant in response to questions of the CHMP. Accelerated assessment may be granted by the CHMP in exceptional cases, when a medicinal product targeting an unmet medical need is expected to be of major interest from the point of view of public health and in particular from the viewpoint of therapeutic innovation. If the CHMP accepts a request for accelerated assessment, the time limit of 210 days will be reduced to 150 days (not including clock stops). The CHMP can, however, revert to the standard time limit for the centralized procedure if it considers that it is no longer appropriate to conduct an accelerated assessment.

Unlike the centralized authorization procedure, the decentralized MA procedure requires a separate application to, and leads to separate approval by, the competent authorities of each EU member state in which the product is to be marketed. This application is identical to the application that would be submitted to the EMA for authorization through the centralized procedure. The reference EU member state prepares a draft assessment and drafts of the related materials within 120 days after receipt of a valid application. The resulting assessment report is submitted to the concerned EU member states who, within 90 days of receipt, must decide whether to approve the assessment report and related materials. If a concerned Member State cannot approve the assessment report and related materials due to concerns relating to a potential serious risk to public health, disputed elements are referred to the Heads of Medicines Agencies’ Coordination Group for Mutual Recognition and Decentralised Procedures – Human (CMDh), for review. If the CMDh fails to reach a consensus, the matter escalates to the European Commission whose decision is binding on all EU Member States.
The mutual recognition procedure allows companies that have a medicinal product already authorized in one EU member state to apply for this authorization to be recognized by the competent authorities in other EU member states. Like the decentralized procedure, the mutual recognition procedure is based on the acceptance by the competent authorities of the EU member states of the MA of a medicinal product by the competent authorities of other EU member states. The holder of a national MA may submit an application to the competent authority of an EU member state requesting that this authority recognize the MA delivered by the competent authority of another EU member state.
In principle, an MA has an initial validity of five years. The MA may be renewed after five years on the basis of a re-evaluation of the risk-benefit balance by the EMA or by the competent authority of the EU member state in which the original MA was granted. To support the application, the MA holder must provide the EMA or the competent authority with a consolidated version of the eCTD (Common Technical Document) providing up-to-date data concerning the quality, safety and efficacy of the product, including all variations introduced since the MA was granted, at least nine months before the MA ceases to be valid. The European Commission or the competent authorities of the EU member states may decide, on justified grounds relating to pharmacovigilance, to proceed with one further five year renewal period for the MA. Once subsequently definitively renewed, the MA shall be valid for an unlimited period. Any authorization which is not followed by the actual placing of the medicinal product on the EU market (in case of centralized procedure) or on the market of the authorizing EU member state within three years after authorization ceases to be valid (the so-called sunset clause).
Alternative Marketing Authorization Mechanisms
Innovative products that target an unmet medical need and are expected to be of major public health interest may be eligible for a number of expedited development and review programs, such as the Priority Medicines (PRIME), scheme, which provides incentives similar to the breakthrough therapy designation in the U.S. PRIME is a voluntary scheme aimed at enhancing the EMA’s support for the development of medicinal products that target unmet medical needs. Eligible products must target conditions for which there is an unmet medical need (there is no satisfactory method of diagnosis, prevention or treatment in the EU or, if there is, the new medicinal product will bring a major therapeutic advantage) and they must demonstrate the potential to address the unmet medical need by introducing new methods of therapy or improving existing ones. Benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and potentially accelerated MAA assessment once a dossier has been submitted. A dedicated contact and rapporteur from the EMA’s CHMP, or Committee for Advanced Therapies, are appointed early in the PRIME scheme facilitating increased understanding of the product at EMA’s Committee level. A kick-off meeting initiates these relationships and includes a team of multidisciplinary experts at the EMA to provide guidance on the overall development and regulatory strategies. Where, during the course of development, a medicine no longer meets the eligibility criteria, support under the PRIME scheme may be withdrawn.
In the EU, a “conditional” MA may be granted in cases where all the required safety and efficacy data are not yet available. The European Commission may grant a conditional MA for a medicinal product if it is demonstrated that all of the following criteria are met: (i) the benefit-risk balance of the medicinal product is positive; (ii) it is likely that the applicant will be able to provide comprehensive data post-authorization; (iii) the medicinal product fulfils an unmet medical need; and (iv) the benefit of the immediate availability to patients of the medicinal product is greater than the risk inherent in the fact that additional data are still required. The conditional MA is subject to conditions to be fulfilled for generating the missing data or ensuring increased safety measures. It is valid for one year and must be renewed annually until all related conditions have been fulfilled. Once any pending studies are provided, the conditional MA can be converted into a traditional MA. However, if the conditions are not fulfilled within the timeframe set by the EMA and approved by the European Commission, the MA will cease to be renewed.
An MA may also be granted “under exceptional circumstances” where the applicant can show that it is unable to provide comprehensive data on the efficacy and safety under normal conditions of use even after the product has been authorized and subject to specific procedures being introduced. These circumstances may arise in particular when the intended indications are very rare and, in the state of scientific knowledge at that time, it is not possible to provide comprehensive information, or when generating data may be contrary to generally accepted ethical principles. Like a conditional MA, an MA granted in exceptional circumstances is reserved to medicinal products intended to be authorized for treatment of rare diseases or unmet medical needs for which the applicant does not hold a complete data set that is required for the grant of a standard MA. However, unlike the conditional MA, an applicant for authorization in exceptional circumstances is not subsequently required to provide the missing data. Although the MA “under exceptional circumstances” is granted definitively, the risk-benefit balance of the medicinal product is reviewed annually and the MA is withdrawn in case the risk-benefit ratio is no longer favorable.
In addition to an MA, various other requirements apply to the manufacturing and placing on the EU market of medicinal products. Manufacture of medicinal products in the EU requires a manufacturing authorization, and import of medicinal products into the EU requires a manufacturing authorization allowing for import. The manufacturing authorization holder must comply with various requirements set out in the applicable EU laws, regulations and guidance. These requirements include compliance with EU GMP standards when manufacturing medicinal products and APIs, including the manufacture of APIs outside of the EU with the intention to import the APIs into the Union. Similarly, the distribution of medicinal products within the EU is subject to compliance with the applicable EU laws, regulations and guidelines, including the requirement to hold appropriate authorizations for distribution granted by the competent authorities of the EU member states. MA holders and/or manufacturing and import authorization (MIA) holders and/or distribution authorization holders may be subject to civil, criminal or administrative sanctions, including suspension of manufacturing authorization, in case of non-compliance with the EU or EU member states’ requirements applicable to the manufacturing of medicinal products.
Data and Market Exclusivity
The EU provides opportunities for data and market exclusivity related to MAs. Upon receiving an MA, innovative medicinal products are generally entitled to receive eight years of data and market exclusivity. Data exclusivity, if granted, prevents regulatory authorities in the EU from referencing the innovator’s data to assess a generic application or biosimilar application for eight years from the date of authorization of the innovative product, after which a generic or biosimilar MAA can be submitted, and the innovator’s data may be referenced. The market exclusivity period prevents a successful generic or biosimilar applicant from commercializing its product in the EU until 10 years have elapsed from the initial MA of the reference product in the EU. The overall ten-years or market exclusivity may, occasionally, be extended for a further year to a maximum of 11 years if, during the first eight years of those ten years, the MA holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. However, there is no guarantee that a product will be considered by the EU’s regulatory authorities to be a new chemical/biological entity, and products may not qualify for data exclusivity.
Pediatric Development
In the EU, Regulation (EC) No. 1901/2006 provides that all MAAs for new medicinal products have to include the results of trials conducted in the pediatric population, in compliance with a pediatric investigation plan (PIP), agreed with the EMA’s Pediatric Committee (PDCO). The PIP sets out the timing and measures proposed to generate data to support a pediatric indication of the medicinal product for which MA is being sought. The PDCO can grant a deferral of the obligation to implement some or all of the measures provided in the PIP until there are sufficient data to demonstrate the efficacy and safety of the product in adults. Further, the obligation to provide pediatric clinical trial data can be waived by the PDCO when these data are not needed or appropriate because the product is likely to be ineffective or unsafe in children, the disease or condition for which the product is intended occurs only in adult populations, or when the product does not represent a significant therapeutic benefit over existing treatments for pediatric patients. Once the MA is obtained in all EU member states and study results are included in the product information, even when negative, the product is eligible for a six-month extension to the Supplementary Protection Certificate (SPC) if any is in effect at the time of authorization or, in the case of orphan medicinal products, a two-year extension of orphan market exclusivity.
Orphan Medicinal Products
Regulation (EC) No. 141/2000, as implemented by Regulation (EC) No. 847/2000 provides that a medicinal product can be designated as an orphan medicinal product by the European Commission if its sponsor can establish that (1) the product is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; (2) either (a) such condition affects no more than five in ten thousand persons in the EU when the application is made, or (b) the product, without the benefits derived from orphan status, would not generate sufficient return in the EU; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of the condition in question that has been authorized in the EU or, if such method exists, the product will be of significant benefit to those affected by that condition.
In the EU, an application for designation as an orphan product can be made any time prior to the filing of the MAA. Orphan medicinal product designation entitles an applicant to incentives such fee reductions or fee waivers, protocol assistance, and access to the centralized MA procedure. Upon grant of an MA, orphan medicinal products are entitled to a ten-year period of market exclusivity for the approved therapeutic indication, which means that the EMA cannot accept another MAA, or grant an MA, or accept an application to extend an MA for a similar product for the same indication for a period of ten years. The period of market exclusivity is extended by two years for orphan medicinal products that have also complied with an agreed PIP. No extension to any supplementary protection certificate can be granted on the basis of pediatric studies for orphan indications. Orphan medicinal product designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.
The period of market exclusivity may, however, be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria on the basis of which it received orphan medicinal product designation, including where it can be demonstrated on the basis of available evidence that the original orphan medicinal product is sufficiently profitable not to justify maintenance of market exclusivity or where the prevalence of the condition has increased above the threshold. Additionally, an MA may be granted to a similar medicinal product with the same orphan indication during the 10 year period if: (i) if the applicant consents to a second original orphan medicinal product application, (ii) if the manufacturer of the original orphan medicinal product is unable to supply sufficient quantities; or (iii) if the second applicant can establish that its product, although similar, is safer, more effective or otherwise clinically superior to the original orphan medicinal product. A company may voluntarily remove a product from the register of orphan products.
Post-approval Requirements
Where an MA is granted in relation to a medicinal product in the EU, the holder of the MA is required to comply with a range of regulatory requirements applicable to the manufacturing, marketing, promotion and sale of medicinal products.
Similar to the United States, both MA holders and manufacturers of medicinal products are subject to comprehensive regulatory oversight by the EMA, the European Commission and/or the competent regulatory authorities of the individual EU member states. The holder of an MA must establish and maintain a pharmacovigilance system and appoint an individual qualified person for pharmacovigilance who is responsible for oversight of that system. Key obligations include expedited reporting of suspected serious adverse reactions and submission of periodic safety update reports (PSURs).

All new MAAs must include a risk management plan (RMP), describing the risk management system that the company will put in place and documenting measures to prevent or minimize the risks associated with the product. The regulatory authorities may also impose specific obligations as a condition of the MA. Such risk-minimization measures or post-authorization obligations may include additional safety monitoring, more frequent submission of PSURs, or the conduct of additional clinical trials or post-authorization safety studies.
Other EU Compliance Requirements
In the EU, the advertising and promotion of medicinal products are subject to both EU and EU member states’ laws governing promotion of medicinal products, interactions with physicians and other healthcare professionals, misleading and comparative advertising and unfair commercial practices. Although general requirements for advertising and promotion of medicinal products are established under EU directives, the details are governed by regulations in each member state and can differ from one country to another. For example, applicable laws require that promotional materials and advertising in relation to medicinal products comply with the product’s Summary of Product Characteristics (SmPC), as approved by the competent authorities in connection with an MA. The SmPC is the document that provides information to physicians concerning the safe and effective use of the product. Promotional activity that does not comply with the SmPC is considered off-label and is prohibited in the EU. Direct-to-consumer advertising of prescription medicinal products is also prohibited in the EU.
Other Healthcare Laws
Pharmaceutical manufacturers are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business. Such laws include, without limitation, U.S. federal anti-kickback, fraud and abuse, false claims, consumer fraud, pricing reporting, data privacy and security, and transparency laws and regulations as well as similar foreign laws in the jurisdictions outside the U.S. These laws may impact, among other things, our current business operations, including our clinical research activities, and proposed sales, marketing and education programs and constrain the business of financial arrangements and relationships with healthcare providers and other parties through which we may market, sell and distribute our products for which we obtain marketing approval.
The federal Anti-Kickback Statute prohibits, among other things, individuals or entities from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, overtly or covertly, in cash or in kind to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. A person or entity does not need to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act and the Civil Monetary Penalties Statute.
The federal civil and criminal false claims laws, including the civil False Claims Act, and civil monetary penalties laws, including the Civil Monetary Penalties Statute, prohibit, among other things, any individual or entity from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government.
The federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), created additional federal civil and criminal statutes that prohibit, among other things, knowingly and willfully executing a scheme to defraud any healthcare benefit program. In addition, HIPAA, as amended by the Health Information Technology for Clinical and Economic Health Act (HITECH), and their implementing regulations, imposes certain requirements relating to the privacy, security and transmission of protected health information on HIPAA covered entities, which include certain healthcare providers, health plans and healthcare clearinghouses, and their business associates who conduct certain activities for or on their behalf involving protected health information on their behalf as well as their covered subcontractors.

The federal Physician Payments Sunshine Act requires applicable group purchasing organizations and applicable manufacturers of covered drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services (CMS), information related to certain payments or other transfers of value made to physicians (defined to include doctors, dentists, podiatrists, optometrists and licensed chiropractors), certain other healthcare professionals (such as physician assistants and nurse practitioners), and teaching hospitals, in the previous year, including ownership and investment interests held by covered physicians and their immediate family members, clinical nurse specialists, anesthesiologist assistants, certified nurse anesthetists, and certified nurse-midwives.
Similar state and local laws and regulations may also restrict business practices in the pharmaceutical industry, such as some state and local laws require certain regulatory licenses to manufacture or distribute products commercially and/or the registration of pharmaceutical sales representatives in the jurisdiction; state anti-kickback and false claims laws, which may be broader in scope than the federal counterparts and apply to claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, or by patients themselves; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws and regulations that require drug manufacturers to file reports relating to pricing and marketing information; state and local laws which require tracking gifts and other remuneration and items of value provided to physicians, other healthcare providers and entities or that require the registration of pharmaceutical sales representatives; and state and local laws governing the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. Comparable foreign laws may impose similar requirements. Much like the Anti-Kickback Statute prohibition in the United States, the provision of benefits or advantages to physicians and other health care professionals to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is also prohibited in the EU. Interactions between pharmaceutical companies and health care professionals are governed by strict laws, such as national anti-bribery laws of European countries, national sunshine rules, regulations, industry self-regulation codes of conduct and physicians’ codes of professional conduct. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment. Violation of any of such laws or any other governmental regulations that apply may result in penalties, including, without limitation, significant administrative, civil and criminal penalties, damages, fines, disgorgement, additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, the curtailment or restructuring of operations, exclusion from participation in governmental healthcare programs and imprisonment.
Coverage and Reimbursement
Sales of any pharmaceutical product depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state and foreign government healthcare programs, commercial insurance and managed healthcare organizations, and the level of reimbursement for such product by third-party payors. Significant uncertainty exists as to the coverage and reimbursement status of any newly approved product. Decisions regarding the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. One third-party payor’s decision to cover a particular product does not ensure that other payors will also provide coverage for the product. As a result, the coverage determination process can require manufactures to provide scientific and clinical support for the use of a product to each payor separately and can be a time-consuming process, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization.
In addition, third-party payors are increasingly reducing reimbursement for pharmaceutical products and services. The U.S. government and state legislatures have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. For example, the U.S. Department of Health and Human Services (HHS), imposes rebates on many Medicare Part B and Medicare Part D products to penalize price increases that outpace inflation. In addition, HHS has been empowered to negotiate the price of certain single-source drugs that have been on the market for at least 7 years covered under Medicare as part of the Medicare Drug Price Negotiation Program. Each year up to 20 products will be selected by HHS for the Medicare Drug Price Negotiation Program. Products subject to the Medicare Drug Price Negotiation Program are expected to experience a significant reduction in reimbursement from the Medicare program on a per unit basis. In addition, third-party payors are more and more challenging the prices charged, examining the medical necessity and reviewing the cost effectiveness of pharmaceutical products, in addition to questioning their safety and efficacy. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product. Decreases in third-party reimbursement for any product or a decision by a third-party payor not to cover a product could reduce physician usage and patient demand for the product. In international markets, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies. For example, some EU Member States may restrict the range of products for which their national health insurance systems provide reimbursement. Other countries may control the prices of medicinal products for human use or allow companies to fix their own prices for products but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. Such pricing negotiations with governmental authorities can take considerable time after receipt of marketing approval for a product. Political, economic and regulatory developments may further complicate pricing negotiations.
In addition, EU Member States often require the completion of additional health technology assessments that compare the cost-effectiveness of a particular product candidate to currently available therapies. This Health Technology Assessment (HTA) process is the procedure according to which the assessment of the public health impact, therapeutic impact and the economic and societal impact of use of a given medicinal product in the national healthcare systems of the individual country is conducted. The outcome of HTA regarding specific medicinal products will often influence the pricing and reimbursement status granted to these medicinal products by the competent authorities of individual EU Member States. At the EU level, on January 12, 2025, Regulation No 2021/2282 on Health Technology Assessment (HTA Regulation), entered into application through a phased implementation. The Regulation initially applies to new active substances for oncology and ATMPs. It will be expanded to orphan medicinal products in January 2028, and to all centrally authorized medicinal products as of 2030. Select high-risk medical devices also came into scope in 2026. The HTA Regulation is intended to boost cooperation among Member States in assessing health technologies, including new medicinal products. The Regulation establishes a framework for EU-level joint clinical assessments, joint scientific consultations, and the early identification of emerging health technologies. It enables EU Member States to use common tools, methodologies, and procedures and requires them to rely on EU-level joint clinical assessment reports for the clinical components of their national HTA evaluations. Individual EU Member States will continue to be responsible for assessing non-clinical (e.g., economic, social, ethical) aspects of health technologies, and making decisions on pricing and reimbursement. Pharmaceutical products may face competition from lower-priced products in foreign countries that have placed price controls on pharmaceutical products and may also compete with imported foreign products. Furthermore, there is no assurance that a product will be considered medically reasonable and necessary for a specific indication, will be considered cost-effective by third-party payors, that an adequate level of reimbursement will be established even if coverage is available or that the third-party payors’ reimbursement policies will not adversely affect the ability for manufacturers to sell products profitably. Coverage policies and third-party payor reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
EU Reform
On December 11, 2025, the European Commission, the Parliament and the European Council reached a political agreement on a comprehensive overhaul of EU pharmaceutical legislation (the Pharma Package). The reform has been under negotiation since the European Commission submitted its proposal in April 2023. This package—comprised of a new directive and regulation to replace existing legislation—aims to modernize the EU regulatory framework. Following endorsement of the compromise texts by the Council's Committee of Permanent Representatives (COREPER) and approval by the European Parliament's Committee on Public Health (SANT) in March 2026, the proposed revisions must now be formally adopted by the Council of the EU and the European Parliament in plenary, currently anticipated by fall 2026. The reform encompasses a broad range of measures, including changes to regulatory exclusivity, incentives to combat antimicrobial resistance, intellectual property exemptions for generic medicines, orphan products, and marketing authorization procedures. The new framework is expected to enter into force in late 2026 and to be subject to transitional arrangements, with full application not anticipated before 2028.
Other legislative initiatives include the proposed SPC Regulation revision, the proposed Critical Medicines Act (for which a provisional political agreement was reached in May 2026), the proposed Biotech Act and the proposal to amend Regulation 2017/746 on IVDs.
U.S. Healthcare Reform
In the United States, there have been, and continue to be, legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect the profitable sale of product candidates. Among policy makers and payors in the United States, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.
By way of example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the ACA) was passed, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly affected the pharmaceutical industry.
Since its enactment, there have been judicial, executive and political challenges to certain aspects of the ACA. For example, on July 4, 2025, the One Big Beautiful Bill Act (OBBBA), was signed into law, which narrowed access to ACA marketplace exchange enrollment and declined to extend the ACA enhanced advanced premium tax credits that expired at the end of 2025, which, among other provisions in the law, are anticipated to reduce the number of Americans with health insurance. The OBBBA also is expected to reduce Medicaid spending and enrollment by implementing work requirements for some beneficiaries, capping state-directed payments, reducing federal funding, and limiting provider taxes used to fund the program. Congress is considering proposed legislation intended to further reduce healthcare costs with alternatives to replace the expired ACA subsidies. It is possible that the ACA will be subject to additional challenges in the future.
In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes included aggregate reductions to Medicare payments to providers of 2% per fiscal year, which began in 2013 and will remain in effect through 2032 unless additional Congressional action is taken.
The current administration is pursuing policies to reduce regulations and expenditures across government agencies including at the HHS, the FDA, CMS, and related agencies. These actions, presently directed by executive orders or memoranda from the Office of Management and Budget, may propose policy changes that create additional uncertainty for our business. For example, the current administration has announced agreements with pharmaceutical companies that require the drug manufacturers to offer, through a direct-to-consumer platform (TrumpRx), U.S. patients and Medicaid programs prescription drug Most-Favored Nation pricing equal to or lower than those paid in other developed nations, with additional mandates for direct-to-patient discounts and repatriation of foreign revenues. Other recent actions, for example, include (1) directing agencies to reduce agency workforce and cut programs; (2) directing HHS and other agencies to lower prescription drug costs through a variety of initiatives; (3) imposing tariffs on certain imported pharmaceutical products; and (4) as part of the Make America Healthy Again Commission’s Strategy Report released in September 2025, working across government agencies to increase enforcement on direct-to-consumer pharmaceutical advertising. Additionally, the current administration recently called on Congress to enact “The Great Healthcare Plan,” to codify and expand Most-Favored Nation pricing, lower government subsidies to private insurance companies, increase healthcare price transparency, expand pharmaceutical drugs available for over-the-counter purchase, and enact restrictions on pharmacy benefit manager payment methodologies, among other things. These actions and policies may significantly reduce U.S. drug prices, potentially impacting manufacturers’ global pricing strategies and profitability, while increasing their operational costs and compliance risks. In June 2024, in Loper Bright Enterprises v. Raimondo, the U.S. Supreme Court greatly reduced judicial deference to regulatory agencies, which could increase successful legal challenges to federal regulations affecting our operations. Congress may introduce and ultimately pass health care related legislation that could impact the drug approval process and make changes to the Medicare Drug Price Negotiation Program.
Individual states in the United States have also become increasingly active in implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. For example, on June 15, 2026, the FDA approved Colorado’s Section 804 Importation Program (SIP), proposal to import certain drugs from Canada for specific state healthcare programs. It is unclear how this and Florida’s similar program, approved by the FDA in 2024, will be implemented and whether they will overcome potential legal, regulatory, or industry challenges in the United States and/or Canada. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine which drugs and suppliers will be included in their healthcare programs. Furthermore, there has been increased interest by third party payors and governmental authorities in reference pricing systems and publication of discounts and list prices.
Employees and Human Capital
As of September 1, 2026, we had 18 full-time employees, including 8 employees with Ph.D. or M.D. degrees. Of these full-time employees, 10 employees are engaged in research and development activities and 8 employees are engaged in general and administrative activities. Of these, 16 of our employees are located in the United Kingdom and two are located in the United States. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good.
Our human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our incentive plans are to attract, retain and reward personnel through the granting of share- and cash-based compensation awards, in order to increase shareholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.
Facilities
Our office is located at Suite 5F, Block 11, Mereside, Alderley Park, Macclesfield in the United Kingdom where we lease approximately 4,020 square feet of office space under a lease that expires in September 2029. We believe that our facilities are sufficient to meet our current needs and that suitable additional space will be available as and when needed on commercially reasonable terms.
Legal Proceedings
We are not currently a party to any material legal proceedings. From time to time, we may become involved in legal proceedings arising in the ordinary course of business. Regardless of outcome, such proceedings or claims can have an adverse impact on our business and financial condition because of defense and settlement costs, diversion of management resources and other factors.

REDX’S MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Please read the following discussion and analysis of Redx’s financial condition and results of operations together with Redx’s consolidated financial statements and related notes for the years ended December 31, 2025 and 2024 and six months ended June 30, 2026 and 2025, and the other financial information included elsewhere in this proxy statement. The following discussion contains forward-looking statements that reflect Redx’s current plans, estimates and beliefs. Redx’s historical results are not necessarily indicative of the results that may be expected for any period in the future. Redx’s actual results and the timing of events could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement, particularly in the section titled “Risk Factors.” Please also see the section titled “Cautionary Statement Regarding Forward-Looking Statements.”
Unless otherwise indicated or the context otherwise requires, references in this section to “Redx,” “we,” “us,” “our” and other similar terms refer to Redx Pharma Ltd. and its subsidiaries prior to the Transaction and to Fibrx Therapeutics, Inc. and its consolidated subsidiaries following the consummation of the Transaction.
Overview
We are a clinical-stage biotechnology company focused on discovering and developing novel, small molecule, targeted therapeutics for the treatment of fibrotic diseases. Our portfolio reflects our expertise in targeting the ROCK pathway and consists of two clinical-stage product candidates. Our lead product candidate, RXC008, is a wholly-owned, gastrointestinal (“GI”)-restricted pan-ROCK inhibitor that we are developing as a treatment targeting fibrostenotic Crohn’s disease (“FSCD”). FSCD is a condition with currently no approved therapeutic treatment options to address the underlying fibrotic aspects of this disease, with surgical intervention often required. RXC008 has an open U.S. IND application and was granted FDA Fast Track designation in February 2026. RXC008 is supported by compelling preclinical and Phase 1 data validating the mechanism and strong clinician and key opinion leader backing. We expect to commence a Phase 2 clinical trial in the fourth quarter of 2026, with topline data expected in the second half of 2028. Our second ROCK inhibitor program is RXC007, a next-generation selective ROCK2 inhibitor with potential across a number of fibrotic indications which has completed a Phase 2a clinical trial in IPF. We are reviewing available options to optimize the development of zelasudil, including potential partnering. Our pipeline also includes a preclinical DDR program, a novel target against fibrosis with potential utility across a variety of organs and diseases of high unmet need. We expect to submit an IND application for the DDR program in 2027.
To date, we have financed our operations primarily through the issuance of ordinary shares, convertible loan notes, collaboration and licensing arrangements, research and development tax credits and other grants and incentives, proceeds received from collaboration and licensing arrangements, research and development tax credits and grants, and other financing activities. As of June 30, 2026, we had cash and cash equivalents of $9.2 million. We have not generated any revenue from product sales and do not expect to generate revenue from product sales unless and until we successfully complete development, obtain regulatory approval for and commercialize one or more of our product candidates.
We have incurred significant losses since inception. For the six months ended June 30, 2026 and 2025, we recorded net losses of $6.6 million and $11.4 million, respectively. For the years ended December 31, 2025 and 2024, we reported net losses of $17.2 million and $22.0 million, respectively. As of June 30, 2026, we had an accumulated deficit of $201.4 million. Substantially all of our losses have resulted from expenses incurred in connection with our research and development programs and, to a lesser extent, from general and administrative expenses associated with our operations. All of our product candidates will require substantial additional development time and resources before we are able to apply for or receive marketing approvals and begin generating revenue from product sales, if ever.
We expect to continue to incur significant losses for the foreseeable future if and as we:
•advance our existing product candidates through preclinical and clinical development;
•initiate, continue or expand clinical trials or other studies for our product candidates;
•identify, evaluate and advance additional product candidates from our discovery pipeline and platform capabilities;
•maintain, expand and protect our intellectual property portfolio;
•manufacture drug substance and drug product material for preclinical studies, clinical trials and potential commercialization;
•attract, hire and retain skilled personnel;
•expand our research, development, regulatory, quality, finance and administrative functions;
•seek regulatory approvals and, if approved, reimbursement for our product candidates;
•establish sales, marketing and distribution capabilities, either independently or with third parties, for any products for which we may obtain marketing approval;
•acquire or in-license technologies, product candidates or other assets;
•make milestone, royalty or other payments under existing or future license, collaboration or acquisition agreements;
•incur additional legal, accounting and other expenses related to operating as a public company following the completion of the Transaction; and
•experience any delays, setbacks or unforeseen costs with respect to any of the foregoing.
Our operating results may fluctuate from period to period depending on the timing and magnitude of our research and development activities, collaboration activities, financing activities and capital expenditures. Furthermore, following the closing of the Transaction, we expect to incur additional costs associated with operating as a public company, including significant audit, legal, accounting, regulatory, investor relations and compliance expenses, as well as director and officer insurance premiums and other costs that we did not incur, or did not incur at the same level, as a private company.
Because of the numerous risks and uncertainties associated with product development, there can be no assurance that we will ever achieve profitability or, if achieved, that profitability will be sustained on a continuing basis. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and may be forced to delay, reduce or terminate our research and development programs, commercialization efforts or other operations.
Based on our current operating plans, we believe that our existing cash and cash equivalents, together with the anticipated net proceeds from the Transaction and related financing arrangements, including the Series A Financing and the Transaction Financings described below, will be sufficient to fund our planned operating expenses and capital expenditure requirements into 2029. This estimate is based on assumptions that may prove to be incorrect, and we could utilize our available capital resources sooner than we currently expect. See “—Liquidity and Capital Resources.”

Without giving effect to the anticipated net proceeds from the Transaction and Series A Financing and the Transaction Financings, as of October 15, 2026, we expect that our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements for at least twelve months from the date our consolidated financial statements were available to be issued. See Note 1 to our consolidated financial statements appearing elsewhere in this proxy statement for additional information regarding our going concern assessment.
As a result, we will require substantial additional funding to support our continuing operations and pursue our growth strategy beyond our currently anticipated cash runway. Until such time, if ever, as we generate significant revenue from product sales, we expect to finance our operations through a combination of various capital sources, potentially including equity financings, debt financings, collaboration and licensing arrangements, grants, research and development tax credits and other strategic transactions. There can be no assurance that we will be successful in obtaining sufficient funding to support our business plans on acceptable terms, or at all. If we are unable to obtain adequate funding when needed, we may be required to delay, reduce or terminate the development of our product candidates, scale back our research activities and operations, reduce our workforce or forego future strategic opportunities.
Recent Developments
The Transaction
On August 14, 2026, Redx entered into the Transaction Agreement with Skye. Pursuant to the Transaction Agreement, and subject to the terms and conditions set forth therein, Skye will acquire the entire issued and to be issued share capital of Redx pursuant to the Scheme of Arrangement.
Under the Transaction Agreement, following the Effective Time, each Scheme Share shall be transferred from the holders of Scheme Shares to Skye in exchange for a number of validly issued, fully paid and non-assessable shares of Common Stock or, if elected for a part or all of the Scheme Shares held by an Eligible Electing Shareholder,  shares of Non-Voting Common Stock, calculated in accordance with the Exchange Ratio.
Prior to signing the Transaction Agreement, Redx entered into a subscription agreement pursuant to which, Redx sold and issued the Series A Shares for an aggregate purchase price of $36.0 million including the conversion of the $12.0 million convertible loan notes entered into with Redmile Group LLC in April 2026 into Series A preference shares and the issuance of an additional $24.0 million of Series A preference shares for cash proceeds to new investors. The Series A Shares will form part of the Scheme Shares.
Concurrently with signing the Transaction Agreement, Skye entered into the PIPE Securities Purchase Agreement for the Concurrent PIPE Financing for aggregate proceeds of $67.9 million which is expected to close immediately after completion of the Transaction. In addition, Skye entered into the ELOC Securities Purchase Agreement with Buyer, pursuant to which, and in accordance with the terms and conditions set forth therein, Skye will be required, subject to the limitations and conditions set forth therein, to sell to Buyer, and Buyer will be obligated to purchase the ELOC Shares, with an aggregate purchase price of up to $22.0 million, which amount shall be reduced by the amount, if any, by which the aggregate gross equity proceeds actually funded to Skye in connection with the closing of the issuance and sale of equity securities by Skye or Redx (including pursuant to the PIPE Securities Purchase Agreement and certain additional equity financings occurring or closing concurrently or in connection therewith, including the Series A Financing) exceeds $103.0 million.
Upon consummation of the Transaction, the combined company will be led by the Redx management team and is expected to operate under the name Fibrx Therapeutics, Inc. The Transaction Agreement was unanimously approved by Skye’s board of directors and is subject to certain customary closing conditions, including approval by the stockholders of each company.

Components of Our Results of Operations
Revenue
Revenue consists primarily of revenue generated from collaboration arrangements, licensing activities and the provision of research and preclinical development services to third parties.
Revenue from collaboration and licensing arrangements may include upfront payments, research and development funding, milestone payments and other consideration received in connection with the development and commercialization of scientific programs and related intellectual property. Revenue from research and preclinical development services is generally derived from services performed under partnership and research agreements.
The timing and amount of revenue recognized depends on the nature of the underlying arrangement and the satisfaction of the applicable performance obligations. Accordingly, revenue may fluctuate significantly from period to period due to the timing of contract execution, the achievement of milestones, changes in estimates related to variable consideration, and the level of activity performed under existing agreements.
We have not generated any revenue from product sales because none of our product candidates has received regulatory approval. We do not expect to generate revenue from product sales unless and until we successfully complete development, obtain regulatory approval for, and commercialize one or more of our product candidates. If our product development efforts are successful, future revenue may be derived from product sales, additional collaboration and licensing agreements, milestone payments, royalties or a combination thereof.
Because our current revenue is derived primarily from collaborations, licensing activities and research services, historical revenue may not be indicative of future revenue trends. In addition, we may never successfully develop or commercialize any of our product candidates, and future revenue may never be sufficient to achieve or maintain profitability.
Operating Expenses
Our operating expenses consist of research and development expenses and general and administrative expenses.
Research and Development
Research and development activities are central to our business strategy, and expenses consist primarily of external and internal costs incurred in connection with the discovery and development of our product candidates. We expense research and development costs as incurred.
External costs consist of:
•fees paid to third-party CROs, contract manufacturing organizations ("CMOs"), clinical trial sites and other third-party service providers that conduct discovery, preclinical, toxicology, clinical development, and regulatory activities on our behalf;
•costs associated with license, collaboration, and discovery agreements, including funding research performed by third parties on our behalf;
•costs related to CMC activities, including drug substance and drug product manufacture, analytical testing, and process development in support of our product candidates;
•expenses incurred for preclinical studies, toxicology studies, and clinical trials supporting the advancement of our product candidates;
•license fees, milestone payments and other costs associated with the acquisition, protection and maintenance of intellectual property and technology rights;

•allocated facility costs and overhead, including rent, utilities, maintenance, depreciation, insurance and supplies used to support research and development activities; and
•regulatory consulting, scientific advisory, and other professional services supporting our research and development programs.
Internal costs consist primarily of personnel-related expenses, including salaries, bonuses, benefits, travel, share-based compensation, and other expenses for employees engaged in research and development activities.
We track external research and development costs on a program-by-program basis once a candidate has advanced from discovery into preclinical or clinical development. Costs incurred prior to that stage, and internal costs generally, are not allocated on a program-specific basis, as our internal resources and discovery infrastructure are deployed across multiple programs. Payments to external vendors are made in accordance with the terms of the individual agreements, which may not correspond to the pattern of costs actually incurred, and amounts paid in advance of performance are recorded as prepaid expenses and recognized as the related services are performed; amounts owed for services already performed are accrued.
We expect our research and development expenses to increase for the foreseeable future as we advance through preclinical and clinical development, pursue additional indications, seek to identify and progress new product candidates from our discovery pipeline, and expand our research and development headcount.
The successful development of our product candidates is highly uncertain, and we cannot reasonably estimate the nature, timing, or costs of the efforts necessary to complete development and, if approved, commercialize any of our product candidates. This uncertainty arises from a number of factors, including:
•the scope, timing, and progress of ongoing and future preclinical studies and clinical trials;
•the number and scope of research and development programs we elect to pursue, and our ability to identify and advance new candidates from our discovery platform;
•the timing of, and our ability to achieve, successful patient enrollment in clinical trials;
•whether clinical trial results demonstrate safety and efficacy profiles sufficient to satisfy the FDA the U.K. Medicines and Healthcare Products Regulatory Agency, the EMA, or other comparable regulatory authorities;
•the timing, scope, and outcome of any regulatory approvals we may seek;
•our ability to establish and maintain collaboration, license, or manufacturing arrangements with third parties on acceptable terms;
•our ability to obtain, maintain, defend, and enforce patent and other intellectual property protection for our product candidates;
•our ability to recruit and retain qualified scientific, clinical, regulatory, and manufacturing personnel;
•the costs and timing of establishing sales, marketing, and distribution capabilities, whether independently or with a collaborator, for any approved products;
•changes in laws, regulations, tariffs, or trade restrictions affecting our supply chain, given our operations across the U.K. and U.S.; and
•our ability to achieve adequate market acceptance, coverage, and reimbursement for any approved product.
A change in the outcome of any of these factors could materially affect the costs and timing associated with the development of our current or future product candidates. Because of the inherent uncertainties associated with pharmaceutical development, we cannot reasonably estimate the timing or likelihood of achieving regulatory approval, commercializing any product candidate or generating revenue from product sales. We may never obtain regulatory approval for any product candidate we develop.
General and Administrative
General and administrative expenses consist primarily of personnel-related costs incurred to support our business operations. These expenses include salaries, bonuses, benefits, share-based compensation, recruiting costs, and other employee-related expenses for personnel engaged in executive management, finance, accounting, legal, business development, human resources, information technology, and other administrative functions across our organization.
Other significant general and administrative expenses include:
•legal fees relating to corporate matters and to the maintenance, defense, and enforcement of our intellectual property portfolio;
•professional and consulting fees associated with accounting, audit, tax, and other advisory services;
•insurance expenses, including directors' and officers' liability insurance;
•costs associated with maintaining our regulatory compliance activities;
•investor relations, corporate communications and business development expenses;
•facilities, information technology, and other administrative operating costs not classified as research and development expenses.
We expect our general and administrative expenses to increase for the foreseeable future, as we increase headcount to support our continued research and development activities. Future increases may result from the expansion of our workforce, investments in information technology systems and operational capabilities, increased professional and advisory services, costs associated with intellectual property protection, and enhanced business development and corporate activities.
We also expect to incur significant expenses in connection with the proposed Transaction and related pre-closing financing transactions, including legal, accounting, advisory, and other transaction costs, regardless of whether the Transaction is completed. If the Transaction is completed, we expect to incur additional expenses associated with operating as a public company, including increased costs for accounting, audit, legal, regulatory, and tax-related services necessary to maintain compliance with the rules and regulations of the SEC and the listing standards of the national securities exchange on which our securities will be listed, increased director and officer insurance costs, and costs associated with investor relations and public company reporting obligations.
In addition, if we obtain regulatory approval for any of our product candidates and do not enter into a third-party commercialization arrangement, we expect to incur significant additional expenses related to building commercial infrastructure to support marketing, sales, and distribution activities.
Other Income (Expense), Net
Interest Income
Interest income consists primarily of interest earned on cash and cash equivalents held in interest-bearing deposit accounts and money market funds. Interest income is affected by the level of cash balances maintained during the period and prevailing market interest rates. Accordingly, interest income may fluctuate from period to period based on the timing and amount of financing activities, operating cash requirements, and changes in interest rate environments.

Other Income, Net
Other income, net consists primarily of realized and unrealized gains and losses arising from non-operating activities, including foreign currency transaction gains and losses, fair value adjustments and other miscellaneous income and expense items. The amounts recognized within other income, net may vary from period to period based on changes in the value of financial assets and liabilities, and other non-recurring or non-operating transactions.
Research and Development Tax Incentives
We benefit from research and development tax incentive programs available to our U.K. subsidiaries. For accounting periods beginning on or after April 1, 2024, qualifying expenditures are eligible for relief under the United Kingdom's merged Research and Development Expenditure Credit and Enhanced R&D Intensive Support regime (collectively, the "RDEC regime").
Amounts recognized under the RDEC regime are presented as research and development tax incentives within Other Income. Qualifying expenditures generally include research and development employee costs, certain third-party research and development expenditures, consumables and externally provided workers.
Research and development tax incentives represent an important source of non-dilutive funding for our operations. The amount recognized in any period depends primarily on the level of qualifying research and development expenditure incurred and may fluctuate based on changes in eligible spending, applicable rates of relief and HMRC's review of submitted claims.
Foreign Currency Transaction Gain (Loss), Net
Foreign currency transaction gain (loss), net consists primarily of realized and unrealized gains and losses arising from the remeasurement of monetary assets and liabilities denominated in currencies other than the applicable entity’s functional currency. These balances primarily include cash and cash equivalents, accounts payable, accrued liabilities and intercompany balances between our U.K. and U.S. subsidiaries.
Because a significant portion of our operations are conducted through subsidiaries in the U.K. and the U.S., we are exposed to fluctuations in foreign currency exchange rates, principally between the U.S. dollar and British pound sterling. Changes in exchange rates may result in period-to-period volatility in our operating results as foreign currency-denominated monetary assets and liabilities are remeasured into the functional currency of the applicable entity, with resulting gains and losses recognized in earnings.
We do not currently utilize derivative instruments or other hedging arrangements to mitigate foreign currency risk. Accordingly, foreign currency transaction gain (loss), net may continue to fluctuate based on changes in exchange rates, particularly to the extent we maintain significant cash balances, operating expenditures, or intercompany balances denominated in currencies other than the applicable entity's functional currency.
Income Tax Benefit (Expense)
We are subject to income taxes in the U.K. and U.S. Our effective tax rate may fluctuate from period to period due to changes in the jurisdictional mix of earnings and losses, the availability of tax credits and deductions, changes in tax laws, and changes in the valuation of deferred tax assets and liabilities.
Results of Operations for the Six Months Ended June 30, 2026 and 2025
The following table summarizes our results of operations for the period presented (in thousands):

	For the six months ended June 30,		Change
	2026	2025	$
Revenue	$—	$620	$(620)
Operating expenses:
Research and development	(4,510)	(8,921)	4,411
General and administrative	(2,973)	(3,933)	960
Total operating expenses	(7,483)	(12,854)	5,371
Loss from operations	(7,483)	(12,854)	4,751
Other income (expense), net
Interest income	92	212	(120)
Other income	176	252	(76)
Research and development tax incentives	569	687	(118)
Foreign currency transactions (loss)/gain, net	10	(338)	348
Total other income (expense), net	847	813	34
Loss before income taxes	(6,636)	(11,421)	4,785
Income tax (expense) benefit	4	(2)	6
Net Loss	$(6,632)	$(11,423)	$4,791

Revenue
Revenue decreased by $0.6 million to no revenue for the six months ended June 30, 2026 from $0.6 million for the six months ended June 30, 2025. The decrease was primarily due to revenue recognized under our collaboration arrangement with Jazz Pharmaceuticals Ireland Limited (“Jazz Collaboration Agreement”) that did not recur at the same level during the six months ended June 30, 2026.

Research and Development
The following table summarizes our research and development expenses incurred (in thousands):

	June 30,		Change
	2026	2025	$
Direct research and development expenses by program:
RXC008	$(2,550)	$(1,702)	$(848)
DDR	(82)	(166)	84
RXC007	(184)	(1,634)	1,450
Other (1)	(173)	(798)	625
Unallocated research and development expenses:
Personnel-related expenses (including stock-based compensation)	(1,126)	(2,849)	1,723
Other expenses	(395)	(1,772)	1,377
Total research and development expenses	$(4,510)	$(8,921)	$4,411
______________
(1)Other includes research and development expenses related to early-stage developmental programs, discovery-stage initiatives, platform research activities, and programs that have been discontinued, deprioritized, or otherwise are not individually material for separate presentation.
Research and development expenses decreased by $4.4 million to $4.5 million for the six months ended June 30, 2026 from $8.9 million for the six months ended June 30, 2025. The decrease was primarily attributable to lower direct program spend, including decreases of $0.1 million related to the pausing of the DDR program, $1.5 million related to the completion of the RXC007 in the six months ended June 30, 2025, and $0.6 million related to other early stage development, offset by an increase of $0.8 million related to RXC008. Personnel-related expenses decreased by $1.7 million, primarily due to reductions in staff from downsizing our discovery group, and other research and development expenses also decreased by $1.4 million, primarily driven by reductions in facilities and equipment maintenance, lab consumables, and technology costs.
We expect our research and development expenses to increase for the foreseeable future as we advance our preclinical and clinical development programs, pursue additional indications, identify and progress new product candidates from our discovery pipeline and expand our research and development headcount.
General and Administrative Expenses
General and administrative expenses decreased by $1.0 million, to $3.0 million for the six months ended June 30, 2026 from $4.0 million for the six months ended June 30, 2025. The decrease was primarily due to a $0.5 million decrease in share-based compensation expense, primarily related to the absence of stock-based compensation for options issued during the six months ended June 30, 2025 and a $0.8 million decrease in personnel-related costs, primarily due to a reduction in headcount, partially offset by a $0.3 million increase in general business expenses related to recruitment and membership.
Other Income, Net
Other income, net was consistent for the six months ended June 30, 2026 and 2025 with $0.8 million.

Income Tax Benefit (Expense)
We are subject to income taxes in the U.K. and the U.S. Income tax benefit was approximately less $0.1 million for the six months June 30, 2026 and 2025. Despite reporting pretax losses in both periods, no significant income tax benefit was recognized due to the maintenance of a full valuation allowance against our deferred tax assets. The valuation allowance reflects the conclusion that it is not more likely than not that the deferred tax assets will be realized based on our history of operating losses and the uncertainty associated with generating sufficient future taxable income.
Net Loss
Net loss decreased by $4.8 million to $6.6 million for the six months ended June 30, 2026 from $11.4 million for the six months ended June 30, 2025. The decrease in net loss was primarily attributable to a $5.4 million decrease in total operating expenses, partially offset by $0.6 million decrease in revenue.
Results of Operations for the Years ended December 31, 2025 and 2024
The following table summarizes our results of operations for the period presented (in thousands):

	For the year ended December 31,		Change
	2025	2024	$
Revenue	$631	$18,127	$(17,496)
Operating expenses:
Research and development	(13,737)	(31,714)	17,977
General and administrative	(6,026)	(11,062)	5,036
Total operating expenses	(19,763)	(42,776)	23,013
Loss from operations	(19,132)	(24,649)	5,517
Other income (expense), net
Interest income	314	1,110	(796)
Other income	174	155	19
Research and development tax incentives	1,705	1,500	205
Foreign currency transactions (loss)/gain, net	(294)	(63)	(231)
Total other income (expense), net	1,899	2,702	(803)
Loss before income taxes	(17,233)	(21,947)	4,714
Income tax (expense) benefit	(6)	(11)	5
Net Loss	$(17,239)	$(21,958)	$4,719

Revenue
Revenue decreased by $17.5 million, to $0.6 million for the year ended December 31, 2025 from $18.1 million for the year ended December 31, 2024. The decrease was primarily due to revenue recognized during the year ended December 31, 2024 under the Jazz Collaboration Agreement that did not recur at the same level during the year ended December 31, 2025.

Research and Development
The following table summarizes our research and development expenses incurred (in thousands):

	December 31,		Change
	2025	2024	$
Direct research and development expenses by program:
RXC008	$(2,881)	$(6,213)	$3,332
DDR	(148)	(807)	659
RXC007	(1,697)	(7,274)	5,577
Other (1)	(1,728)	(5,950)	4,222
Unallocated research and development expenses:
Personnel-related expenses (including stock-based compensation)	(4,175)	(7,292)	3,117
Other expenses	(3,108)	(4,178)	1,070
Total research and development expenses	$(13,737)	$(31,714)	$17,977
______________
(2)Other includes research and development expenses related to early-stage developmental programs, discovery-stage initiatives, platform research activities, and programs that have been discontinued, deprioritized, or otherwise are not individually material for separate presentation.
Research and development expenses decreased by $18.0 million to $13.8 million for the year ended December 31, 2025 from $31.7 million for the year ended December 31, 2024. The decrease was primarily attributable to lower direct program spend, including decreases of $3.3 million related to RXC008, $0.7 million related to DDR, $5.6 million related to RXC007, and $4.2 million related to other early stage development. These decreases were primarily driven by the RXC008 Phase 1 and RXC007 Phase 2a trials being completed, and no new Phase 2 trials being initiated in 2025. Personnel-related expenses decreased by $3.1 million, primarily due to reductions in staff from downsizing our discovery group, and other research and development expenses also decreased by $1.1 million, primarily driven by facilities and equipment maintenance, lab consumables, and technology costs.
We expect our research and development expenses to increase for the foreseeable future as we advance our preclinical and clinical development programs, pursue additional indications, identify and progress new product candidates from our discovery pipeline and expand our research and development headcount.
General and Administrative Expenses
General and administrative expenses decreased by $5.0 million to $6.0 million for the year ended December 31, 2025 from $11.1 million for the year ended December 31, 2024. The decrease was primarily due to a $2.1 million decrease in share-based compensation expense, primarily related to the absence of stock-based compensation for options issued during the year ended 2025, a $1.6 million decrease in personnel-related costs, primarily due to a significant reduction in headcount, a $1.0 million decrease in professional and consulting fees, IT and software costs, and general business expenses, primarily related to delisting from the AIM market, and $0.2 million decrease in administrative expenses related to fixed asset disposals.
Other Income (Expense), Net
Other income, net decreased by $0.8 million to $1.9 million for the year ended December 31, 2025 from $2.7 million for the year ended December 31, 2024. The decrease was primarily attributable to lower interest income due to lower overall cash balances, partially offset by changes in prevailing interest rates, foreign exchange gains or losses, fair value adjustments or other income recognized during the period.
Income Tax Benefit (Expense)
Income tax benefit was approximately less than $0.1 million for the years ended December 31, 2025 and 2024. Our U.S. subsidiary generated taxable income in 2024 and a taxable loss in 2025, and our U.K. entity incurred losses in both years and has not paid U.K. corporation tax.
Despite reporting pretax losses in both periods, no significant income tax benefit was recognized due to the maintenance of a full valuation allowance against our deferred tax assets. The valuation allowance reflects the conclusion that it is not more likely than not that the deferred tax assets will be realized based on our history of operating losses and the uncertainty associated with generating sufficient future taxable income.
As of December 31, 2025, we had U.K. net operating loss carryforwards of approximately $160.4 million, which may be carried forward indefinitely to offset future taxable profits but are subject to utilization restrictions, including an annual limit of £5.0 million plus 50% of taxable profits above that amount. As of December 31, 2025, we had U.S. federal net operating loss carryforwards of approximately $111 thousand, which may be carried forward indefinitely but may offset only 80% of taxable income in any year. We have recorded a full valuation allowance against our U.K. deferred tax assets.
Net Loss
Net loss decreased by $4.7 million to $17.2 million for the year ended December 31, 2025 from $22.0 million for the year ended December 31, 2024. The decrease in net loss was primarily attributable to a $23.0 million decrease in total operating expenses partially offset by $17.5 million decrease in revenue and a $0.8 million decrease in total other income, net.
Liquidity and Capital Resources
Sources of Liquidity
As of June 30, 2026, we had $9.2 million of cash and cash equivalents. Since inception, we have funded our operations primarily through the issuance of ordinary shares and convertible loan notes, collaboration and licensing arrangements, research and development tax credits and other grants and incentives. We have not generated revenue from product sales and do not expect to do so unless and until we successfully obtain regulatory approval and commercialize one or more of our product candidates.
Key financing activities since inception have included the issuance of ordinary shares and convertible loan notes, as well as the receipt of research and development tax credits and other grants and incentives.
•In August 2020, we issued convertible loan notes with an original face value of $29.0 million. Following a partial conversion in December 2020 of convertible loans held by Redmile and Sofinnova Crossover 1 SLP, $22.9 million of principal remained outstanding as of December 31, 2025. In August 2026, the remaining principal amount was converted in full into ordinary shares in accordance with the original contractual conversion terms.
•In April 2026, we entered into a convertible bridging loan agreement with Redmile and received $12.0 million of proceeds.
•On August 27, 2026, the convertible loan notes converted into Series A preference shares in connection with the closing of the Series A Financing. The Series A Financing generated aggregate consideration of $36.0 million, consisting of the conversion of the convertible loan notes and the issuance of an additional $24.0 million of Series A preference shares for cash to new investors. In connection with the Transaction,

Skye also entered into the PIPE Securities Purchase Agreement for aggregate proceeds of $67.9 million which is expected to close immediately after the Transaction. In addition, Skye entered into the ELOC Securities Purchase Agreement with Buyer, pursuant to which, and in accordance with the terms and conditions set forth therein, Skye will be required, subject to the limitations and conditions set forth therein, to sell to Buyer, and Buyer will be obligated to purchase the ELOC Shares, with an aggregate purchase price of up to $22.0 million, which amount shall be reduced by the amount, if any, by which the aggregate gross equity proceeds actually funded to Skye in connection with the closing of the issuance and sale of equity securities by Skye or Redx (including pursuant to the PIPE Securities Purchase Agreement and certain additional equity financings occurring or closing concurrently or in connection therewith, including the Series A Financing) exceeds $103.0 million. As of August 31, 2026, Redx had cash and cash equivalents of $30.5 million.
We have incurred recurring operating losses and negative cash flows from operations since inception and had an accumulated deficit of $201.4 million as of June 30, 2026. Substantially all of our expenditures have been related to research and development activities, including the discovery and advancement of our product candidates, as well as general and administrative expenses necessary to support our operations.
As discussed in Note 2 Summary of Significant Accounting Policies to the consolidated financial statements, our recurring losses and negative cash flows from operations have required us to obtain financing to support our operations and advance our development programs.
We anticipate that our principal uses of cash for the foreseeable future will include the advancement of our research and development programs, clinical trials, manufacturing and product development activities, intellectual property protection, working capital requirements and general corporate purposes.
Cash Flows
The following table summarizes cash flows for the periods indicated (in thousands):

	For the period ended June 30,		For the year ended December 31,
	2026	2025	2025	2024

Net cash used in operating activities	$(7,924)	$(7,892)	$(12,746)	$(21,544)
Net cash provided by (used in) investing activities	94	141	191	(45)
Net cash provided by financing activities	12,000	—	—	6,355
Effect of exchange rate changes on cash and cash equivalents	(283)	1,131	954	(205)
Net (decrease) increase in cash and cash equivalents	$3,888	$(6,621)	$(11,601)	$(15,439)
Net Cash Used in Operating Activities
Net cash used in operating activities was $7.9 million for the six months ended June 30, 2026, compared to net cash used in operating activities of $7.9 million for the six months ended June 30, 2025. The net cash used in operating activities for the six months ended June 30, 2026 was primarily attributable to a net loss of $6.6 million and changes in operating assets and liabilities of $2.0 million, offset by non-cash adjustments of $0.7 million. The net cash used by changes in operating assets and liabilities was primarily driven by increases of $2.9 million in prepaid expenses and other current assets and $0.5 million in lease liabilities, offset by increases of $1.0 million in accounts payable and $0.4 million in accrued expenses and other current liabilities. The net cash used in operating activities for the six months ended June 30, 2025 was primarily attributable to a net loss of $11.4 million, offset by non-cash adjustments of $1.4 million and changes in operating assets and liabilities of $2.1 million. The net cash provided by changes in operating assets and liabilities was primarily driven by decreases of $3.3 million in accounts receivable and $1.4 million in prepaid expenses and other current assets, offset by decreases of $1.4 million in accrued expenses and other current liabilities, $0.5 million in contract liabilities, and $0.5 million in lease liabilities.
Net cash used in operating activities was $12.7 million for the year ended December 31, 2025, compared to net cash used in operating activities of $21.5 million for the year ended December 31, 2024. The net cash used in operating activities in the year ended December 31, 2025 was primarily attributable to a net loss of $17.2 million, offset by non-cash adjustments of $2.3 million and changes in operating assets and liabilities of $2.2 million. The net cash provided by changes in operating assets and liabilities was primarily driven by decreases of $3.3 million in accounts receivable and $3.3 million in prepaid expenses and other current assets, offset by a decrease of $2.9 million in accrued expenses and other current liabilities. The net cash used in operating activities in the year ended December 31, 2024 was primarily attributable to a net loss of $22.0 million and changes in operating assets and liabilities of $4.8 million, offset by non-cash adjustments of $5.3 million. The net cash used by changes in operating assets and liabilities was primarily driven by increases of $2.8 million in accounts receivable and $1.2 million in accrued expenses and other current liabilities, offset by decreases of $2.6 million in accounts payable and $0.9 million in lease liabilities. The year-over-year change was primarily driven by the receipt and recognition of collaboration-related cash flows in 2024 that did not recur at the same level in 2025 and the timing of working capital payments.
Net Cash Provided by (Used in) Investing Activities
Net cash provided by investing activities was $0.1 million for the six months ended June 30, 2026 and 2025. Net cash provided by investing activities during the six months ended June 30, 2026 was primarily driven by sale of property and equipment, while net cash provided by investing activities during the six months ended June 30, 2025 was primarily driven by sales of property and equipment offset by purchases of property and equipment during the same period.
Net cash provided by investing activities was $0.2 million for the year ended December 31, 2025, compared to net cash used in investing activities of $0.05 million for the year ended December 31, 2024. Net cash provided by investing activities in 2025 was primarily driven by proceeds from the sale of property and equipment, while net cash used in investing activities in 2024 was primarily driven by purchases of property and equipment.
Net Cash Provided by Financing Activities
Net cash provided by financing activities was $12.0 million for the six months ended June 30, 2026, compared to no net cash provided by financing activities for the six months ended June 30, 2025. Cash provided by financing activities for the six months ended June 30, 2026 was primarily attributable to proceeds of $12.0 million received from the issuance of loan notes. There were no loan notes issued during the six months ended June 30, 2025.
There was no cash provided by financing activities for the year ended December 31, 2025, compared to $6.4 million of cash provided by financing activities for the year ended December 31, 2024. Cash provided by financing activities in 2024 was primarily attributable to proceeds from issuances of common stock.
Future Funding Requirements
The development of pharmaceutical product candidates is a capital-intensive and highly uncertain process. We have incurred operating losses and negative cash flows from operations since inception and expect to continue to incur significant losses and negative cash flows for the foreseeable future as we advance our product candidates through preclinical and clinical development, expand our research activities, maintain and protect our intellectual property portfolio, and continue to invest in personnel and infrastructure to support our business.

Based on our current operating plans, we believe that our existing cash and cash equivalents as of the date of this proxy statement/prospectus, together with the estimated net proceeds from the Transaction and related financing arrangements, including the Series A Financing, the Transaction Financings will be sufficient to fund our planned operating expenses and capital expenditure requirements into 2029. However, our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could differ materially. This estimate is based on assumptions that may prove to be incorrect, and we could utilize our available capital resources sooner than currently expected.
Because the development and commercialization of pharmaceutical product candidates is subject to substantial uncertainty, we cannot reasonably estimate the amount or timing of future funding requirements.
Without giving effect to the anticipated net proceeds from the Transaction, the Series A Financing and the Transaction Financings, as of October 15, 2026, we expect that our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements for at least twelve months from the date our consolidated financial statements were available to be issued.
Our future capital requirements will depend on many factors, including:
•the progress, timing, costs and results of our discovery, preclinical and clinical development activities;
•the timing and costs associated with obtaining regulatory approvals for our product candidates;
•the scope, prioritization and advancement of our current and future pipeline programs;
•the costs of manufacturing clinical trial materials and supporting product development activities;
•the costs of maintaining and expanding relationships with contract research organizations, contract manufacturing organizations and other third-party service providers;
•the costs of obtaining, maintaining, protecting and enforcing our intellectual property rights;
•our ability to establish and maintain strategic collaborations, licensing arrangements and other partnerships;
•the timing and amount of milestone, royalty or other payments under existing and future collaboration arrangements;
•the growth of our organization and the costs associated with supporting our operations; and
•the costs associated with operating as a public company.

Until such time, if ever, as we can generate meaningful revenue from product sales, we expect to finance our operations through a combination of equity financing, debt financings, strategic collaborations, licensing arrangements, grants, research and development tax credits and other available sources of capital. Additional funding may not be available on acceptable terms, or at all. If we are unable to obtain sufficient funding when needed, or if the Transaction is not completed, we may be required to delay, reduce or discontinue certain research and development programs, clinical trials or other strategic initiatives or otherwise reduce its operating expenditures.
Contractual Obligations and Commitments
We enter into contracts in the ordinary course of business with CROs, CMOs, and other third-party vendors and service providers for research and development, preclinical studies, clinical trials, manufacturing, and related services. These contracts are generally cancellable by us upon notice and do not contain significant minimum purchase commitments. Payments due upon cancellation generally consist of amounts for services rendered and costs incurred through the cancellation date, including any non-cancellable obligations of our service providers.

In addition, we enter into agreements related to the licensing, development and commercialization of intellectual property and technologies. Certain of these arrangements may require us to make future milestone, royalty or other contingent payments upon the achievement of specified development, regulatory, commercial or sales-based events. Because the timing and likelihood of achieving these milestones are uncertain and depend on the successful advancement of our product candidates, such contingent obligations are not included in our consolidated balance sheets and cannot be reasonably estimated at this time.
We have operating lease obligations related to our office and laboratory facilities. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. Right-of-use assets and related lease liabilities are recorded on the balance sheet for leases with an initial term in excess of 12 months. As of December 31, 2025, future minimum lease payments under non-cancellable operating leases were approximately $0.5 million. Subsequent to year end, we entered into a new three-year lease agreement for office space in Macclesfield, U.K..
As of June 30, 2026, our material contractual obligations consisted primarily of obligations under convertible loan notes. We had $34.3 million of convertible loan notes outstanding, which were subsequently converted into ordinary shares in August 2026.
Additional information regarding our commitments and contingencies is included in Note 13, Commitments and Contingencies, Note 6, Leases, and Note 8, Convertible Loan Notes, to the condensed consolidated financial statements.
Critical Accounting Estimates
Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates, judgments and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. These estimates and assumptions are based on historical experience and various other factors that we believe are reasonable under the circumstances. Actual results may differ materially from those estimates.
We believe that the accounting policies discussed below involve the most significant judgments and estimates used in the preparation of our consolidated financial statements and are critical to understanding our results of operations and financial condition. Accordingly, these policies require the most difficult, subjective or complex judgments by management. Our significant accounting policies are described in Note 2, Summary of Significant Accounting Policies, to our consolidated financial statements included elsewhere in this proxy statement.
Research and Development Expenses and Related Accruals
Research and development expenses represent a significant component of our operating expenses and are expensed as incurred. These costs include employee-related expenses, including salaries, benefits and travel for research and development personnel; external costs incurred in connection with our preclinical and clinical development programs; and other research and development-related expenses, including facility costs and allocated overhead.
We engage third-party service providers, including CROs, CMOs and other vendors, to perform certain research and development activities. Because payments under these arrangements may not correspond to the period in which services are performed, we are required to estimate the amount of research and development expense incurred during each reporting period.
We recognize research and development expenses in the period in which the related services are performed or efforts are expended. In determining the appropriate amount of expense to recognize, we evaluate the progress of preclinical studies, clinical development activities and other research services using information provided by our vendors, including project milestones, participant enrollment, clinical site activation, manufacturing progress and other measures of work completed. Non-refundable prepayments for research and development services are recorded as prepaid expenses and recognized as expense as the related services are performed, while amounts owed for services already performed are recorded as accrued liabilities.
Estimating accrued research and development expenses requires judgment, particularly when invoices or vendor reports are not yet available as of the reporting date. Our estimates are based on the terms of the applicable contracts, communications with internal personnel and service providers regarding the status of ongoing activities, and our assessment of the level of effort incurred relative to the total scope of work. In certain circumstances, costs may be recognized on a straight-line basis over the estimated service period when the pattern of performance is expected to be substantially consistent throughout the arrangement. If the actual pattern of performance differs from this assumption, the amount of expense recognized in a given period could differ from the amount ultimately incurred.
The key assumptions underlying these estimates include the timing and extent of services performed, participant enrollment and clinical site activation, progress toward contractual milestones, and the contractual rates and scope of work under each arrangement. Changes in these assumptions could result in adjustments to accrued or prepaid research and development balances and could impact the amount of research and development expense recognized in a given period. Although we do not expect our estimates to be materially different from amounts ultimately incurred, actual results may differ from our estimates, and such differences could be material.
Stock-Based Compensation
We grant share-based awards to employees, executive officers, non-executive directors and certain other individuals, primarily in the form of share options. Share-based compensation expense is measured based on the grant-date fair value of the award and is recognized over the requisite service period, subject to the satisfaction of any applicable vesting conditions. For awards subject to performance conditions, compensation expense is recognized when achievement of the performance condition is considered probable. We account for forfeitures as they occur.
The determination of the grant-date fair value of share options requires management to make significant estimates. We estimate the fair value of share option awards using the Black-Scholes option pricing model, which requires the use of subjective assumptions, including the expected term of the award, the expected volatility of the price of Redx’s ordinary shares, the risk-free interest rate, and the expected dividend yield.
Prior to the delisting of our ordinary shares from AIM effective May 1, 2024, the fair value of the underlying shares used in determining the grant-date fair value of share options was based on the observable market price of our publicly traded shares. For share options granted following the delisting, the fair value of the underlying shares was determined using Redx’s last observable market price prior to delisting. Determining whether the last observable market price remained representative of fair value following delisting required judgment, including consideration of the period of time elapsed since delisting and whether any significant changes had occurred in Redx’s business, capital structure or operating environment.
Expected volatility is based on the historical volatility of Redx’s own ordinary shares over a period commensurate with the expected term of the award, utilizing historical trading data from Redx’s AIM listing. For awards granted following the delisting, Redx continued to utilize its available historical share price data through the date of delisting. The expected term is estimated based on the terms and characteristics of the award and historical exercise behavior. For certain awards granted after Redx’s delisting, and for awards granted when plans to delist were known, Redx utilized the simplified method described in SEC Staff Accounting Bulletin Topic 14 because historical exercise experience as a publicly traded company was not considered representative of expected future exercise behavior as a private company. The expected dividend yield is based on our history and expectation of not paying dividends for the foreseeable future, and the risk-free interest rate is based on the U.K gilt yield curve in effect as of the grant date for a maturity approximating the expected term of the award.
Changes in any of these assumptions could have a material impact on the resulting grant-date fair value of share option awards and, accordingly, the amount of share-based compensation expense recognized in our consolidated financial statements. In addition, the accounting for modifications of existing share option awards requires judgment in determining the incremental fair value resulting from the modification and the appropriate period over which any resulting compensation expense should be recognized.
Certain of our share option awards contain performance-based vesting conditions. Compensation expense associated with these awards is recognized only when the applicable performance condition is considered probable of being achieved. As of each balance sheet date presented, certain awards contain performance conditions related to an exit event that were not considered probable of occurring; accordingly, no share-based compensation expense has been recognized for those awards. Certain other awards contain performance conditions tied to the achievement of specified financing milestones. We evaluate the probability of achieving these performance conditions at each reporting date, and changes in those assessments could result in the recognition of previously unrecognized share-based compensation expense, potentially in a concentrated period.
Following the completion of the Transaction and the establishment of a public trading market for the combined company's common stock, the quoted market price will be available for purposes of determining the fair value of future equity awards. However, certain assumptions used in the valuation of share-based awards, including expected volatility, may continue to require significant judgment until a sufficient trading history has been established.
Additional information regarding our share-based compensation arrangements and the assumptions used in determining the fair value of share option awards is included in Note 10, Share-Based Compensation, to our consolidated financial statements.
Recently Issued Accounting Pronouncements
A description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations or cash flows is disclosed in Note 2, Summary of Significant Accounting Policies, to the consolidated financial statements included elsewhere in this proxy statement.
Quantitative and Qualitative Disclosures about Market Risk
Interest Rate Risk
We are exposed to market risk related to changes in interest rates. As of June 30, 2026, our cash and cash equivalents were held in cash deposits and highly liquid instruments with original maturities of ninety-five or less. Our primary exposure to market risk is the effect of changes in prevailing interest rates on interest income earned on these balances. Due to the short-term and conservative nature of our cash and cash equivalents, an immediate hypothetical 100 basis point change in interest rates would not have had a material effect on our financial results.
Foreign Currency Exchange Risk
We incur costs denominated in British pounds and U.S. dollars. Fluctuations in foreign currency exchange rates could affect our operating expenses, financial condition and cash flows. We do not currently hedge our foreign currency exposure.
Inflation Risk
Inflation generally affects us by increasing our personnel-related, clinical trial and other research and development costs. To date, inflation has not had a material effect on our business, financial condition or results of operations.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for stockholder meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of stockholder meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
With respect to the Special Meeting, a number of brokers with account holders who are stockholders will be “householding” our proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials, please notify your broker or us. Direct your written request to Skye Bioscience, Inc., Corporate Secretary, 11250 El Camino Real Suite 100, San Diego, CA 92130 or by calling (858) 410-0266. Stockholders who currently receive multiple copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

STOCKHOLDER PROPOSALS
Our Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at an annual meeting of stockholders. A stockholder’s notice must be delivered in writing to the Secretary of Skye at Skye Bioscience, Inc., 11250 El Camino Real, Suite 100, San Diego, CA 92130 and must set forth, as to each matter the stockholder proposes to bring before the annual meeting, the information required by our Bylaws. In order to be timely, a stockholder’s notice must be delivered to the Secretary of Skye not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the first anniversary of the date for the preceding year’s annual meeting of stockholders; provided that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement (as defined in the Bylaws) of the date of such annual meeting is first made by Skye.
In order to be timely, a stockholder’s notice must be delivered, as set forth above, not earlier than the close of business on January 26, 2027 and not later than the close of business on February 25, 2027. Stockholders who intend to solicit proxies in support of director nominees, other than Skye’s nominees, must also provide notice that sets forth the information required by Rule 14a-19 under the 1934 Act.
In addition, if a stockholder wishes to present a proposal to be considered for inclusion in our proxy statement for the 2027 annual meeting of stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC as set forth in Rule 14a-8. One of the requirements is that the proposal be received by our Secretary no later than December 17, 2026. Proposals we receive after that date will not be included in the proxy statement. We urge stockholders to submit proposals by Certified Mail - Return Receipt Requested.

WHERE YOU CAN FIND MORE INFORMATION
Skye files annual, quarterly and current reports, proxy statements and other information with the SEC. Skye’s SEC filings are available to the public over the Internet on the SEC’s website at www.sec.gov. The Common Stock is listed on Nasdaq under the symbol “SKYE” and the reports and other information filed by Skye with the SEC are also available at Skye’s Internet website (https://skyebioscience.com). The web addresses of the SEC and Skye have been included as inactive textual references only.
You can obtain any of these documents from the SEC, through the SEC’s website at the address described above. You may also request copies of this proxy statement or other information concerning Skye, without charge, by written or telephonic request directed to the appropriate company at the following addresses and telephone numbers:
Skye Bioscience, Inc.
Attention: Corporate Secretary
11250 El Camino Real, Suite 100
San Diego, CA 92130
Toll Free: (858) 410-0266
Email: ir@skyebioscience.com

THE PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY OFFER OR SOLICITATION IN THAT JURISDICTION. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.
SKYE HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE TRANSACTION OR SKYE THAT IS DIFFERENT FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS SKYE HAS PUBLICLY FILED WITH THE SEC. SKYE IS NOT RESPONSIBLE FOR, AND CAN PROVIDE NO ASSURANCES AS TO THE RELIABILITY OF, ANY INFORMATION OTHER THAN THE INFORMATION CONTAINED IN THIS PROXY STATEMENT.

INDEX TO REDX FINANCIAL STATEMENTS
REDX PHARMA LIMITED

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Redx Pharma Limited
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Redx Pharma Limited and subsidiaries (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations and comprehensive loss, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the account or disclosures to which it relates.

Valuation of ordinary shares used in share-based payments

Description of the Matter
As described in Notes 2 and 9 of the consolidated financial statements, the Company recognised $1.8 million in share-based compensation expense, of which $0.6 million related to option modifications, for the year ended December 31, 2025. The Company measures share-based payment cost for share options based on the estimated fair value of the award on the grant date and subsequent modification dates.
Auditing the Company’s post-delisting valuation of ordinary shares used in share-based payment modifications involved a higher degree of auditor judgment. In particular, estimation uncertainty was involved in management’s use of the last closing market price prior to delisting on AIM as the fair value of the underlying shares for subsequent option modifications.

How We Addressed the Matter in Our Audit
To test the fair value of awards on the modification dates, our audit procedures included, among others, obtaining an understanding of management’s accounting and methodology to estimate the fair value of awards after delisting. We assessed post-delisting share transactions and clinical, regulatory, and financing developments, and considered the Company’s liquidity, funding requirements and potential dilution for evidence of changes in the value of ordinary shares.
We also performed sensitivity analyses over the fair value of the share price to assess the magnitude of change required to result in a material change in the related share-based payment expense.

/s/ Ernst & Young LLP
We have served as the Company’s auditors since 2021
London, United Kingdom
26 October 2026

REDX PHARMA LIMITED
Consolidated Balance Sheets
(In thousands of U.S. Dollars, except share and per share data)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$5,265	$16,866
Accounts receivable, net	—	3,153
Prepaid expenses and other current assets	3,477	6,379
Total current assets	8,742	26,398
Property and equipment, net	147	257
Operating lease right-of-use assets, net	625	1,369
Deferred tax assets	36	42
Total assets	$9,550	$28,066

Liabilities and Shareholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$456	$489
Accrued expenses and other current liabilities	623	3,764
Convertible loan notes – current	23,007	21,446
Operating lease liabilities – current	453	911
Total current liabilities	24,539	26,610
Operating lease liabilities – non-current	—	422
Total liabilities	24,539	27,032

Commitments and contingencies (Note 13)

Stockholders’ (deficit) equity:
Ordinary shares, £0.01 par value; 388,985,916 shares authorized at December 31, 2025 and 2024; 388,985,916 shares issued and outstanding at December 31, 2025 and 2024	5,145	5,145
A1 ordinary shares, £0.01 par value; 32,258,065 shares authorized at December 31, 2025 and 2024; 32,258,065 shares issued and outstanding at December 31, 2025 and 2024	415	415
Additional paid-in capital	174,792	173,310
Accumulated other comprehensive loss	(618)	(352)
Accumulated deficit	(194,723)	(177,484)
Total shareholders’ (deficit) equity	(14,989)	1,034
Total liabilities and shareholders’ equity	$9,550	$28,066
The accompanying notes are an integral part of these consolidated financial statements

REDX PHARMA LIMITED
Consolidated Statements of Operations and Comprehensive Loss
(In thousands of U.S. Dollars, except share and per share data)

	For the year ended December 31,
	2025	2024
Revenue	$631	$18,127
Operating expenses:
Research and development	(13,737)	(31,714)
General and administrative	(6,026)	(11,062)
Total operating expenses	(19,763)	(42,776)
Loss from operations	(19,132)	(24,649)
Other income (expense), net
Interest income	314	1,110
Other income	174	155
Research and development tax incentives	1,705	1,500
Foreign currency income (loss), net	(294)	(63)
Total other income, net	1,899	2,702
Net loss before income taxes	(17,233)	(21,947)
Income tax (expense)	(6)	(11)
Net loss	$(17,239)	$(21,958)

Net loss per share attributable to ordinary shareholders, basic and diluted	$(0.04)	$(0.05)
Weighted-average ordinary shares outstanding, basic and diluted	421,243,981	421,243,981

Net loss	(17,239)	(21,958)
Other comprehensive income/(loss) - Foreign currency transaction adjustments, net of tax	(266)	18
Total comprehensive loss	$(17,505)	$(21,940)
The accompanying notes are an integral part of these consolidated financial statements.

REDX PHARMA LIMITED
Consolidated Statements of Cash Flows
(In thousands of U.S. Dollars)

	For the year ended December 31,
	2025	2024
Cash flows from operating activities:
Net Loss	$(17,239)	$(21,958)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	117	266
Stock-based compensation	1,482	4,301
Non-cash lease expense	827	729
Gain on sale of property and equipment	(181)	—
Deferred income taxes	9	(43)
Changes in operating assets and liabilities:
Accounts receivable	3,316	(2,844)
Prepaid expenses and other current assets	3,298	138
Accounts payable	(73)	(2,634)
Accrued expenses and other current liabilities	(2,855)	1,222
Contract liabilities	(490)	134
Lease liabilities	(957)	(855)
Net cash used in operating activities	(12,746)	(21,544)
Cash flows from investing activities:
Purchases of property and equipment	(15)	(45)
Proceeds from sale of property and equipment	206	—
Net cash provided by (used in) investing activities	191	(45)
Cash flows from financing activities:
Proceeds from issuance of common stock	—	6,431
Share issue costs	—	(76)
Net cash provided by financing activities	—	6,355
Effect of exchange rate changes on cash and cash equivalents	954	(205)
Net decrease in cash and cash equivalents	(11,601)	(15,439)
Cash and cash equivalents, beginning of period	$16,866	$32,305
Cash and cash equivalents, end of period	$5,265	$16,866
Supplemental cash flow information:
Cash paid for interest	$—	$—
Cash received for income taxes	$423	$1,891
The accompanying notes are an integral part of these consolidated financial statements.

REDX PHARMA LIMITED
Consolidated Statements of Stockholders’ Equity
(In thousands of U.S. Dollars, except share and per share data)

	Ordinary Shares				Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Ordinary Shares	Amount	A1 Ordinary Shares	Amount
Balances at December 31, 2023	388,985,916	$5,145	—	$—	$163,069	$(370)	$(155,526)	$12,318
Issuance of A1 ordinary shares	—	—	32,258,065	415	5,940	—	—	6,355
Share based compensation	—	—	—	—	4,301	—	—	4,301
Foreign currency translation adjustments	—	—	—	—	—	18	—	18
Net loss	—	—	—	—	—	—	(21,958)	(21,958)
Balances at December 31, 2024	388,985,916	$5,145	32,258,065	$415	$173,310	$(352)	$(177,484)	$1,034
Issuance of ordinary shares	—	—	—	—	—	—	—	—
Share based compensation	—	—	—	—	1,482	—	—	1,482
Foreign currency translation adjustments	—	—	—	—	—	(266)		(266)
Net loss	—	—	—	—	—	—	(17,239)	(17,239)
Balances at December 31, 2025	388,985,916	$5,145	32,258,065	$415	$174,792	$(618)	$(194,723)	$(14,989)
The accompanying notes are an integral part of these consolidated financial statements.

1.Nature of operations, liquidity and basis of presentation
Nature of operations
Redx Pharma Limited (the “Company”) was incorporated in the United Kingdom (“UK”) under the Companies Act and was registered in England and Wales on September 7, 2010 (“Inception Date”). It was formerly Redx Pharma Plc until its delisting from the Alternative Investment Market on the London Stock Exchange on May 1, 2024, and its reregistration as a private company on May 9, 2024. Redx Pharma Limited is a clinical-stage biotechnology company focused on discovering and developing novel, small molecule, targeted therapeutics for the treatment of fibrotic diseases. The Company operates through its wholly owned subsidiaries, Redx Oncology Limited, incorporated in the UK; Redx Immunology Limited, incorporated in the UK; Redx Inc incorporated in the United States (“US”) and Fibrx Therapeutics Limited (Dormant) incorporated in the UK.
Basis of preparation
The Company’s accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the US (“US GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position, results of operations, and cash flows for the periods presented. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated on consolidation.
Liquidity and Going Concern
The accompanying financial statements have been presented on the basis that the Company will continue as a going concern. The Company has incurred recurring losses and negative cash flows from operations since inception and expects to continue to incur significant losses as it advances its research and development programs. The Company incurred net losses of $17.2 million and $22.0 million for the years ended December 31, 2025 and 2024, respectively. As of December 31, 2025, the Company had $5.3 million of cash and cash equivalents and an accumulated deficit of $194.7 million. On August 27, 2026, the Company completed a Series A financing and received $36.0 million of funding, which is not dependent on completion of the proposed transaction with Skye Biosciences, Inc. As of August 31, 2026, the Company had cash and cash equivalents of $30.5 million.
The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. The Company expects that its existing cash resources, together with actions available to management to reduce or defer expenditures, if necessary, will be sufficient to fund its operating expenses and cash requirements for at least 12 months from the date of issuance of these consolidated financial statements. The board of directors is therefore satisfied that it is appropriate to adopt the going concern basis of accounting in preparing the financial statements.
The Company expects to require additional financing to continue to advance its research and development programs beyond this period. If the Company is unable to obtain additional financing when needed, it may be required to delay, limit or reduce certain development activities or otherwise reduce its operating expenditures.
2.Summary of significant accounting policies
Use of accounting estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts and related disclosures. The Company bases estimates and assumptions on historical experience when available and on various factors that it believes to be reasonable under the circumstances. The Company assesses estimates on an ongoing basis; however, actual results could materially differ from those estimates. Significant estimates and assumptions reflected within these consolidated financial statements include but are not limited to the determination of the fair value of equity-based awards, convertible loan note, revenue recognition on contracts with customers, and research and development accruals. Estimates are periodically reviewed considering changes in circumstances, facts and historical experiences. The relevant assumptions and estimates used by the Company are described within accounting policies disclosed within this note.
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in accredited financial institutions in excess of federally insured limits. The Company places cash and cash equivalents with established financial institutions with strong credit ratings and has not experienced any losses on such accounts. The Company does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships. The Company has not experienced any credit losses related to its cash and cash equivalents balance.
Fair Value Measurements
Certain assets and liabilities are carried at fair value under US GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:
•Level 1 — Quoted prices in active markets that are identical assets or liabilities.
•Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.
•Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.
The carrying values of the Company’s cash and cash equivalents, short-term investments, accounts payable, accrued expenses and prepaid expenses approximate their fair values due to their short-term nature.
Cash and cash equivalents
Short-term, highly liquid investments purchased with an original maturity of 95 days or less are considered to be cash equivalents. Cash and cash equivalents are comprised of cash in banks and highly liquid instruments with original maturities of three months or less consisting of investments in institutional government money market funds. Cash and cash equivalents are stated at cost, which approximates fair value.
Accounts receivable, net
Accounts receivable, net consist primarily of amounts due from collaboration partners related to reimbursable research and development activities and other contractual arrangements. Accounts receivables are recorded at the invoiced amount, net of allowances for credit losses. The allowance for credit losses is based on management’s assessment of the collectability of accounts. As of December 31, 2025 and 2024, no allowance for expected credit losses was recorded as all outstanding balances were considered collectible.
Property and equipment, net
The Company’s property and equipment consists of laboratory equipment, computer equipment and leasehold improvements. Maintenance and repairs are expensed as incurred. Property and equipment are stated at cost less accumulated depreciation. Depreciation, except for leasehold improvements, is recognized using the straight-line method over the estimated useful life of each asset, as follows:

Estimated Useful Life
Laboratory equipment	2 or 3 years
Computer equipment	2 or 3 years
Leasehold improvements	over the term of the lease

Estimated useful lives are periodically assessed to determine if changes are appropriate. Leasehold improvements, if any, are depreciated over the shorter of the estimated useful life or the remaining lease term. Upon retirement or disposal of assets, the related cost and accumulated depreciation are removed from the consolidated balance sheets, and any resulting gain or loss is recognized in operating expenses in the period incurred.
Impairment of long-lived assets
At each reporting date, the Company reviews its long-lived assets for possible impairment when events or circumstances indicate that the carrying value of the asset group may not be recoverable. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Assumptions and estimates used in the evaluation of impairment may affect the carrying value of long-lived assets, which could result in impairment charges. If the total of the undiscounted future cash flows is less than the carrying amount of the asset group, an impairment loss, if any, is recognized as the difference between the estimated fair value and the carrying value of the asset group. Management has determined there is no impairment for the year ended December 31, 2025 and 2024.
Operating Leases
The Company’s lease portfolio primarily consists of operating lease for commercial office space and laboratory space. The Company does not have any finance leases or material leases for equipment, vehicles, or other assets. The Company applies ASC Topic 842, Leases (“ASC 842”), to measure and recognize lease assets and liabilities on the balance sheet for most leases, including operating leases. The Company evaluates arrangements entered into to determine whether or not it includes a lease. At the lease commencement date, when control of the underlying asset is transferred from the lessor to the Company, the Company classifies a lease as either an operating or finance lease and recognizes a right of use (“ROU”) asset and a current and non-current lease liability, as applicable, in the balance sheet if the lease has a term greater than one year. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise its option.
At the lease commencement date, operating lease liabilities and their corresponding ROU assets are recorded at the present value of future minimum lease payments over the expected remaining lease term. The Company determines the present value of lease payments using the implicit rate, if it is readily determinable, or the incremental borrowing rate for the lease term. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate to discount lease payments. The incremental borrowing rate represents an estimated rate of interest that the Company would have to pay to borrow equivalent funds on a collateralized basis at the lease commencement date. For operating leases, lease expense for lease payments is recognized on a straight-line basis over the lease term.
In accordance with the practical expedients permitted under ASC 842, the Company has elected to account for lease and non-lease components related to operating leases as a single lease component. In addition, the Company has elected the short-term lease practical expedient, under which the leases with an initial term of 12 months or less are not recorded on the consolidated balance sheets and lease expense is recognized in the consolidated statements of operations and comprehensive loss on a straight-line basis over the lease term. Variable lease expense is recognized as incurred and consists primarily of real estate taxes, utilities, and other office space related expenses. However, the Company does not have material variable lease payments.
The Company does not include significant restrictions or covenants nor residual value guarantees within the Company’s lease arrangements.
Convertible loan notes
Convertible loan notes are accounted for in accordance with ASC Topic 470-20, Debt with Conversion and Other Options as amended by ASU 2020-06, Debt with Conversion and Other Options (“ASC 470-20”) and Derivatives and Hedging—Contracts in Entity’s Own Equity (“ASC 815-40”). Under ASC 815-40, to qualify for equity classification (or nonbifurcation, if embedded) the instrument (or embedded feature) must be both (1) indexed to the issuer’s stock and (2) meet the requirements of the equity classification guidance. Based upon the Company’s analysis, it was determined the Convertible Senior Notes do contain embedded features indexed to its own stock, but do not meet the requirements for bifurcation, and therefore do not need to be separately accounted for as an equity component. Since the embedded conversion feature meets the equity scope exception from derivative accounting, and also since the embedded conversion option does not need to be separately accounted for as an equity component under ASC 470-20, the proceeds received from the issuance of the convertible debt was recorded as a liability on the consolidated balance sheet.
Upon any conversion of the convertible loan notes in accordance with the conversion privileges provided in the terms of the instrument, the carrying value is adjusted for any unamortized capitalized transaction costs, which are recognized within interest expense. The carrying value is reduced by the cash consideration received and any excess or deficit after recognizing the nominal value of the ordinary shares issued is recognized within additional paid-in capital.
Segment information
Operating segments are defined as components of an enterprise for which separate discrete financial information is available for evaluation by the chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance. The Company’s CODM, its Chief Executive Officer, regularly reviews financial information on a consolidated basis for the purposes of allocating resources and assessing performance.
Revenue
Under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine the appropriate amount of revenue to be recognized for arrangements determined to be within the scope of ASC 606, the Company performs the following five steps: (i) identification of the contract(s) with the customer; (ii) identification of the promised goods or services in the contract and determination of whether the promised goods or services are performance obligations; (iii) measurement of the transaction price; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.
The Company's revenue is generated primarily through collaboration and license agreements with pharmaceutical and biotechnology partners under which the Company (a) performs research and development services on the partner's behalf, (b) grants licenses to, or transfers ownership of, intellectual property and other assets related to a compound or program, and/or (c) is eligible to receive development, regulatory and sales-based milestone payments and royalties on future product sales.

The transaction price reflects the amount of consideration the Company expects to be entitled to receive in exchange for the promised goods or services and may include fixed consideration and variable consideration.
•Fixed consideration. Non-refundable upfront payments and fixed deferred payments are included in the transaction price at contract inception.
•Development cost reimbursements. Reimbursement of qualifying research and development costs (including full-time equivalent ("FTE") costs and out-of-pocket costs) represents variable consideration and is included in the transaction price and recognized as revenue as the related costs are incurred, consistent with the Company's role as principal for the related services.
•Development and regulatory milestone payments. At the inception of each arrangement and at each reporting date, the Company evaluates whether development and regulatory milestone payments are subject to a significant risk of reversal. Because achievement of these milestones is contingent on the outcome of future research, clinical and regulatory events outside the Company's control, such amounts are generally excluded from the transaction price (constrained) at inception. Constrained amounts are included in the transaction price, typically through a cumulative catch-up adjustment to revenue, only when it becomes probable that a significant reversal of cumulative revenue recognized will not subsequently occur.
•Sales-based milestones and royalties. Consistent with the sales- and usage-based royalty exception in ASC 606, sales-based milestone payments and royalties on net product sales of licensed intellectual property are excluded from the transaction price and are recognized in the period in which the underlying sales occur (or the related sales-based milestone event is achieved), regardless of whether those amounts relate predominantly to a license.
The Company reassesses the transaction price, including the probability of a significant revenue reversal for constrained amounts, at the end of each reporting period.
At contract inception, the Company assesses the goods and services promised in a contract and identifies each promise that is distinct, capable of being distinct and separately identifiable from other promises in the contract as a performance obligation. Promises that are not distinct within the context of the contract, such as a research and development plan, an associated license and participation in a joint governance committee that are highly interdependent and interrelated, are combined and accounted for as a single performance obligation.
Where a contract contains more than one performance obligation, the Company allocates the transaction price to each performance obligation on a relative standalone selling price basis. Because the Company's arrangements typically do not include observable standalone sales of the underlying licenses or services, standalone selling price is estimated using judgment, considering the nature of the goods or services, the extent to which pricing is interdependent with other elements of the arrangement, and, where relevant, the negotiated contractual consideration allocated to each program.
Revenue allocated to a performance obligation consisting of the transfer of ownership of, or an exclusive license to, program-specific intellectual property and related assets is recognized at the point in time at which control transfers to the customer, which is generally the effective date of the applicable agreement.
Revenue allocated to a performance obligation consisting of research and development services, including a combined performance obligation comprising a research or development plan, technology transfer activities and any associated license that is not distinct from those services, is recognized over time. The Company has concluded that these performance obligations are satisfied over time because the research and development activities are highly specialized, are specific to the licensed compound or program and have no alternative use to the Company, and the applicable agreement provides the Company with an enforceable right to payment for performance completed to date. The Company measures progress toward completion of each such performance obligation using a cost-to-cost input method, comparing costs incurred to date to total estimated costs to complete the performance obligation, which the Company believes best depicts the transfer of goods and services to the customer. The Company updates its estimate of total costs to complete at each reporting date and accounts for changes in estimate on a cumulative catch-up basis in the period of change.

The Company records a contract asset when it has satisfied a performance obligation but does not yet have an unconditional right to consideration, and a contract liability (deferred revenue) when it has received consideration, or such consideration is due, in advance of satisfying the related performance obligation. Contract liabilities are classified as current or non-current based on the expected timing of recognition as revenue. The Company classifies deferred revenue expected to be recognized as revenue within twelve months of the balance sheet date as current, and the remainder as non-current.
Research and development expenses
Research and development (“R&D”) costs are expensed as incurred. These costs include, but are not limited to, employee-related expenses, including salaries, benefits and travel of the Company’s R&D personnel; external costs incurred in connection with the Company’s preclinical and clinical development programs, and other R&D related expenses, which include facility and other allocated expenses such as supplies, rent, insurance, depreciation and allocated overhead costs.
Non-refundable prepayments for R&D costs that are paid in advance of performance are recorded as a prepaid expense and expensed over the service period as the services are provided. Costs for certain development activities, such as outside research programs funded by the Company, are recognized based on an evaluation of the progress to completion of specific tasks with respect to their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid or accrued research and development expense as applicable.
There can be judgment involved in measuring the R&D expenses to be recognized in a particular period. In some cases, expense is recorded using an underlying assumption of the progress to completion of specific activities. For example, costs may be recognized based on the passage of time for activities that span reporting periods. If the provision of services is not linear then this assumption could impact the amount of expense recognized. The level of judgment varies based on the nature of the services being performed and the underlying support obtained. The Company does not need to make significant estimates where costs incurred are supported by invoices or reports of costs incurred are obtained from a vendor that is directly performing the underlying services.
General and administrative expenses
General and administrative expenses (“G&A”) are expensed as incurred. G&A expenses consist primarily of salaries and other related costs, for personnel in executive, finance, accounting, legal, business development, information technology and human resources functions. Other costs include facility costs not otherwise included in research and development expenses, legal fees, insurance costs, investor relations costs, patent-related costs incurred in connection with filing and prosecuting patent applications and fees for accounting and consulting services.
Contingencies
The Company is subject to contingent liabilities, such as legal proceedings and claims, that arise in the ordinary course of business activities. The Company accrues for loss contingencies when losses become probable and are reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability on the consolidated balance sheets. The Company does not accrue for contingent losses that, in its judgement, are considered to be reasonably possible, but not probable; however, it discloses the range of reasonably possible losses. As of December 31, 2025, and 2024, no liabilities were recorded for loss contingencies (see Note 13).
Share-based compensation
The Company grants service-based and performance-based awards in the form of share options, to employees and non-executive directors under its equity incentive plans, which are described further in Note 9. All awards are equity classified. The grant date of an award is the date the Board of Directors (or, where delegated, a duly authorized authority) approves the award, as recipients do not have the ability to negotiate the terms and conditions of the award and those terms are expected to be communicated to recipients within a relatively short period following approval.
The Company measures share-based compensation cost for share options based on the estimated fair value of the award on the grant date, determined using the Black-Scholes-Merton option-pricing model. The Black-Scholes-Merton model requires the use of subjective assumptions, including the expected term of the option, the expected volatility of the price of the Company’s ordinary shares, the risk-free interest rate, and the expected dividend yield.
•Estimated volatility – is based on the historical volatility of the Company's own ordinary shares over a period commensurate with the expected term of the award, calculated using daily trading data from the Company's listing on AIM. Because sufficient historical trading data is available from the Company's own share price history, volatility is not based on comparable or peer-company data. For options granted after the Company’s delisting from AIM in July 2024 and December 2024, the Company’s historical trading data over the commensurate expected term of the award through the date of delisting was used.
•Expected term – is based on historical trading information for options granted when the Company was listed, resulting in an expected term of five years. For options granted when the Company was private, and for awards granted when plans to delist were known, Management used the simplified method to determine the expected term of its options because historical exercise experience as a publicly traded company was not considered representative of expected future exercise behavior as a private company, resulting in an expected term of six years or six and half dependent on vesting schedule
•Dividend yield – The Company has not historically paid dividends and does not expect to pay dividends in the foreseeable future; accordingly, an expected dividend yield of zero is used.
•Risk-free interest rate – is based on the yield on United Kingdom government bonds (gilts) published by the Bank of England on the date of grant, with a maturity commensurate with the expected term of the award.
•Fair value of underlying shares – For options granted while the Company's ordinary shares were listed on AIM, the fair value of the underlying shares is the closing market price on the trading day prior to grant. For options granted after the Company's delisting from AIM in July 2024 and December 2024, management used the Company's last closing market price prior to delisting as the fair value of the underlying shares, without obtaining a new third-party valuation, based on the limited time elapsed since delisting and the absence of significant changes to the Company's business or capital structures.
Share-based compensation expense for awards subject only to service conditions is recognized on a straight-line basis over the requisite service period of the award. For awards with graded vesting, the Company has elected to recognize compensation cost on a straight-line basis over the requisite service period of the entire award, rather than treating each vesting tranche as a separate award, provided that the cumulative amount of compensation cost recognized at any date is at least equal to the portion of the grant-date fair value of the award that is vested at that date. For awards subject to a performance condition, the Company recognizes compensation cost if and when it concludes that achievement of the performance condition is probable and re-assesses that conclusion at each reporting date; no compensation cost is recognized for awards for which achievement of the performance condition is not, or is no longer, considered probable.
The Company has made an accounting policy election, as permitted under ASU 2016-09, to account for forfeitures of share-based awards as they occur, rather than estimating expected forfeitures at the grant date.
Modifications to the original terms for share options are accounted for in accordance with ASC 718. Incremental compensation cost, if any, resulting from the modification share options is measured as the excess of the fair value of the modified share options over the fair value of the original share option immediately before the modification, in each case measured using the assumptions in effect immediately before and after the modification. Incremental compensation cost is recognized immediately for the shares options that are vested as of the modification date, and over the remaining requisite service period, together with any remaining unrecognized compensation cost associated with the original share option, for share options that are unvested as of the modification date.

Share-based compensation expense is included in the same financial statement line items as the cash compensation paid to the same employees or non-employees, principally research and development expense and general and administrative expense.
Comprehensive loss
Comprehensive loss includes net loss and includes all changes in equity during a period from non-owner sources that are excluded from net loss under US GAAP. The Company records unrealized gains and losses related to foreign currency translation as a component of other comprehensive loss in the consolidated statements of operations and comprehensive loss.
Income taxes
The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in its tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that deferred tax assets will be recovered in the future to the extent management believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.
The Company accounts for uncertainty in income taxes in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed as the amount of benefit to recognize in the consolidated financial statements. The amount of benefit that may be used is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate, as well as the related net interest and penalties. As of December 31, 2025 and 2024, the Company has not identified any material uncertain tax positions.
The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statements of operations and comprehensive loss. As of December 31, 2025 and 2024, no accrued interest or penalties are included on the related tax liability line in the consolidated balance sheets.
The R&D tax credit benefit consists of credits received in the UK, recorded within other income, net. As a company that carries out extensive R&D activities, the Company seeks to benefit from the UK’s Small and Medium‑Sized Enterprise.(“SME”) R&D tax credit program.
Based on criteria established by His Majesty’s Revenue and Customs (“HMRC”), a portion of qualifying R&D expenditures were eligible for the SME regime for the years ended December 31, 2025. We expect such expenditures to remain eligible for R&D incentives in the future, although there may be limitations on activities undertaken outside the UK.
The UK R&D tax credit is fully refundable and not dependent on current or future taxable income. As a result, the Company records the entire benefit within other income and it is not reflected as part of the income tax provision. If, in the future, any credits are needed to offset a UK corporation tax liability, that portion would be recorded within the income tax provision, with any remaining refundable amount continuing to be recorded within other income.

Ordinary shares
Ordinary shares are classified in shareholders’ equity and represent issued share capital. The Company has ordinary shares and A1 ordinary shares. All ordinary shares rank equally with regard to the Company's residual assets. However, upon liquidation, the A1 ordinary shares shall take preference.
Additional paid-in capital
Additional paid-in capital is classified in shareholders’ equity and includes the difference between the price paid per share and the nominal value. The equity element of share-based compensation is also recognized in additional paid-in capital as are derivative instruments that meet the requirements for equity classification.
Incremental costs incurred and directly attributable to the offering of equity securities are deducted from the related proceeds of the equity issuance. The net amount is recorded as additional paid-in capital in the period when the underlying shares are issued. Where such expenses are incurred prior to the equity issuance, they are recorded as an asset within the consolidated balance sheet until the underlying shares are issued. Other costs incurred in such offerings but not directly related to the equity offering are expensed as incurred and included within general and administrative expenses on the consolidated statement of operations.
Net loss per share
The Company applies ASC Topic 260, Earnings Per Share in calculating its basic and diluted loss per ordinary share. Basic net loss per share is computed by dividing the net loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding for the reporting period without consideration for potentially dilutive securities. Net loss attributable to ordinary shareholders is computed as if all net loss for the period had been distributed. During periods in which the Company incurred a net loss, the Company allocates no net loss to participating securities because they do not have a contractual obligation to share in the net loss of the Company.
The Company computes diluted net loss per ordinary share after giving consideration to all potentially dilutive ordinary equivalents, including share options outstanding during the period, except where the effect of such non-participating securities would be antidilutive. Diluted net loss per share is computed by dividing the net loss attributable to ordinary shareholders by the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding for the period, determined using the treasury stock and if-converted methods.
Foreign currency
The Company’s reporting currency is the US dollar (“USD”). The functional currency of the Company and its UK operations is the British pound sterling ("GBP"), which is the currency of the primary economic environment in which those entities operate. The functional currency of the Company's US subsidiary is the US dollar ("USD"), as it represents the primary economic environment in which that subsidiary conducts its operations. Accordingly, foreign currency transactions are recorded at the exchange rates in effect on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured into USD using exchange rates in effect at the balance sheet date. Resulting foreign currency transaction gains and losses are recognized in other income (expense) within the consolidated statements of operations and comprehensive loss.
Recently issued accounting pronouncements
In November 2023, the Financial Accounting Standards Board ("FASB") issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. This ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. This ASU is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The amendments in this ASU should be applied retrospectively to all prior periods presented in the financial statements. The Company adopted the ASU and determined that its adoption did not have a material impact on the Company’s consolidated financial statements and related disclosures. As defined in the ASU, operating segments are components of an enterprise about which discrete financial information is regularly provided to the CODM in making decisions on how to allocate resources and assess performance for the organization. The Company operates and manages its business as one reportable and operating segment. The Company’s CODM is the Chief Executive Officer. The Company’s CODM reviews consolidated operating results to make decisions about allocating resources and assessing performance for the entire Company. See Note 16.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which focuses on the rate reconciliation and income taxes paid. ASU No. 2023-09 requires a public business entity (PBE) to disclose, on an annual basis, a tabular rate reconciliation using both percentages and currency amounts, broken out into specified categories with certain reconciling items further broken out by nature and jurisdiction to the extent those items exceed a specified threshold. In addition, all entities are required to disclose income taxes paid, net of refunds received disaggregated by federal, state/local, and foreign and by jurisdiction if the amount is at least 5% of total income tax payments, net of refunds received. For PBEs, the new standard is effective for annual periods beginning after December 15, 2024, with early adoption permitted. For entities other than PBEs, the requirements will be effective for annual periods beginning after December 15, 2025. An entity may apply the amendments in this ASU prospectively by providing the revised disclosures for the period ending December 31, 2025, and continuing to provide the pre-ASU disclosures for the prior periods or may apply the amendments retrospectively by providing the revised disclosures for all period presented. As of December 31, 2025, the Company adopted this new ASU and it only impacts the Company's income tax disclosures with no impact on its operations, cash flows, or financial condition.
Recently issued accounting pronouncements – not yet adopted
In November 2024, the FASB issued Accounting Standards Update ("ASU") 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires additional disclosure of the nature of expenses included in the income statement. The standard requires disclosures about specific types of expenses included in the expense captions presented in the income statement as well as disclosures about selling expenses. This ASU is effective for fiscal years beginning after December 15, 2026, and interim periods beginning after December 15, 2027, with early adoption permitted. The requirements should be applied on a prospective basis while retrospective application is permitted. The Company is currently evaluating the impact the adoption of this ASU will have on its consolidated financial statements and related disclosures.
In December 2025, the FASB issued its final Accounting Standard Update ("ASU") which makes improvements to the Accounting Standards Codification ("ASC") in response to feedback from stakeholders. This standard, issued as ASU 2025-12, specifically updates the ASC for a broad range of topics arising from technical corrections, unintended application of the ASC, clarifications, and other minor improvements. This update is effective for annual reporting periods beginning after December 15, 2026, including interim reporting periods within those annual reporting periods. The Company is currently evaluating the effect of this guidance on its financial statements and related disclosures.

3.Property and equipment, net
Property and equipment, net consists of the following (in thousands):

	December 31,
	2025	2024

Laboratory equipment	$1,353	$2,206
Computer equipment	475	846
Leasehold improvements	103	96
Less: Accumulated depreciation	(1,784)	(2,891)
Property and equipment, net	$147	$257

Depreciation expense was $0.1 million and $0.3 million for the year ended December 31, 2025 and 2024, respectively.
4.Prepaid expenses and other current assets
Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31,
	2025	2024

Prepaid expenses	$900	$3,349
Research and development expenditure credit receivable	2,175	2,358
Accrued income	10	52
VAT receivables	241	620
Other receivables	151	—
Prepaid expenses and other current assets	$3,477	$6,379

5.Accrued expenses and other current liabilities
Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,
	2025	2024

Accrued employee compensation and benefits	$218	$1,478
Contract liabilities	—	467
Accrued expenses	378	1,774
Deferred rent	5	22
Accrued taxes	17	17
VAT liability	—	6
Other current liabilities	5	—
Accrued expenses and other current liabilities	$623	$3,764

6.Leases
In 2016, the Company entered into one operating lease agreement for office and laboratory space located in the ground, first, and second floors of the Block 33 Mereside building at Alderley Park, Macclesfield, UK. The lease commenced in September 2016 and has a contractual term of ten years, which expired in September 2026. The lease does not contain renewal or extension options. The Company has one sublease with Bivictrix Limited which was executed in March 2022 for part of the first floor at Block 33 which was classified as an operating lease under ASC 842.
Lease costs included in the Company’s consolidated statements of operations and comprehensive loss, within research and development and general and administrative expenses were as follows (in thousands):

	For the year ended December 31,
Lease Cost	2025	2024
Operating lease cost	$906	$879
Variable lease cost	88	16
Sublease income	(62)	(60)
Total lease cost	$932	$835

Cash used in operating activities for payments of amounts included in the measurement of operating liabilities was $1.0 million in the year ended December 31, 2025.
The weighted average remaining lease term was 0.7 years and the weighted average internal borrowing rate was 8.5% as of December 31, 2025. The weighted average remaining operating lease term was 1.68 years, and the weighted average internal borrowing rate was 8.5% as of December 31, 2024.
The following table summarizes the Company’s future minimum operating lease commitments as of December 31, 2025 (in thousands):

Year Ended December 31,	Amount
2026	$463
2027	—
2028	—
Total undiscounted lease payments	463
Less: imputed interest	10
Present value of lease liabilities	453
Less: operating lease liabilities, current portion	453
Operating lease liabilities, net of current portion	$—

7.Convertible loan notes - current
On August 4, 2020, the Company issued convertible loan notes with a face value of $29.0 million. The notes are convertible into ordinary shares at any time at the option of the holder, or repayable on the third anniversary of issuance, with holders retaining the right to extend the repayment date in one-year increments, up to ten years. No interest is payable during the first three years, thereafter it is payable at a maximum rate equal to the US prime rate at that time.
Management evaluated the embedded conversion feature under ASC 815-40 and concluded it is indexed to the Company's own stock and meets the equity classification conditions of ASC 815-40-25, qualifying for the scope exception in ASC 815-15. Accordingly, the conversion feature is not bifurcated, and the full $29.0 million was recorded as a single liability under ASC 470-20, with no equity component recognized. Transaction costs of $1.5 million were recorded as a direct deduction from the face amount per ASC 835-30-45-1A and are amortized as interest expense through maturity using the effective interest method.
On December 2, 2020, the Company announced that RM Special Holdings 3 LLC and Sofinnova Crossover 1 SLP would convert $4.5 million and $2.3 million respectively of the principal amount of the convertible loan notes into ordinary shares. Under the terms of the convertible loan notes, the conversion took place at £0.155 ($0.207) per new ordinary share. Accordingly, 32,806,159 new ordinary shares were issued. Following completion of the partial conversion, an aggregate of $22.9 million in principal amount was outstanding under the convertible loan notes. This equates to 110,288,889 ordinary shares at £0.155 ($0.209) per share.
In June 2023, confirmation was received from the Purchasers of their intention to execute their initial extension option under the terms of the instrument, the revised maturity date being August 2024. Further notices of extension were received in July 2024, June 2025 and July 2026, taking the revised maturity date to August 5, 2027. As this feature was included in the original instrument, this has been treated as a revision to the cash flows associated with it, rather than as a modification
As of December 31, 2025, the carrying amount of the convertible loan notes was $23.0 million, equal to the outstanding face value of the principal following the December 2020 partial conversion. As of December 31, 2024, the carrying amount of the convertible loan notes was $21.5 million. The liability had, by this date, fully accreted to its face value under the effective interest method, with no further interest expense expected absent an additional extension or the noteholders' exercise of their discretion to impose an interest rate under the agreement. The movement in the carrying amount between December 31, 2025, and 2024 is due to a movement in foreign exchange rates. As the noteholders have not exercised their right to impose interest following the cessation of the initial three year period, it remains that no interest is payable as of 31 December 2025 and 2024.
In August 2026, the remaining $22.6 million of principal was converted in full into ordinary shares in accordance with the notes' original contractual conversion terms.
8.Ordinary shares
All ordinary shares rank equally with regard to the Company's residual assets. However, upon liquidation, the A1 ordinary shares shall take preference before the ordinary shares. Holders of all shares are entitled to dividends as declared from time to time and are entitled to one vote per share at general meetings of the Company. All rights attached to the Company's shares held by the Company are suspended until those shares are reissued. The holders of ordinary shares are entitled to receive dividends, if any, as declared by the Company’s board of directors. As of December 31, 2025, no dividends had been declared. As of December 31, 2025, and 2024, there were 388,985,916 shares of ordinary shares and 32,258,065 shares of A1 ordinary shares issued and outstanding.
9.Share-based compensation
The Company currently grants equity awards under two schemes (together, the “Plans”): the 2020 All-Employee Share Option Scheme (the “2020 All-Employee Scheme”), covering eligible employees based in the United Kingdom and the 2021 Directors Share Option Scheme (the “2021 Directors Scheme”), covering eligible non-executive directors. The Company has also granted a number of non-plan share options to eligible employees based in the US (the “Non-Plan Scheme”). The Plans collectively limit the aggregate number of ordinary shares that may be issued under the Plans to 15% of the Company’s issued ordinary share capital.
2020 All-Employee Scheme
The 2020 All-Employee Scheme was established in 2020 and provides for the grant of options over the Company's ordinary shares to eligible employees, at the discretion of the Board of Directors, at an exercise price equal to the market price of the Company's ordinary shares on the date of grant. Options generally vest over three years, with one-third vesting on each of the first, second, and third anniversaries of grant, although certain grants vest in full on the third anniversary. Options subject to a performance condition vest on the later of the date the

Board determines the condition has been satisfied and the third anniversary of grant. Once vested, options remain exercisable until the tenth anniversary of grant, after which they lapse.
2021 Directors Scheme
The Directors Scheme was established in 2021 and mirrors the terms of the All-Employee Scheme described above, except that it is open only to eligible directors of the Company.
Non-Plan Scheme
Since 2021, the Company has granted a number of non-plan share options to eligible employees based in the US, while the 2020 All-Employee Scheme and 2021 Directors Scheme cover eligible employees based in the United Kingdom. Options granted under the Non-Plan Scheme are on substantially similar terms to those granted under the All-Employee Scheme, including exercise prices equal to the market price of the Company’s ordinary shares at grant (or, for grants made after the Company’s delisting from AIM, as described below), vesting over three years (or in full on the third anniversary of grant), performance-based vesting conditions on certain grants (vesting at the later of achievement of the condition and the third anniversary of grant), and a ten-year contractual term.
Under each of the Plans, vested options are exercisable for 90 days following termination of the holder’s service (or such longer period as the Board may determine), after which unexercised vested options lapse. Options granted while the Company’s ordinary shares were listed on AIM were granted at an exercise price equal to the closing market price of the ordinary shares on the trading day prior to grant, which price was also used as the fair value of the underlying shares for option-pricing purposes. Following the Company’s delisting from AIM, effective May 1, 2024, the Company granted options in July 2024 and December 2024 at an exercise price of 15.5 pence per share, representing the Company’s last closing market price prior to delisting, which management also used as the appropriate fair value of the underlying shares for option-pricing purposes for those grants.
Share-Based Compensation Expense
The following table summarizes share-based compensation expense recognized in the Consolidated Statement of Operations and Comprehensive Loss, by financial statement line item, for the years ended December 31, 2025, and 2024 (in thousands):

	For the year ended December 31,
	2025	2024
Research and development expense	$557	$1,243
General and administrative expense	925	3,058
Total share-based compensation expense	$1,482	$4,301

Share Option Activity
A summary of share option activity under the Plans for the year ended December 31, 2025, is as follows:

	Number of Options	Weighted Average Exercise Price £	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value ($'000s)
Outstanding at December 31, 2024	44,818,004	£0.3506	6.7	—
Granted	—	—
Exercised	—	—
Forfeited / expired	(5,508,337)	£0.4541
Outstanding at December 31, 2025	39,309,667	£0.3361	5.6	—
Exercisable at December 31, 2025	32,926,333	£0.3591	5.2	—

No options were granted during the year ended December 31, 2025. The weighted-average grant-date fair value of options granted during the year ended December 31, 2024 was $0.19 per option. The total fair value of options vested during the years ended December 31, 2025 and 2024 was $5.3 million and $1.6 million, respectively. There were no options exercised during the years ended December 31, 2025, and 2024. The total compensation cost related to unvested awards not yet recognized as of December 31, 2025, is $0.7 million which is expected to be recognized over a weighted-average term of 1.3 years.
Option Modifications
In July 2024, following the Company’s delisting from AIM, the Board approved a modification resetting the exercise price of all outstanding share options to 15.5 pence per share, the Company’s last trading price prior to delisting. This modification did not change the service or performance conditions of the awards or the probability that the awards would vest and was accounted for as a Type I (probable-to-probable) modification under ASC 718-20. The incremental compensation cost, measured as the excess of the fair value of the modified awards over the fair value of the original awards immediately before the modification, was recognized immediately for awards vested as of the modification date and recognized over the remaining requisite service period for awards unvested as of the modification date. The total incremental compensation cost of this modification was $1.1 million, of which $0.4 million was recognized immediately upon modification. The Company recognized incremental compensation cost of $0.4 million and $0.6 million related to this modification during the years ended December 31, 2025, and 2024, respectively.
In May 2025, the Company and a former non-executive director agreed to the terms of his separation from the Board, effective August 2025. In connection with the separation agreement, the Company modified the director’s outstanding share options to (i) extend the post-termination exercise period for options vested as of the separation date from 90 days to 12 months following that date, and (ii) permit options unvested as of the separation date to continue vesting in accordance with their original vesting schedules through the 12-month period following separation. The extension of the exercise period for vested options was accounted for as a Type I (probable-to-probable) modification, with the related incremental compensation cost recognized immediately on the modification date. The continuation of vesting for unvested options was accounted for as a Type III (improbable-to-probable) modification, as those options would otherwise have been forfeited upon separation under the Plans’ original terms; the related incremental compensation cost was recognized over the period from the modification date to the separation date. The total incremental compensation cost of this modification was $0.1 million, all of which was fully recognized immediately upon modification during the years ended December 31, 2025.

In connection with a redundancy program with redundancy dates occurring from December 2025 through February 2026, the Company modified the outstanding share options of affected employees effective in November 2025 to (i) extend the post-termination exercise period for options vested as of each employee’s redundancy date from 90 days to 180 days following that date, and (ii) permit options unvested as of the redundancy date to continue vesting in accordance with their original vesting schedules through the 180-day period following the applicable redundancy date. Consistent with the treatment described above, the extension of the exercise period for vested options was accounted for as a Type I modification and the continuation of vesting for unvested options was accounted for as a Type III modification. There was no incremental compensation cost recognized for this modification.
Fair Value Assumptions
The fair value of each share option is estimated on the date of grant using the Black-Scholes-Merton option-pricing model, applying the following weighted-average assumptions:

	For the year ended December 31,
	2025	2024
Expected term (years)	—	6.5
Expected volatility	—%	97.62%
Risk-free interest rate	—%	3.91%
Expected dividend yield	—%	—%

Assumptions related to the expected volatility, expected term and risk-free interest rate are disclosed in Note 2.
10.Income Taxes
The components of net income (loss) before income tax expense are as follows (in thousands):

	For the year ended December 31,
	2025	2024

United Kingdom	$(17,257)	$(21,972)
Foreign	24	25
Net loss before income taxes	$(17,233)	$(21,947)

The components of the provision for income taxes are as follows (in thousands):

	For the year ended December 31,
	2025	2024
Current:
United Kingdom	$—	$—
Foreign	—	17
Total current expense	$—	$17

Deferred:
United Kingdom	—	—
Foreign	6	(6)
Total deferred benefit	6	(6)
Total income tax expense	$6	$11

The reconciliation of the Company's statutory tax rate and effective tax rate is as follows (in thousands):

	For the year ended December 31,
	2025	2024
Pretax Income (Loss)	$(17,233)	$(21,947)
UK Statutory Rate (%)	25%	25%
UK Statutory Rate	(4,308)	(5,487)
Other foreign tax effects	(1)	(1)
State and local income taxes, net of Fed benefit	1	5
Change in valuation allowance	4,679	6,243
UK R&D tax credit	(429)	(488)
Nontaxable or Nondeductible Items:
Other	20	49
STAT to GAAP Differences	(213)	204
Contract asset	501	(470)
Share Based Compensation	(244)	(44)
Total income tax expense	$6	$11

The Company's effective tax rate includes the effects of the U.S subsidiary's state and local income taxes, net of the federal income tax benefit, which are primarily attributable to New Jersey, where the Company has significant business activities. These states have higher tax rates compared to other jurisdictions where the Company operates, and together, they account for more than half of the Company's total state tax expense.

The components of the Company's deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2025	2024
Deferred tax assets:
Accruals & reserves	$58	$84
Section 174 Capitalized R&D	4	6
Net operating loss carryforwards	40,108	33,336
Other	3,171	3,231
Credits	2,388	1,822
Total deferred tax assets before valuation allowance	45,729	38,479
Valuation allowance	(45,693)	(38,437)
Total deferred tax assets - net of valuation allowance	36	42

Net deferred tax asset	$36	$42

As of December 31, 2025 and 2024, the Company had a UK net operating loss carryforward of $160.4 million and $133.3 million, respectively, that can be carried forward indefinitely. As of December 31, 2025 and 2024, the Company had a U.S. Federal net operating loss carryforward of $111 thousand and $nil, respectively. As of December 31, 2025 and 2024, the Company has U.S. state NOL carryforwards of $0.1 million and $nil, respectively. Of the $0.1 million of U.S. Federal net operating loss carryfowards, all may be carried forward indefinitely. The state net operating loss carryforwards begin to expire in 2045.
Future realization of the tax benefits of existing temporary differences and net operating loss carryforwards ultimately depends on the existence of sufficient taxable income within the carryforward period. As of December 31, 2025 and 2024, the Company performed an evaluation to determine whether a valuation allowance was needed. The Company considered all available evidence, both positive and negative, which included the results of operations for the current and preceding years. Based on this evaluation, the Company concluded that it could not reasonably quantify future taxable income and determined that it is more likely than not that all of the deferred tax assets will not be realized. Accordingly, the Company maintained a full valuation allowance against its net UK deferred tax assets as of December 31, 2025 and 2024. The deferred tax asset recognized relates entirely to the US entity.
Under Internal Revenue Code Section 382, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income may be limited. We have not completed a study to assess whether an “ownership change” has occurred or whether there have been multiple ownership changes since we became a “loss corporation” as defined in Section 382. Future changes in our stock ownership, which may be outside of our control, may trigger an “ownership change.” In addition, future equity offerings or acquisitions that have equity as a component of the purchase price could result in an “ownership change.” If an “ownership change” has occurred or does occur in the future, utilization of the NOL carryforwards or other tax attributes may be limited, which could potentially result in increased future tax liability to us.
For tax years beginning after December 31, 2024, The One Big Beautiful Bill Act (“OBBBA”) enacted a new rule under Section 174A allowing companies to immediately expense any domestic research and developmental (“R&D”) expenditures. For domestic R&D, companies may either immediately expense or elect to capitalize and amortize over at least 60 months under Section 174A. However, foreign R&D continues to require capitalization subject to the mandatory 15-year amortization period under Section 174. The Company has elected to continue amortizing the previously capitalized costs over their remaining life.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations for both federal taxes and the many states in which we operate or do business in. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.
The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. The Company's tax years are still open under statute from December 31, 2022, to the present. The resolution of tax matters is not expected to have a material effect on the Company's consolidated financial statements.
The following summarizes the Company's income taxes paid (net of refunds received) for the years presented below (in thousands):

	For the year ended December 31,
	2025	2024

United Kingdom	$—	$—
United States	4,000	—
	$4,000	$—

11.Revenue
Jazz — 2020 Collaboration Agreement
In July 2020, the Company entered into a Collaboration Agreement with Jazz Pharmaceuticals Ireland Limited (“Jazz”). Per the Agreement, Jazz engaged Redx to perform on Jazz’s behalf certain research services, including Compound discovery and Product pre-clinical testing for two targets. Under the terms of the agreement, the Company received an upfront payment of $10.0 million and a deferred payment of $10.0 million that was payable 15 months after the execution date of the agreement. The Company was also eligible to receive up to $400.0 million in development and commercial milestones and tiered mid-single-digit percentage royalties on net sales on that product. Jazz was also responsible for reimbursing 100% of certain development costs incurred by the Company.
The Company identified one performance obligation per target, each combining the related development activities, technology transfer, exclusive license, and governance participation, which are not distinct from one another. Both performance obligations are recognized over time using a cost-to-cost method. One of the target programs was discontinued in June 2022, however, the second program remains active. The Company recognized revenue of $nil and $0.4 million related to this program during the years ended December 31, 2025, and 2024, respectively. No development or commercial milestones have been achieved under this arrangement to date.
A contract liability of $0.5 million was recognized for the year ended December 31, 2024. No contract liability was recognized as at December 31, 2025.
Jazz — 2024 Collaboration
In February 2024, the Company entered into a Collaboration Agreement and a related Asset Purchase Agreement with Jazz in which Jazz acquired global rights to the KRAS inhibitor program. Under the terms of the agreement, the Company received an upfront payment of $10.0 million. The Company is also eligible to receive development and commercial milestone payments of up to $870.0 million and, if a product is approved, a tiered, mid-single-digit percentage royalty on net sales of that product. Jazz was also responsible for reimbursing 100% of certain development costs incurred by the Company.

The Company identified two performance obligations relating to the agreement: (i) a combined performance obligation under the Collaboration Agreement consisting of the Development Plan and Technology Transfer activities, and (ii) a combined performance obligation under the Asset Purchase Agreement consisting of the Acquired Assets and related Licenses. Revenue associated with the Acquired Assets and Licenses performance obligation is recognized at a point in time upon transfer of control at contract inception. Revenue associated with the Development Plan and Technology Transfer performance obligation is recognized over time as development services are performed based on progress toward completion. The Company recognized revenue of $0.6 million and $17.7 million related to this program during the years ended December 31, 2025, and 2024, respectively. No milestones have been achieved under this arrangement to date.
12.Retirement Plan
The Company provides retirement benefits to its employees through a salary‑sacrifice defined contribution pension plan administered by Aegon UK. Eligible employees may elect to contribute a portion of their salary to the plan, and the Company contributes 5% of eligible compensation on behalf of participating employees. Because the plan is a defined contribution arrangement, the Company’s obligations are limited to its periodic contributions. Retirement plan expense for the year ended December 31, 2025 and 2024 was $ 0.2 million and $ 0.4 million respectively, and is included in operating expenses within the consolidated statements of operations and comprehensive loss.
13.Commitments and Contingencies
Indemnification Agreements
In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. Through December 31, 2025, the Company had not experienced any losses related to these indemnification obligations, and no claims were outstanding. The Company does not expect significant claims related to these indemnification obligations, and as such no related liabilities were established.
Legal Proceedings
In the ordinary course of business, the Company may be subject to litigation and regulatory examinations as well as information gathering requests, inquiries and/or investigations. The Company is not currently subject to any matters where it believes there is a reasonable possibility that a material loss may be incurred. As of December 31, 2025, there were no matters which would have a material impact on the Company’s financial results.
Indemnification Under Corporate Governing Documents
The Company’s Articles of Association include standard director and officer indemnification and insurance provisions (Article 31), which do not create any funding obligations or financial commitments requiring accrual. No liabilities have been recorded in connection with these indemnification provisions.

14.Net loss per share
Basic and diluted net loss per share attributable to ordinary shareholders was calculated as follows:

	For the year ended December 31,
	2025	2024
Numerator:
Net loss	$(17,239,000)	$21,958,000
Net loss attributable to ordinary shareholders	$(17,239,000)	$21,958,000
Denominator:
Weighted-average ordinary shares outstanding, basic and diluted	421,243,981	421,243,981
Net loss per share attributable to ordinary shareholders, basic and diluted	$(0.04)	$0.05

The Company’s potentially dilutive securities in the table below have been excluded from the computation of diluted loss per share as the effect for the years ended December 31, 2025, and 2024 would be to reduce the loss per share. Therefore, the weighted average number of ordinary shares outstanding used to calculate both basic and diluted loss per share is the same.

	For the year ended December 31,
	2025	2024
Ordinary shares issuable for:
Share-based compensation awards	39,309,667	44,818,004
Convertible loan notes	110,288,889	110,288,889
	149,598,556	155,106,893

Subsequent to December 31, 2025, the Company announced an agreement for Skye Bioscience, Inc. to acquire the entire issued share capital of the Company. In connection with the transaction, a Series A equity financing was agreed. As part of the Series A transaction, $24.0 million of Series A preference shares were issued for cash to new investors, and on the same date, the convertible loan note (Note 7) was converted into 110,288,889 Ordinary shares and the 32,258,065 A1 Ordinary shares also converted into Ordinary shares. Refer to Note 17.
15.Related Party Transactions
The Company has entered into transactions with related parties, including entities affiliated with certain members of its board of directors, executive officers, and principal shareholders.
The Company considers RM Special Holdings 3, LLC (“Redmile”) a controlling shareholder and Sofinnova Crossover 1 SLP (“Sofinnova”) a significant shareholder and therefore they considered to be related parties.
Redmile
In August 2020, the Company issued $19.0 million of convertible loan notes to Redmile. On December 2, 2020, the Company announced that Redmile would convert $4.5 million of the principal amount of the convertible loan notes into ordinary shares. As of December 31, 2025, and 2024, $15.0 million and $14.0 million of principal remained outstanding respectively.
Sofinnova
In August 2020, the Company issued $10.0 million of convertible loan notes to Sofinnova. On December 2, 2020, the Company announced that Sofinnova would convert $2.3 million of the principal amount of the convertible loan notes into ordinary shares. As of December 31, 2025, and 2024, $7.9 million and $7.4 million of principal remained outstanding respectively.
The Company believes that the terms of these transactions were comparable to those that could have been obtained in arm’s‑length transactions; however, due to the related‑party nature of these arrangements, the terms may not be indicative of those that would have been established with unrelated parties.
The Company may enter into additional related‑party transactions in the ordinary course of business in the future.
16.Segment information
The Company has one operating segment focused on the discovery and development of targeted medicines for the treatment of fibrotic disease. The accounting policies of the single operating segment are described within the Notes to the Financial Statements. The chief operating decision maker, being the Chief Executive Officer, assesses performance for the Company and decides how to allocate resources based on consolidated net loss before income tax, which is reported on the consolidated statement of operations and comprehensive loss. The measure of segment assets is reported on the balance sheet as total consolidated assets.
The chief operating decision maker uses consolidated net loss before tax and budget-to-actual variances for consolidated net loss before income tax to assess the performance of the operating segment.
The following table presents certain financial data for the Company’s reportable segment, including significant segment expenses regularly provided to the chief operating decision maker to assess the performance of the Company (in thousands):

	For the year ended December 31,
	2025	2024

Revenue	$631	$18,127
Cost of revenue	—	—
Research and development expenses
GI-restricted pan-ROCK Inhibitor (RXC008)	(2,881)	(6,213)
Discoidin Domain Receptor (DDR) Inhibitor Program	(148)	(807)
Selective ROCK2 Inhibitor (Zelasudil, RXC007)	(1,697)	(7,274)
Other	(1,728)	(5,950)
Unallocated research and development expenses:
Personnel-related expenses (including stock-based compensation)	(4,175)	(7,292)
Other expenses	(3,108)	(4,178)
General and administrative expenses	(6,026)	(11,062)
Other segment items	1,899	2,702
Net loss before income tax	$(17,233)	$(21,947)

Other segment items include interest income, other income, research and development tax incentives and foreign currency transaction loss, net.
The revenue recognized by the Company during the year ended December 31, 2025, and 2024 was attributable to its operations in Ireland.

The Company’s long-lived assets consist primarily of operating lease right-of-use assets. As of December 31, 2025, and 2024, substantially all of the Company’s long-lived assets were located in the U.K. All other long-lived assets, if any, located outside the U.K. were not material.
17.Subsequent events
On April 16, 2026, the Company entered into a convertible bridging loan agreement with the Redmile Group, receiving $12.0 million. This loan converted on 27 August 2026 into Series A preference shares.
On July 30, 2026, notice was received from Redmile extending the term of the convertible loan notes to August 5, 2027.
On August 14, 2026, the Company announced an agreement for Skye Bioscience, Inc. to acquire the entire issued share capital of the Company. The combined company will be led by Redx’s current management team and board of directors. In connection with the transaction, it was also announced that a Series A equity financing of $36.0 million (gross) had been agreed, together with a PIPE financing post-closing of $67.9 million. It was further announced that an equity line facility of up to $22.0 million had been entered into with a fund affiliated to Redmile.
On August 27, 2026, it was announced that the $36.0 million Series A financing had closed, and that as a result, the convertible bridging loan had been converted into Series A preference shares. As part of the Series A transaction, $24.0 million of Series A preference shares were issued for cash to new investors, and on the same date, the convertible loan note (Note 7) was converted into 110,288,889 Ordinary shares and the 32,258,065 A1 Ordinary shares also converted into Ordinary shares.
On September 24, 2026, the Company entered into a lease agreement with Alderley Park Limited for office space located at Suite 5F, Block 11, Alderley Park, Macclesfield, United Kingdom. The lease has a term of three years commencing on the lease commencement date specified in the agreement. Annual base rent is £47,235 during the first year of the lease and increases to £94,470 during the remaining term. In addition, the Company is required to pay annual car parking charges of £7,500, together with applicable service charges, insurance charges, utilities, and other occupancy-related costs.

REDX PHARMA LIMITED
Condensed Consolidated Balance Sheets
(In thousands of U.S. Dollars, except share and per share data)

	June 30, 2026	December 31, 2025
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$9,152	$5,265
Prepaid expenses and other current assets	6,286	3,477
Total current assets	15,438	8,742
Property and equipment, net	106	147
Operating lease right-of-use assets, net	65	625
Deferred tax assets	40	36
Total assets	$15,649	$9,550

Liabilities and Shareholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$1,393	$456
Accrued expenses and other current liabilities	1,010	623
Convertible loan notes – current	34,311	23,007
Operating lease liabilities – current	—	453
Total current liabilities	36,714	24,539
Operating lease liabilities – non-current	—	—
Total liabilities	36,714	24,539

Commitments and contingencies (Note 12)

Stockholders’ (deficit) equity:
Ordinary shares, £0.01 par value; 388,985,916 shares authorized at June 30, 2026 and December 31, 2025; 388,985,916 shares issued and outstanding at June 30, 2026 and December 31, 2025	5,145	5,145
A1 ordinary shares, £0.01 par value; 32,258,065 shares authorized at June 30, 2026 and December 31, 2025; 32,258,065 shares issued and outstanding at June 30, 2026 and December 31, 2025	415	415
Additional paid-in capital	175,017	174,792
Accumulated other comprehensive loss	(287)	(618)
Accumulated deficit	(201,355)	(194,723)
Total shareholders’ (deficit) equity	(21,065)	(14,989)
Total liabilities and shareholders’ equity	$15,649	$9,550

See accompanying notes to unaudited condensed consolidated interim financial statements.

REDX PHARMA LIMITED
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands of U.S. Dollars, except share and per share data)

	For the six months ended June 30,
	2026	2025
	(Unaudited)	(Unaudited)
Revenue	$—	$620
Operating expenses:
Research and development	(4,510)	(8,921)
General and administrative	(2,973)	(3,933)
Total operating expenses	(7,483)	(12,854)
Loss from operations	(7,483)	(12,234)
Other income (expense), net
Interest income	92	212
Other income	176	252
Research and development tax incentives	569	687
Foreign currency transaction gain/(loss), net	10	(338)
Total other income, net	847	813
Net loss before income taxes	(6,636)	(11,421)
Income tax benefit/(expense)	4	(2)
Net loss	$(6,632)	$(11,423)

Net loss per share attributable to ordinary shareholders, basic and diluted	$(0.02)	$(0.03)
Weighted-average ordinary shares outstanding, basic and diluted	421,243,981	421,243,981

Net loss	(6,632)	(11,423)
Other comprehensive income/(loss) - Foreign currency transaction adjustments, net of tax	331	(512)
Total comprehensive loss	$(6,301)	$(11,935)

See accompanying notes to unaudited condensed consolidated interim financial statements.

REDX PHARMA LIMITED
Condensed Consolidated Statements of Cash Flows
(In thousands of U.S. Dollars)

	For the six months ended June 30,
	2026	2025
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net Loss	$(6,632)	$(11,423)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	30	78
Stock-based compensation	225	1,081
Non-cash lease expense	543	397
Profit on disposal of property and equipment	(87)	(150)
Deferred income taxes	(4)	3
Changes in operating assets and liabilities:
Accounts receivable	—	3,257
Prepaid expenses and other current assets	(2,912)	1,422
Accounts payable	963	(218)
Accrued expenses and other current liabilities	402	(1,395)
Contract liabilities	—	(483)
Lease liabilities	(452)	(461)
Net cash used in operating activities	(7,924)	(7,892)
Cash flows from investing activities:
Purchases of property and equipment	—	(14)
Proceeds from sale of property and equipment	94	155
Net cash provided by (used in) investing activities	94	141
Cash flows from financing activities:
Proceeds from issue of loan notes	12,000	—
Net cash provided by financing activities	12,000	—
Effect of exchange rate changes on cash and cash equivalents	(283)	1,131
Net decrease in cash and cash equivalents	3,887	(6,620)
Cash and cash equivalents, beginning of period	$5,265	$16,866
Cash and cash equivalents, end of period	$9,152	$10,246

Supplemental cash flow information:
Cash paid for interest	$—	$—
Cash received for income taxes	$—	$423

See accompanying notes to unaudited condensed consolidated interim financial statements.

REDX PHARMA LIMITED
Condensed Consolidated Statements of Stockholders’ Equity
(In thousands of U.S. Dollars, except share and per share data)

	Ordinary Shares				Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Ordinary Shares	Amount	A1 Ordinary Shares	Amount
Balances at December 31, 2024	388,985,916	$5,145	32,258,065	$415	$173,310	$(352)	$(177,484)	$1,034
Issuance of A1 ordinary shares	—	—	—	—	—	—	—	—
Share based compensation	—	—	—	—	1,081	—	—	1,081
Foreign currency translation adjustments	—	—	—	—	—	(512)	—	(512)
Net loss	—	—	—	—	—	—	(11,423)	(11,423)
Balances at June 30, 2025 (Unaudited)	388,985,916	$5,145	32,258,065	$415	$174,391	$(864)	$(188,907)	$(9,820)

	Ordinary Shares				Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Ordinary Shares	Amount	A1 Ordinary Shares	Amount
Balances at December 31, 2025	388,985,916	$5,145	32,258,065	$415	$174,792	$(618)	$(194,723)	$(14,989)
Issuance of A1 ordinary shares	—	—	—	—	—	—	—	—
Share based compensation	—	—	—	—	225	—	—	225
Foreign currency translation adjustments	—	—	—	—	—	331	—	331
Net loss	—	—	—	—	—	—	(6,632)	(6,632)
Balances at June 30, 2026 (Unaudited)	388,985,916	$5,145	32,258,065	$415	$175,017	$(287)	$(201,355)	$(21,065)

See accompanying notes to unaudited condensed consolidated interim financial statements.

1.Nature of operations, liquidity and basis of presentation
Nature of operations
Redx Pharma Limited (the “Company”) was incorporated in the United Kingdom (“UK”) under the Companies Act and was registered in England and Wales on September 7, 2010 (“Inception Date”). It was formerly Redx Pharma Plc until its delisting from the Alternative Investment Market on the London Stock Exchange on May 1, 2024, and its reregistration as a private company on May 9, 2024. Redx Pharma Limited is a clinical-stage biotechnology company focused on discovering and developing novel, small molecule, targeted medicines for the treatment of fibrotic diseases. The Company operates through its wholly owned subsidiaries, Redx Oncology Limited, incorporated in the UK; Redx Immunology Limited, incorporated in the UK; Redx Inc incorporated in the United States (“US”) and Fibrx Therapeutics Limited (Dormant) incorporated in the UK.
Basis of preparation
The Company’s accompanying unaudited condensed consolidated interim financial statements have been prepared in conformity with generally accepted accounting principles in the US (“US GAAP”). Certain information and note disclosures normally included in the unaudited condensed consolidated interim financial statements prepared in accordance with US GAAP have been condensed or omitted. As such, the information included in these unaudited condensed consolidated interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s consolidated audited annual financial statements for the year ended December 31, 2025 (the “Annual Report”). In the opinion of management, these unaudited condensed consolidated interim financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the Company’s financial position, results of operations and cash flows for the periods presented. The results of operations for the interim periods shown in the accompanying unaudited condensed consolidated interim financial statements are not necessarily indicative of the results that may be expected for any future period, including the full year. The accompanying unaudited condensed consolidated interim financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated on consolidation.
Liquidity and Going Concern
The accompanying unaudited condensed consolidated interim financial statements have been presented on the basis that the Company will continue as a going concern. The Company has incurred recurring losses and negative cash flows from operations since inception and expects to continue to incur significant losses as it advances its research and development programs. The Company incurred net losses of $6.6 million and $11.4 million for the six months ended June 30, 2026 and 2025, respectively. As of June 30, 2026, the Company had $9.2 million of cash and cash equivalents and an accumulated deficit of $201.4 million. On August 27, 2026, the Company completed a Series A financing and received $36.0 million of funding, which is not dependent on completion of the proposed transaction with Skye Biosciences, Inc. As of August 31, 2026, the Company had cash and cash equivalents of $30.5 million.
The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the unaudited condensed consolidated interim financial statements are issued. The Company expects that its existing cash resources, together with actions available to management to reduce or defer expenditures, if necessary, will be sufficient to fund its operating expenses and cash requirements for at least 12 months from the date of issuance of these unaudited condensed consolidated interim financial statements. The board of directors is therefore satisfied that it is appropriate to adopt the going concern basis of accounting in preparing the unaudited condensed consolidated interim financial statements.
The Company expects to require additional financing to continue to advance its research and development programs beyond this period. If the Company is unable to obtain additional financing when needed, it may be required to delay, limit or reduce certain development activities or otherwise reduce its operating expenditures.

2.Summary of significant accounting policies
Use of accounting estimates
The preparation of unaudited condensed consolidated interim financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts and related disclosures. The Company bases estimates and assumptions on historical experience when available and on various factors that it believes to be reasonable under the circumstances. The Company assesses estimates on an ongoing basis; however, actual results could materially differ from those estimates. Significant estimates and assumptions reflected within these unaudited condensed consolidated interim financial statements include but are not limited to the determination of the fair value of equity-based awards, convertible loan note, revenue recognition on contracts with customers, and research and development accruals. Estimates are periodically reviewed considering changes in circumstances, facts and historical experiences. The relevant assumptions and estimates used by the Company are described within accounting policies disclosed within this note.
Recently issued accounting pronouncements – not yet adopted
In November 2024, the FASB issued Accounting Standards Update ("ASU") 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires additional disclosure of the nature of expenses included in the income statement. The standard requires disclosures about specific types of expenses included in the expense captions presented in the income statement as well as disclosures about selling expenses. This ASU is effective for fiscal years beginning after December 15, 2026, and interim periods beginning after December 15, 2027, with early adoption permitted. The requirements should be applied on a prospective basis while retrospective application is permitted. The Company is currently evaluating the impact the adoption of this ASU will have on its consolidated financial statements and related disclosures.
In December 2025, the FASB issued its final Accounting Standard Update ("ASU") which makes improvements to the Accounting Standards Codification ("ASC") in response to feedback from stakeholders. This standard, issued as ASU 2025-12, specifically updates the ASC for a broad range of topics arising from technical corrections, unintended application of the ASC, clarifications, and other minor improvements. This update is effective for annual reporting periods beginning after December 15, 2026, including interim reporting periods within those annual reporting periods. The Company is currently evaluating the effect of this guidance on its financial statements and related disclosures.
3.Property and equipment, net
Property and equipment, net consists of the following (in thousands):

	June 30,	December 31,
	2026	2025
	(Unaudited)	(Audited)

Laboratory equipment	$690	$1,353
Computer equipment	425	475
Leasehold improvements	148	103
Less: Accumulated depreciation	(1,157)	(1,784)
Property and equipment, net	$106	$147

Depreciation expense was $0.0 million and $0.1 million for the six months ended June 30, 2026 and 2025, respectively.

4.Prepaid expenses and other current assets
Prepaid expenses and other current assets consisted of the following (in thousands):

	June 30,	December 31,
	2026	2025
	(Unaudited)	(Audited)

Prepaid expenses	$2,560	$900
Research and development expenditure credit receivable	2,699	2,175
Accrued income	15	10
VAT receivables	925	241
Other receivables	87	151
Prepaid expenses and other current assets	$6,286	$3,477

5.Accrued expenses and other current liabilities
Accrued expenses and other current liabilities consisted of the following (in thousands):

	June 30,	December 31,
	2026	2025
	(Unaudited)	(Audited)

Accrued employee compensation and benefits	$240	$218
Contract liabilities	—	—
Accrued expenses	741	378
Deferred rent	5	5
Accrued taxes	16	17
VAT liability	2	—
Other current liabilities	6	5
Accrued expenses and other current liabilities	$1,010	$623

6.Leases
In 2016, the Company entered into one operating lease agreement for office and laboratory space located in the ground, first, and second floors of the Block 33 Mereside building at Alderley Park, Macclesfield, UK. The lease commenced in September 2016 and has a contractual term of ten years, which expired in September 2026. The lease does not contain renewal or extension options. The Company has one sublease with Bivictrix Limited which was executed in March 2022 for part of the first floor at Block 33 which was classified as an operating lease under ASC 842.

Lease costs included in the Company’s unaudited condensed consolidated statements of operations and comprehensive loss, within research and development and general and administrative expenses were as follows (in thousands):

	Six Months Ended June 30,
Lease Cost	2026	2025
Operating lease cost	$462	$446
Variable lease cost	—	6
Sublease income	(31)	(30)
Total lease cost	$431	$422

Cash used in operating activities for payments of amounts included in the measurement of operating lease liabilities was $0.5 million for the six months ended June 30, 2026.
The weighted average remaining lease term was approximately 0 years and the weighted average incremental borrowing rate was 8.5% as of June 30, 2026.
As of June 30, 2026, the Company had no remaining future minimum lease payments outstanding, as the total contractual lease payments through the lease's September 2026 expiration had been paid. The related right-of-use asset of $0.07 million will be fully amortized by the lease's expiration.
7.Convertible loan notes - current
On August 4, 2020, the Company issued convertible loan notes with a face value of $29.0 million. The notes are convertible into ordinary shares at any time at the option of the holder, or repayable on the third anniversary of issuance, with holders retaining the right to extend the repayment date in one-year increments, up to ten years. No interest is payable during the first three years, thereafter it is payable at a maximum rate equal to the US prime rate at that time.
Management evaluated the embedded conversion feature under ASC 815-40 and concluded it is indexed to the Company's own stock and meets the equity classification conditions of ASC 815-40-25, qualifying for the scope exception in ASC 815-15. Accordingly, the conversion feature is not bifurcated, and the full $29.0 million was recorded as a single liability under ASC 470-20, with no equity component recognized. Transaction costs of $1.5 million were recorded as a direct deduction from the face amount per ASC 835-30-45-1A and are amortized as interest expense through maturity using the effective interest method.
On December 2, 2020, the Company announced that RM Special Holdings 3 LLC and Sofinnova Crossover 1 SLP would convert $4.5 million and $2.3 million respectively of the principal amount of the convertible loan notes into ordinary shares. Under the terms of the convertible loan notes, the conversion took place at £0.155 ($0.207) per new ordinary share. Accordingly, 32,806,159 new ordinary shares were issued. Following completion of the partial conversion, an aggregate of $22.9 million in principal amount was outstanding under the convertible loan notes. This equates to 110,288,889 ordinary shares at £0.155 ($0.209) per share.
In June 2023, confirmation was received from the Purchasers of their intention to execute their initial extension option under the terms of the instrument, the revised maturity date being August 2024. Further notices of extension were received in July 2024, June 2025 and July 2026, taking the revised maturity date to August 5, 2027. As this feature was included in the original instrument, this has been treated as a revision to the cash flows associated with it, rather than as a modification
As of June 30, 2026, the carrying amount of the convertible loan notes was $34.3 million, equal to the outstanding face value of the principal following the December 2020 partial conversion. As of December 31, 2025, the carrying amount of the convertible loan notes was $23.0 million. The liability had, by this date, fully accreted to its face value under the effective interest method, with no further interest expense expected absent an additional extension or the noteholders' exercise of their discretion to impose an interest rate under the agreement. The movement in the carrying amount between June 30, 2026 and December 31, 2025 is due to a movement in foreign exchange rates.
On April 16, 2026, the Company issued a $12.0 million convertible note to Redco II Master Fund, L.P. as bridge financing pending completion of the Company's strategic financing transaction. The note was due to mature on December 31, 2026 and provided for automatic conversion into the most senior class of shares issued in a qualifying financing. Upon completion and public announcement of the financing transaction on August 14, 2026, the note automatically converted into 58,565,153 Series A Preferred Shares at a conversion price of $0.2049 per share. The Company elected to account for the note under the fair value option under ASC 825-10 because it contains an embedded conversion feature that would otherwise require bifurcation as a derivative under ASC 815-15. The note is classified within Level 3 of the fair value hierarchy. Its fair value at issuance, as of June 30, 2026 and immediately prior to conversion was $12.0 million, equal to its principal amount, the transaction price at issuance and, on conversion, the value of the Series A Preferred Shares issued. Accordingly, no change in fair value was recognized in earnings in the period and no gain or loss was recognized on extinguishment.
In August 2026, the remaining $22.6 million of principal was converted in full into ordinary shares in accordance with the notes' original contractual conversion terms.
8.Ordinary shares
All ordinary shares rank equally with regard to the Company's residual assets. However, upon liquidation, the A1 ordinary shares shall take preference before the ordinary shares. Holders of all shares are entitled to dividends as declared from time to time and are entitled to one vote per share at general meetings of the Company. All rights attached to the Company's shares held by the Company are suspended until those shares are reissued. The holders of ordinary shares are entitled to receive dividends, if any, as declared by the Company’s board of directors. As of June 30, 2026, no dividends had been declared. As of June 30, 2026 and December 31, 2025 there were 388,985,916 shares of ordinary shares and 32,258,065 shares of A1 ordinary shares issued and outstanding.
9.Share-based compensation
The Company currently grants equity awards under two schemes (together, the “Plans”): the 2020 All-Employee Share Option Scheme (the “2020 All-Employee Scheme”), covering eligible employees based in the United Kingdom and the 2021 Directors Share Option Scheme (the “2021 Directors Scheme”), covering eligible non-executive directors. The Company has also granted a number of non-plan share options to eligible employees based in the United States (the “Non-Plan Scheme”). The Plans collectively limit the aggregate number of ordinary shares that may be issued under the Plans to 15% of the Company’s issued ordinary share capital.
The Company grants service-based and performance-based share options to employees, directors, and certain non-plan participants under the 2020 All-Employee Share Option Scheme, the 2021 Directors Share Option Scheme, and non-plan grants to certain US-based employees, on terms consistent with those described in the Annual Report.
Share-Based Compensation Expense
The following table summarizes share-based compensation expense recognized in the unaudited condensed consolidated statements of operations and comprehensive loss, by financial statement line item, for the six months ended June 30, 2026, and 2025 (in thousands):

	Six Months Ended June 30,
	2026	2025
Research and development expense	$30	$356
General and administrative expense	195	725
Total share-based compensation expense	$225	$1,081

Share Option Activity
A summary of share option activity under the Plans for the six months ended June 30, 2026, is as follows:

	Number of Options	Weighted Average Exercise Price £	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value ($'000s)
Outstanding at December 31, 2025	39,309,667	£0.34	5.6	—
Granted	4,300,000	—
Exercised	—	—
Forfeited / expired	650,000	£0.39
Outstanding at June 30, 2026	44,259,667	£0.32	5.6	—
Exercisable at June 30, 2026	34,809,667	£0.35	4.8	—

The weighted-average grant-date fair value of options granted during the six months ended June 30, 2026 was $0.17 per option. The total fair value of options vested during the six months ended June 30, 2026 and 2025 was $0.5 million and $2.4 million, respectively. No options were granted during the six months ended June 30, 2025. No options were exercised during the six months ended June 30, 2026 and 2025. The total compensation cost related to unvested awards not yet recognized as of June 30, 2026 was $0.4 million, which is expected to be recognized over a weighted-average period of 0.9 years.
Option Modifications
During the six months ended June 30, 2026, the Company recognized $0.1 million of incremental compensation cost related to option modifications made in prior periods, as described in the Annual Report.
10.Revenue
Jazz — 2024 Collaboration
In February 2024, the Company entered into a Collaboration Agreement and a related Asset Purchase Agreement with Jazz Pharmaceuticals Ireland Limited (“Jazz”) in which Jazz acquired global rights to the KRAS inhibitor program.
Revenue associated with the Acquired Assets and Licenses performance obligation was recognized at the point of contract inception in February 2024. Revenue associated with the Development Plan and Technology Transfer performance obligation is recognized over time as development services are performed. The Company recognized no revenue related to this program for the six months ended June 30, 2026, compared to $0.6 million for the six months ended June 30, 2025. No milestones have been achieved under this arrangement to date.
11.Retirement Plan
The Company provides retirement benefits through a defined contribution pension plan, as described in the Annual Report. Retirement plan expense for the six months ended June 30, 2026 and 2025 was $0.1 million, respectively, and is included in operating expenses within the unaudited condensed consolidated statements of operations and comprehensive loss.

12.Commitments and Contingencies
Indemnification Agreements
In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. Through June 30, 2026, the Company had not experienced any losses related to these indemnification obligations, and no claims were outstanding. The Company does not expect significant claims related to these indemnification obligations, and as such no related liabilities were established.
Legal Proceedings
In the ordinary course of business, the Company may be subject to litigation and regulatory examinations as well as information gathering requests, inquiries and/or investigations. The Company is not currently subject to any matters where it believes there is a reasonable possibility that a material loss may be incurred. As of June 30, 2026, there were no matters which would have a material impact on the Company’s financial results.
Indemnification Under Corporate Governing Documents
The Company’s Articles of Association include standard director and officer indemnification and insurance provisions (Article 31), which do not create any funding obligations or financial commitments requiring accrual. No liabilities have been recorded in connection with these indemnification provisions.
13.Net loss per share
Basic and diluted net loss per share attributable to ordinary shareholders was calculated as follows:

	Six Months Ended June 30,
	2026	2025
Numerator:
Net loss	$(6,632,000)	$(11,423,000)
Net loss attributable to ordinary shareholders	$(6,632,000)	$(11,423,000)
Denominator:
Weighted-average ordinary shares outstanding, basic and diluted	421,243,981	421,243,981
Net loss per share attributable to ordinary shareholders, basic and diluted	$(0.02)	$(0.03)

The Company’s potentially dilutive securities in the table below have been excluded from the computation of diluted loss per share as the effect for the six months ended June 30, 2026, and 2025 would be to reduce the loss per share. Therefore, the weighted average number of ordinary shares outstanding used to calculate both basic and diluted loss per share is the same.

	Six Months Ended June 30,
	2026	2025
Ordinary shares issuable for:
Share-based compensation awards	42,959,667	43,101,337
Convertible loan notes	110,288,889	110,288,889
	153,248,556	153,390,226
Subsequent to June 30, 2026, the Company announced an agreement for Skye Bioscience, Inc. to acquire the entire issued share capital of the Company. In connection with the transaction, a Series A equity financing was agreed. As part of the Series A transaction, $24.0 million of Series A preference shares were issued for cash to new investors, and on the same date, the convertible loan note (Note 7) was converted into 110,288,889 Ordinary shares and the 32,258,065 A1 Ordinary shares also converted into Ordinary shares. Refer to Note 16.
14.Related Party Transactions
The Company has entered into transactions with related parties, including entities affiliated with certain members of its board of directors, executive officers, and principal shareholders.
The Company considers RM Special Holdings 3, LLC (“Redmile”) a controlling shareholder and Sofinnova Crossover 1 SLP (“Sofinnova”) a significant shareholder and therefore they considered to be related parties.
Redmile
In August 2020, the Company issued $19.0 million of convertible loan notes to Redmile. On December 2, 2020, Redmile converted $4.5 million of the principal amount of the convertible loan notes into ordinary shares. In April 2026, the Company also entered into a $12.0 million convertible note financing with a Redmile affiliate, which converted into Series A Preferred Shares in August 2026. As of June 30, 2026 and December 31, 2025, $26.5 million and $15.0 million of principal amount owing to Redmile and its affiliates remained outstanding, respectively.
Sofinnova
In August 2020, the Company issued $10.0 million of convertible loan notes to Sofinnova. On December 2, 2020, the Company announced that Sofinnova would convert $2.3 million of the principal amount of the convertible loan notes into ordinary shares. As of June 30, 2026, and December 31, 2025, $7.8 million and $7.9 million of principal remained outstanding respectively.
The Company believes that the terms of these transactions were comparable to those that could have been obtained in arm’s‑length transactions; however, due to the related‑party nature of these arrangements, the terms may not be indicative of those that would have been established with unrelated parties.
The Company may enter into additional related‑party transactions in the ordinary course of business in the future.
15.Segment information
The Company has one operating segment focused on the discovery and development of targeted medicines for the treatment of fibrotic disease. The accounting policies of the single operating segment are described within the Notes to Unaudited Condensed Consolidated Interim Financial Statements. The chief operating decision maker, being the Chief Executive Officer, assesses performance for the Company and decides how to allocate resources based on consolidated net loss before income tax, which is reported on the consolidated statement of operations and comprehensive loss. The measure of segment assets is reported on the balance sheet as total consolidated assets.
The chief operating decision maker uses consolidated net loss before tax and budget-to-actual variances for consolidated net loss before income tax to assess the performance of the operating segment.

The following table presents certain financial data for the Company’s reportable segment, including significant segment expenses regularly provided to the chief operating decision maker to assess the performance of the Company (in thousands).

	Six Months Ended June 30,
	2026	2025

Revenue	$—	$620
Cost of revenue	—	—
Research and development expenses
GI-restricted pan-ROCK Inhibitor (RXC008)	(2,550)	(1,702)
Discoidin Domain Receptor (DDR) Inhibitor Program	(82)	(166)
Selective ROCK2 Inhibitor (Zelasudil, RXC007)	(184)	(1,634)
Other	(173)	(798)
Unallocated research and development expenses:
Personnel-related expenses (including stock-based compensation)	(1,126)	(2,849)
Other expenses	(395)	(1,772)
General and administrative expenses	(2,973)	(3,933)
Other segment items	847	813
Net loss before income tax	$(6,636)	$(11,421)

Other segment items include interest income, other income, research and development tax incentives and foreign currency transaction loss, net.
The Company recognized no revenue during the six months ended June 30, 2026. Revenue recognized during the six months ended June 30, 2025 was attributable to the Company's operations in Ireland.
The Company’s long-lived assets consist primarily of operating lease right-of-use assets. As of June 30, 2026 and December 31, 2025, substantially all of the Company’s long-lived assets were located in the U.K. All other long-lived assets, if any, located outside the U.K. were not material.
16.Subsequent events
On July 30, 2026, notice was received from Redmile extending the term of the convertible loan notes to August 5, 2027.
On August 14, 2026, the Company announced an agreement for Skye Bioscience, Inc. to acquire the entire issued share capital of the Company. The combined company will be led by Redx’s current management team and board of directors. In connection with the transaction, it was also announced that a Series A equity financing of $36.0 million (gross) had been agreed, together with a PIPE financing post-closing of $67.9 million. It was further announced that an equity line facility of up to $22.0 million had been entered into with a fund affiliated to Redmile.
On August 27, 2026, it was announced that the $36.0 million Series A financing had closed, and that as a result, the convertible bridging loan had been converted into Series A preference shares. As part of the Series A transaction, $24.0 million of Series A preference shares were issued for cash to new investors, and on the same date, the convertible loan note (Note 8) was converted into 110,288,889 Ordinary shares and the 32,258,065 A1 Ordinary shares also converted into Ordinary shares.
On September 24, 2026, the Company entered into a lease agreement with Alderley Park Limited for office space located at Suite 5F, Block 11, Alderley Park, Macclesfield, United Kingdom. The lease has a term of three years commencing on the lease commencement date specified in the agreement. Annual base rent is £47,235 during the first year of the lease and increases to £94,470 during the remaining term. In addition, the Company is required to pay annual car parking charges of £7,500, together with applicable service charges, insurance charges, utilities, and other occupancy-related costs.

Annex A

***Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that the company treats as private or confidential. Such omitted information is indicated by brackets (“[***]”) in this exhibit.***

TRANSACTION AGREEMENT
by and between
REDX PHARMA LIMITED
and
SKYE BIOSCIENCE, INC.
Dated as of
August 14, 2026

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Page

Section 1.01    The Transaction    4
Section 1.02    Closing    4
Section 1.03    Delivery of Court Order    4
Section 1.04    Acquiror Articles of Incorporation    4
ARTICLE II TRANSFER OF SCHEME SHARES; DELIVERY OF EXCHANGE SHARES    5
Section 2.01    Transfer of Scheme Shares.    5
Section 2.02    Per Share Consideration    6
Section 2.03    Delivery of Share Deliverables; Changes in Capital Stock.    7
Section 2.04    Delivery of CVRs.    7
Section 2.05    Acquiror Valuation Adjustment    8
Section 2.06    Determination of Acquiror Net Cash.    8
Section 2.07    Company Share Options.    10
Section 2.08    Acquiror Equity Awards    11
Section 2.09    Withholding Rights    11
Section 2.10    Post-Closing Acquiror Board Composition and Management Team.    11
Section 2.11    Further Assurances    12
Section 2.12    No Fractional Shares.    12
ARTICLE III IMPLEMENTATION OF THE SCHEME; PROXY STATEMENT; SHAREHOLDER AND STOCKHOLDER MEETINGS    12
Section 3.01    Preparation and Delivery of the Proxy Statement.    12
Section 3.02    Responsibilities of the Parties in Respect of the Scheme of Arrangement and the Company Shareholder Meetings.    14
Section 3.03    Responsibilities of the Parties in Respect of the Acquiror Stockholder Meeting.    20
Section 3.04    Mutual Provisions in Relation to the Scheme of Arrangement, the Company Shareholder Meetings and the Acquiror Stockholder Meeting.    22
Section 3.05    Amendment of Scheme of Arrangement.    23
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY    24
Section 4.01    Corporate Existence and Power    24
Section 4.02    Corporate Authorization.    25
    -i-

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Section 4.03    Governmental Authorization    25
Section 4.04    Non-contravention    26
Section 4.05    Capitalization.    26
Section 4.06    Subsidiaries.    27
Section 4.07    SEC Filings; and UK Company Filings.    28
Section 4.08    Financial Statements and Financial Matters.    28
Section 4.09    Absence of Certain Changes.    29
Section 4.10    No Undisclosed Material Liabilities    29
Section 4.11    Litigation    30
Section 4.12    Permits    30
Section 4.13    Compliance with Laws    30
Section 4.14    Regulatory Matters.    31
Section 4.15    Export Control Laws    34
Section 4.16    Not a Covered Outbound Investment.    34
Section 4.17    CFIUS Representations.    35
Section 4.18    Data Security Program    35
Section 4.19    Material Contracts.    35
Section 4.20    Taxes.    38
Section 4.21    Labor Matters.    41
Section 4.22    Intellectual Property.    43
Section 4.23    Properties    47
Section 4.24    Environmental Matters    48
Section 4.25    FCPA; Anti-Corruption; Sanctions.    48
Section 4.26    Insurance    49
Section 4.27    Antitakeover Statutes and United Kingdom Takeover Code    50
Section 4.28    Transactions with Affiliates    50
Section 4.29    Finders’ Fees    50
Section 4.30    No Other Representations and Warranties    50
ARTICLE V REPRESENTATIONS AND WARRANTIES OF ACQUIROR    51
Section 5.01    Corporate Existence and Power    51
Section 5.02    Corporate Authorization.    52
Section 5.03    Governmental Authorization    52
Section 5.04    Non-contravention    53
Section 5.05    Capitalization.    53
Section 5.06    Subsidiaries.    54
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Page

Section 5.07    SEC Filings and the Sarbanes-Oxley Act.    55
Section 5.08    Financial Statements and Financial Matters.    57
Section 5.09    Absence of Certain Changes.    58
Section 5.10    No Undisclosed Material Liabilities    58
Section 5.11    Information Supplied    59
Section 5.12    Permits    59
Section 5.13    Litigation    59
Section 5.14    Compliance with Laws    60
Section 5.15    Regulatory Matters.    60
Section 5.16    Export Control Laws    63
Section 5.17    Not a Person of a Country of Concern    63
Section 5.18    CFIUS Representations    63
Section 5.19    Data Security Program    64
Section 5.20    Material Contracts    64
Section 5.21    Taxes.    67
Section 5.22    Employees and Employee Benefit Plans.    70
Section 5.23    Labor Matters.    73
Section 5.24    Intellectual Property.    75
Section 5.25    Properties    80
Section 5.26    Environmental Matters    80
Section 5.27    FCPA; Anti-Corruption; Sanctions.    81
Section 5.28    Insurance    82
Section 5.29    Transactions with Affiliates    82
Section 5.30    Opinion of Financial Advisor    82
Section 5.31    No Other Representations and Warranties    82
ARTICLE VI COVENANTS OF THE COMPANY    83
Section 6.01    Conduct of the Company.    83
Section 6.02    No Solicitation by the Company.    87
Section 6.03    Takeover Statutes    90
Section 6.04    Access to Information.    91
Section 6.05    Indemnification    92
Section 6.06    Financial Statements.    92
ARTICLE VII COVENANTS OF ACQUIROR    93
Section 7.01    Conduct of Acquiror.    93
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Section 7.02    No Solicitation by Acquiror    97
Section 7.03    Director and Officer Liability.    100
Section 7.04    Section 16(a) Matters    102
Section 7.05    Acquiror Personnel    102
Section 7.06    PIPE.    103
Section 7.07    Litigation..    104
ARTICLE VIII COVENANTS OF THE COMPANY AND ACQUIROR    104
Section 8.01    Notices of Certain Events    104
Section 8.02    Filings, Consents and Approvals.    104
Section 8.03    Employee Matters.    108
Section 8.04    Public Announcements    111
Section 8.05    Stock Exchange Listing    111
Section 8.06    Switching    112
Section 8.07    Tax Matters.    112
Section 8.08    Transaction Litigation    113
Section 8.09    Securities Act Exemption    113
Section 8.10    VAT.    114
ARTICLE IX CONDITIONS TO THE TRANSACTION    114
Section 9.01    Conditions to the Obligations of Each Party    114
Section 9.02    Conditions to the Obligations of Acquiror    115
Section 9.03    Conditions to the Obligations of Company    116
ARTICLE X TERMINATION    117
Section 10.01    Termination    117
Section 10.02    Notice and Effect of Termination    119
Section 10.03    Termination Payment.    120
ARTICLE XI MISCELLANEOUS    123
Section 11.01    Notices    123
Section 11.02    Survival    124
Section 11.03    Amendments and Waivers.    124
Section 11.04    Expenses    125
Section 11.05    Third-Party Beneficiaries; Benefit; Assignment.    125
Section 11.06    Governing Law    126
Section 11.07    Jurisdiction/Venue    126
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Section 11.08    WAIVER OF JURY TRIAL    127
Section 11.09    Counterparts; Effectiveness    127
Section 11.10    Entire Agreement    127
Section 11.11    Severability    127
Section 11.12    Specific Performance    128
Section 11.13    Interpretation    128

ANNEXES
Annex A – Definitions
Annex B – Form of Company Voting & Support Agreement
Annex C – Form of Company CVR Agreement
Annex D – Form of Acquiror Legacy CVR Agreement
Annex E – Form of Acquiror Support Agreement
Annex F – Form of Company Lock-Up Agreement

SCHEDULES
Schedule A – Acquiror Support Signatories
Schedule B – Company Signatories
Schedule C – Acquiror Valuation Adjustment
Schedule D – Exchange Ratio
Schedule 9.01(h) – Consents of Governmental Authorities

    -v-

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TRANSACTION AGREEMENT
This TRANSACTION AGREEMENT (this “Agreement”), dated as of August 14, 2026, is by and between Skye Bioscience, Inc. (“Acquiror”), a Nevada corporation, and Redx Pharma Limited, a private limited company incorporated in England and Wales with registered number 07368089 (the “Company” and, together with Acquiror, the “Parties”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.
WITNESSETH:
WHEREAS, the Parties intend that the entire issued share capital of the Company be acquired by means of the Scheme of Arrangement on the terms and subject to the conditions set out in this Agreement (such transaction or, if the Parties are implementing the Offer in accordance with Section 8.06, the transactions contemplated by the Offer, in either case, the “Transaction”);
WHEREAS, the United Kingdom Panel on Takeovers and Mergers (the “Panel”) has advised the Company that (i) the Panel does not consider that Company has its place of central management and control in the United Kingdom, Channel Islands or Isle of Man, based on the residency of the current Company Board, for the purposes of the United Kingdom City Code on Takeovers and Mergers (“Takeover Code”) and (ii) accordingly, the Takeover Code does not apply to the Company or the Transaction;
WHEREAS, the Parties intend that, (a) at the Effective Time, the Scheme of Arrangement will become effective pursuant to which Acquiror will acquire the Scheme Shares from the Scheme Shareholders in accordance with the Scheme of Arrangement, and the Scheme Shareholders shall cease to have any rights with respect to the Scheme Shares, except their rights, in accordance with the terms of the Scheme of Arrangement, to receive (i) in exchange for each Scheme Share held by a Scheme Shareholder, such number of validly issued, fully paid and non-assessable shares of Acquiror Common Stock (and/or, if an Eligible Electing Shareholder so elects, Non-Voting Common Stock) as is equal to the Per Share Consideration for such Scheme Share, subject to adjustment in accordance with the applicable terms of this Agreement; and (ii) in exchange for each Scheme Share held by a Scheme Shareholder, one contingent value right (each, a “Company Legacy CVR”), issued subject to and in accordance with the terms and conditions of the CVR Agreement substantially in the form attached hereto as Annex C (“Company CVR Agreement”), in each case subject to the terms and conditions set forth herein and in the Scheme of Arrangement;

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WHEREAS, on or around the date of this Agreement, the Company has entered into a subscription agreement with ABV 9 Lux V, S.C.Sp., acting by ABV 9 Lux GP, S.à r.l., its general partner, British Patient Capital Limited, Redco II Offshore SPV LLC and Redco II Onshore SPV LLC (collectively, the “Series A Investors”) and has agreed to allot and issue Series A Shares to the Series A Investors on receipt of all relevant subscription monies from the Series A Investors. The Series A Shares, once issued, shall form part of the Scheme Shares;
WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors have executed a Securities Purchase Agreement by and among Acquiror and the Persons named therein (the “Securities Purchase Agreement”), pursuant to which such Persons have agreed to purchase the number of shares of Acquiror Common Stock (or Non-Voting Common Stock) set forth therein immediately after the Effective Time in connection with the PIPE;
WHEREAS, concurrently with the execution of this Agreement, the Company has obtained voting and support agreements substantially in the form attached hereto as Annex B in support of the Transaction from certain shareholders of the Company who together hold or control, in the aggregate, more than 50% of the total issued share capital of the Company (which includes approval from at least 50% of the voting rights of each anticipated class of shareholders pursuant to the Scheme) as of the date of this Agreement;
WHEREAS, concurrently with the execution of this Agreement, certain stockholders, officers, and directors of Acquiror that are set forth on Schedule A attached hereto (the “Acquiror Support Signatories”), are entering into voting agreements in substantially the form attached hereto as Annex E with the Company pursuant to which such stockholders have agreed to support the Transaction (the “Acquiror Support Agreements”);
WHEREAS, concurrently with the execution of this Agreement, certain Scheme Shareholders and the officers and directors of the Company set forth on Schedule B attached hereto (the “Company Signatories”) are executing lock-up agreements in substantially the form attached hereto as Annex F (the “Company Lock-Up Agreement”);
WHEREAS, in connection with the Transaction but outside the Scheme of Arrangement, Acquiror intends to enter into at the Closing, a contingent value rights agreement (the “Acquiror Legacy CVR Agreement”) with a rights agent, pursuant to which each holder of record of shares of Acquiror Common Stock immediately prior to the Effective Time (the “Pre-Closing Acquiror Stockholders”) shall receive one contingent value right (each, an “Acquiror Legacy CVR”) for each such share held by a Pre-Closing Acquiror Stockholder, issued subject to and in accordance with the terms and conditions of the CVR Agreement in the form attached hereto as Annex D (“Acquiror Legacy CVR Agreement”);

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WHEREAS, the board of directors of the Company (the “Company Board”) has (a) unanimously resolved that the entry by the Company into this Agreement, and the implementation of the Transaction and the Scheme of Arrangement, is in the best interest of the Company for the benefit of the Company Shareholders as a whole, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transaction and the Scheme of Arrangement, and (c) unanimously resolved to recommend that the Company Shareholders approve the Scheme of Arrangement at the Scheme Meeting and the passing of the Company Shareholder Resolution at the Company GM;
WHEREAS, the board of directors of Acquiror (the “Acquiror Board”), acting in good faith and with a view to the interests of Acquiror, and after considering such information, opinions, reports, facts, circumstances, contingencies and constituencies as the Acquiror Board deemed relevant, has (a) unanimously resolved that the entry by Acquiror into this Agreement and the implementation of the Transaction, including, subject to obtaining the Acquiror Stockholder Approval, and the satisfaction of the other conditions set forth herein, (i) the issuance and delivery to the Scheme Shareholders of Acquiror Common Stock (and/or, if a Scheme Shareholder so elects, Non-Voting Common Stock) and Company Legacy CVRs, and (ii) the declaration and delivery to the Pre-Closing Acquiror Stockholders of the Acquiror Legacy CVRs, are fair to, advisable and in the best interests of Acquiror and the Acquiror Stockholders, (b) approved and declared the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Acquiror Share Issuance and the declaration and delivery of the Acquiror Legacy CVRs, and (c) determined that the consideration and benefits to be received by Acquiror in respect of the Acquiror Common Stock are adequate, (d) determined that, to the extent the Acquiror Legacy CVRs constitute a distribution under the NRS, such distribution is permitted under the NRS and the Acquiror Organizational Documents, and, (e) unanimously resolved to recommend that the Acquiror Stockholders approve (1) the issuance of the Acquiror Common Stock and Non-Voting Common Stock contemplated by this Agreement, the Securities Purchase Agreement, the proposed equity line of credit between the Company and Redmile Group, LLC and the warrant to purchase Acquiror Common Stock and Non-Voting Common Stock related thereto, including, for the avoidance of doubt, shares of Acquiror Common Stock that shall be issuable upon the exercise of any Company Share Options from and as of the Effective Time, if any (the “Acquiror Share Issuance”), (2) the change of control of Acquiror resulting from the Transaction, in the case of each of clause (1) and (2), for purposes of applicable rules and regulations of Nasdaq (clause (1) and (2), collectively, the “Acquiror Share Issuance Proposal”), (3) if, and to the extent, necessary, an amendment to the Acquiror Articles of Incorporation to (x) increase the number of authorized shares of Acquiror Common Stock in order to effect the Acquiror Share Issuance (the “Acquiror Authorized Shares Amendment”), (y) authorize the Non-Voting

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Common Stock and reserve shares therefor as contemplated by the Non-Voting Stock Amendment referred to in Section 1.04 and (z) effect the Nasdaq Reverse Stock Split either (A) by filing a certificate of change pursuant to NRS 78.207 and NRS 78.209 if such reverse stock split correspondingly decreases the number of authorized shares of Acquiror Common Stock and otherwise satisfies NRS 78.207, or (B) if stockholder approval is required under NRS 78.2055, NRS 78.385, NRS 78.390 or the Acquiror Organizational Documents, pursuant to the Acquiror Articles Amendment or another amendment to the articles of incorporation approved by the Acquiror Stockholders and (4) any additional approvals as may be required for purposes of consummating the Transaction and such other matters as shall be mutually agreed upon by Acquiror and the Company prior to filing such amendment or certificate;
WHEREAS, the Company and Acquiror desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement; and
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Acquiror agree as follows:
Article I

THE TRANSACTION
Section 1.01The Transaction. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Laws of England and Wales, the Companies Act and the terms of the Scheme of Arrangement, Acquiror shall acquire the Scheme Shares pursuant to the Scheme of Arrangement. The Scheme Shares will be acquired fully paid, free from all Liens (other than transfer restrictions arising under applicable securities laws) and together with all rights at the Effective Time or thereafter attached or relating thereto, including voting rights and the right to receive and retain all dividends and other distributions (if any) and any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) thereon.
Section 1.02Closing. Unless otherwise mutually agreed in writing between Acquiror and the Company, the closing of the Transaction (the “Closing”) shall occur as promptly as practicable (and in any event within two Business Days) following the satisfaction or (to the extent permitted by Applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time, date and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date”. To the extent that documents and signatures are required to be executed or provided at the Closing such matters shall be dealt with by way of a virtual closing through electronic exchange of documents and signatures.
Section 1.03Delivery of Court Order. On the Closing Date, in connection with the Closing, the Company shall (a) deliver, or cause to be delivered, the Court Order to the Registrar of Companies in England and Wales and the Scheme of Arrangement shall become effective upon such delivery in accordance with its terms (the date and time of such delivery being the time that the Scheme of Arrangement shall become effective, herein referred to as the “Effective

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Time,” and such date on which the Scheme of Arrangement becomes effective is herein referred to as the “Effective Date”) and (b) deliver a copy of the Court Order to Acquiror together with appropriate evidence of the Effective Time.
Section 1.04Acquiror Articles of Incorporation. The Articles of Incorporation of Acquiror shall be identical to the Articles of Incorporation of Acquiror immediately prior to the Effective Time, until thereafter amended as provided by Applicable Law and such Articles of Incorporation; provided, however, that at or prior to the Effective Time, Acquiror shall file, to the extent required by the Transaction, one or more amendments to its Articles of Incorporation and/or Certificates of Change (the “Acquiror Articles Amendment”) to (i) if necessary, effect the Nasdaq Reverse Stock Split; (ii) if necessary, effect the Acquiror Authorized Shares Amendment; (iii) authorize a new class of Non-Voting Common Stock having the rights, preferences and characteristics described in Section 2.02(c) in a sufficient number to permit issuance of shares of Non-Voting Common Stock to satisfy all Non-Voting Elections validly made in accordance with Section 2.02(c) (the “Non-Voting Stock Amendment”) and (iv) make such other changes as shall be mutually agreed upon by Acquiror and the Company prior to filing any such amendment or certificate.
Article II

TRANSFER OF SCHEME SHARES; DELIVERY OF EXCHANGE SHARES
Section 2.01Transfer of Scheme Shares.
(a)At the Effective Time, the Scheme Shares shall be transferred from the Scheme Shareholders to Acquiror in accordance with the provisions of this Agreement and the Scheme of Arrangement, and the Scheme Shareholders shall cease to have any rights with respect to the Scheme Shares, except their rights, in accordance with the terms of the Scheme of Arrangement, to receive, in exchange for each Scheme Share so transferred, the Per Share Consideration (defined below in Section 2.02). As soon as reasonably practicable after the Effective Time, and subject to the stamping of the relevant instruments of transfer, the register of members of the Company will be updated in accordance with this Agreement and the Scheme of Arrangement to reflect the transfer of the Scheme Shares as contemplated hereby and thereby.
(b)Prior to the Closing, Acquiror shall appoint Broadridge Financial Solutions, Inc. (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to the Company. At or as promptly as practicable following the Effective Time (and in any event no later than the Business Day following the Effective Time if the Company provides, by 9:00 a.m., New York City time, on the Effective Date, evidence that the Effective Time has occurred, or if the Company provides such evidence after 9:00 a.m., New York City time, on the Effective Date, no later than the second Business Day after such delivery), Acquiror shall procure the deposit with the Exchange Agent, for the benefit of the Scheme Shareholders, of certificates or, at Acquiror’s option, evidence of Exchange Shares in book-entry form representing the aggregate Share Deliverables. All shares deposited with the Exchange Agent pursuant to the preceding sentence (together with any securities or cash payable in respect of or deriving from such shares under Section 2.01(c) or Article I) shall hereinafter be referred to as the “Company Exchange Fund”. Acquiror agrees to make available, directly or indirectly, to the Exchange Agent from time to time as needed additional cash sufficient to pay any dividends or other distributions on the Exchange Shares to which relevant Scheme Shareholders are entitled pursuant to Section 2.01(c). No interest shall be paid or shall accrue for the benefit of Scheme Shareholders on the Share Deliverables.

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(c)Acquiror shall pay, or cause to be paid, without interest, to the Exchange Agent to be held in the Company Exchange Fund, the aggregate amount of all dividends or other distributions payable with respect to the Exchange Shares, with a record date on or after the Effective Time and prior to the time of the delivery of the Exchange Shares by the Exchange Agent to the Scheme Shareholders entitled to the Share Deliverables. Subject to Applicable Law, the Exchange Agent shall deliver to the relevant Scheme Shareholders entitled to the Share Deliverables, without interest, such dividends and distributions held in the Company Exchange Fund with respect to all such dividends or distributions with a payment date at or prior to the delivery of the Exchange Shares pursuant to the Scheme of Arrangement, at the time of delivery of the Exchange Shares to such Scheme Shareholders.
(d)Any portion of the Company Exchange Fund which has not been transferred to the holders of Scheme Shares within twelve months of the Closing Date shall be delivered to Acquiror or its designee(s) promptly upon demand by Acquiror (it being understood that no such delivery shall affect any legal right that a Scheme Shareholder may have to receive the Share Deliverables), and thereafter such Scheme Shareholders shall be entitled to look only to Acquiror for, and Acquiror shall remain liable for, payment of their claims for the Share Deliverables pursuant to the provisions of this Article II.
(e)To the fullest extent permitted by Applicable Law, none of Acquiror, any member of the Acquiror Group or any other Person acting as agent for, or otherwise at the direction of, any of the foregoing Persons, including any of their respective Affiliates, directors, officers or employees, will be liable to the Company, Scheme Shareholders or any other Person in respect of the Share Deliverables (or dividends or distributions with respect thereto) from the Company Exchange Fund or any other cash or property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Laws.
Section 2.02Per Share Consideration. Upon the terms and subject to the conditions of this Agreement and the Scheme of Arrangement, at the Effective Time, each Scheme Shareholder shall be entitled to receive, in exchange for each Scheme Share held by such Scheme Shareholder immediately prior to the Effective Time, and such Scheme Shareholders shall cease to have any rights with respect to each such Scheme Share except their rights to receive (the following, the “Per Share Consideration”):
(a)such number of validly issued, fully paid and non-assessable shares of Acquiror Common Stock (and/or Non-Voting Common Stock) as is equal to the Exchange Ratio (the aggregate number of shares of Acquiror Common Stock (and/or Non-Voting Common Stock), collectively, the “Exchange Shares” and such consideration, collectively, the “Share Deliverables”), delivered in accordance with Section 2.03);
(b)if such Scheme Shareholder is a Company Legacy Stockholder, one (1) Company Legacy CVR, issued in accordance with Section 2.04;
(c)Notwithstanding clause (a) above, each Scheme Shareholder that would, immediately following the Effective Time, Beneficially Own Acquiror Common Stock in excess of the Ownership Threshold (an “Eligible Electing Shareholder”) may elect, by delivering a duly completed Non-Voting Election Notice to Acquiror and the Exchange Agent no later than the Election Deadline, to receive a portion (up to the full amount) of the shares of Acquiror Common Stock that such Eligible Electing Shareholder would otherwise be entitled to receive pursuant to clause (a) above in the form of an equal number of shares of Non-Voting Common Stock in lieu thereof (such election, a “Non-Voting Election”, and such shares so elected, the “Elected Non-Voting Shares”). Any Non-Voting Election shall be irrevocable once made, except with the prior written consent of Acquiror.

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(d)Each share of Non-Voting Common Stock issued pursuant to this Section 2.02(c) shall (i) be identical in all respects to a share of Acquiror Common Stock, including as to dividends, distributions and rights upon liquidation, dissolution or winding up, except that it shall have no voting rights other than as required by Applicable Law, and (ii) automatically convert into one share of Acquiror Common Stock, without any further action on the part of Acquiror or the holder thereof, immediately upon any Transfer of such share to any Person that is not an Affiliate of the original holder, in each case in accordance with the certificate of designation or other Acquiror Organizational Document establishing the terms of the Non-Voting Common Stock.
(e)Acquiror shall take all actions necessary, including seeking any required approval of the Acquiror Stockholders and filing any required amendment to the Acquiror Articles of Incorporation (including as contemplated by the Acquiror Articles Amendment referred to in Section 1.04), to authorize and reserve for issuance a sufficient number of shares of Non-Voting Common Stock to satisfy all Non-Voting Elections validly made in accordance with this Section 2.02(c) prior to the Effective Time.
Section 2.03Delivery of Share Deliverables; Changes in Capital Stock.
(a)Subject to and in exchange for the transfer of the Scheme Shares pursuant to Section 2.01 and the Scheme of Arrangement, as soon as reasonably practicable following the Effective Time (and in any event, in accordance with the Scheme of Arrangement, no later than the Business Day following the Effective Time if the Company provides, by 9:00 a.m., New York City time, on the Effective Date, evidence that the Effective Time has occurred, or if the Company provides such evidence after 9:00 a.m., New York City time, on the Effective Date, no later than the second Business Day after such delivery), Acquiror shall, in accordance with the Scheme of Arrangement and subject to the terms and conditions thereof, procure the delivery of the Per Share Consideration for each Scheme Share in accordance with the terms herein, fully paid, non-assessable and free from all Liens (other than transfer restrictions arising under applicable securities laws or Liens imposed by the applicable Scheme Shareholder).
(b)If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding shares of Company capital stock or Acquiror capital stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Stock Split to the extent such split has not been previously taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company capital stock and Acquiror capital stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Stock Split), combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Acquiror to take any action with respect to Company capital stock or Acquiror capital stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.
Section 2.04Delivery of CVRs.
(a)Prior to the Effective Time, and subject to compliance with NRS 78.288 and the Acquiror Organizational Documents, Acquiror shall declare a distribution (the “Pre-Closing Distribution”) of one Acquiror Legacy CVR to Pre-Closing Acquiror Stockholders, for each outstanding share of Acquiror Common Stock held by such holder as of the close of business on the record date described below, each representing the right to receive contingent

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payments upon the occurrence of certain events set forth in, and subject to and in accordance with the terms and conditions of, the Acquiror Legacy CVR Agreement to be entered into between Acquiror and Broadridge Financial Solutions, Inc. (the “Rights Agent”), with such revisions thereto requested by the Rights Agent that are not, individually or in the aggregate, materially detrimental to the holders of the Acquiror Legacy CVRs and reasonably acceptable to the Company and Acquiror. The record date for the Pre-Closing Distribution shall be the last Business Day prior to the day on which the Effective Time occurs; provided, that the Pre-Closing Distribution may be conditioned upon the occurrence of the Effective Time. In connection with the Pre-Closing Distribution, Acquiror shall cause the Acquiror Legacy CVR Agreement to be duly authorized, executed and delivered by Acquiror and the Rights Agent.
(b)At the Effective Time, as part of the Per Share Consideration pursuant to the Scheme of Arrangement, and not as a distribution with respect to Acquiror Common Stock, Acquiror shall issue or cause to be issued to each Company Legacy Stockholder one (1) Company Legacy CVR for each Scheme Share held by such holder immediately prior to the Effective Time, each representing the right to be issued Acquiror Common Stock upon the occurrence of certain events set forth in, and subject to and in accordance with the terms and conditions of the Company CVR Agreement to be entered into between Acquiror and the Rights Agent, with such revisions thereto requested by the Rights Agent that are not, individually or in the aggregate, materially detrimental to the holders of the Company Legacy CVRs and reasonably acceptable to the Company and Acquiror. In connection with the issuance of the Company Legacy CVRs, Acquiror shall cause the Company CVR Agreement to be duly authorized, executed and delivered by Acquiror and the Rights Agent.
Section 2.05Acquiror Valuation Adjustment. The Acquiror Valuation shall be subject to adjustment on account of the Specified Adjustment as set forth in Section 2.06(f) and Schedule C (the “Acquiror Valuation Adjustment”). The Acquiror Valuation Adjustment shall constitute the sole and exclusive adjustment to the Acquiror Valuation on account of the Specified Adjustment.
Section 2.06Determination of Acquiror Net Cash.
(a)For the purposes of this Agreement, the “Anticipated Closing Date” shall be the date, as agreed upon by Acquiror and the Company at least fifteen (15) calendar days prior to the Acquiror Stockholder Meeting, to be the anticipated date for Closing. At least five (5) Business Days prior to the Acquiror Stockholder Meeting, Acquiror shall deliver to the Company a schedule (the “Net Cash Schedule”) setting forth Acquiror’s estimated calculation of Acquiror Net Cash, including each component thereof (the “Net Cash Calculation”), which shall set forth the EHT SPA Receivable as a separate line item, as of the Anticipated Closing Date prepared and certified by Acquiror’s Chief Financial Officer (or if there is no Chief Financial Officer, the principal accounting officer of Acquiror). Acquiror shall make available to the Company the work papers and back-up materials used or useful in preparing the Net Cash Schedule and, as reasonably requested by the Company, Acquiror’s accountants and counsel at reasonable times and upon reasonable notice.
(b)Within three (3) Business Days after delivery of the Net Cash Schedule (the “Response Date”), the Company will have the right to dispute any part of the Net Cash Schedule by delivering a written notice to that effect to Acquiror (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash Calculation.
(c)If on or prior to the Response Date, the Company (i) notifies Acquiror in writing that it has no objections to the Net Cash Calculation or (ii) fails to deliver a Dispute

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Notice as provided in Section 2.06(b) then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent Acquiror Net Cash as of the Anticipated Closing Date for purposes of this Agreement.
(d)If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of both Parties shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Acquiror Net Cash, which agreed upon Acquiror Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent Acquiror Net Cash as of the Anticipated Closing Date for purposes of this Agreement.
(e)If Acquiror and the Company are unable to negotiate an agreed-upon determination of Acquiror Net Cash as of the Anticipated Closing Date pursuant to Section 2.06(d) within three (3) calendar days after delivery of the Dispute Notice (or such other period as Acquiror and the Company may mutually agree upon), then Acquiror and the Company shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Calculation. Acquiror shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule, and Acquiror and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. The Company and Acquiror shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Acquiror. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Acquiror Net Cash made by the Accounting Firm shall be final and binding upon the Parties and shall be deemed to have been finally determined for purposes of this Agreement and to represent Acquiror Net Cash as of the Anticipated Closing Date for purposes of this Agreement, and the Parties shall delay the Closing until the resolution of the matters described in this Section 2.06. The fees and expenses of the Accounting Firm shall be allocated between Acquiror and the Company in the same proportion that the disputed amount of Acquiror Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of Acquiror Net Cash. If this Section 2.06(e) applies as to the determination of Acquiror Net Cash as of the Anticipated Closing Date described in Section 2.06(a), upon resolution of the matter in accordance with this Section 2.06(e), the Parties shall not be required to determine Acquiror Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Party may request a re-determination of Acquiror Net Cash if the Closing Date is more than five (5) Business Days after the Anticipated Closing Date.
(f)Notwithstanding anything to the contrary in this Section 2.06, if following the determination of Acquiror Net Cash pursuant to this Section 2.06 but prior to the Closing, (x) the Specified Adjustment is Resolved (as defined in Schedule C) or (y) Acquiror binds a CLI Policy (as defined in Schedule C), the Company may, by written notice to Acquiror delivered within three (3) Business Days of such resolution or binding (or, if later, within three (3) Business Days of the date on which the Company becomes aware thereof), require a re-determination of Acquiror Net Cash in accordance with the procedures set forth in this Section 2.06 (applied mutatis mutandis), solely to the extent necessary to include (i) in the case of the Specified Adjustment being Resolved, any amounts actually paid or payable by Acquiror or its Affiliates to resolve the Specified Adjustment (including damages, settlement payments, attorneys’ fees and costs awarded to the claimant, and any other amounts required to be paid in connection with such resolution) and (ii) in the case of Acquiror binding a CLI Policy, the premium and all related costs of such CLI Policy and the amount of the Retained Layer, in each

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case as deductions in the calculation of Acquiror Net Cash; provided, that for the avoidance of doubt, the binding of a CLI Policy shall not cause the Specified Adjustment to be treated as Resolved for the purposes of this Section 2.06(f). The Parties shall delay the Closing, if necessary, until such re-determination has been finally completed in accordance with Schedule C and this Section 2.06.
Section 2.07Company Share Options.
(a)At the Effective Time, each Company Share Option that is outstanding as of immediately prior to the Effective Time shall, automatically by virtue of the Transaction, be treated as follows:
(i)Each Company Share Option that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested, whether in- or out-of-the-money, and whether market or nil priced) shall cease to represent a right to acquire Company Ordinary Shares, and be converted into an option to acquire shares of Acquiror Common Stock (each, an “Acquiror Option”), as assumed as applicable under the Acquiror Equity Plan pursuant to Section 2.07(d), on the same terms and conditions (including applicable vesting, expiration and post-termination exercise provisions) as applied to such Company Share Option immediately prior to the Effective Time, provided that the number of shares of Acquiror Common Stock subject to each Acquiror Option shall be determined by multiplying the number of shares subject to the Company Share Option by the Exchange Ratio (rounded down to the nearest whole share of Acquiror Common Stock) and provided that the per share exercise price (rounded up to the nearest whole cent) applicable to each Acquiror Option shall be equal to the exercise price per share of such Company Share Option immediately prior to the Effective Time divided by the Exchange Ratio; and
(ii)Notwithstanding anything to the contrary in this Agreement, the exercise price, the number of shares issuable and the terms and conditions of each Acquiror Option shall in all events be determined in compliance with Section 409A of the Code, in the case of any Company Share Options that are subject to Section 409A.
(b)The Company shall take all actions necessary to ensure that there will be no accelerated vesting of any Company Share Option in connection with the Transaction, including, where necessary, by amending the terms of any Company Share Option or award agreement and/or obtaining any necessary consents or waivers.
(c)The remaining terms of any outstanding Company Share Option shall remain the same, including with respect to applicable vesting and post-termination exercise schedules.
(d)The Acquiror shall take all actions necessary to: (i) cause the Company Share Options, to be assumed under the Acquiror Equity Plan subject to such sub-plan(s) and option grant documentation as shall be agreed with the Company prior to the Effective Time; and (ii) assume the Company Assumed Plans such that any Company Ordinary Shares otherwise available for issuance thereunder shall become available, as equitably adjusted into Acquiror Common Stock, for grants under the Acquiror Equity Plan following the Effective Time to individuals who were not service providers to Acquiror or its Affiliates immediately before the Effective Time.
Section 2.08Acquiror Equity Awards. All Acquiror Equity Awards that are outstanding immediately prior to the Effective Time shall remain outstanding and the terms thereof shall remain the same, subject to applicable vesting and post-termination exercise schedules.

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Section 2.09Withholding Rights. Notwithstanding any other provision in this Agreement, Acquiror, any member of the Acquiror Group, any Affiliates of any member of the Acquiror Group, the Exchange Agent and any other Person shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement or the Scheme of Arrangement (including the Share Deliverables) such amounts, if any, as required to be deducted and withheld with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, or any other Applicable Law (including, for the avoidance of doubt, in the United Kingdom). To the extent that amounts are so deducted and withheld, such deducted and withheld amounts (a) shall be remitted to the applicable Governmental Authority, if required by Applicable Law; and (b) shall be treated for all purposes of this Agreement and the Scheme of Arrangement as having been paid to the person in respect of which such deduction and withholding was made.
Section 2.10Post-Closing Acquiror Board Composition and Management Team.
(a)On or prior to the Closing, Acquiror shall cause, or shall cause the Acquiror Board to approve, as applicable, the following, conditional upon and effective as of the Effective Time:
(i)the resignation of such directors of Acquiror and its Subsidiaries as the Company shall determine from the Acquiror Board and the board of directors or governing body of such Subsidiaries;
(ii)the appointment by the Acquiror Board, to the extent permitted by Applicable Law and the Acquiror Organizational Documents, of such persons as the Company shall designate as the directors of Acquiror or as a member of the board of directors or governing body of a Subsidiary of Acquiror, including any actions necessary to fix the size of the Acquiror Board within the limits set forth in the Acquiror Organizational Documents and to fill vacancies or newly created directorships; and
(iii)the appointment of such persons as the Company shall determine to serve as executive officers of Acquiror.
(b)The members of the Acquiror Board as of immediately prior to the Closing shall designate one (1) non-voting observer to the Acquiror Board to serve from and after the Effective Time for a period of one (1) year following the Closing, subject to compliance with Applicable Law. Such observer may attend the regular and special meetings of the Acquiror Board. Acquiror shall cause the Acquiror Board to provide such observer with (a) notice of all such meetings, at the same time as furnished to the directors of the Acquiror Board, (b) all notices, documents and information furnished to such directors in connection with such meetings, at the same time furnished to such directors, and (c) copies of the minutes of all such meetings at the time such minutes are furnished to such directors, except that such observer may be excluded from access to any material or meeting or portion thereof if the Acquiror Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney client privilege, to protect highly confidential proprietary information, or that access to such information or attendance at such meeting could result in a conflict of interest.
Section 2.11Further Assurances. Subject to the terms and conditions of this Agreement and the Scheme of Arrangement, at any time before or after the Effective Time, Acquiror and the Company shall each execute any further instruments, deeds, documents, conveyances, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Transaction and to carry out the intent and purposes of this Agreement,

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including, for the avoidance of doubt, the release of any securities granted by the Company Group.
Section 2.12No Fractional Shares. No fractional Exchange Shares shall be delivered to Scheme Shareholders in connection with the Scheme of Arrangement or otherwise in connection with this Agreement, and no certificates or scrip for any such fractional shares shall be issued.
Article III

IMPLEMENTATION OF THE SCHEME; PROXY STATEMENT; SHAREHOLDER AND STOCKHOLDER MEETINGS
Section 3.01Preparation and Delivery of the Proxy Statement.
(a)The Company and Acquiror shall cooperate to, as promptly as practicable following the date hereof (with the Parties using their respective commercially reasonable efforts to do so within seventy-five (75) days after the date hereof (subject to the prior filing of the Pro Forma Financial Statements satisfying the applicable requirements of Schedule 14A under the 1934 Act to be prepared by the Company; provided that, if the Pro Forma Financial Statements are not delivered by the Company to Acquiror prior to such date, such date shall be extended to the date that is no more than five (5) Business Days after the delivery of such Pro Forma Financial Statements) prepare and file with the SEC, in accordance with Applicable Law and the Acquiror Organizational Documents, as applicable, proxy materials, in preliminary form, consisting of a proxy statement of Acquiror relating to the matters to be submitted to the holders of Acquiror capital stock (the “Acquiror Stockholders”) at a meeting of the stockholders of Acquiror (the “Acquiror Stockholder Meeting”) to approve (1) the Acquiror Share Issuance Proposal (including, for the avoidance of doubt, the change of control of Acquiror resulting from the Transaction for purposes of the applicable rules and regulations of Nasdaq), (2) if necessary, the Acquiror Authorized Shares Amendment, (3) if necessary, an amendment to the Acquiror Articles of Incorporation to authorize the Non-Voting Common Stock (the “Acquiror Non-Voting Stock Amendment”), and (4) such other approvals as may be required to effect the Transaction including, for the avoidance of doubt, any approval required under the rules and regulations of Nasdaq in respect of the PIPE (such proxy materials, including any amendment or supplement thereto, the “Proxy Statement”). If any opinion of tax counsel is required by Applicable Law in connection with the filing of the Proxy Statement, including as to the Intended U.S. Tax Treatment (as defined in Section 8.07(c)), each of the Parties shall cooperate in good faith to obtain such tax opinion and shall use commercially reasonable efforts to provide such tax counsel with customary representations relating thereto.
(b)If either the Company or Acquiror determine that it is required pursuant to Applicable Law to file any document other than the Proxy Statement with the SEC in connection with the Transaction (such document, as amended or supplemented, an “Other Required Filing”), the Parties shall cooperate to promptly prepare and file such Other Required Filing with the SEC.
(c)The Company and Acquiror shall each use their respective reasonable best efforts to cause the Proxy Statement, Court Documentation and any Other Required Filing (and, in each case, any amendment or supplement thereto) (together, the “Transaction Documentation”) to comply in all material respects with Applicable Law (including any applicable rules and regulations of the SEC, Companies Act and Nasdaq) and have the Proxy Statement cleared of any SEC comments, to the extent the Proxy Statement is subject to SEC review, and to otherwise file the Proxy Statement in definitive form as promptly as practicable and as permitted by Applicable Law after the initial filing thereof (and completion of any SEC review) and the Acquiror shall use its reasonable best efforts to cause the Proxy Statement and

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proxy voting form to be mailed to the Acquiror Stockholders on the date the Proxy Statement is filed in definitive form.
(d)Neither Party shall file, publish or mail any Transaction Documentation or respond to any requests or comments of the SEC with respect thereto without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed) and without affording the other Party reasonably sufficient time to consider the Transaction Documentation and shall take into consideration in good faith all comments reasonably proposed by the other Party, or respond to any request or comment or requirement from the Court in respect of the Transaction Documentation or the Court Documentation (save in respect of a requirement that is, in the Company’s King’s Counsel reasonable view, minor, technical or administrative nature which is not materially adverse to the interests of Acquiror) without having provided the other Party with reasonable opportunity to comment on any such response so far as it is able and having taken into consideration in good faith all comments reasonably proposed by the other Party (provided in the case of any comment or request at a Court hearing at which Acquiror or its Representatives have attended such Court hearing in person, the oral consent of Acquiror or any such Representative shall suffice), except that no such consent, consultation or consideration shall be required (i) with respect to disclosure regarding a Company Adverse Recommendation Change made in accordance with Section 6.02 or (ii) with respect to disclosure regarding an Acquiror Adverse Recommendation Change made in accordance with Section 7.02.
(e)Each Party shall advise the other Party promptly after it receives any oral or written request by the SEC or the Court (outside a Court hearing at which Acquiror or its Representative are present in person) for amendment of any of the Transaction Documentation or the Court Documentation or comments thereon and responses thereto or requests by the SEC or Court (outside a Court hearing at which Acquiror or its Representative are present in person) for additional information, and promptly provide Acquiror with copies of any written communication from the SEC or the Court or any state securities commission and use reasonable best efforts to respond as promptly as practicable to any comments, responses or requests by the SEC or the Court with respect to the Transaction Documentation and the Court Documentation. Each Party shall, as promptly as reasonably practicable, notify the other Party of any matter of which it becomes aware which would reasonably be expected to prevent, materially delay or materially impede the filing, publication or mailing of any Transaction Documentation.
Section 3.02Responsibilities of the Parties in Respect of the Scheme of Arrangement and the Company Shareholder Meetings.
(a)The Company shall:
(i)provide Acquiror with the draft Scheme of Arrangement and Company Shareholder Resolution;
(ii)provide Acquiror with drafts of any further documents, witness statements, affidavits or evidence to be submitted to the Court in relation to the Scheme of Arrangement including, for the avoidance of doubt, the Scheme Circular (the “Court Documentation”);
(iii)not file, publish, dispatch or mail any Scheme Circular, Court Documentation or other document in connection with the Scheme of Arrangement without the prior written consent of Acquiror (which shall not be unreasonably withheld or delayed) and afford Acquiror reasonably sufficient time to consider the Scheme of Arrangement and all Court Documentation and take into consideration all comments reasonably proposed by Acquiror, other

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than comments regarding a Company Adverse Recommendation Change made in accordance with Section 6.02;
(iv)provide Acquiror and its advisors with the opportunity to participate in discussions with the King’s Counsel instructed by the Company for the purpose of implementing the Scheme of Arrangement;
(v)provide Acquiror and its advisors with reasonable detail of all advice provided to the Company by such King’s Counsel and in which Acquiror has a legitimate interest to the extent that (i) such advice is in respect of the implementation of the Scheme of Arrangement or the Transaction; (ii) such advice does not relate to a matter where there is a conflict of interests between any of the Parties; and (iii) disclosure of such advice could not reasonably be expected to be prejudicial to the Company or any of its directors, officers employees, or members or to result in the waiver of any attorney client or other legal privilege in respect of such advice;
(vi)Acquiror shall be entitled to instruct a King’s Counsel specializing in English company law and schemes of arrangement in connection with the Scheme (“Acquiror Counsel”) and the Company shall have regard in good faith to any advice provided to Acquiror by the Acquiror Counsel in respect of the implementation of the Scheme and inform Acquiror of any differing advice from its own King’s Counsel and discuss in good faith any proposed deviation from the advice from the Acquiror Counsel (it being acknowledged that there is no requirement to reach a resolution);
(vii)consult in good faith with Acquiror in relation to the determination of relevant classes in relation to the Scheme of Arrangement and the drafting of the Scheme of Arrangement;
(viii)as promptly as reasonably practicable, (A) advise Acquiror of any request by the Court for amendment of, or comments on, any Court Documentation or responses thereto, or requests by the Court for additional information, and promptly provide Acquiror with copies of any written communication from the Court in connection with the Scheme of Arrangement, and (B) notify Acquiror of any matter of which it becomes aware which would reasonably be expected to prevent, materially delay or materially impede the filing, publication or mailing of any Court Documentation;
(ix)as promptly as reasonably practicable, make all necessary applications to the Court in connection with the implementation of the Scheme of Arrangement (including applying to the Court for directions to convene the Scheme Meeting and settling with the Court the Court Documentation, the proxy voting forms (and, to the extent applicable, any other Transaction Documentation) and taking such other steps as may be required or desirable in connection with such application, in each case as promptly as reasonably practicable), and use its reasonable best efforts so as to ensure that such matters are dealt with as promptly as practicable in order to facilitate the dispatch of the relevant Transaction Documentation to the Company Shareholders as soon as practicable following the date hereof;
(x)procure the publication of the advertisements required by Applicable Law and dispatch of the relevant Transaction Documentation to the Company Shareholders on the register of members of the Company on the record date and time established by the Company (in accordance with Applicable Law and, in respect of the Scheme Meeting, with the consent of the Court) as promptly as reasonably practicable after the direction of the Court to dispatch such documents has been obtained, and thereafter shall file, publish and/or mail such other documents and information as the Court may approve or direct from time to time in

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connection with the implementation of the Scheme of Arrangement in accordance with Applicable Law (and the Company shall consult with Acquiror as with respect thereto and shall afford Acquiror reasonably sufficient time to consider such documents and information and shall take into consideration in good faith all comments reasonably proposed by Acquiror, except that no such consultation or consideration shall be required with respect to disclosure regarding a Company Adverse Recommendation Change made in accordance with Section 6.02) as promptly as reasonably practicable after the approval or direction of the Court to file, publish or mail such documents and information has been given;
(xi)unless the Company Board has effected a Company Adverse Recommendation Change in accordance with Section 6.02, procure that the Scheme Circular includes the Company Board Recommendation;
(xii)include in the Scheme Circular notices convening the Scheme Meeting and the Company GM to be held immediately following the Scheme Meeting to consider and, if thought fit, approve the Company Shareholder Resolution;
(xiii)establish a record date and time for and convene and hold the Scheme Meeting and the Company GM as soon as reasonably practicable following the date of this Agreement and such that, subject only to Section 3.03, the Scheme Meeting and the Company GM are convened for the date that is as soon after the date of the dispatch of the relevant Transaction Documentation as is reasonably practicable and permissible under Applicable Law and the Company Organizational Document (and, in any event, use commercially reasonable efforts to do so by no later than the date falling 40 calendar days after the dispatch of the Scheme Circular), in each case subject to Section 3.02(a)(xvi), and use commercially reasonable efforts to ensure that the Scheme Meeting and the Company GM are convened, held and conducted in compliance with this Agreement, the Company Organizational Document and Applicable Law (including, where relevant, the directions of the Court);
(xiv)permit a reasonable number of Representatives of Acquiror to attend and observe the Scheme Meeting and the Company GM and, unless the Court otherwise directs, to attend and observe each hearing of the Court;
(xv)keep Acquiror informed on a reasonably regular basis, during the period between the dispatch of the Transaction Documentation to the Company Shareholders and the date of the Company Shareholder Meetings, of any changes to the register of members of the Company which the Company reasonably considers are likely to impact adversely the satisfaction of the “majority in number” and/or “75% in value” requirement for the Company Shareholder Approval of the Scheme of Arrangement as required by section 899(1) of the Companies Act of the number of valid proxy votes received in respect of resolutions to be proposed at the Scheme Meeting and the Company GM (with the number of valid proxy votes for, against and withheld being separately identified in respect of each resolution), and in any event provide such number and details as soon as reasonably practicable following a request by Acquiror or its Representatives and, unless the Company Board has effected a Company Adverse Recommendation Change in accordance with Section 6.02, use reasonable best efforts to obtain the Company Shareholder Approvals and conduct any proxy solicitation exercise and undertake any other steps as may reasonably be requested by any member of the Acquiror Group to assist in obtaining the Company Shareholder Approvals;
(xvi)except as required by Applicable Law or the Court, not postpone or adjourn the Scheme Meeting or the Company GM; provided, however, that the Company may, without the consent of Acquiror and only in accordance with the Company Organizational Document, Applicable Law and, if relevant, the consent of the Court, adjourn or postpone the

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Scheme Meeting and/or the Company GM (A) in the case of adjournment, if requested by the Company Shareholders (on a poll) to do so, provided that the adjournment resolution was not proposed, procured or instigated by or on behalf of the Company or any of its officers, directors, employees, agents or other Representatives acting on the Company’s behalf or at the Company’s direction, (B) to the extent necessary to ensure that any required (or, as determined by the Company Board acting reasonably and in good faith after consulting with outside counsel and having first consulted with Acquiror, advisable) supplement or amendment to the Scheme Circular is provided to the Company Shareholders or to permit dissemination of information which is material to the Company Shareholders voting at the Company Shareholder Meetings, with such postponement or adjournment to extend for no longer than the period that the Company Board determines in good faith (after consulting with outside counsel) is reasonably necessary or (having first consulted with Acquiror) advisable to give the Company Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated (provided, that no such postponement or adjournment under this clause (B) may be to a date that is after the tenth Business Day after the date of such disclosure or dissemination other than to the extent required by Applicable Law), (C) if, as of the time for which the Scheme Meeting or the Company GM is scheduled (as set forth in the Scheme Circular), there are insufficient Company Ordinary Shares or Scheme Shares (as applicable) represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Scheme Meeting or the Company GM, but only until a meeting can be held at which there are a sufficient number of Company Ordinary Shares or Scheme Shares (as applicable) represented to constitute a quorum, or (D) to solicit additional proxies for the purpose of obtaining the Company Shareholder Approvals, but only until a meeting can be held at which there are sufficient number of votes of the Company Shareholders or Scheme Shareholders (as applicable) to obtain the relevant Company Shareholder Approvals (provided, that no such postponement or adjournment pursuant to the foregoing clauses (C) or (D) may be for a period of more than ten Business Days on any single occasion or, on any occasion, to a date after the earlier of (x) 30 Business Days after the date on which the Scheme Meeting or the Company GM were originally scheduled, as applicable, and (y) 15 Business Days before the End Date);
(xvii)not propose any matters to be voted on at the Scheme Meeting or the Company GM other than the matters contemplated by this Agreement in connection with the Company Shareholder Approvals (and matters of procedure and matters required by or advisable under Applicable Law to be voted on by the Company Shareholders in connection therewith);
(xviii)not withdraw the Scheme of Arrangement or allow it to lapse without the prior written consent of Acquiror;
(xix)once approved by Acquiror and the Court, not seek (by application to the Court or otherwise) to: (A) revise the Scheme Circular or this Agreement; or (B) amend the terms of the Transaction without the prior written agreement of Acquiror;
(xx)not (unless required by the Court) make any application to the Court for or agree to an extension of time in connection with, or to any variation, amendment, withdrawal or nonenforcement (in whole or in part) of, the Scheme of Arrangement without the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed);
(xxi)following the Company Shareholder Meetings, if the Company Shareholder Approvals have been obtained and all other conditions set forth in Article IX are satisfied or (to the extent permitted by Applicable Law) waived (other than (A) those conditions that by their nature are to be satisfied at the Closing (but subject to those conditions being able to be satisfied or having been waived) and (B) the conditions set forth in Section 9.01(b), take all

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necessary steps on the part of the Company, including to prepare and issue, serve and lodge all such court documents as are required, to seek the sanction of the Court to the Scheme of Arrangement as promptly as practicable thereafter; provided that the Company shall be permitted to make honest and complete disclosure to the Court at the hearing to sanction the Scheme of Arrangement as required by Applicable Law;
(xxii)give such undertakings as are required by the Court in connection with the Scheme of Arrangement;
(xxiii)agree the form and content of the Company Shareholder Resolution (including any explanatory notes relating thereto) with Acquiror prior to the dispatch of the Scheme Circular, and thereafter not amend, vary or modify the Company Shareholder Resolution, or propose at the Company GM any resolution in substitution for the Company Shareholder Resolution, in each case without the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed); provided that (A) the Company shall provide drafts of the Company Shareholder Resolution to Acquiror in sufficient time for Acquiror and its advisers to review and comment on the same prior to dispatch of the Scheme Circular and (B) the Company shall propose the Company Shareholder Resolution at the Company GM in the form so agreed with Acquiror (or, if applicable, as amended with Acquiror's prior written consent);
(xxiv)promptly provide Acquiror with a certified copy of the resolution passed at the Scheme Meeting, the Company Shareholder Resolution passed at the Company GM and of each order of the Court (including the Court Order) once obtained, and shall, following the receipt of the Court Order, not take any action to amend, modify, rescind or terminate the Court Order and, consistent with the approval by the Company’s shareholders of the Company Shareholder Resolution deliver the Court Order to the Registrar of Companies in England and Wales on, or as promptly as practicable (and in any event within two Business Days) after, the date that the condition set forth in Section 9.01(b) is satisfied;
(xxv)to the extent not covered by the foregoing clauses (a)(i) through (xxiv) of this Section 3.02, use reasonable best efforts to cooperate fully and in good faith, and procure that its Subsidiaries and its and their respective Representatives cooperate in good faith, with the Acquiror Group and their respective Representatives in preparing the Transaction Documentation and Court Documentation, convening and holding the Company Shareholder Meetings and obtaining the sanction of the Court of the Scheme of Arrangement (including making such confirmations to the Court and otherwise engaging with the Court, and instructing its counsel to engage with the Court, in such manner as to obtain such sanction from the Court); provided that the Company shall be permitted to (x) make honest and complete disclosure to the Court at the hearing to sanction the Scheme of Arrangement as required by Applicable Law or (y) make a Company Adverse Recommendation Change in accordance with Section 6.02 as expeditiously as practicable; and
(xxvi)use its commercially reasonable efforts to prepare and finalise the Scheme Circular and Court Documentation as promptly as reasonably practicable following the date hereof, and shall keep the Acquiror reasonably informed of the anticipated timetable for the key steps in the Scheme process (including the application to the Court for directions to convene the Scheme Meeting, the dispatch of the Scheme Circular to the Company Shareholders, the date of the Scheme Meeting and the Company GM, and the Court Sanction Hearing).
Notwithstanding anything to the contrary in this Agreement, the obligations of the Company under this Article III shall continue in full force and effect following any Company Adverse

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Recommendation Change unless this Agreement is validly terminated in accordance with Article X or as expressly provided in this Section 3.02(a).
(b)Acquiror shall:
(i)instruct counsel to appear on its behalf at the Court Sanction Hearing, and undertake to the Court to be bound by the terms of the Scheme of Arrangement insofar as it relates to Acquiror and give such undertakings as are required by the Court as are reasonably necessary for the proper implementation of the Scheme of Arrangement, it being understood, for the avoidance of doubt, that this shall not oblige Acquiror to waive any of the conditions to Closing or treat them as satisfied;
(ii)subject to the terms of this Agreement, afford all such prompt cooperation and assistance, and procure that each member of the Acquiror Group affords all such prompt cooperation and assistance, as may reasonably be requested by the Company in respect of the preparation and verification of any document required for the implementation of the Scheme of Arrangement or any other matter covered by Article III, including the prompt and timely provision to the Company of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as the Company may reasonably request (including for the purposes of preparing the Transaction Documentation and the Court Documentation); and
(iii)to the extent not covered by the foregoing clauses (i) through (ii) of this Section 3.02(b), use reasonable best efforts to cooperate in good faith, and procure that its Subsidiaries and its and their respective Representatives cooperate in good faith, with the Company and its Representatives in preparing the Transaction Documentation and Court Documentation and convening and holding the Company Shareholder Meetings as expeditiously as reasonably practicable.
Section 3.03Responsibilities of the Parties in Respect of the Acquiror Stockholder Meeting.
(a)Acquiror shall:
(i)establish a record date and time for and convene and hold the Acquiror Stockholder Meeting as promptly following the date of this Agreement as the Acquiror shall reasonably determine is necessary to hold the Acquiror Stockholder Meeting after the SEC confirms that it has no further comments on the Proxy Statement (or Acquiror otherwise determines in good faith that the Proxy Statement will not be reviewed by the SEC), and in any event no later than forty (40) days after the date on which the Proxy Statement is filed in definitive form; provided that (x) the definitive Proxy Statement shall not be filed until the expiration of the ten (10)-day waiting period set forth in Rule 14a-6 under the 1934 Act, to the extent applicable, and (y) to the extent the Proxy Statement incorporates information by reference, the Acquiror Stockholder Meeting shall not be held earlier than twenty (20) business days after the date on which the definitive Proxy Statement is first sent to the Acquiror Stockholders, consistent with Instruction D.3 of Schedule 14A under the 1934 Act (and in each case subject to the prior filing of the Pro Forma Financial Statements satisfying the applicable requirements of Schedule 14A under the 1934 Act to be prepared by the Company) and use commercially reasonable efforts to ensure that the Acquiror Stockholder Meeting is convened, held and conducted in compliance with this Agreement, the Acquiror Organizational Documents and Applicable Law;

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(ii)keep the Company informed on a reasonably regular basis, during the period between the delivery of the Proxy Statement to the Acquiror Stockholders and the date of the Acquiror Stockholder Meeting, of the number of valid proxy votes received in respect of each of the proposals comprising the Acquiror Stockholder Approval (with the number of valid proxy votes for, against and withheld being separately identified), and in any event provide such numbers as soon as reasonably practicable following a request by the Company or its Representatives and, unless the Acquiror Board has effected an Acquiror Adverse Recommendation Change in accordance with Section 7.02, use reasonable best efforts to obtain the Acquiror Stockholder Approval and conduct any proxy solicitation exercise and undertake any other steps as may reasonably be requested by the Company to assist in obtaining the Acquiror Stockholder Approval;
(iii)except as required by Applicable Law, not postpone or adjourn the Acquiror Stockholder Meeting; provided, however, that Acquiror may, without the consent of the Company and only in accordance with the Acquiror Organizational Documents and Applicable Law, adjourn or postpone the Acquiror Stockholder Meeting (A) to the extent necessary to ensure that any required (or, as determined by the Acquiror Board acting reasonably and in good faith after consulting with outside counsel and having first consulted with the Company, advisable) supplement or amendment to the Proxy Statement is provided to the Acquiror Stockholders or to permit dissemination of information which is material to the Acquiror Stockholders voting at the Acquiror Stockholder Meeting, with such postponement or adjournment to extend for no longer than the period that the Acquiror Board determines in good faith (after consulting with outside counsel) is reasonably necessary or (having first consulted with the Company) advisable to give the Acquiror Stockholders sufficient time to evaluate any such disclosure or information so provided or disseminated (provided, that no such postponement or adjournment under this clause (A) may be to a date that is after the fifth Business Day after the date of such disclosure or dissemination other than to the extent required by Applicable Law), (B) if, as of the time for which the Acquiror Stockholder Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient shares of Acquiror capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Acquiror Stockholder Meeting, but only until a meeting can be held at which there are a sufficient number of shares of Acquiror capital stock represented to constitute a quorum, or (C) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval, but only until a meeting can be held at which there are sufficient number of votes of the Acquiror Stockholders to obtain the Acquiror Stockholder Approval (provided, that no such postponement or adjournment pursuant to the foregoing clauses (B) or (C) may be for a period of more than ten Business Days on any single occasion or, on any occasion, to a date after the earlier of (x) 30 Business Days after the date on which the Acquiror Stockholder Meeting was originally scheduled and (y) 15 Business Days before the End Date);
(iv)not propose any matters to be voted on at the Acquiror Stockholder Meeting other than the matters contemplated by this Agreement in connection with the Acquiror Stockholder Approval (and matters of procedure and matters required by or advisable under Applicable Law to be voted on by the Acquiror Stockholders in connection therewith).
(v)retain and utilize the services of a nationally recognized proxy solicitation firm in connection with the solicitation of proxies for the Acquiror Stockholder Meeting and obtaining the Acquiror Stockholder Approval; and
(vi)if the Acquiror Stockholder Approval is not obtained at the Acquiror Stockholder Meeting (or at any adjournment or postponement thereof), cause an additional meeting of the Acquiror Stockholders to be held every ninety (90) days thereafter for the purpose of obtaining the Acquiror Stockholder Approval until the Acquiror Stockholder

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Approval is obtained or until this Agreement is validly terminated in accordance with its terms, and comply with the terms of this Article III with respect to each such meeting as if it were the Acquiror Stockholder Meeting.
Notwithstanding anything to the contrary in this Agreement, the obligations of Acquiror under this Article III shall continue in full force and effect following any Acquiror Adverse Recommendation Change unless this Agreement is validly terminated in accordance with Article X or as expressly provided in clauses (i) through (vi) of this Section 3.03(a).
(b)The Company shall:
(i)subject to the terms of this Agreement, afford all such prompt cooperation and assistance, and procure that each of its Subsidiaries affords all such prompt cooperation and assistance, as may reasonably be requested by Acquiror in respect of the preparation and verification of any document required in connection with the Acquiror Stockholder Meeting and the Acquiror Stockholder Approval, including the prompt and timely provision to Acquiror of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as Acquiror may reasonably request (including for the purposes of preparing the Transaction Documentation), including the Pro Forma Financial Statements satisfying the applicable requirements of Schedule 14A under the 1934 Act to be prepared by the Company;
(ii)review and provide comments (if any) in a reasonably timely manner on all Transaction Documentation submitted to it;
(iii)as soon as reasonably practicable, notify Acquiror of any matter of which it becomes aware which would reasonably be expected to prevent, materially delay or materially impede the filing, publication or mailing of any Transaction Documentation; and
(iv)to the extent not covered by the foregoing clauses (i) through (ii) of this Section 3.03(b), use reasonable best efforts to cooperate in good faith, and procure that its Subsidiaries and its and their respective Representatives cooperate in good faith, with Acquiror and its Representatives in preparing the Transaction Documentation and convening and holding the Acquiror Stockholder Meeting as expeditiously as reasonably practicable.
Section 3.04Mutual Provisions in Relation to the Scheme of Arrangement, the Company Shareholder Meetings and the Acquiror Stockholder Meeting.
(a)If Acquiror or the Company acting reasonably considers that an amendment should be made to the provisions of the Scheme of Arrangement in order to implement the Transaction in as efficient a manner as practicable, it may notify the other Party and such Party shall be obliged to consider and negotiate, acting reasonably and in good faith, such amendment; provided that neither Party shall be required to consider or negotiate any amendment that would (i) prevent, materially delay or materially impede the Closing, (ii) alter or change the amount or nature of the Share Deliverables, as applicable (including as to the ability of the Exchange Shares to be freely traded, other than as a result of the application of transfer restrictions arising under applicable securities laws) or (iii) adversely affect it or its shareholders in any material respect.
(b)Notwithstanding anything to the contrary in this Agreement, the Parties shall cooperate to schedule, convene and hold the Scheme Meeting, the Company GM and the Acquiror Stockholder Meeting for the same date, it being understood and agreed that (i) in the

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event the Scheme Meeting or the Company GM is adjourned or postponed, Acquiror shall, in accordance with the Acquiror Organizational Documents, use its reasonable best efforts to adjourn or postpone the Acquiror Stockholder Meeting to the same date of the Scheme Meeting and the Company GM, as so adjourned or postponed and (ii) in the event the Acquiror Stockholder Meeting is adjourned or postponed, the Company shall, in accordance with the Company Organizational Document, use its reasonable best efforts to adjourn or postpone the Company GM, and to the extent practicable and subject to the consent of the Court, the Scheme Meeting, to the same date of the Acquiror Stockholder Meeting, as so adjourned or postponed.
(c)If, at any time prior to the receipt of the Company Shareholder Approvals and the Acquiror Stockholder Approval, the Company or Acquiror discover that any of the Transaction Documentation contains any misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party, and, if such discovery is made prior to the receipt of the Company Shareholder Approvals and the Acquiror Stockholder Approval, as promptly as reasonably practicable thereafter the Parties shall file with the SEC and the Court, as applicable, any necessary amendment of, or supplement to, the Transaction Documentation and, to the extent required by Applicable Law, disseminate the information contained in such amendment or supplement to the Company Shareholders and the Acquiror Stockholders.
(d)Each Party shall: (i) notify the other as promptly as reasonably practicable, to the extent not prohibited by its confidentiality obligations, if it becomes aware of any concerns or issues raised by the shareholders or stockholders of the Company or Acquiror, as applicable, persons interested (or who may become interested) in securities relating to the Company or Acquiror or any third party in connection with or which may have an impact on the Transaction or the matters contemplated therein, in each case, to the extent such concerns or issues would have the effect of preventing, materially delaying or impeding the consummation of the Transaction or the other transactions contemplated by this Agreement; and (ii) reasonably consult with, and consider in good faith the reasonable views and requests of the other Party in connection with addressing any such concerns or issues.
Section 3.05Amendment of Scheme of Arrangement.
(a)Subject to Section 3.05(b) and Section 3.05(c) below, except as required by Applicable Law (including, for the avoidance of doubt, the Court), following dissemination of the Proxy Statement in accordance with this Agreement, neither Party shall, other than with the prior written consent of the other Party, amend the Scheme of Arrangement.
(b)Subject to Section 3.05(a), the Company and Acquiror agree to implement the Transaction (subject to obtaining the necessary shareholder votes) by way of a new, revised or renewed Scheme of Arrangement or, in accordance with Section 8.06, an Offer together with any revisions or amendments to the treatment of the Scheme Shareholders and proposals to holders of Company Share Options (a “Technical Revision”), upon the occurrence of any of the following events:
(i)after the Scheme Meeting has been held, in circumstances where the resolution referenced in clause (i) of the definition of “Company Shareholder Approvals” has not been lawfully passed due to a technical and/or procedural defect(s) relating to the Scheme of Arrangement being either: (A) that the provisions of the Companies Act have not been complied with including the composition of classes for the purposes of the Scheme Meeting; or (B) there is a blot on the Scheme (as per the decision of Mr. Justice Morgan in Re TDG [2009] 1 BCLC 445 at [29]) (each of (A) and (B) being a “Scheme Technical Defect”), which reasonably appears to

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be capable of remedy and/or rectification without having any material adverse commercial or financial impact for Acquiror in its judgment (acting reasonably having taken external legal advice) or the Company or its shareholders (in the Company’s judgment, acting reasonably having taken external legal advice);
(ii)after the Company Shareholders’ Meeting has been held, in circumstances where the Company Shareholder Resolution has not been lawfully passed due to a technical and/or procedural defect(s) being either: (A) on the grounds that the relevant provisions of the Companies Act or Applicable Law have not been complied with; or (B) a failure to comply with the Company Organizational Document, which reasonably appears to be capable of remedy and/or rectification without having any material adverse commercial or financial impact for Acquiror (in its judgment, acting reasonably having taken external legal advice)) or the Company or its shareholders (in the Company’s judgment, acting reasonably having taken external legal advice); or
(iii)in the event that the Court does not sanction the Scheme of Arrangement at the Court Sanction Hearing on the grounds of a technical or procedural defect in relation to any aspect of the Scheme of Arrangement or its implementation being a Scheme Technical Defect, or on such other grounds which reasonably appears to be capable of remedy and/or rectification without having any material adverse commercial or financial impact for Acquiror in its judgment (acting reasonably having taken external legal advice) or the Company or its shareholders (in the Company’s judgment, acting reasonably having taken external legal advice).
(c)In the event of a Technical Revision, the parties agree that such Technical Revision shall be made and implemented on substantially the same terms as this Agreement (including as to the ability of the Exchange Shares to be freely traded, other than as a result of the application of transfer restrictions arising under applicable securities laws) save for any changes which may be necessary to address the technical and/or procedural defects, it being acknowledged that any change to the consideration payable by Acquiror shall not be considered a Technical Revision or a change required to address the technical and/or procedural defects.
Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the section or subsection of the Company Disclosure Schedule corresponding to the particular section or subsection in this Article IV or in any other section or subsection of Article IV of the Company Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that it is applicable to qualify such representation and warranty, the Company hereby represents and warrants to Acquiror as set forth below:
Section 4.01Corporate Existence and Power. The Company is a private limited company duly incorporated and validly existing under the laws of England and Wales. The Company has all requisite corporate power and authority required to own or lease all of its properties or assets and to carry on its business as now conducted, except where the failure to have such power and authority (a) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (b) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction. The Company is duly qualified to do business and, where applicable, is in good standing in each jurisdiction where such qualification and/or standing is necessary, except for

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those jurisdictions where failure to be so qualified or in good standing (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction. Prior to the date of this Agreement, the Company has made available to Acquiror a true and complete copy of the articles of association of the Company (the “Company Organizational Document”) as in effect on the date of this Agreement. The Company Organizational Document is in full force and effect and the Company is not in violation of the Company Organizational Document in any material respect.
Section 4.02Corporate Authorization.
(a)The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement are within the corporate powers and authority of the Company and, except for the Company Shareholder Approvals and the sanction of the Scheme of Arrangement by the Court, have been duly authorized by all necessary corporate action on the part of the Company. The Company Shareholder Approvals are the only votes of the Company Shareholders or the holders of any other Equity Securities of the Company necessary in connection with this Agreement and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Acquiror) constitutes a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exceptions”)) and, subject to its approval by Company Shareholders and sanction by the Court, the Scheme of Arrangement will be a valid, legal and binding obligation of the Company enforceable against the Company in accordance with its terms.
(b)At a meeting duly called and held, the Company Board (i) unanimously resolved that this Agreement, the Scheme of Arrangement and the transactions contemplated hereby and thereby (including the Transaction) are fair to and in the best interests of the Company for the benefit of the Company Shareholders as a whole, (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including the Transaction) and (iii) unanimously resolved to recommend that the Company Shareholders approve the Scheme of Arrangement at the Scheme Meeting and the passing of the Company Shareholder Resolution at the Company GM (such recommendation referred to herein as the “Company Board Recommendation”). Except, with respect to clause (iii) of the preceding sentence, as permitted by Section 6.02, the Company Board has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.
Section 4.03Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Transaction) require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) compliance with Antitrust Laws of any non-U.S. jurisdictions (collectively, “Foreign Antitrust Laws”) or Foreign Investment Laws, in each case, set forth on Section 4.03 of the Company Disclosure Schedule, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws or pursuant to the rules of the NASDAQ Capital Market or the NASDAQ Stock Market LLC, as applicable (the NASDAQ Capital Market or the NASDAQ Stock Market LLC, as applicable, collectively “Nasdaq”), (c) compliance with the Companies Act, (d) the sanction of the Scheme of Arrangement by the Court, (e) the submission

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by Acquiror to His Majesty’s Revenue and Customs (“HMRC”) for stamping of the relevant instrument(s) of transfer of the Scheme Shares and/or the Court Order (as applicable) and the payment of stamp duty and (f) any other actions, Consents or Filings the absence of which (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction.
Section 4.04Non-contravention. Assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Shareholder Approvals and the sanction of the Scheme of Arrangement by the Court, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby and by the Scheme of Arrangement (including the Transaction) do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Document, (b) contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (c) require any Consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Contract or Company Permit binding on the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, except, in the case of clauses (b)-(d), as (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction.
Section 4.05Capitalization.
(a)As of the date of this Agreement (the “Capitalization Date”), there were (i) 388,985,916 Company Ordinary Shares in issue, (ii) 32,258,065 A1 Ordinary Shares in issue, and (iii) 93,799,918 additional Company Ordinary Shares reserved for issuance pursuant to Company Stock Plans. Except as set forth in the preceding sentence of this Section 4.05(a), as of the date hereof, there are no issued, reserved for issuance or outstanding Company Ordinary Shares or other Equity Securities of the Company, other than Company Ordinary Shares issued after the Capitalization Date pursuant to the exercise of Company Share Options outstanding as of the Capitalization Date as set forth in the preceding sentence. All outstanding Company Ordinary Shares have been, and all shares or other securities in the capital of the Company that may be issued prior to the Effective Time will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid or credited as fully paid, nonassessable, free from any transfer restrictions (other than transfer restrictions arising under applicable securities laws) and have not been and will not be issued in violation of any preemptive rights, rights of first refusal, subscription rights or similar rights of any Person. No Subsidiary of the Company owns any Company Ordinary Shares or other Equity Securities of the Company.
(b)The Company has previously made available to Acquiror a true and complete list, as of the close of business on the Capitalization Date, of (i) each Company Share Option, (ii) the number of Company Ordinary Shares underlying each Company Share Option (assuming achievement at target performance for any performance-based Company Share Options), (iii) the date on which the Company Share Option was granted, (iv) the Company Employee Plan under which the Company Share Option was granted, (v) the exercise price of

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each Company Share Option, and (vi) the expiration date of each Company Share Option, if applicable.
(c)There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company have the right to vote. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Ordinary Shares or other Equity Securities of the Company (other than pursuant to the exercise or settlement of Company Share Options, or the forfeiture of, or withholding of Taxes with respect to, Company Share Options). Neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Company Ordinary Shares or other Equity Securities of the Company.
Section 4.06Subsidiaries.
(a)Each Subsidiary of the Company is a corporation or other entity duly incorporated, formed or organized, validly existing and in good standing (except to the extent such concept is not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) under the laws of its jurisdiction of incorporation, formation or organization and has all corporate or other organizational powers and authority, as applicable, required to own, lease and operate its properties and assets and to carry on its business as now conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification and/or standing is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company’s “significant subsidiaries” as of the date hereof, as such term is defined in Regulation S-X promulgated by the SEC, as identified in Section 4.06 of the Company Disclosure Schedule (the “Company Material Subsidiaries”), is in material violation of any of its articles of association, certificate of incorporation, articles of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent, constitutional or organizational documents, in each case as amended to and in effect as of the date hereof. The Company Material Subsidiaries identified in Section 4.06 of the Company Disclosure Schedule include each “significant subsidiary,” as such term is defined in Regulation S-X promulgated by the SEC, of the Company as of the date hereof.
(b)All of the issued and outstanding share capital or other Equity Securities of each Subsidiary of the Company have been validly issued and are fully paid or credited as fully paid and nonassessable (except to the extent such concepts are not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) and are owned by the Company, directly or indirectly, free and clear of any Lien (other than transfer restrictions arising under securities laws or under the organizational documents of such Subsidiary) and have not been issued in violation of any preemptive rights, rights of first refusal, subscription rights or similar rights of any Person. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of the Company.
Section 4.07SEC Filings; and UK Company Filings.
(a)Neither the Company nor any Subsidiary of the Company is required to file or furnish any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

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(b)All returns, resolutions and other documents required under the United Kingdom Companies Legislation to be delivered by or on behalf of the Company or any of its Subsidiaries to the Registrar of Companies in England and Wales have, in all material respects, been prepared and delivered in accordance with applicable requirements.
(c)The information provided by and relating to the Company and each of its Subsidiaries to be contained in the Scheme Circular and the Proxy Statement will not, on the dates the Scheme Circular and the Proxy Statement (and any amendment or supplement thereto) are first made available or delivered to Company Shareholders and Acquiror Stockholders in definitive form and on the dates of the Scheme Meeting, the Company GM and the Acquiror Stockholder Meeting, as applicable, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement or the Scheme Circular (in each case including any amendment or supplement thereto) which were not supplied in writing by or on behalf of the Company or any of its Affiliates specifically for inclusion or incorporation by reference therein.
Section 4.08Financial Statements and Financial Matters.
(a)The audited consolidated financial statements as of September 30, 2024 and unaudited consolidated interim financial statements of the Company for the 21-month period ended June 30, 2026 (the “Balance Sheet Date”), in each case, that have been previously shared with Acquiror present fairly in all material respects, in conformity with IFRS applied on a consistent basis during the periods presented (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in each case, to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared in all material respects from the books and records of the Company and its Subsidiaries.
(b)From the Reference Date to the date of this Agreement, the Company has not received written notice from the SEC, the FCA, the FRC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC, the FCA, the FRC or any other Governmental Authority. Since the Reference Date, to the date of this Agreement, neither the Company nor any Subsidiary of the Company has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or their respective internal accounting controls.
Section 4.09Absence of Certain Changes.
(a)Since the Balance Sheet Date through the date of this Agreement, except for the negotiation of this Agreement and the transactions contemplated hereby, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business.
(b)Since the Balance Sheet Date through the date of this Agreement, there has not been any event, change, effect, circumstance, fact, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(c)Since the Balance Sheet Date through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would require Acquiror’s consent under clauses (ii), (iii), (vi), (vii), (ix), or (xvii) of Section 6.01(b) (or solely with respect to the foregoing clauses, clause (xvii) of Section 6.01(b)).
Section 4.10No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations specifically disclosed, reflected or reserved against in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date, (c) liabilities expressly required or expressly contemplated by this Agreement or (d) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, the Company does not have any off-balance sheet arrangements.
Section 4.11Litigation. There are no Proceedings pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any present or, to the knowledge of the Company, former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of the Company or any of its Subsidiaries, by or before (or, in the case of threatened Proceedings, that would be by or before) any Governmental Authority, (a) that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (b) that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction; provided, that to the extent any such representations or warranties in the foregoing clauses (a) and (b) pertain to Proceedings that relate to the execution, delivery, performance or consummation of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof. There is (in the case of clause (ii) below, as of the date of this Agreement) no Order outstanding against the Company, any of its Subsidiaries, any present or, to the knowledge of the Company, former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of any of the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, any present or, to the knowledge of the Company, former officers, directors or employees of the Company in their respective capacities as such, or any of the respective properties or assets of any of the Company or any of its Subsidiaries, that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction.
Section 4.12Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries hold all governmental licenses and Consents necessary for the operation of its respective businesses as they are now being conducted (the “Company Permits”). The Company and each of its Subsidiaries are, and since the Reference Date have been, in compliance with the terms of Company Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Company Permits are in full force and effect (subject to the Bankruptcy and Equity Exceptions to the extent applicable thereto) and no default (with or without notice, lapse of time, or both) has occurred under any Company Permit and there are no Proceedings pending, or, to the knowledge of the Company, threatened that seek the revocation, cancellation, termination, non-renewal or adverse modification of any Company Permit, except where such revocation, cancellation,

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termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.13Compliance with Laws. The Company and each of its Subsidiaries are, and since the Reference Date have been, in compliance with, and are not, and since the Reference Date have not been, in default under or in violation of, all Applicable Laws, except for failures to comply that (a) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (b) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction.
Section 4.14Regulatory Matters.
(a)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries holds (A) all authorizations and certifications applicable to its activities, products and functions, including, where applicable, those under the U.S. Food, Drug, and Cosmetic Act of 1938 (the “FDCA”), the U.S. Public Health Service Act (the “PHSA”), the European Medical Device Regulation (2017/745), the Invitro Diagnostic Medical Devices Regulation (2017/746), EU Directives 93/42/EEC, 98/79/EC, 90/385/EEC, 2005/28/EC, 2001/83/EC, Regulations (EC) 726/2004 and (EC) 536/2014, the U.K.’s Medical Devices Regulations 2002, Human Medicines Regulations 2012 and Human Use (Clinical Trials) Regulations 2004, the regulations, requirements and guidelines of the U.S. Food and Drug Administration (the “FDA”), the European Commission (the “EC”), the European Medicines Agency (the “EMA”), and the Medicines and Healthcare products Regulatory Agency (the “MHRA”) promulgated thereunder, including good laboratory, clinical, and manufacturing practices regulations, as well as ISO certifications and standards for healthcare and related data including ISO31000, ISO14155, ISO13485, ISO9001 and ISO 27001, and (B) authorizations of any applicable Governmental Authority that are concerned with the quality, functionality, identity, strength, purity, safety, efficacy, manufacturing, testing, processing, research, packaging, labelling, storage, transport, marketing, distribution, sale, pricing, import or export of any of the Company External Drug Product Candidates or the Company Internal Drug Product Candidates (any such Governmental Authority, a “Company Regulatory Agency”), necessary for the lawful activities and operations of the businesses of the Company or any of its Subsidiaries as currently conducted or as previously conducted during the period beginning on the Reference Date and ending on the date of this Agreement (collectively, all such authorizations in clauses (A) and (B) are referred hereafter as the “Company Regulatory Permits”); (ii) all such Company Regulatory Permits are in each case valid and in full force and effect (subject to the Bankruptcy and Equity Exceptions to the extent applicable thereto); and (iii) the Company and its Subsidiaries are in compliance with the terms of all such Company Regulatory Permits.
(b)As of the date hereof, neither the Company nor any of its Subsidiaries (i) are party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, reduced or special licensing measures, warnings notices, enhanced monitoring or audits, deficiency notices or similar agreements, notices or measures with or imposed by any Company Regulatory Agency or (ii) has knowledge (including as a result of any communication from any Company Regulatory Agency) that a material Company Regulatory Permit or application for a material Company Regulatory Permit is invalid or will be or has been suspended, rejected, cancelled, terminated or granted in a scope narrower than applied for.
(c)All pre-clinical and clinical investigations in respect of a Company External Drug Product Candidate or a Company Internal Drug Product Candidate conducted or

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sponsored by the Company or any of its Subsidiaries are being, and since the Reference Date have been, conducted in compliance with all Applicable Laws administered or issued by the applicable Company Regulatory Agencies, including (i) standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials (A) promulgated by the FDA, and as contained in Title 21 parts 50, 54, 56, 310, 312, 314, 320, and 600 of the Code of Federal Regulations, applicable research protocols, institutional review board or other ethics committee requirements, and federal and state legal requirements; and (B) promulgated by the EC, EMA and MHRA, and as contained in Directive 2005/28/EC, Regulation (EC) 536/2014, and the U.K.’s Medical Devices Regulations 2002, and Human Use (Clinical Trials) Regulations 2004, and (ii) any Applicable Laws governing, relating to, or restricting the collection, processing, use and disclosure of individually identifiable information, health information, human biological samples and genetic information, and personal information, except, in each case, for such noncompliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notices, correspondence, or other communication from the FDA, EC, EMA, MHRA, or any other similar Governmental Authority or any ethics committee recommending or requiring the termination, suspension, clinical hold, or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company.
(d)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, during the period beginning on the Reference Date and ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from the FDA, Medicines and Healthcare products Regulatory Agency, EC, EMA, MHRA or any foreign agency with jurisdiction over the design, development, testing, marketing, labeling, sale, use handling and control, functionality, safety, efficacy, reliability, distribution, storage, transport, packaging, processing, or manufacturing of the Company External Drug Product Candidates or the Company Internal Drug Product Candidates that would reasonably be expected to lead to the denial, suspension, limitation, revocation, or rescission of any of the Company Regulatory Permits or of any self-certification or application for marketing approval currently pending before the FDA or such other Company Regulatory Agency.
(e)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its respective directors, officers, employees and, to the knowledge of the Company, its other agents (while acting in such capacity) are, and since the Reference Date have been, in compliance with all Applicable Laws relating to controlled substances or the manufacturing, testing, processing, supplying, distributing, transporting, labeling, packaging, dispensing, using, reporting, storing, disposing, importing, exporting, controlling, wholesaling, brokering or trading of controlled substances, including the federal Controlled Substances Act (21 U.S.C. §§ 801 et seq.), Directive 2001/83, the Misuse of Drugs Act 1971 and Human Medicines Regulations 2012, and the regulations promulgated pursuant thereto, and any other similar local, state, or foreign laws, including all necessary registration, recordkeeping, reporting, security and storage requirements. Since the Reference Date to the date hereof, the Company has not received any correspondence or any other written communication from any Governmental Authority, including the Drug Enforcement Administration and local, state or foreign regulatory and law enforcement authorities, of potential or actual non-compliance by, or liability of, the Company under any Applicable Law relating to controlled substances.
(f)Since the Reference Date, all reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA, EMA, MHRA or any other Company Regulatory Agency by the Company and its Subsidiaries have been so filed,

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maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such reports, documents, claims, permits and notices were true, accurate and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Since the Reference Date, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or contractor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA, EMA, MHRA or any other Company Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Company Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company or any of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the EMA, MHRA, or any other Company Regulatory Agency to invoke any similar policy, except for any act or statement or failure to make a statement that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Reference Date, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or contractor of the Company or any of its Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Applicable Law or authorized by 21 U.S.C. § 335a(b) or any similar Applicable Law applicable in other jurisdictions in which any of the Company Internal Drug Product Candidates or Company External Drug Product Candidates are tested, manufactured, marketed, distributed, or sold or where the Company has publicly announced an intention to sell any Company Internal Drug Product Candidates or Company External Drug Product Candidates; and (ii) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or contractor of the Company or any of its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could reasonably be expected to be excluded from participating in any federal health care program, health or buying procurement program, pricing or reimbursement scheme under Section 1128 of the Social Security Act of 1935 or any similar program, including any conduct that would constitute non-compliance with the Federal Anti-Kickback Statute, Federal False Claims Act, or their respective state equivalents.
(g)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as to each Company Internal Drug Product Candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or any similar Applicable Law in any applicable jurisdiction, each such Company Internal Drug Product Candidate is being or has been designed, developed, manufactured, stored, distributed and marketed in compliance with all Applicable Laws, including those relating to investigational use, marketing approval, current good clinical practices and good manufacturing practices, packaging, functionality, labeling and product claims, advertising, record keeping, reporting, and security. There are no Proceedings pending or, to the knowledge of the Company, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case, alleging any violation applicable to the Company Platform, any Company External Drug Product Candidate or any Company Internal Drug Product Candidate by the Company or any of its Subsidiaries of any Applicable Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(h)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) during the period beginning on the

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Reference Date and ending on the date of this Agreement, neither the Company nor any of its Subsidiaries have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field corrections, market suspension, withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, functionality, efficacy or regulatory compliance of any Company External Drug Product Candidate or Company Internal Drug Product Candidate and (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received, any written notice from the FDA or any other Company Regulatory Agency during the period beginning on the Reference Date and ending on the date of this Agreement regarding (A) the recall, market withdrawal or replacement of any Company External Drug Product Candidate or Company Internal Drug Product Candidate (other than recalls, withdrawals or replacements that are not material to the Company and its Subsidiaries, taken as a whole), (B) a material change in the marketing classification or a material change in the labeling of any such Company External Drug Product Candidates or Company Internal Drug Product Candidates, (C) a termination or suspension of the manufacturing, marketing, testing, or distribution of such Company External Drug Product Candidates or Company Internal Drug Product Candidates, or (D) a material negative change in reimbursement status of a Company External Drug Product Candidate or Company Internal Drug Product Candidate.
Section 4.15Export Control Laws. In the past five years, the Company has conducted any export transactions in compliance in all material respects with applicable provisions of applicable export control laws and regulations, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and the export control laws and regulations of any other applicable jurisdiction (collectively, “Export Control Laws”). Without limiting the foregoing: (a) the Company has obtained all required export licenses and other approvals and timely filed any other required filings to the extent required pursuant to Export Control Laws; (b) the Company is in compliance in all material respects with the terms of all applicable export licenses, filing requirements or other approvals; (c) there are no pending or, to the Company’s knowledge, threatened claims or investigations against the Company with respect to Export Control Laws; and (d) to the Company’s knowledge, there are no actions, conditions, or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any material future claims.
Section 4.16Not a Covered Outbound Investment.
(a)The Company either is (i) not a “person of a country of concern”; or (ii) not engaged in any “covered activity,” as these terms are defined in 31 C.F.R. Part 850, as implemented or revised from time to time (the “Outbound Investment Security Program”).
(b)The Company has no intention of becoming a “person of a country of concern” that engages in any “covered activity.”
(c)The Company is not, and does not intend to become, a person that directly or indirectly holds a board seat or a voting or equity interest in, or any contractual power to direct or cause the direction of the management or policies of, any “covered foreign person” as defined in the Outbound Investment Security Program.
Section 4.17CFIUS Representations. The Company does not engage in:
(i) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of Section 721 of the

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Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”);
(ii)the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or
(iii)the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.
Section 4.18Data Security Program. The Company is not a “covered person” as defined in Executive Order 14117 and rules and regulations issued thereunder, including 28 C.F.R. Part 202, as implemented or amended from time to time (the “DSP”).  Since April 8, 2025, the Company has not knowingly engaged in or directed any “covered data transaction” as that term is defined in the DSP, except in compliance with the DSP.
Section 4.19Material Contracts.
(a)Section 4.19 of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts other than Company Employee Plans, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets are bound (each such Contract listed or required to be so listed, and each of the following Contracts to which the Company or any of its Subsidiaries becomes a party or by which any of them or any of their respective assets become bound after the date of this Agreement, an “Company Material Contract”):
(i)any Contract (other than Leases), including any development, manufacturing, supply or distribution agreement, that involved or would reasonably be expected to involve in the fiscal year ending December 31, 2026, the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries in an amount that had a value or having an expected value in excess of $270,000;
(ii)each Contract providing for the acquisition or disposition of assets outside of the ordinary course of business or of securities by or from any Person or any business (or any Contract providing for an option, right of first refusal or offer or similar rights with respect to any of the foregoing) (A) that involved since December 31, 2022, or would reasonably be expected to involve, the payment of consideration in excess of $270,000 in the aggregate with respect to such Contract or series of related Contracts, or (B) that contains (or would contain, in the case of an option, right of first refusal or offer or similar rights) (x) ongoing representations, warranties, covenants, indemnities or other obligations (including “earn-out”, contingent value rights or other contingent payment or value obligations) that would involve or would reasonably be expected to require the receipt or making of payments in excess of $270,000 or (y) any provision pursuant to which any Equity Securities of the Company or any of its Subsidiaries may be issued;
(iii)any Contract between any Governmental Authority, on the one hand, and the Company or any of its Subsidiaries, on the other hand, involving payments after the date of this Agreement to or from such Governmental Authority in an amount having an expected value in excess of $270,000 in the fiscal year ending December 31, 2026;
(iv)any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area, (B) contains material exclusivity or “most favored

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nation” obligations or restrictions with respect to the Company or any of its Subsidiaries or (C) contains any other provisions that materially restrict the ability of the Company or any of its Subsidiaries to develop, use or maintain the Company Platform or to sell, market, distribute, promote, manufacture, develop, use, commercialize, or test or research any Company Internal Drug Product Candidate, directly or indirectly through Third Parties, in any material respect;
(v)any Contract relating to Indebtedness of the Company or any of its Subsidiaries (including under any short-term financing facility) in excess of $270,000 (whether incurred, assumed, guaranteed or secured by any asset of the Company or any of its Subsidiaries) other than (x) any Contract exclusively between or among the Company and any of its wholly owned Subsidiaries or (y) as part of the Concurrent Investment;
(vi)any Contract restricting the payment of dividends or the making of distributions in respect of any Equity Securities of the Company or any of its Subsidiaries or the repurchase or redemption of, any Equity Securities of the Company or any of its Subsidiaries (other than Contracts relating to Indebtedness described in clause (v) of this Section 4.19(a) and set forth in clause (v) of Section 4.19(a) of the Company Disclosure Schedule);
(vii)any material joint venture, profit-sharing, partnership, collaboration or co-promotion agreement;
(viii)any Contract with any Person (A) pursuant to which the Company or its Subsidiaries are required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events (other than any Contract with contract research organizations for internal research entered into in the ordinary course of business) or (B) under which the Company or its Subsidiaries grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights with respect to the Company Platform, any Company External Drug Product Candidate, any Company Internal Drug Product Candidate or any material Intellectual Property Rights, in the case of each of clauses (A) and (B), which payments are in an amount having an expected value in excess of $1,000,000 in the fiscal year ending December 31, 2026, or any fiscal year thereafter;
(ix)any lease or sublease for personal property for which annual rental payments made by the Company or any of its Subsidiaries were, or are expected to be, in excess of $270,000 in the fiscal year ending December 31, 2026, or any fiscal year thereafter;
(x)all material Contracts pursuant to which the Company or any of its Subsidiaries (A) receives or is granted any license (including any sublicense) to, or covenant not to be sued under, any Intellectual Property Rights (other than licenses to commercially available software, including off-the-shelf software, or other commercially available technology, and excluding any materials transfer agreements, clinical trial agreements, services agreements, research agreements, or generally available patent license agreements entered into in the ordinary course of business, or nondisclosure agreements entered into in the ordinary course of business or in connection with discussions, negotiations or transactions related to this Agreement or any other potential strategic transaction), including any Intellectual Property Rights (i) with respect to the Company Platform, any Company External Drug Product Candidate or any Company Internal Drug Product Candidate, or (ii) used in the operation of the business of the Company or its Subsidiaries or (B) grants any license (including any sublicense) to, or covenant not to be sued under, any Company Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business), in the case of each of clauses (A) and (B), that (1) involved aggregate payments by or to the Company or any of its Subsidiaries in excess of $270,000 in the

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fiscal year ending December 31, 2025, or will involve aggregate payments by or to the Company or any of its Subsidiaries in excess of $270,000 in any fiscal year thereafter or (2) are material to the development or operation of the Company Platform or the development, manufacture or commercialization or manufacture of any Company External Drug Product Candidate or Company Internal Drug Product Candidate;
(xi)any Contract related to any merger, acquisition, consolidation, sale, spin-off or other business combination or divestiture transaction involving the Company, its Subsidiaries or any business unit thereof;
(xii)any Contract providing for the development (including co- or joint development) of any Intellectual Property Rights, independently or jointly, (A) by the Company or its Subsidiaries or (B) for the Company or its Subsidiaries (other than Employee Proprietary Information Agreements and Consultant Proprietary Information Agreements, copies of which have been made available to Acquiror’s counsel);
(xiii)any Contract involving the settlement or compromise of any Proceedings (whether pending or threatened) (or series of related Proceedings) which will involve payments after the date of this Agreement in excess of $270,000;
(xiv)any settlement agreements entered into by or with respect to the Company or any of its Subsidiaries with any Taxing Authority and providing for payments in excess of $270,000; and
(xv)any Contract that obligates the Company or any Subsidiary of the Company to make any capital investment or capital expenditure outside the ordinary course of business and in excess of $270,000.
(b)All Company Material Contracts are, subject to the Bankruptcy and Equity Exceptions, (i) valid and binding obligations of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and (ii) in full force and effect and enforceable in accordance with their respective terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (in each case except for such Company Material Contracts that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by the Company or any of its Subsidiaries of any of the provisions thereof), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, as of the date of this Agreement, no Person is seeking to terminate or challenge the validity or enforceability of any Company Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any of the other parties thereto, has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Company Material Contract, except for those violations and defaults (or potential defaults) that would not have had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Acquiror true and complete copies of each Company Material Contract as in effect as of the date hereof.

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Section 4.20Taxes.
(a)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(i)all Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or with respect to, the Company or any of its Subsidiaries have been filed when due (giving effect to all valid extensions of time within which to file) in accordance with all Applicable Law, and all such Tax Returns (and any amendments thereof) are true and complete in all respects;
(ii)each of the Company and its Subsidiaries has (x) timely paid in full to the appropriate Taxing Authority (or has had timely paid in full on its behalf) all Taxes due and owing by it (whether or not shown on any Tax Return), and (y) where payment is not yet due, established (or had established on its behalf) an adequate accrual, in accordance with IFRS;
(iii)each of the Company and its Subsidiaries has (x) duly and timely withheld, deducted and collected all Taxes required to be withheld, deducted and collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties, and such Taxes have been duly and timely paid to the proper Taxing Authority or properly set aside in accounts for future payment when due and (y) otherwise complied with all Applicable Law relating to the payment, withholding, deduction, collection and remittance of Taxes (including information reporting requirements and record retention requirements);
(iv)there is no (x) Proceeding pending or threatened in writing against or with respect to the Company or its Subsidiaries in respect of Taxes or Tax Returns of such Person or (y) deficiency or assessment for Taxes that has been proposed, asserted or assessed in writing by any Governmental Authority against the Company or any of its Subsidiaries that has not been fully satisfied by payment, settled or withdrawn;
(v)neither the Company nor any of its Subsidiaries has extended or waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and no request for any such waiver or extension has been filed (whether by or on behalf of the Company or any of its Subsidiaries) or is currently pending;
(vi)there are no Liens for Taxes (other than Permitted Liens that are described in clause (A) of the definition thereof) on any of the Scheme Shares, property or assets of the Company or any of its Subsidiaries;
(vii)no jurisdiction in which the Company or any of its Subsidiaries does not file a Tax Return or pay Taxes has asserted a written claim that the Company or such Subsidiary is or may be subject to Tax or required to file Tax Returns in such jurisdiction;
(viii)the Company and its Subsidiaries have made available all documentation relating to any applicable Tax holidays, deferrals or incentives and are in compliance with the requirements of any applicable Tax holidays, deferrals or incentives;
(ix)in relation to VAT, each of the Company and its Subsidiaries has, to the extent it has been required to be registered by VAT legislation, been duly registered for the purpose of VAT, been so registered at all times that it has been required to be registered by VAT

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legislation, and such VAT registration is not subject to any conditions imposed by or agreed with any Taxing Authority which have not been complied with;
(x)all documents to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has any rights or that form part of the Company’s or any of its Subsidiaries’ title to any asset and which are required to be stamped have been duly stamped and any applicable stamp or any other transfer, registration or documentary Tax in respect of such documents has been paid;
(xi)The Company and each of its Subsidiaries have at all times complied with all Applicable Laws regarding transfer pricing, including the execution and maintenance of all documentation required to substantiate the transfer pricing practices and methodology of the Company and its Subsidiaries.
(b)Within the last two years, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to qualify under Section 355 of the Code (or any similar provision of state, local or non-U.S. law).
(c)Neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, aggregate, unitary or similar group for Tax purposes (other than one of which the Company or any of its Subsidiaries was the common parent) ; (ii) is party to or bound by, or has any material obligation under, any material agreement relating to the apportionment, sharing, assignment, indemnification, reimbursement or allocation of Taxes (other than (x) an agreement solely between or among the Company and/or one or more of its Subsidiaries or (y) Tax indemnification provisions in ordinary course commercial agreements that are not primarily related to Taxes); (iii) has entered into a closing agreement with respect to material Taxes pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) or other ruling by or written agreement with a Taxing Authority, and there are no requests for rulings, determinations or closing agreements in respect of any material Taxes that are pending between the Company or any of its Subsidiaries and any Taxing Authority; or (iv) has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or as a transferee or successor, by Contract (other than ordinary course commercial agreements that are not primarily related to Taxes) or otherwise by operation of law.
(d)Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing; (ii) use of an improper method of accounting prior to the Closing; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) entered into prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; or (v) other than in the ordinary course of business, prepaid amount received prior to the Closing.
(e)Neither the Company nor any of its Subsidiaries has participated or engaged in any “listed transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) or any other similar transaction requiring disclosure under any similar provision of state, local or non-U.S. law.

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(f)The Company has in place, and has had in place at all times since September 30, 2017, such prevention procedures as defined in sections 45(3) and 46(4) of the United Kingdom Criminal Finances Act 2017 as are proportionate to its business risk and are in line with any guidance published from time to time pursuant to section 47 of the United Kingdom Criminal Finances Act 2017.
(g)Neither the Company nor its Subsidiaries (i) is or has ever been treated for any Tax purpose as resident in a country other than the country of their respective incorporation, or (ii) has had any branch, agency, fixed place of business or permanent establishment in a country that is outside of the country in which the Company or its Subsidiaries, respectively, are incorporated.
(h)Neither the Company nor any of its Subsidiaries is a party to any advance pricing agreement or any similar agreement or arrangement with any Taxing Authority.
(i)To the knowledge of the Company, there are no binding agreements or arrangements, and no other present plans, on the part of any Scheme Shareholders or the Purchasers to sell, transfer, or otherwise dispose of the stock of Acquiror received in the Transaction and the PIPE in a manner that could cause such Persons, collectively, to not be in “control” of Acquiror within the meaning of Section 368(c) of the Code immediately after the Transaction and the PIPE. The Company is not an investment company within the meaning of Section 368(a)(2)(F) of the Code. To the knowledge of the Company, (i) Acquiror is not an investment company within the meaning of Section 368(a)(2)(F) of the Code and is not, and immediately after the transactions contemplated by this Agreement will not be, an investment company within the meaning of Section 351(e) of the Code, and (ii) the proceeds of the PIPE and any other cash on hand of Acquiror and its Affiliates (including, after the Closing, the Company and its Subsidiaries) will be used for working capital in the ordinary course of business of the combined company.
Section 4.21Labor Matters.
(a)The Company and its Subsidiaries are, and since the Reference Date have been, in material compliance with all Applicable Laws relating to labor and employment, including those relating to (i) employment and employment practices, (ii) terms and conditions of employment, and (iii) unfair labor practices (in each case, including, without limitation all Applicable Laws regarding labor management relations, wages, hours, overtime, holiday pay, social security contributions, correct classification of employees, workers and independent contractors (including, where applicable, as exempt and non-exempt) discrimination, immigration, the publication of any required information, harassment (including sexual harassment), victimization, whistleblowing, civil rights, affirmative action, work authorization, safety and health, information privacy and security and workers compensation).
(b)The Company has provided to Acquiror, pseudonymised as required by Applicable Law, a true and complete list as of the date of this Agreement of the total number of current employees of the Company and its Subsidiaries, together with (where applicable) the (i) location (city, state, country) in which they are employed,(ii) employing entity, (iii) title or position, (iv) status (part-time, full-time, exempt, non-exempt, etc.), (v) employment commencement date and, if earlier, start date of continuous employment with the Company or any of its Subsidiaries, (vi) whether paid on a salaried, hourly or other basis, current base salary or wage rate, (vii) target bonus and commissions payments with respect to the current calendar year and bonus and commission payments made in the preceding calendar year, and if applicable, the current calendar year, (viii) amount of accrued but unused vacation, (ix) visa status, (x) an indication of whether or not the employee is on a leave of absence (including

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sickness leave), (xi) notice period or, if on a fixed term contract, the remaining period of the fixed term, (xii) material benefits (including medical, dental, car allowance and other employee benefits), and (xiii) employer pension contributions. To the knowledge of the Company, no employees are in violation of any material term of any employment, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, non-solicitation agreement or any restrictive covenant obligation: (i) owed to the Company or any of its Subsidiaries, or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any of its Subsidiaries.
(c)The Company has made available to Acquiror copies of all employee and contractor trade secret, non-compete, non-disclosure and invention assignment agreements.
(d)Neither the Company nor any of its Subsidiaries has since the Reference Date (i) proposed or commenced any collective redundancy, reduction in force, mass layoff or similar process (including any consultation in connection therewith), or failed to comply with its obligations in respect of such process under Applicable Law, or (ii) been a party to a relevant transfer (as defined in any law implementing the European Union Acquired Rights Directive 2001/23/EC or any other similar law in any jurisdiction) or provided indemnity protection to any third party in relation to any relevant transfer taking place within that timeframe, in either case having failed to comply in any material respects with any obligations imposed by such law or, to the Company’s knowledge, acquired liability for any other party’s failure to comply.
(e)Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or any other similar agreement with, any labor organization, labor or trade union, works council, or other employee representative body, and, from the Reference Date through the date of this Agreement, to the knowledge of the Company, there has not been any organizational campaign, card solicitation, petition or other unionization or similar activity seeking recognition of a collective bargaining or similar unit relating to any employee of the Company or any of its Subsidiaries. As of the date of this Agreement, there is no current unfair labor practice, material labor dispute, pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries.
(f)No current request made pursuant to: Schedule A1 Part I of the United Kingdom Trade Union and Labour Relations (Consolidation) Act 1992 for recognition of any trade union or Regulation 7 of the United Kingdom Information and Consultation of Employees Regulations 2004 to negotiate an agreement in respect of information or consultation, has been received by the Company or any of its Subsidiaries nor, to the Company’s knowledge does any trade or labor union, works council, staff association, other employee representative body or group of employees currently intend to submit any such request or similar to the Company or any of its Subsidiaries.
(g)The Company and its Subsidiaries have not entered into any agreement with any works council, trade or labor union, staff association, labor organization, or other representative body that would require the Company to obtain the consent of, or provide advance notice or information to such works council, trade or labor union, staff association, labor organization, or other employee representative body of the transactions contemplated by this Agreement.
(h)Neither the Company nor any of its Subsidiaries is involved in any active, pending or, to the Company’s knowledge, threatened material Proceedings in respect of any of its or their current or former employees, consultants, independent contractors, directors or officers.

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(i)Neither the Company nor any of its Subsidiaries has or reasonably expects any Liabilities with respect to any allegations of sexual harassment and are not aware of any allegations relating to officers, directors, or Senior Employees, workers, contractors or agents of the Company or any of its Subsidiaries that, if known to the public, would bring the Company or any of its Subsidiaries into material disrepute.
Section 4.22Intellectual Property.
(a)Section 4.22(a) of the Company Disclosure Schedule is a complete and accurate list, as of the date of this Agreement, of all Patents, registered Marks, registered Copyrights and registered Internet Properties, and applications for any of the foregoing, that are owned by or purported to be owned by, or that are filed or registered in the name of, the Company or any of its Subsidiaries (in each case alone or together with any other party) (the “Company Registered IP”), indicating for each item the registration or application number and the applicable jurisdiction.
(b)Except as has not had, individually or in the aggregate, a Material Adverse Effect, (i) each item of Company Owned IP is legally, beneficially and solely owned by the Company or one of its Subsidiaries, free and clear of all Liens (other than Permitted Liens), (ii) none of the Company Registered IP has lapsed, expired, or been abandoned (including as a result of failure to pay the necessary renewal or maintenance fees) prior to the end of the applicable term of such Company Registered IP, except where the Company has made a reasonable business decision to not maintain such Company Registered IP, (iii) none of the Company Registered IP that has issued has subsequently been adjudged invalid or unenforceable, (iv) to the knowledge of the Company, all Company Registered IP is subsisting, and (v) to the knowledge of the Company, there is no opposition, interference, derivation, or cancellation Proceeding pending or threatened against the Company or its Subsidiaries challenging or contesting the ownership, validity, scope or enforceability of any Company Registered IP (other than ordinary course Proceedings related to the application for, or renewal of, any item of Company Registered IP).
(c)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company Intellectual Property constitutes, to the knowledge of the Company, all of the material Intellectual Property Rights necessary (i) for the conduct of the business of the Company as currently conducted and (ii) to use, develop and maintain the Company Platform as currently used, developed and maintained, or to develop, manufacture, sell or exploit the Company Internal Drug Product Candidates as currently being developed or manufactured by the Company and its Subsidiaries as of the date of this Agreement. Except under any Company Material Contract, neither the Company or its Subsidiaries has sold, assigned, licensed exclusively, or agreed to do any of the foregoing in respect of material Company Intellectual Property. No agreement under which the Company or any of its Subsidiaries is granted rights to any material Company Intellectual Property is subject to any written notice of termination or breach (or, to the knowledge of the Company, any threat of termination or breach), and to the knowledge of the Company, all such agreements are valid and subsisting and, to the knowledge of the Company, no party to them is in any material breach of the same.
(d)Except as has not had, individually or in the aggregate, a Material Adverse Effect, (i) to the knowledge of the Company, none of the Company Owned IP is subject to any Order or Proceeding pending or threatened, naming the Company or any of its Subsidiaries contesting the proprietorship, validity, enforceability, or use thereof, or rights thereto by or of the Company or any of its Subsidiaries, (ii) to the knowledge of the Company, neither the Company Platform, Company Internal Drug Product Candidates, Company Owned IP, nor the operation of

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the business of the Company or any of its Subsidiaries, infringes, misappropriates, misuses or otherwise violates and has not infringed, misappropriated, misused or otherwise violated any Intellectual Property Rights of any Third Party, (iii) to the knowledge of the Company, no Third Party has infringed, misappropriated, misused or otherwise violated any Company Owned IP or any Intellectual Property Rights exclusively licensed to the Company or its Subsidiaries, and (iv) neither the Company nor any Subsidiary of the Company has instituted or threatened in writing to institute any Order or Proceeding against any Third Party alleging that such Third Party is infringing, misappropriating, misusing, or otherwise violating any Company Intellectual Property.
(e)At no time during the conception of or reduction to practice of any of the Company Owned IP was any officer or employee of the Company who contributed to such Company Owned IP (or, to the knowledge of the Company, any founder, developer, inventor or other contributor to such Company Owned IP) operating under any grants from any private source, performing research sponsored by any private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any Third Party that, as a result of that funding, sponsorship, agreement or other obligation, results in that Third Party holding an ownership, financial or license interest in such Company Owned IP.
(f)Except as has not had, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain any material Trade Secrets included in Company Owned IP, and to the knowledge of the Company, there have been no material unauthorized uses or disclosures of any such material Trade Secrets.
(g)Except as will not result in, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, (A) the Company and its Subsidiaries have complied with any and all obligations to the extent applicable pursuant to the Bayh-Dole Act, 35 U.S.C. §200–212, with respect to any Patents that are part of Company Registered IP and are covered, or practiced by, the Company Platform or a Company Internal Drug Product Candidate (including its manufacture), and (B) no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other institution has been used to create or develop any Patents that are part of Company Registered IP and are covered or practiced by the Company Platform, a Company Internal Drug Product Candidate or a Company External Drug Product Candidate (including their manufacture), except for any such funding or use of facilities or personnel that has not resulted in such Governmental Authority or any university, college, research institute or other institution holding any ownership interest in such Patents that are part of Company Registered IP and are covered or practiced by the Company Platform, a Company External Drug Product Candidate or a Company Internal Drug Product Candidate (including their manufacture).
(h)Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the consummation of the Transaction would not result in (i) the Company or any of its Subsidiaries terminating or having terminated any Contract under which the Company or any of its Subsidiaries is granted rights to any material Company Intellectual Property; or (ii) the Company or any of its Subsidiaries exclusively licensing, selling or assigning to any Third Party any material Company Intellectual Property.
(i)Except as has not had, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have obtained from all current or former employees, officers, consultants, contractors and others who have created or developed material Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries, assignments (or, in

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the case of consultants and contractors, assignment or license) of such parties’ rights in such Intellectual Property Rights to the Company or one of its Subsidiaries, to the extent permitted by Applicable Law, or the Company and its Subsidiaries otherwise exclusively own such Intellectual Property Rights by operation of law.
(j)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing by (and, to the knowledge of the Company, on behalf of) the Company and any of its Subsidiaries of Personal Data are, and have since the Reference Date been, in all material respects in compliance with all applicable Privacy Legal Requirements. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Reference Date, (i) neither the Company nor any of its Subsidiaries has received any written notice alleging any material violation by the Company or any of its Subsidiaries of any Privacy Legal Requirement, nor, to the knowledge of the Company, has the Company or any of its Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Authority, (ii) neither the Company nor any of its Subsidiaries has received any material written complaint alleging non-compliance with any Privacy Legal Requirement by any Person with respect to the collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing of Personal Data by the Company or any of its Subsidiaries, and (iii) to the knowledge of the Company, there has been no unauthorized use, access or disclosure of Personal Data nor any material non-compliance or material violation by, or on behalf of, the Company and its Subsidiaries of any Privacy Legal Requirement.
(k)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Reference Date, (i) the Company and its Subsidiaries have implemented policies and procedures consistent with standard industry practice to protect the security, confidentiality, integrity and availability of information technology systems of the Company and its Subsidiaries, (ii) to the extent required by applicable Privacy Legal Requirements, the Company and its Subsidiaries have entered into written agreements with all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of the Company and its Subsidiaries that obligate such persons to comply with applicable Privacy Legal Requirements in all material respects and to take steps to protect and secure Personal Data, and (iii) to the knowledge of the Company, there has been no material unauthorized use, access or disclosure or other security incident of or involving Personal Data collected or used in connection with or under the control of the Company or any of its Subsidiaries. To the Company’s knowledge, since the Reference Date, none of the third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of the Company and its Subsidiaries have (A) suffered any material security breach that resulted in any unauthorized access to, modification of, use of, disclosure of or loss of or damage to any Personal Data processed, stored or otherwise handled on behalf of the Company or (B) materially breached any Contracts with the Company or any Subsidiary of the Company relating to Personal Data, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(l)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Reference Date, to the knowledge of the Company, (i) there have been no material security breaches of, or unauthorized access to, the information technology systems of the Company nor any of its Subsidiaries, and (ii) there have been no disruptions in any such information technology systems that materially adversely affected the operations of the business of the Company or any of its Subsidiaries.

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(m)Neither the Company nor its Subsidiaries has disclosed, delivered, licensed or made available to any Person or agreed or obligated itself to disclose, deliver, license or make available to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to employees and individual independent contractors involved in the development of the Company Platform under binding written agreements that prohibit use or disclosure except in the performance of services for the Company or its Subsidiaries, as applicable. The consummation of the transaction contemplated by this Agreement, would not result in the Company or its Subsidiaries having to disclose, deliver, license or make available to any Person or any escrow agent (or agree to do so) any Company Source Code.
(n)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) to the knowledge of the Company, the software that has been incorporated into the Company Platform does not contain any Contaminants; and (ii) each of the Company and its Subsidiaries has implemented procedures consistent with standard industry practices to ensure that the Company Platform is free from Contaminants.
(o)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, the Company Platform neither contains any bugs which adversely affect the value or functionality of the Company Platform nor fails to comply with any applicable warranty or other contractual commitment relating to use, functionality, or performance of such Company Platform.
(p)Each of the Company and its Subsidiaries has been since the Reference Date and is in compliance with the terms and conditions of all applicable Open Source Licenses used by the Company or its Subsidiaries, as applicable, including attribution and copyright notice requirements, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Open Source Materials included in, used in or combined with any component of the Company Platform, as the case may be, have not created an obligation on the Company or its Subsidiaries to grant, or granted, to any third party any rights or immunities under any Company Source Code (including any obligation that such Company Source Code be (i) disclosed or distributed in Source Code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge).
(q)The Company and each of its Subsidiaries have complied with all license terms applicable to each Third Party dataset used to train, teach or improve any Company AI Component, including (i) the end user license agreement or other terms that govern the Company’s or its Subsidiaries’ use of any application programming interface used to collect such data, and (ii) the website terms or other terms that govern the Company’s and its Subsidiaries’ collection and use of each such Third Party dataset, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(r)The Company and each of its Subsidiaries maintains industry standard access control protocols and capabilities that secure access to the Company AI Components. To the knowledge of the Company, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there has been (i) no unauthorized access to the algorithms or software used in any Company AI Component, or to the data used to train, teach, or improve any Company AI Component; (ii) no unauthorized access to

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the systems used in the development, improvement or operation of the Company AI Components; and (iii) no use of the Company AI Components by a third party to engage in unlawful activity or any activity that violates the Company’s or any of its Subsidiaries’ license terms, terms of service or Contracts.
(s)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there has been (A) no complaint, claim, proceeding or litigation received by the Company or any of its Subsidiaries alleging that Training Data used in the development, training, improvement or testing of any Company AI Component was falsified, biased, untrustworthy or manipulated in an unethical or unscientific way; and no report, finding or impact assessment of any internal or external auditor, technology review committee, independent technology consultant, whistle-blower, transparency or privacy advocate, labor union, journalist or academic that makes any such allegation; and (B) no request from regulators or legislators received by the Company or any of its Subsidiaries concerning any Company AI Component or related AI Technology.
Section 4.23Properties. Neither the Company nor any Subsidiary of the Company owns any real property. As of the date hereof, neither the Company nor any Subsidiary of the Company has subleased, licensed or otherwise granted any Person the right to use or occupy any real property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company or its relevant Subsidiary has a good and valid leasehold or license interest in the real property which the Company or any such Subsidiary of the Company leases, subleases, licenses, uses or occupies, free and clear of all Liens, except for Permitted Liens, and (b) each Contract pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies any Real Property (any such Contract, a “Company Lease”) is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with its terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such Company Leases that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by the Company or any of its Subsidiaries of any of the provisions thereof). To the knowledge of the Company, as of the date of this Agreement, no Person is seeking to terminate or challenge the validity or enforceability of any Company Lease, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Company Leases, except for those violations and defaults (or potential defaults) that would not have had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Acquiror true and complete copies of each Company Lease (and all material documents supplemental to it) in effect as of the date hereof. The properties leased under the Company Leases are all the real properties required to carry on the businesses of the Company and its Subsidiaries as currently operated.
Section 4.24Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Company and its Subsidiaries are, and since the Reference Date have been, in compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits, (b) none of the Company or any of its Subsidiaries has Released any Hazardous

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Substance at any real properties owned or subject to any Company Lease or otherwise operated by the Company or any of its Subsidiaries and (c) since the Reference Date, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has any liability that relates to, or arises under, any Environmental Law or Environmental Permit.
Section 4.25FCPA; Anti-Corruption; Sanctions.
(a)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries or any of their respective directors or officers, or, to the knowledge of the Company, any employee, agent or representative of the Company or any of its Subsidiaries, in each case acting on behalf of the Company or any of its Subsidiaries, has, in the last five years, in connection with the business of the Company or any of its Subsidiaries, (i) taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable), (ii) offered, authorized, provided or given (or made attempts at doing any of the foregoing) any payment or thing of value to any Person, including a “foreign official” (as defined by the FCPA), for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another Person in the course of their business dealings with the Company or any Subsidiary of the Company, in order to unlawfully induce such Person to act against the interest of his or her employer or principal, in each case in violation of applicable Bribery Legislation.
(b)None of the Company, any of its Subsidiaries or any of their respective directors or officers, or, to the knowledge of the Company, any employee of the Company or any of its Subsidiaries, is, or in the last five years has been, subject to any actual or, to the knowledge of the Company, threatened civil, criminal, or administrative Proceedings, notices of violation, demand letters, settlements, or enforcement actions by any Governmental Authority, or made any voluntary disclosures to any Governmental Authority, involving the Company or any of its Subsidiaries relating to violation of any applicable Bribery Legislation, including the FCPA.
(c)The Company and each of its Subsidiaries has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and each of its Subsidiaries in all material respects as required by the FCPA.
(d)The Company and each of its Subsidiaries has instituted policies and procedures reasonably designed to achieve compliance with applicable Sanctions Laws (to the extent applicable to the Company’s businesses), the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force.
(e)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries or any of their respective directors or officers, or, to the knowledge of the Company, any of their respective employees, agents or representatives (i) is a Sanctioned Person, (ii) has, since April 24, 2019 (the “Relevant Date”) , engaged in, has any commitment to engage in, direct or indirect dealings with any Person who was at that time a Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of its Subsidiaries in violation of applicable Sanctions Laws or (iii) has, since the Relevant Date, violated, or engaged in any

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conduct constituting a violation of any applicable Sanctions Law, nor to the knowledge of the Company, been the subject of an investigation or allegation by a Governmental Authority of such a violation.
Section 4.26Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and its Subsidiaries maintain valid and enforceable insurance coverage in full force and effect with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries, and (b) all premiums due thereunder have been paid. Neither the Company nor any Subsidiary of the Company has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with renewals or replacements of any such insurance policies or Contracts in the ordinary course of business) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.27Antitakeover Statutes and United Kingdom Takeover Code. There are no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state or other anti-takeover laws and regulations applicable to the Transaction or any other transactions contemplated by this Agreement. The United Kingdom Panel on Takeovers and Mergers (the “Panel”) has confirmed to the Company, and has not communicated anything to the contrary to the Company since that confirmation, that it does not consider that the Company has its place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man and accordingly, the Takeover Code does not apply to the Company.
Section 4.28Transactions with Affiliates. Since the Reference Date through the date of this Agreement, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings with Affiliates of the Company and its Subsidiaries.
Section 4.29Finders’ Fees. Except as set forth on Section 4.29 of the Company Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any finders or similar fee or commission from the Company or any of its Affiliates in connection with the execution of this Agreement or the transactions contemplated by this Agreement. The Company has made available to Acquiror a true and complete executed copy of the engagement letter between the Company and Leerink Partners LLC entered into in connection with this Agreement.
Section 4.30No Other Representations and Warranties. Except for the representations and warranties made by the Company in this Article IV (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with the introduction to this Article IV) and in the certificate to be delivered by the Company pursuant to Section 9.02(e), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Acquiror or made available to Acquiror in any “data rooms,” “virtual data rooms,” management presentations or in any other form in

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expectation of, or in connection with, this Agreement or the transactions contemplated hereby. The Company and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. The Company acknowledges and agrees that, except for the representations and warranties made by Acquiror in Article V (as qualified by the applicable items disclosed in the Acquiror Disclosure Schedule in accordance with the introduction to Article V) and the certificate delivered by Acquiror pursuant to Section 9.03(e), neither Acquiror nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of any member of the Acquiror Group, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding any member of the Acquiror Group or any other matter furnished or provided to Acquiror or made available to Acquiror in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. The Company specifically disclaims that it is relying on or has relied on any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Acquiror and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.
Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR
Except (a) as set forth in the section or subsection of the Acquiror Disclosure Schedule corresponding to the particular section or subsection in this Article V or in any other section or subsection of Article V of the Acquiror Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that it is applicable to qualify such representation and warranty and (b) as disclosed in any Acquiror SEC Document publicly filed since the Reference Date and prior to the date of this Agreement; provided that in no event shall any information contained in any part of any Acquiror SEC Document entitled “Risk Factors,” “Forward-Looking Statements,” “Special Note Regarding Forward Looking Statements” or “Note Regarding Forward Looking Statements” or any other disclosures in any Acquiror SEC Document that are not statements of fact or are cautionary, predictive or forward-looking in nature be deemed to be a disclosure for purposes of or otherwise qualify any such representations and warranties, Acquiror hereby represents and warrants to the Company as set forth below:
Section 5.01Corporate Existence and Power. Acquiror is a corporation duly incorporated and validly existing under the laws of the State of Nevada. Acquiror has all requisite corporate power and authority required to own or lease all of its properties or assets and to carry on its business as now conducted, except where the failure to have such power and authority (a) has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect or (b) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Acquiror to perform its obligations under this Agreement or to consummate the Transaction. Acquiror is duly qualified to do business and, where applicable, is in good standing in each jurisdiction where such qualification and/or standing is necessary, except for those jurisdictions where failure to be so qualified or in good standing (i) has not had and would not reasonably be

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expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Acquiror to perform its obligations under this Agreement or to consummate the Transaction. Prior to the date of this Agreement, Acquiror has made available to the Company a true and complete copy of the articles of incorporation and bylaws of Acquiror as in effect on the date of this Agreement (the “Acquiror Organizational Documents”). The Acquiror Organizational Documents are in full force and effect and Acquiror is not in violation of the Acquiror Organizational Documents in any material respect. The Acquiror has made available prior to the date of this Agreement true and complete copies of the minute books of the Acquiror Board from the Reference Date to the date hereof; provided, however, that (A) Acquiror has redacted such materials to the extent necessary to omit information concerning this Agreement or the transactions contemplated hereby, competitively or commercially sensitive information or privileged information and (B) minutes of meetings that pertain solely to discussion of this Agreement or the transactions contemplated hereby have not been provided.
Section 5.02Corporate Authorization.
(a)The execution, delivery and performance by Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated by this Agreement and the Scheme of Arrangement are within the corporate powers and authority of Acquiror and, except for the Acquiror Stockholder Approval and filing of the Acquiror Articles Amendment with the Nevada Secretary of State, have been duly authorized by all necessary corporate action on the part of Acquiror. The Acquiror Stockholder Approval is the only vote of the Acquiror Stockholders or the holders of any other Equity Securities of Acquiror necessary in connection with this Agreement and the Scheme of Arrangement and the consummation by Acquiror of the transactions contemplated by this Agreement and the Scheme of Arrangement. This Agreement has been duly executed and delivered by Acquiror and (assuming due authorization, execution and delivery by the Company) constitutes a valid, legal and binding agreement of Acquiror enforceable against Acquiror in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).
(b)The Acquiror Board, at a meeting duly called and held at which all directors of Acquiror Board were present, (i) unanimously resolved that the entry by Acquiror into this Agreement and the implementation of the Transaction, including, subject to obtaining the Acquiror Stockholder Approval, the delivery to the Scheme Shareholders of Acquiror Common Stock (or Non-Voting Common Stock) in connection therewith, is fair to, advisable and in the best interests of Acquiror and the Acquiror Stockholders, and declared it advisable to enter into this Agreement and to consummate the transactions contemplated hereby, including the Transaction, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transaction, and (iii) unanimously resolved to recommend that the Acquiror Stockholders approve the Acquiror Share Issuance at the Acquiror Stockholder Meeting (such recommendation referred to herein as the “Acquiror Board Recommendation”). Except, with respect to clause (iii) of the preceding sentence, as permitted by Section 7.02, the Acquiror Board has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.
Section 5.03Governmental Authorization. The execution, delivery and performance by Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated hereby and by the Scheme of Arrangement (including the Transaction) require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) compliance with such Foreign Antitrust Laws or Foreign Investment Laws, in each case, set forth on Section 5.03 of the Acquiror Disclosure Schedule, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws or

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pursuant to the rules of Nasdaq, including but not limited to the filing and approval of the Nasdaq Listing Application, (c) compliance with the Companies Act, (d) the sanction of the Scheme of Arrangement by the Court, (e) filings with the Secretary of State of the State of Nevada in respect of the Acquiror Articles Amendment and, if applicable, the Certificate of Change, and (f) any other actions, Consents or Filings the absence of which (i) has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Acquiror to perform its obligations under this Agreement or to consummate the Transaction.
Section 5.04Non-contravention. Assuming compliance with the matters referred to in Section 5.03, receipt of the Acquiror Stockholder Approval and related filings with the Secretary of State of the State of Nevada in respect of the Acquiror Articles Amendment and, if applicable, the Certificate of Change, filing and approval of the Nasdaq Listing Application, and the sanction of the Scheme of Arrangement by the Court, the execution, delivery and performance by Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated hereby and thereby and by the Scheme of Arrangement (including the Transaction) do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Acquiror Organizational Documents, (b) contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (c) require any Consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Acquiror or any of its Subsidiaries is entitled under, any provision of any Contract or permit binding on Acquiror or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Acquiror or any of its Subsidiaries, except, in the case of clauses (b)-(d), as (i) has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Acquiror to perform their obligations under this Agreement or to consummate the Transaction.
Section 5.05Capitalization.
(a)Acquiror is authorized to issue 300,000,000 shares of Acquiror Common Stock and 200,000 shares of preferred stock, par value $0.001 per share. Acquiror’s disclosure of its issued and outstanding capital stock in its most recent Acquiror SEC Document containing such disclosure was accurate in all material respects as of the date indicated in such Acquiror SEC Document. Since the date indicated in such Acquiror SEC Document, there has not been any change in Acquiror’s capital stock, other than (x) pursuant to the Acquiror Articles Amendment, (y) pursuant to the Non-Voting Stock Amendment or (z) as a result of the exercise of stock options or the award of stock options, restricted stock or restricted stock units in the ordinary course of business and/or pursuant to this Agreement and the transactions contemplated hereby, in each case, pursuant to Acquiror’s equity plans described in the Acquiror SEC Documents. All outstanding shares of Acquiror Common Stock have been, and the Exchange Shares will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid or credited as fully paid, nonassessable, free from any transfer restrictions (other than transfer restrictions arising under applicable securities laws or restrictions imposed by the applicable Scheme Shareholder) and have not been and will not be issued in violation of any preemptive rights, rights of first refusal, subscription rights or similar rights of any Person.

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(b)Acquiror has previously made available to the Company a true and complete list, as of the close of business on the Capitalization Date, of (i) each Acquiror Share Option, (ii) each Acquiror RSU, (iii) the number of Acquiror Common Stock underlying each Acquiror Option and Acquiror RSU (assuming achievement at target performance for any performance-based Acquiror Share Options and/or Acquiror RSUs), (iv) the date on which the Acquiror Share Option and Acquiror RSU was granted, (v) the Acquiror Employee Plan under which the Acquiror Share Option or Acquiror RSU was granted, (vi) the exercise price of each Acquiror Share Option, if applicable, and (vii) the expiration date of each Acquiror Share Option and Acquiror RSU, if applicable.
(c)There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Acquiror have the right to vote. There are no outstanding obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock or other Equity Securities of Acquiror. Neither Acquiror nor any of its Subsidiaries is a party to any agreement with respect to the voting of any shares of Acquiror Common Stock or other Equity Securities of Acquiror.
Section 5.06Subsidiaries.
(a)Each Subsidiary of Acquiror is a corporation or other entity duly incorporated, formed or organized, validly existing and in good standing (except to the extent such concept is not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) under the laws of its jurisdiction of incorporation, formation or organization and has all corporate or other organizational powers and authority, as applicable, required to own, lease and operate its properties and assets and to carry on its business as now conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification and/or standing is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Acquiror’s “significant subsidiaries” as of the date hereof, as such term is defined in Regulation S-X promulgated by the SEC, as identified in Section 5.06(a) of the Acquiror Disclosure Schedule (the “Acquiror Material Subsidiaries”), is in material violation of any of its articles of association, certificate of incorporation, articles of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent, constitutional or organizational documents, in each case as amended to and in effect as of the date hereof. The Acquiror Material Subsidiaries identified in Section 5.06(a) of the Acquiror Disclosure Schedule include each “significant subsidiary,” as such term is defined in Regulation S-X promulgated by the SEC, of Acquiror as of the date hereof.
(b)All of the issued and outstanding share capital or other Equity Securities of each Subsidiary of Acquiror have been validly issued and are fully paid or credited as fully paid and nonassessable (except to the extent such concepts are not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) and are owned by Acquiror, directly or indirectly, free and clear of any Lien (other than transfer restrictions arising under securities laws or under the organizational documents of such Subsidiary) and have not been issued in violation of any preemptive rights, rights of first refusal, subscription rights or similar rights of any Person. There are no outstanding obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of Acquiror.

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Section 5.07SEC Filings and the Sarbanes-Oxley Act.
(a)Acquiror has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Acquiror since January 1, 2023 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Acquiror SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Acquiror SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Acquiror SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 5.07, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(b)The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Acquiror SEC Documents (i) were prepared in a manner consistent with the books and records of Acquiror and its Subsidiary, (ii) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Acquiror and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2023, Acquiror has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Acquiror and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.
(c)Acquiror has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Acquiror, including its consolidated Subsidiaries, required to be disclosed in Acquiror’s periodic and current reports under the Exchange Act, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The principal executive officer and principal financial officer of Acquiror have evaluated the effectiveness of Acquiror’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Acquiror SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

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(d)Acquiror and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP. Acquiror has disclosed, based on its most recent evaluation of Acquiror’s internal control over financial reporting prior to the date hereof, to Acquiror’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Acquiror’s internal control over financial reporting which are reasonably likely to adversely affect Acquiror’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Acquiror’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to Acquiror’s auditors and audit committee is set forth as Section 5.07(d) of Acquiror Disclosure Schedule. Acquiror’s internal control over financial reporting is effective at the reasonable assurance level and Acquiror has not identified any material weaknesses in the design or operation of Acquiror’s internal control over financial reporting.
(e)Since January 1, 2023 through the date of this Agreement, (i) neither Acquiror nor any of its Subsidiaries nor, to the knowledge of Acquiror, any director, officer, employee, auditor, accountant or representative of the Acquiror or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Acquiror or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Acquiror or any of its Subsidiaries, whether or not employed by Acquiror or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Acquiror or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Acquiror Board or any committee thereof or to any director or officer of Acquiror or any of its Subsidiaries.
(f)As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Acquiror SEC Documents. To the knowledge of Acquiror, as of the date of this Agreement, none of the Acquiror SEC Documents is subject to ongoing review or outstanding SEC comment or investigation. As of the date of this Agreement, Acquiror has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Acquiror Common Stock on Nasdaq that has not previously been disclosed in the Acquiror SEC Documents.
(g)Neither Acquiror nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Acquiror and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special-purpose or limited-purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Acquiror or any of its Subsidiaries in Acquiror’s or such Subsidiary’s published financial statements or other Acquiror SEC Documents.

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(h)Acquiror is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of Nasdaq, in each case, that are applicable to Acquiror.
(i)No Subsidiary of Acquiror is required to file any form, report, schedule, statement or other document with the SEC.
(j)Acquiror is, and since its first date of listing on Nasdaq has been, in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.
(k) Acquiror’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the knowledge of Acquiror, “independent” with respect to Acquiror within the meaning of Regulation S-X under the Exchange Act and (iii) to the knowledge of Acquiror, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.
Section 5.08Financial Statements and Financial Matters.
(a)The audited consolidated financial statements and unaudited consolidated interim financial statements of Acquiror included or incorporated by reference in Acquiror SEC Documents (or, if any such Acquiror SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Acquiror SEC Document) present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods presented (except as may be indicated in the notes thereto), the consolidated financial position of the Acquiror Group as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in each case, to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared in all material respects from the books and records of the Acquiror Group.
(b)From the Reference Date to the date of this Agreement, Acquiror has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority. Since the Reference Date to the date of this Agreement, neither Acquiror nor any Subsidiary of Acquiror has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror or any Subsidiary of Acquiror or their respective internal accounting controls.
Section 5.09Absence of Certain Changes.
(a)Since the date of the most recent financial statement of Acquiror included or incorporated by reference in Acquiror SEC Documents (the “Acquiror Balance Sheet Date”), through the date of this Agreement, except for the negotiation of this Agreement and the transactions contemplated hereby, the business of Acquiror and its Subsidiaries has been conducted in all material respects in the ordinary course of business.
(b)Since the Acquiror Balance Sheet Date, through the date of this Agreement, there has not been any event, change, effect, circumstance, fact, development or

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occurrence that has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.
(c)Since the Acquiror Balance Sheet Date through the date of this Agreement, there has not been any action taken by Acquiror or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would require the Company’s consent under clauses (ii), (iii), (vi), (vii), (ix), (xi), (xiii), (xvii) or (xviii) of Section 7.01(b) (or solely with respect to the foregoing clauses, clause (xii) of Section 7.01(b)).
Section 5.10No Undisclosed Material Liabilities. There are no liabilities or obligations of Acquiror or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations specifically disclosed, reflected or reserved against in the unaudited condensed consolidated balance sheet of the Acquiror and its Subsidiaries as at March 31, 2026 included in the Quarterly Report on Form 10-Q filed by the Acquiror with the SEC on May 11, 2026 (without giving effect to any amendment thereto filed on or after the date hereof) (the “Acquiror Balance Sheet”) or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business since the Acquiror Balance Sheet Date, (c) liabilities expressly required or expressly contemplated by this Agreement or (d) other liabilities or obligations that are not material to the Acquiror and its Subsidiaries, taken as a whole.
Section 5.11Information Supplied. The information provided by and relating to the Acquiror Group to be contained in the Scheme Circular and the Proxy Statement will not, on the dates the Scheme Circular and the Proxy Statement (and any amendment or supplement thereto) are first made available or delivered to the Company Shareholders and Acquiror Stockholders in definitive form and on the dates of the Scheme Meeting, the Company GM, and the Acquiror Stockholder Meeting, as applicable, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement or the Scheme Circular (in each case including any amendment or supplement thereto) which were not supplied in writing by or on behalf of Acquiror or any of its Affiliates specifically for inclusion or incorporation by reference therein.
Section 5.12Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Acquiror and each of its Subsidiaries hold all governmental licenses and Consents necessary for the operation of its respective businesses as they are now being conducted (the “Acquiror Permits”). The Acquiror and each of its Subsidiaries are, and since the Reference Date have been, in compliance with the terms of Acquiror Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Acquiror Permits are in full force and effect (subject to the Bankruptcy and Equity Exceptions to the extent applicable thereto) and no default (with or without notice, lapse of time, or both) has occurred under any Acquiror Permit and there are no Proceedings pending, or, to the knowledge of the Acquiror, threatened that seek, and the revocation, cancellation, termination, non-renewal or adverse modification of any Acquiror Permit, except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.13Litigation. There are no Proceedings pending or, to the knowledge of Acquiror, threatened against any member of the Acquiror Group, any present or, to the

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knowledge of Acquiror, former officers, directors or employees of the Acquiror Group in their respective capacities as such, or any of the respective properties or assets of any member of the Acquiror Group, by or before (or, in the case of threatened Proceedings, that would be by or before) any Governmental Authority, (a) that have had or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect or (b) that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Acquiror to perform its obligations under this Agreement or to consummate the Transaction; provided, that to the extent any such representations or warranties in the foregoing clauses (a) and (b) pertain to Proceedings that relate to the execution, delivery, performance or consummation of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof. There is (in the case of clause (ii) below, as of the date of this Agreement) no Order outstanding against any member of the Acquiror Group, any present or, to the knowledge of Acquiror, former officers, directors or employees of the Acquiror Group in their respective capacities as such, or any of the respective properties or assets of any of the Acquiror Group or, to the knowledge of Acquiror, threatened against or affecting any member of the Acquiror Group, any present or, to the knowledge of Acquiror, former officers, directors or employees of any member of the Acquiror Group in their respective capacities as such, or any of the respective properties or assets of any member of the Acquiror Group, that (i) has had, or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect or (ii) would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Acquiror to perform its obligations under this Agreement or to consummate the Transaction.
Section 5.14Compliance with Laws. Each member of the Acquiror Group is, and since the Reference Date has been, in compliance with and are not, and since the Reference Date have not been, in default under or in violation of all Applicable Laws, except for failures to comply that (a) have not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect or (b) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Acquiror to perform their obligations under this Agreement or to consummate the Transaction.
Section 5.15Regulatory Matters.
(a)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, (i) each of Acquiror and its Subsidiaries holds (A) all authorizations and certifications applicable to its activities, products and functions, including, where applicable, those under the FDCA, the PHSA, and the regulations and requirements of the FDA promulgated thereunder, including good laboratory, clinical, and manufacturing practices regulations, as well as ISO certifications and standards for healthcare and related data including ISO31000, ISO14155, ISO13485, ISO9001 and ISO 27001, and (B) authorizations of any applicable Governmental Authority that are concerned with the quality, functionality, identity, strength, purity, safety, efficacy, manufacturing, testing, processing, research, packaging, labelling, storage, transport, marketing, distribution, sale, pricing, import or export of any of the Acquiror Drug Product Candidates (any such Governmental Authority, an “Acquiror Regulatory Agency”), necessary for the lawful activities and operations of the businesses of Acquiror or any of its Subsidiaries as currently conducted or as previously conducted during the period beginning on the Reference Date and ending on the date of this Agreement (collectively all such authorizations in (A) and (B) are referred hereafter as, the “Acquiror Regulatory Permits”); (ii) all such Acquiror Regulatory Permits are in each case valid and in full force and effect (subject to the Bankruptcy and Equity Exceptions to the extent applicable thereto); and (iii) Acquiror and its Subsidiaries are in compliance with the terms of all such Acquiror Regulatory Permits.

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(b)As of the date hereof, neither Acquiror nor any of its Subsidiaries (i) are party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, reduced or special licensing measures, warnings notices, enhanced monitoring or audits, deficiency notices or similar agreements, notices or measures with or imposed by any Acquiror Regulatory Agency or (ii) has knowledge (including as a result of any communication from the FDA) that a material Acquiror Regulatory Permit or application for a material Acquiror Regulatory Permit is invalid or will be or has been suspended, rejected, cancelled, terminated or granted in a scope narrower than applied for.
(c)All pre-clinical and clinical investigations in respect of an Acquiror Drug Product Candidate conducted or sponsored by Acquiror or any of its Subsidiaries are being, and since the Reference Date have been, conducted in compliance with all Applicable Laws administered or issued by the applicable Acquiror Regulatory Agencies, including (i) standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials promulgated by the FDA, and as contained in Title 21 parts 50, 54, 56, 310, 312, 314, 320, and 600 of the Code of Federal Regulations, applicable research protocols, institutional review board or other ethics committee requirements, and federal and state legal requirements, and (ii) any Applicable Laws governing, relating to, or restricting the collection, processing, use and disclosure of individually identifiable information, health information, human biological samples and genetic information, and personal information, except, in each case, for such noncompliance that has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. Neither Acquiror nor any of its Subsidiaries has received any written notices, correspondence, or other communication from the FDA or any other similar Governmental Authority or any ethics committee recommending or requiring the termination, suspension, clinical hold, or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, Acquiror.
(d)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, during the period beginning on the Reference Date and ending on the date of this Agreement, neither Acquiror nor any of its Subsidiaries has received any written notice from the FDA or any foreign agency with jurisdiction over the design, development, testing, marketing, labeling, sale, use handling and control, functionality, safety, efficacy, reliability, distribution, storage, transport, packaging, processing, or manufacturing of Acquiror Drug Product Candidates that would reasonably be expected to lead to the denial, suspension, limitation, revocation, or rescission of any of the Acquiror Regulatory Permits or of any self-certification or application for marketing approval currently pending before the FDA or such other Acquiror Regulatory Agency.
(e)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, Acquiror and its respective directors, officers, employees and, to the knowledge of Acquiror, its other agents (while acting in such capacity) are, and since the Reference Date have been, in compliance with all Applicable Laws relating to controlled substances or the manufacturing, testing, processing, supplying, distributing, transporting, labeling, packaging, dispensing, using, reporting, storing, disposing, importing, exporting, controlling, wholesaling, brokering or trading of controlled substances, including the federal Controlled Substances Act (21 U.S.C. §§ 801 et seq.), and the regulations promulgated pursuant thereto, and any other similar local, state, or foreign laws, including all necessary registration, recordkeeping, reporting, security and storage requirements. Since the Reference Date to the date hereof, Acquiror has not received any correspondence or any other written communication from any Governmental Authority, including the Drug Enforcement Administration and local, state or foreign regulatory and law enforcement authorities, of potential or actual non-compliance by, or liability of, Acquiror under any Applicable Law relating to controlled substances.

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(f)Since the Reference Date, all reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Acquiror Regulatory Agency by Acquiror and its Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices have not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. All such reports, documents, claims, permits and notices were true, accurate and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Since the Reference Date, neither Acquiror nor any of its Subsidiaries, nor, to the knowledge of Acquiror, any officer, employee, agent or contractor of Acquiror or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Acquiror Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Acquiror Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of Acquiror or any of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Acquiror Regulatory Agency to invoke any similar policy, except for any act or statement or failure to make a statement that has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, since the Reference Date, (i) neither Acquiror nor any of its Subsidiaries, nor, to the knowledge of Acquiror, any officer, employee, agent or contractor of Acquiror or any of its Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Applicable Law or authorized by 21 U.S.C. § 335a(b) or any similar Applicable Law applicable in other jurisdictions in which any of the Acquiror Drug Product Candidates are tested, manufactured, marketed, distributed, or sold or where Acquiror has publicly announced an intention to sell an Acquiror Drug Product Candidate; and (ii) neither Acquiror nor any of its Subsidiaries, nor, to the knowledge of Acquiror, any officer, employee, agent or contractor of Acquiror or any of its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could reasonably be expected to be excluded from participating in any federal health care program, health or buying procurement program, pricing or reimbursement scheme under Section 1128 of the Social Security Act of 1935 or any similar program, including any conduct that would constitute non-compliance with the Federal Anti-Kickback Statute, Federal False Claims Act, or their respective state equivalents.
(g)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, as to each Acquiror Drug Product Candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or any similar Applicable Law in any applicable jurisdiction, each such Acquiror Drug Product Candidate is being or has been designed, developed, manufactured, stored, distributed and marketed in compliance with all Applicable Laws, including those relating to investigational use, marketing approval, current good clinical practices and good manufacturing practices, packaging, functionality, labeling and product claims, advertising, record keeping, reporting, and security. There are no Proceedings pending or, to the knowledge of Acquiror, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Acquiror Platform or Acquiror Drug Product Candidate by Acquiror or any of its Subsidiaries of any Applicable Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

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(h)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, (i) during the period beginning on the Reference Date and ending on the date of this Agreement, neither Acquiror nor any of its Subsidiaries have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field corrections, market suspension, withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, functionality, efficacy or regulatory compliance of any Acquiror Drug Product Candidate and (ii) to the knowledge of Acquiror, neither Acquiror nor any of its Subsidiaries has received, any written notice from the FDA or any other Acquiror Regulatory Agency during the period beginning on the Reference Date and ending on the date of this Agreement regarding (A) the recall, market withdrawal or replacement of any Acquiror Drug Product Candidate (other than recalls, withdrawals or replacements that are not material to Acquiror and its Subsidiaries, taken as a whole), (B) a material change in the marketing classification or a material change in the labeling of any such Acquiror Drug Product Candidates, (C) a termination or suspension of the manufacturing, marketing, testing, or distribution of such Acquiror Drug Product Candidates, or (D) a material negative change in reimbursement status of an Acquiror Drug Product Candidate.
Section 5.16Export Control Laws. In the past five years, Acquiror has conducted any export transactions in compliance in all material respects with applicable provisions of applicable Export Control Laws. Without limiting the foregoing: (a) Acquiror has obtained all required export licenses and other approvals and timely filed any other required filings to the extent required pursuant to Export Control Laws; (b) Acquiror is in compliance in all material respects with the terms of all applicable export licenses, filing requirements or other approvals; (c) there are no pending or, to Acquiror’s knowledge, threatened claims or investigations against Acquiror with respect to Export Control Laws; and (d) to Acquiror’s knowledge, there are no actions, conditions, or circumstances pertaining to Acquiror’s export transactions that would reasonably be expected to give rise to any material future claims.
Section 5.17Not a Person of a Country of Concern. Except as otherwise disclosed in writing to the Company, Acquiror is not a “person of a country of concern” within the meaning of the Outbound Investment Security Program.
Section 5.18CFIUS Representations. Acquiror does not engage in:
(i) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”);
(ii)the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or
(iii)the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.
Section 5.19Data Security Program. Acquiror is not a “covered person” as defined in Executive Order 14117 and rules and regulations issued thereunder, including 28 C.F.R. Part 202, as implemented or amended from time to time (the “DSP”).  Since April 8, 2025, Acquiror has not knowingly engaged in or directed any “covered data transaction” as that term is defined in the DSP, except in compliance with the DSP.

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Section 5.20Material Contracts.
(a)The following Contracts, other than Acquiror Employee Plans, to which Acquiror or any of its Subsidiaries is a party or by which any of them or any of their respective assets are bound are each referred to herein as an “Acquiror Material Contract”:
(i)any Contract in effect as of the date hereof that would be required to be filed with the SEC pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
(ii)any Contract (other than Leases), including any development, manufacturing, supply or distribution agreement, that involved or would reasonably be expected to involve in the fiscal year ending December 31, 2026, the payment or delivery of cash or other consideration by or to Acquiror or any of its Subsidiaries in an amount that had a value or having an expected value in excess of $135,000;
(iii)each Contract providing for the acquisition or disposition of assets outside of the ordinary course of business or of securities by or from any Person or any business (or any Contract providing for an option, right of first refusal or offer or similar rights with respect to any of the foregoing) (A) that involved since December 31, 2022, or would reasonably be expected to involve, the payment of consideration in excess of $135,000 in the aggregate with respect to such Contract or series of related Contracts, or (B) that contains (or would contain, in the case of an option, right of first refusal or offer or similar rights) (x) ongoing representations, warranties, covenants, indemnities or other obligations (including “earn-out”, contingent value rights or other contingent payment or value obligations) that would involve or would reasonably be expected to require the receipt or making of payments in excess of $135,000; or (y) any provision pursuant to which any Equity Securities of the Acquiror Group may be issued;
(iv)any Contract between any Governmental Authority, on the one hand, and Acquiror Group, on the other hand, involving payments after the date of this Agreement to or from such Governmental Authority in an amount having an expected value in excess of $135,000 in the fiscal year ending December 31, 2026;
(v)any Contract that (A) limits or purports to limit, in any material respect, the freedom of Acquiror or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area, (B) contains material exclusivity or “most favored nation” obligations or restrictions with respect to Acquiror or any of its Subsidiaries or (C) contains any other provisions that restrict the ability of Acquiror or any of its Subsidiaries to develop, use or maintain the Acquiror Platforms or to sell, market, distribute, promote, manufacture, develop, use, commercialize, or test or research any Acquiror Drug Product Candidate, directly or indirectly through Third Parties, in any material respect;
(vi)any Contract relating to Indebtedness of Acquiror or any of its Subsidiaries (including under any short-term financing facility) (whether incurred, assumed, guaranteed or secured by any asset of Acquiror or any of its Subsidiaries) other than any Contract exclusively between or among Acquiror and any of its wholly owned Subsidiaries;
(vii)any Contract restricting the payment of dividends or the making of distributions in respect of any Equity Securities of Acquiror or any of its Subsidiaries or the repurchase or redemption of, any Equity Securities of Acquiror or any of its Subsidiaries (other than Contracts relating to Indebtedness described in clause (vi) of this Section 5.20(a));
(viii)any material joint venture, profit-sharing, partnership, collaboration or co-promotion agreement;

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(ix)any Contract with any Person (A) pursuant to which Acquiror or its Subsidiaries are required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events (other than any Contract with contract research organizations for internal research entered into in the ordinary course of business) or (B) under which Acquiror or its Subsidiaries grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights with respect to the Acquiror Drug Product Candidate or any material Intellectual Property Rights, in the case of each of clauses (A) and (B), which payments are in an amount having an expected value in excess of $1,000,000 in the fiscal year ending December 31, 2026, or any fiscal year thereafter;
(x)any lease or sublease for personal property for which annual rental payments made by Acquiror or any of its Subsidiaries were, or are expected to be, in excess of $135,000 in the fiscal year ending December 31, 2026, or any fiscal year thereafter;
(xi)all material Contracts pursuant to which Acquiror or any of its Subsidiaries (A) receives or is granted any license (including any sublicense) to, or covenant not to be sued under, any Intellectual Property Rights (other than licenses to commercially available software, including off-the-shelf software, or other commercially available technology, and excluding any materials transfer agreements, clinical trial agreements, services agreements, research agreements, or generally available patent license agreements entered into in the ordinary course of business, or nondisclosure agreements entered into in the ordinary course of business or in connection with discussions, negotiations or transactions related to this Agreement or any other potential strategic transaction), including any Intellectual Property Rights (i) with respect to the Acquiror Platforms or any Acquiror Drug Product Candidate, or (ii) used in the operation of the business of Acquiror or its Subsidiaries as of immediately prior to the Effective Time or (B) grants any license (including any sublicense) to, or covenant not to be sued under, any Acquiror Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business), in the case of each of clauses (A) and (B), that (1) are material to the development of the Acquiror Platforms or the development or manufacture of any Acquiror Drug Product Candidate and involved aggregate payments by or to Acquiror or any of its Subsidiaries in excess of $135,000 in the fiscal year ending December 31, 2025 or will involve aggregate payments by or to the Acquiror or any of its Subsidiaries in excess of $135,000 in any fiscal year thereafter or (2) are material to the development or operation of the Acquiror Platform or the development, manufacture or commercialization or manufacture of any Acquiror Drug Product Candidate;
(xii)any Contract related to any merger, acquisition, consolidation, sale, spin-off or other business combination or divestiture transaction involving Acquiror, its Subsidiaries or any business unit thereof;
(xiii)any Contract providing for the development (including co- or joint development) of any Intellectual Property Rights, independently or jointly, (A) by Acquiror or its Subsidiaries or (B) for Acquiror or its Subsidiaries (other than Employee Proprietary Information Agreements and Consultant Proprietary Information Agreements, copies of which have been made available to Acquiror’s counsel);
(xiv)any Contract involving the settlement or compromise of any Proceedings (whether pending or threatened) (or series of related Proceedings) which will involve payments after the date of this Agreement in excess of $135,000;

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(xv)any settlement agreements entered into by or with respect to Acquiror or any of its Subsidiaries with any Taxing Authority and providing for payments in excess of $135,000; and
(xvi)any Contract that obligates Acquiror or any Subsidiary of Acquiror to make any capital investment or capital expenditure outside the ordinary course of business and in excess of $135,000.
(xvii)each Contract, offer letter, employment agreement, consulting or independent contractor agreement with any employee, independent contractor, consultant or other natural person service provider that (A) is not immediately terminable at will by the Acquiror or its Subsidiaries without notice, severance or other cost or payment, except as required under applicable Law, or (B) provides for retention payments, change of control payments, severance, accelerated vesting, or any similar payment or benefit that may or will become due as a result of the Transaction;
(b)Except as set forth in the SEC Documents publicly available prior to the date of this Agreement, neither Acquiror nor any of its Subsidiaries is a party to or is bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act, excluding, however any Acquiror Employee Plans). All Acquiror Material Contracts are, subject to the Bankruptcy and Equity Exceptions, (i) valid and binding obligations of Acquiror or a Subsidiary of Acquiror (as the case may be) and, to the knowledge of Acquiror, each of the other parties thereto, and (ii) in full force and effect and enforceable in accordance with their respective terms against Acquiror or its Subsidiaries (as the case may be) and, to the knowledge of Acquiror, each of the other parties thereto (in each case except for such Acquiror Material Contracts that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by Acquiror or any of its Subsidiaries of any of the provisions thereof), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. To the knowledge of Acquiror, as of the date of this Agreement, no Person is seeking to terminate or challenge the validity or enforceability of any Acquiror Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. Neither Acquiror nor any of its Subsidiaries, nor, to the knowledge of Acquiror, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither Acquiror nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Acquiror Material Contract, except for those violations and defaults (or potential defaults) that would not have had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. Acquiror has made available to the Company true and complete copies of each Acquiror Material Contract as in effect as of the date hereof.
Section 5.21Taxes.
(a)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect:
(i)all Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or with respect to, Acquiror or any of its Subsidiaries have been filed when due (giving effect to all valid extensions of time within which to file) in accordance with all Applicable Law, and all such Tax Returns (and any amendments thereof) are true and complete in all respects;

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(ii)each of Acquiror and its Subsidiaries has (x) timely paid in full to the appropriate Taxing Authority (or has had timely paid in full on its behalf) all Taxes due and owing by it (whether or not shown on any Tax Return), and (y) where payment is not yet due, established (or had established on its behalf) an adequate accrual, in accordance with GAAP;
(iii)each of Acquiror and its Subsidiaries has (x) duly and timely withheld, deducted and collected all Taxes required to be withheld, deducted and collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties, and such Taxes have been duly and timely paid to the proper Taxing Authority or properly set aside in accounts for future payment when due and (y) otherwise complied with all Applicable Law relating to the payment, withholding, deduction, collection and remittance of Taxes (including information reporting requirements and record retention requirements);
(iv)there is no (x) Proceeding pending or threatened in writing against or with respect to Acquiror or its Subsidiaries in respect of Taxes or Tax Returns of such Person or (y) deficiency or assessment for Taxes that has been proposed, asserted or assessed in writing by any Governmental Authority against Acquiror or any of its Subsidiaries that has not been fully satisfied by payment, settled or withdrawn;
(v)neither Acquiror nor any of its Subsidiaries has extended or waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and no request for any such waiver or extension has been filed (whether by or on behalf of Acquiror or any of its Subsidiaries) or is currently pending;
(vi)there are no Liens for Taxes (other than Permitted Liens that are described in clause (A) of the definition thereof) on any of the property or assets of Acquiror or any of its Subsidiaries;
(vii)no jurisdiction in which Acquiror or any of its Subsidiaries does not file a Tax Return or pay Taxes has asserted a written claim that Acquiror or such Subsidiary is or may be subject to a Tax or required to file Tax Returns in such jurisdiction;
(viii)Acquiror and its Subsidiaries have made available all documentation relating to any applicable Tax holidays, deferrals or incentives and are in compliance with the requirements of any applicable Tax holidays, deferrals or incentives;
(ix)all documents to which Acquiror or any of its Subsidiaries is a party and under which Acquiror or any of its Subsidiaries has any rights or that form part of Acquiror’s or any of its Subsidiaries’ title to any asset have been duly stamped and any applicable stamp or any other transfer, registration or documentary Tax in respect of such documents has been paid;
(x)neither Acquiror nor any of its Subsidiaries has undertaken to represent for stamping after the date hereof any document that has been provisionally stamped; and
(xi)each of Acquiror and its Subsidiaries has at all times materially complied with all Applicable Laws regarding transfer pricing, including the execution and maintenance of all documentation required to substantiate the transfer pricing practices and methodology of Acquiror and its Subsidiaries.

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(b)Within the last two years, neither Acquiror nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to qualify under Section 355 of the Code (or any similar provision of state, local or non-U.S. law).
(c)Neither Acquiror nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, aggregate, unitary or similar group for Tax purposes (other than one of which Acquiror or any of its Subsidiaries was the common parent); (ii) is party to or bound by, or has any material obligation under, any material agreement relating to the apportionment, sharing, assignment, indemnification, reimbursement or allocation of Taxes (other than (x) an agreement solely between or among Acquiror and/or one or more of its Subsidiaries or (y) Tax indemnification provisions in ordinary course commercial agreements that are not primarily related to Taxes); (iii) has entered into a closing agreement with respect to material Taxes pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) or other ruling by or written agreement with a Taxing Authority, and there are no requests for rulings, determinations or closing agreements in respect of any material Taxes that are pending between Acquiror or any of its Subsidiaries and any Taxing Authority; or (iv) has any material liability for the Taxes of any Person (other than Acquiror or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or as a transferee or successor, by Contract (other than ordinary course commercial agreements that are not primarily related to Taxes) or otherwise by operation of law.
(d)Neither Acquiror nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing; (ii) use of an improper method of accounting prior to the Closing; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) entered into prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; (v) an election under Section 965(h) of the Code made prior to the Closing Date; or (vi) other than in the ordinary course of business, prepaid amount received prior to the Closing.
(e)Neither Acquiror nor any of its Subsidiaries has participated or engaged in any “listed transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) or any other similar transaction requiring disclosure under any similar provision of state, local or non-U.S. law.
(f)Neither Acquiror nor any of its Subsidiaries is , and has ever been, a “United States real property holding corporation” within the meaning of Section 897 of the Code.
(g)Neither Acquiror nor its Subsidiaries (i) is or has ever been treated for any Tax purpose as resident in a country other than the country of their respective incorporation, or (ii) has had any branch, agency, fixed place of business or permanent establishment in a country that is outside of the country in which Acquiror or its Subsidiaries, respectively, are incorporated.
(h)Neither Acquiror nor any of its Subsidiaries is a party to any advance pricing agreement or any similar agreement or arrangement with any Taxing Authority.
(i)To the knowledge of Acquiror, there are no binding agreements or arrangements, and no other present plans, on the part of any Scheme Shareholders or the Purchasers to sell, transfer, or otherwise dispose of the stock of Acquiror received in the Transaction and the PIPE in a manner that could cause such Persons, collectively, to not be in

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“control” of Acquiror within the meaning of Section 368(c) of the Code immediately after the Transaction and the PIPE. Acquiror is not an investment company within the meaning of Section 368(a)(2)(F) of the Code and is not, and immediately after the transactions contemplated by this Agreement will not be, an investment company within the meaning of Section 351(e) of the Code. To the knowledge of Acquiror, (i) the Company is not an investment company within the meaning of Section 368(a)(2)(F) of the Code, and (ii) the proceeds of the PIPE and any other cash on hand of Acquiror and its Affiliates (including, after the Closing, the Company and its Subsidiaries) will be used for working capital purposes in the ordinary course of business of the combined company.
Section 5.22Employees and Employee Benefit Plans.
(a)Section 5.22 of the Acquiror Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each material Acquiror Employee Plan other than employment contracts or arrangements and independent contractor or consultant contracts or arrangements that in each case may be terminated by Acquiror or any of its Subsidiaries with no cost to Acquiror or any of its Subsidiaries on no more than three months’ notice. For each listed Acquiror Employee Plan, Acquiror has made available to the Company a copy of such plan (or a description, if such plan is not written, or a form materially consistent therewith, if such plan is an individual agreement) and all material amendments thereto, together with a copy of (if applicable and to the extent available): (i) each trust, insurance or other funding arrangement, (ii) each summary plan description and summary of modifications, (iii) the three most recent annual reports or similar reports (e.g., Internal Revenue Service Forms 5500) required to be filed with, delivered to or received by any Governmental Authority, (iv) the most recent favorable determination or opinion letter from the Internal Revenue Service, HM Revenue and Customs or like Governmental Authority, (v) all non-discrimination tests for each Acquiror Employee Plan for the three most recent plan years, (vi) the most recently prepared actuarial reports and financial statements in connection with each such Acquiror Employee Plan and (vii) all material documents and correspondence relating thereto received from or provided to the Department of Labor, the PBGC, the Internal Revenue Service or any other Governmental Authority.
(b)Acquiror has made available to the Company a copy of the standard written terms of employment or engagement pursuant to which each group of employees, consultants or independent contractors of Acquiror and its Subsidiaries are employed or engaged and a copy of terms of employment or engagement which materially differ from these standard terms, including the current written terms of appointment or employment for each director of Acquiror or any of its Subsidiaries or any employee of the Acquiror or any of its Subsidiaries at the level of Vice-President or above. Neither Acquiror nor any of its Subsidiaries has made any plan or commitment to establish or enter into any new Acquiror Employee Plan or to materially modify or terminate any Acquiror Employee Plan (except to the extent necessary to conform any such Acquiror Employee Plan to the requirements of Applicable Law and either as previously disclosed to the Company in writing or as required by this Agreement).
(c)Neither Acquiror, any Subsidiary of Acquiror, nor any of their ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has, during the last six years, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), and no Acquiror Employee Plan is, (i) subject to Title IV of ERISA, (ii) a multiemployer plan, as defined in Section 3(37) of ERISA, (iii) a multiple employer plan or any other plan described in Section 413 of the Code, (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA) (v) a funded welfare benefit within the meaning of Section 49 of the Code or (vi) subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code. Neither Acquiror nor any of its Subsidiaries have at any time been an “associate” of

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or “connected” with an “employer” (within the meaning of the United Kingdom Pensions Act 2004), of an “occupational pension scheme” which is not a “money purchase scheme” (as such terms are defined in the United Kingdom Pension Schemes Act 1993), and neither Acquiror nor any of its Subsidiaries have at any time prior to the date of this Agreement been such an employer, or participated in or had any liability in relation to a defined benefit pension scheme in any jurisdiction outside of the United States.
(d)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Acquiror Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or, with respect to a pre-approved plan, may rely on a favorable opinion letter to the pre-approved plan sponsor from the Internal Revenue Service and no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the Internal Revenue Service Closing Agreement Program if discovered during an Internal Revenue Service audit or investigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each trust created under any such Acquiror Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.
(e)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Acquiror Employee Plan has been established and maintained in compliance with its terms and all Applicable Law, including ERISA, the Code, any applicable provisions of the United Kingdom Pensions Act 2008 and United Kingdom laws prohibiting discrimination on the grounds of a protected characteristic (as set out in the United Kingdom Equality Act 2010). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Acquiror Employee Plan, and neither Acquiror, any Subsidiary of Acquiror, nor any of their ERISA Affiliates is subject to any penalty or Tax with respect to any Acquiror Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Proceeding (other than routine claims for benefits) is pending against or involves or, to Acquiror’s knowledge, is threatened against or reasonably expected to involve, any Acquiror Employee Plan before any Governmental Authority, including the Internal Revenue Service, HM Revenue and Customs, the Department of Labor, the PBGC, the United Kingdom Pensions Ombudsman or the United Kingdom Pensions Regulator.
(f)The obligations of all Acquiror Employee Plans that provide health, welfare or similar insurance are fully insured by third-party insurers.
(g)Acquiror, its Subsidiaries, and their ERISA Affiliates and each relevant Acquiror Employee Plan is and has been in compliance in all material respects with the Affordable Care Act, the Health Care and Education Reconciliation Act of 2010, and all regulations and guidance issued thereunder. Acquiror has not incurred, nor is it reasonably expected to incur or to be subject to, any Tax or other penalty under the Patient Protection and Affordable Care Act or Section 4980B, 4980D, 4980G or 4980H of the Code.
(h)Except as provided under this Agreement or pursuant to Applicable Law, with respect to each director, officer, employee or independent contractor (including each former director, officer, employee, or independent contractor) of Acquiror or any of its Subsidiaries, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or together with any other event (including a termination of

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employment): (i) entitle any such individual to any payment or benefit, including any bonus, retention, severance or retirement benefit, (ii) result in any forgiveness of indebtedness, (iii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Acquiror Employee Plan, (iv) limit or restrict Acquiror’s right to merge, amend or terminate any Acquiror Employee Plan, (v) result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), or (vi) result in, or entitle any such person to, any change to the terms and conditions on which they are employed or engaged.
(i)Neither Acquiror nor any of its Subsidiaries has any liability for, and no Acquiror Employee Plan provides for any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer, or employee (including any former director, officer, or employee) of Acquiror or any of its Subsidiaries other than coverage mandated by Applicable Law (such as health care continuation coverage as required by Section 4980B of the Code or any similar state law or ERISA). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all benefits, premiums, contributions and expenses due and payable by Acquiror or any of its Subsidiaries in respect of an Acquiror Employee Plan have been timely paid in full in accordance with the terms of such Acquiror Employee Plan and Applicable Law or, to the extent not yet due, properly accrued on the books and records of Acquiror. With respect to any Acquiror Employee Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject Acquiror to a Tax under Section 4971 of the Code or the assets of Acquiror or any of its Subsidiaries to a lien under Section 430(k) of the Code.
(j)Each Acquiror Employee Plan that constitutes in any part of “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and its purpose, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code. Acquiror has no obligation to gross up, indemnify or otherwise reimburse any individual for any taxes, interest or penalties incurred pursuant to Section 4999 or Section 409A of the Code.
(k)No United Kingdom-based employee of the Acquiror, any of its Subsidiaries or any of its ERISA Affiliates has any entitlement (whether actual or contingent) to enhanced pension rights on early retirement and/or redundancy arising as a result of a transfer of their employment to the Acquiror or any of its Subsidiaries or any of its ERISA Affiliates under either the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended) or its predecessor.
(l)Any lump sum, gratuity or other like benefit payable in the event of the death in service of a United Kingdom-based employee or officer of the Acquiror or any of its Subsidiaries is fully insured with an insurance company authorized under the United Kingdom Financial Services and Markets Act 2000 with permission under Part 4A of that Act to effect and carry out contracts of long-term insurance.
(m)With respect to any Acquiror Employee Plan for the benefit of Acquiror employees or dependents thereof who perform services or who are employed outside of the United States (a “Non-U.S. Plan”), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) if required to have been approved by any non-U.S. Governmental Authority (or permitted to have been approved to

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obtain any beneficial Tax or other status), such Non-U.S. Plan has been so approved or timely submitted for approval; no such approval has been revoked (nor, to the knowledge of Acquiror, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval; (ii) if intended to be funded and/or book reserved, such Non-U.S. Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; and (iii) no material liability exists or reasonably could be imposed upon the assets of Acquiror or any of its Subsidiaries by reason of such Non-U.S. Plan.
Section 5.23Labor Matters.
(a)The Acquiror Group has, and since the Reference Date has been, in material compliance with all Applicable Laws relating to labor and employment, including those relating to (i) employment and employment practices, (ii) terms and conditions of employment, and (iii) unfair labor practices (in each case, including, without limitation all Applicable Laws regarding labor management relations, wages, hours, overtime, holiday pay, social security contributions, correct classification of employees, workers and independent contractors (including, where applicable, as exempt and non-exempt), discrimination, immigration, the publication of any required information, harassment (including sexual harassment), victimization, whistleblowing, civil rights, affirmative action, work authorization, safety and health, information privacy and security and workers compensation).
(b)Acquiror has provided to the Company, pseudonymised as required by Applicable Law, a true and complete list as of the date of this Agreement of the total number of current employees of Acquiror and its Subsidiaries, together with (where applicable) the (i) location (city, state, country) in which they are employed, (ii) employing entity, (iii) title or position, (iv) status (part-time, full-time, exempt, non-exempt, etc.), (v) employment commencement date and, if earlier, start date of continuous employment with Acquiror or any of its Subsidiaries, (vi) whether paid on a salaried, hourly or other basis, current base salary or wage rate, (vii) target bonus and commissions payments with respect to the current calendar year and bonus and commission payments made in the preceding calendar year, and if applicable, the current calendar year, (viii) amount of accrued but unused vacation, (ix) visa status, (x) an indication of whether or not the employee is on a leave of absence (including sickness leave), (xi) notice period or, if on a fixed term contract, the remaining period of the fixed term, (xii) material benefits (including medical, dental, car allowance and other employee benefits), and (xiii) employer pension contributions. To the knowledge of Acquiror, no employees are in violation of any material term of any employment, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, non-solicitation agreement or any restrictive covenant obligation: (i) owed to Acquiror or any of its Subsidiaries, or (ii) owed to any third party with respect to such person’s right to be employed or engaged by Acquiror or any of its Subsidiaries.
(c)Acquiror has made available to the Company copies of all employee and contractor trade secret, non-compete, non-disclosure and invention assignment agreements.
(d)There are no unwritten policies or customs that, by extension, could entitle any employees to benefits in addition to those to which they are entitled pursuant to Applicable Laws (including unwritten customs concerning the payment of statutory severance pay when it is not legally required).
(e)Neither Acquiror nor any of its Subsidiaries has since the Reference Date (i) proposed or commenced any collective redundancy, reduction in force, mass layoff or similar process (including any consultation in connection therewith), or failed to comply with its

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obligations in respect of such process under Applicable Law, or (ii) been a party to a relevant transfer (as defined in any law implementing the European Union Acquired Rights Directive 2001/23/EC or any other similar law in any jurisdiction) or provided indemnity protection to any third party in relation to any relevant transfer taking place within that timeframe, in either case having failed to comply in any material respects with any obligations imposed by such law or, to the Acquiror’s knowledge, acquired liability for any other party’s failure to comply.
(f)No member of the Acquiror Group is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or any other similar agreement with, any labor organization, labor or trade union, works council, or other employee representative body, and, from the Reference Date through the date of this Agreement, to the knowledge of Acquiror, there has not been any organizational campaign, card solicitation, petition or other unionization or similar activity seeking recognition of a collective bargaining or similar unit relating to any employee of the Acquiror Group. As of the date of this Agreement, there is no current unfair labor practice, material labor dispute, pending or, to Acquiror’s knowledge, threatened against any member of the Acquiror Group.
(g)No member of the Acquiror Group has entered into any agreement with any works council, trade or labor union, staff association, labor organization, or other representative body that would require any member of Acquiror Group to obtain the consent of, or provide advance notice or information to such works council, trade or labor union, staff association, labor organization, or other employee representative body of the transactions contemplated by this Agreement.
(h)No member of the Acquiror Group is involved in any active, pending or, to Acquiror’s knowledge, threatened material Proceedings in respect of any of its or their current or former employees, consultants, independent contractors, directors or officers.
(i)No member of the Acquiror Group has or reasonably expects any Liabilities with respect to any allegations of sexual harassment or other discrimination, retaliation or policy violation and are not aware of any allegations relating to officers, directors, or employees of the Acquiror Group that, if known to the public, would bring any member of the Acquiror Group into material disrepute.
Section 5.24Intellectual Property.
(a)Section 5.24(a) of the Acquiror Disclosure Schedule is a complete and accurate list, as of the date of this Agreement, of all Patents, registered Marks, registered Copyrights and registered Internet Properties, and applications for any of the foregoing, that are owned by or purported to be owned by, or that are filed or registered in the name of, the Acquiror or any of its Subsidiaries (in each case alone or together with any other party) (the “Acquiror Registered IP”), indicating for each item the registration or application number and the applicable jurisdiction.
(b)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, (i) each item of Acquiror Owned IP is legally, beneficially and solely owned by Acquiror or one of its Subsidiaries, free and clear of all Liens (other than Permitted Liens), (ii) none of the Acquiror Registered IP has lapsed, expired, or been abandoned (including as a result of failure to pay the necessary renewal or maintenance fees) prior to the end of the applicable term of such Acquiror Registered IP, except where Acquiror has made a reasonable business decision to not maintain such Acquiror Registered IP, (iii) none of Acquiror Registered IP that has issued has subsequently been adjudged invalid or unenforceable, (iv) to the knowledge of Acquiror, all Acquiror Registered IP

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is subsisting, valid and enforceable, and (v) to the knowledge of Acquiror, there is no opposition, interference, derivation, cancellation Proceeding pending or threatened against Acquiror or its Subsidiaries challenging or contesting the ownership, validity, scope or enforceability of any Acquiror Registered IP (other than ordinary course Proceedings related to the application for, or renewal of, any item of Acquiror Registered IP).
(c)Acquiror or its Subsidiaries owns, or otherwise has the right to use, all Intellectual Property Rights used in the conduct of the business of Acquiror and its Subsidiaries as currently conducted by Acquiror and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, the Acquiror Intellectual Property constitutes, to the knowledge of Acquiror, all of the material Intellectual Property Rights necessary (i) for the conduct of the business of Acquiror as currently conducted and (ii) to use, develop and maintain the Acquiror Platforms as currently used, developed and maintained, or to develop, manufacture, sell or exploit the Acquiror Drug Product Candidates as currently being developed or manufactured by Acquiror and its Subsidiaries as of the date of this Agreement. Neither Acquiror nor its Subsidiaries has sold, assigned, licensed exclusively or agreed to do any of the foregoing in respect of any material Acquiror Intellectual Property. No agreement under which the Acquiror or any of its Subsidiaries is granted rights to any material Acquiror Intellectual Property is subject to any written notice of termination or breach (or, to the knowledge of the Acquiror, any threat of termination or breach), and to the knowledge of the Acquiror, all such agreements are valid and subsisting and, to the knowledge of the Acquiror, no party to them is in any material breach of the same.
(d)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, (i) to the knowledge of Acquiror, none of the Acquiror Owned IP is subject to any Order or Proceeding pending or threatened, naming Acquiror or any of its Subsidiaries contesting the proprietorship, validity, enforceability, or use thereof, or rights thereto by or of Acquiror or any of its Subsidiaries, (ii) to the knowledge of Acquiror, neither the Acquiror Platforms, Acquiror Drug Product Candidates, Acquiror Owned IP, nor the operation of the business of Acquiror or any of its Subsidiaries, as currently conducted, including the use, development, maintenance or exploitation of the Acquiror Platforms or the development, manufacture or exploitation of the Acquiror Drug Product Candidates for the indications as currently being developed or manufactured, infringes, misappropriates, misuses or otherwise violates and has not infringed, misused or otherwise violated any Intellectual Property Rights of any Third Party, (iii) to the knowledge of Acquiror, no Third Party has infringed, misappropriated, misused or otherwise violated any Acquiror Owned IP or any Intellectual Property Rights exclusively licensed to Acquiror or its Subsidiaries, and (iv) neither Acquiror nor any Subsidiary of Acquiror has instituted or threatened in writing to institute any Order or Proceeding against any Third Party alleging that such Third Party is infringing, misappropriating, misusing, or otherwise violating any Acquiror Intellectual Property.
(e)At no time during the conception of or reduction to practice of any of the Acquiror Owned IP was any officer or employee of Acquiror who contributed to such Acquiror Owned IP (or, to the knowledge of Acquiror, any founder, developer, inventor or other contributor to such Acquiror Owned IP) operating under any grants from any private source, performing research sponsored by any private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any Third Party that could, as a result of that funding, sponsorship, agreement or other obligation, result in that Third Party holding an ownership, financial or license interest in such Acquiror Owned IP or otherwise encumber Acquiror’s rights in such Acquiror Owned IP.
(f)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, Acquiror and its

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Subsidiaries have taken commercially reasonable steps to protect and maintain any material Trade Secrets included in Acquiror Owned IP, and to the knowledge of Acquiror, there have been no material unauthorized uses or disclosures of any such material Trade Secrets.
(g)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, to the knowledge of Acquiror, (A) Acquiror and its Subsidiaries have complied with any and all obligations to the extent applicable pursuant to the Bayh-Dole Act, 35 U.S.C. §200–212, with respect to any Patents that are part of Acquiror Registered IP and are covered, or practiced by, the Acquiror Platforms or an Acquiror Drug Product Candidate (including its manufacture), and (B) no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other institution has been used to create or develop any Patents that are part of Acquiror Registered IP and are covered or practiced by Acquiror Platforms or an Acquiror Drug Product Candidate (including its manufacture), except for any such funding or use of facilities or personnel that has not resulted in such Governmental Authority or any university, college, research institute or other institution holding any ownership interest in such Patents that are part of Acquiror Registered IP and are covered or practiced by the Acquiror Platforms or an Acquiror Drug Product Candidate (including its manufacture).
(h)Except as has not and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, the consummation of the Transaction would not result in (i) Acquiror or any of its Subsidiaries terminating or having terminated any Contract under which Acquiror or any of its Subsidiaries is granted rights to any material Acquiror Intellectual Property; or (ii) Acquiror or any of its Subsidiaries selling or assigning to any Third Party any material Acquiror Intellectual Property.
(i)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, Acquiror and its Subsidiaries have obtained from all current or former employees, officers, consultants, contractors and others who have created or developed material Intellectual Property Rights for or on behalf of Acquiror or any of its Subsidiaries, valid assignments (or, in the case of consultants and contractors, assignments or licenses) of such parties’ rights in such Intellectual Property Rights to Acquiror or one of its Subsidiaries, to the extent permitted by Applicable Law, or Acquiror and its Subsidiaries otherwise exclusively own such Intellectual Property Rights by operation of law.
(j)To the knowledge of Acquiror, no current or former employee, consultant, advisor or independent contractor of Acquiror or its Subsidiaries: (i) is in material violation of any term or covenant of any Contract relating to invention disclosure, Intellectual Property Rights assignment, confidentiality, non-disclosure or non-compete relating to Acquiror and its Subsidiaries’ businesses or the Acquiror Intellectual Property (except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect), (ii) has developed any Technology for Acquiror or its Subsidiaries that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any Third Party any rights (including Intellectual Property Rights) in or to such Technology, or (iii) has alleged that they have any right or entitlement to compensation, payment or other consideration, in addition to their salary or consultancy fees, in respect of any Intellectual Property Rights developed for Acquiror or its Subsidiaries, including in respect of any Acquiror Owned IP.
(k)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, all collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other

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processing by or on behalf of Acquiror and any of its Subsidiaries of Personal Data are, and have since the Reference Date been, in all material respects in compliance with all applicable Privacy Legal Requirements. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, since the Reference Date, (i) neither Acquiror nor any of its Subsidiaries has received any written notice alleging any material violation by Acquiror or any of its Subsidiaries of any Privacy Legal Requirement, nor, to the knowledge of Acquiror, has Acquiror or any of its Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Authority, (ii) neither Acquiror nor any of its Subsidiaries has received any material written complaint alleging non-compliance with any Privacy Legal Requirement by any Person with respect to the collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing of Personal Data by Acquiror or any of its Subsidiaries, and (iii) to the knowledge of Acquiror, there has been no unauthorized use, access or disclosure of Personal Data nor any material non-compliance or material violation by, or on behalf of, Acquiror and its Subsidiaries of any Privacy Legal Requirement.
(l)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, since the Reference Date, (i) Acquiror and its Subsidiaries have implemented policies and procedures consistent with standard industry practice to protect the security, confidentiality, integrity and availability of information technology systems of Acquiror and its Subsidiaries, (ii) Acquiror and its Subsidiaries have entered into written agreements with all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of Acquiror and its Subsidiaries that obligate such persons to comply with applicable Privacy Legal Requirements in all material respects and to take steps to protect and secure Personal Data, and (iii) to the knowledge of Acquiror, there has been no unauthorized use, access or disclosure or other security incident of or involving Personal Data collected or used in connection with or under the control of Acquiror or any of its Subsidiaries. To Acquiror’s knowledge, since the Reference Date, none of the third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of Acquiror and its Subsidiaries have (A) suffered any security breach that resulted in any unauthorized access to, modification of, use of, disclosure of or loss of or damage to any Personal Data processed, stored or otherwise handled on behalf of Acquiror or (B) materially breached any Contracts with Acquiror or any Subsidiary of Acquiror relating to Personal Data, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.
(m)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, since the Reference Date, (i) to the knowledge of Acquiror, there have been no security breaches of, or unauthorized access to, the information technology systems of Acquiror nor any of its Subsidiaries, and (ii) there have been no disruptions in any such information technology systems that adversely affected the operations of the business of Acquiror or any of its Subsidiaries.
(n)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, neither Acquiror nor its Subsidiaries has disclosed, delivered, licensed or made available to any Person or agreed or obligated itself to disclose, deliver, license or make available to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Acquiror Source Code, other than disclosures to employees and individual independent contractors involved in the development of the Acquiror Platforms under binding written agreements that prohibit use or disclosure except in the performance of services for Acquiror or its Subsidiaries, as applicable. Except as has not had and would not reasonably be expected to have, individually or in the

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aggregate, an Acquiror Material Adverse Effect, the consummation of the transaction contemplated by this Agreement, would not result in Acquiror or its Subsidiaries having to disclose, deliver, license or make available to any Person or any escrow agent (or agree to do so) any Acquiror Source Code.
(o)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect: (i) to the knowledge of Acquiror, the software that has been incorporated into the Acquiror Platforms does not contain any Contaminants; and (ii) each of Acquiror and its Subsidiaries has implemented procedures consistent with standard industry practices to ensure that the Acquiror Platforms are free from Contaminants.
(p)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, to the knowledge of Acquiror, the Acquiror Platforms neither contain any bugs which adversely affect the value or functionality of the Acquiror Platforms nor fail to comply with any applicable warranty or other contractual commitment relating to use, functionality, or performance of such Acquiror Platform.
(q)Each of Acquiror and its Subsidiaries has been since the Reference Date and is in compliance with the terms and conditions of all applicable Open Source Licenses used by Acquiror or its Subsidiaries, as applicable, including attribution and copyright notice requirements, except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, Open Source Materials included in, used in or combined with, any component of the Acquiror Platforms, as the case may be, have not created an obligation on Acquiror or its Subsidiaries to grant, or granted, to any third party any rights or immunities under any Acquiror Source Code (including any obligation that such Acquiror Source Code be (i) disclosed or distributed in Source Code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge).
(r)Each of Acquiror and its Subsidiaries has complied with all license terms applicable to each Third Party dataset used to train, teach or improve any Acquiror AI Component, including (i) the end user license agreement or other terms that govern Acquiror’s or its Subsidiaries’ use of any application programming interface used to collect such data, and (ii) the website terms or other terms that govern Acquiror’s and its Subsidiaries’ collection and use of each such Third Party dataset, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(s)To the knowledge of Acquiror, except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, there has been (i) no unauthorized access to the algorithms or software used in any Acquiror AI Component, or to the data used to train, teach, or improve any Acquiror AI Component; (ii) no unauthorized access to the systems used in the development, improvement or operation of the Acquiror AI Components; and (iii) no use of the Acquiror AI Components by a third party to engage in unlawful activity or any activity that violates Acquiror’s or any of its Subsidiaries’ license terms, terms of service or Contracts.
(t)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, there has been (A) no complaint, claim, proceeding or litigation received by Acquiror or any of its Subsidiaries alleging that Training Data used in the development, training, improvement or testing of any Acquiror AI Component was falsified, biased, untrustworthy or manipulated in an unethical or unscientific

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way; and no report, finding or impact assessment of any internal or external auditor, technology review committee, independent technology consultant, whistle-blower, transparency or privacy advocate, labor union, journalist or academic that makes any such allegation and (B) no request from regulators or legislators received by Acquiror or any of its Subsidiaries concerning any Acquiror AI Component or related AI Technology.
Section 5.25Properties. Neither Acquiror nor any Subsidiary of Acquiror owns any real property. As of the date hereof, neither Acquiror nor any Subsidiary of Acquiror has subleased, licensed or otherwise granted any Person the right to use or occupy any real property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) Acquiror or its relevant Subsidiary has a good and valid leasehold or license interest in the real property which Acquiror or any such Subsidiary of Acquiror leases, subleases, licenses, uses or occupies, free and clear of all Liens, except for Permitted Liens, and (b) each Contract pursuant to which Acquiror or any of its Subsidiaries leases, subleases, licenses, uses or occupies any Real Property (any such Contract, a “Acquiror Lease”) is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of Acquiror or a Subsidiary of Acquiror (as the case may be) and, to the knowledge of Acquiror, each of the other parties thereto, and in full force and effect and enforceable in accordance with its terms against Acquiror or its Subsidiaries (as the case may be) and, to the knowledge of Acquiror, each of the other parties thereto (except for such Acquiror Leases that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by Acquiror or any of its Subsidiaries of any of the provisions thereof). To the knowledge of Acquiror, as of the date of this Agreement, no Person is seeking to terminate or challenge the validity or enforceability of any Acquiror Lease, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither Acquiror nor any of its Subsidiaries, nor, to the knowledge of Acquiror, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither Acquiror nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Acquiror Leases, except for those violations and defaults (or potential defaults) that would not have had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Acquiror has made available to the Company true and complete copies of each Acquiror Lease (and all material documents supplemental to it) in effect as of the date hereof. The properties leased under the Acquiror Leases are all the real properties required to carry on the businesses of Acquiror and its Subsidiaries as currently operated.
Section 5.26Environmental Matters.
(a)Acquiror and its Subsidiaries are, and since the Reference Date have been, in material compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits;
(b)None of Acquiror or any of its Subsidiaries has Released any Hazardous Substance at any real properties owned or subject to any Acquiror Lease or otherwise operated by Acquiror or any of its Subsidiaries; and
(c)Since the Reference Date, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending or, to the knowledge of Acquiror, threatened by any Governmental Authority or other Person alleging that Acquiror or any of its Subsidiaries has any liability that relates to, or arises under, any Environmental Law or Environmental Permit.

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Section 5.27FCPA; Anti-Corruption; Sanctions.
(a)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of Acquiror, any of its Subsidiaries or any of their respective directors, officers, employees, or, to the knowledge of Acquiror, any agent or representative of Acquiror or any of its Subsidiaries, in each case acting on behalf of Acquiror or any of its Subsidiaries, has, in the last five years, in connection with the business of Acquiror or any of its Subsidiaries, (i) taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable), (ii) offered, authorized, provided or given (or made attempts at doing any of the foregoing) any payment or thing of value to any Person, including a “foreign official” (as defined by the FCPA), for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another Person in the course of their business dealings with Acquiror or any Subsidiary of Acquiror, in order to unlawfully induce such Person to act against the interest of his or her employer or principal, in each case in violation of applicable Bribery Legislation.
(b)None of Acquiror, any of its Subsidiaries or any of their respective directors or officers, or, to the knowledge of Acquiror, any employee of Acquiror or any of its Subsidiaries, is, or in the last five years has been, subject to any actual or, to the knowledge of Acquiror, threatened civil, criminal, or administrative Proceedings, notices of violation, demand letters, settlements, or enforcement actions by any Governmental Authority, or made any voluntary disclosures to any Governmental Authority, involving Acquiror or any of its Subsidiaries relating to violation of any applicable Bribery Legislation, including the FCPA.
(c)Acquiror and each of its Subsidiaries has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Acquiror and each of its Subsidiaries in all material respects as required by the FCPA.
(d)Acquiror and each of its Subsidiaries has instituted policies and procedures reasonably designed to achieve compliance with applicable Sanctions Laws (to the extent applicable to Acquiror’s businesses), the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force.
(e)None of Acquiror, any of its Subsidiaries or any of their respective directors, officers, employees, or, to the knowledge of Acquiror, any of their respective agents or representatives is or since the Relevant Date has been, a Sanctioned Person. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of Acquiror, any of its Subsidiaries or any of their respective directors, officers, employees, or, to the knowledge of Acquiror, any of their respective agents or representatives (i) has, since the Relevant Date, engaged in, has any commitment to engage in, direct or indirect dealings with any Person who was at that time a Sanctioned Person or in any Sanctioned Country on behalf of Acquiror or any of its Subsidiaries in violation of applicable Sanctions Laws or (ii) has, since the Relevant Date, violated, or engaged in any conduct constituting a violation of any applicable Sanctions Law, nor to the knowledge of Acquiror, been the subject of an investigation or allegation by a Governmental Authority of such a violation.
Section 5.28Insurance. Each of Acquiror and its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of Acquiror or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and

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locations in which Acquiror operates. Section 5.28 of the Acquiror Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of Acquiror or any of its Subsidiaries, or pursuant to which Acquiror or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither Acquiror nor any of its Subsidiaries is in breach or default, and has taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of Acquiror, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy, nor, to the knowledge of Acquiror, will any such cancellation or termination result from the consummation of the transactions contemplated by this Agreement.
Section 5.29Transactions with Affiliates. Since the Reference Date through the date of this Agreement, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in Acquiror SEC Documents filed prior to the date hereof.
Section 5.30Opinion of Financial Advisor. The Acquiror Board has received an opinion of Stifel, Nicolaus & Company Incorporated, financial advisor to Acquiror, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken set forth therein, the Share Deliverables to be paid by Acquiror provided for pursuant to this Agreement is fair, from a financial point of view, to Acquiror.
Section 5.31No Other Representations and Warranties. Except for the representations and warranties made by Acquiror in this Article V (as qualified by the applicable items disclosed in the Acquiror Disclosure Schedule in accordance with the introduction to this Article V) and in the certificate to be delivered by Acquiror pursuant to Section 9.03(e), neither Acquiror nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Acquiror or any other members of the Acquiror Group, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Acquiror or any other member of the Acquiror Group or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. Acquiror and each other member of the Acquiror Group disclaims any other representations or warranties, whether made by any member of the Acquiror Group or any of their respective Affiliates or Representatives. Acquiror acknowledges and agrees that, except for the representations and warranties made by the Company in Article IV (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with the introduction to Article IV) and in the certificate to be delivered by the Company pursuant to Section 9.02(e), neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions

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underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Acquiror or made available to Acquiror in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. Acquiror specifically disclaims that it is relying on or has relied on any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.
Article VI

COVENANTS OF THE COMPANY
Section 6.01Conduct of the Company.
(a)From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except (w) as required by Applicable Law, (x) as set forth in Section 6.01(a) of the Company Disclosure Schedule, (y) as otherwise required or expressly contemplated by this Agreement, or (z) with the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business in all material respects and to preserve intact its business organization, keep available the services of its and their present officers and key employees and maintain its existing relations and goodwill with material customers, members, suppliers, licensors, licensees and other Third Parties with whom it has material business relations; provided that (i) no action by the Company or any of its Subsidiaries to the extent expressly permitted by an exception to any of Section 6.01(b)(i) through Section 6.01(b)(xv) shall be deemed to be a breach of this Section 6.01(a) and (ii) any failure to take any action prohibited by Section 6.01(b)(i) through Section 6.01(b)(xv) shall not be deemed a breach of this Section 6.01(a).
(b)From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 6.01(b) of the Company Disclosure Schedule or (z) as otherwise required or expressly contemplated by this Agreement, without Acquiror’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:
(i)adopt or propose any change to the Company Organizational Document;
(ii)acquire (including by merger, consolidation, takeover offer, scheme of arrangement or acquisition of securities or assets or by any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any securities of or other equity interest in or assets comprising a business or division of any Person, or otherwise engage in any consolidations or business combinations, except in the ordinary course of business or for transactions solely between the Company and a wholly owned Subsidiary of the Company or solely between wholly owned Subsidiaries of the Company;
(iii)authorize, declare, set aside, make or pay any dividends or distribution with respect to its shares or other Equity Securities (whether in cash, assets, shares or

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other securities of the Company or any of its Subsidiaries) (other than dividends or distributions made by any wholly owned Subsidiary of the Company to the Company or to any wholly owned Subsidiary of the Company) or enter into any agreement or arrangement with respect to voting;
(iv)split, combine, consolidate, subdivide, reduce, reclassify or redesignate any of its share capital or other Equity Securities in any manner that would have an adverse impact on the value of the Exchange Shares, or redeem, purchase, cancel or otherwise acquire or offer to acquire any of its share capital or other Equity Securities, or issue or authorize the issuance of any of its share capital or other Equity Securities or any other securities in respect of, in lieu of or in substitution for, shares of its share capital or other Equity Securities in the Company or any Subsidiary of the Company, except for (x) the acceptance of Company Ordinary Shares as payment of the exercise price of Company Share Options or for withholding Taxes in respect of Company Share Options, (y) any such transaction involving the Company and its wholly owned Subsidiary or only wholly owned Subsidiaries of the Company;
(v)issue, deliver, grant, sell, pledge, dispose of, charge, mortgage or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition, charging, mortgaging or encumbrance of, any shares, voting securities or other Equity Securities in the Company or any Subsidiary of the Company or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or Equity Securities, other than (A) issuances of Company Ordinary Shares upon the valid exercise of Company Share Options in accordance with their terms , (B) grants of Company Share Options or restricted stock unit awards to employees and service providers in the ordinary course of business consistent with past practice, provided that any such grants are included in the calculation of the Company Outstanding Shares, (C) sales of Company Ordinary Shares pursuant to the exercise of Company Share Options if necessary to effectuate an optionee direction upon exercise or pursuant to the settlement of Company Share Options in order to satisfy Tax withholding obligations, (D) any actions necessary to implement the transactions contemplated under Section 2.07(d), (E) any actions necessary to implement any further equity commitments included in the Concurrent Investment which may be executed in connection with the Transaction; and (F) transactions solely between the Company and a wholly owned Subsidiary of the Company or solely between wholly owned Subsidiaries of the Company, provided that no such transaction is a consequence of any action or omission by the Company or any of its Subsidiaries that would (in the absence of this clause (F)) be restricted by any provision of this Section 6.01;
(vi)except as required by any Company Employee Plan as in existence as of the date hereof or established after the date hereof not in contravention of this clause (vi), (A) establish, adopt, enter into, amend in any material respect or terminate any collective bargaining agreement (or any similar agreement, arrangement or commitment) with or to any labor organization, labor or trade union, works council, staff association or other employee representative body or recognize any labor organization, labor or trade union, works council, staff association or other employee representative body, (B) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Employee Plan, (C) provide any funding for any rabbi trust or similar arrangement, (D) other than any Contract to renew or otherwise continue an existing relationship with a professional employer organization as of the date hereof, enter into a Contract or relationship with a professional employer organization, or (E) form or otherwise establish any employing entity in any country that does not currently have an employing entity, unless necessary to continue and maintain the Company’s day-to-day business operations;
(vii)liquidate (completely or partially), wind up, dissolve, place into administration or receivership or adopt any plan or resolution, or take any other action providing

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for any of the foregoing other than the winding up and dissolution of dormant Subsidiaries of the Company;
(viii)sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its material properties, rights or assets (including shares in the capital of the Company or its Subsidiaries), except (A) in the ordinary course of business, (B) dispositions of obsolete or worthless equipment, supplies, inventory, merchandise, products or other assets in the ordinary course of business consistent with past practice, (C) licenses required under any Company Material Contract in accordance with the terms of that Company Material Contract in effect as of the date of this Agreement and non-exclusive licenses of Company Intellectual Property to service providers, consultants, contractors or vendors entered into for the provision of services to or for the benefit of the Company or any of its Subsidiaries, in the ordinary course of business or (D) pursuant to transactions solely among the Company and its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of the Company;
(ix)enter into or become bound by, or amend, modify, terminate or waive any Contract related to the acquisition or disposition or grant of any license with respect to material Intellectual Property Rights, other than amendments, modifications, terminations or waivers in the ordinary course of business consistent with past practice, or otherwise encumber any material Company Intellectual Property (including by the granting of any covenants, including any covenant not to sue or covenant not to assert), other than licenses required under any Company Material Contract in effect as of the date of this Agreement in accordance with the terms of that Company Material Contract and non-exclusive licenses of Company Intellectual Property (other than patents on a stand-alone basis) to service providers, consultants, contractors or vendors entered into for the provision of services to or for the benefit of the Company or any of its Subsidiaries in the ordinary course of business;
(x)(A) lend money to any Person (except for the advancement of reasonable and customary expenses to employees, directors and consultants in the ordinary course of business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, (D) other than the incurrence or payment of expenses incurred in connection with this Agreement, make any capital expenditure in excess of $1,000,000 or (E) forgive any loans to any Persons, including the Company’s employees, officers, directors or Affiliates;
(xi)make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by IFRS or Applicable Law;
(xii)make, change or revoke any material Tax election, adopt or change any Tax accounting period or method of Tax accounting, amend any Tax Return, settle or compromise any material liability for Taxes or any Tax Proceeding relating to material Taxes, enter into any advance pricing agreement or “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to material Taxes, request any ruling from any Taxing Authority, assume any liability for Taxes of any other Person by Contract (other than ordinary course commercial agreements that are not primarily related to Taxes), change its jurisdiction of Tax residence or request or otherwise agree to an extension or waiver of the statute of limitations with respect to material Taxes;
(xiii)incur, assume, guarantee, endorse or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option

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agreements) or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) the incurrence of any Indebtedness solely among the Company and its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of the Company, (B) currency derivatives in the ordinary course of business consistent with past practice and not for speculative purposes, (C) the incurrence of Indebtedness in the ordinary course of business in an amount at any time outstanding or (D) the incurrence of Indebtedness entered into in connection with the Transactions;
(xiv)adopt or otherwise implement any shareholder rights plan, “poison-pill” or other comparable agreement with respect to any member of the Company Group; or
(xv)agree or authorize, in writing or otherwise, to take any of the foregoing actions.
(c)Until the earlier of the termination of this Agreement and the Closing, anything to the contrary set forth in this Agreement notwithstanding, the Company shall not, and shall cause its Affiliates not to, directly or indirectly (whether by merger, consolidation, takeover offer, scheme of arrangement or otherwise), acquire, purchase, lease or license or otherwise enter into a transaction with (or agree to acquire, purchase, lease or license or otherwise enter into a transaction with) any business, corporation, partnership, association or other business organization or division or part thereof that would reasonably be expected to (i) impose any material delay in the satisfaction of, or increase materially the risk of not satisfying the conditions set forth in Section 9.01(d) (to the extent related to any Antitrust Law or Foreign Investment Law) or the conditions set forth in Section 9.01(h); (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting or enjoining the consummation of the Transaction; or (iii) otherwise prevent or materially delay or impair the consummation of the Transaction. The fact that a merger, acquisition or similar transaction requires approval under the Antitrust Laws or Foreign Investment Law shall not in and of itself restrict such transaction under this Section 6.01(c).
(d)Nothing contained in this Agreement shall give Acquiror, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ businesses or operations, other than after the Closing.
Section 6.02No Solicitation by the Company.
(a)From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except as otherwise set forth in this Section 6.02, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective Representatives not to, directly or indirectly, (i) solicit, initiate, participate in, knowingly facilitate, knowingly assist or knowingly encourage any inquiries regarding, or the making or submission of, any Acquisition Proposal or any inquiry, indication of interest, proposal, offer or request that would reasonably be expected to lead to an Acquisition Proposal, (ii) (A) enter into, continue or participate in any discussions or negotiations in respect of any Acquisition Proposal or any such inquiry, indication of interest, proposal, offer or request or (B) furnish to any Third Party any information in connection with any Acquisition Proposal or any such inquiry, indication of interest, proposal offer or request, (iii) enter into or adopt any letter of intent, heads of terms, memorandum of understanding or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to an Acquisition Proposal, (iv) recommend or approve or publicly propose to recommend, adopt or approve any Acquisition Proposal, (v) withdraw, or qualify, amend or modify in a manner adverse to Acquiror (or publicly propose to withdraw, or qualify, amend or modify in a manner

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adverse to Acquiror), the Company Board Recommendation, or resolve or agree to take any such action, (vi) fail to include the Company Board Recommendation in the Proxy Statement and the Scheme Circular, (vii) take any action to make any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations inapplicable to any Acquisition Proposal, or (viii) resolve or agree to do any of the foregoing (any of the foregoing clauses (iv)-(vi) or clause (viii) (to the extent relating to clauses (iv)-(vi)), a “Company Adverse Recommendation Change”). Notwithstanding anything to the contrary in this Section 6.02, the Company and its Representatives may contact any Person that has made an unsolicited inquiry, indication of interest, proposal, offer or request solely to clarify the terms and conditions thereof and the identity, financial capability and seriousness of the Person making such inquiry, indication of interest, proposal, offer or request, so that the Company Board may determine whether such inquiry, indication of interest, proposal, offer or request constitutes, or would reasonably be expected to lead to, a Superior Proposal.
(b)The foregoing notwithstanding, if at any time prior to the receipt of the Company Shareholder Approvals (the “Company Approval Time”), the Company Board receives a bona fide written Acquisition Proposal made after the date of this Agreement that has not resulted from a material breach of this Section 6.02, the Company Board, directly or indirectly through its Representatives, may, if the Company Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such Acquisition Proposal is or would reasonably be expected to lead to a Superior Proposal, and after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, subject to compliance with Section 6.02(c), (i) engage in negotiations or discussions with such Third Party and its Representatives and financing sources and (ii) furnish to such Third Party and its Representatives and financing sources information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement that does not contain any provision that would prevent the Company from complying with its obligation to provide disclosure to Acquiror pursuant to this Section 6.02 and is on terms no less favorable in the aggregate to Acquiror than the Confidentiality Agreement (such a confidentiality agreement, an “Acceptable Company Confidentiality Agreement”), a copy of which Acceptable Company Confidentiality Agreement shall be provided to Acquiror promptly after its execution; provided, that all such information (to the extent that such information is non-public and has not been previously provided or made available to Acquiror) is provided or made available to Acquiror, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party.
(c)The Company shall notify Acquiror as promptly as practicable (but in no event later than 24 hours) after receipt by the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its or their Representatives of any Acquisition Proposal, any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries in connection with any such Acquisition Proposal, inquiry, indication of interest, proposal or offer, which notice shall be provided in writing and shall identify the Person(s) making, and the material terms and conditions of, any such Acquisition Proposal, inquiry, indication of interest, proposal offer or request. The Company shall thereafter (i) keep Acquiror reasonably informed, on a reasonably current basis, of any material developments (including material oral communications relating to the terms and conditions of any Acquisition Proposal) or changes in the status and details (including any changes to the type and amount of consideration) of any such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request and (ii) as promptly as practicable (but in no event later than 24 hours after receipt) provide to Acquiror unredacted copies of any written proposals, indications of interest, draft agreements and other written materials relating to the financial terms or other material terms and

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conditions of such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request exchanged between the Company or any of its Subsidiaries or Representatives and the Person(s) making such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request or any of its Affiliates or its or their Representatives.
(d)Anything in this Section 6.02 to the contrary notwithstanding, prior to the Company Approval Time, if the Company Board receives a bona fide written Acquisition Proposal made after the date of this Agreement that has not resulted from a material breach of this Section 6.02 and the Company Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal, and after consultation with the Company’s outside legal counsel, that the failure to take such action in response to such Superior Proposal would be inconsistent with its fiduciary duties under Applicable Law, the Company Board may, subject to compliance with this Section 6.02(d), (i) make a Company Adverse Recommendation Change or (ii) terminate this Agreement in accordance with Section 10.01(d)(ii); provided, that (A) the Company shall first notify Acquiror in writing at least four Business Days before taking such action that the Company intends to take such action, which notice shall include an unredacted copy of such proposal and a copy of any financing commitments (in the form provided to the Company) relating thereto (and, to the extent not in writing, the material terms and conditions thereof and the identity of the Person(s) making any such Acquisition Proposal), (B) the Company and its Representatives shall negotiate in good faith with Acquiror and their Representatives during such four Business Day notice period, to the extent Acquiror wishes to negotiate and make itself reasonably available to negotiate, to enable Acquiror to propose revisions to the terms of this Agreement, (C) upon the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement committed to in a binding written proposal by Acquiror, and shall have determined in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such Superior Proposal would nevertheless continue to constitute a Superior Proposal if such revisions proposed by Acquiror were to be given effect, and after consultation with the Company’s outside legal counsel, that the failure to take such action in response to such Superior Proposal would continue to be inconsistent with its fiduciary duties under Applicable Law and (D) in the event of any change, from time to time, to any of the financial terms or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Acquiror an additional notice consistent with that described in clause (A) of this proviso and a new notice period under clause (A) of this proviso shall commence each time during which time the Company shall be required to comply with the requirements of this Section 6.02(d) anew with respect to each such additional notice, including clauses (A) through (D) above of this proviso.
(e)Anything in Section 6.02(a) to the contrary notwithstanding, at any time prior to Company Approval Time, the Company Board may make a Company Adverse Recommendation Change of the type described in clauses (v), (vi) or (viii) (to the extent relating to the foregoing clauses (v) or (vi)) of the definition thereof in response to an Intervening Event if the Company Board determines in good faith that such Intervening Event has occurred and is continuing and that, after consultation with the Company’s outside legal counsel, the failure to make such Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law; provided, that (i) the Company shall first notify Acquiror in writing at least four Business Days before taking such action that the Company intends to take such action, which notice shall include a reasonably detailed description of such Intervening Event (including the facts and circumstances providing the basis for the determination by the Company Board to effect such Company Adverse Recommendation Change), (ii) the Company and its Representatives shall negotiate in good faith with Acquiror and their Representatives during such four Business Day period, to the extent Acquiror wishes to negotiate and make itself reasonably available to negotiate, to enable Acquiror to jointly propose revisions to the terms of

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this Agreement, (iii) the Company and its Representatives shall provide to Acquiror and their Representatives all applicable information with respect to such Intervening Event reasonably requested by Acquiror to permit it to propose revisions to the terms of the Agreement, and (iv) upon the end of such notice period, the Company Board shall have considered in good faith any such revisions to the terms of this Agreement committed to in a binding written proposal by Acquiror, and shall have determined in good faith, after consultation with the Company’s outside legal counsel, that the failure to make such Company Adverse Recommendation Change in response to such Intervening Event would continue to be inconsistent with its fiduciary duties under Applicable Law.
(f)The Company shall, and shall cause its Subsidiaries to, and shall cause its and its Subsidiaries’ Representatives to, cease immediately any and all existing discussions or negotiations, if any, with any Third Party conducted prior to or ongoing as of the date of this Agreement with respect to any actual or potential (including if such discussions or negotiations were for the purpose of soliciting any) Acquisition Proposal or with respect to any indication, proposal, request or inquiry that would reasonably be expected to lead to an Acquisition Proposal and shall promptly instruct any such Third Party (and any of its Representatives) in possession of confidential information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company in connection with such discussions or negotiations to return or destroy all such information promptly after the date hereof in accordance with the relevant confidentiality agreement between the Company and such Third Party. The Company shall enforce, and not waive, terminate or modify without Acquiror’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement, unless the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.
(g)Nothing contained in this Section 6.02 shall prevent the Company Board from making any required disclosure to the Company Shareholders if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law; provided, that in the case of any of (i), any such action or disclosure that would constitute a Company Adverse Recommendation Change may only be made in compliance with the foregoing provisions of this Section 6.02, or (ii) making honest and complete disclosure to the Court at the hearing to sanction the Scheme of Arrangement as required by Applicable Law.
Section 6.03Takeover Statutes. The Company shall (a) take all action within its control necessary, if any, so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws or regulations, or any similar provision of the Company Organizational Document is or becomes applicable to the Transaction or any of the other transactions contemplated hereby, and (b) if any such anti-takeover law, regulation or provision is or becomes applicable to the Transaction or any other transactions contemplated hereby, cooperate and grant such approvals and take such actions within its control as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby. The Company shall not take (or omit to take) any action which would reasonably be expected to result in (i) the Takeover Code applying to the Company, the Transaction or any other transactions contemplated by this Agreement or (ii) the Transaction or any other transactions contemplated by this Agreement becoming subject to the jurisdiction of the Panel. If, at any time, the Company receives a notification or communication from the Panel to the effect that it may assert

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jurisdiction over the Transaction or that the Company may be or become subject to the Takeover Code, the Company shall notify Acquiror as promptly as reasonably practicable.
Section 6.04Access to Information.
(a)All information furnished pursuant to this Agreement shall be subject to the Acceptable Company Confidentiality Agreement.
(b)On reasonable notice, during normal business hours during the period from the date of this Agreement to the earlier of the Effective Time or the valid termination of this Agreement, the Company shall, and shall cause its Subsidiaries to, afford to each member of the Acquiror Group and their Representatives reasonable access to the Company’s and its Subsidiaries’ properties, offices, personnel, Contracts, books, and records all other information concerning its businesses, properties and personnel (other than any of the foregoing to the extent specifically related to the negotiation and execution of this Agreement, or, except as expressly provided in Section 6.02, to any Acquisition Proposal), in each case, as any member of the Acquiror Group or its relevant Representatives (as applicable) reasonably requests in anticipation or furtherance of the consummation of the transactions contemplated hereby (including for integration planning) and in a manner so as to not unreasonably interfere with the normal business operations of the Company or any of its Subsidiaries. During such period described in the immediately preceding sentence, on reasonable notice and subject to Applicable Law and during normal business hours, the Company shall instruct its pertinent Representatives to reasonably cooperate with the Acquiror Group in their review of any such information provided or made available pursuant to the immediately preceding sentence.
(c)Anything to the contrary in Section 6.04(b) notwithstanding, the Company and its Subsidiaries shall not be required to provide such access or disclosure of information if it (i) would, as reasonably determined based on the advice of outside counsel, jeopardize any attorney-client, attorney-work product or other similar privilege with respect to such information, (ii) would contravene any Applicable Law or confidentiality agreement with a third party entered into prior to the date hereof or after the date hereof in the ordinary course of business, (iii) would result in the disclosure of any valuations of the Company in connection with the transactions contemplated by this Agreement or any other strategic alternatives, (iv) would be for the purpose of disclosure of such information in any Proceeding between the Parties; provided, that, in the case of clauses (i), (ii) and (iii), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply (including (x) obtaining any required consent from any Third Party and (y) redacting such information (A) to remove references concerning valuation, (B) as necessary to comply with any Contract in effect on the date of this Agreement or after the date of this Agreement and (C) as necessary to address reasonable attorney-client, work-product or other privilege or confidentiality concerns) and to provide such information as to the applicable matter as can be conveyed.
(d)Anything to the contrary in this Section 6.04 notwithstanding, nothing in this Section 6.04 shall be construed to require the Company, any of its Subsidiaries or any of their Representatives to prepare any financial statements, projections, reports, analyses, appraisals or opinions that are not readily available.
Section 6.05Indemnification. The Company shall indemnify and hold harmless Acquiror, its Subsidiaries and its Representatives from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) incurred, or threatened to be incurred, by Acquiror that result from any actual or alleged (i) untrue statement of a material fact or an omission to state a material fact required to be stated therein made by the Company, its Affiliates or any of their Representatives or (ii) any negligence

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of the Company, its Affiliates or any of their Representatives, in each case, in connection with the marketing of the PIPE to any prospective or actual investors thereto (other than for any such losses, claims, damages, liabilities and expenses arising from the bad faith, willful misconduct or gross negligence of Acquiror, its Affiliates or any of their Representatives).
Section 6.06Financial Statements.
(a)As promptly as practicable after the date of this Agreement and in the case of Section 6.06(a)(x)(i) and Section 6.06(a)(x)(iii) below, in no event later than the filing date of the Proxy Statement pursuant to Section 3.01(a) (“Financial Statements Delivery Date”), the Company shall deliver to Acquiror the following financial statements (such financial statements, the “Required Financial Statements”): (x) (i) audited consolidated balance sheet of the Company as of September 30, 2024 and September 30, 2025, and the related audited consolidated statements of comprehensive loss, cash flows and securityholders equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”); (ii) the unaudited condensed consolidated balance sheet of the Company as of March 31, 2026 and March 31, 2025, and the related unaudited condensed consolidated statements of comprehensive loss, cash flows and securityholders equity for the fiscal quarters ended on such dates, together with all related notes and schedules thereto; and (iii) the unaudited pro forma condensed combined balance sheet as of December 31, 2025 and March 31, 2026 and the unaudited pro forma condensed combined statements of comprehensive loss, cash flows and securityholders equity for the fiscal year ended December 31, 2025, giving effect to the Transactions contemplated by this Agreement as if they had occurred at the dates and the periods set forth therein (the financial statements set forth in this clause (x), collectively, the “Pro Forma Financial Statements”); and (y) all other audited and unaudited financial statements of the Company and any company or business units acquired by the Company, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement or the Form 8-K to be filed with the SEC by Acquiror in connection with the Closing, in each case, prepared in accordance with United States Generally Accepted Accounting Principles applied on a consistent basis throughout the periods involved.
(b)The Company shall use commercially reasonable efforts (i) to assist Acquiror and its Representatives, upon advance written notice, in causing to be prepared in a timely manner any other financial information or statements that is reasonably required to be included in the Proxy Statement and any other filings to be made by Acquiror with the SEC or any other Governmental Authorities in connection with the Transaction and the transactions contemplated hereby and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by Applicable Law
(c)The Company shall take all actions reasonably necessary for an independent auditor to not deliver a report on the Required Financial Statements containing an adverse opinion or a disclaimer of opinion. Prior to the Effective Time, the Company shall not have identified and shall not have received written notice from an independent auditor of any fraud that involves the Company’s management or other employees having a role in the preparation of financial statements or any claim or allegation regarding any of the foregoing.
(d)The Company shall solely bear all fees and expenses in connection with the preparation of the Required Financial Statements.

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Article VII

COVENANTS OF ACQUIROR
Section 7.01Conduct of Acquiror.
(a)From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except (w) as required by Applicable Law, (x) as set forth in Section 7.01(a) of the Acquiror Disclosure Schedule, (y) as otherwise required or expressly contemplated by this Agreement, or (z) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Acquiror shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business in all material respects and to preserve intact its business organization, keep available the services of its and their present officers and key employees and maintain its existing relations and goodwill with material suppliers, licensors, licensees and other Third Parties with whom it has material business relations; provided that (i) no action by Acquiror or any of its Subsidiaries to the extent expressly permitted by an exception to any of Section 7.01(b)(i) through Section 7.01(b)(xix) shall be deemed to be a breach of this Section 7.01(a) and (ii) any failure to take any action prohibited by Section 7.01(b)(i) through Section 7.01(b)(xix) shall not be deemed a breach of this Section 7.01(a).
(b)From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 7.01 of the Acquiror Disclosure Schedule, or (z) as otherwise required or expressly contemplated by this Agreement, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not, and shall cause its Subsidiaries not to:
(i)adopt or propose any change to Acquiror Organizational Document;
(ii)acquire (including by merger, consolidation, takeover offer, scheme of arrangement or acquisition of securities or assets or by any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any securities of or other equity interest in or assets comprising a business or division of any Person, or otherwise engage in any consolidations or business combinations, except for transactions solely between Acquiror and a wholly owned Subsidiary of Acquiror or solely between wholly owned Subsidiaries of Acquiror;
(iii)authorize, declare, set aside, make or pay any dividends or distribution with respect to its shares or other Equity Securities (whether in cash, assets, shares or other securities of Acquiror or any of its Subsidiaries) (other than dividends or distributions made by any wholly owned Subsidiary of Acquiror to Acquiror or to any wholly owned Subsidiary of Acquiror) or enter into any agreement or arrangement with respect to voting;
(iv)split, combine, consolidate, subdivide, reduce, reclassify or redesignate any of its share capital or other Equity Securities in any manner that would have an adverse impact on the value of the Exchange Shares, or redeem, purchase, cancel or otherwise acquire or offer to acquire any of its share capital or other Equity Securities, or issue or authorize the issuance of any of its share capital or other Equity Securities or any other securities in respect of, in lieu of or in substitution for, shares of its share capital or other Equity Securities in Acquiror or any Subsidiary of Acquiror, except for (x) the acceptance of Acquiror Common Stock as payment of the exercise price of Acquiror Options or for withholding Taxes in respect

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of Acquiror Options, (y) any such transaction involving Acquiror and its wholly owned Subsidiary or only wholly owned Subsidiaries of Acquiror;
(v)issue, deliver, grant, sell, pledge, dispose of, charge, mortgage or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition, charging, mortgaging or encumbrance of, any shares, voting securities or other Equity Securities in Acquiror or any Subsidiary of Acquiror or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or Equity Securities, other than (A) issuances of Acquiror Common Stock upon the valid exercise of Acquiror Options in accordance with their terms, (B) sales of Acquiror Common Stock pursuant to the exercise of Acquiror Options if necessary to effectuate an optionee direction upon exercise or pursuant to the settlement of Acquiror Options in order to satisfy Tax withholding obligations and (C) transactions solely between Acquiror and a wholly owned Subsidiary of Acquiror or solely between wholly owned Subsidiaries of Acquiror, provided that no such transaction is a consequence of any action or omission by Acquiror or any of its Subsidiaries that would (in the absence of this clause (C)) be restricted by any provision of this Section 7.01;
(vi)except as required by any Acquiror Employee Plan as in existence as of the date hereof or established after the date hereof not in contravention of this clause (vi), (A) increase the compensation or benefits payable or to become payable to any of its directors, executive officers, employees or other service providers or grant or pay, or commit to grant or pay, any bonuses, incentive compensation, retention awards, severance or termination pay, (B) establish, adopt, enter into, amend in any material respect or terminate any collective bargaining agreement (or any similar agreement, arrangement or commitment) with or to any labor organization, labor or trade union, works council, staff association or other employee representative body or recognize) any labor organization, labor or trade union, works council, staff association or other employee representative body, (C) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Acquiror Employee Plan, (D) provide any funding for any rabbi trust or similar arrangement, (E) other than any Contract to renew or otherwise continue an existing relationship with a professional employer organization as of the date hereof, enter into a Contract or relationship with a professional employer organization (F) form or otherwise establish any employing entity in any country that does not currently have an employing entity, unless necessary to continue and maintain Acquiror’s day-to-day business operations or (G) adopt any plan, agreement, program, policy, trust, fund or other arrangement that would be a material Acquiror Employee Plan if it were in existence as of the date hereof;
(vii)liquidate (completely or partially), wind up, dissolve, place into administration or receivership or adopt any plan or resolution, or take any other action providing for any of the foregoing other than the winding up and dissolution of dormant Subsidiaries of Acquiror;
(viii)sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its material properties, rights or assets (including shares in the capital of Acquiror or its Subsidiaries), except (A) dispositions of obsolete or worthless equipment, supplies, inventory, merchandise, products or other assets in the ordinary course of business consistent with past practice, (B) licenses required under any Acquiror Material Contract in accordance with the terms of that Acquiror Material Contract in effect as of the date of this Agreement and non-exclusive licenses of Acquiror Intellectual Property to service providers, consultants, contractors or vendors entered into for the provision of services to or for the benefit of Acquiror or any of its Subsidiaries, in the ordinary course of business or (C) pursuant to transactions solely among

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Acquiror and its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of Acquiror;
(ix)enter into or become bound by, or amend, modify, terminate or waive any Contract related to the acquisition or disposition or grant of any license with respect to material Intellectual Property Rights, or otherwise encumber any material Acquiror Intellectual Property (including by the granting of any covenants, including any covenant not to sue or covenant not to assert), other than licenses required under any Acquiror Material Contract in effect as of the date of this Agreement in accordance with the terms of that Acquiror Material Contract and non-exclusive licenses of Acquiror Intellectual Property (other than patents on a stand-alone basis) to service providers, consultants, contractors or vendors entered into for the provision of services to or for the benefit of Acquiror or any of its Subsidiaries in the ordinary course of business;
(x)enter into, materially amend or terminate any Acquiror Material Contract or Contract that would be deemed an Acquiror Material Contract if entered into prior to the date hereof;
(xi)(A) lend money to any Person (except for the advancement of reasonable and customary expenses to employees, directors and consultants in the ordinary course of business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, (D) other than the incurrence or payment of expenses incurred in connection with this Agreement, make any expenditure in excess of $10,000 (other than as explicitly provided for in the Net Cash Schedule) or (E) forgive any loans to any Persons, including Acquiror’s employees, officers, directors or Affiliates;
(xii)settle, offer to settle, waive its right to appeal, or take any other action with respect to any Proceeding without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed);
(xiii)make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or Applicable Law;
(xiv)make, change or revoke any material Tax election, adopt or change any Tax accounting period or method of Tax accounting, amend any Tax Return, settle or compromise any material liability for Taxes or any Tax Proceeding relating to material Taxes, enter into any advance pricing agreement or “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to material Taxes, request any ruling from any Taxing Authority, assume any liability for Taxes of any other Person by Contract (other than ordinary course commercial agreements that are not primarily related to Taxes), change its jurisdiction of Tax residence or request or otherwise agree to an extension or waiver of the statute of limitations with respect to material Taxes;
(xv)incur, assume, guarantee, endorse or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) the incurrence of any Indebtedness solely among Acquiror and its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of Acquiror, (B) currency derivatives in the ordinary course of business consistent with past practice and not for speculative purposes, (C) the incurrence of

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Indebtedness in the ordinary course of business in an amount at any time outstanding pursuant to this clause (C) not to exceed $10,000 in the aggregate;
(xvi)adopt or otherwise implement any shareholder rights plan, “poison-pill” or other comparable agreement with respect to any member of the Acquiror Group;
(xvii)form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;
(xviii)bind, enter into, commit to or otherwise become obligated in respect of any CLI Policy (as defined in Schedule C), other than in accordance with the consent procedures described in Schedule C; or
(xix)agree or authorize, in writing or otherwise, to take any of the foregoing actions.
(c)Until the earlier of the termination of this Agreement and the Closing, anything to the contrary set forth in this Agreement notwithstanding, Acquiror shall not, and shall cause its Affiliates not to, directly or indirectly (whether by merger, consolidation, takeover offer, scheme of arrangement or otherwise), acquire, purchase, lease or license or otherwise enter into a transaction with (or agree to acquire, purchase, lease or license or otherwise enter into a transaction with) any business, corporation, partnership, association or other business organization or division or part thereof that would reasonably be expected to (i) impose any material delay in the satisfaction of, or increase materially the risk of not satisfying the conditions set forth in Section 9.01(d) (to the extent related to any Antitrust Law or Foreign Investment Law) or the conditions set forth in Section 9.01(h); (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting or enjoining the consummation of the Transaction; or (iii) otherwise prevent or materially delay or impair the consummation of the Transaction. The fact that a merger, acquisition or similar transaction requires approval under the Antitrust Laws or Foreign Investment Law shall not in and of itself restrict such transaction under this Section 7.01(c).
Section 7.02No Solicitation by Acquiror. For purposes of this Section 7.02, any determination by the Acquiror Board regarding its fiduciary duties shall be made by reference to the fiduciary duties of directors of a Nevada corporation under the NRS and other applicable Nevada law governing the internal affairs of Acquiror.
(a)From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except as otherwise set forth in this Section 7.02, Acquiror shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective Representatives not to, directly or indirectly, (i) solicit, initiate, participate in, knowingly facilitate, knowingly assist or knowingly encourage any inquiries regarding, or the making or submission of, any Acquisition Proposal or any inquiry, indication of interest, proposal, offer or request that would reasonably be expected to lead to an Acquisition Proposal, (ii) (A) enter into, continue or participate in any discussions or negotiations in respect of any Acquisition Proposal or any such inquiry, indication of interest, proposal, offer or request or (B) furnish to any Third Party any information in connection with any Acquisition Proposal or any such inquiry, indication of interest, proposal offer or request, (iii) enter into or adopt any letter of intent, heads of terms, memorandum of understanding or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to an Acquisition Proposal (other than an Acceptable Acquiror Confidentiality Agreement), (iv) recommend or approve or publicly propose to recommend, adopt or approve any Acquisition Proposal, (v) withdraw, or qualify, amend or modify in a manner adverse to the Company (or publicly propose to withdraw, or qualify, amend or modify in a manner adverse to the

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Company), the Acquiror Board Recommendation, or resolve or agree to take any such action, (vi) fail to include the Acquiror Board Recommendation in the Proxy Statement and the Scheme Circular, (vii) except to the extent such law or regulation is inapplicable to Acquiror pursuant to the Acquiror Organizational Documents or the NRS, or to the extent the Acquiror Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under Nevada law, take any action to make any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations inapplicable to any Acquisition Proposal, or (viii) resolve or agree to do any of the foregoing (any of the foregoing clauses (iv)-(vi) or clause (viii) (to the extent relating to clauses (iv)-(vi)), an “Acquiror Adverse Recommendation Change”). Notwithstanding anything to the contrary in this Section 7.02, Acquiror and its Representatives may contact any Person that has made an unsolicited inquiry, indication of interest, proposal, offer or request solely to clarify the terms and conditions thereof and the identity, financial capability and seriousness of the Person making such inquiry, indication of interest, proposal, offer or request, so that the Acquiror Board may determine whether such inquiry, indication of interest, proposal, offer or request constitutes, or would reasonably be expected to lead to, a Superior Proposal.
(b)The foregoing notwithstanding, if at any time prior to the receipt of the Acquiror Stockholder Approval (the “Acquiror Approval Time”), the Acquiror Board receives a bona fide written Acquisition Proposal made after the date of this Agreement that has not resulted from a material breach of this Section 7.02, the Acquiror Board, directly or indirectly through its Representatives, may, if the Acquiror Board determines in good faith, after consultation with Acquiror’s financial advisor and outside legal counsel, that such Acquisition Proposal is or would reasonably be expected to lead to a Superior Proposal and, after consultation with Acquiror’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, subject to compliance with Section 7.02(c), (i) engage in negotiations or discussions with such Third Party and its Representatives and financing sources and (ii) furnish to such Third Party and its Representatives and financing sources information relating to Acquiror or any of its Subsidiaries pursuant to a confidentiality agreement that does not contain any provision that would prevent Acquiror from complying with its obligation to provide disclosure to the Company pursuant to this Section 7.02 and is on terms no less favorable in the aggregate to the Company than the Confidentiality Agreement (such a confidentiality agreement, an “Acceptable Acquiror Confidentiality Agreement”), a copy of which Acceptable Acquiror Confidentiality Agreement shall be provided to the Company promptly after its execution; provided, that all such information (to the extent that such information is non-public and has not been previously provided or made available to the Company) is provided or made available to Company, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party.
(c)Acquiror shall notify the Company as promptly as practicable (but in no event later than 24 hours) after receipt by Acquiror or any of its Subsidiaries or, to the knowledge of Acquiror, any of its or their Representatives of any Acquisition Proposal, any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal or any request for information relating to Acquiror or any of its Subsidiaries in connection with any such Acquisition Proposal, inquiry, indication of interest, proposal or offer, which notice shall be provided in writing and shall identify the Person(s) making, and the material terms and conditions of, any such Acquisition Proposal, inquiry, indication of interest, proposal offer or request. Acquiror shall thereafter (i) keep the Company reasonably informed, on a reasonably current basis, of any material developments (including material oral communications relating to the terms and conditions of any Acquisition Proposal) or changes in the status and details (including any changes to the type and amount of consideration) of any such Acquisition Proposal, inquiry, indication of interest, proposal, offer or

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request and (ii) as promptly as practicable (but in no event later than 24 hours after receipt) provide to the Company unredacted copies of any written proposals, indications of interest, draft agreements and other written materials relating to the financial terms or other material terms and conditions of such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request exchanged between Acquiror or any of its Subsidiaries or Representatives and the Person(s) making such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request or any of its Affiliates or its or their Representatives.
(d)Anything in this Section 7.02 to the contrary notwithstanding, prior to the Acquiror Approval Time, if the Acquiror Board receives a bona fide written Acquisition Proposal made after the date of this Agreement that has not resulted from a material breach of this Section 7.02 and the Acquiror Board determines in good faith, after consultation with Acquiror’s financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with Acquiror’s outside legal counsel, that the failure to take such action in response to such Superior Proposal would be inconsistent with its fiduciary duties under Applicable Law, the Acquiror Board may, subject to compliance with this Section 7.02(d), (i) make an Acquiror Adverse Recommendation Change or (ii) terminate this Agreement in accordance with Section 10.01(c)(iii); provided, that (A) Acquiror shall first notify the Company in writing at least four Business Days before taking such action that Acquiror intends to take such action, which notice shall include an unredacted copy of such proposal and a copy of any financing commitments (in the form provided to Acquiror) relating thereto (and, to the extent not in writing, the material terms and conditions thereof and the identity of the Person(s) making any such Acquisition Proposal), (B) Acquiror and its Representatives shall negotiate in good faith with the Company and its Representatives during such four Business Day notice period, to the extent the Company wishes to negotiate and make itself reasonably available to negotiate, to enable the Company to propose revisions to the terms of this Agreement, (C) upon the end of such notice period, the Acquiror Board shall have considered in good faith any revisions to the terms of this Agreement committed to in a binding written proposal by the Company, and shall have determined in good faith, after consultation with Acquiror’s financial advisor and outside legal counsel, that such Superior Proposal would nevertheless continue to constitute a Superior Proposal if such revisions proposed by the Company were to be given effect and, after consultation with Acquiror’s outside legal counsel, that the failure to take such action in response to such Superior Proposal would continue to be inconsistent with its fiduciary duties under Applicable Law and (D) in the event of any change, from time to time, to any of the financial terms or any other material terms of such Superior Proposal, Acquiror shall, in each case, have delivered to the Company an additional notice consistent with that described in clause (A) of this proviso and a new notice period under clause (A) of this proviso shall commence each time during which time Acquiror shall be required to comply with the requirements of this Section 7.02(d) anew with respect to each such additional notice, including clauses (A) through (D) above of this proviso.
(e)Anything in Section 7.02(a) to the contrary notwithstanding, at any time prior to Acquiror Approval Time, the Acquiror Board may make an Acquiror Adverse Recommendation Change of the type described in clauses (v), (vi) or (viii) (to the extent relating to the foregoing clauses (v) or (vi)) of the definition thereof in response to an Acquiror Intervening Event if the Acquiror Board determines in good faith, after consultation with Acquiror’s outside legal counsel, that the failure to make such Acquiror Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law; provided, that (i) Acquiror shall first notify the Company in writing at least four Business Days before taking such action that Acquiror intends to take such action, which notice shall include a reasonably detailed description of such Acquiror Intervening Event (including the facts and circumstances providing the basis for the determination by the Acquiror Board to effect such Acquiror Adverse Recommendation Change), (ii) Acquiror and its Representatives shall

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negotiate in good faith with the Company and its Representatives during such four Business Day period, to the extent the Company wishes to negotiate and make itself reasonably available to negotiate, to enable the Company to propose revisions to the terms of this Agreement, (iii) Acquiror and its Representatives shall provide to the Company and its Representatives all applicable information with respect to such Acquiror Intervening Event reasonably requested by the Company to permit it to propose revisions to the terms of the Agreement, and (iv) upon the end of such notice period, the Acquiror Board shall have considered in good faith any such revisions to the terms of this Agreement committed to in a binding written proposal by the Company, and shall have determined in good faith, after consultation with Acquiror’s outside legal counsel, that the failure to make such Acquiror Adverse Recommendation Change in response to such Acquiror Intervening Event would continue to be inconsistent with its fiduciary duties under Applicable Law.
(f)Acquiror shall, and shall cause its Subsidiaries to, and shall cause its and its Subsidiaries’ Representatives to, cease immediately any and all existing discussions or negotiations, if any, with any Third Party conducted prior to or ongoing as of the date of this Agreement with respect to any actual or potential (including if such discussions or negotiations were for the purpose of soliciting any) Acquisition Proposal or with respect to any indication, proposal, request or inquiry that would reasonably be expected to lead to an Acquisition Proposal and shall promptly instruct any such Third Party (and any of its Representatives) in possession of confidential information about Acquiror or any of its Subsidiaries that was furnished by or on behalf of Acquiror in connection with such discussions or negotiations to return or destroy all such information promptly after the date hereof in accordance with the relevant confidentiality agreement between Acquiror and such Third Party. Acquiror shall enforce, and not waive, terminate or modify without the Company’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement, unless the Acquiror Board determines in good faith, after consultation with Acquiror’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.
(g)Nothing contained in this Section 7.02 shall prevent the Acquiror Board from (i) taking and disclosing to the Acquiror Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act, (ii) making any required disclosure to the Acquiror Stockholders if the Acquiror Board determines in good faith, after consultation with Acquiror’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law or (iii) making any “stop, look and listen” communication to the Acquiror Stockholders pursuant to Rule 14d-9(f) promulgated under the 1934 Act; provided, that in the case of any of (i), (ii) or (iii), any such action or disclosure that would constitute an Acquiror Adverse Recommendation Change may only be made in compliance with the foregoing provisions of this Section 7.02. For the avoidance of doubt, no action taken or disclosure made pursuant to clauses (ii) or (iii) of this Section 7.02(g) shall, in and of itself, be deemed to constitute an Acquiror Adverse Recommendation Change.
Section 7.03Director and Officer Liability.
(a)Acquiror agrees that, to the fullest extent permitted under Applicable Law, all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, existing as at the date of this Agreement in favor of the current or former directors and officers of the Company or its Subsidiaries as provided in their respective articles of association or other organizational documents or in any agreement or deed of indemnity shall survive the Transaction and shall continue in full force and effect in accordance with their terms. For a period of six years from the Effective Time, to the fullest extent permitted under

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Applicable Law, Acquiror shall cause the Company and its Subsidiaries to maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the articles of association or similar organizational documents of the Company and its Subsidiaries in effect as at the date of this Agreement or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors or officers in effect as at the date of this Agreement, and to the fullest extent permitted under Applicable Law shall not permit the Company or any of its Subsidiaries to amend, repeal or otherwise modify any such provisions or any such indemnification agreements or the exculpation, indemnification or advancement of expenses provisions of the organizational documents of the Company or its Subsidiaries in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the disposition of such Proceeding or resolution of such claim. Following the Closing Acquiror shall cause the Company to comply with the terms of this Section 7.03(a).
(b)Acquiror shall indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current or former director or officer of the Company or any of its Subsidiaries or each person who has served as a manager, director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case to the fullest extent permitted under Applicable Law against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with Applicable Law and the Company Organizational Document, as applicable, to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding, arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred at or before the Effective Time (including acts or omissions in connection with (x) such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company or (y) any of the transactions contemplated by this Agreement).
(c)For a period of six years from the Effective Time, Acquiror shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by the Company and its Subsidiaries with respect to matters existing or arising at or before the Effective Time (provided that Acquiror may substitute these for policies with a carrier with reasonably comparable credit ratings to the existing carrier of at least the same coverage and amounts and containing terms and conditions that it reasonably considers are no less favorable to the insureds); provided, however, that Acquiror shall not be required to pay annual premiums in excess of 200% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages (the “Maximum Amount”) required to be obtained pursuant hereto, but in such case where the quoted premium exceeds the Maximum Amount, it shall purchase as much coverage as reasonably practicable for the Maximum Amount. If the Company or Acquiror elects, then the Company or Acquiror, as applicable, may, prior to the Effective Time, purchase a six-year prepaid “tail policy” providing insurance coverage, benefits and terms no less favorable to the Indemnified Parties than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance with respect to acts or omissions occurring or alleged to have occurred prior to

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the Effective Time; provided that in no event shall the cost of such policy exceed the Maximum Amount (it being understood and agreed that the Company or Acquiror, as applicable, shall, where the quoted premium for the “tail policy” exceeds the Maximum Amount, purchase as much coverage as reasonably practicable for the Maximum Amount) and, if such a “tail policy” is purchased, there shall be no further obligations under this Section 7.03(c).
(d)In the event that after the Effective Time (i) Acquiror, the Company or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Acquiror or any of its respective successors or assigns dissolves the Company, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Company, as applicable, shall assume all of the obligations thereof set forth in this Section 7.03.
(e)The obligations of Acquiror under this Section 7.03 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 7.03 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 7.03 applies shall be third-party beneficiaries of this Section 7.03, and (ii) this Section 7.03 shall survive consummation of the Transaction and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Acquiror and its successors and assigns.
Section 7.04Section 16(a) Matters. Prior to the Effective Time, Acquiror shall take all such steps as may be reasonably necessary or advisable (to the extent permitted under Applicable Law) to cause any acquisitions of Acquiror Common Stock (including derivative securities referencing the same) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the 1934 Act to be exempt under Rule 16b-3 promulgated under the 1934 Act.
Section 7.05Acquiror Personnel
. Following the Closing, Acquiror shall use commercially reasonable efforts to retain as employees or independent contractors of Acquiror, on a transitional or consulting basis, those individuals set forth in Section 7.05 of the Acquiror Disclosure Schedule.
Section 7.06PIPE.
(a)Subject to the terms and conditions of this Agreement, Acquiror shall use reasonable best efforts to consummate the PIPE on the terms and conditions set out in the Securities Purchase Agreement and satisfy the conditions thereto and shall not permit any termination, amendment or modification to be made to, or any waiver of any provision under, or any replacement of, the Securities Purchase Agreement if such termination, amendment, modification, waiver or replacement (i) reduces the aggregate amount of the Concurrent Investment below the Initial Concurrent Investment Amount or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the PIPE, or otherwise expands, amends or modifies any other provision of the Securities Purchase Agreement, in a manner that would reasonably be expected to (x) delay or prevent the Closing or (y) adversely impact the ability of Acquiror to enforce its rights against other parties to the Securities Purchase Agreement. Acquiror shall promptly deliver to Company copies of any such termination, amendment, modification, waiver or replacement. For the avoidance of doubt,

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Acquiror shall not agree to any termination, amendment, modification, waiver or replacement to any Securities Purchase Agreement entered into by and between Acquiror and any Purchaser without the prior written consent of the Company.
(b)Without limiting the foregoing, Acquiror shall use reasonable best efforts to procure that 5AM Ventures (or its designated affiliate) executes and delivers the Securities Purchase Agreement and related documentation dated as of the date hereof providing for the 5AM Commitment to be funded as part of the Concurrent Investment substantially simultaneously with the Closing. The Acquiror shall not permit any termination, amendment or modification of the Securities Purchase Agreement and related documentation that would reduce the 5AM Commitment or impose additional conditions to such commitment that would reasonably be expected to delay or prevent the Closing, in each case without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that nothing in this Section 7.06(b) shall prohibit or otherwise impair 5AM Ventures (or its designated affiliate) from exercising any right of termination or other right expressly granted to it under the Securities Purchase Agreement in accordance with its terms.
(c)Acquiror shall use reasonable best efforts (i) to maintain in effect the Securities Purchase Agreement, (ii) to enforce its rights under the Securities Purchase Agreement and (iii) to comply with its obligations under the Securities Purchase Agreement.
(d)Acquiror shall give the Company prompt notice (i) of any material breach or default by any party to the Securities Purchase Agreement or definitive agreements related to the PIPE of which the Acquiror becomes aware, (ii) of the receipt of any written notice or other written communication from any Purchaser with respect to any (x) actual material breach, default, termination or repudiation by any party to the Securities Purchase Agreement or definitive agreements related to the PIPE of any provisions of the Securities Purchase Agreement or definitive agreements related to the PIPE or (y) material dispute or disagreement relating to the PIPE with respect to the obligation to fund the PIPE at or substantially simultaneously with the Closing, and (iii) if at any time for any reason the Acquiror believes in good faith that it will not be able to obtain all or any portion of the Initial Concurrent Investment Amount on the terms and conditions, in the manner or from the sources contemplated by the Securities Purchase Agreement, definitive agreements related to the PIPE, or other applicable definitive agreements. Acquiror shall promptly provide information reasonably requested by the Company relating to the circumstances referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence.
Section 7.07Litigation. The Acquiror shall keep the Company informed on a reasonably current basis regarding the status of any Proceeding (including by promptly furnishing to the Company and its Representatives such information relating to such Proceeding as may reasonably be requested by it and that would not reasonably be expected to result in the waiver of attorney client or other applicable legal privilege). The Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement and at its own cost and expense), but not control, the defense of any such Proceeding, shall give due consideration to the Company’s or its counsel’s advice with respect to such Proceeding and shall not settle, offer to settle, waive its right to appeal, or take any other action with respect to any such Proceeding without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

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Article VIII

COVENANTS OF THE COMPANY AND ACQUIROR
Section 8.01Notices of Certain Events. The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Authority or from any other Person alleging that the consent of such Person is or may be required in connection with the Transaction, the Scheme of Arrangement or the other transactions contemplated by this Agreement, if the failure of such Party to obtain such consent could be material to the Company or Acquiror (including to Acquiror following the Closing) or impede or delay consummation of the Transaction or (ii) of any investigation or legal Proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries in connection with the Transaction, the Scheme of Arrangement or the other transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8.01 shall not cure any breach of any representation or warranty requiring disclosure of such matter in the Company Disclosure Schedule or Acquiror Disclosure Schedule, as applicable, or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article IX or give rise to any right to terminate under Article X.
Section 8.02Filings, Consents and Approvals.
(a)Subject to the terms and conditions of this Agreement, each of the Company and Acquiror shall (and each shall cause its Subsidiaries to) use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transaction and other transactions contemplated hereby as promptly as reasonably practicable, including (i) (A) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all Filings as are necessary to consummate the Transaction and the other transactions contemplated hereby, (B) using reasonable best efforts to obtain, as promptly as practicable, and thereafter maintain, all Consents from any Governmental Authority or other Third Party that are necessary to consummate the Transaction or other transactions contemplated hereby, and to comply with the terms and conditions of each such Consent (including by supplying as promptly as reasonably practicable any additional information or documentary material that may be requested pursuant to applicable Antitrust Laws or Foreign Investment Laws), and (C) cooperating with the other parties hereto in their efforts to comply with their obligations under this Agreement, including in seeking to obtain as promptly as practicable any Consents necessary to consummate the Transaction or the other transactions contemplated hereby and (ii) using reasonable best efforts to (A) defend any lawsuit or other legal Proceeding, whether judicial or administrative, brought by any Governmental Authority or Third Party challenging this Agreement or seeking to enjoin, restrain, prevent, prohibit or make illegal consummation of the Transaction or any of the other transactions contemplated hereby and (B) contest any Order that enjoins, restrains, prevents, prohibits or makes illegal consummation of the Transaction or any of the other transactions contemplated hereby. This Section 8.02 shall not apply with respect to Filings with or the Consents of the Court to implement the Scheme of Arrangement, which are dealt with in Article III.
(b)Acquiror and the Company shall jointly direct, devise and implement the strategy for (i) obtaining any necessary Consent of, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses), and attend and lead all meetings and communications (including any negotiations) with, any Governmental Authority that has authority to enforce any Antitrust Law or Foreign Investment Law and (ii) control the defense and settlement of any Proceeding brought by or before any

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Governmental Authority that has authority to enforce any Antitrust Law or Foreign Investment Law. In the event of a disagreement regarding any of the foregoing, Acquiror and the Company shall work together in good faith to resolve such disagreement and endeavor to implement such strategy, communication or response in a mutually acceptable manner; provided, however, that to the extent a disagreement is unresolved after good faith discussions between senior representatives of Acquiror and the Company and any other such executive officers and/or Persons as they may respectively deem appropriate, which discussions shall be held within 48 hours of the unresolved disagreement being identified (to the extent practicable and unless otherwise agreed by the parties in writing), the implementation of such strategy, communication, or response will be controlled by Acquiror, after good faith consideration of the views of the Company.
(c)In furtherance and not in limitation of Section 8.02(a), each of the Company and Acquiror shall, and each shall cause its Subsidiaries to, (y) make required Antitrust Law and Foreign Investment Law filings enumerated under Schedule 9.01(f) as promptly as reasonably practicable and in any event the earlier of: (i) if a request is issued to either Acquiror or the Company by the applicable Governmental Authority to submit a notification, as promptly as reasonably practical after such request, or (ii) 15 Business Days after the execution of this Agreement, in each case, unless otherwise agreed by Acquiror and the Company, and (z) as promptly as practicable following the date of this Agreement (unless otherwise agreed), make all other Filings with all Governmental Authorities that are necessary under this Agreement or Applicable Law (including without limitation under any other Antitrust Law or Foreign Investment Law) to consummate and make effective the Transaction and the other transactions contemplated hereby. In the event that the Company or Acquiror receives a request for information or documentary material pursuant to any Antitrust Law or Foreign Investment Law each shall, and shall cause its respective Subsidiaries to, use reasonable best efforts (and shall cooperate with each other) to submit an appropriate response to such request as promptly as reasonably practicable, and to make available their respective Representatives to, on reasonable request, any Governmental Authority in connection with (i) the preparation of any Filing made by or on their behalf to any Governmental Authority in connection with the Transaction or any of the other transactions contemplated hereby or (ii) any Governmental Authority investigation, review or approval process. Neither Party, nor any of its Subsidiaries, shall enter into any agreement with any other Governmental Authority not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). Acquiror shall pay, or cause its Subsidiaries to pay, all filing fees required under any applicable Antitrust Law or any applicable Foreign Investment Law for the consummation of the Transaction. Other than in connection with obtaining the Consents and non-disapprovals described in Section 4.03 of the Company Disclosure Schedule or any other Filings required or requested (in writing) to be made by a Governmental Authority (in any such case, following discussions among such Governmental Authority, Acquiror, the Company and their respective Representatives, Acquiror shall not, and shall ensure its Subsidiaries shall not, make any Filings under any applicable Antitrust Law or any Foreign Investment Law with any Governmental Authority regarding the Transaction without the prior written consent of the Company (unless Acquiror is directed to make a filing under Foreign Investment Laws by the relevant Governmental Authority), such consent not to be unreasonably withheld, conditioned or delayed.
(d)Subject to Applicable Laws relating to the sharing of information and the terms and conditions of the Acceptable Company Confidentiality Agreement and Acceptable Acquiror Confidentiality Agreement, each of the Company and Acquiror shall, and each shall cause its Subsidiaries to, cooperate and consult with each other in connection with the making of all Filings and any communications with any Governmental Authority regarding the Transaction pursuant to this Section 8.02, and shall keep each other apprised on a current basis of the status

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of matters relating to the completion of the Transaction and the other transactions contemplated hereby, including: (i) (A) as far in advance as practicable, notifying the other party of, and providing the other party with an opportunity to consult with respect to, any Filing or communication or inquiry it or any of its Affiliates intends to make with any Governmental Authority (other than any Tax Returns filed with, or communication or inquiry relating thereto with, a Taxing Authority) or any communication or inquiry it or any of its Affiliates intends to make with any Third Party in connection therewith, relating to the matters that are the subject of this Agreement, (B) providing the other party and its counsel, prior to submitting any such Filing or making any such communication or inquiry, a reasonable opportunity to review, and considering in good faith the comments of the other party and such other party’s Representatives in connection with any such Filing, communication or inquiry, and (C) promptly following the submission of such Filing or making of such communication or inquiry, providing the other party with a copy of any such communication or inquiry, if in written form, or, if in oral form, a summary of such communication or inquiry; (ii) as promptly as practicable following receipt, furnishing the other party with a non-confidential copy of any Filing or written communication or inquiry, or, if in oral form, a summary of any such communication or inquiry, it or any of its Affiliates receives from any Governmental Authority (other than any Tax Returns filed with, or communication or inquiry relating thereto with, a Taxing Authority) or any communication or inquiry it receives from any Third Party in connection therewith, relating to matters that are the subject of this Agreement; and (iii) coordinating and reasonably cooperating with the other party in exchanging such information and providing such other assistance as the other party may reasonably request in connection with this Section 8.02. The Company, Acquiror or their respective Representatives shall notify and consult with the other party in advance of any meeting or conference (including by telephone or videoconference) with any Governmental Authority (other than any Tax Returns filed with, or communication or inquiry relating thereto with, a Taxing Authority), or any member of the staff of any such Governmental Authority, in respect of any Filing, Proceeding (including the settlement of any Proceeding) or other inquiry regarding the Transaction or any of the other transactions contemplated hereby and, to the extent not prohibited by such Governmental Authority, enable the other party to participate. Acquiror and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Agreement as “outside counsel only”. Such materials and the information contained therein shall be given only to the outside legal counsel and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Acquiror or the Company, as the case may be) or its legal counsel; provided, however, that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of or future plans for Acquiror or the Company, as applicable, or the Transaction, (ii) as necessary to comply with contractual obligations or Applicable Law and (iii) as necessary to address reasonable privilege concerns.
(e)In furtherance of the foregoing, Acquiror shall, and shall cause its Subsidiaries, to take any and all actions necessary, proper or advisable to obtain clearance or cause the expiration or termination of any waiting periods under any Antitrust Law or Foreign Investment Law applicable to the Transaction or the other transactions contemplated by this Agreement, and the receipt of all Consents under applicable Antitrust Laws or Foreign Investment Law in respect of the Transaction and the other transactions contemplated by this Agreement, and to eliminate each and every impediment under any Antitrust Law or Foreign Investment Law that is asserted by any Governmental Authority and permit and cause the satisfaction of the conditions set forth in Section 9.01(d) (to the extent related to any Antitrust Law or Foreign Investment Law) or Section 9.01(h) as promptly as reasonably practicable and in any event prior to the End Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (i) the sale, license, assignment, transfer, divestiture, holding separate or other disposition of any assets, business or portion of business of

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Acquiror, the Company or any Subsidiary of either Acquiror or the Company or (ii) any conduct of business restrictions, including the imposition of any restriction, requirement or limitation on the operation of the business or portion of the business of Acquiror, the Company or any Subsidiary of either Acquiror or the Company; provided, however, that notwithstanding anything to the contrary in this Agreement, neither Acquiror nor any of its respective Affiliates shall be required to, and the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Acquiror, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order, whether of the type referred to in clause (i) or (ii) above or otherwise (A) relating to Acquiror or any of its Subsidiaries or any of their respective assets or businesses that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Acquiror and its Subsidiaries, taken as a whole, or (B) relating to the Company or any of its Subsidiaries or any of their respective assets or businesses that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole; provided, further, that, if requested by Acquiror, the Company or its Subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order; provided, further, that in no event will Acquiror, the Company or any of their respective Subsidiaries be required to effect any such requirement, condition, limitation, understanding, agreement or order that is not conditioned upon the Closing occurring.
Section 8.03Employee Matters.
(a)From the Closing Date until the 12 month anniversary of the Closing Date, with respect to each individual who is employed by the Company and its Subsidiaries (including, for all purposes of this Section 8.03, persons indirectly employed by the Company or its Subsidiaries through a professional employer organization or employer of record) immediately prior to the Effective Time and who continues to be employed by the Company, Acquiror or any of their respective Subsidiaries immediately following the Effective Time (collectively, the “Continuing Employees”), Acquiror shall, and shall cause its Subsidiaries to provide : (i) an annual base salary or wage rate, as applicable, that is not less than the annual base salary or wage rate provided to such Continuing Employee immediately prior to the Effective Time; (ii) a total annual incentive compensation target opportunity (excluding equity or equity-based compensation components) that is not less, in the aggregate, than the total annual incentive compensation target opportunity provided to such Continuing Employee immediately prior to the Effective Time; (iii) severance benefits that are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time; (iv) leave-related benefits that are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time as set out in Schedule 8.03(a) of the Company Disclosure Schedule; and (v) other employee benefits (including retirement, employee health, AD&D and life insurance benefits and excluding long-term incentive, change in control, transaction and retention bonuses, nonqualified deferred compensation, retiree health and welfare benefits, executive perquisites, defined benefit pension benefits) that are no less favorable in the aggregate to such benefits as provided to such Continuing Employee immediately prior to the Effective Time or as may be required to be provided to such Continuing Employee pursuant to Applicable Law. For the avoidance of doubt, this Section 8.03(a) shall not limit any obligations to any Continuing Employee under (x) any employment agreement entered into with such Continuing Employee and (y) any standard written terms of employment or engagement pursuant to which each group of employees, consultants or independent contractors of the Company and its Subsidiaries are employed or engaged that are applicable to such Continuing Employees.
(b)With respect to any employee benefit plan in which any Continuing Employee first becomes eligible to participate on or after the Effective Time (the “New

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Company Plans”), Acquiror shall (i) use commercially reasonable efforts to cause the waiver of all pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employee under any New Company Plan that is a health or welfare plan in which such Continuing Employee may be eligible to participate after the Effective Time to the extent satisfied or waived under a comparable Company Employee Plan; (ii) cause the recognition of service of Continuing Employees (to the extent credited by the Company or its Subsidiaries in any comparable Company Employee Plan) accrued prior to the Effective Time for all purposes under (but not for the purposes of benefit accrual under any defined benefit pension plan) any New Company Plan in which such Continuing Employees may be eligible to participate after the Effective Time, provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service; and (iii) if applicable, cause to be credited, in any New Company Plan that is a health or welfare plan in which Continuing Employees participate, any deductibles or out-of-pocket expenses incurred by such Continuing Employee and such Continuing Employee’s beneficiaries and dependents during the portion of the calendar year in which such Continuing Employee first becomes eligible for the New Company Plan that occurs prior to such Continuing Employee’s commencement of participation in such New Company Plan with the objective that there be no double counting during the first year of eligibility of such deductibles or out-of-pocket expenses. For the avoidance of doubt, upon any transition to New Company Plans or Acquiror Employee Plans that provide for severance benefits that are based on service credit, Continuing Employees shall be credited with service accrued prior to the Effective Time for all relevant purposes under such plan(s).
(c)Acquiror shall, and shall cause its Subsidiaries to, cooperate with the Company regarding any analysis conducted by Acquiror or the Company with respect to Section 280G of the Code and provide such information as requested by the Company to analyze the impact of Section 280G of the Code, in each case, following the execution of this Agreement, with respect to the “change in ownership or control” (as such term is defined in Section 280G of the Code and the Treasury Regulations and related guidance thereunder) of Acquiror that occurs as a result of the transactions contemplated by this Agreement. Without limiting the foregoing, Acquiror shall provide the Company (for the Company’s review and comment) (x) a reasonable, good faith estimate of the maximum amount (if any) that could be paid to each such “disqualified individual” as a result of the Transaction and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) and (y) the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each such “disqualified individual,” in each case calculated as of the date of this Agreement, and on or prior to the fifth Business Day prior to the Effective Time, Acquiror shall provide the Company with its final Section 280G of the Code analysis for the Company’s review and comment. At least five Business Days prior to the Effective Time, Acquiror shall submit to the eligible equity holders for approval (in a form and manner reasonably satisfactory to the Company), by such number of eligible equity holders as is required by the terms of Section 280G(b)(5)(B) of the Code, all payments and benefits that may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), which determination shall be made by Acquiror and shall be subject to review and approval by the Company, such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code. Prior to the Effective Time, Acquiror shall deliver to the Company evidence reasonably satisfactory to the Company that (a) a vote of eligible equity holders was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite approval was obtained with respect to any payments or benefits that were subject to the equity holder vote (the “280G Approval”) or (b) that the 280G Approval was not obtained, and as a consequence, because each Person who otherwise might receive any payments or benefits in connection with the transactions contemplated hereby that constitute “parachute payments”

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within the meaning of Section 280G of the Code entered into a 280G waiver, each in form and substance reasonably satisfactory to the Company (each, a “280G Waiver”), such “parachute payments” shall not be made or provided. The form of the 280G Waiver, the disclosure statement, the calculations and supporting documents, and any other materials to be submitted to the equity holders in connection with the 280G Approval and the calculations related to the foregoing shall be subject to advance review and approval by the Company and shall be delivered to the Company no later than ten Business Days prior to the Effective Time.
(d)Prior to the Closing, Acquiror shall terminate the employment and engagement of each individual listed on Schedule 8.03(d) of the Acquiror Disclosure Schedule (each, a “Designated Person”), effective no later than the Business Day immediately preceding the Closing Date (the “Termination Effective Date”). Each such termination shall be effected (x) in accordance with Applicable Law, (y) in compliance with the terms of any applicable employment or consulting agreement, and (z) such that no Designated Person shall have any right to continued employment or engagement with Acquiror, the Company, or any of their respective Affiliates from and after the Closing Date. In connection with the terminations contemplated in this Section, Acquiror shall provide each Designated Person with all required notice (or payment in lieu thereof), pay all accrued and unpaid compensation through the Termination Effective Date, and comply with all applicable notification and consultation requirements under Applicable Law, including under the WARN Act and any equivalent state, local, or non-U.S. statute or regulation (“WARN Obligations”). Notwithstanding the foregoing, certain employees of Acquiror or any of its Affiliates identified on Schedule 8.03(d)(ii) of the Acquiror Disclosure Schedule (each, a “Transitional Employee”) shall continue their employment or engagement following the Closing for the purpose of providing transitional services to the Company or any of its Affiliates for the period set forth opposite each such Transitional Employee's name on Schedule 8.03(d)(ii) of the Acquiror Disclosure Schedule (each such period, the “Transitional Services Period”), and the employment or engagement of each Transitional Employee shall terminate no later than the expiration of the applicable Transitional Services Period (the “Transitional Termination Date”), in each case in accordance with Applicable Law and the terms of any applicable employment or consulting agreement. Acquiror shall ensure that each Transitional Employee's continued employment or engagement during the Transitional Services Period, and the terms and conditions thereof, are consistent with Applicable Law and any applicable agreement. Prior to or concurrent with the termination of each Designated Person's employment or engagement, and in any event no later than the Termination Effective Date, and prior to or concurrent with the termination of each Transitional Employee's employment or engagement, and in any event no later than the applicable Transitional Termination Date, Acquiror shall enter into a written separation and release agreement (being a settlement agreement in respect of an individual in the UK) with such Designated Person and Transitional Employee (each, a “Separation Agreement”) in form and substance reasonably acceptable to the Company, which shall include, at a minimum: (i) a general release of claims by the applicable individual in favour of Acquiror, the Company, and each of their respective Affiliates, effective as of the applicable termination date or such later date as required by Applicable Law (following any applicable revocation period); (ii) confidentiality and non-disparagement obligations customary for transactions of this nature; and (iii) an acknowledgment by the applicable individual of the receipt of all compensation, benefits, and other amounts to which such individual is entitled through the applicable termination date. Acquiror shall use commercially reasonable efforts to obtain an executed Separation Agreement from each Designated Person no later than five (5) Business Days prior to the Closing Date and shall promptly provide the Company with copies of all executed Separation Agreements. For purposes of this Section 8.03(d), “Losses” means all losses, liabilities, damages, settlements, judgments, penalties, costs, and expenses (including reasonable attorneys' fees), excluding punitive damages except to the extent awarded against the Company and each of its Affiliates

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and their respective officers, directors, employees, agents, successors, and assigns by a court of competent jurisdiction in connection with a third-party claim.
(e)Nothing contained in this Agreement is intended to be treated as an amendment to any Plan or any employee benefit plan or arrangement of the Company, Acquiror or any of their Affiliates, or to create any third-party beneficiary rights in any Person, any beneficiary or dependent thereof, or any collective bargaining representative thereof. Nothing contained herein, express or implied, shall (i) alter or limit the ability of the Company, Acquiror or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (ii) create any rights to continued employment or service with the Company, Acquiror or any of their respective Affiliates or in any way limit the ability of the Company, Acquiror or any of their respective Affiliates to terminate the employment, engagement, appointment or service of any employee or other Person (including, for the avoidance of doubt, any Continuing Employee) at any time and for any reason.
Section 8.04Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release to be in the form agreed on by the Company and Acquiror prior to the execution of this Agreement. Following such initial press release, Acquiror and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation (and, to the extent applicable, shall provide copies of any such press release, statement or agreement to the other Party and shall consider in good faith the comments of the other Party); provided, that the restrictions set forth in this Section 8.04 shall not apply to any release or public statement (a) in connection with an Acquisition Proposal or an Acquiror Adverse Recommendation Change and any matters related thereto, (b) in connection with any dispute between the Parties regarding this Agreement, the Transaction or the other transactions contemplated hereby or (c) to the extent the information contained therein substantially reiterates (or is consistent with) previous releases, public disclosures or public statements made by the Company and/or Acquiror in compliance with this Section 8.04.
Section 8.05Stock Exchange Listing. Acquiror shall use its commercially reasonable efforts, (a) to maintain its existing listing on Nasdaq until the Closing Date and to obtain approval of the listing of the combined company on Nasdaq; (b) without derogating from the generality of the requirements of the foregoing clause (a) and to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of Acquiror Common Stock to be issued in connection with the Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance), (c) if necessary, to effect the Nasdaq Reverse Stock Split, and (d) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Acquiror Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations and will reasonably promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. The Company agrees to pay all Nasdaq fees associated with any of the actions set forth in the foregoing clauses (a) through (d). The Company will cooperate with Acquiror as reasonably requested by Acquiror with respect to the Nasdaq Listing Application and promptly furnish to Acquiror all information concerning the

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Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 8.05.
Section 8.06Switching. Acquiror may not elect to implement the acquisition of the entire issued share capital of the Company as contemplated by this Agreement by means of a takeover offer within the meaning of Section 974 of the Companies Act at any time without Company’s prior written consent.
Section 8.07Tax Matters.
(a)The Company and Acquiror shall (and shall, in the case of the Company, procure that each of its Subsidiaries and its and their Representatives shall and, in the case of Acquiror, procure that each of its Subsidiaries and its and their respective Representatives shall) reasonably provide such assistance and information as such other Party may reasonably request in connection with any matters relating to Tax in respect of the transactions contemplated by this Agreement, including in respect of any Tax clearances or Consents (including in connection with any United Kingdom stamp duty or stamp duty reserve tax) that any such Party may consider necessary or desirable in connection with the transactions contemplated by this Agreement or in connection with any audit or other proceeding. Unless otherwise agreed between the Parties, Acquiror shall, as soon as reasonably practicable after the date hereof and in any event prior to the Closing, obtain confirmation from HMRC that the Court Order shall not be subject to United Kingdom stamp duty or stamp duty reserve tax on the basis that the Court Order will not be the principal instrument of transfer (and in connection therewith, will provide an undertaking to HMRC that Acquiror will pay all applicable United Kingdom stamp duty on the relevant instrument of transfer); provided that (i) Acquiror shall provide the Company with a reasonable opportunity to review and comment on any such application to HMRC prior to its submission, and Acquiror shall consider in good faith any comments received from the Company, and (ii) Acquiror shall promptly provide the Company with a copy of any confirmation received from HMRC in connection therewith.
(b)Notwithstanding anything to the contrary contained herein, all United Kingdom stamp duty or stamp duty reserve tax (“Transfer Taxes”) incurred in connection with the transfer of the Scheme Shares pursuant to the Scheme of Arrangement shall be economically borne by post-closing Acquiror Stockholders. Acquiror shall, within the time limits required by Applicable Law, file all necessary Tax Returns in respect of the transfer of the Scheme Shares and shall cause to be paid to HMRC such Transfer Taxes.
(c)The Parties intend that, for U.S. income tax purposes: (i) the Transaction and the PIPE, taken together, shall be treated as a transaction described in Section 351(a) of the Code, whereby the Scheme Shareholders and the Purchasers shall be treated as contributing the Scheme Shares and cash, respectively, to Acquiror in exchange for, inter alia, stock of Acquiror that constitutes “control” of Acquiror within the meaning of Section 368(c) of the Code, and the Transaction shall be treated as a “reorganization” pursuant to Section 368(a)(1)(B) of the Code, and (ii) the Company CVR shall be treated as a deferred and contingent right of the Scheme Shareholders to receive additional stock of Acquiror pursuant to such transaction described in Section 351(a) of the Code and/or Section 368(a)(1)(B) of the Code (subject to the imputation of interest income under the principles of Section 483 of the Code and the Treasury Regulations thereunder) (the “Intended U.S. Tax Treatment”). The Parties agree to file all Tax Returns in a manner consistent with the Intended U.S. Tax Treatment and take no position that is inconsistent with the Intended U.S. Tax Treatment unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code) or a change in Applicable Law after the date hereof.

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Section 8.08Transaction Litigation. Each Party shall promptly (and in any event, within 48 hours) notify the other Party of any shareholder demands or Proceedings (including derivative claims) commenced against it or its respective Subsidiaries and/or its or its Subsidiaries’ respective directors or officers relating to this Agreement or any of the transactions contemplated hereby (collectively, “Transaction Litigation”) and shall keep the other Party informed on a reasonably current basis regarding any Transaction Litigation (including by promptly furnishing to the other Party and its Representatives such information relating to such Transaction Litigation as may reasonably be requested by it and that would not reasonably be expected to result in the waiver of attorney client or other applicable legal privilege; provided, however, that each Party shall use its commercially reasonable efforts to provide an alternative means of disclosing or providing such information to the maximum extent that does not result in a loss of such legal privilege and in the event that such Party or any of its Subsidiaries does not provide access or information in reliance on this clause, such Party shall provide notice to the other Party that information is being withheld). Other than to the extent such Transaction Litigation relates to an Acquisition Proposal in respect of which one Party has adverse interests with respect to the other Party, such Party shall give the other Party the opportunity to consult with it regarding the defense and settlement of any Transaction Litigation, shall consider in good faith the other Party’s advice with respect to such Transaction Litigation and shall give the other Party the opportunity to participate (at such other Party’s expense) in (but not control) the defense and settlement of such Transaction Litigation. Prior to the Effective Time, neither Party nor any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 8.09Securities Act Exemption. If the Transaction is to be effected by means of the Scheme of Arrangement, Acquiror shall take all actions required or otherwise necessary to be taken by it to cause the Exchange Shares to be issued in reliance on the exemption from the registration requirements of the 1933 Act provided by Section 3(a)(10) of the 1933 Act and in reliance on exemptions from registration under state “blue sky” or securities laws.
Section 8.10VAT. Except to the extent otherwise specified, and in particular except in connection with any Acquiror Termination Payment or Company Termination Payment (in respect of which the provisions of Section 10.03(e)-(g) shall apply exclusively in relation to all matters relevant to VAT, and this Section 8.10 shall not apply), all sums payable pursuant to this Agreement shall be exclusive of any VAT.
Article IX

CONDITIONS TO THE TRANSACTION
Section 9.01Conditions to the Obligations of Each Party.The obligations of the Company and Acquiror to consummate the Transaction are subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by each of the Company and Acquiror of the following conditions:
(a)the Company Shareholder Approvals shall have been obtained;
(b)the Scheme of Arrangement shall have been sanctioned by the Court;
(c)the Acquiror Stockholder Approval shall have been obtained;
(d)(i) no Order shall have been issued by any court or other Governmental Authority of competent jurisdiction that remains in effect and enjoins, prevents or prohibits the

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consummation of the Transaction and (ii) no Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that remains in effect and prohibits or makes illegal consummation of the Transaction;
(e)the Securities Purchase Agreement shall be in full force and effect and cash proceeds of not less than the Initial Concurrent Investment Amount shall have been made available to Acquiror, or will be made available to Acquiror substantially simultaneously with the Closing, in each case in connection with the consummation of the transactions contemplated by, as applicable, the Securities Purchase Agreement or the definitive documentation evidencing any other equity commitments entered into as part of the Concurrent Investment;
(f)the Acquiror Net Cash shall have been finally determined in accordance with Section 2.06;
(g) the existing Acquiror Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date and (b) Acquiror Common Stock to be issued pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing;
(h)any agreement with a Governmental Authority not to consummate the Transaction shall have expired or been terminated and all applicable waiting periods or other Consent of any Governmental Authority set forth on Schedule 9.01(h) relating to the Transaction shall have expired, been terminated or been obtained, as applicable; and
(i)The Acquiror Articles Amendment and, if applicable, the Certificate of Change, shall have been duly filed with the Secretary of State of the State of Nevada.
Section 9.02Conditions to the Obligations of Acquiror. The obligations of Acquiror to consummate the Transaction are subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by Acquiror of the following further conditions:
(a)The Company shall have performed, in all material respects, all of its obligations hereunder required to be performed by it at or prior to the Closing;
(b)(i) the representations and warranties of the Company contained in Section 4.01, Section 4.02, Section 4.05 (other than with respect to Section 4.05(a)), Section 4.06, Section 4.27, and Section 4.29 (the “Company Fundamental Representations”) (A) in the case of any such representations and warranties that are qualified by materiality or Material Adverse Effect in the text thereof, shall be true and correct in all respects, and (B) in the case of any such representations and warranties that are not so qualified, shall be true and correct in all material respects, in the case of each of clauses (A) and (B), at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of the Company contained in Section 4.05(a) (the “Company Capitalization Representations”) shall be true and correct at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except for any de minimis inaccuracies; (iii) the representations and warranties of the Company contained in Section 4.09(b) shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing; and (iv) all other representations and warranties of the Company contained in Article IV (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and

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warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded);
(c)the Rights Agent having delivered the duly executed Company CVR Agreements;
(d)since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing;
(e)Acquiror shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 9.02(a) and Section 9.02(b); and
(f)Acquiror shall have received the Company Lock-Up Agreement from each of the Company Signatories, each of which shall be in full force and effect as of immediately following the Closing.
Section 9.03Conditions to the Obligations of Company. The obligation of the Company to consummate the Transaction is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:
(a)Acquiror shall have performed, in all material respects, all of its obligations hereunder required to be performed by Acquiror at or prior to the Closing;
(b)(i) the representations and warranties of Acquiror contained in Section 5.01, Section 5.02, Section 5.05 (other than with respect to Section 5.05(a)), and Section 5.30 (the “Acquiror Fundamental Representations”) (A) in the case of any such representations and warranties that are qualified by materiality or Acquiror Material Adverse Effect in the text thereof, shall be true and correct in all respects, and (B) in the case of any such representations and warranties that are not so qualified, shall be true and correct in all material respects, in the case of each of clauses (A) and (B), at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of Acquiror contained in Section 5.09(b) shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing; (iii) the representations and warranties of Acquiror contained in Section 5.05(a) (the “Acquiror Capitalization Representations”) shall be true and correct at and as of the Closing as if made at and as of the Closing (or if such representations and warranties are given as of another specific date, at and as of such date), except for any de minimis inaccuracies; and (iv) all other representations and warranties of Acquiror contained in Article V (disregarding all qualifications and exceptions contained therein relating to materiality or Acquiror Material Adverse Effect) shall be true and correct at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Acquiror Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded);

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(c)Acquiror and Rights Agent having delivered the duly executed Acquiror Legacy CVR Agreements;
(d)since the date of this Agreement, no Acquiror Material Adverse Effect shall have occurred and be continuing;
(e)the Company shall have received a certificate from an executive officer of Acquiror confirming, on behalf of Acquiror, the satisfaction of the conditions set forth in Section 9.03(a) and Section 9.03(b);
(f)a written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Effective Time, executed by each of the directors of Acquiror or any of its Subsidiaries who are not to continue as directors of Acquiror or any of its Subsidiaries after the Effective Time pursuant to Section 2.10(a)(i) hereof;
(g)the Company shall have received either of (i) a certificate from an executive officer of Acquiror confirming, on behalf of Acquiror, that the Specified Adjustment is Resolved or (ii) a copy of the bound CLI Policy along with a written description of the identity of the insurer(s), coverage limits, exclusions, the amount of the Retained Layer, and copies of all material policy documents, binders and side letters in final form);
(h)the Company shall have received either of (i) a certificate of dissolution or (ii) a certificate of good standing with respect to Nemus, a corporation incorporated in the State of California with entity number 3489815;
(i)5AM Ventures (or its designated affiliate) shall have executed and delivered the Securities Purchase Agreement and any related documentation providing for a certain Concurrent Investment commitment by 5AM Ventures (the “5AM Commitment”), and such Securities Purchase Agreement shall be in full force and effect as of the date hereof; and
(j)the Acquiror Net Cash (after giving effect to all adjustments contemplated by Schedule C and the Acquiror Net Cash adjustment mechanic set forth in the definition of “Acquiror Valuation”) shall be equal to or greater than one million dollars ($1,000,000).
Article X

TERMINATION
Section 10.01Termination. This Agreement may be terminated and the Transaction and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Acquiror Stockholder Approval or the Company Shareholder Approvals):
(a)by mutual written agreement of the Company and Acquiror;
(b)by either the Company or Acquiror if:
(i)the Transaction has not been consummated on or before 11:59 p.m. Eastern time on August 14, 2027 (the “End Date”); provided, that (x) if the condition set forth in Section 9.01(b) is satisfied less than four Business Days before a date that would otherwise be the End Date, the End Date shall be automatically extended to the date that is four Business Days following such scheduled End Date and (y) the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any Party whose breach of any provision of this

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Agreement has been the proximate cause of the failure of the Transaction to be consummated by the End Date;
(ii)a court or other Governmental Authority of competent jurisdiction shall have issued an Order that permanently enjoins, prevents or prohibits the consummation of the Transaction and such Order shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any Party whose breach of any provision of this Agreement has been the proximate cause of such Order;
(iii)the Scheme Meeting or the Company GM (including, in each case, any postponements or adjournments thereof) shall have been completed and any Company Shareholder Approval voted on at such meeting shall not have been obtained;
(iv)the Court declines or refuses to sanction the Scheme of Arrangement; provided that (x) if an appeal has been submitted by either Acquiror or the Company in respect of any such decline or refusal, the right to terminate the Agreement pursuant to this Section 10.01(b)(iv) may not be exercised until such appeal has been denied in a final determination and (y) no termination shall be permitted under this Section 10.01(b)(iv) if (A) Section 3.05(b) applies, until such time as Acquiror and the Company resolve that any such Scheme Technical Defect is not capable of being remedied or rectified, or (B) Acquiror is pursuing an Offer pursuant to Section 8.06; or
(v)the Acquiror Stockholder Meeting (including any postponements or adjournments thereof) shall have been completed and the Acquiror Stockholder Approval shall not have been obtained; or
(c)by Acquiror:
(i)if (A) a Company Adverse Recommendation Change shall have occurred, (B) following the commencement of a tender or exchange offer in respect of an Acquisition Proposal relating to Company Ordinary Shares by a Third Party, or the public disclosure of any other Acquisition Proposal, the Company Board states that it recommends such Acquisition Proposal, or expresses no opinion or is unable to take a position with respect to such Acquisition Proposal, or fails to publicly affirm the Company Board Recommendation and recommend that the holders of Company Ordinary Shares reject such Acquisition Proposal within ten Business Days after the commencement of such tender or exchange offer in respect of such Acquisition Proposal pursuant to Rule 14d-9 promulgated under the Exchange Act (or, if earlier, five Business Days prior to the Scheme Meeting or the Company GM), or (C) a material breach by the Company of Section 6.02 shall have occurred;
(ii)if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by the Company within the earlier of (x) 30 days following written notice to the Company from Acquiror of such breach or failure to perform and (y) the End Date; provided, that this Agreement may not be terminated pursuant to this Section 10.01(c)(ii) if Acquiror is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Acquiror would cause any condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied;

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(iii)prior to the Acquiror Approval Time, if (A) the Acquiror Board shall have authorized the termination of this Agreement in accordance with the terms set forth in Section 7.02 in order to enter into a definitive agreement providing for a Superior Proposal and (B) substantially concurrently with such termination, Acquiror enters into such definitive agreement and pays the Company the Acquiror Termination Payment pursuant to Section 10.03(b)(i); or
(d)by the Company:
(i)prior to the Acquiror Approval Time, if (A) an Acquiror Adverse Recommendation Change shall have occurred, (B) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Acquiror set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, and such breach or failure to perform (x) is incapable of being cured by the End Date or (y) has not been cured by Acquiror within the earlier of (i) 30 days following written notice to Acquiror from the Company of such breach or failure to perform and (ii) the End Date; provided, that this Agreement may not be terminated pursuant to this Section 10.01(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, or (C) a material breach by Acquiror of Section 7.02 shall have occurred; or
(ii)prior to the Company Approval Time, if (A) the Company Board shall have authorized the termination of this Agreement in accordance with the terms set forth in Section 6.02 in order to enter into a definitive agreement providing for a Superior Proposal and (B) substantially concurrently with such termination, the Company enters into such definitive agreement and pays Acquiror the Company Termination Payment pursuant to Section 10.03(a).
If the Company proposes to terminate this Agreement in accordance with Section 10.01(a), then such termination shall only be effective if, in the event that completion of the Series A Investment has occurred, the holders of a majority of the Series A Shares then in issue have also consented to such termination.
Section 10.02Notice and Effect of Termination. The Party desiring to terminate this Agreement pursuant to Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other Party, which notice shall specify the relevant section and subsection of this Agreement pursuant to which such termination is made. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any of its Affiliates or its or their respective shareholders, as applicable, or Representatives) to the other Party hereto, except as provided in Section 10.03; provided, that neither Acquiror nor the Company shall be released from any liabilities or damages arising out of any fraud with respect to the representations and warranties set forth in this Agreement. The provisions of this Section 10.02, Section 10.03, Article XI (other than Section 11.12, except to the extent that Section 11.12 relates to the specific performance of the provisions of this Agreement that survive termination) and Annex A (to the extent related to the foregoing) shall survive any termination of this Agreement pursuant to Section 10.01.
Section 10.03Termination Payment.
(a)Termination Payment by the Company.

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(i)If this Agreement is terminated pursuant to (x) Section 10.01(b)(v) (if the Company shall have communicated to the Court at the hearing to sanction the Scheme of Arrangement that the Company Board no longer supports the consummation of the Transaction or no longer wishes the Court to sanction the Scheme of Arrangement, or that the Company Board favors or approves of any Acquisition Proposal, or shall have made any other statement or communication to the Court to the effect of any of the foregoing), (y) Section 10.01(c)(i) or (z) Section 10.01(d)(ii) (or is terminated pursuant to another provision at a time that it is terminable pursuant to any such provision in the foregoing clauses (x)-(z)), or
(ii)if this Agreement is terminated by Acquiror or the Company pursuant to Section 10.01(b)(i), Section 10.01(b)(iii), Section 10.01(b)(iv) or Section 10.01(c)(ii); provided, in the case of this clause (ii), that (A) an Acquisition Proposal shall have been publicly announced or made publicly known after the date of this Agreement and, shall not have been publicly withdrawn without qualification, solely in the case of a termination pursuant to Section 10.01(b)(iv), at least four Business Days prior to the Company GM and the Scheme Meeting, and (B) within 12 months of the date this Agreement is so terminated, (x) the Company enters into a definitive agreement providing for an Acquisition Proposal and the transaction contemplated thereby is subsequently consummated (regardless of whether such consummation occurs within such 12-month period), or (y) an Acquisition Proposal is consummated; provided, that for purposes of this Section 10.03(a)(ii), all references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”, then, in either the case of clause (i) or clause (ii) of this Section 10.03(a), the Company shall pay to Acquiror, in cash, a payment in an amount equal to the Termination Payment Amount subject to adjustment under clause (f) below, (x) in the case of Section 10.03(a)(i), at or prior to, and as a condition to the effectiveness of, the termination of this Agreement in the case of a termination by the Company, or as promptly as practicable (and, in any event, within two Business Days following such termination) in the case of a termination by Acquiror and, (y) in the case of Section 10.03(a)(ii), at or prior to the first to occur of (1) the entry into a definitive agreement providing for an Acquisition Proposal referred to therein and (y) the consummation of an Acquisition Proposal referred to therein.
(b)Termination Payment by Acquiror.
(i)If this Agreement is terminated pursuant to (x) Section 10.01(c)(iii), (y) Section 10.01(d)(i)(A) or (z) Section 10.01(d)(i)(C) (or is terminated pursuant to another provision at a time that it is terminable pursuant to any such provision in the foregoing clauses (x) or(y)), or
(ii)if this Agreement is terminated by Acquiror or the Company pursuant to Section 10.01(b)(i), Section 10.01(b)(iv), Section 10.01(b)(v), or Section 10.01(d)(i)(B); provided, in the case of this clause (ii), that (A) an Acquisition Proposal shall have been publicly announced or made publicly known after the date of this Agreement and shall not have been publicly withdrawn without qualification at least four Business Days prior to the Acquiror Stockholder Meeting, solely in the case of a termination pursuant to Section 10.01(b)(v), or prior to such termination, solely in the case of a termination pursuant to Section 10.01(b)(iv) and (B) within 12 months of the date this Agreement is so terminated, (x) Acquiror enters into a definitive agreement providing for an Acquisition Proposal and the transaction contemplated thereby is subsequently consummated (regardless of whether such consummation occurs within such 12-month period), or (y) an Acquisition Proposal is consummated; provided,

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that for purposes of this Section 10.03(b)(ii), all references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”, then, in either the case of clause (i) or clause (ii) of this Section 10.03(b), Acquiror shall pay to the Company (or its designee), in cash, a payment in an amount equal to the Termination Payment Amount subject to adjustment under clause (f) below, (x) in the case of Section 10.03(b)(i), at or prior to, and as a condition to the effectiveness of, the termination of this Agreement in the case of a termination by the Company, or as promptly as practicable (and, in any event, within two Business Days following such termination) in the case of a termination by Acquiror and (y) in the case of Section 10.03(b)(ii), at or prior to the first to occur of (1) the entry into a definitive agreement providing for an Acquisition Proposal referred to therein and (y) the consummation of an Acquisition Proposal referred to therein.
(c)Any payment of the Company Termination Payment or the Acquiror Termination Payment, as applicable, shall be made by wire transfer of immediately available funds (in U.S. dollars) to an account designated in writing by the receiving Party.
(d)The parties agree and understand that in no event shall the Company or Acquiror, as applicable, be required to pay the Company Termination Payment or the Acquiror Termination Payment, as applicable, on more than one occasion. The parties acknowledge that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated hereby, that, without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 10.03 do not constitute a penalty and that the Company or Acquiror, as applicable, will not be entitled to argue that the Company Termination Payment or the Acquiror Termination Payment, as applicable, is unenforceable or should be reduced in any manner. Accordingly, if the Company or Acquiror, as applicable, fails to promptly pay any Company Termination Payment or the Acquiror Termination Payment, as applicable, due pursuant to this Section 10.03, the Company or Acquiror, as applicable, shall also pay any reasonable and documented out-of-pocket costs and expenses, including reasonable and documented legal fees and expenses (together with any irrecoverable VAT incurred thereon) incurred by Acquiror or the Company, as applicable, in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the Company or Acquiror, as applicable. Any Company Termination Payment or the Acquiror Termination Payment not paid when due pursuant to this Section 10.03 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. Other than in the case of fraud with respect to the representations and warranties set forth in this Agreement, the amounts payable by the Company or Acquiror, as applicable, pursuant to Section 10.03(a), together with any amounts payable pursuant to this Section 10.03(d), shall be the sole and exclusive monetary remedy of the Company and its Affiliates and Representatives or, as applicable, Acquiror and their Affiliates and Representatives, in the event of a termination of this Agreement in connection with which the Company Termination Payment or the Acquiror Termination Payment is payable by the Company or Acquiror, as applicable, pursuant to Section 10.03(a) and the Company Termination Payment or the Acquiror Termination Payment, as applicable, and any such additional amounts payable pursuant to this Section 10.03(d) are actually paid to the Company or Acquiror, as applicable, for any and all losses and damages suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform by the Company of its covenants and agreements hereunder.

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(e)The Parties intend that any payment of any Company Termination Payment or Acquiror Termination Payment, being compensatory in nature, shall not be treated (in whole or in part) as consideration for a supply for the purposes of VAT and, accordingly, the Parties shall, and shall procure that the representative member of any VAT group of which it is a member shall, use reasonable best efforts to secure that the Company Termination Payment or the Acquiror Termination Payment as applicable, will not be subject to any VAT.
(f)If a Taxing Authority (or, following an appeal to a court or tribunal, such court or tribunal) finally determines that any payment of the Company Termination Payment or the Acquiror Termination Payment constitutes all or part of the consideration for a supply made for VAT purposes in respect of which either (A) the recipient of the sum (or the representative member of the VAT group of which the recipient of the sum is a member) is liable to account for VAT or (B) the payor of the sum (or the representative member of the VAT group of which it is a member) is liable to account for VAT under the reverse charge mechanism, then:
(i)in the case of Section 10.03(f)(A), to the extent that such VAT is recoverable by the Company or Acquiror (in each case, as the payor of the relevant sum), as applicable, (or the representative member of the VAT group of which it is a member) by way of repayment or credit as input tax, the amount of the sum shall be increased to such amount so that the amount of the sum (including any amount in respect of VAT), less the amount of such repayment or credit in respect of input tax, equals the amount of the sum had no such VAT arisen; and
(ii)in the case of Section 10.03(f)(B), to the extent that any VAT chargeable on the supply is not recoverable by the Company or Acquiror (in each case, as the payor of the relevant sum), as applicable, (or the representative member of the VAT group of which it is a member) by way of repayment or credit as input tax, the amount of the sum shall be reduced to such amount so that the aggregate of the sum (as so reduced) and such irrecoverable reverse charge VAT equals the amount of the sum had no such irrecoverable reverse charge VAT arisen.
(g)Any adjusting payment as may be required between the parties to give effect to Section 10.03(f) shall be made five Business Days after the date on which the determination by the Taxing Authority (or court or tribunal, as the case may be) has been communicated to the relevant Party (together with such evidence of it as it is reasonable in the circumstances to provide and, where Section 10.03(f)(A) applies, together with the provision of a valid VAT invoice) or, if later, five Business Days (y) in the case of Section 10.03(f)(A) after the date on which the VAT is recovered or (z) in the case of Section 10.03(f)(B) before the date on which the irrecoverable VAT is required to be accounted for (taking into account any applicable extensions of time), provided that in the case of Section 10.03(f)(B) the party making the adjusting payment has been given not less than 15 Business Days prior written notice of such date. The Party liable to account for any VAT shall (or shall procure that the representative member of the VAT group of which such party is a member shall) use its reasonable best efforts to obtain any available repayment or credit in respect of VAT (as referred to in this Section 10.03(g)) and for the purposes of this Section 10.03(g) the extent of such repayment or credit shall be determined by such party, acting reasonably.
Article XI

MISCELLANEOUS
Section 11.01Notices. All notices, requests and other communications to any party hereunder shall be in writing sent via email and shall be given,

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If to the Company (or following the Closing, the Acquiror) to:
Redx Pharma Limited
Block 33, Mereside
Alderley Park
Cheshire SK10 4TG

Attention:    Lisa Anson
Email: [***]
with a copy to (which shall not constitute notice):
Cooley (UK) LLP
22 Bishopsgate
London, EC2N 4BQ, United Kingdom
Attention:     Rita Sobral; Russell Anderson; Mark Jones
Email:    [***]; [***]; [***]

If to Acquiror (prior to the Closing) to:

Skye Bioscience, Inc.
11250 El Camino Real, Suite 100
San Diego, CA 92130
Attention:    Punit Dhillon
Email:    [***]
with a copy to (which shall not constitute notice):
Morrison & Foerster LLP
12531 High Bluff Drive
Suite 200
San Diego, CA 92130-3588
Attention:    Steve Rowles; Shai Kalansky
Email:[***]; [***]
or to such other email address as such party may hereafter specify for the purpose by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of dispatch by the sender thereof (to the extent that no “bounce back”, “out of office” or similar message indicating non-delivery is received with respect thereto), in each case to the required recipient as set forth above, if such dispatch is made by 5:00 p.m. New York City time on a Business Day or, if made after 5:00 p.m. New York City time on a Business Day,

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such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.
Section 11.02Survival. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for any covenant or agreement that by its terms is to be performed in whole or in part after the Effective Time.
Section 11.03Amendments and Waivers.
(a)Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that (x) after the Company Shareholder Approvals have been obtained, there shall be no amendment or waiver that would require the further approval of the Company Shareholders under Applicable Law without such approval having first been obtained, (y) after the Acquiror Stockholder Approval have been obtained, there shall be no amendment or waiver that would require the further approval of the Acquiror Stockholders under Applicable Law without such approval having first been obtained and (z) if and after the Series A Investment has been consummated, there shall be no amendment of any material term of this Agreement, nor any waiver of Section 9.01(e), without the consent of the holders of a majority of the Series A Shares then in issue having first been obtained.
(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 11.04Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, except (i) all costs and expenses associated with the PIPE shall be paid by the Company; and (ii) in the event Closing has not occurred because the condition set forth in Section 9.01(h) or the condition set forth in Section 9.01(d) (solely in respect of the Antitrust Laws) has not been satisfied, Company shall reimburse Acquiror (by wire transfer of immediately available funds to a bank account designated by the Company in writing) for the reasonable and documented out-of-pocket fees, costs and expenses incurred by the Company or any of its Subsidiaries in connection with the Company’s defense of any enforcement action brought by a Governmental Authority under the Antitrust Laws relating to this Transaction, to the extent incurred after the commencement of such enforcement action, which reimbursement shall be made within five Business Days of submission by the Company to Acquiror of a request therefor.
Section 11.05Third-Party Beneficiaries; Benefit; Assignment.
(a)Except (i) as provided in Section 7.03, (ii) for the rights of the Scheme Shareholders to receive the Exchange Shares in accordance with the terms of this Agreement (of which the Scheme Shareholders are the intended beneficiaries following the Effective Time), (iii) if, following a commitment of fraud of this Agreement by Acquiror, a court of competent jurisdiction has declined to grant specific performance in favor of the Company and has instead granted an award of damages, then, the Company may enforce such award on behalf of Company Shareholders, and (iv) if Acquiror commits fraud with respect to this Agreement, then, subject to Section 10.03(d), following the termination of this Agreement, the Company may seek damages on behalf of Company Shareholders, which, in each case, Acquiror acknowledges and agrees may include damages based on lost premium to the extent permitted by Applicable Law, nothing

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in this Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.
(b)Except (i) if, following the commitment of fraud by the Company, a court of competent jurisdiction has declined to grant specific performance in favor of Acquiror and has instead granted an award of damages, then, Acquiror may enforce such award on behalf of Acquiror Stockholders, and (ii) if the Company commits fraud with respect to this Agreement, then, subject to Section 10.03(d), following the termination of this Agreement, Acquiror may seek damages on behalf of Acquiror Stockholders, which, in each case, the Company acknowledges and agrees may include damages based on lost premium to the extent permitted by Applicable Law, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.
(c)Neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that (i) prior to the Closing, Acquiror may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to Acquiror or any wholly owned Subsidiary of Acquiror and (ii) after the Closing, Acquiror may each transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any other Person; provided, that, in any such case of clause (i) and (ii), such transfer or assignment by Acquiror (A) shall not relieve Acquiror of its obligations hereunder, (B) otherwise alter, expand or change any obligation of any other Party hereto or (C) delay the consummation of the Transaction or any of the other transactions contemplated hereby or otherwise have non-de minimis adverse Tax consequences to the Company Shareholders.
Section 11.06Governing Law. This Agreement, and all disputes, claims, actions, suits or proceedings based upon, arising out of or related to this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or principles that would result in the application of the law of any other state or jurisdiction; provided, however, that (a) the Scheme of Arrangement and (b) the interpretation of the duties of directors of the Company shall in each case of the foregoing clauses (a)-(b) be governed by, and construed in accordance with, the laws of England and Wales; and provided, further, that matters concerning the corporate power, authorization, approval, internal affairs, fiduciary duties, capital stock, distributions, indemnification, exculpation or organizational documents of Acquiror shall be governed by, and construed in accordance with, the laws of the State of Nevada.
Section 11.07Jurisdiction/Venue. Each of the parties hereto irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby or the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, the transactions contemplated hereby or the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably and unconditionally submits with regard to any such action or proceeding for itself and in respect of its property to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts, (b) any claim that it or its

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property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by Applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 11.01 in any action relating to this Agreement or any of the transactions contemplated by this Agreement; provided, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law. Notwithstanding the foregoing in this Section 11.07, the Scheme of Arrangement shall be subject to the jurisdiction of the Court and any appellate courts therefrom, and not that of the above named courts. Notwithstanding the foregoing, any action or proceeding subject to the mandatory forum provisions of the Acquiror Organizational Documents, including derivative actions, fiduciary-duty claims, claims arising under the NRS, claims arising under the Acquiror Organizational Documents or claims governed by the internal affairs doctrine, shall be subject to such mandatory forum provisions to the fullest extent permitted by Applicable Law.
Section 11.08WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.08.
Section 11.09Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, including by facsimile, by email with .pdf attachments, or by other electronic signatures (including, DocuSign and AdobeSign), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect, and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 11.10Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.
Section 11.11Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be

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invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.12Specific Performance. The parties’ rights in this Section 11.12 are an integral part of the transactions contemplated by this Agreement. The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (a) for any breach of any of the provisions of this Agreement or (b) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement (this being in addition to any other remedy to which they are entitled under this Agreement or under Applicable Law), without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Nothing contained in this Section 11.12 shall require any party to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 11.12 before exercising any termination right under Section 10.01 (or pursuing the Company Termination Payment, the Acquiror Termination Payment or damages), nor shall the commencement of any Proceeding pursuant to this Section 11.12 or anything contained in this Section 11.12 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 10.01 or pursue any other remedies under this Agreement that may be available then or thereafter.
Section 11.13Interpretation. The following rules of interpretation shall apply to this Agreement: (i) the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (iii) references to Articles, Sections and Annexes are to Articles, Sections and Annexes of this Agreement unless otherwise specified; (iv) all Annexes and schedules annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Schedule and the Acquiror Disclosure Schedule, are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (v) any capitalized term used in any Annex or schedules annexed to this Agreement, including the Company Disclosure Schedule or the Acquiror Disclosure Schedule, but not otherwise defined therein shall have the meaning set forth in this Agreement; (vi) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (vii) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (viii) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) references to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and to any rules or regulations promulgated thereunder; (x) references to any Person include the successors and permitted assigns of that Person; (xi) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date

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in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (xii) references to “dollars” and “$” means U.S. dollars; (xiii) the term “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) with respect to Acquiror, posted and made available to Acquiror on the applicable due diligence data site (or in any “clean room” or as otherwise provided on an “outside counsel only” basis) with access provided to Acquiror and its Representatives, or, with respect to the Company, posted or made available to the Company on the applicable due diligence data site (or in any “clean room” or as otherwise provided on an “outside counsel only” basis) with access provided to the Company and its Representatives, as applicable, in each case, prior to the execution and delivery of this Agreement; (B) provided via email or in person prior to the execution and delivery of this Agreement (including materials provided to outside counsel); or (C) filed or furnished to the SEC prior to the date of this Agreement; (xiv) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; (xv) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement,; and (xvi) the terms “or”, “any” and “either” are not exclusive.
[Remainder of page intentionally left blank; signature pages follow].

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ACQUIROR

By:/s/ Punit Dhillon______
Name: Punit Dhillon
Title: President and Chief E

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY

By:/s/ Lisa Anson
Name: Lisa Anson
Title: Chief Executive Officer

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Annex A
DEFINITIONS
As used in this Agreement, the following terms have the following meanings:
“1933 Act” means the U.S. Securities Act of 1933, as amended.
“1934 Act” means the U.S. Securities Exchange Act of 1934, as amended.
“A1 Ordinary Shares” means the A1 ordinary shares of £0.01 each in the capital of the Company from time to time.
“Acquiror AI Component” means any component of any Acquiror Platform that employs, provides, or makes use of any AI Technology.
“Acquiror Common Stock” means the shares of common stock, par value $0.001 per share of Acquiror.
“Acquiror Disclosure Schedule” means the Acquiror Disclosure Schedule delivered to the Company on the date of this Agreement.
“Acquiror Drug Product Candidates” means all small molecule or biologics product candidates currently under development as an internal program by Acquiror or its Subsidiaries (for the avoidance of doubt, excluding any small molecule or biologics product candidate being developed for any Third Party).
“Acquiror Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not such plan is sponsored or maintained in the United States or is subject to ERISA, (ii) compensation, employment, consulting, redundancy, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program, policy or customary practice or (iii) other plan, agreement, arrangement, practice, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits, post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), or any other benefits or compensation of any kind, in each case whether or not written (A) that is sponsored, maintained, administered, contributed to or entered into by Acquiror or any of its ERISA Affiliates for the benefit of any

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director, officer, employee, worker or consultant (including any former director, officer, employee, worker or consultant) of Acquiror or any of its Subsidiaries or (B) for which Acquiror or any of its Subsidiaries has any direct or indirect liability and, in each case, other than any arrangement sponsored or maintained by a Governmental Authority, to which contributions are required by Applicable Law, including written terms of appointment or employment. Notwithstanding the foregoing, a plan, policy or arrangement sponsored or maintained by a professional employer organization or an employer of records organization shall not be an Acquiror Employee Plan.
“Acquiror Equity Awards” means all compensatory stock options, restricted stock awards, restricted stock unit awards or other equity or equity-based awards relating to Acquiror Common Stock that were granted to an employee, director or other service provider of the Acquiror or an Affiliate thereof.
“Acquiror Equity Plan” means the Amended and Restated Omnibus Incentive Plan and Amended and Restated 2024 Inducement Equity Incentive Plan.
“Acquiror Group” means Acquiror and any Subsidiaries of Acquiror from time to time.
“Acquiror Intellectual Property” means (i) the Intellectual Property Rights owned (or purported to be owned or otherwise controlled) by Acquiror or any of its Subsidiaries (alone or together with any other party) (“Acquiror Owned IP”) and (ii) any and all Intellectual Property Rights owned by a Third Party and licensed (including sublicensed) to Acquiror or any of its Subsidiaries, or to which Acquiror or any of its Subsidiaries has otherwise been granted rights.
“Acquiror Intervening Event” means any event, change, development or occurrence that is material to Acquiror and its Subsidiaries (taken as a whole) that (i) was not known to, or reasonably foreseeable by, the Acquiror Board as of or prior to the date of this Agreement (or if known, the magnitude or material consequence of which were not known by the Acquiror Board as of the date of this Agreement) and (ii) does not relate to or involve (A) any Acquisition Proposal or any inquiry, offer or communications relating thereto or any matter relating thereto or consequence thereof, (B) any event, change, development or occurrence relating to or concerning the Company or any of its Affiliates or (C) any change, in and of itself, in the market price or trading volume of shares of Acquiror Common Stock (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such change that are not otherwise excluded from this definition of Acquiror Intervening Event may be taken into account in determining whether there has been, or would reasonably be expected to be, an Acquiror Intervening Event).

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“Acquiror Material Adverse Effect” means any Effect, considered together with all other Effects, has had or would reasonably be expected to have a material adverse effect on the business, operations or financial condition of Acquiror and its Subsidiaries, taken as a whole; provided, that no event, change, effect, circumstance, fact, development or occurrence to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute an Acquiror Material Adverse Effect or shall be taken into account in determining whether there has been or would reasonably be expected to be an Acquiror Material Adverse Effect: (i) any changes in general United States or global economic conditions or other general business, financial or market conditions, (ii) any changes in conditions generally affecting the industry in which Acquiror or any of its Subsidiaries operate, (iii) fluctuations in the value of any currency, (iv) any decline, in and of itself, in the market price or trading value of shares of Acquiror Common Stock (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Acquiror Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, an Acquiror Material Adverse Effect), (v) regulatory, legislative or political conditions or conditions in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign country, (vi) any failure, in and of itself, by Acquiror or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions, revenues, earnings or other financial or operating metrics for any period (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Acquiror Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, an Acquiror Material Adverse Effect), (vii) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (including the Transaction), the taking of any action required by this Agreement (other than, to the extent not excluded by another clause of this definition, Acquiror’s compliance with its obligations pursuant to Section 7.01, except to the extent that the Company has unreasonably withheld a consent under Section 7.01) or the identity of, or any facts or circumstances relating to, the Company or any of its Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Acquiror or any of its Subsidiaries with Governmental Authorities, customers, suppliers, partners, officers, employees or other material business relations (provided that this clause (vii) shall not apply with respect to any representation or warranty that addresses the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement (including the representations and warranties in Section 5.01, Section 5.03 and Section 5.04) or with respect to the condition to Closing contained in Section 9.03(b) to the extent it relates to such representations and warranties), (viii) any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation,

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change or proposal of any Applicable Law of or by any Governmental Authority or any recommendations, statements or other pronouncements made, published or proposed by professional medical organizations, (ix) any changes or prospective changes in GAAP (or authoritative interpretations thereof), (x) geopolitical conditions, the outbreak or escalation of hostilities, civil or political unrest, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of the foregoing, or (xi) any epidemic, pandemic or other outbreak of illness or public health event, any hurricane, earthquake, flood, calamity or other natural disasters, acts of God or any change resulting from weather conditions (or any worsening of any of the foregoing), except that the matters referred to in clauses (i), (ii), (iii), (v), (viii), (ix) or (x) may be taken into account (to the extent not excluded by another clause of this definition) to the extent that the impact of any such event, change, effect, circumstance, fact, development or occurrence on Acquiror and its Subsidiaries, taken as a whole, is disproportionately adverse relative to the impact of such event, change, effect, circumstance, fact, development or occurrence on companies operating in the industry in which Acquiror and its Subsidiaries operate, and then solely to the extent of such disproportionality.
“Acquiror Net Cash” means, as of the applicable date of determination and subject to Section 2.06(f) and Schedule C, an amount (which may be positive, zero or negative) equal to: (i) the unrestricted free cash, cash equivalents and investments of Acquiror and its Subsidiaries on a consolidated basis, minus (ii) the aggregate amount of all short-term and long-term non-contingent liabilities of Acquiror and its Subsidiaries outstanding as of such date, including, without limitation: (A) all fees and expenses incurred by Acquiror in connection with the Transaction, including attorneys' fees and investment banking fees; (B) the cost of a directors' and officers' insurance “tail” policy; (C) lease termination costs (if any); (D) any other expenses associated with the wind-down of the legacy operations of Acquiror; and (E) to the extent not already deducted, legal expenses for the Specified Adjustment to be incurred post-Closing that are not contingent on the outcome of the Specified Adjustment; (F) the aggregate cost of all change in control payments (including associated payroll taxes) that are to be paid by Acquiror in connection with, or at the time of, the Closing, including in connection with the termination of any employees of Acquiror (if any), plus (iii) to the extent deducted in clause (ii) and not already borne by the Company pursuant to Section 11.04 of this Agreement, costs incurred by Acquiror related to the Required Financial Statement (including, without limitation, any audit incurred by Acquiror in preparation of such statements), out-of-pocket costs Acquiror incurs in connection with the preparation, negotiation and consummation of the PIPE, and costs Acquiror incurs to transition to the business and operations of Acquiror post-Closing; plus (iv) the aggregate amount of all amounts payable to Acquiror’s Subsidiary, Emerald Health Therapeutics, Inc., a corporation incorporated under the Business Corporations Act (British Columbia) (“EHT”), including all installment payments of principal and all accrued and unpaid interest thereon, in each case whether or not then due and payable, pursuant to that certain Share Purchase

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Agreement, dated November 8, 2022, by and among EHT, C3 Souvenir Holding Inc., a corporation incorporated under the Canada Business Corporations Act (the “CBCA”), C3 Innovative Solutions, Inc., a corporation incorporated under the CBCA, and 9482237 Canada Inc., a corporation incorporated under the CBCA, in each case as such agreement has been amended, restated, supplemented or otherwise modified from time to time (the “EHT SPA”, and such aggregate amount, the “EHT SPA Receivable”), in each case to the extent not already included in clause (i) above; provided, that: (x) other than as provided in Section 2.06(f), any liability, accrual, reserve, or other amount (whether accrued, contingent, reserved, or otherwise reflected on Acquiror's balance sheet) arising out of or relating to the Specified Adjustment (other than the non-contingent legal expenses for the Specified Adjustment referred to in clause (b)(ii)(E) above) shall be excluded from the calculation of Acquiror Net Cash; (y) in no event shall any Transfer Taxes as a result of the Transaction or the transfer of the Scheme Shares reduce Acquiror Net Cash; provided, further, that any fees and expenses owed by Acquiror or its Subsidiaries in connection with the PIPE shall be excluded from the calculation of Acquiror Net Cash; ; provided, further, that the EHT SPA Receivable shall be included in the calculation of Acquiror Net Cash at its full face amount in accordance with clause (iv) above, without any reserve, allowance for doubtful accounts, discount to present value, or other reduction on account of collectability, timing of payment or the creditworthiness of any obligor thereunder, and no liability, accrual or reserve of Acquiror or any of its Subsidiaries arising out of or relating to the EHT SPA or the EHT SPA Receivable shall reduce Acquiror Net Cash.
“Acquiror Platforms” means the proprietary coding, software, mathematical and probabilistic models comprising Acquiror’s AI-driven drug discovery platform as it exists as of the Effective Time.
“Acquiror Source Code” means any Source Code for any Acquiror AI Component or any Acquiror Platform.
“Acquisition Proposal” means, with respect to a Party, any indication of interest, proposal or offer, whether written or oral, from any Person (or Persons acting in concert) or Group, other than any member of the Acquiror Group or the Company Group, contemplating or otherwise relating to any transaction or series of related transactions involving any merger, consolidation, share exchange, scheme of arrangement, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any

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of its Subsidiaries; or (y) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.
“Acquiror Stockholder” means a holder of Acquiror Common Stock from time to time.
“Acquiror Stockholder Approval” means (i) with respect to the Acquiror Share Issuance Proposal, if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, (ii) with respect to the Acquiror Authorized Shares Amendment, if submitted to the Acquiror Stockholders, approval of such proposal by the vote required under NRS 78.390 and the Acquiror Organizational Documents, (iii) with respect to the Non-Voting Stock Amendment, approval of such proposal by the vote required under Applicable Law and the Acquiror Organizational Documents and (iv) if stockholder approval of the Nasdaq Reverse Stock Split is required under Applicable Law or the Acquiror Organizational Documents, approval of such proposal by the vote required under Applicable Law and the Acquiror Organizational Documents, in each case at the Acquiror Stockholder Meeting.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“AI Technology” means any artificial intelligence, machine learning, computer vision, and deep learning technologies, including, but not limited to (i) any and all generative AI and non-generative or analytical AI systems; (ii) algorithms, software, or systems that make use of supervised learning, unsupervised learning, or reinforcement learning techniques, and (iii) proprietary embodied AI and hardware or equipment upon which the artificial intelligence, machine learning, computer vision, natural language processing, and deep learning algorithms, software, or systems execute.
“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition.

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“Applicable Law(s)” means, with respect to any Person, any federal, state, foreign national or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding on or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise in this Agreement. References to “Applicable Law” or “Applicable Laws” shall be deemed to include the FDCA, the rules, regulations and administrative policies of or promulgated under the FDA, the PHSA, the EMA, the Bribery Legislation, the Sanctions Laws, the Antitrust Laws and the Foreign Investment Laws.
“Beneficially Own” and “Beneficial Ownership” have the meanings given to such terms under Rule 13d-3 promulgated under the 1934 Act.
“Bribery Legislation” means all Applicable Laws relating to the prevention of bribery, corruption and money laundering, including the FCPA, the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, the United Kingdom Bribery Act 2010 and the United Kingdom Proceeds of Crime Act 2002.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, or London, England are authorized or required by Applicable Law to close.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Companies Act” means the United Kingdom Companies Act 2006 and any statutory instruments made under it, and every statutory modification or re-enactment thereof for the time being in force.
“Company AI Component” means any component of the Company Platform that employs, provides, or makes use of any AI Technology.
“Company Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2024, and the footnotes to such consolidated balance sheet.
“Company Closing Holders” means, collectively, (i) the Company Shareholders on the register of the Company immediately prior to the Closing and (ii) investors who acquired Acquiror shares in connection with the PIPE or any other financing transaction.

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“Company Disclosure Schedule” means the Company Disclosure Schedule delivered to Acquiror on the date of this Agreement.
“Company Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not such plan is sponsored or maintained in the United States or is subject to ERISA, (ii) compensation, redundancy, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program, policy or customary practice not otherwise contained in an employment or consultant agreement or (iii) other plan, agreement, arrangement, practice, program or policy providing for compensation, bonuses, profit-sharing, equity or equitybased compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers' compensation, supplemental unemployment benefits, post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), or any other benefits or compensation of any kind, in each case whether or not written (A) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its ERISA Affiliates for the benefit of any director, officer, employee, worker or consultant (including any former director, officer, employee, worker or consultant) of the Company or any of its Subsidiaries or (B) for which the Company or any of its Subsidiaries has any direct or indirect liability and, in each case, other than any arrangement sponsored or maintained by a Governmental Authority, to which contributions are required by Applicable Law, including written terms of appointment or employment. Notwithstanding the foregoing, a plan, policy or arrangement sponsored or maintained by a professional employer organization or an employer of record organization shall not be a Company Employee Plan.
“Company External Drug Product Candidates” means all small molecule or biologics product candidates currently under development by the Company or its Subsidiaries, with respect to which Company has granted exclusive rights to develop and commercialize to a Third Party.
“Company Internal Drug Product Candidates” means all small molecule or biologics product candidates currently under development by the Company or its Subsidiaries, excluding any Company External Drug Product Candidates.
“Company GM” means the general meeting of Company Shareholders (and any adjournment, postponement or reconvening thereof) to be convened in connection with the Scheme of Arrangement in order to vote on the Company Shareholder Resolution, expected to be held as soon as the preceding Scheme Meeting shall have been concluded (it being understood that if the Scheme Meeting is adjourned, postponed or reconvened, the Company GM shall be correspondingly adjourned or postponed).

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“Company Group” means the Company and other any direct or indirect Subsidiaries of the Company from time to time.
“Company Intellectual Property” means (i) the Intellectual Property Rights owned (or purported to be owned) by the Company or any of its Subsidiaries (alone or together with any other party) (“Company Owned IP”) and (ii) any and all Intellectual Property Rights owned by a Third Party and licensed (including sublicensed) to the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries has otherwise been granted rights.
“Company Legacy Stockholders” means Company stockholders on the register of the Company immediately prior to completion of the Series A Investment.
“Company Non-Plan Option Arrangements” means the non-plan share option grant notices (each attaching a non-plan option agreement) each entered into between the Company and a U.S. service provider in relation to the grant of options covering Company Ordinary Shares to such service provider (each as amended from time to time).
“Company Ordinary Shares” means the ordinary shares of £0.01 each in the capital of the Company from time to time.
“Company Platform” means the proprietary coding, software, mathematical or probabilistic models that predict the likelihood of compounds being active against a specified biological target or having a particular ADMET parameter, automated design algorithms, evolutionary design algorithms, active learning algorithms, an integrated structural database, and structure-based design programs, in each case, existing as of the Effective Time and which comprise the Company and its Subsidiaries’ artificial intelligence-based drug discovery platform.
“Company Share Option” means any option to acquire Company Ordinary Shares granted under the Company Stock Plans (including, for the avoidance of doubt, market priced options and RSU-style or nil-priced options), whether subject to time-vesting or performance-vesting conditions or a combination thereof.
“Company Shareholder” means a holder of any Scheme Shares from time to time (being, for the avoidance of doubt, a registered holder of the relevant Scheme Shares as shown from time to time on the Company’s register of members).
“Company Shareholder Approvals” means the approval of the Company Shareholder Resolution by the Company shareholders, which shall consist of the following: (i) the approval at the Scheme Meeting of the Scheme of Arrangement by a majority in number of the Scheme Shareholders present and voting, either in person or by proxy, representing not less than three-fourths (75%) in value of Scheme Shares held by those Scheme Shareholders and (ii) the passing

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of the Company Shareholder Resolution (as set out in the notice of the Company GM) by the requisite majorities present and voting either in person or by proxy at the Company GM.
“Company Shareholder Meetings” means the Scheme Meeting and the Company GM.
“Company Shareholder Resolution” means the special resolution to (A) authorize the directors of the Company (or a duly authorized committee of the directors) to take all such action as they may consider necessary or appropriate for carrying the Scheme of Arrangement into effect, and (B) amend the Company Organizational Document and approve such other matters as may be necessary to facilitate the implementation of the Transaction and/or the Scheme of Arrangement, in a form agreed in writing between the Company and the Acquiror, with or subject to any modification or addition which Acquiror and the Company may mutually agree.
“Company Source Code” means any Source Code for any Company AI Component or the Company Platform.
“Company Stock Plans” means any Company Employee Plan providing for equity or equity-based compensation, including the Redx Pharma Plc All Employee Share Option Scheme, the Redx Pharma Plc Directors Share Option Scheme (together the “Company Assumed Plans”), and the Company Non-Plan Option Arrangements each as amended from time to time.
“Concurrent Investment” means, collectively, (i) the PIPE, (ii) the Series A Investment and (iii) and any further equity commitments which may be executed in connection with the Transactions (including, for the avoidance of doubt, the equity line of credit between the Company and Redmile Group, LLC).
“Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement, effective as of May 20, 2026, by and between Acquiror and the Company.
“Consent” means any consent, approval, waiver, license, permit, variance, certificate, registration, exemption, franchise, clearance, authorization, acknowledgment, Order or other confirmation.
“Contaminants” means any “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code, software routines or hardware components designed or intended to have or capable of performing any of the following functions: disabling mechanisms or protection features which are designed to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which software is stored or installed or damage or destroy any data or file without the user’s consent.

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“Contract” means any contract, agreement, obligation, understanding or instrument, lease, license, concession, franchise, note, option, bond, mortgage, indenture, trust document, loan, insurance policy or other legally binding commitment or undertaking of any nature; provided, that “Contracts” shall not include any Company Employee Plan or any Acquiror Employee Plan.
“Court” means the High Court of Justice of England and Wales.
“Court Order” means the order of the Court sanctioning the Scheme of Arrangement under section 899(1) of the Companies Act.
“Court Sanction” means the sanction of the Scheme of Arrangement by the Court without modification or with modification on terms reasonably acceptable to Acquiror and the Company.
“Court Sanction Hearing” means the Court hearing to sanction the Scheme of Arrangement.
“Effect” means any event, change, effect, circumstance, fact, development or occurrence.
“Election Deadline” means the date that is five (5) Business Days prior to the anticipated Effective Time, as notified by Acquiror to the Company and the Scheme Shareholders in accordance with the Scheme of Arrangement, or such other date as Acquiror and the Company may mutually agree in writing.
“Elected Non-Voting Shares” has the meaning given to such term in Section 2.02(c).
“Eligible Electing Shareholder” has the meaning given to such term in Section 2.02(c).
“Environmental Law” means any Applicable Law (a) regulating or relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or the health of persons, including protection of the health and safety of employees (as such relates to exposure to hazardous or toxic substances or wastes) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of toxic or Hazardous Substances or wastes or (b) imposing liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.
“Environmental Permits” means all permits, licenses, franchises, variances, exemptions, orders, certificates, approvals and other similar authorizations of Governmental Authorities

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required by Environmental Law of the Company or any of its Subsidiaries for the operation of its respective businesses.
“Equity Securities” means, with respect to any Person, (i) any shares in the share capital or other equity securities of, or other membership, partnership or other ownership interest in, such Person, including American depositary shares, (ii) any securities of such Person convertible into or exchangeable for shares in the share capital or other equity securities of, or other membership, partnership or other ownership interests in, such Person or any of its Subsidiaries, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any share capital or other equity securities of, or other membership, partnership or other ownership interests in, or securities convertible into or exchangeable for share capital or other equity securities of, or other membership, partnership or other ownership interests in, such Person or any of its Subsidiaries, or (iv) any restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital or other equity securities of, other membership, partnership or other ownership interests in, such Person or any of its Subsidiaries.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
“Exchange Ratio” means the following ratio (rounded to four decimal places): (a) the Company Merger Shares divided by (b) the Company Outstanding Shares, in which:
“Acquiror Allocation Percentage” means the Acquiror Valuation divided by the Aggregate Valuation, rounded to two decimal places;
“Acquiror Equity Value” means $14,500,000.
“Acquiror Outstanding Shares” means, subject to Section 2.03(b) (that addresses, among other things, the possibility to effect the Nasdaq Reverse Stock Split), the total number of shares of Acquiror Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted basis, but assuming, without limitation or duplication, the issuance of shares of Acquiror Common Stock in respect of all Acquiror Equity Awards, and other outstanding options, warrants or rights to receive such shares, in each case, outstanding as of immediately prior to the Effective Time (assuming cashless exercise), whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the

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Transaction (but excluding any shares of Acquiror Common Stock reserved for issuance other than with respect to outstanding Acquiror Equity Awards as of immediately prior to the Effective Time and as set forth above); provided, that “Acquiror Outstanding Shares” shall exclude any Acquiror Common Stock issued in the PIPE and shall exclude any unallocated shares of Acquiror Common Stock reserved for issuance pursuant to the Acquiror Equity Plan.
“Acquiror Target Net Cash” means two million dollars ($2,000,000).
“Acquiror Valuation” means, subject to the Acquiror Valuation Adjustment, Acquiror Equity Value less the dollar-for-dollar difference between Acquiror Target Net Cash and Acquiror Net Cash, if any; provided, that, in no event shall the Acquiror Valuation, after giving effect to all adjustments pursuant to this definition and the Acquiror Valuation Adjustment, be less than two million dollars ($2,000,000) (the “Valuation Floor”).
“Aggregate Valuation” means the sum of (a) Company Valuation, plus (b) Acquiror Valuation; plus (c) total amount of the Concurrent Investment minus (d) Series A Investment Amount.
“Company Allocation Percentage” means (a) Company Valuation divided by (b) Aggregate Valuation, rounded to two decimal places.
“Company Merger Shares” means the product of (a) the quotient of (i) Acquiror Outstanding Shares divided by (ii) the Acquiror Allocation Percentage, multiplied by (b) the Company Allocation Percentage, rounded to the nearest whole number.
“Company Valuation” means $161,000,000.
“Company Outstanding Shares” means the total number of Company Ordinary Shares outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Ordinary Share basis, but assuming, without limitation or duplication, (i) the exercise of all Company Share Options outstanding as of immediately prior to the Effective Time, and (ii) the issuance of Company Ordinary Shares in respect of all other outstanding options, restricted stock awards, restricted stock units, warrants or rights to receive such shares, whether conditional or unconditional and including any outstanding options, warrants, restricted stock awards, restricted stock units or rights triggered by or associated with the consummation of the Transaction (but excluding any Company Ordinary Shares reserved for issuance other than with respect to outstanding Company Share Options as of immediately prior to the Effective Time).

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Set forth on Schedule D is an illustrative example of Exchange Ratio calculations as of the date of this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Shares” means the shares of Acquiror Common Stock (and if any Eligible Electing Shareholder so elects, Non-Voting Common Stock) to be delivered to the Scheme Shareholders pursuant to the Transaction.
“FCA” means the United Kingdom Financial Conduct Authority.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing, including, without limitation, any filing made under Foreign Investment Laws.
“Foreign Investment Law” means any Applicable Law that is designed to prohibit, restrict or regulate foreign investment or investments that may pose a threat to national security.
“FRC” means the United Kingdom Financial Reporting Council.
“Fully Diluted” means, with respect to any person and any class of shares, the total number of shares of the relevant class that would be outstanding if all outstanding options, warrants, convertible securities, and other rights to acquire shares of such class (whether vested or unvested, and whether or not then exercisable) held by or attributable to such person (or, in the case of the denominator, held by or attributable to all holders in the relevant class) were deemed to have been exercised, converted, or settled in full immediately prior to the Effective Time, irrespective of any conditions to exercise (other than the passage of time), any exercise price or any “in-the-money” or “out-of-the-money” status of such options, warrants or other rights; provided that if the parties determine that a basic (shares outstanding) basis is more appropriate, all references to “on a Fully Diluted Basis” shall be disregarded and the Pro Rata Portion shall be calculated by reference solely to the shares of the relevant class actually issued and outstanding as of immediately prior to the Effective Time.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any national, transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority and any arbitral tribunal.

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“Group” means a “group” as defined in Section 13(d) of the 1934 Act.
“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified or that is otherwise regulated by any Governmental Authority with jurisdiction over the environment as hazardous, toxic, radioactive, dangerous, harmful or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law, including petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“IFRS” means International Financial Reporting Standards.
“Indebtedness” means, with respect to any Person, (a) all obligations for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (b) all obligations evidenced by bonds, debentures, notes or similar instruments, including any liability in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock; (c) all indebtedness of others secured by any Lien on owned or acquired property, whether or not the indebtedness secured thereby has been assumed; (d) all finance and capital lease obligations and all synthetic lease obligations; (e) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments whether or not drawn; (f) all obligations under securitization transactions; (g) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business); (h) all obligations, contingent or otherwise, in respect of bankers’ acceptances, whether or not drawn; (i) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); (j) guarantees in respect of Indebtedness described in clauses (a) through (i), including guarantees of another person’s Indebtedness or any obligation of another person which is secured by assets of the Company or any of its Subsidiaries; and (k) all obligations (including the employer’s share of any payroll, employment, social security or other taxes) in respect of any accrued but not paid employee performance bonuses (including employee bonuses related to annual performance, long-term incentive awards, and new hire awards).
“Initial Concurrent Investment Amount” means $125,000,000.

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“Intellectual Property Rights” means any and all common law or statutory rights anywhere in the world arising under or associated with: (i) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions (“Patents”); (ii) non-public information, know-how, inventions, discoveries, creations, specifications, instructions, processes, formulae, methods, protocols, techniques, designs, expertise, results, strategies, compositions, formulations, practices, procedures, processes, methods, knowledge, technology, techniques, drawings, laboratory notebooks and regulatory documentation and submissions, (iii) trademarks, service marks, trade dress, trade names, logos, and other designations or indicia of origin (“Marks”); (iv) domain names, uniform resource locators, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services (“Internet Properties”); (v) copyrights and any other equivalent rights in works of authorship (whether or not registerable, including rights in software as a work of authorship) (“Copyrights”); (vi) trade secrets and industrial secret rights in confidential or proprietary business or technical information, including know-how, formulations, formulae, technical, research, clinical and other data, in each case, that derives independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”); (vii) all rights in data, data collections and databases and documentation related thereto; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (ix) rights in, arising out of, or associated with a person’s name, voice, signature, photograph or likeness, including rights of personality, privacy and publicity; (x) applications for, registrations of, and divisions, continuations, continuations-in-part, provisionals and extensions thereof, continuing prosecution applications, counterparts, substitutions, re-examinations, reissuances, renewals, extensions, restorations and reversions of the foregoing clauses (i) through (ix) above; and (xi) all other similar or equivalent intellectual property or proprietary rights now known or hereafter recognized anywhere in the world, including the right to enforce and recover damages for the infringement or misappropriation of any of the foregoing.
“Intervening Event” means any event, change, development or occurrence that is material to the Company and its Subsidiaries (taken as a whole) that (i) was not known to, or reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement (or if known, the magnitude or material consequence of which were not known by the Company Board as of the date of this Agreement) and (ii) does not relate to or involve (A) any Acquisition Proposal or any inquiry, offer or communications relating thereto or any matter relating thereto or consequence thereof, or (B) any event, change, development or occurrence relating to or concerning Acquiror or any of its Affiliates, or (C) any change, in and of itself, in the market price or trading volume of shares of Acquiror Common Stock (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such change that are not otherwise excluded from this definition of Intervening Event may be taken into account in

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determining whether there has been, or would reasonably be expected to be, an Intervening Event).
“ITEPA” means the United Kingdom Income Tax (Earnings and Pensions) Act 2003.
“knowledge” means (i) with respect to the Company, the knowledge of those individuals set forth in Section 1.01(a) of the Company Disclosure Schedule and (ii) with respect to Acquiror, the knowledge of those individuals set forth in Section 1.01(a) of the Acquiror Disclosure Schedule, in each case, after reasonable inquiry to the direct report of such individual with primary responsibility for the relevant matter.
“Lien” means, with respect to any share, security, property or asset (as applicable), any mortgage, lien, pledge, charge, security interest, hypothecation, right of pre-emption, right of first refusal, contract for sale, easement, right of way, encroachment, occupancy right, community property interest or restriction of any nature or other encumbrance, whether voluntarily incurred or arising by operation of Applicable Law.
“Material Adverse Effect” means any Effect that, considered together with all other Effects, has a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, that no event, change, effect, circumstance, fact, development or occurrence to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute a Material Adverse Effect or shall be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (i) any changes in general United States or global economic conditions or other general business, financial or market conditions, (ii) any changes in conditions generally affecting the industry in which the Company or any of its Subsidiaries operate, (iii) fluctuations in the value of any currency, (iv) regulatory, legislative or political conditions or conditions in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign country, (v) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions, revenues, earnings or other financial or operating metrics for any period (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (vi) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (including the Transaction), the taking of any action required by this Agreement (other than, to the extent not excluded by another clause of this definition, the Company’s compliance with its obligations pursuant to Section 6.01, except to the extent that Acquiror has unreasonably withheld a consent under

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Section 6.01), or the identity of, or any facts or circumstances relating to, Acquiror or any of its Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with Governmental Authorities, customers, suppliers, partners, officers, employees or other material business relations (provided that this clause (vi) shall not apply with respect to any representation or warranty that addresses the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement (including the representations and warranties in Section 4.01, Section 4.03 and Section 4.04) or with respect to the condition to Closing contained in Section 9.02(b), to the extent it relates to such representations and warranties), (vii) any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any Applicable Law of or by any Governmental Authority or any recommendations, statements or other pronouncements made, published or proposed by professional medical organizations, (vii) any changes or prospective changes in IFRS (or authoritative interpretations thereof), (ix) geopolitical conditions, the outbreak or escalation of hostilities, civil or political unrest, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of the foregoing, (x) any epidemic, pandemic or other outbreak of illness or public health event, any hurricane, earthquake, flood, calamity or other natural disasters, acts of God or any change resulting from weather conditions (or any worsening of any of the foregoing) or (xi) any claims, actions, suits or proceedings arising from allegations of a breach of fiduciary duty or violation of securities laws, in each case relating to this Agreement or the transactions contemplated hereby (including the Transaction), except that the matters referred to in clauses (i), (ii), (iii), (iv), (vii), (viii), (ix) or (x) may be taken into account (to the extent not excluded by another clause of this definition) to the extent that the impact of any such event, change, effect, circumstance, fact, development or occurrence on the Company and its Subsidiaries, taken as a whole, is disproportionately adverse relative to the impact of such event, change, effect, circumstance, fact, development or occurrence on companies operating in the industry in which the Company and its Subsidiaries operate, and then solely to the extent of such disproportionality.
“Nasdaq Reverse Stock Split” means, if necessary, a reverse stock split of the Acquiror Common Stock on or after the date of this Agreement and prior to the Closing Date in the range mutually agreed to by the Company and Acquiror in order to regain compliance with the applicable listing rule of Nasdaq.
“Non-Voting Common Stock” means a class of non-voting common stock of Acquiror, having the rights, preferences and characteristics described in Section 2.02(c), to be authorized by an amendment to the Acquiror Organizational Documents.
“Non-Voting Election” has the meaning given to such term in Section 2.02(c).

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“Non-Voting Election Notice” means a written notice, in a form to be agreed between Acquiror and the Company prior to the Effective Time, pursuant to which an Eligible Electing Shareholder makes a Non-Voting Election.
“NRS” means the Nevada Revised Statutes, as amended from time to time.
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any other license that requires the distribution of Source Code in connection with the distribution of any software or materials, that requires modifications or derivative works be distributed under the same license, or that prohibits one from charging a fee or otherwise seeking compensation in connection with sublicensing, displaying or distributing any software or materials. “Open Source License” includes, without limitation, a Creative Commons License, open database license, the Mozilla Public License (including any variants thereof), the GNU General Public License, GNU Lesser General Public License, Common Public License, Apache License, BSD License, or MIT License.
“Open Source Materials” means any Technology that is generally available to the public in source code form under an Open Source License.
“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).
“Ownership Threshold” means 9.99% of the total number of shares of Acquiror Common Stock outstanding immediately following the Effective Time (calculated in accordance with Rule 13d-3 under the 1934 Act).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permitted Lien” means (i) any Liens for utilities or Taxes (A) not yet due and payable, or (B) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with IFRS or GAAP, as applicable, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising by operation of Applicable Law in the ordinary course of business for amounts not yet delinquent or which have been bonded over in full or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with IFRS or GAAP, as applicable, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, in each case in the ordinary course of business, (iv) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that do not materially detract

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from the value or the use of the property subject thereto, (v) statutory landlords’ liens and liens granted to landlords under any lease, (vi) non-exclusive licenses granted under Intellectual Property Rights in the ordinary course of business to service providers, consultants, contractors or vendors entered into for the provision of services, (vii) any purchase money security interests, equipment leases or similar financing arrangements, (viii) any Liens which are disclosed on the Company Balance Sheet or the Acquiror SEC Documents (in the case of Liens applicable to the Company, Acquiror or any of their Subsidiaries, as applicable) or the notes thereto or in Section 1.01(b) of the Company Disclosure Schedule, and (ix) other Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record or (B) would be disclosed by a current, accurate survey or physical inspection of such real property, which, in each instance of the foregoing clauses (ix)(A)-(B), do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect, the access to, or occupancy or use of, such real property for the purposes for which it is used or proposed to be used in connection with the business.
“Person” means any individual, corporation, partnership, limited liability partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision (in each case whether or not having separate legal personality).
“Personal Data” means any and all information that can reasonably be used to identify an individual natural person or household, including information that identifies or could be used to identify, alone or in combination with other information, an individual natural person or an individual natural person’s device or browser, including name, physical address, telephone number, email address, financial account number, passwords or PINs, device identifier or unique identification number, government-issued identifier (including social security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations and marital or other status (to the extent any of these data elements can reasonably be associated with an individual natural person or household, or is linked to any such data element that can reasonably be associated with an individual natural person or household). Personal Data also includes any information defined as “personal data,” “personally identifiable information,” “personal information,” or “protected health information” under any Applicable Law, including any Privacy Legal Requirement.
“PIPE” means the concurrent investment made by Purchasers pursuant to the Securities Purchase Agreement.
“PIPE Implied Company Valuation” means the implied pre-money equity valuation of the Company derived from the per-share price paid by participants in the PIPE.

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“Privacy Legal Requirement” means (a) all Applicable Laws that pertain to the privacy or the processing of Personal Data, including, to the extent applicable, (i) HIPAA, (ii) the California Consumer Privacy Act, (iii) U.S. state data security laws and regulations such as the New York SHIELD Act, the Massachusetts Standards for the protection of personal information of residents of the Commonwealth, 201 CMR 17, all state data breach notification laws, and state biometric privacy laws; (iv) applicable requirements of comparable state and foreign Applicable Laws such as the EU Data Protection Directive 95/46/EC of 24 October 1995 (in respect of the period prior to 25 May 2018), the EU General Data Protection Regulation 2016/679/EU of April 27, 2016 and all corresponding member state legislation (in respect of the period on and from 25 May 2018), the EU ePrivacy Directive 2002/58/EC of 12 July 2002 concerning the processing of personal data and the protection of privacy in the electronic communications sector as amended by Directive 2006/24/EC and Directive 2009/136/EC and the related implementing legislation of the EU Member States, (v) (in respect of the period on and from 25 May 2018) the United Kingdom’s Data Protection Act 2018 and (in respect of the period prior to 25 May 2018) the United Kingdom’s Data Protection Act 1998 and (vi) Section 5 of the Federal Trade Commission Act as it applies to the receipt, access, use, disclosure, and security of consumer Personal Data; (b) any applicable contractual obligations to Third Parties related to privacy, data protection, process, transfer or security of Personal Data; (c) with respect to the Company or any of its Subsidiaries, all of the Company’s and its Subsidiaries’ privacy policies or notices regarding Personal Data that are publicly posted or otherwise provided to individuals whose data are processed; and (d) with respect to Acquiror or any of its Subsidiaries, all of Acquiror’s and its Subsidiaries’ privacy policies or notices regarding Personal Data that are publicly posted or otherwise provided to individuals whose data are processed.
“Pro Rata” means, with respect to each Scheme Shareholder, a fraction (expressed as a percentage), the numerator of which is the number of shares of Acquiror Common Stock and/or Non-Voting Common Stock held of record by such Scheme Shareholder immediately after the Effective Time on a Fully Diluted Basis and the denominator of which is the aggregate number of shares of Acquiror Common Stock held of record by all Company Closing Holders immediately after the Effective Time on a Fully Diluted Basis.
“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, audits, investigations, examinations or other similar proceedings, in each case, by or before any Governmental Authority.
“Purchaser” means a participating investor in the PIPE pursuant to the Securities Purchase Agreement.
“Reference Date” means January 1, 2023.

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“Release” means any spill, discharge, leaking, pouring, dumping or emptying, dumping, injection, deposit, disposal, dispersal, leaching or migration into or through the environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata).
“Representatives” means, with respect to any Person, its officers, directors, employees, investment bankers, attorneys, accountants, auditors, consultants and other agents, advisors and representatives.
“Sanctioned Country” means any of the Crimea, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria (through July 1, 2025).
“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under any Sanctions Laws, including the Sanctions Laws of the United States, the United Kingdom, the European Union or the United Nations, including (i) any Person identified in any list of Sanctioned Persons maintained by (A) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security or the United States Department of State, (B) His Majesty’s Treasury of the United Kingdom, (C) any committee of the United Nations Security Council, or (D) the European Union, (ii) any Person located, organized, or ordinarily resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly 50% or more owned or, where relevant under applicable law, controlled by, or knowingly acting for the benefit or on behalf of, a Person described in clause (i) or (ii).
“Sanctions Laws” means all Applicable Laws concerning economic sanctions, including embargoes, export restrictions, import restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with or to take an ownership interest in assets of a Sanctioned Person or in a Sanctioned Country.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“Scheme Circular” means the circular to be issued by the Company to Company Shareholders setting out, amongst other things, the terms and conditions of the Transaction and containing the Scheme of Arrangement and the notice of Scheme Meeting and the Company GM.
“Scheme Meeting” means such meeting(s) (and any adjournment, postponement or reconvening thereof) convened with the permission of the Court pursuant to section 896 of the

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Companies Act for the purpose of considering and, if thought fit, approving (with or without modification) the Scheme of Arrangement.
“Scheme of Arrangement” means the proposed scheme of arrangement of the Company under Part 26 of the Companies Act to effect the Transaction pursuant to this Agreement, in a form agreed in writing between the Company and the Acquiror, with or subject to any modification, addition or condition which (a) Acquiror and the Company mutually agree and which (if required) is approved by the Court or (b) is otherwise imposed by the Court and mutually acceptable to Acquiror and the Company each acting reasonably and in good faith, in each case in accordance with the Companies Act and this Agreement.
“Scheme Shareholders” has the meaning given to it in the Scheme of Arrangement.
“Scheme Shares” has the meaning given to it in the Scheme of Arrangement.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Purchase Agreement” means the securities purchase agreement entered into by Acquiror and the Investors as defined therein.
“Senior Employee” means any: (i) director of the Company or any of its Subsidiaries; or (ii) employee of the Company or any of its Subsidiaries at the level of Vice President or above.
“Series A Investment” means the issuance of Series A Shares by the Company to the Series A Investors pursuant to the terms of a subscription agreement entered into by the Company and the Series A Investors on or around the date of this Agreement.
“Series A Investment Amount” means $35,999,999.55.
“Series A Shares” means the series A preferred shares of £0.01 each in the capital of the Company from time to time.
“Source Code” means, collectively, any software source code or material portion or aspect of software source code (including any proprietary information or algorithm contained in any software source code).
“Specified Adjustment” has the meaning given to it in Schedule C.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person. For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a

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Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary.
“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal made after the date of this Agreement by any Person (or Persons acting in concert) or Group (other than any member of the Acquiror Group or Company Group, as applicable) (with all references to “20%” in the definition of Acquisition Proposal being deemed to be references to “50%”) that (A) was not obtained or made as a result of a breach of (or in violation of) this Agreement, and (B) in each case, is on terms that the Company Board or the Acquiror Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account (i) all the terms and conditions of the Acquisition Proposal that the Company Board or the Acquiror Board considers to be appropriate (including the identity of the Person(s) making the Acquisition Proposal and the expected timing and likelihood of consummation, conditions to consummation and availability of necessary financing (including, if a cash transaction (in whole or in part), the availability of such funds and the nature, terms and conditionality of any committed financing)), as well as (ii) any written offer by the Company or Acquiror, as applicable, to amend the terms of this Agreement and following consultation with its outside legal counsel and outside financial advisors, as applicable, is (x) more favorable from a financial point of view to Acquiror’s Stockholders or the Company Shareholders, as applicable, than the Transaction, (y) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party) and (z) is reasonably capable of being completed on the terms proposed.
“Tax” means any and all U.S. federal, state, local, provincial and non-U.S. income, gross receipts, franchise, sales, use, net worth, goods and services, ad valorem, property, payroll, withholding or deduction, excise, severance, transfer, employment, social security (or similar), unemployment, license, disability, registration, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, customs duties, capital stock, real property, personal property, capital gains, documentary, environmental or windfall or other profits taxes, and any other taxes, assessments, levies, imposts, customs, duties, tariffs, tolls or other similar charges and fees, in each case in the nature of a tax and imposed by any Governmental Authority, together with any interest, penalties, additions to tax, and any additional amounts, in each case, imposed with respect thereto, whether disputed or not, including any liability for Taxes of a predecessor entity or otherwise by operation of Applicable Law.
“Tax Return” means any report, return, document, form, application, certificate, election, statement, declaration or other information filed with or supplied to, or required to be filed with

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or supplied to, any Taxing Authority with respect to Taxes, including information returns, claims for refunds, and any documents with respect to or accompanying payments of estimated Taxes, and including any schedules or attachments thereto and any amendments thereof.
“Taxing Authority” means any Governmental Authority that has the power to impose, assess, determine, administer or collect any Taxes.
“Transfer” means, with respect to any share of Non-Voting Common Stock, any direct or indirect sale, transfer, assignment, pledge, hypothecation or other disposition of such share or any legal or beneficial interest therein, whether voluntary or involuntary, other than a Transfer to an Affiliate of the transferring holder.
“Technology” means any or all of the following: (i) works of authorship, including computer programs and software, whether in Source Code or in executable code form, application programming interfaces, software architecture, and documentation; (ii) inventions (whether or not patentable), discoveries and improvements; (iii) proprietary and confidential information and Trade Secrets; (iv) data, databases, data compilations and collections and technical data and performance data; (v) methods and processes; (vi) devices, prototypes, data bases, designs and schematics; and (vii) any other tangible embodiments of Intellectual Property Rights.
“Termination Payment Amount” means an amount equal to the product of (i) 0.03 and (ii) the Aggregate Valuation; provided, that for purposes of this definition, the “applicable date of determination” in the definition of “Acquiror Net Cash” shall be the date written notice of such termination is delivered pursuant to Section 10.02.
“Third Party” means any Person or Group, other than the Company, Acquiror or any of their respective Subsidiaries or Representatives.
“Training Data” means any data (whether structured or unstructured) used to train or improve any AI Technology, including any data obtained using web scraping, web crawling, or web harvesting software or any Technology or service that turns the unstructured data found on the web into machine readable, structured data that is ready for analysis.
“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.
“United Kingdom Companies Legislation” means the Companies Act, the United Kingdom Companies Act 1985, the United Kingdom Companies Consolidation (Consequential Provisions) Act 1985 and the United Kingdom Companies Act 1989.

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“VAT” means (a) any value added tax imposed pursuant to the United Kingdom Value Added Tax Act 1994, (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (as amended) and any national legislation implementing that Directive or any predecessor to it or supplemental to that Directive, and (c) any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.
“Terms Defined Elsewhere”. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Company Confidentiality Agreement	6.02(b)
Acceptable Acquiror Confidentiality Agreement	7.02(b)
Agreement	Preamble
Acquiror	Preamble
Acquiror Adverse Recommendation Change	7.02(a)
Acquiror Approval Time	7.02(b)
Acquiror Articles Amendment	1.04
Acquiror Board	Recitals
Acquiror Board Recommendation	5.02(b)
Acquiror Legacy CVR	Recitals
Acquiror Legacy CVR Agreement	Recitals
Acquiror Legacy CVR Payments	Recitals
Acquiror Material Contract	5.20(a)
Acquiror Option	2.07(a)
Acquiror Organizational Documents	5.01
Acquiror Registered IP	5.24(b)
Acquiror Regulatory Agency	5.15(a)
Acquiror Regulatory Permits	5.15(a)
Acquiror SEC Documents	5.07(a)
Acquiror Share Issuance	3.01(a)
Acquiror Stockholder Meeting	3.01(a)
Acquiror Stockholders	3.01(a)
Acquiror Termination Payment	10.03(b)
Anticipated Closing Date	Section 2.06(a)
Bankruptcy and Equity Exceptions	Section 4.02(a)
Capitalization Date	Section 4.05(a)

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Term	Section
Closing	Section 1.02
Closing Date	Section 1.02
Company	Recitals
Company Adverse Recommendation Change	Section 6.02(a)
Company Approval Time	Section 6.02(b)
Company Board	Recitals
Company Board Recommendation	Section 4.02(b)
Company CVR Agreement	Recitals
Company Exchange Fund	Section 2.01(b)
Company Legacy CVR	Recitals
Company Lock-Up Agreement	Recitals
Company Lock-Up Signatories	Recitals
Company Material Subsidiaries	4.06(a)
Company Organizational Document	4.01
Company Permits	4.12
Company Registered IP	4.22(a)
Company Regulatory Agency	4.14(a)
Company Regulatory Permits	4.14(a)
Company Termination Payment	10.03(a)
Continuing Employees	8.03(a)
Court Documentation	3.02(a)(i)
Court Sanction Hearing	3.02(b)(i)
Dispute Notice	Section 2.06(b)
EC	4.14(a)
Effective Date	1.03
Effective Time	1.03
Elected Non-Voting Shares	2.02(c)
Eligible Electing Shareholder	2.02(c)
EMA	4.14(a)
End Date	10.01(b)(i)
Exchange Agent	2.01(b)
Exchange Ratio	2.02(a)
FDA	4.14(a)
FDCA	4.14(a)
Foreign Antitrust Laws	4.03

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Term	Section
HMRC	4.03
Indemnified Party	7.03(b)
Intended U.S. Tax Treatment	8.07(c)
Leases	4.23
Maximum Amount	7.03(c)
MHRA	4.14(a)
Nasdaq	4.03
Net Cash Calculation	Section 2.06(a)
Net Cash Schedule	Section 2.06(a)
New Company Plans	8.03(b)
Non-U.S. Plan	Section 5.22(m)
Non-Voting Election	2.02(c)
Other Required Filing	3.01(c)
Panel	4.28
Parties	Preamble
Per Share Consideration	Section 2.02
PHSA	4.14(a)
Pre-Closing Acquiror Stockholders	Recitals
Proxy Statement	3.01(a)
Response Date	Section 2.06(b)
Scheme Technical Defect	3.05(b)(i)
Second Request	8.02(c)
Share Deliverables	2.02(a)
Takeover Code	Recitals
Technical Revision	3.05(b)
Transaction	Recitals
Transaction Documentation	3.01(d)
Transaction Litigation	8.08
Transfer Taxes	8.07(b)

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Annex B

FORM OF SKYE VOTING AND SUPPORT AGREEMENT

THIS ACQUIROR VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of ___________, 2026, by and among Skye Bioscience, Inc., a Nevada corporation (the “Acquiror”), the stockholder(s) of the Acquiror listed on Schedule A hereto (“Securityholder”) and Redx Pharma Limited, a private limited company incorporated under the laws of England and Wales (“Redx”). Capitalized terms used but not defined herein are used as they are defined in the Transaction Agreement (as defined below).

RECITALS:

WHEREAS, Securityholder is the record or beneficial owner of the securities of the Acquiror (including options, warrants and convertible securities) as set forth opposite Securityholder’s name on Schedule A hereto (such securities, together with any other securities of the Acquiror or Redx acquired by Securityholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Securities”).

WHEREAS, upon the satisfaction or waiver of the terms and conditions of the Transaction Agreement by and between Redx and the Acquiror, dated as of the date hereof (as amended, restated or supplemented from time to time, the “Transaction Agreement”), the entire issued and to be issued share capital of Redx be acquired by the Acquiror by means of the Scheme of Arrangement (the “Acquisition”).

WHEREAS, in order to induce Redx to enter into the Transaction Agreement and in consideration of the execution thereof by Redx and to enhance the likelihood that the Acquisition and the other transactions contemplated by the Transaction Agreement (collectively, the “Transactions”) will be consummated, Securityholder, solely in Securityholder’s capacity as holder of the Subject Securities, has entered into this Agreement and agrees to be bound hereby.

NOW THEREFORE, in consideration of the promises and the covenants and agreements set forth below, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.No Transfer of Subject Securities. During the term of this Agreement, Securityholder shall not cause or permit any Transfer (as defined below) of any of the Subject Securities or enter into any agreement, option or arrangement with respect to a Transfer of any of the Subject Securities. Following the date hereof and except as required by this Agreement, Securityholder shall not deposit (or permit the deposit of) any Subject

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Securities in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of the Subject Securities or in any way grant any other Person any right whatsoever with respect to the voting or disposition of the Subject Securities. For purposes hereof, a Person shall be deemed to have effected a “Transfer” of Subject Securities if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers, assigns, or otherwise disposes of any Subject Securities, or any interest in such Subject Securities; or (b) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Subject Securities or any interest therein. Notwithstanding the foregoing, Securityholder may make (i) solely for Securityholders who are individuals, transfers by will or by operation of law or other transfers for estate-planning purposes or charitable purposes, in which case this Agreement shall bind the transferee, (ii) with respect to Securityholder’s Acquiror Share Options which expire on or prior to the termination of this Agreement, transfers, sale, or other disposition of Subject Securities to the Acquiror as payment for or to fund the payment of the (x) exercise price of Securityholder’s Acquiror Share Options and (y) taxes applicable to the exercise of Securityholder’s Acquiror Share Options, (iii) if Securityholder is a partnership or limited liability company, a transfer to one or more partners or members of Securityholder or to an affiliated corporation, trust or other entity under common control with Securityholder, or if Securityholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof, (iv) transfers to a transferee that has signed a voting agreement in substantially the form hereof or (v) pursuant to a Rule 10b5-1 trading plan in effect as of the date hereof; provided that, in each of (i), (iii) and (iv) above, as a condition to such transfer the transferee agrees in writing to be bound by the terms and conditions of this Agreement. If any voluntary or involuntary transfer of any Subject Securities covered hereby shall occur (including a transfer or disposition permitted by Section 1(i) through Section 1(v), sale by a Securityholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Securityholder and has not executed a counterpart hereof or joinder hereto.
2.Agreement to Vote Shares. At any meeting of stockholders of the Acquiror or at any adjournment thereof, in any action by written consent or in any other circumstances upon which Securityholder’s vote, consent or other approval is sought, Securityholder shall (a) appear (in person or by proxy) at each such meeting or otherwise cause all of the Subject Securities that such Securityholder is entitled to vote to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted, in person or by

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proxy), as applicable, all of the Subject Securities that are then entitled to be voted (i) in favor of: (1) the Transaction Agreement and the Transactions, and (2) any proposal to adjourn or postpone such meeting of stockholders of the Acquiror to a later date if there are not sufficient votes to approve the Transaction Agreement and the Transactions; and (ii) against (1) any Acquisition Proposal, or any of the transactions contemplated thereby, (2) any action, proposal, transaction, or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Acquiror under the Transaction Agreement or of Securityholder under this Agreement, and (3) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Transactions or the fulfillment of the Acquiror’s conditions under the Transaction Agreement or change in any manner the voting rights of any class of shares of the Acquiror (including any amendments to the Acquiror Organizational Documents). Securityholder agrees that the Subject Securities that are entitled to be voted shall be voted (or caused to be voted) as set forth in the preceding sentence whether or not such Securityholder’s vote, consent or other approval is sought on only one or on any combination of the matters set forth in this Section 2 and at any time or at multiple times during the term of this Agreement.
3.Irrevocable Proxy. The Securityholder hereby revokes (or agrees to cause to be revoked) any proxies that the Securityholder has heretofore granted with respect to the Subject Securities. The Securityholder hereby irrevocably appoints Redx as attorney-in-fact and proxy for and on behalf of the Securityholder, for and in the name, place and stead of the Securityholder, to: (a) attend any and all meetings of the Acquiror’s stockholders, (b) vote, express consent or dissent or issue instructions to the record holder to vote the Subject Securities in accordance with the provisions of Section 2 at any and all meetings of the Acquiror’s stockholders or in connection with any action sought to be taken by written consent of the Acquiror’s stockholders without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 3, all written consents with respect to the Subject Securities at any and all meetings of the Acquiror’s stockholders or in connection with any action sought to be taken by written consent of the Acquiror’s stockholders without a meeting. Redx agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Securityholder, as applicable) until the termination of this Agreement and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 8. The Securityholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the secretary of the Acquiror. The

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Securityholder hereby affirms that the proxy set forth in this Section 3 is given in connection with and granted in consideration of and as an inducement to Redx and the Acquiror to enter into the Transaction Agreement and that such proxy is given to secure the obligations of the Securityholder under Section 2. The proxy set forth in this Section 3 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 8. With respect to any Subject Securities that are owned beneficially by the Securityholder but are not held of record by the Securityholder (other than shares beneficially owned by the Securityholder that are held in the name of a bank, broker or nominee), the Securityholder shall take all action necessary to cause the record holder of such Subject Securities to grant the irrevocable proxy and take all other actions provided for in this Section 3 with respect to such Subject Securities.
4.Opportunity to Review. Securityholder acknowledges receipt of the Transaction Agreement and represents that he, she, or it has had (a) the opportunity to review, and has read, reviewed and understands, the terms and conditions of the Transaction Agreement and this Agreement, and (b) the opportunity to review and discuss the Transaction Agreement, the Transactions and this Agreement with his, her or its own advisors and legal counsel.
5.No Inconsistent Agreements. Each Securityholder hereby represents, covenants and agrees that, except for this Agreement, such Securityholder (a) has not entered into any voting agreement, voting trust or similar agreement or understanding with respect to any of the Subject Securities, and shall not enter into any other voting agreement, voting trust or similar agreement or understanding with respect to any of the Subject Securities, (b) has not granted, and shall not grant at any time prior to the Expiration Date, a proxy, consent or power of attorney with respect to any of the Subject Securities (other than pursuant to Section 2), (c) has not given, and shall not give, prior to the Expiration Date, any voting instructions or authorities in any manner inconsistent with Section 2, with respect to any of the Subject Securities and (d) has not taken and shall not take any action that would reasonably be expected to constitute a breach hereof or make any representation or warranty of such Securityholder contained herein untrue or incorrect or have the effect of preventing such Securityholder from performing any of its obligations under this Agreement.
6.Confidentiality; Further Assurances and Public Disclosure. From the date of this Agreement until the Closing, Securityholder shall not make any public announcements regarding this Agreement, the Transaction Agreement or the transactions contemplated hereby or thereby; provided, however, that nothing herein shall be deemed to prohibit such public announcement (a) that the Acquiror and Redx agree upon in writing, or (b) required by obligations pursuant to any listing agreement with any national securities

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exchange or stock market or Applicable Law. From time to time and without additional consideration, each Securityholder shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as the Acquiror or Redx may reasonably request for the purpose of carrying out the intent of this Agreement. Without limiting the foregoing, each Securityholder hereby severally as to itself only, but not jointly with any other Securityholder, authorizes Redx and the Acquiror to publish and disclose in any public filing made in connection with the Transaction Agreement and the transactions contemplated thereby and in any other announcement or disclosure required by applicable Law, such Securityholder’s identity and ownership of the Subject Securities and the nature of such Securityholder’s obligations under this Agreement and authorizes the Acquiror and Redx to include this Agreement as an exhibit to any filing required to be made by the Acquiror or Redx, as applicable, with the SEC in connection with the Transaction Agreement and the Transactions.
7.Representations and Warranties of Securityholder. Securityholder hereby represents and warrants as follows:
(a)Securityholder (i) is the record or beneficial owner of the Subject Securities, free and clear of any liens, adverse claims, charges or other encumbrances of any nature whatsoever (other than pursuant to (x) restrictions on transfer under applicable securities laws, or (y) this Agreement), and (ii) does not beneficially own any securities of the Acquiror (including options, warrants or convertible securities) other than the Subject Securities set forth opposite its name on Schedule A.
(b)Except with respect to obligations under the bylaws of the Acquiror, as applicable, Securityholder has the sole right to Transfer, to vote (or cause to vote) and to direct (or cause to direct) the voting of the Subject Securities, and none of the Subject Securities are subject to any voting trust or other agreement, arrangement or restriction with respect to the Transfer or the voting of the Subject Securities (other than restrictions on transfer under applicable securities laws), except as set forth in this Agreement.
(c)Securityholder (i) if not a natural person, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has the requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery by Securityholder of this Agreement, the consummation by Securityholder of the transactions contemplated hereby and the compliance by Securityholder with the

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provisions hereof have been duly authorized by all necessary corporate, company, partnership or other action on the part of Securityholder, and no other corporate, company, partnership or other proceedings on the part of Securityholder are necessary to authorize this Agreement, to consummate the transactions contemplated hereby or to comply with the provisions hereof.
(d)This Agreement has been duly executed and delivered by Securityholder, constitutes a valid and binding obligation of Securityholder and, assuming due authorization, execution and delivery by the other parties thereto, is enforceable against Securityholder in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.
(e)As of the date hereof, there are no Proceedings pending against Securityholder or, to the knowledge of Securityholder, threatened against Securityholder or any of its Subsidiaries or Affiliates or any of the Securityholder’s properties or assets (including the Subject Shares), or any Order to which Securityholder or any of its Subsidiaries or Affiliates is subject that could reasonably be expected to prevent, delay or impair the ability of the Securityholder to perform the Securityholder’s obligations hereunder or to consummate the transactions contemplated hereby.
(f)The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in (i) any violation or breach of, or default (with or without notice or lapse of time, or both) under, any provision of the organizational documents of Securityholder, if applicable, (ii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any (x) statute, law, ordinance, rule or regulation or (y) judgment, order or decree, in each case, applicable to Securityholder or its properties or assets, or (iii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any material contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Securityholder is a party or by which Securityholder or Securityholder’s assets are bound.
(g)The Securityholder has had the opportunity to review the Transaction Agreement, including the provisions relating to the payment and allocation of the consideration to be paid to the stockholders of the Acquiror, and this Agreement with counsel of the Securityholder’s own choosing. The Securityholder has had an opportunity to review with its own tax advisors the tax consequences of the

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Acquisition and the transactions contemplated by the Transaction Agreement. The Securityholder understands that it must rely solely on its advisors and not on any statements or representations made by Redx, the Acquiror or any of their respective agents or representatives. The Securityholder understands that such Securityholder (and not Redx or the Acquiror) shall be responsible for such Securityholder’s tax liability that may arise as a result of the Acquisition or the transactions contemplated by the Transaction Agreement. The Securityholder understands and acknowledges that the Acquiror and Redx are entering into the Transaction Agreement in reliance upon the Securityholder’s execution, delivery and performance of this Agreement.
8.Termination. This Agreement shall terminate automatically upon the earliest of (a) the Effective Time, (b) such date and time as the Transaction Agreement shall be terminated in accordance with its terms, (c) an amendment of the Transaction Agreement, without the prior written consent of the Stockholder, in a manner that affects the economics or material terms of the Transaction Agreement in a manner that is adverse to the Securityholder (each of (a) through (c), the “Expiration Date”). In the event of the termination of this Agreement, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease; provided, however, that (i) no such termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination, and (ii) Section 6 and Section 9 through Section 20 hereof shall survive any termination of this Agreement.
9.No Solicitation. Subject to Section 10, Securityholder shall not, and shall cause its Subsidiaries (if any) not to, and shall use its reasonable best efforts to cause its Affiliates and Representatives (if any) not to: (a) directly or indirectly solicit, seek, initiate, knowingly encourage, or knowingly facilitate any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal; (b) directly or indirectly engage in, continue, or otherwise participate in any discussions or negotiations regarding, or furnish or afford access to any other Person any information in connection with or for the purpose of encouraging or facilitating, any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal; (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar arrangement with respect to an Acquisition Proposal; (d) solicit proxies with respect to an Acquisition Proposal (other than the Transactions and the Transaction Agreement) or otherwise encourage or assist any Person in taking or planning any action that is reasonably likely to compete with, restrain, or otherwise serve to interfere with or inhibit the timely consummation of the Transactions in accordance with the terms of the Transaction Agreement; or (e) initiate a

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stockholders’ vote or action by written consent of the Acquiror’s stockholders with respect to a Acquisition Proposal.
10.No Agreement as Director or Officer. To the extent Securityholder is a director or an officer of the Acquiror or any of the Acquiror’s Subsidiaries, Securityholder makes no agreement or understanding in this Agreement in Securityholder’s capacity as such director or officer, and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Securityholder in Securityholder’s capacity as such a director or officer, including in exercising rights under the Transaction Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict Securityholder from exercising Securityholder’s fiduciary duties as an officer or director of the Acquiror, any of the Acquiror’s Subsidiaries or any of their respective stockholders.
11.No Securityholder Litigation. Securityholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, that may be brought against the Acquiror, Redx, or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Transaction Agreement or the consummation of the transactions contemplated hereby or thereby; provided that this Section 11 shall not be deemed a waiver of any rights of Securityholder or its Affiliates for any breach of this Agreement or the Transaction Agreement by Redx, the Acquiror or any of their respective Affiliates.
12.Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (a) it has read and fully understood the Transaction Agreement, including the provisions relating to the payment and allocation of the consideration to be paid to Securityholders of the Acquiror, this Agreement and the implications and consequences thereof; (b) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (c) it is fully aware of the legal and binding effect of this Agreement. The Securityholder has had an opportunity to review with its own tax advisors the tax consequences of the Transactions. The Securityholder understands that it must rely solely on its advisors and not on any statements or representations made by Redx, the Acquiror or any of their respective agents or representatives. The Securityholder understands that such Securityholder (and not Redx, or the Acquiror) shall be responsible for such Securityholder’s tax liability that may arise as a result of the Transactions. The Securityholder understands and acknowledges that Redx and the Acquiror are entering

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into the Transaction Agreement in reliance upon the Securityholder’s execution, delivery and performance of this Agreement.
13. Successors, Assigns and Transferees Bound. Without limiting Section 1 hereof in any way, each Securityholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Securities from the date hereof through the termination of this Agreement and shall, to the extent permitted by Applicable Laws, be binding upon any Person to which legal or beneficial ownership of the Subject Securities shall pass, whether by operation of law or otherwise, including Securityholder’s heirs, guardians, administrators or successors, and Securityholder further agrees to take all reasonable actions necessary to effectuate the foregoing.
14.Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Securityholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Redx irreparable harm. Accordingly, Securityholder agrees that in the event of any breach or threatened breach of this Agreement, Redx, in addition to any other remedies at law or in equity each may have, shall be entitled to seek immediate equitable relief, including injunctive relief and specific performance, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.
15.Notices. All notices and other communications hereunder shall be in writing (including electronic mail) and shall be deemed to have been duly given in accordance with the terms of the Transaction Agreement and addressed to the respective parties as follows: if to Acquiror or Redx, to the address or electronic mail address set forth in Section 11.01 of the Transaction Agreement and if to Securityholder, to the address or electronic mail address set forth on Schedule A hereto or to such other address or electronic mail address as such party may hereafter specify for the purpose of providing notice to the other party hereto.
16.Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by

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Applicable Law, each party hereby waives any provision of Applicable Law that renders any such provision prohibited or unenforceable in any respect.
17.Entire Agreement/Amendment. This Agreement (including the provisions of the Transaction Agreement referenced herein) represent the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed and delivered by the parties hereto.
18.Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to its choice of law rules. Each party agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware or any federal court of competent jurisdiction in the State of Delaware. Each of the parties consents to service of process in any such proceeding in any manner permitted by the laws of the State of Delaware, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 15 of this Agreement is reasonably calculated to give actual notice. Each party waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in such courts, any claim that such party is not subject personally to the jurisdiction of such courts, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
19.No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the board of directors of the Acquiror has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of the certificate of incorporation of the Acquiror, the Transaction Agreement

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and the Transactions, (b) the Transaction Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.
20.Counterparts. This Agreement may be executed by delivery of electronic signatures and in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.
[SIGNATURE PAGES FOLLOW]

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In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

SECURITYHOLDER

By:
Name:
Title:

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In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

SKYE BIOSCIENCE, INC.

By:
Name:
Title:

REDX PHARMA LIMITED

By:
Name:
Title:

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SCHEDULE A

Name, Address and Electronic Mail Address of Securityholder	Number and Class of Subject Securities

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Annex C
FORM OF REDX VOTING AND SUPPORT AGREEMENT

THIS REDX VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of ____________, 2026, by and among Redx Pharma Limited, a private limited company incorporated under the laws of England and Wales (“Redx”), Skye Bioscience, Inc., a Nevada corporation (the “Acquiror”) and the securityholder(s) of Redx listed on Schedule A hereto (“Securityholder”). Capitalized terms used but not defined herein are used as they are defined in the Transaction Agreement (as defined below).
RECITALS:
WHEREAS, Securityholder is the record or beneficial owner of the securities of Redx (including options and convertible securities) as set forth opposite Securityholder’s name on Schedule A hereto (such securities, together with any other securities of the Acquiror or Redx acquired by Securityholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Securities”).
WHEREAS, upon the satisfaction or waiver of the terms and conditions of the Transaction Agreement by and between Redx and the Acquiror, dated as of the date hereof (as amended, restated or supplemented from time to time, the “Transaction Agreement”), the entire issued and to be issued share capital of Redx will be acquired by the Acquiror by means of the Scheme of Arrangement (the “Acquisition”).
WHEREAS, in order to induce Redx and the Acquiror to enter into the Transaction Agreement and in consideration of the execution thereof by Redx and the Acquiror and to enhance the likelihood that the Acquisition and the other transactions contemplated by the Transaction Agreement (collectively, the “Transactions”) will be consummated, Securityholder, solely in Securityholder’s capacity as holder of the Subject Securities, has entered into this Agreement and agrees to be bound hereby.
NOW THEREFORE, in consideration of the promises and the covenants and agreements set forth below, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.No Transfer of Subject Securities. During the term of this Agreement, Securityholder shall not cause or permit any Transfer (as defined below) of any of the Subject Securities or enter into any agreement, option or arrangement with respect to a Transfer of any of the Subject Securities. Following the date hereof and except as required by this Agreement, Securityholder shall not deposit (or permit the deposit of) any Subject Securities in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of the Subject Securities or in any way grant any other Person any right whatsoever with respect to the voting or disposition of the Subject Securities. For purposes hereof, a Person shall be deemed to have effected a “Transfer” of Subject Securities if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers, assigns, or otherwise disposes of any Subject Securities, or any interest in such Subject Securities; or (b) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Subject Securities or any interest therein. Notwithstanding the foregoing, Securityholder may make (i) solely for Securityholders who are individuals, transfers by will or by operation of law or other transfers for estate-planning purposes or charitable purposes, in which case this Agreement shall bind the transferee, (ii) with respect to Securityholder’s Company Share Options which expire on or prior to the termination of this Agreement, transfers, sale, or other disposition of Subject Securities to Redx as payment for or to fund the payment of the (x) exercise price of Securityholder’s Company Share Options and (y) taxes applicable to the exercise of Securityholder’s Company Share Options, (iii) if Securityholder is a partnership or limited liability company, a transfer to one or more partners or members of Securityholder or to an affiliated corporation, trust or other entity under common control with Securityholder, or if Securityholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof or (iv) transfers to a transferee that has signed a voting agreement in substantially the form hereof; provided that, in each of (i), (iii) and (iv) above, as a condition to such transfer the transferee agrees in writing to be bound by the terms and conditions of this Agreement. If any voluntary or involuntary transfer of any Subject Securities covered hereby shall occur (including a transfer or disposition permitted by Section 1(i) through Section 1(v), sale by a Securityholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Securityholder and has not executed a counterpart hereof or joinder hereto. Securityholder acknowledges that the restrictions imposed by this Section 1 are in addition to, and not in substitution for, any restrictions on the transfer of Subject Securities contained in the Company Organizational Document and the shareholders’ agreement between Redx and certain shareholders dated on or about the date of this Agreement (the “Redx Shareholders’ Agreement”).
2.Agreement to Vote Shares. At the Scheme Meeting, the Company GM, and any other general meeting, class meeting or Court-convened meeting or at any adjournment thereof, or in any written resolution of the shareholders of the Company or in any other circumstances upon which Securityholder’s vote, consent or other approval is sought, Securityholder shall (a) appear (in person or by proxy) at each such meeting or otherwise cause all of the Subject Securities that such Securityholder is entitled to vote to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted, in person or by proxy), as applicable, all of the Subject Securities that are then entitled to be voted (i) in favor of: (1) the Company Shareholder Approvals as proposed at the Scheme Meeting and the Company GM, and (2) any proposal to adjourn or postpone such meeting of Redx shareholders to a later date if there are not sufficient votes to pass the Company Shareholder Approvals; and (ii) against (1) any Acquisition Proposal, or any of the transactions contemplated thereby, (2) any action, proposal, transaction, or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of Redx under the Transaction Agreement or of Securityholder under this Agreement, and (3) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Transactions or the fulfillment of Redx’s conditions under the Transaction Agreement or change in any manner the voting rights of any class of shares of Redx (including any amendments to the Company Organizational Document). Securityholder agrees that the Subject Securities that are entitled to be voted shall be voted (or caused to be voted) as set forth in the preceding sentence whether or not such Securityholder’s vote, consent or other approval is sought on only one or on any combination of the matters set forth in this Section 2 and at any time or at multiple times during the term of this Agreement.
3.Irrevocable Proxy. The Securityholder hereby revokes (or agrees to cause to be revoked) any proxies that the Securityholder has heretofore granted with respect to the Subject Securities. The Securityholder hereby irrevocably appoints Redx as attorney-in-fact and proxy for and on behalf of the Securityholder, for and in the name, place and stead of the Securityholder, to: (a) attend the Scheme Meeting, the Company GM and any and all meetings of Redx’s shareholders, (b) vote, express consent or dissent or issue instructions to the record holder to vote the Subject Securities in accordance with the provisions of Section 2 at the Scheme Meeting, the Company GM and any and all meetings of Redx’s shareholders or in connection with any action sought to be taken by way of written resolution of the shareholders of the Company without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 3, the Securityholder’s consent to all resolutions with respect to the Subject Securities at any and all meetings of Redx’s shareholders or in connection with any action sought to be taken by written resolution of Redx’s shareholders without a meeting. Redx agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Securityholder, as applicable) until the termination of this Agreement and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 8. The Securityholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the secretary of the Acquiror. The Securityholder hereby affirms that the proxy set forth in this Section 3 is given in connection with and granted in consideration of and as an inducement to Redx and the Acquiror to enter into the Transaction Agreement and that such proxy is given to secure the obligations of the Securityholder under Section 2. The proxy set forth in this Section 3 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 8. With respect to any Subject Securities that are owned beneficially by the Securityholder but are not held of record by the Securityholder (other than shares beneficially owned by the Securityholder that are held in the name of a bank, broker or nominee), the Securityholder shall take all action necessary to cause the record holder of such Subject Securities to grant the irrevocable proxy and take all other actions provided for in this Section 3 with respect to such Subject Securities.
4.Opportunity to Review. Securityholder acknowledges receipt of the Transaction Agreement and represents that he, she, or it has had (a) the opportunity to review, and has read, reviewed and understands, the terms and conditions of the Transaction Agreement and this Agreement, and (b) the opportunity to review and discuss the Transaction Agreement, the Transactions and this Agreement with his, her or its own advisors and legal counsel.
5.No Inconsistent Agreements. Each Securityholder hereby represents, covenants and agrees that, except for this Agreement, such Securityholder (a) has not entered into any voting agreement, voting trust or similar agreement or understanding with respect to any of the Subject Securities, and shall not enter into any other voting agreement, voting trust or similar agreement or understanding with respect to any of the Subject Securities, (b) has not granted, and shall not grant at any time prior to the Expiration Date, a proxy, consent or power of attorney with respect to any of the Subject Securities (other than pursuant to Section 2), (c) has not given, and shall not give, prior to the Expiration Date, any voting instructions or authorities in any manner inconsistent with Section 2, with respect to any of the Subject Securities and (d) has not taken and shall not take any action that would reasonably be expected to constitute a breach hereof or make any representation or warranty of such Securityholder contained herein untrue or incorrect or have the effect of preventing such Securityholder from performing any of its obligations under this Agreement.
6.Confidentiality; Further Assurances and Public Disclosure. From the date of this Agreement until the Closing, Securityholder shall not make any public announcements regarding this Agreement, the Transaction Agreement or the transactions contemplated hereby or thereby; provided, however, that nothing herein shall be deemed to prohibit such public announcement (a) that the Acquiror and Redx agree upon in writing, or (b) required by obligations pursuant to any listing agreement with any national securities exchange or stock market or Applicable Law. From time to time and without additional consideration, each Securityholder shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as the Acquiror or Redx may reasonably request for the purpose of carrying out the intent of this Agreement. Without limiting the foregoing, each Securityholder hereby severally as to itself only, but not jointly with any other Securityholder, authorizes Redx and the Acquiror to publish and disclose in any public filing made in connection with the Transaction Agreement and the transactions contemplated thereby and in any other announcement or disclosure required by applicable Law, such Securityholder’s identity and ownership of the Subject Securities and the nature of such Securityholder’s obligations under this Agreement and authorizes the Acquiror and Redx to include this Agreement as an exhibit to any filing required to be made by the Acquiror or Redx, as applicable, with the SEC in connection with the Transaction Agreement and the Transactions.
7.Representations and Warranties of Securityholder. Securityholder hereby represents and warrants as follows:
(a)Securityholder (i) is the record or beneficial owner of the Subject Securities, free and clear of any liens, adverse claims, charges or other encumbrances of any nature whatsoever (other than pursuant to (x) restrictions on transfer under applicable securities laws, or (y) this Agreement), and (ii) does not beneficially own any securities of Redx (including options or convertible securities) other than the Subject Securities set forth opposite its name on Schedule A.
(b)Except with respect to obligations under Company Organizational Document and the Redx Shareholders’ Agreement, as applicable, Securityholder has the sole right to Transfer, to vote (or cause to vote) and to direct (or cause to direct) the voting of the Subject Securities, and none of the Subject Securities are subject to any voting trust or other agreement, arrangement or restriction with respect to the Transfer or the voting of the Subject Securities (other than restrictions on transfer under: (i) applicable securities laws; (ii) the Company Organizational Document; and (iii) the Redx Shareholders’ Agreement), except as set forth in this Agreement.
(c)Securityholder (i) if not a natural person, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has the requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery by Securityholder of this Agreement, the consummation by Securityholder of the transactions contemplated hereby and the compliance by Securityholder with the provisions hereof have been duly authorized by all necessary corporate, company, partnership or other action on the part of Securityholder, and no other corporate, company, partnership or other proceedings on the part of Securityholder are necessary to authorize this Agreement, to consummate the transactions contemplated hereby or to comply with the provisions hereof.
(d)This Agreement has been duly executed and delivered by Securityholder, constitutes a valid and binding obligation of Securityholder and, assuming due authorization, execution and delivery by the other parties thereto, is enforceable against Securityholder in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.
(e)As of the date hereof, there are no Proceedings pending against Securityholder or, to the knowledge of Securityholder, threatened against Securityholder or any of its Subsidiaries or Affiliates or any of the Securityholder’s properties or assets (including the Subject Shares), or any Order to which Securityholder or any of its Subsidiaries or Affiliates is subject that could reasonably be expected to prevent, delay or impair the ability of the Securityholder to perform the Securityholder’s obligations hereunder or to consummate the transactions contemplated hereby.
(f)The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in (i) any violation or breach of, or default (with or without notice or lapse of time, or both) under, any provision of the organizational documents of Securityholder, if applicable, (ii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any (x) statute, law, ordinance, rule or regulation or (y) judgment, order or decree, in each case, applicable to Securityholder or its properties or assets, or (iii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any material contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Securityholder is a party or by which Securityholder or Securityholder’s assets are bound.
(g)The Securityholder has had the opportunity to review the Transaction Agreement, including the provisions relating to the payment and allocation of the consideration to be paid to the Scheme Shareholders, and this Agreement with counsel of the Securityholder’s own choosing. The Securityholder has had an opportunity to review with its own tax advisors the tax consequences of the Acquisition and the transactions contemplated by the Transaction Agreement. The Securityholder understands that it must rely solely on its advisors and not on any statements or representations made by Redx, the Acquiror or any of their respective agents or representatives. The Securityholder understands that such Securityholder (and neither Redx nor the Acquiror) shall be responsible for such Securityholder’s tax liability that may arise as a result of the Acquisition or the transactions contemplated by the Transaction Agreement. The Securityholder understands and acknowledges that the Acquiror and Redx are entering into the Transaction Agreement in reliance upon the Securityholder’s execution, delivery and performance of this Agreement.
8.Termination. This Agreement shall terminate automatically upon the earliest of (a) the Effective Time, (b) such date and time as the Transaction Agreement shall be terminated in accordance with its terms, (c) an amendment of the Transaction Agreement, without the prior written consent of the Securityholder, in a manner that affects the economics or material terms of the Transaction Agreement in a manner that is adverse to the Securityholder, at such date and time as may be set forth in a written agreement of Redx and Securityholder (each of (a) through (c), the “Expiration Date”). In the event of the termination of this Agreement, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease; provided, however, that (i) no such termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination, and (ii) Section 6 and Section 9 through Section 20 hereof shall survive any termination of this Agreement.
9.No Solicitation. Subject to Section 10, Securityholder shall not, and shall cause its Subsidiaries (if any) not to, and shall use its reasonable best efforts to cause its Affiliates and Representatives (if any) not to: (a) directly or indirectly solicit, seek, initiate, knowingly encourage, or knowingly facilitate any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal; (b) directly or indirectly engage in, continue, or otherwise participate in any discussions or negotiations regarding, or furnish or afford access to any other Person any information in connection with or for the purpose of encouraging or facilitating, any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal; (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar arrangement with respect to an Acquisition Proposal; (d) solicit proxies with respect to an Acquisition Proposal (other than the Transactions and the Transaction Agreement) or otherwise encourage or assist any Person in taking or planning any action that is reasonably likely to compete with, restrain, or otherwise serve to interfere with or inhibit the timely consummation of the Transactions in accordance with the terms of the Transaction Agreement; or (e) seek to convene a general meeting of the shareholders of Redx or circulate written resolutions to the shareholders of Redx with respect to an Acquisition Proposal.
10.No Agreement as Director or Officer. To the extent Securityholder is a director or an officer of Redx or any of its Subsidiaries, Securityholder makes no agreement or understanding in this Agreement in Securityholder’s capacity as such director or officer, and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Securityholder in Securityholder’s capacity as such a director or officer, including in exercising rights under the Transaction Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict Securityholder from exercising

Securityholder’s fiduciary duties as an officer or director of Redx, any of its Subsidiaries or any of their respective shareholders.
11.No Securityholder Litigation. Securityholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, that may be brought against the Acquiror, Redx, or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Transaction Agreement or the consummation of the transactions contemplated hereby or thereby; provided that this Section 11 shall not be deemed a waiver of any rights of Securityholder or its Affiliates for any breach of this Agreement or the Transaction Agreement by Redx, the Acquiror or any of their respective Affiliates.
12.Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (a) it has read and fully understood the Transaction Agreement, including the provisions relating to the payment and allocation of the consideration to be paid to Securityholders of the Acquiror, this Agreement and the implications and consequences thereof; (b) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (c) it is fully aware of the legal and binding effect of this Agreement. The Securityholder has had an opportunity to review with its own tax advisors the tax consequences of the Transactions. The Securityholder understands that it must rely solely on its advisors and not on any statements or representations made by Redx, the Acquiror or any of their respective agents or representatives. The Securityholder understands that such Securityholder (and not Redx, or the Acquiror) shall be responsible for such Securityholder’s tax liability that may arise as a result of the Transactions. The Securityholder understands and acknowledges that Redx and the Acquiror are entering into the Transaction Agreement in reliance upon the Securityholder’s execution, delivery and performance of this Agreement.
13.Successors, Assigns and Transferees Bound. Without limiting Section 1 hereof in any way, each Securityholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Securities from the date hereof through the termination of this Agreement and shall, to the extent permitted by Applicable Laws, be binding upon any Person to which legal or beneficial ownership of the Subject Securities shall pass, whether by operation of law or otherwise, including Securityholder’s heirs, guardians, administrators or successors, and Securityholder further agrees to take all reasonable actions necessary to effectuate the foregoing.
14.Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Securityholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Redx irreparable harm. Accordingly, Securityholder agrees that in the event of any breach or threatened breach of this Agreement, Redx, in addition to any other remedies at law or in equity each may have, shall be entitled to seek immediate equitable relief, including injunctive relief and specific performance, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.
15.Notices. All notices and other communications hereunder shall be in writing (including electronic mail) and shall be deemed to have been duly given in accordance with the terms of the Transaction Agreement and addressed to the respective parties as follows: if to Acquiror or Redx, to the address or electronic mail address set forth in Section 11.01 of the Transaction Agreement and if to Securityholder, to the address or electronic mail address set forth on Schedule A hereto or to such other address or electronic mail address as such party may hereafter specify for the purpose of providing notice to the other party hereto.
16.Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, each party hereby waives any provision of Applicable Law that renders any such provision prohibited or unenforceable in any respect.
17.Entire Agreement/Amendment. This Agreement (including the provisions of the Transaction Agreement referenced herein) represent the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed and delivered by the parties hereto.
18.Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to its choice of law rules. Each party agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware or any federal court of competent jurisdiction in the State of Delaware. Each of the parties consents to service of process in any such proceeding in any manner permitted by the laws of the State of Delaware, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 15 of this Agreement is reasonably calculated to give actual notice. Each party waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in such courts, any claim that such party is not subject personally to the jurisdiction of such courts, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
19.No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the board of directors of the Acquiror has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of the certificate of incorporation of the Acquiror, the Transaction Agreement and the Transactions, (b) the Transaction Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.
20.Counterparts. This Agreement may be executed by delivery of electronic signatures and in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SECURITYHOLDER

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SKYE BIOSCIENCE, INC.

By:
Name:
Title:

REDX PHARMA LIMITED

By:
Name:
Title:

SCHEDULE A

Name, Address and Electronic Mail Address of Securityholder	Number and Class of Subject Securities

Annex D

FORM OF COMPANY LOCK-UP AGREEMENT

Lock-Up Agreement
____________, 2026
Ladies and Gentlemen:

The undersigned (the “Stockholder”) understands that: (i) SKYE BIOSCIENCE, INC., a Nevada corporation (the “Acquiror”), has entered into a Transaction Agreement, dated as of ____________, 2026 (the “Transaction Agreement”), with REDX PHARMA LIMITED, a private limited company incorporated under the laws of England and Wales (the “Company”), pursuant to which Acquiror will acquire the entire issued and to be issued share capital of the Company by means of the Scheme of Arrangement (the “Acquisition”); and (ii) in connection with the Acquisition, each Scheme Shareholder will be entitled to receive, in exchange for each Scheme Share held by such Scheme Shareholder immediately prior to the Effective Time a number of validly issued, fully paid and non-assessable ordinary shares of common stock in the capital of Acquiror (“Acquiror Common Stock”) equal to the Exchange Ratio set forth in the Transaction Agreement. Annex A sets forth definitions for certain capitalized terms used in this agreement that are not defined in the body of this agreement. Those definitions are a part of this agreement. Other capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement.
As a material inducement to the willingness of each of the parties to enter into the Transaction Agreement and to consummate the transactions contemplated by the Transaction Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder hereby agrees that the Stockholder will not, subject to the exceptions set forth in this letter agreement, during the period commencing upon the Effective Time and ending on the date that is 180 days after the Effective Time (the “Restricted Period”), (a) Sell or Offer to Sell, any shares of Acquiror Common Stock or any securities convertible into or exercisable or exchangeable for Acquiror Common Stock, including without limitation, Acquiror Common Stock or such other securities which may be deemed to be beneficially owned by the Stockholder or such Stockholder’s Family Member, in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and securities of Acquiror which may be issued upon exercise or settlement of a stock option or other equity award (collectively, “Shares;” provided, that “Shares” shall not include, and none of the restrictions set forth in this letter agreement shall apply to, (x) any securities of Acquiror purchased by or issued to the Stockholder or any of its Affiliates pursuant to the PIPE (including any shares of non-voting common stock of Acquiror and any shares of Acquiror Common Stock issued upon redesignation thereof) or (y) any securities of Acquiror acquired in open market transactions following the Effective Time), (b) enter into any Swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, regardless of whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Acquiror Common Stock or such other securities, in cash or otherwise, (c) make any demand for or exercise any right with respect to the registration of any Shares, or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to such registration (in each case other than in connection with any registration rights under the Transaction Agreement or the Registration Rights Agreement), or (d) publicly announce any intention to do any of the foregoing, in each case other than:
(i) transfers of Shares as bona fide charitable contributions, gifts or donations;
(ii) transfers or dispositions of Shares to any Family Member or any trust for the direct or indirect benefit of the Stockholder and/or the Family Member of the Stockholder;

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(iii) transfers or dispositions of Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the Immediate Family of the Stockholder;
(iv) transfers of Shares to stockholders, direct or indirect Affiliates, current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, Affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Stockholder;
(v) transfers that occur by operation of law pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of a marriage or civil union;
(vi) transfers or dispositions not involving a change in beneficial ownership;
(vii) if the Stockholder is a trust, transfers or dispositions to any beneficiary of the Stockholder or the estate of any such beneficiary;
(viii) transfers pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Acquiror’s capital stock involving a change of control of the Acquiror, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Shares shall remain subject to the restrictions contained in this letter agreement; or
(ix) transfers of Acquiror Common Stock, if any, issued in connection with the PIPE;
provided, that in each case of clauses (i)-(vii), (a) other than with respect to clauses (i), (iii), (iv), (v) and (vii), no filing by any party (including any donor, donee, transferor or transferee, distributor or distributee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than filings made in respect of involuntary transfers or dispositions or a filing on a Form 5 made after the expiration of the Restricted Period), (b) other than with respect to clause (iv), any such transfer or distribution shall not involve a disposition for value, and (c) the transferee or donee agrees in writing to be bound by the terms and conditions of this letter agreement and either the Stockholder or the transferee or donee provides Acquiror with a copy of such agreement promptly upon consummation of any such transfer.
Notwithstanding the restrictions imposed by this letter agreement, the Stockholder may (a) exercise or settle an option to purchase Shares or other equity award (including a net or cashless exercise of such option) and provided further, that the underlying Shares shall continue to be subject to the restrictions on transfer set forth in this letter agreement, (b) transfer Shares to Acquiror to cover tax withholding obligations of the Stockholder in connection with the vesting, settlement or exercise of such options or other equity awards, as applicable, (c) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act (“10b5-1 Plan”) for the transfer of Shares, provided that such plan does not provide for any transfers of Shares during the Restricted Period and, provided further, that, no filing under the Exchange Act or other public announcement shall be made voluntarily in connection with the establishment of such a plan, (d) transfer Shares to Acquiror pursuant to arrangements under which Acquiror has the option to repurchase such Shares, or (e) transfer or dispose of Shares acquired on the open market following the Effective Time.
Any attempted transfer in violation of this letter agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this letter agreement, and will not be recorded on the share register of Acquiror. To ensure compliance with the restrictions referred to herein, the Stockholder agrees that Acquiror and any duly appointed transfer agent may issue appropriate “stop transfer” certificates or instructions. Acquiror may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of the Shares:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.
The Stockholder hereby represents and warrants that the Stockholder has full power and authority to enter into this letter agreement. All authority conferred or agreed to be conferred and any obligations of the Stockholder under this letter agreement will be binding upon the successors, assigns, heirs or personal representatives of the Stockholder.
In the event that any holder of Acquiror’s securities that is subject to a substantially similar agreement entered into by such holder, other than the Stockholder, is granted a release or waiver of the foregoing restrictions by Acquiror with respect to any shares of Acquiror Common Stock for value other than as permitted by this or a substantially similar agreement entered into by such holder, the same percentage of shares of Acquiror Common Stock held by the Stockholder shall be immediately and fully released on the same terms from any remaining restrictions set forth herein (the “Pro-Rata Release”); provided, however, that such Pro-Rata Release shall not be applied unless and until permission has been granted by Acquiror, to an equity holder or equity holders to sell or otherwise transfer or dispose of all or a portion of such equity holders’ shares of Acquiror Common Stock in an aggregate amount in excess of 1% of the number of shares of Acquiror Common Stock outstanding immediately following the Effective Time. In addition, if Acquiror enters into, or amends, any lock-up or similar agreement with any other holder of Acquiror’s securities that contains terms or restrictions (economic or otherwise) more favorable to such holder than the terms of this letter agreement, then the Stockholder shall be entitled to the benefit of such more favorable terms, and this letter agreement shall be deemed automatically amended to give the Stockholder the benefit thereof. Acquiror shall promptly (and in any event within two (2) business days) notify the Stockholder of the terms of any release or waiver giving rise to a Pro-Rata Release and of any agreement or amendment giving rise to more favorable terms as described in the immediately preceding sentence.
Upon the release of any Shares from this letter agreement, Acquiror will cooperate with the Stockholder to facilitate the timely preparation and delivery of certificates or the establishment of book entry positions at the Acquiror’s transfer agent, as applicable, representing the Shares without the restrictive legend above and the withdrawal of any stop transfer instructions at the Acquiror’s transfer agent, as applicable.
The Stockholder understands that each of Acquiror and the Company is relying upon this letter agreement in proceeding toward consummation of the Acquisition. The Stockholder further understands that this letter agreement is irrevocable and is binding upon the Stockholder’s heirs, legal representatives, successors and assigns.
This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.
The Stockholder understands that if the Transaction Agreement is terminated in accordance with its terms, the Stockholder will be released from all obligations under this letter agreement.
The undersigned hereby represents that the undersigned has full power, capacity and authority to enter into this agreement. This letter agreement may be executed by electronic (i.e., PDF) transmission, which is deemed an original.
[Signature Page Follows]

Very truly yours,

Print Name of Stockholder:

Signature (for individuals):

Signature (for entities):

By:

Name:

Title:

Certain Defined Terms
Used in Lock-up Agreement

For purposes of the agreement to which this Annex A is attached and of which it is made a part:
•“Affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.
•“Call Equivalent Position” shall have the meaning set forth in Rule 16a-1(b) under the Exchange Act.
•“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
•“Family Member” shall mean the spouse of the undersigned, an immediate family member of the undersigned or an immediate family member of the undersigned’s spouse, in each case living in the undersigned’s household or whose principal residence is the undersigned’s household (regardless of whether such spouse or family member may at the time be living elsewhere due to educational activities, health care treatment, military service, temporary internship or employment or otherwise). “Immediate family member” as used above shall have the meaning set forth in Rule 16a-1(e) under the Exchange Act.
•“Immediate Family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.
•“Put Equivalent Position” shall have the meaning set forth in Rule 16a-1(h) under the Exchange Act.
•“Securities Act” shall mean the Securities Act of 1933, as amended.
•“Sell or Offer to Sell” shall mean to:
– sell, offer to sell, contract to sell or lend,
– effect any short sale or establish or increase a Put Equivalent Position or liquidate or decrease any Call Equivalent Position,
– pledge, hypothecate or grant any security interest in, or
– in any other way transfer or dispose of,
in each case whether effected directly or indirectly.
•“Swap” shall mean any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of Shares, regardless of whether any such transaction is to be settled in securities, in cash or otherwise.
Capitalized terms not defined in this Annex A shall have the meanings given to them in the body of this agreement.

Schedule C

ACQUIROR VALUATION ADJUSTMENT

1

Schedule D

EXCHANGE RATIO

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1

Annex E

FORM OF SKYE CONTINGENT VALUE RIGHTS AGREEMENT

This Contingent Value Rights Agreement (this “Agreement”), dated as of [•] (the “Effective Date”), is entered into by and between Skye Bioscience, Inc., a Nevada corporation (“Skye”), Punit Dhillon in his capacity as a consultant to Parent (“Consultant”), [•], as Holder Representative (as defined herein) and [•],1 as Rights Agent (as defined herein).
RECITALS
A. Skye and Redx Limited, a privately limited company organized under the laws of England and Wales (the “Company”), have entered into a [Transaction Agreement], dated as of [•], 2026 (as it may be amended, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Transaction Agreement”), pursuant to which, and in accordance with the terms and conditions thereof, [each outstanding share in the capital of Redx will be transferred to Skye in consideration for (i) the issuance of (x) shares of Skye common stock and/or (y) Non-Voting Common Stock (as defined in the Transaction Agreement), in each case, based on the Exchange Ratio (as defined in the Transaction Agreement)] and (ii) Skye granting to the Company Legacy Stockholder (as defined in the Transaction Agreement) the right to receive certain contingent value rights as described in the Company CVR Agreement (the “Transaction”).
B. Pursuant to the Transaction Agreement, and in accordance with the terms and conditions thereof Skye has agreed to provide to the Holders (as defined herein) the right to receive certain contingent value rights as hereinafter described.
C. The parties to this Agreement have done all things reasonably necessary to make the contingent value rights, when issued hereunder, the valid obligations of Skye and to make this Agreement a valid and binding agreement of Skye, in accordance with its terms.
D. Skye desires that the Rights Agent act as its agent for the purposes of effecting the distribution of the CVRs (as defined herein) to the Holders and performing the other services described in this Agreement.
E. The Holders desire that the Holder Representative (as defined herein) act as their agent for the purposes of satisfying the applicable provisions of this Agreement, facilitating the consummation of the transactions contemplated hereby and performing the other services described in this Agreement.
1 Note to Draft: Representative to be confirmed.

Now, Therefore, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:
ARTICLE 1
DEFINITIONS
1.1.Definitions.
Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Transaction Agreement. The following terms have the meanings ascribed to them as follows:
“Acting Holders” means, at any time, the registered Holders of more than 40% of the total number of CVRs outstanding at such time, as set forth on the CVR Register.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Assignee” has the meaning set forth in Section 6.6.
“Business Day” means any day other than a Saturday, Sunday or other day on which banks in London, England and New York, New York are authorized or obligated by Law to be closed.
“Celonic” means Celonic AG, a company organized under the laws of Switzerland, having its principal place of business at Mattenstrasse 22, 4058 Basel, Switzerland.
“Celonic Priority Amount” means EUR 651,000, being the amount payable to Celonic pursuant to the Celonic Settlement Agreement, in each case to the extent not previously paid to Celonic. Solely for purposes of any payment to be made to Celonic under this Agreement, the Celonic Priority Amount shall be converted from Euros into U.S. dollars at the Euro/U.S. dollar reference exchange rate published by the European Central Bank on the second Business Day immediately preceding the date of the applicable payment.
    “Celonic Settlement Agreement” means the Termination and Settlement Agreement, dated as of July 16, 2026, by and between Celonic, Bird Rock Bio Sub, Inc., a Delaware corporation and wholly owned subsidiary of Skye.
“Company CVR Agreement” means that certain Contingent Value Rights Agreement entered into by [•], [•] and [•], pursuant to which holders of record of Redx Ordinary Shares as of the close of business on the last business day prior to the day on which the Effective Time occurs will receive one contingent value right for each outstanding Redx Ordinary Share held as of such date.
“CVR” means a contingent contractual right of Holders to receive the CVR Payments pursuant to this Agreement.
“CVR Payment” means a cash payment equal to 90% of the Net Proceeds actually received by Skye or any of its Subsidiaries during the CVR Term.
“CVR Register” has the meaning set forth in Section 2.2(b).
“CVR Term” means the period beginning on the Closing and ending on the 1st anniversary of the Closing.
“Disposition” means the license, sale, assignment, transfer or other similar monetization to a third party of any Legacy Asset by Skye or its Affiliates, including any sale or disposition of equity securities in any Subsidiary established by Skye to hold any right, title or interest in any Legacy Asset, in each case, during the CVR Term.
“Disposition Agreement” means a definitive written agreement providing for the Disposition of all or any portion of the Legacy Asset.
“Existing Tax Assets” means any net operating loss carryforwards and other Tax assets and attributes existing as of the Closing Date of Skye and its Subsidiaries (excluding the Company and its Subsidiaries), in each case in existence as of the Closing Date.
“Gross Proceeds” means, without duplication, the sum of all cash and equity consideration that is received by Skye or any of its Subsidiaries during the CVR Term with respect to any upfront, milestone, royalty and other payments received under a Disposition Agreement, solely to the extent reasonably attributable to a Legacy Asset; provided, that, for the avoidance of doubt, Gross Proceeds shall not include any amounts that are Incidental Benefits. [The value of any equity securities constituting Gross Proceeds shall be determined as follows: (A) the value of securities that have an established public market shall be equal to the volume weighted average of their closing market prices for the five (5) trading days ending the day prior to the date of payment to or receipt by Skye or any of its Affiliates and (B) the value of securities that have no established public market shall be the fair market value of such securities, as determined by the Board of Directors of Skye, thereof as of the date of receipt provided, that Skye may elect, upon prompt notice to the Holder Representative after receipt of consideration, to have any securities or other non-cash property specified in the foregoing clause be deemed as Gross Proceeds only upon the receipt by Skye or any of its Affiliates of cash in respect of the sale or other liquidation of such securities or other non-cash property.]

“Holder” means, at the relevant time, a Person in whose name one or more CVRs are registered in the CVR Register.
“Incidental Benefits” means any amounts paid to, received or realized by Skye or any of its Affiliates that are:
(a)    Tax attributes, Tax refunds, Tax credits, Tax deductions or other Tax benefits (including net operating losses, basis increases, amortization or depreciation deductions, or reductions in Tax liability); provided, that, for the avoidance of doubt, this shall not prevent Existing Tax Assets from reducing Taxes as and to the extent described in clause (a) of the definition of Permitted Deductions);
(b)    profit-share, revenue-share, or similar participation payments;
(c)    reimbursements or payments for research, development, clinical, regulatory, manufacturing, goods, commercialization, patent or other costs or services;
(d)    in-kind benefits of any nature;
(e)    any benefits, rights or value received pursuant to a Disposition Agreement that are allocable or attributable to a right or asset other than a Legacy Asset; and
(f)    other ancillary, indirect or incidental benefits, rights or value received in connection with or arising out of the Disposition Agreement.
“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).
“Legacy Asset” means [nimacimab], Skye’s [nimacimab program], or any related patent rights, or clinical or preclinical data that were in existence immediately prior to the execution of the Transaction Agreement and were used or generated prior to such execution in one or more of Skye’s research and development programs. For clarity, the Legacy Assets shall not include any asset, data, technology or intellectual property owned or controlled by the Company or its Subsidiaries prior to, at, or after Closing other than the foregoing.
“Liability” means any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise. “Loss” has the meaning set forth in Section 3.2(g).“

Net Proceeds” means, for the CVR Term, Gross Proceeds minus Permitted Deductions. For clarity, to the extent Permitted Deductions exceed Gross Proceeds for the CVR Term, Net Proceeds will be zero.
“Notice” has the meaning set forth in Section 6.1.
“Officer’s Certificate” means a certificate signed by the chief executive officer and the chief financial officer of Skye, in their respective official capacities.
“Payment Statement” means, for the CVR Term, a written statement of Skye, signed on behalf of Skye, setting forth in reasonable detail the calculation of the applicable CVR Payment for the CVR Term.
“Permitted Deductions” means the sum of:
(a) any applicable Tax (including any applicable value added or sales taxes and any related interest, penalties, additions to Tax or similar charges) imposed on Gross Proceeds or otherwise payable by Skye or any of its Affiliates in respect of Gross Proceeds and, without duplication, any income or other Taxes payable by Skye or any of its Affiliates that would not have been incurred by Skye or any of its Affiliates but for the Gross Proceeds, including any Taxes arising from the distribution of cash or property to Skye or its Affiliates to perform the obligations pursuant to this Agreement; provided, that, for the avoidance of doubt, income Taxes payable by Skye or any of its Affiliates shall take into account the use of Existing Tax Assets to the extent more likely than not available to reduce income Taxes in respect of Gross Proceeds, but shall not take into account any other net operating loss carryforwards or other Tax attributes of Skye and its Affiliates (including the Company and its Subsidiaries), and the Existing Tax Assets shall be deemed to apply, to the extent more likely than not available to reduce income Taxes in respect of the Gross Proceeds, after the Existing Tax Assets are first applied to any other income or gain of Skye and its Affiliates;
(b)    any costs and expenses incurred by Skye or any of its Affiliates in maintaining, enforcing, defending and filing patents covering the Legacy Assets until the expiration of the CVR Term, to preserve or ready the Legacy Asset for sale or in respect of its performance of this Agreement following the Effective Date or in respect of its performance of any Contract in connection with a Legacy Asset (in each case, to the extent such expenses are not specifically included in the determination of the Closing Net Cash2 in accordance with the Transaction Agreement), including any research and development costs, technology transfer costs, contractual expenses, damages, liabilities, or any documented out-of-pocket costs in respect of head licenses for sublicensed technology and the development or prosecution, maintenance or enforcement by Skye or any of its Affiliates of intellectual property rights arising under any Disposition Agreement;
2 Note to Draft: To be defined in the Transaction Agreement.

(c)    any reasonable and documented expenses incurred or accrued by Skye or any of its Affiliates in connection with the negotiation, entry into and closing of any Disposition Agreement, or any other Contract in connection with a Legacy Asset, and any internal time related to business development efforts with respect to any Legacy Asset during the CVR Term, including for the avoidance of doubt, any fees and expenses related to the Consultant or any Legacy Executives;
(d)    any Losses incurred by Skye or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any Disposition or any Contract in connection with a Legacy Asset, including indemnification obligations as set forth in a claims notice received by Skye or any of its Affiliates pursuant to any Disposition Agreement;
(e)    any Liabilities borne by Skye or any of its Affiliates pursuant to any Disposition Agreement or any other Contract related to Legacy Assets, including costs arising from the termination thereof (in each case only to the extent not included in the calculation of Parent Net Cash3); and
(f)    any amounts payable to the Rights Agent in connection with the distribution of any CVR Payment.
“Permitted Transfer” means a transfer of CVRs (i) upon death of a Holder by will or intestacy, (ii) pursuant to a court order, (iii) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (iv) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, or (v) as provided in Section 2.5.
“Person” means any individual, corporation, partnership, joint venture, estate, trust, company, firm, limited liability company, firm, society or other enterprise, association, organization, or any other entity not specifically listed herein, including any governmental authority.
“Pro Rata Share” means, with respect to any Holder, the quotient obtained by dividing (i) the aggregate number of CVRs held by such Holder by (ii) the aggregate number of outstanding CVRs held by all Holders, in each case, as reflected in the CVR Register.
“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have been appointed pursuant to Article 3 of this Agreement, and thereafter
3 Note to Draft: To be defined in the Transaction Agreement.

“Rights Agent” will mean such successor Rights Agent.
“Securities Act” means the Securities Act of 1933, as amended.
An entity shall be deemed to be a
“Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such entity.
ARTICLE 2
CONTINGENT VALUE RIGHTS
2.1.    Holders of CVRs; Appointment of Rights Agent.
(a)    The CVRs represent the contractual rights of Holders to receive contingent cash payment of the aggregate CVR Payments from Skye pursuant to this Agreement. The initial Holders shall be the holders of Skye Common Stock as of the close of business on the last Business Day prior to the day on which the Effective Time occurs (the “Record Date”). immediately prior to the Effective Time. One CVR will be issued with respect to each share of Skye Common Stock that is outstanding as of the close of business on the Record Date.
(b)    Skye hereby appoints the Rights Agent to act as rights agent for Skye in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.
2.2.    No Certificate; Registration; Registration of Transfer; Change of Address.
(a)    Holders’ rights and obligations in respect of the CVRs derive solely from this Agreement. The CVRs will not be evidenced by a certificate or other instrument.
(b)    The Rights Agent will create and maintain a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs, (ii) determining the Holders’ entitlement to CVRs and (iii) registering the CVRs and Permitted Transfers thereof. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from Skye. Except for the obligations to the Rights Agent and the Holder Representative set forth herein, neither Skye nor its Subsidiaries will have any responsibility or liability whatsoever to any Person other than the Holders.
(c)    Subject to the restrictions on transferability set forth in Section 2.6, every request made to transfer CVRs must be in writing and accompanied by a written instrument of transfer reasonably acceptable to the Rights Agent, together with the signature guarantee of a guarantor institution which is a participant in a signature guarantee program approved by the Securities Transfer Association (a “signature guarantee”) and other requested documentation in a form reasonably satisfactory to the Rights Agent, duly executed and properly completed, as applicable, by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination in accordance with its own internal procedures, that the transfer instrument is in proper form and otherwise complies on its face with the other terms and conditions of this Agreement (including the provisions in Section 2.6), register the transfer of the applicable CVRs in the CVR Register. All transfers of CVRs registered in the CVR Register will be the valid obligations of Skye, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. Skye and the Rights Agent may each require payment by the applicable Holder of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer (or evidence from the applicable Holder that such Taxes and charges are not applicable). No transfer of CVRs shall be valid until registered in the CVR Register and unless such transfer would not violate the Securities Act. Any putative transfer not duly registered in the CVR Register or in violation of the Securities Act shall be void.
(d)    A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register. The Acting Holders may, without duplication, make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Acting Holders, the Rights Agent shall promptly deliver a copy of such list to the Acting Holders.
2.3.    Payment Procedures.
(a)    No later than forty-five (45) days following the end of the CVR Term, Skye shall deliver to the Rights Agent a Payment Statement for the CVR Term. Concurrent with the delivery of the Payment Statement, on the terms and conditions of this Agreement, Skye shall pay the Rights Agent in U.S. dollars an amount equal to the CVR Payment for the CVR Term; provided, however, that in the event that the CVR Payment on the Payment Statement shall be equal to or less than $0, no amounts shall be payable under the CVR issued hereunder. Skye will cause an amount equal to the CVR Payment, if any, to be transferred by wire transfer of immediately available funds to an account designated in writing by the Rights Agent (for further distribution to the Holders in accordance with the terms hereof) not less than ten (10) Business Days prior to the date of the applicable payment.

(b)    Upon receipt of the wire transfer referred to in Section 2.3(a), the Rights Agent will promptly (and in any event within 10 Business Days) pay, by check mailed, first-class postage prepaid, to the address of each Holder set forth in the CVR Register at such time or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent, an amount in cash equal to such Holder’s Pro Rata Share of the CVR Payment.
(c)    With respect to any Net Proceeds that are paid to Skye or its Affiliate, Skye shall have no further liability in respect of the CVR Payment upon delivery of the relevant funds to the Rights Agent in accordance with Section 2.3(a).
(d)    Skye and the Rights Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts required to be paid or distributed under this Agreement (including the CVR Payment payable pursuant to this Agreement), such amounts as Skye and the Rights Agent reasonably determines it is required to deduct and withhold with respect to the making of such payment or distribution (including in respect of the distribution of CVRs) under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid or distributed to the Holder in respect of which such deduction and withholding were made. The Rights Agent will solicit from each Holder a properly completed IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, at or prior to any distribution or other payment to such Holder under this Agreement.
(e)    Any portion of the CVR Payment that remains undistributed to the Holders on the date that is six months after the Rights Agent’s receipt of the applicable Payment Statement (including by means of uncashed checks or invalid addresses on the CVR Register) will be delivered by the Rights Agent to Skye or a Person nominated in writing by Skye (with written notice thereof from Skye to the Rights Agent), and any Holder will thereafter look only to Skye for payment of the CVR Payment (which shall be without interest).
(f)    If the CVR Payment (or portion thereof) remains unclaimed by a Holder on the date that is two years after the Rights Agent’s receipt of the applicable Payment Statement or the CVR Payment (or immediately prior to such earlier date on which the CVR Payment would otherwise escheat to or become the property of any governmental authority), then: (i) the CVR Payment (or portion thereof) will, to the extent permitted by applicable Law, become the property of Skye and will be transferred to Skye or a Person nominated in writing by Skye (with written notice thereof from Skye to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor, and (ii) the CVRs to which such payment relate shall be deemed abandoned in accordance with Section 2.5 and shall no longer be deemed outstanding for any purpose (including for purposes of calculating each Holder’s Pro Rata Share). Neither Skye nor the Rights Agent will be liable to any Person in respect of a CVR Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, Skye agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Skye or a public official.
(g)    Notwithstanding Section 2.3(a), Section 2.3(b) or any other provision of this Agreement to the contrary, and in accordance with the Celonic Settlement Agreement, Celonic shall be the first-ranking beneficiary of, and shall have a first-priority right to receive the Net Proceeds delivered by, the CVR Payment. Prior to, and in priority to, any distribution or payment of any portion of the CVR Payment to the Holders, Skye shall pay, or shall cause the Rights Agent to pay, to Celonic, from and out of the CVR Payment, an amount equal to the Celonic Priority Amount4. The Celonic Priority Amount shall rank senior to, and shall be paid in full prior to, any distribution or payment of Net Proceeds to the Holders or any other holders of interests under the CVRs, except to the extent otherwise required by applicable Law. Each Payment Statement shall set forth the portion of the CVR Payment paid or payable to Celonic pursuant to this Section 2.3(g), and the amount of the CVR Payment available for distribution to Holders as provided herein shall be reduced, on a dollar-for-dollar basis, by each dollar paid or payable to Celonic. From and after the earlier of (i) date on which the Celonic Priority Amount has been paid to Celonic in full or (ii) the end of the CVR Term, Celonic shall have no further right to any CVR Payment, Net Proceeds or other amount under this Agreement. Notwithstanding Section 6.7, Celonic is an express third-party beneficiary of this Section 2.3(g) and shall be entitled to enforce this Section 2.3(g) directly against Skye and the Rights Agent during the CVR Term.
2.4.    No Voting, Dividends or Interest; No Equity or Ownership Interest.
(a)    CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs.
(b)    CVRs will not represent any equity, loan capital or ownership interest in Skye or any of its Affiliates. The sole right of the Holders to receive property hereunder is the right to receive CVR Payments, if any, in accordance with the terms hereof.
(c)    The CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Skye’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. It is highly possible that there will not be a CVR Payment. Neither Skye nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of
4 Note to Draft: The CVR payment is made following the end of the CVR Term. If, at the end of the term, the Celonic PriorityAmount is not paid in full, then the related obligation extinguishes this Agreement to govern their contractual relationship with respect to the CVRs. This Section 2.4(c) is an essential and material term of this Agreement.
(d)    Each Holder acknowledges and agrees to the appointment and authority of the Holder Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement. Each Holder agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the Holder Representative or the authority or power of the Holder Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including the provisions relating to the authority of the Holder Representative to act on behalf of such Holder and all Holders as set forth in this Agreement.
Skye and its directors and officers will not be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement.
2.5.    Ability to Abandon CVR. A Holder (or such Holder’s successor or assign pursuant to a Permitted Transfer) may at any time, at such Holder’s option or upon the failure to claim payment under Section 2.3(f), abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to Skye or a Person nominated in writing by Skye (with written notice thereof from Skye to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Skye of such transfer and cancellation. No such notice to the Rights Agent shall be required in the case of abandonment due to the failure to claim payment under Section 2.3(f). Nothing in this Agreement is intended to prohibit Skye or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.
2.6.    Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. The CVRs will not be listed on any quotation system or traded on any securities exchange. Any purported transfer of a CVR other than through a Permitted Transfer shall be null and void ab initio.
2.7.    Tax Matters. Skye, its Affiliates and the Representative intend that, for all U.S. federal and applicable state and local income tax purposes, the CVRs will be treated on the date of their issuance as a distribution of property by Skye to its stockholders pursuant to Section 301 of the Internal Revenue Code of 1986, as amended, and applicable U.S. Treasury regulations. Skye shall be entitled to determine the reportable value of such property for U.S. federal and applicable state and local income tax purposes in its sole and absolute discretion. Skye and its Affiliates shall (and shall instruct the Rights Agent to) report to the extent required by applicable Law for all Tax purposes in a manner consistent with the foregoing, and none of the parties will take any position to the contrary on any U.S. federal, state and local Tax Returns or for other

U.S. federal and applicable state and local income tax purposes, unless otherwise required by changes in applicable Law or a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law).
ARTICLE 3
THE RIGHTS AGENT
3.1.    Certain Duties and Responsibilities.
(a)    The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith, fraud or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.
(b)    The Rights Agent will not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any Person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Skye. All rights of action under this Agreement may be enforced (but shall not be required to be enforced) by the Rights Agent, any claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent will be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.
3.2.    Certain Rights of Rights Agent.
(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.
(b)    The Rights Agent may rely and will be protected by Skye in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by or on behalf of Skye.
(c)    Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate and (ii), in the absence of bad faith, gross negligence, fraud or willful misconduct on its part, incur no liability and be held harmless by Skye for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.
(d)    The Rights Agent may engage and consult with counsel of its selection, and the written advice or opinion of such counsel will, in the absence of bad faith, gross negligence, fraud or willful misconduct on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.
(e)    Any permissive rights of the Rights Agent hereunder will not be construed as a duty.
(f)    The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.
(g)    Skye agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith, fraud or willful misconduct; provided that this Section 3.2(g) shall not apply to (i) income, receipt, franchise or similar Taxes, (ii) any Taxes imposed due to the Rights Agent’s connection with the jurisdiction imposing such Taxes (other than any connection caused solely by this Agreement or the Rights Agent performing, enforcing or receiving payments under this Agreement), or (iii) any Taxes imposed due to the failure of the Rights Agent to provide any form, document or certificate that would have reduced or eliminated the amount of withholding taxes (“Excluded Taxes”).
(h)    In addition to the indemnification provided under Section 3.2(g), Skye agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Skye on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and properly documented out-of-pocket expenses, including all stamp and transfer Taxes (excluding any Excluded Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that Skye will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.3(a) or Section 3.2(g), if Skye is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.
(i)    No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
(j)    The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing.
(k)    Subject to applicable Law, (i) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Skye or become peculiarly interested in any transaction in which Skye may be interested, or contract with or lend money to Skye or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for Skye or for any other Person.
(l)    The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Skye resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.
(m)    Skye shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.
(n)    The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Skye only. The Rights Agent shall act hereunder solely as agent for Skye and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs.

(o)    The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by Skye, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Skye.
(p)    The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.
(q)    The Rights Agent shall not be liable or responsible for any failure of Skye to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.
(r)    The obligations of Skye under this Section 3.2 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.
3.3.    Resignation and Removal; Appointment of Successor.
(a)    The Rights Agent may resign at any time by written notice to Skye. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least 30 days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.
(b)    Skye will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least 30 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).
(c)    If the Rights Agent resigns, is removed or becomes incapable of acting, Skye will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Skye fails to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.
(d)    Skye will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 6.2. Each notice will include the name and address of the successor Rights Agent. If Skye fails to send such notice within ten Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Skye.
(e)    Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Skye will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.
(f)    The Rights Agent will reasonably cooperate with Skye and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent; but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.
3.4.    Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Skye and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided, that upon the request of Skye or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.
ARTICLE 4
COVENANTS
4.1.    Efforts.
(a)    During the CVR Term, Skye shall endeavor to retain the Consultant and other third-party consultants identified by Consultant, in each case, as the Consultant and Skye may agree in good faith (all together, the “Legacy Executives”) as employees or consultants of Parent, on reasonable and mutually acceptable terms given the circumstances, for the period of the CVR Term with the purpose of seeking, negotiating and executing a Disposition of one or more Legacy Assets and assisting with Transaction-related Parent transition affairs; provided, that nothing in this Section 4.1 shall require Skye to make available any funds, pay any salaries, or cover any expenses, it being further understood that the only renumeration available to Consultant shall be the existing severance benefits.
(b)    The Legacy Executives shall be responsible for the pursuit of business development efforts and make recommendations to Skye on Dispositions to be consummated, in each case in accordance with the terms of this Agreement.
(c)    It is expressly understood that, except as expressly set forth in this Section 4.1, Skye has no obligation to incur expenses related to the Consultant or the Legacy Executives or the Disposition of Legacy Assets, or otherwise to seek or support Dispositions of Legacy Assets. As between Skye, on the one hand, and the Consultant and the Legacy Executives, on the other hand, the Consultant and the Legacy Executives (and not Skye) bear sole responsibility for pursuing Disposition activities, and Skye's sole responsibilities with respect thereto are as expressly set forth in this Section 4.1 (including, without limitation, entering into a customary confidentiality agreement with the Holder Representative as set forth in Section 4.1(d) below); provided, that Skye shall accommodate any reasonable requests made by the Consultant or the Legacy Executives to provide access to relevant diligence materials regarding the Legacy Assets and the negotiation of any definitive agreements regarding the Legacy Assets. Except as expressly set forth in this Section 4.1, Skye and its post-Transaction management will have no obligation to promote, support, invest in, allocate internal resources toward, advance or monetize the Legacy Assets.
(d)    To the extent reasonably requested by the Holder Representative, and subject to the Holder Representative executing a customary confidentiality agreement in the event the information provided would constitute material non-public information of Skye, the Legacy Executives will provide during the CVR Term, to the Holder Representative a written update in reasonable detail describing the progress, status and anticipated trajectory of the Legacy Executives’ efforts in respect of Legacy Asset development and Disposition, provided; in no event shall such Legacy Executives be required to provide more than one update per calendar quarter.
4.2.    List of Holders. Skye will furnish or cause to be furnished to the Rights Agent, in such form as Skye receives from its transfer agent (or other agent performing similar services for Skye), the names and addresses of the Holders within 30 calendar days following the Closing Date.
4.3    Prohibited Actions. Unless approved by the Holder Representative, Skye shall not grant any lien, security interest, pledge or similar interest in: (i) any CVR Payments, or (ii) any Legacy Assets during the CVR Term, other than (A) pursuant to the terms of a Disposition Agreement or (B) any such interest generally granted with respect to all assets of Skye and not specific to any of the Legacy Assets, and which do not prohibit the ability of Skye to complete a

Disposition and, in connection therewith, to deliver title to the Legacy Assets to the purchaser thereof, free and clear of such interest.
4.4    Audit Rights. Until the Termination Date and for a period of one year thereafter, Skye shall keep, and shall require its Affiliates to keep, complete and accurate books and records that may be necessary for the purpose of calculating the CVR Payments payable under this Agreement. At the request of the Acting Holders, the Holder Representative shall have the right to appoint an independent accounting firm to perform, on behalf of all Holders, an inspection of such books and records for the sole purpose of determining the CVR Payments payable hereunder, subject to the prior execution and delivery of a reasonable confidentiality agreement by such accounting firm. Upon at least ten Business Days’ prior written notice from the Holder Representative, such audit shall be conducted during regular business hours in such a manner as to not unnecessarily interfere with Skye’s normal business activities. Such audit shall not be performed more frequently than once per calendar year. If the audit reveals an overpayment, Skye shall be entitled to withhold such amount from future payments of CVR Payments. If the audit reveals an underpayment, Skye shall promptly (and in any event within 30 days) remit such amount to the Rights Agent for distribution to the Holders. Skye shall pay the audit costs if the audit reveals an underpayment exceeding 5% of the aggregate amount owed with regard to the period of the audit; otherwise, the Acting Holders requesting the audit shall bear such audit expenses.
ARTICLE 5
AMENDMENTS
5.1.    Amendments Without Consent of Holders or Rights Agent.
(a)    Skye, at any time and from time to time, may enter into one or more amendments to this Agreement for any of the following purposes, without the consent of any of the Holders or the Rights Agent (subject to Section 5.3), provided, that if any such amendment(s) (individually or the aggregate) impairs or adversely affects the rights of the Holders hereunder, such amendment shall also require the prior written consent of the Holders in accordance with Section 5.2:
(i)    to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;
(ii)    to evidence the succession of another Person to Skye and the assumption of any such successor of the covenants of Skye outlined herein in a transaction contemplated by Section 6.6;

(iii)    to add to the covenants of Skye such further covenants, restrictions, conditions or provisions for the protection and benefit of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;
(iv)    to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;
(v)    as may be necessary to ensure that CVRs are not subject to registration under the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations made thereunder, or any applicable state securities or “blue sky” laws;
(vi)    as may be necessary to ensure that Skye is not required to produce a prospectus or an admission document in order to comply with applicable Law;
(vii)    to cancel CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.5 or (ii) following a transfer of such CVRs to Skye or its Affiliates in accordance with Section 2.2 and Section 2.6;
(viii)    as may be necessary to ensure that Skye complies with applicable Law; or
(ix)    to effect any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder.
(b)    Promptly after the execution by Skye of any amendment pursuant to this Section 5.1, Skye will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.
5.2.    Amendments with Consent of Holders.
(a)    In addition to any amendments to this Agreement that may be made by Skye without the consent of any Holder or the Rights Agent pursuant to Section 5.1, with the consent of the Acting Holders, Skye and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.
(b)    Promptly after the execution by Skye and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Skye will (or will cause the Rights

Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.
5.3.    Effect of Amendments. Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of Skye which states that the proposed supplement or amendment is in compliance with the terms of this Article 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement, amendment or other modification to this Agreement shall be effective unless duly executed by the Rights Agent.
ARTICLE 6
MISCELLANEOUS
6.1.    Notices to Rights Agent and to Skye. All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing and delivered personally, by FedEx or other internationally recognized overnight courier service or, except with respect to any Notice from any Holder, by email. Such Notice shall be deemed given (a) on the date of delivery, if delivered in person or by e-mail (upon confirmation of receipt) prior to 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party or (b) on the first Business Day following the date of dispatch, if delivered by FedEx or by other internationally recognized overnight courier service (upon proof of delivery), addressed as follows:
if to the Rights Agent, to:
[•]
[•]
[•]
Attention: [•]
E-mail: [•]
if to Skye, to:
[•]
[•]
[•]
Attention: [•]
E-mail: [•]

or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.
6.2    Notice to Holders. All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.
6.3    Entire Agreement. As between Skye and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.
6.4    Successor Substituted. Upon any consolidation of or merger by Skye with or into any other Person, or any conveyance, transfer or lease of substantially all of the properties and assets of Skye to any Person, the surviving Person or acquiring Person (as applicable) shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of Skye under this Agreement with the same effect as if such Person had been named as Skye herein.
6.5    Merger or Consolidation or Change of Name of Rights Agent. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided, that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 6.5.
6.6    Successors and Assigns. This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, Skye and the Rights Agent and their respective successors and assigns. Except for assignments to its Affiliates and as provided in Section 6.5, the Rights Agent may not assign this Agreement without Skye’s prior written consent. Subject to Section 5.1(a)(ii) and Section 6.4 hereof, Skye may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom Skye is merged or consolidated, or any entity resulting from any merger or consolidation to which Skye shall be a party (each, an “Assignee”); provided, however, that in connection with any assignment to an Assignee, Skye shall agree to remain liable for the performance by Skye of its obligations hereunder (to the extent Skye exists following such assignment). Skye or an Assignee may not otherwise assign this Agreement without the prior consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 6.6 will be void ab initio and of no effect.
6.7    Benefits of Agreement; Action by Acting Holders. Nothing in this Agreement, express or implied, will give to any Person (other than Skye, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder and the Holders Representative) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Skye, the Rights Agent, the Holders and their permitted successors and assigns. The Holders are intended third-party beneficiaries under this Agreement, but will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to the performance of this Agreement by Skye, and no individual Holder or other group of Holders will be entitled to exercise such rights.
6.8    Governing Law. This Agreement and the CVRs will be governed by, and construed in accordance with, the Laws of the State of Delaware, (without giving effect to any rule or principle that would result in application of the law of any other jurisdiction) and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
6.9    Jurisdiction. In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the District of Delaware (and appellate courts thereof); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 6.9; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party; and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.1 or Section 6.2 of this Agreement.

6.10    Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implication of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 6.10.
6.11    Severability Clause. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Skye.
6.12    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).
6.13    Termination. This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder (including with respect to all payments received by Skye or any of its Affiliates on or after the Termination Date), and the CVRs will expire without any consideration or compensation therefor upon the earliest to occur of: (a) the expiration of the CVR Term, (b) the expiration of all payment obligations to Skye under the Disposition Agreements then in existence and (c) the delivery of a written notice of termination duly executed by Skye and the Holder Representative acting at the direction of the Acting Holders (such date, the “Termination Date”). The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Payments under Section 2.3(a) to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement.
6.14    Force Majeure. Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Skye or any of its Subsidiaries (except as it relates to the obligations of Skye under Article 3) will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.
6.15    Construction.
(a)    As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”
(b)    The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.
(c)    Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.
In Witness Whereof, each of the parties has caused this Agreement to be executed as of the day and year first above written.

Skye

By:
Name:
Title:

[•]

By:
Name:
Title:

Annex F
FORM OF REDX CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of [•] (the “Effective Date”), is entered into by and between Skye Bioscience, Inc., a Nevada corporation (“Skye”), [•] as Holder Representative (as defined herein) and [•], as Rights Agent (as defined herein).
RECITALS
A. Skye and Redx Limited, a privately limited company organized under the laws of England and Wales (the “Company”), have entered into a [Transaction Agreement], dated as of [•], 2026 (as it may be amended, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Transaction Agreement”), pursuant to which, and in accordance with the terms and conditions thereof, each outstanding share in the capital of Redx will be transferred to Skye in consideration for (i) the issuance of (x) shares of Skye common stock and/or (y) Non-Voting Common Stock (as defined in the Transaction Agreement), based on the Exchange Ratio (as defined in the Transaction Agreement) and (ii) Skye granting to the Holders (as defined herein) the right to receive certain contingent value rights as hereinafter described (the “Transaction”).
B. The parties to this Agreement have done all things reasonably necessary to make the contingent value rights, when issued hereunder, the valid obligations of Skye and to make this Agreement a valid and binding agreement of Skye, in accordance with its terms.
C. Skye desires that the Rights Agent act as its agent for the purposes of effecting the delivery of the CVRs (as defined herein) to the Holders and performing the other services described in this Agreement.
D. The Holders desire that the Holder Representative (as defined herein) act as their agent for the purposes of satisfying the applicable provisions of this Agreement, facilitating the consummation of the transactions contemplated hereby and performing the other services described in this Agreement.
Now, Therefore, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:
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ARTICLE 1
DEFINITIONS
1.1.Definitions.
Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Transaction Agreement. The following terms have the meanings ascribed to them as follows:
“Acting Holders” means, at any time, the registered Holders of more than 40% of the total number of CVRs outstanding at such time, as set forth on the CVR Register.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Assignee” has the meaning set forth in Section 7.6.
“AstraZeneca” means [AstraZeneca PLC and its consolidated entities].
“AstraZeneca Licensing Agreement” means the licensing agreement between AstraZeneca and Redx related to RXC006, dated [•] August 2020.
“Business Day” means any day other than a Saturday, Sunday or other day on which banks in London, England and New York, New York are authorized or obligated by Law to be closed.
“Company Tax Assets” means any net operating loss carryforwards and other Tax assets and attributes existing as of the Closing Date of the Company and its Subsidiaries in existence as of the Closing Date (excluding, for the avoidance of doubt, Skye and its Subsidiaries as of immediately prior to the Closing).
“CVR” means a contingent contractual right of Holders to receive the CVR Stock pursuant to this Agreement.
“CVR Stock” means the number of shares of Skye common stock and/or non-voting common stock (at the election of the relevant Holder) equal to the aggregate of: (x) all of the Net Proceeds actually received by [Skye or any of its Affiliates] during a CVR Delivery Period divided by (y) the closing sale price of the shares of Skye common stock [on The Nasdaq Global Market] on the trading day immediately prior to the end date of such CVR Delivery Period.
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“CVR Delivery Period” means an annual period (or portion thereof) beginning on the Effective Date and ending on [•] of any given calendar year during the CVR Term; provided, that if the last CVR Delivery Period would end subsequent to the expiration of the CVR Term, such CVR Delivery Period will end on the Termination Date.
“CVR Register” has the meaning set forth in Section 2.2(b).
“CVR Term” means the period beginning on the Closing and ending on the 15th anniversary of the Closing.
“Disposition” means the license, sale, assignment, transfer or other similar monetization to a third party of any Legacy Asset by Skye or its Affiliates or by any successor or Assignee of the foregoing, including any sale or disposition of equity securities in any Subsidiary that holds any right, title or interest in any Legacy Asset, in each case, during the Disposition Period, but excluding any transaction pursuant to which Skye is merged or consolidated with any Person.
“Delivery Statement” means, for a given CVR Delivery Period during the CVR Term, a written statement of Skye, signed on behalf of Skye, setting forth in reasonable detail the calculation of the applicable CVR Stock for such CVR Delivery Period.
“Disposition Agreement” means a definitive written agreement providing for the Disposition of all or any portion of any Legacy Asset.
“Disposition Period” means the period beginning on the Effective Date and ending on the date that is five years thereafter.
“Gross Proceeds” means, without duplication, the sum of (i) all cash and equity consideration that is received by Skye or any of its Affiliates, or any successor or Assignee of the foregoing] during the CVR Term with respect to any upfront, milestone, royalty and other cash or equity payments received under a Disposition Agreement, solely to the extent reasonably attributable to a Legacy Asset, and (ii) any Redx Milestone Amounts received during the CVR Term; provided, that, for the avoidance of doubt, Gross Proceeds shall not include any amounts that are Incidental Benefits. The value of any equity securities constituting Gross Proceeds shall be determined as follows: (A) the value of securities that have an established public market shall be equal to the volume weighted average of their closing market prices for the five (5) trading days ending the day prior to the date of payment to or receipt by Skye or any of its Affiliates and (B) the value of securities that have no established public market shall be the fair market value of such securities, as determined by the Board of Directors of Skye, thereof as of the date of receipt provided, that Skye may elect, upon prompt notice to the Holder Representative after receipt of consideration, to have any securities or other non-cash property specified in the foregoing clause be deemed as Gross Proceeds only upon the receipt by Skye or any of its Affiliates of cash in respect of the sale or other liquidation of such securities or other non-cash property.
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“Holder” means, at the relevant time, a Person in whose name one or more CVRs are registered in the CVR Register.
“Holder Representative” means [●].
“Incidental Benefits” means any amounts paid to, received or realized by Skye or any of its Affiliates that are:
(a)    Tax attributes, Tax refunds, Tax credits, Tax deductions or other Tax benefits (including net operating losses, basis increases, amortization or depreciation deductions, or reductions in Tax liability); provided, that, for the avoidance of doubt, this shall not prevent Company Tax Assets from reducing Taxes as and to the extent described in clause (a) of the definition of Permitted Deductions);
(b) profit-share, revenue-share, or similar participation payments;
(c) reimbursements or payments for research, development, clinical, regulatory, manufacturing, goods, commercialization, patent or other costs or services;
(d) in-kind benefits of any nature; and
(e) other ancillary, indirect or incidental benefits, rights or value received in connection with or arising out of the Disposition Agreement.
“Jazz Agreement” means the asset purchase agreement between Redx and Jazz Pharmaceuticals related to G12D and Multi-KRAS entered into on 6 February 2024.
“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).
“Legacy Asset” means [RXC004, RXC006, Pan-RAF and KRAS] or any related intellectual property (including patent rights), clinical or preclinical data owned or controlled by Redx that were in existence immediately prior to the execution of the Transaction Agreement and were used or generated prior to such execution in one or more research and development programs. For clarity, the Legacy Assets shall not include any asset, data, technology or intellectual property owned or controlled by Skye or its Subsidiaries prior to, at, or after Closing other than the foregoing.
“Liability” means any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise.
F-4

“Loss” has the meaning set forth in Section 3.2(g).
“Net Proceeds” means, for any CVR Delivery Period, Gross Proceeds minus Permitted Deductions. For clarity, to the extent Permitted Deductions exceed Gross Proceeds for any CVR Delivery Period, any excess Permitted Deductions shall be applied against Gross Proceeds in subsequent CVR Delivery Periods.
“Notice” has the meaning set forth in Section 7.1.
“Officer’s Certificate” means a certificate signed by the chief executive officer and the chief financial officer of Skye, in their respective official capacities.
“Pan-RAF Agreement” means the asset purchase agreement between Redx and Jazz Pharmaceuticals entered into on 10 July 2019.
“Partner Agreement” means each of the Pan-RAF Agreement, Jazz Agreement, AstraZeneca Licensing Agreement and any future partnership agreements relating to the Legacy Assets.
“Permitted Deductions” means the sum of:
(a) any applicable Tax (including any applicable value added or sales taxes and any related interest, penalties, additions to Tax or similar charges) imposed on Gross Proceeds or otherwise payable by Skye or any of its Affiliates in respect of Gross Proceeds and, without duplication, any income or other Taxes payable by Skye or any of its Affiliates that would not have been incurred by Skye or any of its Affiliates but for the Gross Proceeds, including any Taxes arising from the distribution of cash or property to Skye or its Affiliates to perform the obligations pursuant to this Agreement; provided, that, for the avoidance of doubt, income Taxes payable by Skye or any of its Affiliates shall take into account the use of Company Tax Assets to the extent more likely than not available to reduce income Taxes in respect of Gross Proceeds, but shall not take into account any other net operating loss carryforwards or other Tax attributes of Skye and its Affiliates (including the Company and its Subsidiaries), and the Company Tax Assets shall be deemed to apply, to the extent more likely than not available to reduce income Taxes in respect of the Gross Proceeds, after such Company Tax Assets are first applied to any other income or gain of the Company and its Subsidiaries (excluding, for the avoidance of doubt, Skye and its other Affiliates);
(b) any costs and expenses incurred by Skye or any of its Affiliates in maintaining, enforcing, defending and filing patents covering the Legacy Assets until the expiration of the CVR Term, to preserve or ready the Legacy Asset for sale or in respect of its performance of this Agreement following the Effective Date or in respect of its performance of any Partner Agreement or Contract in connection with a Legacy Asset (in each case, to the extent such expenses are not specifically included in the determination of the Closing Net Cash[1] in
F-5

accordance with the Transaction Agreement), including any research and development costs, technology transfer costs, contractual expenses, damages, liabilities, or any documented out-of-pocket costs in respect of head licenses for sublicensed technology and the development or prosecution, maintenance or enforcement by Skye or any of its Affiliates of intellectual property rights arising under any Disposition Agreement or any Partner Agreement;
(c) any reasonable and documented expenses incurred or accrued by Skye or any of its Affiliates in connection with the negotiation, entry into and closing of any Disposition Agreement, or any other Contract in connection with a Legacy Asset, and any internal time related to business development efforts with respect to any Legacy Asset during the Disposition Period;
(d) any Losses incurred by Skye or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any Disposition Agreement, any other Contract in connection with a Legacy Asset, or any Partner Agreement, including indemnification obligations as set forth in a claims notice received by Skye or any of its Affiliates pursuant to any Disposition Agreement or any Partner Agreement;
(e) any Liabilities borne by Skye or any of its Affiliates pursuant to any Partner Agreement, Disposition Agreement or any other Contract related to a Legacy Asset, including costs arising from the termination thereof (in each case only to the extent not included in the calculation of Parent Net Cash5); and
(f) any amounts payable to the Rights Agent in connection with the delivery of any CVR Stock.
“Permitted Transfer” means a transfer of CVRs (i) upon death of a Holder by will or intestacy, (ii) pursuant to a court order, (iii) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (iv) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, or (v) as provided in Section 2.5.
“Person” means any individual, corporation, partnership, joint venture, estate, trust, company, firm, limited liability company, firm, society or other enterprise, association, organization, or any other entity not specifically listed herein, including any governmental authority.
“Pro Rata Share” means, with respect to any Holder, the quotient obtained by dividing (i) the aggregate number of CVRs held by such Holder by (ii) the aggregate number of outstanding CVRs held by all Holders, in each case, as reflected in the CVR Register.
5
F-6

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have been appointed pursuant to Article 3 of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.
“Redx Milestone Amounts” means the aggregate cash payment amounts received by [Skye or any of its Affiliates] under the [Partner Agreements].
“Securities Act” means the Securities Act of 1933, as amended.
An entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such entity.
ARTICLE 2
CONTINGENT VALUE RIGHTS
2.1    Holders of CVRs; Appointment of Rights Agent.
(a)    The CVRs represent the contingent contractual rights of Holders to receive the aggregate CVR Stock from Skye pursuant to this Agreement. The initial Holders shall be the holders of Company Ordinary Shares (as defined in the Transaction Agreement) as of the close of business on the last Business Day prior to the day on which the Effective Time occurs (the “Record Date”). One CVR will be issued with respect to each share of Company Common Stock that is outstanding as of the close of business on the Record Date.
(b)    Skye hereby appoints the Rights Agent to act as rights agent for Skye in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.
2.2.    No Certificate; Registration; Registration of Transfer; Change of Address.
(a)    Holders’ rights and obligations in respect of the CVRs derive solely from this Agreement. The CVRs will not be evidenced by a certificate or other instrument.
(b)    The Rights Agent will create and maintain a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs, (ii) determining the Holders’ entitlement to CVRs and (iii) registering the CVRs and Permitted Transfers thereof. The CVR Register will be created, and CVRs will be delivered, pursuant to written instructions to the Rights Agent from Skye. Except for the obligations to the Rights Agent and the Holder Representative set forth herein, neither Skye nor its Subsidiaries will have any responsibility or liability whatsoever to any Person other than the Holders.
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(c)    Subject to the restrictions on transferability set forth in Section 2.6, every request made to transfer CVRs must be in writing and accompanied by a written instrument of transfer reasonably acceptable to the Rights Agent, together with the signature guarantee of a guarantor institution which is a participant in a signature guarantee program approved by the Securities Transfer Association (a “signature guarantee”) and other requested documentation in a form reasonably satisfactory to the Rights Agent, duly executed and properly completed, as applicable, by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination in accordance with its own internal procedures, that the transfer instrument is in proper form and otherwise complies on its face with the other terms and conditions of this Agreement (including the provisions in Section 2.6), register the transfer of the applicable CVRs in the CVR Register. All transfers of CVRs registered in the CVR Register will be the valid obligations of Skye, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. Skye and the Rights Agent may each require payment by the applicable Holder of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer (or evidence from the applicable Holder that such Taxes and charges are not applicable). No transfer of CVRs shall be valid until registered in the CVR Register and unless such transfer would not violate the Securities Act. Any putative transfer not duly registered in the CVR Register or in violation of the Securities Act shall be void.
(d)    A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register. The Acting Holders may, without duplication, make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Acting Holders, the Rights Agent shall promptly deliver a copy of such list to the Acting Holders.
2.3.    Delivery Procedures.
(a)    No later than forty-five (45) days following the end of each CVR Delivery Period during the CVR Term, Skye shall deliver to the Rights Agent a Delivery Statement for such CVR Delivery Period. Concurrent with the delivery of each Delivery Statement, on the terms and conditions of this Agreement, Skye will make appropriate arrangements with the Rights Agent for shares of Skye common stock or non-voting common stock (at the election of the relevant Holder) represented by book-entry shares to be issued as CVR Stock. Upon receipt of the book-entry shares referred to in the foregoing sentence, the Rights Agent shall promptly (and in any event, within 10 Business Days) deliver to each Holder by book-entry an amount of shares of Skye common stock or non-voting common stock (at the election of the relevant
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Holder) equal to such Holder’s Pro Rata Share of the applicable CVR Stock; provided, that, in the event that the aggregate value of CVR Stock on any Delivery Statement shall be less than $[1,000,000], no CVR Stock shall be delivered and instead such CVR Stock shall be added to subsequent CVR Stock until: (i) the aggregate value of CVR Stock shall be equal to at least $[1,000,000] or (ii) the final CVR Delivery Period. The Rights Agent shall promptly, and in any event within 10 Business Days after receipt of a Delivery Statement under this Section 2.3(a), send each Holder at its registered address a copy of such Delivery Statement.
(b)    To the extent anything in Section 2.3(a) would result in a Holder receiving a fractional share of Skye common stock or non-voting common stock, such Holder shall forfeit such fractional share.
(c)    With respect to any Net Proceeds that are paid to Skye or its Affiliate, Skye shall have no further liability in respect of the respective CVR Stock upon delivery of the relevant shares of Skye common stock or non-voting common stock to the Rights Agent in accordance with Section 2.3(a).
(d)    Skye and the Rights Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts required to be issued or delivered under this Agreement (including the CVR Stock issuable or deliverable pursuant to this Agreement), such amounts as Skye and the Rights Agent reasonably determines it is required to deduct and withhold with respect to the making of such issuance or delivery (including in respect of the delivery of CVRs) under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been issued or delivered to the Holder in respect of which such deduction and withholding were made. The Rights Agent will solicit from each Holder a properly completed IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, at or prior to any delivery or other issuance to such Holder under this Agreement.
(e)    Any portion of a CVR Stock that remains undelivered to the Holders on the date that is six (6) months after the Rights Agent’s receipt of the applicable Delivery Statement will be delivered by the Rights Agent to Skye or a Person nominated in writing by Skye (with written notice thereof from Skye to the Rights Agent), and any Holder will thereafter look only to Skye for issuance of such CVR Stock (which shall be without interest), but such Holder will have no greater rights against Skye than those accorded to general unsecured creditors of Skye under applicable Law.
(f)    If any CVR Stock (or portion thereof) remains unclaimed by a Holder on the date that is two years after the Rights Agent’s receipt of the applicable Delivery Statement or the CVR Stock (or immediately prior to such earlier date on which such CVR Stock would otherwise escheat to or become the property of any governmental authority), then: (i) such CVR Stock (or portion thereof) will, to the extent permitted by applicable Law, become the property of Skye and
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will be transferred to Skye or a Person nominated in writing by Skye (with written notice thereof from Skye to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor, and (ii) the CVRs to which such CVR Stock relate shall be deemed abandoned in accordance with Section 2.5 and shall no longer be deemed outstanding for any purpose (including for purposes of calculating each Holder’s Pro Rata Share). Neither Skye nor the Rights Agent will be liable to any Person in respect of a CVR Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, Skye agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Skye or a public official.
2.4.    No Voting, Dividends or Interest; No Equity or Ownership Interest.
(a)    CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs.
(b)    CVRs will not represent any equity, loan capital or ownership interest in Skye or any of its Affiliates. The sole right of the Holders to receive property hereunder is the right to receive CVR Stock, if any, in accordance with the terms hereof.
(c)    The CVRs and the possibility of any issuance or delivery of any CVR Stock hereunder with respect thereto are highly speculative and subject to numerous factors outside of Skye’s control, and there is no assurance that Holders will receive any CVR Stock under this Agreement or in connection with the CVRs. It is highly possible that there will not be any delivery of CVR Stock hereunder. Neither Skye nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. This Section 2.4(c) is an essential and material term of this Agreement.
(d)    Each Holder acknowledges and agrees to the appointment and authority of the Holder Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement. Each Holder agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the Holder Representative or the authority or power of the Holder Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including the provisions relating to the authority of the Holder Representative to act on behalf of such Holder and all Holders as set forth in this Agreement.
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(e)    Skye and its directors and officers will not be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement.
2.5.    Ability to Abandon CVR. A Holder (or such Holder’s successor or assign pursuant to a Permitted CVR Transfer) may at any time, at such Holder’s option or upon the failure to claim any CVR Stock under Section 2.3(f), abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to Skye or a Person nominated in writing by Skye (with written notice thereof from Skye to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Skye of such transfer and cancellation. No such notice to the Rights Agent shall be required in the case of abandonment due to the failure to claim CVR Stock under Section 2.3(f). Nothing in this Agreement is intended to prohibit Skye or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.
2.6.    Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. The CVRs will not be listed on any quotation system or traded on any securities exchange. Any purported transfer of a CVR other than through a Permitted Transfer shall be null and void ab initio.
2.7.    Tax Matters. Except to the extent any portion of the CVR Stock is required to be treated as interest pursuant to applicable Law, Skye, its Affiliates (including the Company and its Subsidiaries) and the Representative intend that, for all U.S. federal and applicable state and local income tax purposes, the CVRs received in respect of Company Common Stock will be treated as a deferred and contingent right to receive additional stock of Skye in a transaction intended to be governed by Section 351 of the Code and/or a “reorganization” pursuant to Section 368(a)(1)(B) of the Code in accordance with the terms and conditions of the Transaction Agreement and this Agreement. Skye and its Affiliates (including the Company and its Subsidiaries) shall (and shall instruct the Rights Agent to) report to the extent required by applicable Law for all Tax purposes in a manner consistent with the foregoing, and none of the parties will take any position to the contrary on any U.S. federal, state and local Tax Returns or for other U.S. federal and applicable state and local income tax purposes, unless otherwise required by changes in applicable Law or a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law).

ARTICLE 3
THE RIGHTS AGENT
3.1.    Certain Duties and Responsibilities.
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(a)    The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith, fraud or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.
(b)    The Rights Agent will not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any Person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Skye. All rights of action under this Agreement may be enforced (but shall not be required to be enforced) by the Rights Agent, any claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent will be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.
3.2.    Certain Rights of Rights Agent.
(a)    The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.
(b)    The Rights Agent may rely and will be protected by Skye in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by or on behalf of Skye.
(c)    Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate and (ii), in the absence of bad faith, gross negligence, fraud or willful misconduct on its part, incur no liability and be held harmless by Skye for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.
(d)    The Rights Agent may engage and consult with counsel of its selection, and the written advice or opinion of such counsel will, in the absence of bad faith, gross negligence, fraud or willful misconduct on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.
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(e)    Any permissive rights of the Rights Agent hereunder will not be construed as a duty. The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.
(f)    Skye agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith, fraud or willful misconduct; provided that this Section 3.2(g) shall not apply to (i) income, receipt, franchise or similar Taxes, (ii) any Taxes imposed due to the Rights Agent’s connection with the jurisdiction imposing such Taxes (other than any connection caused solely by this Agreement or the Rights Agent performing, enforcing or receiving payments under this Agreement), or (iii) any Taxes imposed due to the failure of the Rights Agent to provide any form, document or certificate that would have reduced or eliminated the amount of withholding taxes (“Excluded Taxes”).
(h)    In addition to the indemnification provided under Section 3.2(g), Skye agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Skye on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and properly documented out-of-pocket expenses, including all stamp and transfer Taxes (excluding any Excluded Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that Skye will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.3(a) or Section 3.2(g), if Skye is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.
(i)    No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
(j)    The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such
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event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing.
(k)    Subject to applicable Law, (i) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Skye or become peculiarly interested in any transaction in which Skye may be interested, or contract with or lend money to Skye or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for Skye or for any other Person.
(l)    The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Skye resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.
(m)    Skye shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.
(n)    The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Skye only.
(o)    The Rights Agent shall act hereunder solely as agent for Skye and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by Skye, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Skye.
(p)    The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.
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(q)    The Rights Agent shall not be liable or responsible for any failure of Skye to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.
(r)    The obligations of Skye under this Section 3.2 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.
3.3.    Resignation and Removal; Appointment of Successor.
(a)    The Rights Agent may resign at any time by written notice to Skye. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least 30 days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.
(b)    Skye will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least 30 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).
(c)    If the Rights Agent resigns, is removed or becomes incapable of acting, Skye will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Skye fails to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.
(d)    Skye will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 7.2. Each notice will include the name and address of the successor Rights Agent. If Skye fails to send such notice within ten Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Skye.
(e)    Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Skye will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.
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(f)    The Rights Agent will reasonably cooperate with Skye and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent; but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.
3.4.    Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Skye and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided, that upon the request of Skye or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.
ARTICLE 4
COVENANTS
4.1.    List of Holders. Skye will furnish or cause to be furnished to the Rights Agent, in such form as Skye receives from its transfer agent (or other agent performing similar services for Skye), the names and addresses of the Holders within 30 calendar days following the Closing Date.
4.2    Prohibited Actions.
(a)    Unless approved by the Holder Representative, Skye shall not grant any lien, security interest, pledge or similar interest in: (i) any CVR Stock, or (ii) any Legacy Assets during the Disposition Period, other than (A) pursuant to the terms of a Disposition Agreement or (B) any such interest generally granted with respect to all assets of Skye and not specific to any of the Legacy Assets, and which do not prohibit the ability of Skye to complete a Disposition and, in connection therewith, to deliver title to the Legacy Assets to the purchaser thereof, free and clear of such interest.
(b)    Skye shall, during the Disposition Period, to the extent Skye reasonably determines that there is sufficient commercial value in doing so, use commercially reasonable efforts to maintain the Legacy Assets, provided that such obligation shall not require Skye to maintain assets, including patents, that it deems in good faith are not worth the cost of such maintenance.
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4.3    Audit Rights. Until the Termination Date and for a period of one year thereafter, Skye shall keep, and shall require its Affiliates to keep, complete and accurate books and records that may be necessary for the purpose of calculating the CVR Stock issuable or deliverable under this Agreement. At the request of the Acting Holders, the Holder Representative shall have the right to appoint an independent accounting firm to perform, on behalf of all Holders, an inspection of such books and records for the sole purpose of determining the CVR Stock deliverable hereunder, subject to the prior execution and delivery of a reasonable confidentiality agreement by such accounting firm. Upon at least ten Business Days’ prior written notice from the Holder Representative, such audit shall be conducted during regular business hours in such a manner as to not unnecessarily interfere with Skye’s normal business activities. Such audit shall not be performed more frequently than twice per calendar year. If the audit reveals an excess issuance or delivery of CVR Stock, Skye shall be entitled to deduct such excess from future issuances or deliveries, as applicable, of CVR Stock. If the audit reveals a shortfall in the issuance or delivery of CVR Stock, Skye shall promptly (and in any event within 30 days) issue or deliver, as applicable, such additional CVR Stock to the Rights Agent for delivery to the Holders. Skye shall pay the audit costs if the audit reveals a shortfall exceeding 5% of the aggregate CVR Stock that was required to be issued or delivered with regard to the period of the audit; otherwise, the Acting Holders requesting the audit shall bear such audit expenses.

ARTICLE 5
REPORTING AND INFORMATION RIGHTS.
To the extent reasonably requested by the Holder Representative, and subject to the Holder Representative executing a customary confidentiality agreement in the event the information provided would constitute material non-public information of Skye, Skye will provide during the Disposition Period, the Holder Representative with a written update in reasonable detail describing the progress, status and anticipated trajectory of Skye’s efforts in respect of Legacy Asset development and Disposition, provided; in no event shall Skye be required to provide more than one update per calendar quarter.

ARTICLE 6
AMENDMENTS
6.1    Amendments Without Consent of Holders or Rights Agent.
(a)    Skye, at any time and from time to time, may enter into one or more amendments to this Agreement for any of the following purposes, without the consent of any of
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the Holders or the Rights Agent (subject to Section 6.3), provided, that if any such amendment(s) (individually or the aggregate) impairs or adversely affects the rights of the Holders hereunder, such amendment shall also require the prior written consent of the Holders in accordance with Section 6.2:
(i)    to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;
(ii)    to evidence the succession of another Person to Skye and the assumption of any such successor of the covenants of Skye outlined herein in a transaction contemplated by Section 7.6;
(iii)    to add to the covenants of Skye such further covenants, restrictions, conditions or provisions for the protection and benefit of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;
(iv)    to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;
(v)    as may be reasonably necessary to ensure that CVRs are not subject to registration under the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations made thereunder, or any applicable state securities or “blue sky” laws;
(vi)    as may be reasonably necessary to ensure that Skye is not required to produce a prospectus or an admission document in order to comply with applicable Law;
(vii)    to cancel CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.5 or (ii) following a transfer of such CVRs to Skye or its Affiliates in accordance with Section 2.2 and Section 2.6;
(viii)    as may be reasonably necessary to ensure that Skye complies with applicable Law; or
(ix)    to effect any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder.
(b)    Without the consent of any Holders, Skye, in its sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to abandon such Holder’s rights under this Agreement in accordance with Section 2.5.
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(c)    Promptly after the execution by Skye of any amendment pursuant to this Section 6.1, Skye will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.
6.2    Amendments with Consent of Holders.
(a)    In addition to any amendments to this Agreement that may be made by Skye without the consent of any Holder or the Rights Agent pursuant to Section 6.1, with the consent of the Acting Holders, Skye and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.
(b)    Promptly after the execution by Skye and the Rights Agent of any amendment pursuant to the provisions of this Section 6.2, Skye will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.
6.3    Effect of Amendments. Upon the execution of any amendment under this Article 6, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of Skye which states that the proposed supplement or amendment is in compliance with the terms of this Article 6, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement, amendment or other modification to this Agreement shall be effective unless duly executed by the Rights Agent.

ARTICLE 7
MISCELLANEOUS
7.1    Notices to Rights Agent and to Skye. All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing and delivered personally, by FedEx or other internationally recognized overnight courier service or, except with respect to any Notice from any Holder, by email. Such Notice shall be deemed given (a) on the date of delivery, if delivered in person or by e-mail (upon confirmation of receipt) prior to 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party or (b) on the first Business Day following the date of dispatch, if delivered by FedEx or by other internationally recognized overnight courier service (upon proof of delivery), addressed as follows:
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if to the Rights Agent, to:
[•]
[•]
[•]
Attention: [•]
E-mail: [•]

if to Skye, to:
[•]
[•]
[•]
Attention: [•]
E-mail: [•]

or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.
7.2    Notice to Holders. All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, [first-class postage prepaid], to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.
7.3    Entire Agreement. As between Skye and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.
7.4    Successor Substituted. Upon any consolidation of or merger by Skye with or into any other Person, or any conveyance, transfer or lease of substantially all of the properties and assets of Skye to any Person, the surviving Person or acquiring Person (as applicable) shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of Skye under this Agreement with the same effect as if such Person had been named as Skye herein.
7.5    Merger or Consolidation or Change of Name of Rights Agent. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent
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or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided, that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.5.
7.6    Successors and Assigns. This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, Skye and the Rights Agent and their respective successors and assigns. Except for assignments to its Affiliates and as provided in Section 7.5, the Rights Agent may not assign this Agreement without Skye’s prior written consent. Subject to Section 6.1(a)(ii) and Section 7.4 hereof, Skye may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom Skye is merged or consolidated, or any entity resulting from any merger or consolidation to which Skye shall be a party (each, an “Assignee”); provided, however, that in connection with any assignment to an Assignee, Skye shall agree to remain liable for the performance by Skye of its obligations hereunder (to the extent Skye exists following such assignment). Skye or an Assignee may not otherwise assign this Agreement without the prior consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 7.6 will be void ab initio and of no effect.
7.7    Benefits of Agreement; Action by Acting Holders. Nothing in this Agreement, express or implied, will give to any Person (other than Skye, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder and the Holders Representative) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Skye, the Rights Agent, the Holders and their permitted successors and assigns. The Holders are intended third-party beneficiaries under this Agreement, but will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to the performance of this Agreement by Skye, and no individual Holder or other group of Holders will be entitled to exercise such rights.
7.8    Governing Law. This Agreement and the CVRs will be governed by, and construed in accordance with, the Laws of the State of Delaware, (without giving effect to any rule or principle that would result in application of the law of any other jurisdiction) and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
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7.9    Jurisdiction. In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the District of Delaware (and appellate courts thereof); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.9; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party; and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 or Section 7.2 of this Agreement.
7.10    Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implication of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 7.10.
7.11    Severability Clause. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Skye.
7.12    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the
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other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).
7.13    Termination. This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder (including with respect to all payments received by Skye or any of its Affiliates on or after the Termination Date), and the CVRs will expire without any consideration or compensation therefor upon the earliest to occur of: (a) the expiration of the CVR Term, (b) the expiration of all payment obligations to Skye under the Disposition Agreements then in existence and (c) the delivery of a written notice of termination duly executed by Skye and the Holder Representative (such date, the “Termination Date”). The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Stock under Section 2.3(a) to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement.
7.14    Force Majeure. Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Skye or any of its Subsidiaries (except as it relates to the obligations of Skye under Article 3) will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.
7.15    Construction.
(a)    As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”
(b)    The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.
(c)    Any reference in this Agreement to a date or time shall be deemed to be such date or time in [London, England], unless otherwise specified. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.
Signature Page Follows
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In Witness Whereof, each of the parties has caused this Agreement to be executed as of the day and year first above written.

SKYE

By:
Name:
Title:

[•]

By:
Name:
Title:

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Annex G

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
FIBRX THERAPEUTICS, INC.
ARTICLE I
NAME
The name of the corporation is Fibrx Therapeutics, Inc. (the “Corporation”).
ARTICLE II
REGISTERED OFFICE
The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.
ARTICLE III
PURPOSE
The Corporation is formed for the purpose of engaging in any lawful activity for which corporations may be organized under the laws of the State of Nevada.
ARTICLE IV
AUTHORIZED CAPITAL STOCK
Section 1.    Authorized Capital Stock. The Corporation shall have the authority to issue an aggregate of 1,850,200,000 shares of capital stock, par value $0.001 per share, consisting of (a) 1,500,000,000 shares of voting common stock, par value $0.001 per share (the “Common Stock”), (b) 350,000,000 shares of non-voting common stock, par value $0.001 per share (the “Non-Voting Common Stock”), and (c) two hundred thousand (200,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). Common Stock, Non-Voting Common Stock and Preferred Stock may be issued from time to time by the Corporation for such consideration as shall be determined by the board of directors (the “Board”) of the Corporation. The capital stock of the Corporation, after the consideration therefor has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and these Amended and Restated Articles of Incorporation (as the same may be further amended from time to time, the “Articles of Incorporation”) shall not be amended in this particular. No stockholder of the Corporation shall be individually liable for the debts or liabilities of the Corporation. Except as otherwise provided in the Articles of Incorporation, including any certificate of designation relating to any series of Preferred Stock, the Articles of Incorporation may be amended, in accordance with the Nevada Revised Statutes (as amended from time to time, “NRS”), to increase or decrease the number of authorized shares of Common Stock, Non-Voting Common Stock, or Preferred Stock (but no such decrease shall reduce the number of authorized shares of any class or series of the Corporation’s capital stock below the number of shares of such class or series then outstanding), with the approval of a majority of the voting power of the outstanding capital stock of the Corporation entitled to vote thereon, voting together as a single class, and without any separate vote by the holders of any class or series of the Corporation’s capital stock (as long as such action is not adverse to the interests of a separate class of the Corporation’s capital stock), irrespective of the provisions of NRS 78.1955 (or any successor provision thereto).

Section 2.    Preferred Stock. The Board of the Corporation is hereby vested, to the fullest extent permitted under the NRS, with the authority to designate from time to time, by duly adopted resolution(s), one or more series of the Preferred Stock, to fix the number of shares of Preferred Stock constituting such series and to prescribe the voting powers, designations, preferences, qualifications, limitations, restrictions and relative, participating, optional and other rights of such series. Any such resolution prescribing a series of Preferred Stock must include a distinguishing designation for such series. Before the issuance of any shares of any series of Preferred Stock, a certificate of designation with respect to such series, properly signed and filed pursuant to the NRS, must become effective. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by the Articles of Incorporation, including the certificate of designation relating to such series of Preferred Stock, or the NRS. To the extent provided in the certificate of designation relating to a series of Preferred Stock, the Board may increase (but not above the total number of then authorized and undesignated shares of preferred stock) or decrease (but not below the number of shares of that series then outstanding) the number of shares of such series.
Section 3.    Common Stock. No holder of Common Stock shall have the right to cumulate votes. The holders of Common Stock shall not have any conversion, redemption or preemptive rights. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to the Articles of Incorporation, including any certificate of designation relating to any series of Preferred Stock, that affects only the terms of one or more outstanding series of Preferred Stock if the holders of the affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote on such amendment pursuant to the Articles of Incorporation, including any certificate of designation relating to any series of Preferred Stock, or pursuant to the NRS.
(a)    Voting Rights.
(1)    Common Stock. Subject to the voting rights of any outstanding series of Preferred Stock, each share of Common Stock shall entitle the record holder thereof to one (1) vote per share, on all matters on which stockholders shall have the right to vote.
(b)    Distributions.
(1)    Subject to the rights of the holders of any outstanding series of Preferred Stock, holders of Common Stock shall be entitled to such dividends, if any, as may be declared thereon by the Board from time to time in its sole discretion out of assets or funds of the Corporation legally available therefor; provided that
(A)    the holders of Common Stock shall have such distribution rights set forth in clause (2) below;
(B)    if any distribution is declared on the Common Stock that is payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable for Common Stock, such distribution shall be paid in the same number of shares (or fraction thereof) on a per-share basis of the Common Stock (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per-share basis of the Common Stock; and
(C)    in the case of any other distribution (including, without limitation, any distribution pursuant to a stock dividend or a “spinoff,” “split-off” or “split-up” reorganization or similar transaction) payable in shares or other equity interests of any corporation or other entity which immediately prior to the time of the distribution is a subsidiary of the Corporation and which possesses authority to issue more than one class of common equity securities (or securities convertible into, or exercisable or exchangeable for, such shares or equity interests) with voting characteristics identical or comparable to those of the Common Stock (such stock or equity interest being “Comparable Securities”), the distribution payable to the holders of Common Stock shall be paid only in shares or equity interests of such subsidiary with voting characteristics identical or comparable to those of the Common Stock (or securities convertible into, or exercisable or exchangeable for such shares or equity interests), and such distribution shall be paid in the same number of shares (or fraction thereof) on a per-share basis of the Common Stock (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per-share basis of the Common Stock).
(2)    Any distribution declared by the Board on a share of Common Stock shall be declared in equal amounts with respect to each share of Common Stock (as determined in good faith by the Board in its sole discretion), provided that in the case of distributions payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable for, Common Stock, and in the case of distributions payable in Comparable Securities, each such distribution shall be paid as provided forth above in Section 3(b)(1).
(c)    Merger, Conversion or Exchange. In the event of any merger, conversion or exchange of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of the Common Stock shall be entitled to receive substantially identical per-share consideration, without regard for the beneficial ownership limitation in Section 4(g).
(d)    Rights Upon Dissolution, Liquidation or Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the amounts to be distributed to the holders of shares of any outstanding series of Preferred Stock, the holders of shares of Common Stock (and, to the extent set forth in the certificate of designation relating thereto, the Preferred Stock) shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares held by them (or, with respect to any series of the Preferred Stock, as set forth in the certificate of designation relating to such series).

Section 4.    Non-Voting Common Stock. Except as otherwise expressly provided in this Section 4 or required by the NRS, each share of Non-Voting Common Stock shall be identical in all respects to one share of Common Stock, including as to dividends, distributions and rights upon liquidation, dissolution or winding-up, except that the Non-Voting Common Stock shall have no voting rights other than as required by the NRS and shall automatically convert into Common Stock as provided below.
(a)    Voting Rights. Except as required by the NRS, holders of Non-Voting Common Stock shall have no right to vote on, or consent with respect to, any matter submitted to the stockholders of the Corporation, including the election or removal of directors. If and to the extent the holders of Non-Voting Common Stock are required by the NRS to vote separately as a class on any matter, each share of Non-Voting Common Stock shall be entitled to one (1) vote on such matter. No holder of Non-Voting Common Stock shall have the right to cumulate votes.
(b)    Dividends and Distributions. Subject to the rights of the holders of any outstanding series of Preferred Stock, whenever any dividend or other distribution is declared or paid on the Common Stock, the Corporation shall simultaneously declare and pay on each outstanding share of Non-Voting Common Stock a dividend or distribution having the same value and otherwise on the same terms as the dividend or distribution that would have been payable with respect to one share of Common Stock had such share of Non-Voting Common Stock been converted into Common Stock immediately before the applicable record date; provided that, if a dividend or distribution on the Common Stock is payable in shares of Common Stock, holders of Non-Voting Common Stock shall instead receive, on a per-share basis, an equivalent number of shares of Non-Voting Common Stock, subject to the adjustments set forth in Section 4(e).

(c)    Merger, Conversion or Exchange. In the event of any merger, conversion, exchange, reorganization or other transaction involving the Corporation in which holders of Common Stock are entitled to receive cash, securities or other property with respect to their shares of Common Stock, each holder of Non-Voting Common Stock shall be entitled to receive, with respect to each share of Non-Voting Common Stock, the same amount and form of consideration that such holder would have been entitled to receive had such share of Non-Voting Common Stock been converted into Common Stock immediately before the effective time of such transaction.
(d)    Rights Upon Dissolution, Liquidation or Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the amounts to be distributed to the holders of shares of any outstanding series of Preferred Stock, the holders of Common Stock and Non-Voting Common Stock (and, to the extent set forth in the certificate of designation relating thereto, the Preferred Stock) shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, with each share of Non-Voting Common Stock participating on an as-converted basis as one share of Common Stock, subject to the adjustments set forth in Section 4(e).
(e)    Conversion; Adjustment. Each share of Non-Voting Common Stock shall be convertible as follows:

(i)At any time and from time to time, without the payment of additional consideration, at the option of a Holder, into one (1) fully paid and non-assessable share of Common Stock, subject to the beneficial ownership limitation set forth in Section 4(g) (each, an “Optional Conversion”) by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Provided the Corporation’s transfer agent is participating in the DTC Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the Common Stock issued as a result of the conversion shall be credited to the account of the Holder’s prime broker with DTC through its DWAC system (a “DWAC Delivery”). The date on which an Optional Conversion shall be deemed effective (the “Conversion Date”) shall be the Trading Day that the Notice of Conversion, completed and executed, is sent via email to, and received during regular business hours by, the Corporation; provided, that the original certificate(s) (if any) representing such shares of Non-Voting Common Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation within one (1) Trading Day thereafter. In all other cases, the Conversion Date shall be defined as the Trading Day on which the original certificate(s) (if any) representing such shares of Non-Voting Common Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation; and

(ii)Automatically, without the payment of additional consideration and without any further action on the part of the Corporation or the holder thereof, into one (1) fully paid and non-assessable share of Common Stock immediately upon any Transfer of such share to any person that is not an Affiliate of the original holder of such share.

(iii)The above-described conversion ratios shall be appropriately and proportionately adjusted to reflect any stock split, reverse stock split, stock dividend, combination, reclassification or similar transaction affecting the Common Stock or Non-Voting Common Stock so that the relative economic rights of the Common Stock and Non-Voting Common Stock are preserved. Upon any such conversion, the Corporation shall cause the shares of Common Stock issuable upon conversion to be issued in book-entry form as promptly as reasonably practicable after the applicable conversion becomes effective.
(f)    Reservation of Common Stock. So long as any shares of Non-Voting Common Stock are outstanding, the Corporation shall at all times reserve and keep available, free of preemptive rights, liens, or other charges, a sufficient number of authorized but unissued shares of Common Stock to permit the conversion in full of all outstanding shares of Non-Voting Common Stock.
(g)     Beneficial Ownership Limitation. Prior to the receipt of any shares of Non-Voting Common Stock, each Holder shall have provided notice to the Corporation of such Holder’s respective “Maximum Percentage”; provided that such Maximum Percentage shall initially be (x) 4.99%, (y) 9.99% or (z) 19.99%. Notwithstanding anything to the contrary contained herein, the Corporation shall not effect any conversion of the Non-Voting Common Stock, and a Holder shall not have the right to convert any portion of the Non-Voting Common Stock, and any such conversion shall be null and void and treated as if never made, to the extent that, after giving effect to such conversion, such Holder together with such Holder’s Attribution Parties collectively would beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and such Holder’s Attribution Parties shall include the number of shares of Common Stock held by such Holder and such Holder’s Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Non-Voting Common Stock subject to the Notice of Conversion with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, unconverted Non-Voting Common Stock beneficially owned by such Holder or any of such Holder’s Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by such Holder or such Holder’s Attribution Parties subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this Section 4(g), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of the Non-Voting Common Stock, in determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of such Holder’s Non-Voting Common Stock without exceeding the Maximum Percentage, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K or other public filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation, or (C) any other written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding (any of the foregoing, as applicable, the “Reported Outstanding Share Number”). In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Non-Voting Common Stock, by such Holder or such Holder’s Attribution Parties since the date as of which the Reported Outstanding Share Number was reported. If the issuance of Common Stock to a Holder upon conversion of such Holder’s Non-Voting Common Stock results in such Holder and the such Holder’s Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares of Common Stock so issued by which such Holder’s and such Holder’s Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Corporation, a Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 19.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and (ii) any such increase or decrease will apply only to such Holder and such Holder’s Attribution Parties and not to any other holder of Non-Voting Common Stock that is not an Attribution Party of such Holder. No prior inability to convert all or a portion of such Holder’s Non-Voting Common Stock pursuant to this Section 4(g) shall have any effect on the applicability of the provisions of this Section 4(g) with respect to any subsequent determination of conversion. The provisions of this Section 4(g) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(g) to the extent necessary to correct this Section 4(g) or any portion of this Section 4(g) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 4(g) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 4(g) may not be waived and shall apply to a successor holder of such Holder’s Non-Voting Common Stock. Each Holder hereby acknowledges and agrees that the Corporation shall be entitled to rely on the representations and the other information set forth in any Notice of Conversion and shall not be required to independently verify whether any conversion of Non-Voting Common Stock would cause a Holder (together with such Holder’s Attribution Parties) to collectively beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding after giving effect to such conversion or otherwise trigger the provisions of this Section 4(g).

ARTICLE V
DIRECTORS
Section 1.    Board; Number of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise fixed or provided for pursuant to the provisions of the Articles of Incorporation, including any certificate of designation relating to any series of Preferred Stock, the Total Number of Directors (as defined in Article XI) shall be determined from time to time, within the fixed minimum and maximum established in the Bylaws, exclusively by resolution adopted by the Board. Elections of directors need not be by written ballot unless otherwise required by the Bylaws.
Section 2.    Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship that results from an increase in the number of directors and any vacancy occurring in the Board shall be filled by the vote of a majority of the directors then in office, although less than a quorum, by a sole remaining director or by the stockholders entitled to vote thereon. Any director elected or appointed to fill a vacancy or newly created directorship shall hold office until the next election of directors and until his or her successor shall be elected and qualified, or until his or her earlier death, disability, resignation, retirement, disqualification or removal.
Section 3.    Removal. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the outstanding capital stock of the Corporation entitled to vote thereon, voting as a single class.
Section 4.    Directors Elected by Holders of Preferred Stock. For the duration of any period during which the holders of any series of Preferred Stock have the right to elect any of the directors: (i) the then otherwise Total Number of Directors shall be automatically increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the directors so fixed or provided for pursuant to the terms of such series, (ii) each director so elected by such holders shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disability, resignation, retirement, disqualification or removal, and (iii) removal of any such director shall require only the vote of the holders representing not less than two-thirds of the voting power of the outstanding shares of such series of Preferred Stock. Except as otherwise provided in the certificate of designation relating to such series of Preferred Stock, whenever the holders of any series of Preferred Stock having the right to elect additional directors are divested of such right pursuant to the provisions of the certificate of designation relating to such series, the terms of office of all directors so elected by the holders of such series pursuant to such right, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of any such director, shall forthwith terminate, the Total Number of Directors shall be reduced accordingly, and pursuant to the NRS, such termination shall not constitute a removal of such director pursuant to the NRS or under the Articles of Incorporation or Bylaws.

ARTICLE VI
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 1.    Annual Meetings of Stockholders. An annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.
Section 2.    Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose(s) may be called at any time only by or at the direction of (a) the Board, (b) the chairman of the Board or (c) two or more directors of the Board.
Section 3.    Stockholder Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting if, before or after the action, a written consent thereto is (a) signed by stockholders holding at least a majority of the voting power of the outstanding capital stock of the Corporation entitled to vote on such action (except that if a greater proportion of the voting power would be required for such an action at a meeting, then that proportion of written consents is required), and (b) delivered to the Corporation by delivery to its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Any such delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested. In no instance where action is duly and properly authorized by written consent need a meeting of stockholders be called or, unless otherwise required by applicable law or any certificate of designation relating to any series of Preferred Stock, notice given.
ARTICLE VII
COMPETITION AND CORPORATE OPPORTUNITIES
Section 1.    Purposes. The provisions of this Article are set forth (a) to regulate and define (i) the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as may involve any of the members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates (as defined in Article XI), and (ii) the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection with such affairs and such classes or categories of opportunities, and (b) in recognition and anticipation that the Non-Employee Directors and/or their respective Affiliates may now or in the future engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage.
Section 2.    Renunciation of Certain Corporate Opportunities. To the fullest extent permitted by law, none of the Non-Employee Directors and their respective Affiliates (collectively, the “Identified Persons”) shall have any duty to refrain from directly or indirectly (a) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (b) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any of such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, and the right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 3 of this Article. Subject to Section 3 of this Article, in the event that any Identified Person acquires knowledge of a potential transaction or business opportunity which may be a corporate opportunity for such Identified Person and for the Corporation or any of its Affiliates, such Identified Person, to the fullest extent permitted by law, shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for such Identified Person, or offers or directs such corporate opportunity to another Person.
Section 3.    Limitations. The Corporation does not renounce its interest in, and Section 2 of this Article shall not apply to, any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such individual solely in his or her capacity as a director of the Corporation. In addition to and notwithstanding the foregoing provisions of this Article, a transaction or business opportunity shall not be deemed to be a “corporate opportunity” for the Corporation if it is a transaction or opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted, to undertake; (b) by its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation; or (c) is one in which the Corporation has no interest or reasonable expectancy.
ARTICLE VIII
AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS
Section 1.    Amendments to Articles of Incorporation. Except as limited by the provisions of Article IV, Section 1, the Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by the NRS.
Section 2.    Amendments to Bylaws. The Board of the Corporation is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the NRS or these Articles of Incorporation.
ARTICLE IX
INAPPLICABILITY OF CERTAIN NEVADA STATUTES
Section 1.    Inapplicability of Combinations with Interested Stockholders Statutes. At such time, if any, as the Corporation becomes a “resident domestic corporation” (as that term is defined in NRS), the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes.

Section 2.    Inapplicability of Acquisition of Controlling Interest Statutes. In accordance with the provisions of NRS 78.378, the provisions of NRS 78.378 to 78.3793, inclusive, as amended from time to time, or any successor statutes, relating to acquisitions of controlling interests in the Corporation, shall not apply to the Corporation or to any acquisition of any shares of the Corporation’s capital stock.
ARTICLE X
INDEMNIFICATION; EXCULPATION
Section 1.    Indemnification; Payment of Expenses. To the fullest extent permitted under the NRS and other applicable law, the Corporation shall indemnify directors and officers of the Corporation in their respective capacities as such and in any and all other capacities in which any of them serves at the request of the Corporation. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in the Bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.
Section 2.    Limitation on Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.
Section 3.    Amendment and Conflicts. Any repeal or modification of Section 1 or Section 2 of this Article approved by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. The provisions of this Article X relating to indemnification shall constitute a contract between the Corporation and each of its directors and officers which may be modified as to any director or officer only with that person’s consent or as specifically provided in these Articles of Incorporation and in the Bylaws. Notwithstanding any other provision of these Articles of Incorporation relating to their amendment generally, any repeal or amendment of this Article X which is adverse to any director or officer shall apply to such director or officer only on a prospective basis, and shall not limit the rights of such director or officer to indemnification with respect to any action or failure to act occurring prior to the time of such repeal or amendment. Notwithstanding any other provision of these Articles of Incorporation (including, without limitation, Article VIII), no repeal or amendment of these Articles of Incorporation shall affect any or all of this Article X so as to limit or reduce the indemnification in any manner unless adopted by (i) the unanimous vote of the directors of the Corporation then serving, and (ii) the stockholders in accordance with these Articles of Incorporation and applicable law; provided that no such amendment shall have a retroactive effect inconsistent with the preceding sentence. In the event of any conflict between Section 1 or Section 2 of this Article and any other provision of the Articles of Incorporation, the terms and provisions of Section 1 and/or Section 2 of this Article shall control.
ARTICLE XI
MISCELLANEOUS; CERTAIN DEFINED TERMS
Section 1.    Mandatory Forum. To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the Corporation or on its behalf, (b) any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee, consultant or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action arising or asserting a claim arising pursuant to any provision of the NRS or any provision of the Articles of Incorporation or Bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Articles of Incorporation or Bylaws or (e) any action asserting a claim governed by the internal affairs doctrine.
Section 2.    Severability. If any provision or provisions of these Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of these Articles of Incorporation (including, without limitation, each portion of any paragraph of the Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of these Articles of Incorporation (including, without limitation, each such portion of any paragraph of the Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed (i) so as to permit the Corporation to protect its directors, officers, employees, consultants and agents from personal liability in respect of their service or (ii) for the benefit of the Corporation to the fullest extent permitted by law.
Section 3.    Certain Defined Terms. As used in these Articles of Incorporation, the following capitalized terms shall have the respective meanings set forth below:
(a)“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

(b)“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the date hereof, directly or indirectly managed or advised by a Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of a Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group (as defined in Section 13(d) of the Exchange Act and the applicable regulations of the Commission) together with a Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Corporation’s Common Stock would or could be aggregated with a Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively a Holder and all other Attribution Parties to the Maximum Percentage.

(c)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(d)“Holder” means any holder of Non-Voting Common Stock.

(e)“Person” shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(f)“Total Number of Directors” shall mean, at any time, the total number of authorized directors then comprising the entire Board of the Corporation.

(g)“Trading Day” means a day on which the principal Trading Market is open for business.

(h)“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

(i)“Transfer” means, with respect to any share of the Non-Voting Common Stock, any direct or indirect sale, transfer, assignment, pledge, hypothecation or other disposition of such share or any legal or beneficial interest therein, whether voluntary or involuntary, other than a transfer to an Affiliate of the transferring holder.

(j)“Voting Stock” shall mean, at any time, the capital stock of the Corporation then entitled to vote generally in the election of directors.
Section 4.    Deemed Notice and Consent. To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) these Articles of Incorporation (including, without limitation, Article VII hereof, Section 1 of this Article and this Section 4), (b) the Bylaws and (c) any amendment to these Articles of Incorporation or the Bylaws enacted or adopted in accordance with these Articles of Incorporation, the Bylaws and applicable law.
IN WITNESS WHEREOF, I have executed these Amended and Restated Articles of Incorporation of Skye Bioscience, Inc. as of , 202 .

Name:	Punit Dhillon
Title:	CEO and Chair

ANNEX A
NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF NON-VOTING COMMON STOCK)
The undersigned Holder hereby irrevocably elects to convert the number of shares of Non-Voting Common Stock indicated below into shares of Common Stock as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in the Amended and Restated Articles of Incorporation filed by Skye Bioscience, Inc. (the “Corporation”) with the Secretary of State of the State of Nevada on [●].
As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)), including the number of shares of Common Stock issuable upon conversion of the Non-Voting Common Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Non-Voting Common Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitations contained in Section 4(g) of the Amended and Restated Articles of Incorporation, is [●]%, based on publicly available information or information provided to the Holder by the Corporation. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.
Conversion calculations:
Number of shares of Non-Voting Common Stock owned prior to Conversion: _________
Number of shares of Non-Voting Common Stock to be Converted: _________________
Number of shares of Common Stock to be Issued: ____________________________

Annex H

OPINION OF STIFEL

August 12, 2026

Board of Directors
Skye Bioscience, Inc.
11250 El Camino Real
San Diego, CA 92130
Members of the Board:
Stifel, Nicolaus & Company, Incorporated (“Stifel” or “we”) has been advised that Skye Bioscience, Inc. (“Acquiror”) is considering entering into a transaction agreement (the “Agreement”) with Redx Pharma Limited (the “Company”), pursuant to which Acquiror will acquire the entire issued share capital of the Company by means of a scheme of arrangement (the “Scheme of Arrangement”), in which all ordinary shares in the capital of the Company (the “Company Ordinary Shares”) and all series A shares in the capital of the Company (the “Series A Shares”, and together with the Company Ordinary Shares, the “Scheme Shares”) will be exchanged for (a) approximately 558 million validly issued, fully paid and non-assessable shares of common stock, par value $0.001 per share, of Acquiror (the “Acquiror Common Stock”, and such shares to be so exchanged, the “Consideration”), subject to adjustment and on terms and conditions more fully set forth in the Agreement, and (b) contingent value rights (each, a “Company CVR”), issued subject to and in accordance with the terms and conditions of that certain CVR Agreement to be entered into by the Company. We have also been advised that concurrently with the execution and delivery of the Agreement, certain investors have executed a securities purchase agreement by and among Acquiror and the persons named therein, pursuant to which such persons have agreed to purchase for $89 million the number of shares of Acquiror Common Stock set forth therein immediately after the effective time in connection with such purchase (the “PIPE”, and together with the Scheme of Arrangement, the “Transaction”). In addition, in connection with the Transaction but outside the Scheme of Arrangement, Acquiror intends to enter into a contingent value rights agreement (the “Acquiror Legacy CVR Agreement”) pursuant to which each holder of record of shares of Acquiror Common Stock immediately prior to the effective time of the Scheme of Arrangement (the “Pre-Closing Acquiror Stockholders”) shall receive one contingent value right (each, an “Acquiror Legacy CVR”, and together with the Company CVR, the “CVRs”) for each such share of Acquiror Common Stock held by a Pre-Closing Acquiror Stockholder, issued subject to and in accordance with the terms and conditions of the Acquiror Legacy CVR Agreement.
The Board of Directors of Acquiror (the “Board”) has requested Stifel’s opinion, as investment bankers, as to the fairness, from a financial point of view, to Acquiror of the Consideration to be paid by Acquiror in the Transaction pursuant to the Agreement (the “Opinion”).

Board of Directors – Skye Bioscience, Inc.
August 12, 2026

For purposes of this Opinion and our financial analyses underlying this Opinion, we have relied upon and assumed, at the direction of management of Acquiror and with the Board’s consent, without independent verification, that (a) Acquiror currently has approximately 50.3 million shares of common stock issued and outstanding on a fully-diluted basis, (b) the Company currently has approximately 773.1 million shares of common stock issued and outstanding on a fully-diluted basis, (c) the implied value of Acquiror is $14.5 million, but after giving effect to its net cash being $1.3 million ($0.7 million less than its target of $2.0 million), the implied value of Acquiror will be $13.8 million, (d) the implied value of the Company is $161 million, (e) Acquiror shall not have any liability, expense, accrual or reserve arising out of or relating to the legal contingencies and related expenses in Wendy Cunning v. Skye Biosciences, and thus the outcome of this case shall not have any impact on the net cash of Acquiror, (f) upon consummation of the Scheme of Arrangement, after giving effect to the PIPE, the current shareholders of Acquiror will own 4.64% of the combined company (giving effect to Acquiror’s net cash being $1.3 million), (g) the exchange ratio is 0.7217 but after giving effect to the $0.7 million reduction in the implied value of Acquiror at closing of the Transaction, will be 0.7611 shares of Acquiror for each share of the Company (the “Exchange Ratio”) and any adjustments to the Exchange Ratio pursuant to the Agreement will not be material to the Opinion or your financial analyses underlying the Opinion, and (h) neither the Company CVR to be received by the current equity holders of the Company nor the Acquiror Legacy CVR to be received by the current stockholders of Acquiror shall entitle either of such holders to any additional consideration nor shall there be any costs associated with either the Company CVR or the Acquiror Legacy CVR, in each case, in order to provide this Opinion and conduct the analyses in support of this Opinion.

In rendering our Opinion, we have, among other things:

(i) discussed the Transaction and related matters with Acquiror’s counsel and reviewed a draft dated August 9, 2026 of the Agreement;

(ii) reviewed (1) a draft of the unaudited consolidated financial statements of the Company for the six-month period ended June 30, 2026, (2) the unaudited consolidated financial statements of the Company for the three-month period ended March 31, 2026, inclusive of unaudited numbers for the fifteen-month period ended December 31, 2025, and (3) the unaudited balance sheet of the Company as of April 30, 2026;

(iii) reviewed and discussed with Acquiror’s management certain other publicly available information concerning Acquiror and the Company;

(iv) reviewed certain non-publicly available information concerning the Company, including internal financial analyses and forecasts prepared by its management, as adjusted by management of Acquiror, and held discussion with Acquiror’s senior management regarding recent developments;

Board of Directors – Skye Bioscience, Inc.
August 12, 2026

(v) reviewed and analyzed certain publicly available information concerning the financial terms of selected initial public offerings that we considered relevant to our analysis;

(vi) reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

(vii) participated in certain discussions and negotiations between representatives of Acquiror and the Company;

(viii) considered the results of our efforts, at the direction of Acquiror, to solicit indications of interest from selected third parties with respect to a merger or other transaction with Acquiror;

(ix) conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion; and

(x) taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of Acquiror’s industry generally.

We have been advised by Acquiror that there are no audited financial statements for the Company and, accordingly, we have relied upon and assumed, without independent verification, that there would be no information contained in any such financial statements, if available, not otherwise discussed with or reviewed by us that would have been material to our analyses or this Opinion. In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of Acquiror or the Company, or that was otherwise reviewed by Stifel, including the forecast by management of Acquiror of an impending liquidity crisis, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts of the Company supplied to us by Acquiror, we have assumed, at the direction of Acquiror, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of the Company and Acquiror, as to the future operating and financial performance of the Company, and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel has relied on this projected information without independent verification or analyses and does not

Board of Directors – Skye Bioscience, Inc.
August 12, 2026

in any respect assume any responsibility for the accuracy or completeness thereof. Management of Acquiror has informed Stifel that if the Transaction is not consummated, Acquiror will likely have to file for bankruptcy or liquidate, and in such event, the Acquiror Common Stock would likely receive no value.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the last financial statements of the Company made available to us. We did not make or obtain any independent evaluation, appraisal or physical inspection of either Acquiror’s or the Company’s assets or liabilities, nor have we been furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.

We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Transaction will be satisfied and not waived. In addition, we have assumed that the definitive Agreement will not differ materially from the draft we reviewed. We have also assumed that the Transaction will be consummated substantially on the terms and conditions described in the Agreement, without any waiver of material terms or conditions by Acquiror or any other party and without any anti-dilution or other adjustment to the Consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Transaction will not have an adverse effect on Acquiror, the Company or the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that Acquiror has relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Acquiror, the Transaction and the Agreement.

Our Opinion is limited to whether the Consideration to be paid by Acquiror is fair to Acquiror, from a financial point of view, and does not address any other terms, aspects or implications of the Transaction including, without limitation, the form or structure of the Transaction, any consequences of the Transaction on Acquiror, its stockholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction or otherwise. Our Opinion also does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Board or Acquiror; (ii) the legal, tax or accounting consequences of the Transaction on Acquiror or the holders of Acquiror’s Common Stock including, without limitation, whether or not the Transaction will qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code; (iii) the

Board of Directors – Skye Bioscience, Inc.
August 12, 2026

fairness of the amount or nature of any compensation to any of Acquiror’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of Acquiror’s securities; (iv) the effect of the Transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Acquiror, or any class of securities of any other party to any transaction contemplated by the Agreement or (v) any advice or opinions provided by Leerink Partners LLC or any other advisor to Acquiror or the Company. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which Acquiror’s securities will trade following public announcement or consummation of the Transaction.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us by or on behalf of Acquiror or its advisors, or information otherwise reviewed by Stifel, as of the date of this Opinion. There is currently significant volatility in the stock and other financial markets arising from global tensions and political division, economic uncertainty, recently announced actual or threatened imposition of tariff increases, inflation, and prolonged higher interest rates. It is understood that subsequent developments may affect the conclusion reached in this Opinion and that Stifel does not have any obligation to update, revise or reaffirm this Opinion. Our Opinion is for the information of, and directed to, the Board (in its capacity as such), for its information and assistance in connection with its consideration of the financial terms of the Transaction and may not be used for any other purpose without the prior written consent of Stifel. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Transaction or to any shareholder of Acquiror or the Company as to how any such shareholder should vote at any shareholders’ meeting at which the Transaction is considered, or whether or not any shareholder of Acquiror or the Company should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Transaction, or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, the Opinion does not compare the relative merits of the Transaction with any other alternative transactions or business strategies which may have been available to Acquiror and does not address the underlying business decision of the Board or Acquiror to proceed with or effect the Transaction.

Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to Acquiror in connection with the Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Transaction (the “Advisory Fee”). We have also acted as financial advisor to the Board and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Transaction (the “Opinion Fee”). We will not receive any other significant payment or compensation contingent upon the successful consummation of the Transaction. In addition, Acquiror has agreed to reimburse certain of our expenses and to indemnify us for certain liabilities arising out of our engagement. There are no material

Board of Directors – Skye Bioscience, Inc.
August 12, 2026

relationships that existed during the two years prior to the date of this Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the Transaction. Stifel may seek to provide investment banking services to Acquiror or its affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel and our clients may transact in the equity securities of Acquiror and may at any time hold a long or short position in such securities.

Stifel’s Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent, except in accordance with the terms and conditions of Stifel’s engagement letter agreement with Acquiror.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by Acquiror in the Transaction pursuant to the Agreement is fair to Acquiror, from a financial point of view.

Very truly yours,

/s/Stifel, Nicolaus, & Company, Incorporated

STIFEL, NICOLAUS & COMPANY, INCORPORATED

Annex I

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

SKYE BIOSCIENCE, INC.
C/O SKYE BIOSCIENCE, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [TBD], 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SKYE2026SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on [TBD], 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T04925-TBD

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

SKYE BIOSCIENCE, INC.

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

T04926-TBD

Skye Bioscience, Inc.
Special Meeting of Stockholders
[TBD], 2026 [TBD] a.m. PT

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Punit Dhillon as the true and lawful attorney-in-fact and proxy of the undersigned, with full power of substitution and authorizes to represent and to vote all of the shares of common stock of Skye Bioscience, Inc. (the "Company") that the undersigned is entitled to vote at the Special Meeting of Stockholders (the "Special Meeting") of the Company to be held on [TBD] 2026, via the internet at: www.virtualshareholdermeeting.com/SKYE2026SM or any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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